  Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-255493
PROXY STATEMENT FOR SPECIAL MEETING OF
MOUNTAIN CREST ACQUISITION CORP. II
AND
PROSPECTUS FOR SHARES OF
COMMON STOCK OF MOUNTAIN CREST ACQUISITION CORP. II
Mountain Crest Acquisition Corp. II
311 West 43rd Street
12th Floor
New York, NY 10036
(646) 493-6558
To the Stockholders of Mountain Crest Acquisition Corp. II:
You are cordially invited to attend the Special Meeting of Stockholders (the “Special Meeting”) of Mountain Crest Acquisition Corp. II, which is referred to as “MCAD.” The Special Meeting will be held on October 27, 2021, at 10:00 a.m. local time, via a virtual meeting. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. MCAD recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person.
At the Special Meeting, MCAD stockholders will be asked to consider and vote upon the following proposals (the “Proposals”):
Proposal 1.   The Business Combination Proposal — to consider and vote on a proposal to adopt and approve (a) the Agreement and Plan of Merger, dated as of April 6, 2021 and as amended as of August 30, 2021 and September 27, 2021 (the “Merger Agreement”), by and among Mountain Crest Acquisition Corp. II, a Delaware corporation (“MCAD”), MCAD Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of MCAD (“Merger Sub”), and Better Therapeutics, Inc., a Delaware corporation (“BTX”), pursuant to which Merger Sub will merge with and into BTX, with BTX surviving the merger as a wholly owned subsidiary of MCAD and (b) such merger and the other transactions contemplated by the Merger Agreement (the “Business Combination” and such proposal, the “Business Combination Proposal”). A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A;
Proposal 2.   The Charter Amendment Proposal — to consider and vote on a proposal to adopt the proposed amended and restated certificate of incorporation of MCAD (the “Proposed Certificate of Incorporation”) attached hereto as Annex B (the “Charter Amendment Proposal”).
Proposal 3.   The Governance Proposal — to consider and vote, on a non-binding advisory basis, on seven separate governance proposals relating to the following material differences between the Current Charter and the Proposed Certificate of Incorporation (collectively, the “Governance Proposal”):
(A)
to amend the name of MCAD to “Better Therapeutics, Inc.” from “Mountain Crest Acquisition Corp. II” and remove certain provisions related to MCAD’s status as a special purpose acquisition company that will no longer be relevant following the closing of the Business Combination;

(B)
to increase the authorized shares of (i) Common Stock from 30,000,000 shares to 200,000,000 shares and (ii) preferred stock from no shares to 10,000,000 shares;

(C)
require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to adopt, amend or repeal MCAD’s bylaws;

(D)
require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to remove a director from office;

(E)
require the vote of a majority of the voting power of the outstanding shares of capital stock, to amend or repeal certain provisions of the Proposed Certificate of Incorporation;

(F)
require that special meetings of stockholders may only be called by the board of directors and not by stockholders, subject to any special rights of the holders of preferred stock; and

(G)
remove the forum selection provision providing for concurrent jurisdiction in the Court of Chancery and the federal district court for the District of Delaware for claims arising under the Securities Act of 1933 from the Proposed Certificate of Incorporation, such that Section 7 of the Combined Entity’s Bylaws providing for designation of the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act of 1933 will be applicable.

Proposal 4.   The Nasdaq Proposal — to consider and vote on a proposal to approve, for purposes of complying with Nasdaq Rules 5635(a) and (b), (i) the issuance of more than 20% of the issued and outstanding MCAD common stock, $0.0001 par value (the “Common Stock”), and the resulting change in control in connection with the Business Combination and (ii) for the purposes of complying with Nasdaq Rules 5635(d) the issuance of more than 20% of the issued and outstanding Common Stock in the PIPE Investment (as defined in the accompanying proxy statement/prospectus), upon the completion of the Business Combination (the “Nasdaq Proposal”);
Proposal 5.   The Directors Proposal — to consider and vote upon a proposal to elect, effective as of the consummation of the Business Combination David Perry, Kevin Appelbaum, Richard Carmona, Suying Liu, Andy Armanino, Geoffrey Parker and Risa Lavizzo-Mourey to serve on MCAD’s Board of Directors (the “Directors Proposal”);
Proposal 6.   The 2021 Stock Option and Incentive Plan Proposal — to consider and vote on a proposal to approve the 2021 Stock Option and Incentive Plan Proposal (the “2021 Plan”), a copy of which is annexed to this proxy statement/prospectus as Annex D, in connection with the Business Combination (the “2021 Plan Proposal”);
Proposal 7.   The 2021 Employee Stock Purchase Plan Proposal — to consider and vote on a proposal to approve the 2021 Employee Stock Purchase Plan (the “2021 ESPP”), a copy of which is annexed to this proxy statement/prospectus as Annex E, in connection with the Business Combination (the “2021 ESPP Proposal”);
Proposal 8.   The Adjournment Proposal — to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Proposal, the 2021 Plan Proposal or the 2021 ESPP (the “Adjournment Proposal”).
On April 6, 2021, MCAD entered into the Merger Agreement by and among MCAD, Merger Sub and BTX. The Merger Agreement was amended on August 30, 2021 and September 27, 2021 to extend the outside date for the closing of the Business Combination from August 31, 2021 to October 8, 2021 and then from October 8, 2021 to October 31, 2021, respectively.
The Merger Agreement provides for the merger of Merger Sub with and into BTX, with BTX continuing as the surviving entity and following the merger BTX will be a wholly owned subsidiary of MCAD. In connection with the Business Combination, MCAD shall be renamed “Better Therapeutics, Inc.”
Under the Merger Agreement, MCAD has agreed to acquire all of the outstanding shares of BTX common stock in exchange for 15,000,000 shares of MCAD’s common stock, par value $0.0001 per share (“MCAD Common Stock”), subject to adjustment as explained below (the “Merger Consideration”). BTX shall deliver to MCAD, two business days prior to the closing of the Merger (the “Closing”), the calculation of BTX’s net debt (the “Net Debt”), by 8:00 PM Eastern Time (the “Net Debt Calculation Date”). Net Debt means, without duplication, (i) the amount outstanding under the Paycheck Protection Program Loan Promissory Note dated May 9, 2020 issued by Celtic Bank Corporation to BTX, minus (ii) the cash of BTX minus transaction expenses, in each case, as of the Net Debt Calculation Date. The Merger Consideration shall be adjusted as follows to account for the Net Debt: (a) if Net Debt is greater than $0.00 (the “Net Debt Target”), then the Merger Consideration shall be reduced at a rate of one share of MCAD Common Stock for each $10.00 increment that the Net Debt is greater than the Net Debt Target; (b) if Net Debt is less than the Net Debt Target, then the Merger Consideration shall be increased at a rate of one share of MCAD Common Stock for each $10.00 increment that the Net Debt is less than the Net Debt Target; or (c) if Net Debt equals the Net Debt Target, then no adjustment will be made to the Merger Consideration. Any adjustment to the Merger Consideration pursuant to this Section 2.2 shall be in whole shares of MCAD Common Stock and no adjustment shall be made for any divergence that is in an increment of less than $10.00.
Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Business Combination (the “Effective Time”):
a.
each share of BTX common stock (other than BTX restricted stock) issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into such BTX Shareholder’s right to receive, without interest, the number of shares of MCAD Common Stock equal to the product of (i) the number of shares of BTX common stock (other than BTX restricted stock) held by such BTX Shareholder and (ii) the “Exchange Ratio” determined by dividing (A) the Merger Consideration (after giving effect to the Net Debt adjustment, if any) by (B) the issued and outstanding number of shares of BTX common stock as of the Closing;

b.
each BTX stock option (whether vested or unvested) that is outstanding and unexercised immediately prior to the Effective Time shall be assumed by MCAD and automatically converted into an option to purchase shares of MCAD Common Stock (each an “Assumed Option”). The number of shares of MCAD Common Stock (rounded down to the nearest whole share) that are subject to each Assumed Option shall be equal to the product of (i) the number of shares of BTX common stock subject to the BTX stock option and (ii) the Exchange Ratio, and the exercise price per share of the Assumed Option (rounded up to the nearest whole cent) shall be equal to the quotient obtained by dividing (A) the exercise price per share of the BTX stock option by (B) the Exchange Ratio. Each Assumed Option will continue to be subject to the terms and conditions set forth in the BTX stock option plan and its applicable grant agreement (except any references therein to BTX or shares of BTX common stock will instead mean the MCAD and shares of MCAD Common Stock, respectively). MCAD shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any Assumed Options remain outstanding, a sufficient number of shares of MCAD Common Stock for delivery upon the exercise of such Assumed Options; and
c.
each award of BTX restricted stock that is outstanding immediately prior to the Effective Time shall be assumed by MCAD and automatically converted into an award of restricted MCAD Common Stock with the number of shares of MCAD Common Stock equal to the product of (i) the number of shares of BTX restricted stock and (ii) the Exchange Ratio (the “Assumed Restricted Stock Award”). Each Assumed Restricted Stock Award will continue to be subject to the terms and conditions set forth in the applicable restricted stock agreement (except any references therein to BTX or shares of BTX common stock will instead mean the MCAD and shares of MCAD Common Stock, respectively).

Following completion of the Business Combination and assuming no holders of Common Stock underlying the units (the “Public Shares”) sold in the MCAD IPO (as defined below) elect to redeem their shares, Mountain Crest Capital LLC (the “Sponsor”), MCAD’s officers, directors and other holders of MCAD shares, the public stockholders, the PIPE Investment (as defined below) investors and holders of BTX capital stock (the “BTX Equityholders”) will own approximately 6%, 22%, 18% and 54% of the outstanding common stock of the Combined Entity, respectively. These percentages are calculated based on a number of assumptions (described in the accompanying proxy statement/prospectus) and are subject to adjustment in accordance with the terms of the Merger Agreement.
The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of MCAD Common Stock as of the record date (the “Record Date”) for the Special Meeting. The approval of the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the 2021 Plan Proposal, 2021 ESPP Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of MCAD Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Directors Proposal will require the vote by a plurality of the shares of the Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting. If the Business Combination Proposal is not approved, the Charter Amendment Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Proposal, 2021 Plan Proposal and the 2021 ESPP Proposal will not be presented to the MCAD stockholders for a vote. The approval of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Directors Proposal, the 2021 Plan Proposal and the 2021 ESPP Proposal are preconditions to the consummation of the Business Combination.
MCAD Common Stock, Units (as defined below) and Rights (as defined below) are currently listed on the Nasdaq Capital Market under the symbols “MCAD,” “MCADU” and “MCADR,” respectively. Effective March 17, 2021, holders of MCAD’s units who elect to do so are able to trade the common stock and rights included in the units separately. The common stock and rights trade on the Nasdaq under the symbols MCAD and MCADR, respectively. Units not separated will continue to trade on Nasdaq under the symbol MCADU. After separation, the common stock and rights may not be recombined to create units.
Pursuant to the certificate of incorporation of MCAD as of the date hereof (the “Current Charter”), MCAD is providing its public stockholders with the opportunity to redeem, upon the Closing, shares of its Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest but less franchise and income taxes payable) of MCAD’s initial public offering (the “MCAD IPO”). For illustrative purposes, based on funds in the Trust Account of approximately $57.5 million as of the Record Date, the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, 20% or more of the shares of Common Stock included in the Units sold in MCAD IPO. Holders of MCAD’s outstanding Rights and Units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of outstanding Units must separate the underlying Public Shares and Rights prior to exercising redemption rights with respect to the Public Shares. The Sponsor, officers and directors have agreed to waive their redemption rights with respect to any shares of MCAD’s capital stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the Record Date, the Sponsor owns  % of MCAD’s issued and outstanding shares of Common Stock. The Sponsor, directors and officers have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination Proposal.
MCAD is providing this proxy statement/prospectus and accompanying proxy card to MCAD stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments or postponements of the Special

Meeting. Whether or not you plan to attend the Special Meeting, MCAD urges you to read this proxy statement/prospectus (and any documents incorporated into this proxy statement/prospectus by reference) carefully. Please pay particular attention to the section titled “Risk Factors.”
After careful consideration, the board of directors of MCAD has unanimously approved and adopted the Merger Agreement and the transactions contemplated therein and unanimously recommends that MCAD stockholders vote “FOR” adoption and approval of the Business Combination Proposal, FOR” the Charter Amendment Proposal, FOR” the Governance Proposal “FOR” the Nasdaq Proposal, “FOR” the Directors Proposal, “FOR” the 2021 Plan Proposal and “FOR” the 2021 ESPP Proposal presented to MCAD stockholders in this proxy statement/prospectus, and “FOR” the Adjournment Proposal. When you consider the board of directors’ recommendation of these proposals, you should keep in mind that the directors and officers of MCAD have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
Each redemption of shares of MCAD Common Stock by MCAD public stockholders will decrease the amount in the Trust Account, which held total assets of approximately $57.5 million as of the Record Date. Net tangible assets will be maintained at a minimum of $5,000,001 upon consummation of the Business Combination.
Your vote is very important. If you are a registered stockholder, please vote your shares as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend the Special Meeting in person on line, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Directors Proposal, 2021 Plan Proposal and the 2021 ESPP Plan are approved at the Special Meeting. The Charter Amendment Proposal, the Governance Proposal, The Nasdaq Proposal, the Directors Proposal, the 2021 Plan Proposal and the 2021 ESPP Proposal are conditioned on the approval of the Business Combination Proposal and satisfaction of other closing conditions.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the Business Combination Proposal, “FOR” for the Charter Amendment Proposal, “FOR” for the Governance Proposal, “FOR” the Nasdaq Proposal, “FOR” the Directors Proposal, “FOR” for the 2021 Plan Proposal, and “FOR” the 2021 ESPP Proposal to be presented at the Special Meeting and “FOR” the Adjournment Proposal, if presented. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting in person on line, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting, and, if a quorum is present, will have no effect on the Proposals. If you are a stockholder of record and you attend the Special Meeting and wish to vote during the Special Meeting, you may withdraw your proxy and vote during the Special Meeting.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT MCAD REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO MCAD’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN (“DWAC”) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of MCAD’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,
Suying Liu
Chief Executive Officer and Chairman of the
Board of Directors
Mountain Crest Acquisition Corp. II
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The accompanying proxy statement/prospectus is dated October 12, 2021 and is first being mailed to the stockholders of MCAD on or about October 12, 2021.

Mountain Crest Acquisition Corp. II
311 West 43rd Street
12th Floor
New York, NY 10036
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF MOUNTAIN CREST ACQUISITION CORP. II
To Be Held On October 27, 2021
To the Stockholders of Mountain Crest Acquisition Corp. II:
NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Mountain Crest Acquisition Corp. II, a Delaware corporation (“MCAD,” “we,” “our” or “us”), will be held on October 27, 2021, at 10:00 a.m., Eastern time, via live webcast at the following address https://www.cstproxy.com/mcacquisitionii/2021. You will need the 12 digit meeting control number that is printed on your proxy card to enter the Special Meeting. MCAD recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. You may also access the Special Meeting by telephone (listen only) within the U.S. and Canada: 1 888 965-8995 (toll free) and outside of the U.S. and Canada: +1 415 655-0243 (standard rates apply). You are cordially invited to attend the Special Meeting for the following purposes:
Proposal 1.   The Business Combination Proposal — to consider and vote on a proposal to adopt and approve (a) the Agreement and Plan of Merger, dated as of April 6, 2021 and as amended as of August 30, 2021 and September 27, 2021 (the “Merger Agreement”), by and among Mountain Crest Acquisition Corp. II, a Delaware corporation (“MCAD”), MCAD Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of MCAD (“Merger Sub”), and Better Therapeutics, Inc., a Delaware corporation (“BTX”), pursuant to which Merger Sub will merge with and into BTX, with BTX surviving the merger as a wholly owned subsidiary of MCAD and (b) such merger and the other transactions contemplated by the Merger Agreement (the “Business Combination” and such proposal, the “Business Combination Proposal”). A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A;
Proposal 2.   The Charter Amendment Proposal — to consider and vote on a proposal to adopt the proposed amended and restated certificate of incorporation of MCAD (the “Proposed Certificate of Incorporation”) attached hereto as Annex B (the “Charter Amendment Proposal”).
Proposal 3.   The Governance Proposal — to consider and vote, on a non-binding advisory basis, on seven separate governance proposals relating to the following material differences between the Current Charter and the Proposed Certificate of Incorporation (collectively, the “Governance Proposal”):
(A)
to amend the name of MCAD to “Better Therapeutics, Inc.” from “Mountain Crest Acquisition Corp. II” and remove certain provisions related to MCAD’s status as a special purpose acquisition company that will no longer be relevant following the closing of the Business Combination;

(B)
to increase the authorized shares of (i) Common Stock from 30,000,000 shares to 200,000,000 shares and (ii) preferred stock from no shares to 10,000,000 shares;

(C)
require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to adopt, amend or repeal MCAD’s bylaws;

(D)
require the vote of a majority of the voting power of the outstanding shares of capital stock, to remove a director from office;

(E)
require the vote a majority of the voting power of the outstanding shares of capital stock, to amend or repeal certain provisions of the Proposed Certificate of Incorporation;

(F)
require that special meetings of stockholders may only be called by the board of directors and not by stockholders, subject to any special rights of the holders of preferred stock; and

(G)
remove the forum selection provision providing for concurrent jurisdiction in the Court of Chancery and the federal district court for the District of Delaware for claims arising under the Securities Act of 1933 from the Proposed Certificate of Incorporation, such that Section 7 of the Combined Entity’s Bylaws providing for designation of the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act of 1933 will be applicable.

Proposal 4.   The Nasdaq Proposal — to consider and vote on a proposal to approve, for purposes of complying with Nasdaq Rules 5635(a) and (b), (i) the issuance of more than 20% of the issued and outstanding MCAD common stock, $.0001 par value, (the “Common Stock”) and the resulting change in control in connection with the Business Combination and (ii) for the purposes of complying with Nasdaq Rules 5635(d) the issuance of more than 20% of the issued and outstanding Common Stock in the PIPE Investment (as defined in the accompanying proxy statement/prospectus), upon the completion of the Business Combination (the “Nasdaq Proposal”);
Proposal 5.   The Directors Proposal — to consider and vote upon a proposal to elect, effective as of the consummation of the Business Combination, David Perry, Kevin Appelbaum, Richard Carmona, Suying Liu, Andy Armanino, Geoffrey Parker and Risa Lavizzo-Mourey to serve on the MCAD’s Board of Directors (the “Directors Proposal”);
Proposal 6.   The 2021 Stock Option and Incentive Plan Proposal — to consider and vote on a proposal to approve the 2021 Stock Option and Incentive Plan Proposal (the “2021 Plan”), a copy of which is annexed to this proxy statement/prospectus as Annex D, in connection with the Business Combination (the “2021 Plan Proposal”);
Proposal 7.   The 2021 Employee Stock Purchase Plan Proposal — to consider and vote on a proposal to approve the 2021 Employee Stock Purchase Plan (the “2021 ESPP”), a copy of which is annexed to this proxy statement/prospectus as Annex E, in connection with the Business Combination (the “2021 ESPP Proposal”); and
Proposal 8.   The Adjournment Proposal — to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Proposal, the 2021 Plan Proposal or the 2021 ESPP Proposal (the “Adjournment Proposal”).
Only holders of record of MCAD Common Stock at the close of business on September 8, 2021 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of MCAD stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at the principal executive offices of MCAD for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.
Pursuant to MCAD’s Charter, MCAD is providing MCAD public stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of MCAD Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the Trust Account that holds the proceeds (including interest but less franchise and income taxes payable) of the MCAD IPO. For illustrative purposes, based on funds in the Trust Account of approximately $57.5 million on the Record Date, the estimated per share redemption price would have been approximately $10.00.
Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal.   A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to 20% or more of the shares of Common Stock included in the Units sold in the MCAD IPO. Holders of MCAD’s outstanding Rights and Units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of outstanding Units must separate the underlying Public Shares and Rights prior to exercising redemption rights with respect to the Public Shares. MCAD’s Sponsor, officers and directors have agreed to waive their redemption rights with respect to any shares of MCAD Common Stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the Record Date, the Sponsor owns 20.8% of the issued and outstanding shares of MCAD Common Stock. MCAD’s Sponsor, directors and officers have agreed to vote any shares of MCAD Common Stock owned by them in favor of the Business Combination Proposal.
The approval of the Charter Amendment requires the affirmative vote of a majority of the issued and outstanding shares of MCAD Common Stock as of the Record Date for the Special Meeting. The approval of the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the 2021 Plan Proposal, the 2021 ESPP Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of MCAD Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Directors Proposal will require the vote by a plurality of the shares of the Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting. If the Business Combination Proposal is not approved, the Charter Amendment Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Proposal, the 2021 Plan Proposal and the 2021 ESPP Proposal will not be presented to the MCAD stockholders for a vote. The approval of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Directors Proposal, the 2021 Plan Proposal and the 2021 ESPP Proposal are preconditions to the consummation of the Business Combination. MCAD’s board of directors has already approved the Business Combination.
As of the Record Date, there was approximately $57.5 million in the Trust Account. Each redemption of shares of MCAD Common Stock by its public stockholders will decrease the amount in the Trust Account. Net tangible assets will be maintained at a minimum of $5,000,001 upon consummation of our initial business combination.
Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call us at (646) 493-6558.
October 12, 2021
By Order of the Board of Directors
Suying Liu
Chief Executive Officer and
Chairman of the Board of Directors

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC by MCAD (File No. 333-255493) (the “Registration Statement”), constitutes a prospectus of MCAD under Section 5 of the Securities Act, with respect to the shares of Common Stock to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the special meeting of MCAD stockholders at which MCAD stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Merger Agreement, among other matters.
MCAD files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read MCAD’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:
Suying Liu
Chief Executive Officer
Mountain Crest Acquisition Corp. II
311 West 43rd Street
12th Floor
New York, NY 10036
(646) 493-6558
You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitor at:
Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com
If you are a stockholder of MCAD and would like to request documents, please do so by October 20, 2021 to receive them before the MCAD special meeting of stockholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

FREQUENTLY USED TERMS
Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “MCAD” refer to Mountain Crest Acquisition Corp. II
In this document:
“Board” means the board of directors of MCAD.
“BTX” means Better Therapeutics, Inc., a Delaware corporation, prior to the Business Combination;
“BTX Board” means the board of directors of BTX prior to the Business Combination.
“BTX Equityholders” refers to the holders of equity interests in BTX as of the time immediately before the Business Combination.
“Business Combination” means the business combination pursuant to the Merger Agreement.
“Charter” or “Current Charter” means MCAD’s current amended and restated certificate of incorporation as filed with the Secretary of State of the State of Delaware on July 31, 2020.
“Closing” means the closing of the Business Combination.
“Code” means the Internal Revenue Code of 1986, as amended.
“Combined Entity” means MCAD after the event in which BTX becomes a wholly-owned subsidiary of MCAD.
“Effective Time” means the time at which the Business Combination became effective pursuant to its terms.
Founder Shares” means the outstanding shares of our Common Stock held by the Sponsor, our directors and affiliates of our management team since July 31, 2020.
“MCAD” means Mountain Crest Acquisition Corp. II
“MCAD Common Stock” or “Common Stock” means the common stock of MCAD, $.0001 par value
“MCAD IPO” means MCAD’s initial public offering.
“Merger Agreement” means the Agreement and Plan of Merger, dated as of April 6, 2021, by and among MCAD, Merger Sub and BTX, as amended by the Amendment to Agreement and Plan of Merger, dated as of August 30, 2021 and the Second Amendment to Agreement and Plan of Merger, dated as of September 27, 2021.
“Merger Consideration Shares” means the 15,000,000 shares of Common Stock, subject to adjustment in accordance with the Merger Agreement, to be issued as part of the consideration for the Business Combination.
“PIPE Investment” refers to the sale of shares of newly issued Common Stock in a private placement concurrent with the Business Combination.
“Proposals” means the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Proposal, the 2021 Plan Proposal, the 2021 ESPP Plan Proposal and the Adjournment Proposal.
“Proposed Certificate of Incorporation” means the proposed certificate of incorporation of the Company to be in effect following the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex B.
“Public Shares” means Common Stock underlying the Units sold in the MCAD IPO.
“Rights” means the rights issued in the MCAD IPO, each of which entitles the holder thereof to receive one-tenth (1/10) of a share of common stock upon consummation of our initial business combination.

“Redemption” means the right of the holders of Common Stock to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.
“Special Meeting” means the special meeting of the stockholders of MCAD, to be held on October 27, 2021, at 10:00 a.m., Eastern time, via live webcast at the following address https://www.cstproxy.com/mcacquisitionii/2021. You may also access the Special Meeting by telephone (listen only) within the U.S. and Canada: 1 888 965-8995 (toll free) and outside of the U.S. and Canada: +1 415 655-0243 (standard rates apply).
“Sponsor” means Mountain Crest Capital LLC, a Delaware limited liability company, the two members of which are Suying Liu, our Chairman and Chief Executive Officer, and Dong Liu, our Chief Financial Officer.
“Trust Account” means the Trust Account of MCAD, which holds the net proceeds of the MCAD IPO and the sale of the private units, together with interest earned thereon, less amounts released to pay franchise and income tax obligations.
“Unit” means a unit consisting of one share of Common Stock and one right to receive one-tenth (1/10) of a share.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting of MCAD stockholders. The following questions and answers do not include all the information that is important to stockholders of MCAD. We urge the stockholders of MCAD to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.
Q.
Why am I receiving this proxy statement/prospectus?

A.
MCAD stockholders are being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, among other proposals. MCAD has entered into the Merger Agreement as a result of which Merger Sub, a wholly owned subsidiary of MCAD, shall merge with and into BTX with BTX surviving such merger, and as a result of BTX will become a wholly-owned subsidiary of MCAD. We refer to this merger as the “Business Combination.” Subject to the terms of the Merger Agreement and customary adjustments set forth therein, the aggregate consideration for the Business Combination and related transactions is expected to be approximately $152,000,000 of equity consideration, as set forth in the Merger Agreement. We refer to such aggregate amount as the “Aggregate Purchase Price.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.
Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.
Below are proposals on which MCAD stockholders are being asked to vote.
Proposal 1.   The Business Combination Proposal — to consider and vote on a proposal to adopt and approve (a) the Agreement and Plan of Merger, dated as of April 6, 2021 and as amended as of August 30, 2021 and on September 27, 2021 (the “Merger Agreement”), by and among Mountain Crest Acquisition Corp. II, a Delaware corporation (“MCAD”), MCAD Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of MCAD (“Merger Sub”), and Better Therapeutics, Inc., a Delaware corporation (“BTX”), pursuant to which Merger Sub will merge with and into BTX, with BTX surviving the merger as a wholly owned subsidiary of MCAD and (b) such merger and the other transactions contemplated by the Merger Agreement (the “Business Combination” and such proposal, the “Business Combination Proposal”). A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A;
Proposal 2.   The Charter Amendment Proposal — to consider and vote on a proposal to adopt the proposed amended and restate certificate of incorporation of MCAD (the “Proposed Certificate of Incorporation”) attached hereto as Annex B (the “Charter Amendment Proposal”);
Proposal 3.   The Governance Proposal — to consider and vote, on a non-binding advisory basis, on seven separate governance proposals relating to the following material differences between the Current Charter and the Proposed Certificate of Incorporation (collectively, the “Governance Proposal”):
(A)
to amend the name of MCAD to “Better Therapeutics, Inc.” from “Mountain Crest Acquisition Corp. II” and remove certain provisions related to MCAD’s status as a special purpose acquisition company that will no longer be relevant following the closing of the Business Combination;

(B)
to increase the authorized shares of (i) Common Stock from 30,000,000 shares to 200,000,000 shares and (ii) preferred stock from no shares to 10,000,000 shares;

(C)
require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to adopt, amend or repeal the Combined Entity’s bylaws;

(D)
require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to remove a director from office;

(E)
require the vote of a majority of the voting power of the outstanding shares of capital stock, to amend or repeal certain provisions of the Proposed Certificate of Incorporation;

(F)
require that special meetings of stockholders may only be called by the board of directors and not by stockholders, subject to any special rights of the holders of preferred stock; and

(G)
remove the forum selection provision providing for concurrent jurisdiction in the Court of Chancery and the federal district court for the District of Delaware for claims arising under the Securities Act from the Proposed Certificate of Incorporation, such that Section 7 of the Combined Entity’s Bylaws providing for designation of the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act will be applicable.

Proposal 4.   The Nasdaq Proposal — to consider and vote on a proposal to approve, for purposes of complying with Nasdaq Rules 5635(a) and (b), (i) the issuance of more than 20% of the issued and outstanding MCAD common stock, $0.0001 par value (the “Common Stock”), and the resulting change in control in connection with the Business Combination and (ii) for the purposes of complying with Nasdaq Rules 5635(d) the issuance of more than 20% of the issued and outstanding Common Stock in the PIPE Investment (as defined in the accompanying proxy statement/prospectus), upon the completion of the Business Combination (the “Nasdaq Proposal”);
Proposal 5.   The Directors Proposal — to consider and vote upon a proposal to elect, effective as of the consummation of the Business Combination, David Perry, Kevin Appelbaum, Richard Carmona, Suying Liu, Andy Armanino, Geoffrey Parker and Risa Lavizzo-Mourey to serve on the Combined Entity Board of Directors (we refer to this proposal as the “Directors Proposal”);
Proposal 6.   The 2021 Stock Option and Incentive Plan Proposal — to consider and vote on a proposal to approve the 2021 Stock Option and Incentive Plan Proposal (the “2021 Plan”), a copy of which is annexed to this proxy statement/prospectus as Annex D, in connection with the Business Combination (the “2021 Plan Proposal”);
Proposal 7.   The 2021 Employee Stock Purchase Plan Proposal — to consider and vote on a proposal to approve the 2021 Employee Stock Purchase Plan (the “2021 ESPP”), a copy of which is annexed to this proxy statement/prospectus as Annex E, in connection with the Business Combination (the “2021 ESPP Proposal”);
Proposal 8.   The Adjournment Proposal — to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposal or the Nasdaq Proposal, the Directors Proposal, the 2021 Plan Proposal or the 2021 ESPP Proposal (the “Adjournment Proposal”).
Q:
Are the proposals conditioned on one another?

A:
Unless the Business Combination Proposal is approved, the Charter Amendment Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Proposal, the 2021 Plan Proposal and the 2021 ESPP Proposal will not be presented to the stockholders of MCAD at the Special Meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If MCAD does not consummate the Business Combination and fails to complete an initial business combination by April 12, 2022, MCAD will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders.

Q:
What will happen in the Business Combination?

A:
At the Closing, Merger Sub will merge with and into BTX, with BTX surviving such merger as the surviving entity. Upon consummation of the Business Combination, BTX will become a wholly-owned subsidiary of MCAD. In connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by MCAD’s public stockholders and the proceeds from the PIPE Investment will be used to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.
Q:
What equity stake will current stockholders of the Company and BTX Equityholders hold in the Combined Entity after the Closing?

A:
It is anticipated that, upon the Closing of the Business Combination, MCAD’s public stockholders (other than the PIPE Investment investors) will retain an ownership interest of approximately 22% in the Combined Entity, the PIPE Investment investors will own approximately 18% of the Combined Entity (such that public stockholders, including PIPE Investment investors, will own approximately 40% of the Combined Entity), MCAD’s Sponsor, officers, directors and other holders of MCAD shares will retain an ownership interest of approximately 6% in the Combined Entity and the BTX Equityholders will own approximately 54% of the outstanding common stock of the Combined Entity. The ownership percentage with respect to the Combined Entity following the Business Combination does not take into account (i) the redemption of any shares by MCAD’s public stockholders, or (ii) the issuance of any shares upon Closing of the Business Combination under the 2021 Plan or the 2021 ESPP, which are intended to be adopted following consummation of the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the Company’s existing stockholders in the Combined Entity will be different.

See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
Q.
What conditions must be satisfied to complete the Business Combination?

A:
There are a number of closing conditions in the Merger Agreement, including the approval by the stockholders of MCAD of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Directors Proposal, the 2021 Plan Proposal and the 2021 ESPP Proposal. The Charter Amendment Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Proposal, the 2021 Plan Proposal and the 2021 ESPP Proposal are subject to and conditioned on the approval of the Business Combination Proposal. The Business Combination Proposal is subject to and conditioned on the approval of the Charter Amendment Proposal, the Nasdaq Proposal, the Directors Proposal, the 2021 Plan Proposal and the 2021 ESPP Proposal. For a summary of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section titled “The Business Combination Proposal — The Merger Agreement.”

Q:
Why is MCAD providing stockholders with the opportunity to vote on the Business Combination?

A:
Under the Current Charter, MCAD must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of MCAD’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, MCAD has elected to provide its stockholders with the opportunity to have their Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, MCAD is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its public stockholders to effectuate redemptions of their Public Shares in connection with the closing of its Business Combination.

Q:
Are there any arrangements to help ensure that MCAD will have sufficient funds, together with the proceeds in its Trust Account, to fund the Aggregate Purchase Price?

A:
Yes. MCAD entered into subscription agreements dated as of April 6, 2021, with the PIPE Investment investors, pursuant to which, among other things, MCAD agreed to issue and sell, in a private placement to close concurrent with the consummation of the Business Combination, an aggregate of 5,000,000 shares of MCAD common stock for $10 per share for a total of $50,000,000.

To the extent not utilized to consummate the Business Combination, the proceeds from the Trust Account will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. MCAD has agreed that it (or its successor) will file with the Securities and Exchange Commission (the “SEC”) a registration statement registering the resale of the shares purchased in the PIPE Investment and use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable.
Q:
How many votes do I have at the Special Meeting?

A:
MCAD stockholders are entitled to one vote at the Special Meeting for each share of MCAD Common Stock held of record as of September 8, 2021, the record date for the Special Meeting (the “Record Date”). As of the close of business on the Record Date, there were 7,557,500 outstanding shares of MCAD Common Stock.

Q:
What vote is required to approve the proposals presented at the Special Meeting?

A:
The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding MCAD Common Stock as of the Record Date. Accordingly, an MCAD stockholder’s failure to vote by proxy or to vote in person on line at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

The approval of the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the 2021 Plan Proposal, 2021 ESPP Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of MCAD Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Directors Proposal will require the vote by a plurality of the shares of the Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting. A MCAD stockholder’s failure to vote by proxy or to vote in person on line at the Special Meeting will not be counted towards the number of shares of MCAD Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Governance Proposal, the Nasdaq Proposal, the Directors Proposal, the 2021 Plan Proposal, the 2021 ESPP Proposal and the Adjournment Proposal.
If the Business Combination Proposal is not approved, the Charter Amendment Proposal, the Governance Proposal, the Nasdaq Proposal the Directors Proposal the 2021 Plan Proposal and the 2021 ESPP Proposal will not be presented to the MCAD stockholders for a vote. The approval of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Directors Proposal the 2021 Plan Proposal and the 2021 ESPP Proposal are preconditions to the consummation of the Business Combination.
Q:
What constitutes a quorum at the Special Meeting?

A:
A quorum will be present at the Special Meeting if a majority of the Common Stock issued and outstanding and entitled to vote at the Special Meeting is represented in person or by proxy at the Special Meeting. In the absence of a quorum, the stockholders present in person or represented by proxy shall have power to adjourn the meeting.

Q:
How will the Sponsor, directors and officers vote?

A:
The Sponsor, as MCAD’s initial stockholder, has agreed to vote its Founder Shares (as well as any Public Shares purchased during or after the MCAD IPO) in favor of the Business Combination. Likewise MCAD’s directors and officers have agreed to vote the shares held by them in favor of the Business Combination. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor agreed to vote their Founder Shares in accordance with the majority of the votes cast by MCAD’s public stockholders.

Q:
What interests do MCAD’s current officers and directors have in the Business Combination?

A:
The Sponsor the two members of which are Suying Liu, our Chairman and Chief Executive Officer, and Dong Liu, our Chief Financial Officer, members of the Board and its executive officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests include:

•
unless MCAD consummates an initial business combination, MCAD’s officers, directors and Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds from the MCAD IPO and Private Placement not deposited in the Trust Account. As of the date of this filing MCAD’s officers, directors and Sponsor have not loaned any money to MCAD and have not incurred any expenses on behalf of MCAD for which they are seeking reimbursement;

•
with certain limited exceptions, 50% of MCAD’s founder shares will not be transferred, assigned, sold or released from escrow until the earlier of six months after the date of the consummation of our initial business combination and the date the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and the remaining 50% of the insider shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of our initial business combination or earlier in either case if, subsequent to our initial business combination, we complete a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property;

•
the fact that Sponsor paid an aggregate of $25,000 (or approximately $0.017 per share) for its 1,431,500 founders shares and such securities may have a value of $14,315,000 at the time of the Business Combination. Because the merger consideration is based on a deemed price per share of $10.00 a share, our Sponsor could make a substantial profit after the initial business combination even if public investors experience substantial losses. Further, the Founder Shares have no redemption rights upon MCAD’s liquidation and will be worthless if no business combination is effected

•
the fact that the Sponsor currently holds 142,500 private units which were purchased at a price of $10 per unit, or an aggregate value of $1,425,000 and which have no redemption rights upon MCAD’s liquidation and will be worthless if no business combination is effected; and

•
the fact that Sponsor has agreed not to redeem any of the Founders Shares in connection with a stockholder vote to approve a proposed initial business combination.

These interests may influence MCAD’s directors in making their recommendation that you vote in favor of the approval of the Business Combination.
Q:
What happens if I sell my shares of Common Stock before the Special Meeting?

A:
The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q:
What happens if I vote against the Business Combination Proposal?

A:
Pursuant to the Current Charter, if the Business Combination Proposal is not approved and MCAD does not otherwise consummate an alternative business combination by April 12, 2022, MCAD will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.

Q:
Do I have redemption rights?

A:
Pursuant to the Current Charter, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with MCAD’s Charter. As of the Record Date, based on funds in the Trust Account of approximately $57.5 million, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of MCAD Common Stock for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to MCAD’s transfer agent prior to the Special Meeting. See the section titled “Special Meeting of MCAD Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.
Q:
Will how I vote affect my ability to exercise redemption rights?

A:
No. You may exercise your redemption rights whether you vote your shares of MCAD Common Stock “FOR” or “AGAINST” the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:
How do I exercise my redemption rights?

A:
In order to exercise your redemption rights, you must prior to 5:00 PM, Eastern time, on October 25, 2021 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com
Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to an aggregate of 20% or more of the shares of MCAD Common Stock included in the Units sold in the MCAD IPO, which we refer to as the “20% threshold.” Accordingly, all Public Shares in excess of the 20% threshold beneficially owned by a public stockholder or group will not be redeemed for cash.
Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is MCAD’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, MCAD does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.
Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with MCAD’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to MCAD’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that MCAD’s transfer agent return the shares (physically or electronically). You may make such request by contacting MCAD’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.
Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
In the event that a U.S. Holder elects to redeem its MCAD Common Stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale or exchange of the MCAD Common Stock under Section 302 of the Internal Revenue Code (the “Code”) or is treated as a distribution under Section 301 of the Code. Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular U.S. Holder at the time such U.S. Holder exercises his, her, or its redemption right. If the redemption qualifies as a sale or exchange of the MCAD Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the MCAD Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the MCAD Common Stock redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. If the redemption does not qualify as a sale or exchange of MCAD Common Stock, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from MCAD’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the MCAD Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock. See “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights” for a more detailed discussion of the U.S. federal income tax consequences of a U.S. Holder electing to redeem its MCAD Common Stock for cash.
Q:
If I am a holder of Rights, can I exercise redemption rights with respect to my Rights?

A:
No. The holders of Rights have no redemption rights with respect to the Rights.

Q:
If I am a Unit holder, can I exercise redemption rights with respect to my Units?

A:
No. Holders of outstanding Units must separate the underlying Public Shares and Rights prior to exercising redemption rights with respect to the Public Shares.

If you hold Units registered in your own name, you must deliver the certificate for such Units to Continental Stock Transfer & Trust Company, our transfer agent, with written instructions to separate such Units into Public Shares and Rights. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Units. See the question “— How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “— Who can help answer my questions?” below.
If a broker, dealer, commercial bank, trust company or other nominee holds your Units, you must instruct such nominee to separate your Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, our transfer agent. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of Public Shares and Rights. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.
Q:
Do I have dissenter rights if I object to the proposed Business Combination?

A:
No. There are no dissenter rights available to holders of MCAD Common Stock in connection with the Business Combination.

Q:
What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:
If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:

•
Company stockholders who properly exercise their redemption rights;

•
certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by MCAD or BTX in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Merger Agreement;

•
unpaid franchise and income taxes of MCAD; and

•
for general corporate purposes including, but not limited to, working capital for operations, capital expenditures and future potential acquisitions.

Q:
What happens if the Business Combination is not consummated?

A:
There are certain circumstances under which the Merger Agreement may be terminated. See the section titled “The Business Combination Proposal — The Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, MCAD is unable to complete the Business Combination or another initial business combination transaction by April 12, 2022, the Current Charter provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten Business Days thereafter, subject to lawfully available funds therefor, redeem 100% of the Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay franchise and income taxes payable and up to $100,000 for dissolution expenses, by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish rights of the public stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the board of directors in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under the Delaware General Corporation Law (“DGCL”) to provide for claims of creditors and other requirements of applicable law.
MCAD expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to MCAD’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of Founder Shares have waived any right to any liquidation distribution with respect to those shares.
Q:
When is the Business Combination expected to be completed?

A:
The Closing is expected to take place (a) the second business day following the satisfaction or waiver of the conditions described below under the section titled “The Business Combination Proposal — Structure of the Business Combination — Conditions to Closing of the Business Combination”; or (b) such other date as agreed to by the parties to the Merger Agreement in writing, in each case, subject to the satisfaction or waiver of the Closing conditions. The Merger Agreement may be terminated by either MCAD or BTX if the Closing has not occurred by October 31, 2021, subject to certain exceptions.

For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”
Q:
What do I need to do now?

A:
You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:
How do I vote?

A.
If you are a stockholder of record, you may vote online at the virtual Meeting or vote by proxy using the enclosed proxy card, the Internet or telephone. Whether or not you plan to participate in the Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have already voted by proxy, you may still attend the virtual Meeting and vote online, if you choose.
To vote online at the virtual Meeting, follow the instructions below under “How may I participate in the virtual Meeting?”
To vote using the proxy card, please complete, sign and date the proxy card and return it in the prepaid envelope. If you return your signed proxy card before the Meeting, we will vote your shares as you direct.
To vote via the telephone, you can vote by calling the telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.
To vote via the Internet, please go to https://www.cstproxy.com/mcacquisitionii/2021 and follow the instructions. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded.
Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m. Eastern Time on October 26, 2021. After that, telephone and Internet voting will be closed, and if you want to vote your shares, you will either need to ensure that your proxy card is received before the date of the Meeting or attend the virtual Meeting to vote your shares online.
If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.
If you plan to vote at the virtual Meeting, you will need to contact Continental at the phone number or email below to receive a control number and you must obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of Common Stock you held as of the Record Date, your name and email address. You must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the meeting for processing your control number.
After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental. Requests for registration should be directed to 917-262-2373 or email proxy@continentalstock.com. Requests for registration must be received no later than 5:00 p.m., Eastern Time, on October 22, 2021.
You will receive a confirmation of your registration by email after we receive your registration materials. We encourage you to access the Meeting prior to the start time leaving ample time for the check in.
Q.
How may I participate in the virtual Meeting?

A.
If you are a stockholder of record as of the Record Date for the Meeting, you should receive a proxy card from Continental, containing instructions on how to attend the virtual Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at 917-262-2373 or email proxy@continentalstock.com.

You can pre-register to attend the virtual Meeting starting at 9:00 a.m. Eastern Time, on October 20, 2021. Go to https://www.cstproxy.com/mcacquisitionii/2021, enter the control number found on your proxy card you previously received, as well as your name and email address. Once you pre-register you can vote. At the start of the Meeting you will need to re-log into https://www.cstproxy.com/mcacquisitionii/2021 using your control number.

If your shares are held in street name, and you would like to join and not vote, Continental will issue you a guest control number. Either way, you must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the meeting for processing your control number.
Q:
Who can help answer any other questions I might have about the virtual Meeting?

A.
If you have questions about the Proposals or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact MCAD’s proxy solicitor at:

Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com
You may also obtain additional information about MCAD from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”
Q:
If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:
No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any Proposal for which your broker does not have discretionary authority to vote. If a proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Each of the Proposals to be presented at the Meeting is a non-discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the Proposals.
Broker non-votes will count as a vote “AGAINST” all of the Proposals, except for the Directors Proposal (Proposal 5).
Q:
What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:
At the Special Meeting, MCAD will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Proposal, the 2021 Plan Proposal, the 2021 ESPP Proposal and the Adjournment Proposal. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals. Additionally, if you abstain from voting or fail to vote at the Special Meeting, you will not be able to exercise your redemption rights (as described above).

Q:
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:
Signed and dated proxies received by MCAD without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting. If you fail to indicate how you vote, you will not be able to exercise your redemption rights.

Q:
If I am not going to attend the Special Meeting, should I return my proxy card instead?

A:
Yes. Whether you plan to attend the Special Meeting virtually or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. MCAD believes the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. You may change your vote by sending a later-dated, signed proxy card to MCAD’s secretary at the address listed below so that it is received by MCAD’s secretary prior to the Special Meeting or attend the Special Meeting in person on line and vote. You also may revoke your proxy by sending a notice of revocation to MCAD’s secretary, which must be received by MCAD’s secretary prior to the Special Meeting.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
MCAD will pay the cost of soliciting proxies for the Special Meeting. MCAD has engaged Advantage Proxy, to assist in the solicitation of proxies for the Special Meeting. MCAD has agreed to pay Advantage Proxy a fee of $7,500, plus disbursements. MCAD will reimburse Advantage Proxy for reasonable out-of-pocket expenses and will indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses. MCAD will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of MCAD Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the MCAD Common Stock and in obtaining voting instructions from those owners. MCAD’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
Who can help answer my questions?

A:
If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

If you have any questions concerning the virtual Meeting (including accessing the meeting by virtual means) or need help voting your shares of the Company’s Common Stock, please contact Continental at 917-262-2373 or email proxy@continentalstock.com.
The Notice of Special Meeting, Proxy Statement and form of Proxy Card are available at

You may also contact our proxy solicitor at:
Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com
To obtain timely delivery, MCAD stockholders must request the materials no later than five (5) business days prior to the Special Meeting.
You may also obtain additional information about MCAD from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”
If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to MCAD’s transfer agent prior to the Special Meeting in accordance with the procedures detailed under the question “— How do I exercise my redemption rights” above. If you have questions regarding the certification of your position or delivery of your stock, please contact Continental Attention: Mark Zimkind E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary, together with the section entitled, “Questions and Answers About the Proposals” summarizes certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled “Where You Can Find More Information.”
Unless otherwise indicated or the context otherwise requires, references in this Summary of the Proxy Statement/Prospectus to the “Combined Entity” refer to MCAD and its consolidated subsidiaries after giving effect to the Business Combination. References to the “Company” or “MCAD” refer to Mountain Crest Acquisition Corp. II
Unless otherwise specified, all share calculations assume no exercise of redemption rights by the Company’s public stockholders and do not include any shares of MCAD Common Stock issuable upon the exercise of the Rights.
Parties to the Business Combination
Mountain Crest Acquisition Corp. II
MCAD is a Delaware corporation formed on July 31, 2020, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although there is no restriction or limitation on what industry or geographic region our target operates in, it is our intention to pursue prospective targets that are in North America.
On January 12, 2021, MCAD consummated the IPO of 5,000,000 Units, generating gross proceeds of $50,000,000. Simultaneously with the closing of our IPO, MCAD consummated the sale of 185,000 Private Units in a private placement to our Sponsor, generating gross proceeds of $1,850,000. In connection with the underwriters’ full exercise of their over-allotment option, the Company also consummated the sale of an additional 15,000 Private Units at $10.00 per Private Unit, generating gross proceeds of $150.000.
After deducting the underwriting discounts, offering expenses, and commissions from the IPO and the sale of the Private Units, a total of $57,500,000 was deposited into the Trust Account, and the remaining $450,000 of the net proceeds were outside of the Trust Account and made available to be used for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. As of the Record Date, MCAD had cash of $258,658.89 outside of the Trust Account. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of the Record Date, there was 57.5 held in the Trust Account.
In accordance with MCAD’s Current Certificate of Incorporation, the amounts held in the Trust Account may only be used by MCAD upon the consummation of a business combination, except that there can be released to MCAD, from time to time, any interest earned on the funds in the Trust Account that it may need to pay its tax obligations. The remaining interest earned on the funds in the Trust Account will not be released until the earlier of the completion of a business combination and MCAD’s liquidation. MCAD executed the Merger Agreement on April 6, 2021 and it must liquidate unless a business combination is consummated by April 12, 2022.
MCAD’s Common Stock, Rights and Units are currently listed on the Nasdaq Capital Market under the symbols “MCAD,” “MCADR” and “MCADU,” respectively. The Units commenced trading on the Nasdaq Stock Market on January 12, 2021, and the Common Stock and Rights commenced separate trading from the Units on March 17, 2021.
The mailing address of our principal executive office is 311 West 43rd Street,12th Floor, New York, NY 10036. Our telephone number is (646) 493-6558.
Merger Sub
MCAD Merger Sub Inc. is a wholly-owned subsidiary of MCAD, formed on March 29, 2021 to consummate the Business Combination. Following the Business Combination, BTX will merge with Merger

Sub with BTX surviving the merger. As a result, BTX will become a wholly-owned subsidiary of the Combined Entity. In connection with the merger between Merger Sub and BTX, BTX shall change its name such that the name of the surviving corporation will be “Better Therapeutics OpCo, Inc.”
Better Therapeutics, Inc.
The U.S. spends approximately $4 trillion per year on healthcare. About 90% of that spending is for the treatment of chronic diseases. The majority of chronic diseases are caused predominantly by behaviors, including cardiometabolic diseases, or CMDx, such as diabetes and heart disease. The root causes of CMDx are often behaviors relating to diet, physical activity, and other lifestyle factors, yet current treatments are focused on reducing the effects of those diseases rather than addressing the root causes.
BTX has developed a proprietary platform for the development of FDA-regulated (yet to be authorized for marketing by the FDA), software-based, prescription digital therapeutics, or PDT, for treating diabetes, heart disease, and other cardiometabolic conditions. Our prescription digital therapeutics, which is yet to be authorized for marketing by the FDA, deliver a novel form of cognitive behavioral therapy, or CBT, that are designed to promote changes in neural pathways of the brain so that lasting changes in behavior can become possible. It is well-established that behavior change occurs when there are changes in the brain’s neural pathways through the process called neuroplasticity. We believe that addressing the underlying causes of these diseases has the potential to dramatically improve patient health while lowering healthcare costs.
Our lead product candidate for the treatment of patients with type 2 diabetes, BT-001, is currently enrolling patients in what we have designed to be a potentially pivotal study which, if successful and its results are viewed favorably by the FDA, could support a regulatory submission for marketing authorization from the FDA. We expect this study to be fully enrolled in 4Q 2021, with primary endpoint readout in 1Q 2022, and expect to apply for FDA authorization of this product in late 2022. This regulatory submission is intended to enable the FDA to evaluate whether the safety and effectiveness of BT-001 is sufficient to support a treatment claim of improving blood glycemic index control after 90 days of use. The unique characteristics of prescription digital therapeutics and CMDx may make it possible for us to launch multiple products now in development for the treatment of other CMDx over the next few years.
Founded in 2015, our company is led by executives that have track records of building multi-billion-dollar businesses and extensive industry experience in developing compelling software products and developing and commercializing therapeutics. In multiple peer-reviewed journals, we have published clinical data demonstrating the clinical potential of our developmental product candidates. We have also conducted primary market research into the potential for widespread reimbursement coverage of our lead product candidate, which is yet to be authorized for marketing by the FDA, by representative payer groups and believe widespread reimbursement coverage can be established. We intend to set pricing for BT-001 at a moderate discount to branded, oral glycemic control medications in order to gain maximum reimbursement coverage.
We plan to build a fully integrated PDT company focused on treating the root causes of CMDx. Our therapeutics are intended to fill a known gap in the treatment of CMDx and integrate within the existing healthcare system. We expect primary care providers to prescribe our therapeutics and insurers to reimburse them much like they would a drug, and for the patient to remain in the care of their provider while using them.
Essential elements of our value proposition to our stakeholders include:
•
The ability to treat the root causes of CMDx.   We believe we can reframe the dynamic of intervention around type 2 diabetes care away from the expectation of inevitable decline, to halt its progression and for many patients reverse the disease altogether.

•
Regulatory and platform leverage.   We estimate that 20 or more CMDx share essentially the same root causes our platform is designed to address. The regulatory pathway for PDTs is much faster than for traditional therapeutics. Every patient we treat with any of our product candidates generates data that we can use to improve our platform algorithms. The exponential rate at which our patient data will increase, especially if we are able to obtain FDA marketing authorization and commercialize

BT-001, and our ability to continuously improve future products based on this data will make it increasingly challenging, we believe, for followers to offer products comparable in quality to ours.
•
First-mover advantage.   We estimate we have a two-to-three-year lead over potential competitors in bringing to market an FDA-regulated PDT for the treatment of type 2 diabetes.

For more information about BTX, see “Information About BTX” and “BTX’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The Proposals
The Business Combination Proposal
MCAD and BTX have agreed to a Business Combination under the terms of the Merger Agreement, dated as of April 6, 2021 and as amended on August 30, 2021 and on September 27, 2021. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the closing of the transactions contemplated by the Merger Agreement, Merger Sub, a Delaware corporation and a wholly-owned subsidiary of MCAD will merge with and into BTX, with BTX continuing as the surviving entity and becoming a wholly owned subsidiary of MCAD. See the section titled “The Business Combination Proposal.”
The Merger Agreement
On April 6, 2021, MCAD, BTX and MCAD Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of MCAD (“Merger Sub”) entered into the Merger Agreement. The Merger Agreement was unanimously approved by the Board on March 29, 2021. The Merger Agreement was amended on August 30, 2021 and September 27, 2021 to extend the outside date for the closing of the Business Combination from August 31, 2021 to October 8, 2021 and then from October 8, 2021 to October 31, 2021, respectively. Pursuant to the terms of the Merger Agreement, at the closing of the transactions contemplated thereby, Merger Sub will merge with and into BTX (the “Merger” or “Business Combination”), with BTX being the surviving corporation and following the merger BTX will be a wholly owned subsidiary of MCAD. In connection with the Business Combination, MCAD shall be renamed “Better Therapeutics, Inc.”
Consideration
Under the Merger Agreement, MCAD has agreed to acquire all of the outstanding shares of BTX common stock in exchange for 15,000,000 shares of MCAD’s common stock, par value $0.0001 per share (“MCAD Common Stock”), subject to adjustment as explained below (the “Merger Consideration”). BTX shall deliver to MCAD, two business days prior to the closing of the Merger (the “Closing”), the calculation of BTX’s net debt (the “Net Debt”), by 8:00 PM Eastern Time (the “Net Debt Calculation Date”). Net Debt means, without duplication, (i) the amount outstanding under the Paycheck Protection Program Loan Promissory Note dated May 9, 2020 issued by Celtic Bank Corporation to BTX, minus (ii) the cash of BTX, in each case, as of the Net Debt Calculation Date. The Merger Consideration shall be adjusted as follows to account for the Net Debt: (a) if Net Debt is greater than $0.00 (the “Net Debt Target”), then the Merger Consideration shall be reduced at a rate of one share of MCAD Common Stock for each $10.00 increment that the Net Debt is greater than the Net Debt Target; (b) if Net Debt is less than the Net Debt Target, then the Merger Consideration shall be increased at a rate of one share of MCAD Common Stock for each $10.00 increment that the Net Debt is less than the Net Debt Target; or (c) if Net Debt equals the Net Debt Target, then no adjustment will be made to the Merger Consideration. Any adjustment to the Merger Consideration pursuant to this Section 2.2 shall be in whole shares of MCAD Common Stock and no adjustment shall be made for any divergence that is in an increment of less than $10.00.
BTX shall also deliver to MCAD two business days prior to the Closing, an equityholder allocation schedule setting forth each shareholder of BTX common stock (each a “BTX Shareholder”), as of the Closing, and such BTX Shareholder’s percentage of the Merger Consideration.
On the date the Merger is effective (the “Effective Time”) by virtue of the Merger and without any action on the part of MCAD, Merger Sub, BTX:

a.
each share of BTX common stock (other than BTX restricted stock) issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into such BTX Shareholder’s right to receive, without interest, the number of shares of MCAD Common Stock equal to the product of (i) the number of shares of BTX common stock (other than BTX restricted stock) held by such BTX Shareholder and (ii) the “Exchange Ratio” determined by dividing (A) the Merger Consideration (after giving effect to the Net Debt adjustment, if any) by (B) the issued and outstanding number of shares of BTX common stock as of the Closing;

b.
each BTX stock option (whether vested or unvested) that is outstanding and unexercised immediately prior to the Effective Time shall be assumed by MCAD and automatically converted into an option to purchase shares of MCAD Common Stock (each an “Assumed Option”). The number of shares of MCAD Common Stock (rounded down to the nearest whole share) that are subject to each Assumed Option shall be equal to the product of (i) the number of shares of BTX common stock subject to the BTX stock option and (ii) the Exchange Ratio, and the exercise price per share of the Assumed Option (rounded up to the nearest whole cent) shall be equal to the quotient obtained by dividing (A) the exercise price per share of the BTX stock option by (B) the Exchange Ratio. Each Assumed Option will continue to be subject to the terms and conditions set forth in the BTX stock option plan and its applicable grant agreement (except any references therein to BTX or shares of BTX common stock will instead mean the MCAD and shares of MCAD Common Stock, respectively). MCAD shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any Assumed Options remain outstanding, a sufficient number of shares of MCAD Common Stock for delivery upon the exercise of such Assumed Options.; and

c.
each award of BTX restricted stock that is outstanding immediately prior to the Effective Time shall be assumed by MCAD and automatically converted into an award of restricted MCAD Common Stock with the number of shares of MCAD Common Stock equal to the product of (i) the number of shares of BTX restricted stock and (ii) the Exchange Ratio (the “Assumed Restricted Stock Award”). Each Assumed Restricted Stock Award will continue to be subject to the terms and conditions set forth in the applicable restricted stock agreement (except any references therein to BTX or shares of BTX common stock will instead mean the MCAD and shares of MCAD Common Stock, respectively).

MCAD Post-Closing Board of Directors and Executive Officers
Immediately following the Closing, the Board will consist of no more than seven directors of which MCAD has the right to designate one director and the remaining six directors will be designated by BTX. At Closing, all of the executive officers of MCAD shall resign and the individuals serving as executive officers of MCAD immediately after the Closing will be the same individuals (in the same offices) as those of BTX immediately prior to the Closing.
Representations and Warranties; Covenants
MCAD, Merger Sub and BTX have made customary representations, warranties and covenants in the Merger Agreement, including, among other things, covenants with respect to the conduct of MCAD and BTX prior to the Closing. The parties have also agreed to customary “no shop” obligations, their ability and authority to enter into the Merger Agreement and the capitalization of MCAD and BTX, respectively. The representations and warranties of MCAD, Merger Sub and BTX will not survive the Closing of the Merger.
Conditions to Closing
The obligation of the parties to consummate the Merger is conditioned on, among other things, the satisfaction or waiver (where permissible) by MCAD and BTX of the following conditions, (a) the stockholders of both MCAD and BTX have approved the Merger, (b) the stockholders of MCAD have approved and adopted the MCAD Proposals; (c) The representations and warranties of MCAD, Merger Sub and BTX set forth in the Merger Agreement are true and correct in all material respects, as of its date and as of the Closing; (d) there shall have been no Material Adverse Effect (as defined in the Merger Agreement) (e) after giving effect to all redemptions of MCAD Common Stock in connection with the Merger, the net tangible assets held by MCAD shall be equal to at least $5,000,001; (f) the MCAD Common Stock to be issued in the Merger and pursuant to the Subscription Agreements (as defined below) shall have been approved for listing on the Nasdaq Capital Market; (g) certain BTX stockholders have entered into a lock-up agreement and (h) the PIPE Financing discussed below shall have been consummated pursuant to the Subscription Agreements.
Termination
The Merger Agreement may be terminated at any time by MCAD or BTX under certain circumstances, including, among other things, (i) by mutual written consent of MCAD and BTX; (ii) by either MCAD or BTX if the Closing has not occurred by October 31, 2021, (iii) by MCAD or BTX if MCAD has not obtained the required approval by MCAD stockholders or if BTX has not obtained the required approval of BTX stockholders.
The Charter Amendment Proposal
In connection with the Business Combination, MCAD stockholders will be asked to consider and vote on a proposal to adopt the Proposed Certificate of Incorporation attached hereto as Annex B. In the judgment of the Board, Charter Amendment Proposal is necessary to adequately address the needs of the Combined Entity.
A summary of the Proposed Certificate of Incorporation is set forth in the “The Proposed Certificate of Incorporation Proposal” section of this proxy statement/prospectus and a complete copy of the Proposed Certificate of Incorporation is attached hereto as Annex B.
The Governance Proposal
Proposal 3.   The Governance Proposal — to consider and vote, on a non-binding advisory basis, on seven separate governance proposals relating to the following material differences between the Current Charter and the Proposed Certificate of Incorporation (collectively, the “Governance Proposal”):
(A)
to amend the name of MCAD to “Better Therapeutics, Inc.” from “Mountain Crest Acquisition Corp. II” and remove certain provisions related to MCAD’s status as a special purpose acquisition company that will no longer be relevant following the closing of the Business Combination;

(B)
to increase the authorized shares of (i) Common Stock from 30,000,000 shares to 200,000,000 shares and (ii) preferred stock from no shares to 10,000,000 shares;

(C)
require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to adopt, amend or repeal the Combined Entity’s bylaws;

(D)
require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to remove a director from office;

(E)
require the vote of a majority of the outstanding shares of capital stock, to amend or repeal certain provisions of the Proposed Certificate of Incorporation;

(F)
require that special meetings of stockholders may only be called by the board of directors and not by stockholders, subject to any special rights of the holders of preferred stock; and

(G)
remove the forum selection provision providing for concurrent jurisdiction in the Court of Chancery and the federal district court for the District of Delaware for claims arising under the Securities Act from the Proposed Certificate of Incorporation, such that Section 7 of the Combined Entity’s Bylaws providing for designation of the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act will be applicable.

A summary of the seven separate governance proposals are set forth in the “The Governance Proposal” section of this proxy statement/prospectus and a complete copy of the Proposed Certificate of Incorporation is attached hereto as Annex B.

The Nasdaq Proposal
As part of the consideration for the Business Combination, MCAD is obligated to issue 15,000,000 shares of Common Stock, subject to adjustment in accordance with the Merger Agreement, to the BTX Equityholders. In addition, in connection with the Business Combination, MCAD entered into the Subscription Agreements with the PIPE Investment investors to purchase 5,000,000 shares of Common Stock for an aggregate amount of $50,000,000, subject to certain conditions, including that all conditions precedent to the Closing of the Business Combination will have been satisfied or waived (other than those conditions that are to be satisfied at closing).
MCAD stockholders will be asked to approve, for purposes of complying with the Nasdaq Rules, the issuance of 15,000,000 shares of Common Stock pursuant to the Business Combination and 5,000,000 shares of Common Stock in the PIPE Investment. Please see the section titled “The Nasdaq Proposal.”
The Directors Proposal
MCAD is proposing that its stockholders to vote to elect, effective as of the consummation of the Business Combination, David Perry, Kevin Appelbaum, Richard Carmona, Suying Liu, Andy Armanino, Geoffrey Parker and Risa Lavizzo-Mourey to serve on the Combined Entity Board of Directors.
The 2021 Plan Proposal
MCAD is proposing that its stockholders approve and adopt the 2021 Stock Option and Incentive Plan, which will become effective upon the Closing of the Business Combination and have the following principal features:
A summary of the 2021 Plan is set forth in the “The 2021 Plan Proposal” section of this proxy statement/prospectus and a complete copy of the 2021 Plan is attached hereto as Annex D.
The 2021 Employee Stock Purchase Plan Proposal
MCAD is proposing that its stockholders consider and vote on a proposal to approve the 2021 Employee Stock Purchase Plan, a copy of which is annexed to this proxy statement/prospectus as Annex E, in connection with the Business Combination.
A summary of the 2021 Employee Stock Purchase Plan is set forth in the “The 2021 Employee Stock Purchase Plan Proposal” section of this proxy statement/prospectus and a complete copy of the 2021 Employee Stock Purchase Plan is attached hereto as Annex E.
The Adjournment Plan Proposal
MCAD is proposing that its stockholders approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Proposal, the 2021 Plan Proposal and the 2021 ESPP Proposal (the “Adjournment Proposal”).
Certain Agreements Related to the Business Combination Agreement
Parent Support Agreement
Contemporaneously with the execution of the Merger Agreement, certain holders of the MCAD Common Stock entered into the Parent Support Agreement, pursuant to which such holders agreed to approve the Merger Agreement and the proposed Merger.
Company Support Agreement
Contemporaneously with the execution of the Merger Agreement, certain holders of BTX common stock entered into the Company Support Agreement, pursuant to which such holders agreed to approve the Merger Agreement and the proposed Merger.

PIPE Subscription Agreements and PIPE Registration Rights
In connection with the proposed Merger, MCAD has obtained commitments from interested accredited investors (each a “Subscriber”) to purchase shares of MCAD Common Stock which will be issued in connection with the Closing (the “PIPE Shares”), for an aggregate cash amount of $50,000,000 at a purchase price of $10.00 per share, in a private placement (the “PIPE”). Certain offering related expenses are payable by MCAD, including customary fees payable to Cowen and Company, LLC (“Cowen”) who served as the placement agent. Such commitments are being made by way of the Subscription Agreements (the “PIPE Subscription Agreements”), by and among each Subscriber and MCAD. The purpose of the sale of the PIPE Shares is to raise additional capital for use in connection with the Merger and to meet the minimum cash requirements provided in the Merger Agreement. The PIPE Shares are identical to the shares of MCAD Common Stock that will be held by MCAD’s public stockholders at the time of the Closing, except that the PIPE Shares will not be entitled to any redemption rights and will not be registered with the SEC. The closing of the sale of PIPE Shares (the “PIPE Closing”) will be contingent upon the substantially concurrent consummation of the Merger. The PIPE Closing will occur on the date of, and immediately prior to, the consummation of the Merger.
Pursuant to the PIPE Subscription Agreement Agreements, MCAD has agreed to file (at MCAD’s sole cost and expense) a registration statement registering the resale of the shares of common stock to be purchased in the private placement (the “PIPE Resale Registration Statement”) with the Securities and Exchange Commission (the “SEC”) no later than thirty (30) calendar days following the Closing. MCAD will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practical but no later than the earlier of (i) the 90th calendar day following the filing date thereof (in the event the SEC notifies MCAD that it will “review” the PIPE Resale Registration Statement) and (ii) the 5th business day after the date MCAD is notified by the SEC that the PIPE Resale Registration Statement will not be “reviewed” or will not be subject to further review. (The rights set forth above granted to the Subscribers pursuant to the PIPE Subscription Agreements are defined as the “PIPE Registration Rights”
Each PIPE Subscription Agreement will terminate upon the earlier to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties to the PIPE Subscription Agreements, (iii) any of the conditions to the PIPE Closing are not satisfied or waived on or prior to the PIPE Closing and, as a result thereof, the transactions contemplated by the Subscription Agreement are not consummated at the PIPE Closing or (iv) October 31, 2021.
Additional Agreements to be Executed at Closing
Lock-Up Agreement
In connection with the Closing, certain of the BTX stockholders will each agree, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, pledge or otherwise dispose of, directly or indirectly, any shares of MCAD Common Stock held by them (such shares, together with any securities convertible into or exchangeable for or representing the rights to receive shares of MCAD Common Stock if any, acquired during the Lock-Up Period (as defined below), the “Lock-up Shares”), (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or otherwise or engage in any short sales or other arrangement with respect to the Lock-Up Shares or (iv) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until the date that is 6 months after the Closing (the “Lock-Up Period”).
MCAD Amended and Restated Registration Rights Agreement
At the closing, MCAD will enter into an amended and restated registration rights agreement (the “MCAD Amended and Restated Registration Rights Agreement”) with certain existing stockholders of MCAD with respect to the shares of MCAD Common Stock they own at the Closing, and the BTX stockholders of MCAD with respect to the Merger Consideration. The MCAD Amended and Restated Registration Rights Agreement will require MCAD to, among other things, file a resale shelf registration statement on behalf of the stockholders no later than 60 days after the closing of the Business Combination. The MCAD Amended and Restated Registration Rights Agreement will also provide certain demand registration rights and piggyback registration rights to the stockholders, subject to underwriter cutbacks and issuer blackout periods. MCAD will agree to pay certain fees and expenses relating to registrations under the MCAD Amended and Restated Registration Rights Agreement.
The Board of Directors’ Reasons for the Approval of the Business Combination
In evaluating the transaction with BTX, the Board consulted with management and MCAD’s legal counsel as well as its financial advisor Chardan Capital Markets, LLC (“Chardan”). The Board of Directors considered and evaluated several factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Board of Directors did not assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Board of Directors based its decision on all the information available and the factors presented to and considered by it. In addition, individual directors may have given different weights to different factors. This explanation of our reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.” Before reaching its decision, the Board of Directors discussed the material results of its management’s due diligence activities, which included:
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extensive meetings and calls with BTX’s management team regarding the company’s products, development plans, operations and projections;

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research on the healthcare industry in general and the medical technology, medical device, and prescription digital therapeutics trends specifically, where market sizes were overlaid with Better’s product offerings and potential revenue shares;

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due diligence activities relating to business, accounting, legal, tax, environmental, insurance, operations and other matters;

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financial and valuation analyses including financial projections provided by BTX; and

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research on the public trading values of comparable peer companies.

The Board of directors considered a number of factors that align with the above metrics pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:
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The Board believes prescription digital therapeutics (PDTs) are becoming mainstream.   The Board believes PDTs are gaining broad acceptance and prescription-based digitized disease interventions are likely coming for all disease areas in the future. Because BTX has a pipeline of PDTs, including its lead program BT-001 for type 2 diabetes, the company is well-positioned to benefit from the fact that patients, prescribers, regulatory bodies, and payors have been very receptive of PDTs as a new treatment modality.

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Potential for first mover advantage in PDTs for cardiometabolic disease.   We believe BTX has the potential to be a leader in developing software as a medical treatment for cardiometabolic diseases that include type 2 diabetes. The company has already conducted pilot non-clinical studies of its lead candidate BT-001 in diabetes and hypertension, with BT-001 demonstrating that it has potential to provide therapeutic benefit. As the company is preparing to conduct potentially pivotal clinical studies, we believe learnings from pilot studies may provide a competitive advantage in PDTs geared for cardiometabolic diseases. Additionally, BTX has filed three patent families covering methods of treatment, methods of managing medications, and the systems and software that comprise BTX’s platform.

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Intellectual Property.   Additionally, BTX has filed three patent families covering methods of treatment, methods of managing medications, and the systems and software that comprise BTX’s platform which the Board believes may provide BTX with a competitive advantage over existing and/or potential Competitors.

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Management has extensive experience in founding and leading companies.   BTX’s management team has experience in leadership and creation of value in both public and privately-held disruptive companies. The Board believes the company’s management has the acumen to provide unparalleled leadership.

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Differentiated from wellness products through treatment claims based on clinical trials.   Better Therapeutics is developing PDTs through its plans to employ clinical evidence-based approaches to provide therapeutic interventions. The ability to make a disease treatment claim via clinical trials differentiates PDTs from conventional wellness products since treatment claims require FDA-clearance. The Board believes the PDT approach provides an edge to the company, not only in cardiometabolic disease but also when compared to those making wellness products.

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Peer-reviewed publications are supportive of the company’s platform.   Better Therapeutics has published multiple peer-reviewed studies on clinical and economic effectiveness of using digitized interventions in cardiometabolic diseases including type 2 diabetes and hypertension. The Board believes peer-reviewed publications are supportive of the company’s approach of using prescription digital therapeutics-based interventions to cardiometabolic diseases.

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Supportive regulatory landscape.   Recent developments in the regulatory landscape are evolving in favor of PDTs as a treatment modality. We believe continued development of these regulatory frameworks and acceptance of digitized interventions for disease bodes well for companies like Better Therapeutics.

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Clear development path for the company’s lead candidate.   The company has had multiple formal meeting interactions with the FDA for its lead candidate, BT-001. We believe that over the course of these formal meeting interactions, Better Therapeutics has aligned with the FDA on the core aspects of what we believe to be a potentially pivotal clinical trial design. We also believe our ongoing potentially pivotal trial of BT-001, if successful, is also likely to inform on additional pipeline programs and may facilitate acceleration of the company’s pipeline buildup. Additionally, BTX has filed three patent families covering methods of treatment, methods of managing medications, and the systems and software that comprise BTX’s platform.

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Multiple barriers to entry.   With digitized devices and digitized products gaining broad acceptance, Better Therapeutics has put itself in a position with clear barriers to entry including: 1) development of prescription digital therapeutic products, which require clinical trials for treatment claims, 2) a first-mover advantage in use of PDTs in cardiometabolic diseases, 3) ability to conduct clinical studies involving PDTs, and 4) intellectual property. We believe barriers to entry provide an advantage to Better Therapeutics.

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An initial focus on disease areas where a behavioral component is tied to clinical outcome.   The Board believes a “low-hanging fruit” for PDTs is in disease areas where therapeutic benefit is linked to a behavioral component. The Board believes BTX’s focus on cognitive behavioral therapy delivered through prescription digital therapeutics has a high likelihood of translating to clinical benefit to patients.

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Significant market opportunity and unmet medical need.   The United States spends over $100 billion per year on therapeutics treating the effects of three major obesity-related diseases: type 2 diabetes, hypertension, and hyperlipidemia. Despite this tremendous spending, these conditions are amongst the highest contributors to morbidity and mortality for Americans. The Board believes BTX’s platform is poised to disrupt the standard of care in this area.

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Near-term milestones provide for potential value inflection points.   The company has multiple upcoming catalysts including, but not limited to, 1) for BT-001: 3Q21 interim data, 4Q21 primary endpoint data, 1Q22 secondary endpoint data; and (2) pipeline expansion beginning in 2022 onwards. The Board believes these catalysts including longer-term milestones could serve as value-creating events for the company.

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Attractive valuation.   Our management and its financial advisors have conducted extensive research on comparable prescription digital therapeutics companies to BTX. Given the nascent nature of this emerging modality, there are limited truly comparable prescription digital therapeutics-focused companies. Our management and its financial advisors however considered numerous public listings for digital health companies, which have priced in recent years involving early-stage, frequently pre-revenue, companies pursuing near-term commercialization of a health product. These include: Amwell (formerly American Well Corporation, provides telemedicine technology solutions, $4.91 billion fully-diluted market capitalization, $3.84 billion enterprise value, estimated 11.6x EV/Revenue 2024), Dario Health (provides digitized solutions for diabetes management, $321 million fully-diluted market capitalization, $293 million enterprise value, estimated 1.9x EV/Revenue 2024), Fitbit (provides wearable fitness devices, acquired by Google in January 2021 for $2.1 billion), and Livongo Health (provides tools for healthy living, acquired by Teladoc in October 2020 for $18.5 billion), NantHealth, Inc. (provides next-generation, evidence-based healthcare solutions, $597 million enterprise value, estimated 5.9x EV/Revenue 2024). Additionally, industry leaders that remain privately-held have achieved robust private market valuations including: Hinge Health (provides digital solutions for pain, post-money valuation of $3.0 billion as of January 2021), Omada Health (provides lifestyle-based health solutions, post-money valuation >$630 million as of May 2020), Pear Therapeutics (provides prescription digital therapeutics, post-money valuation >$675 million as of March 2021). Therefore, the Board concluded that BTX’s valuation of $150 million (or estimated 1.7x for 2024 revenue multiple) was attractive in comparison.
The Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
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Future Financial Performance.   The risk that future financial performance may not meet our expectations due to factors in our control or out of our control, including due to economic cycles or other macroeconomic factors.

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COVID-19.   Uncertainties regarding the potential impacts of the COVID-19 virus and related economic disruptions on BTX’s operations and demand for its products.

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Potential for Benefits not Achieved.   The risk that the potential benefits of the Business Combination, including BTX’s future value-creation strategies and identified cost savings or revenue opportunities, may not be fully achieved, or may not be achieved within the expected timeframe.

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Liquidation of the Company.   The risks and costs to our business if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in our inability to effect a business combination by April 12, 2022 and force MCAD to liquidate and the rights to expire worthless.

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Exclusivity.   The fact that the Merger Agreement includes an exclusivity provision that prohibits us from, among other things, soliciting, initiating, engaging, participating or entering into discussions or negotiations with any person concerning any alternative transaction between us and another person with respect to a potential business combination. The exclusivity provision is effective until the earlier of the Closing and the date that the Merger Agreement is properly terminated.

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Stockholder Vote.   The risk that our stockholders may fail to provide the respective votes necessary to effect the Business Combination.

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Closing Conditions.   The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within our control.

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Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

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Fees and Expenses.   The fees and expenses associated with completing the Business Combination.

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Other Risks.   Various other risks associated with the Business Combination, the business of MCAD, and the business of Better Therapeutics described under “Risk Factors.”

Expected Accounting Treatment
The Merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, MCAD, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and BTX will be treated as the accounting acquirer. This determination was primarily based on BTX expecting to have a majority of the voting power of the post-combination company, Better Therapeutics’ senior management comprising substantially all of the senior management of the post-combination company, the relative size of BTX compared to MCAD, and Better Therapeutics’ operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of a capital transaction in which BTX is issuing stock for the net assets of MCAD. The net assets of MCAD will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of BTX.
Dissenter Rights
Dissenter rights are not available to MCAD stockholders in connection with the Business Combination.
Ownership of the Post-Business Combination Company After the Closing
If no redemptions occur upon the Closing of the Business Combination, MCAD’s public stockholders (other than the PIPE Investment investors) will retain an ownership interest of approximately 22% in the Combined Entity, the PIPE Investment investors will own approximately 18% of the Combined Entity (such that public stockholders, including PIPE Investment investors, will own approximately 40% of the Combined Entity), MCAD’s Sponsor, officers, directors and other holders of MCAD shares will retain an ownership interest of approximately 6% in the Combined Entity and the BTX Equityholders will own approximately 54% of the outstanding common stock of the Combined Entity.
The following tables illustrate varying ownership levels in MCAD (i) under a scenario where no shares of common stock are redeemed and (ii) under a scenario where 5,049,200 shares of common stock are redeemed for cash, which assumes the high redemption scenario of Combined Company common stock to ensure a minimum consolidated Trust Account balance of $5,000,001 of net tangible remaining after the closing. The below scenarios do not take into account the issuance of any shares upon Closing of the Business Combination under the 2021 Plan or the 2021 ESPP, which are intended to be adopted following consummation of the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the MCAD’s existing stockholders in the Combined Entity will be different.
	Assumed % of Public Shares Redeemed (or Proceeds Remaining in Trust Account)
	0% (or $57.5 million in trust)	% (or $5,000,001 in trust)
Public Stockholders	22%	6%
PIPE Investment investors	18%	21%
Sponsor, officers, directors and other holders of MCAD shares	6%	8%
BTX Equityholders	54%	65%
Total	100.0%	100.0%
Upon consummation of the Business Combination, the Board anticipates having 7 directors, with each Class I director having an initial term that expires at the Combined Entity’s annual meeting of stockholders in 2022, each Class II director having an initial term that expires at the Combined Entity’s annual meeting of stockholders in 2023, and each Class III director having an initial term that expires at the Combined Entity’s annual meeting of stockholders in 2024, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. See the section titled “Management After the Business Combination” for additional information.
Interests of MCAD Directors and Officers
When you consider the recommendation of the Board in favor of approval of the Business Combination Proposal and the other proposals, you should keep in mind that the Sponsor and MCAD’s directors and officers, have interests in such proposals that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:
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unless MCAD consummates an initial business combination, MCAD’s officers, directors and Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account. As of the date of this filing MCAD’s officers, directors and Sponsor have not loaned any money to MCAD and have not incurred any expenses on behalf of MCAD for which they are seeking reimbursement;

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MCAD has until April 12, 2022 to consummate the Business Combination;

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MCAD’s Sponsor has agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of six months after the date of the consummation of a Business Combination and the date on which the closing price of the Company’s common stock equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of a Business Combination and, with respect to the remaining 50% of the Founder Shares, six months after the date of the consummation of a Business Combination, or earlier in each case if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property;

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the fact that Sponsor paid an aggregate of $25,000 (or approximately $0.017 per share) for its 1,413,500 founders shares and such securities may have a significantly higher value of $14,135,000 at the time of the Business Combination since the merger consideration is based on a deemed price per share of $10.00 a share, our Sponsor could make a substantial profit after the initial business combination even if public investors experience substantial losses. Further, the Founder Shares have no redemption rights upon MCAD’s liquidation and will be worthless if no business combination is effected

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the fact that the Sponsor currently holds 142,500 private units which were purchased at a price of $10 per unit, or an aggregate value of $1,425,000 and which have no redemption rights upon MCAD’s liquidation and will be worthless if no business combination is effected; and

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the fact that Sponsor has agreed not to redeem any of the Founders Shares in connection with a stockholder vote to approve a proposed initial business combination.

Date, Time and Place of Special Meeting
The Special Meeting will be held on October 27, 2021, at 10:00 a.m., Eastern time, conducted via live webcast at the following address https://www.cstproxy.com/mcacquisitionii/2021. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. MCAD recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. You may also access the Special Meeting by telephone (listen only) within the U.S. and Canada: 1 888 965-8995 (toll free) and outside of the U.S. and Canada: +1 415 655-0243 (standard rates apply). Please note that you will not be able to physically attend the Special Meeting in person.
Proxy Solicitation
Proxies may be solicited by mail. We have engaged Advantage Proxy to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares online if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of MCAD Stockholders — Revoking Your Proxy.”
Quorum and Required Vote for Proposals for the Special Meeting
A quorum of MCAD stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting of stockholders if a majority of the Common Stock issued outstanding and entitled to vote at the Special Meeting is represented live or by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.
The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding MCAD Common Stock as of the Record Date. Accordingly, a MCAD stockholder’s failure to vote by proxy or to vote in person on line at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.
The approval of the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the 2021 Plan Proposal, the 2021 ESPP Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of MCAD Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. An MCAD stockholder’s failure to vote by proxy or to vote in person at the Special Meeting will not be counted towards the number of shares of Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Proposal, the 2021 Plan Proposal, the 2021 ESPP Proposal and the Adjournment Proposal. Approval of the Directors Proposal will require the vote by a plurality of the shares of the Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting.
The Charter Amendment Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Proposal, the 2021 Plan Proposal and the 2021 ESPP Proposal are conditioned on the approval of the Business Combination Proposal and the Business Combination Proposal is conditioned on the approval of the Charter Amendment Proposal, the Nasdaq Proposal, the Directors Proposal the 2021 Plan Proposal and the 2021 ESPP Proposal. The Adjournment Proposal is not conditioned on any other Proposal and does not require the approval of any other Proposal to be effective. It is important for you to note that in the event the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Proposal the 2021 Plan Proposal and the 2021 ESPP Proposal do not receive the requisite vote for approval, then MCAD will not consummate the Business Combination. If MCAD does not consummate the Business Combination and fails to complete an initial business combination by April 12, 2022, it will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders.
Emerging Growth Company
MCAD is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of MCAD’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Smaller Reporting Company
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.
Recommendation to MCAD Stockholders
The Board believes that the Proposals to be presented at the Special Meeting are in the best interests of MCAD and its stockholders and unanimously recommends that MCAD stockholders vote “FOR” the Proposals.
When you consider the recommendation of the Board in favor of approval of these Proposals, you should keep in mind that MCAD directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:
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unless MCAD consummates an initial business combination, MCAD’s officers, directors and Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account from the MCAD IPO and Private Placement. As of the date of this filing MCAD’s officers, directors and Sponsor have not loaned any money to MCAD and have not incurred any expenses on behalf of MCAD for which they are seeking reimbursement;

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with certain limited exceptions, 50% of MCAD’s founder shares will not be transferred, assigned, sold or released from escrow until the earlier of six months after the date of the consummation of our initial business combination and the date the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and the remaining 50% of the insider shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of our initial business combination or earlier in either case if, subsequent to our initial business combination, we complete a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property;

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the fact that Sponsor paid an aggregate of $25,000 (or approximately $0.017 per share) for its 1,431,500 founders shares and such securities may have a value of $14,315,000 at the time of the Business Combination. Because the merger consideration is based on a deemed price per share of $10.00 a share, our Sponsor could make a substantial profit after the initial business combination even if public investors experience substantial losses. Further, the Founder Shares have no redemption rights upon MCAD’s liquidation and will be worthless if no business combination is effected

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the fact that the Sponsor currently holds 142,500 private units which were purchased at a price of $10 per unit, or an aggregate value of $1,425,000 and which have no redemption rights upon MCAD’s liquidation and will be worthless if no business combination is effected; and

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the fact that Sponsor has agreed not to redeem any of the founder shares in connection with a stockholder vote to approve a proposed initial business combination.

Risk Factors
In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”
Summary of Risks Related to BTX
This discussion includes forward-looking information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involves risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements.”
BTX is a clinical-stage digital therapeutics company with a limited operating history. BTX was formed in December 2015 and its operations to date have been limited. BTX has not yet demonstrated an ability to generate revenues, obtain regulatory approvals, manufacture any product on a commercial scale or arrange for a third party to do so on BTX’s behalf, or conduct sales and marketing activities necessary for successful product commercialization.
BTX has no products approved for commercial sale and has not generated any revenue from product sales to date, nor does it expect to generate any revenue from product sales for the next few years, if ever. BTX will continue to incur significant research and development and other expenses related to its preclinical and clinical development and ongoing operations. As a result, BTX is not profitable and has incurred losses in each period since its inception. Net losses and negative cash flows have had, and will continue to have, an adverse effect on BTX Equityholders’ equity and working capital.
BTX’s ability to become and remain profitable depends on its ability to generate revenue or execute other business development arrangements. BTX does not expect to generate significant revenue, if any, unless and until BTX is able to obtain regulatory approval for, and successfully commercialize the product candidates BTX is developing or may develop. Successful commercialization will require achievement of many key milestones, including demonstrating safety and efficacy in clinical trials, obtaining regulatory approval for these product candidates, developing, marketing and selling those products for which BTX may obtain regulatory approval, satisfying any post-marketing requirements and obtaining reimbursement for its products from private insurance or government payers. Because of the uncertainties and risks associated with these activities, BTX is unable to accurately and precisely predict the timing and amount of revenues, the extent of any further losses or if or when BTX might achieve profitability. BTX may never succeed in these activities and, even if BTX does, BTX may never generate revenues that are significant enough for BTX to achieve profitability. Even if BTX does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.
BTX’s operations have consumed substantial amounts of cash since inception. BTX expects to continue to spend substantial amounts to continue the clinical and preclinical development of BTX’s product candidates, including its program for its leading product candidate BT-001. BTX will need to raise additional capital to complete its currently planned clinical trials and any future clinical trials. Other unanticipated costs may arise in the course of its development efforts. If BTX is able to gain marketing approval for product candidates that it develops, BTX will require significant additional amounts of funding in order to launch and commercialize such product candidates. BTX cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of any product candidate it develops and BTX may need substantial additional funding after consummation of this transaction to complete the development and commercialization of BTX’s product candidates.
Upon the consummation of the Business Combination, we will be a public company, and be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the listing standards of The Nasdaq Stock Market LLC, or Nasdaq, and other applicable securities rules and regulations. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on our personnel, systems and resources. For example, the Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and results of operations. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, results of operations and financial condition. Although we have already hired additional employees to assist us in complying with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our operating expenses.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF BTX
The following selected historical financial information for BTX set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BTX” and BTX’s historical financial statements and the related notes thereto contained elsewhere in this proxy statement/prospectus.
BTX’s balance sheet data as of June 30, 2021 and statement of operations data for the six months ended June 30, 2021 are derived from BTX’s unaudited financial statements included elsewhere in this proxy statement.
	For the Six Months Ended June 30, 2021 (Unaudited)	For the Year Ended December 31, 2020 (Audited)
	(in thousands, except share and per share data)
Statement of Operations Data:
Revenue	$—	$8
Cost of Revenue	297	682
Gross loss	(297)	(674)
Operating Expenses:
Research and development	6,119	2,978
Sales and marketing	607	216
General and administrative	2,439	2,455
Total operating expenses	9,165	5,649
Loss from operations	(9,462)	(6,323)
Interest expense, net	(2)	(100)
Change in fair value of SAFEs	(5,313)	189
Gain on loan forgiveness	647	—
Loss before (benefit from)/provision for income taxes	(14,130)	(6,234)
(Benefit from)/provision for income taxes	(150)	153
Net loss	$(13,980)	$(6,387)
Cumulative preferred dividends allocated to Series A Preferred Shareholders	$(782)	$(1,507)
Net loss attributable to common shareholders, basic and diluted	$(14,762)	$(7,894)
Net loss per share attributable to common shareholders, basic and diluted	$(2.83)	$(1.57)
Weighted-average shares used in computing net loss per share	5,209,490	5,022,339
	As of June 30, 2021 (Unaudited)	As of December 31, 2020 (Audited)
	(in thousands)
Balance Sheet Data:
Current assets	$3,853	$463
Total assets	9,729	6,387
Current liabilities	2,677	613
Total liabilities	30,405	13,145
Convertible preferred stock	24,204	24,204
Accumulated deficit	(45,388)	(31,408)
Total stockholder’s deficit	$(44,880)	$(30,962)

SUMMARY HISTORICAL FINANCIAL INFORMATION OF MCAD
MCAD’s balance sheet data as of June 30, 2021 and statement of operations data for the six months ended June 30, 2021 are derived from MCAD’s unaudited financial statements included elsewhere in this proxy statement. MCAD’s balance sheet data as of December 31, 2020 and statement of operations data for the period from July 31, 2020 (inception) through December 31, 2020 are derived from MCAD’s audited financial statements included elsewhere in this proxy statement.
The historical results of MCAD included below and elsewhere in this proxy statement are not necessarily indicative of the future performance of MCAD. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MCAD” and the financial statements and the related notes appearing elsewhere in this proxy statement.
	For the Six Months Ended June 30, 2021 (Unaudited)	For the Period from July 31, 2020 (inception) through December 31, 2020 (Audited)
Operating and formation costs	$316,685	$1,686
Loss from operation	(316,685)	(1,686)
Net loss	$(311,454)	$(1,686)
Weighted average shares outstanding – basic and diluted	5,092,476	1,250,000(1)
Basic and diluted net loss per share common share	$(0.13)	$(0.00)

(1)
Excludes an aggregate of up to 187,500 shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5 to MCAD Audited Financial Statements).

	As of June 30, 2021 (Unaudited)	As of December 31, 2020
Balance Sheet Data:
Cash	$296,363	$24,764
Prepaid expenses	$99,506	—
Marketable securities held in Trust Account	$57,505,231	—
Deferred offering costs	—	$61,894
Total assets	$57,901,100	$86,658
Total liabilities	$2,120,833	$63,344
Common Stock subject to possible redemption	$50,780,263	—
Total Stockholders’ Equity (Deficit)	$5,000,004	$23,314

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma combined financial data gives effect to the Business Combination and the other transactions contemplated by the Merger Agreement described in the section titled “Unaudited Pro Forma Combined Financial Information”.
The following summary unaudited pro forma condensed combined financial information has been derived from the unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and the year ended December 31, 2020, included in “Unaudited Pro Forma Condensed Combined Financial Information.”
The summary unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations, and the accompanying notes. In addition, the unaudited condensed combined pro forma financial information was based on and should be read in conjunction with the historical financial statements of MCAD and BTX, including the accompanying notes, which are included elsewhere in this prospectus.
The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. MCAD and BTX have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The Business Combination will be accounted for as a reverse capitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, MCAD is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of BTX with the Business Combination being treated as the equivalent of BTX issuing stock for the net assets of MCAD, accompanied by a recapitalization. The net assets of MCAD are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of BTX.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of MCAD’s public shares:
•
Assuming no redemptions for cash:   This presentation assumes that no MCAD stockholders exercise redemption rights with respect to their shares of common stock upon consummation of the Business Combination; and

•
Assuming maximum redemptions for cash:   This presentation assumes that MCAD stockholders exercise their redemption rights with respect to a maximum of 5,049,200 shares of common stock upon consummation of the Business Combination at a redemption price of $10.00 per share. The maximum redemption amount is presented based on a minimum trust account balance of $5,000,001, after giving effect to the payments to redeeming stockholders, but prior to payment of estimated transaction expenses. The “maximum” scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the “maximum redemption” scenario.

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, and other related events, and are factually supportable. The adjustments presented to the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.

(in thousands, except per share data)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Max Redemptions)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data For Six Months Ended June 30, 2021
Net loss per share – basic and diluted	$(0.32)	$(0.38)
Weighted-average shares outstanding – basic and diluted	28,382,000	23,332,800
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data For Twelve Months Ended December 31, 2020
Net loss per share – basic and diluted	$(0.23)	$(0.28)
Weighted-average shares outstanding – basic and diluted	28,382,000	23,332,800
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Max Redemptions)
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of June 30, 2021
Total assets	$110,444	$59,952
Total liabilities	$1,574	$1,574
Total stockholders’ equity	$108,870	$58,378

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMBINED
PER SHARE DATA OF MCAD AND BTX
The following table sets forth selected historical comparative share information for MCAD and BTX and unaudited pro forma combined per share information of the Combined Entity after giving effect to the Business Combination, assuming two redemption scenarios as follows:
Assuming No Redemption:   This scenario assumes that no shares of Common Stock are redeemed; and
Assuming Maximum Possible Redemption:   This scenario assumes that 5,049,200 shares of Common Stock are redeemed for an aggregate payment of approximately $50.5 million from the Trust Account, which is the maximum redemptions that would satisfy MCAD having at least $5,000,001 of net tangible assets remaining after the closing.
You should read the information in the following table in conjunction with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of MCAD and BTX and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined net loss per share information below does not purport to represent the net loss per share which would have occurred had the companies been combined during the periods presented, nor net loss per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of MCAD and BTX would have been had the companies been combined during the periods presented.
			Unaudited Combined Pro Forma		Unaudited BTX equivalent pro forma per share data(1)
	MCAD (Historical)(2)	BTX (Historical)(3)	(Assuming No Redemption)	(Assuming Maximum Redemption)	(Assuming No Redemption)	(Assuming Maximum Redemption)
As of and for the Six Months Ended June 30, 2021 Book value per share	$2.09	$(8.62)	$3.84	$2.50	$3.63	$2.36
Weighted average shares outstanding of Common Stock – basic and diluted	2,387,287	5,209,490	28,382,000	23,332,800	15,200,000	15,200,000
Net loss per share of Common Stock – basic and diluted	$(0.13)	$(2.83)	$(0.32)	$(0.38)	$(0.30)	$(0.36)
As of and for the Year Ended December 31, 2020 Book value per share	$2.07	$(6.16)	$3.78	$2.42	$43.57	$2.29
Weighted average shares outstanding of Common Stock – basic and diluted	2,419,578	5,022,339	28,382,000	23,332,800	15,200,000	15,200,000
Net loss per share of Common Stock – basic and diluted	$(0.00)	$(1.57)	$(0.23)	$(0.28)	$(0.22)	$(0.27)

(1)
The equivalent pro forma basis and diluted per share data for BTX is based on the exchange ratio of 0.9452 as set forth in the Merger Agreement.

(2)
The MCAD historical financial information gives effect to the MCAD initial public offering completed on January 12, 2021. The book value per share for MCAD excludes redeemable common stock from the weighted average shares outstanding to calculate the book value per share.

(3)
The book value per share for BTX excludes convertible preferred stock from the weighted average shares outstanding to calculate the book value per share.

(4)
Book value per share is calculated as total equity divided by weighted average common stock outstanding for the six months ended June 30, 2021 and year ended December 31, 2020, respectively.

RISK FACTORS
The following risk factors will apply to our business and operations following the completion of the Business Combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of BTX and our business, prospects, financial condition and operating results following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your shares of Common Stock. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business, prospects, financial condition or operating results. The following discussion should be read in conjunction with our financial statements and the financial statements of BTX and notes to the financial statements included herein.
Risks Related to MCAD’s Business and to BTX’s Business Following the Business Combination
Unless the context otherwise requires, any reference in the below sections of this proxy statement/prospectus to the “we,” “us” or “our” refers to MCAD and its consolidated subsidiaries prior to the consummation of the Business Combination and to BTX and its consolidated subsidiaries following the Business Combination. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and accompanying notes, and other financial information included elsewhere within this proxy statement/prospectus. This discussion includes forward-looking information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involves risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “MCAD’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
BTX is a clinical-stage digital therapeutics company with a limited operating history and BTX has incurred significant financial losses since its inception. BTX anticipates that it will continue to incur significant financial losses for the foreseeable future.
BTX is a clinical-stage digital therapeutics company with a limited operating history. BTX was formed in December 2015 and its operations to date have been limited. BTX has not yet demonstrated an ability to generate revenues, obtain regulatory approvals, manufacture any product on a commercial scale or arrange for a third party to do so on BTX’s behalf, or conduct sales and marketing activities necessary for successful product commercialization.
BTX has no products approved for commercial sale and has not generated any revenue from product sales to date, nor does it expect to generate any revenue from product sales for the next few years, if ever. BTX will continue to incur significant research and development and other expenses related to its preclinical and clinical development and ongoing operations. As a result, BTX is not profitable and has incurred losses in each period since its inception. Net losses and negative cash flows have had, and will continue to have, an adverse effect on BTX Equityholders’ equity and working capital. BTX’s net loss was $6.4 million for the year ended December 31, 2020. As of December 31, 2020, BTX had an accumulated deficit of $31.4 million. BTX expects to continue to incur significant losses for the foreseeable future, and it expects these losses to increase as BTX continues its research and development of, and seek regulatory approvals for, BTX’s product candidates.
BTX anticipates that its expenses will increase substantially if, and as, it:
•
advances its lead product candidate BT-001 through clinical development;

•
advances its pilot stage product candidates into clinical development;

•
seeks to identify, acquire and develop additional product candidates, including through business development efforts to invest in or in-license other technologies or product candidates;

•
hires additional clinical, quality control, medical, scientific and other technical personnel to support its clinical operations;

•
expands its operational, financial and management systems and increases personnel to support its operations;

•
meets the requirements and demands of being a public company;

•
maintains, expands and protects its intellectual property portfolio;

•
seeks regulatory approvals for any product candidates that successfully complete clinical trials; and

•
undertakes any pre-commercialization activities to establish sales, marketing and distribution capabilities for any product candidates for which it may receive regulatory approval.

Digital therapeutic product development entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate adequate efficacy, gain regulatory approval, secure market access and reimbursement and become commercially viable and therefore any investment in BTX is highly speculative. Additionally, BTX’s expenses could increase beyond its expectations if it is required by the U.S. Food and Drug Administration, or FDA, or other regulatory authorities to perform clinical trials in addition to those that BTX currently expects, or if there are any delays in establishing appropriate arrangements for or in completing its clinical trials or the development of any of BTX’s product candidates.
You should consider BTX’s prospects, factoring in the costs, uncertainties, delays and difficulties frequently encountered by companies in clinical development, especially clinical-stage digital therapeutics companies such as BTX. Any predictions you make about BTX’s future success or viability may not be as accurate as they would otherwise be if BTX had a longer operating history or a history of successfully developing and commercializing digital therapeutics products. BTX may encounter unforeseen expenses, difficulties, complications, delays and other known or unknown factors in achieving its business objectives.
BTX has never generated revenue from product sales and may never be profitable.
BTX’s ability to become and remain profitable depends on its ability to generate revenue or execute other business development arrangements. BTX does not expect to generate significant revenue, if any, unless and until BTX is able to obtain regulatory approval for, and successfully commercialize the product candidates BTX is developing or may develop. Successful commercialization will require achievement of many key milestones, including demonstrating safety and efficacy in clinical trials, obtaining regulatory approval for these product candidates, developing, marketing and selling those products for which BTX may obtain regulatory approval, satisfying any post-marketing requirements and obtaining reimbursement for its products from private insurance or government payers. Because of the uncertainties and risks associated with these activities, BTX is unable to accurately and precisely predict the timing and amount of revenues, the extent of any further losses or if or when BTX might achieve profitability. BTX may never succeed in these activities and, even if BTX does, BTX may never generate revenues that are significant enough for BTX to achieve profitability. Even if BTX does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.
BTX’s failure to become and remain profitable may depress the market price of its common stock and could impair its ability to raise capital, expand its business, diversify its product offerings or continue its operations. If BTX continues to suffer losses as it has since inception, investors may not receive any return on their investment and may lose their entire investment.
BTX will need substantial additional funding, and if it is unable to raise capital when needed, BTX could be forced to delay, reduce or terminate its product discovery and development programs or commercialization efforts.
BTX’s operations have consumed substantial amounts of cash since inception. BTX expects to continue to spend substantial amounts to continue the clinical and preclinical development of BTX’s product candidates, including its program for its leading product candidate BT-001. BTX will need to raise additional capital to complete its currently planned clinical trials and any future clinical trials. Other unanticipated costs may arise in the course of its development efforts. If BTX is able to gain marketing approval for product candidates that it develops, BTX will require significant additional amounts of funding in order to launch and commercialize such product candidates. BTX cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of any product candidate it develops and BTX may need substantial additional funding after consummation of this transaction to complete the development and commercialization of BTX’s product candidates.
BTX’s future need for additional funding depends on many factors, including:
•
the scope, progress, results and costs of researching and developing its current product candidates, as well as other additional product candidates BTX may develop and pursue in the future;

•
the timing of, and the costs involved in, obtaining marketing approvals for BTX’s product candidates and any other additional product candidates BTX may develop and pursue in the future;

•
the number of future product candidates that BTX may pursue and their development requirements;

•
the costs of commercialization activities for BTX’s product candidate, including the costs and timing of establishing product sales, marketing, and distribution capabilities;

•
subject to receipt of regulatory approval, revenue, if any, received from commercial sales of BTX’s product candidates;

•
the extent to which BTX in-licenses or acquires rights to other products, product candidates or technologies;

•
its headcount growth and associated costs as BTX expands its research and development and establish a commercial infrastructure;

•
the costs of preparing, filing and prosecuting patent applications, maintaining and protecting its intellectual property rights, including enforcing and defending intellectual property related claims; and

•
the costs of operating as a public company.

BTX cannot be certain that additional funding will be available on acceptable terms, or at all. If BTX is unable to raise additional capital in sufficient amounts or on terms acceptable to BTX, BTX may have to significantly delay, reduce or terminate its product development programs or plans for commercialization.
BTX believes that, following this transaction, it will be able to fund its operating expenses and capital expenditure requirements into 2023. BTX’s estimate may prove to be wrong, and BTX could use its available capital resources sooner than BTX currently expects. Further, changing circumstances, some of which may be beyond its control, could cause BTX to consume capital significantly faster than BTX currently anticipates, and BTX may need to seek additional funds sooner than planned.
Due to the significant resources required for the development of BTX’s pipeline, and depending on its ability to access capital, BTX must prioritize the development of certain product candidates over others. BTX may fail to expend its limited resources on product candidates or indications that may have been more profitable or for which there is a greater likelihood of success.
BTX currently has one late-stage clinical-stage product candidate as well as several other product candidates that are at various earlier stages of development. BTX seeks to maintain a process of prioritization and resource allocation to maintain an optimal balance between aggressively pursuing its more advanced clinical-stage product candidate, BT-001, and ensuring the development of additional potential product candidates.
Due to the significant resources required for the development of BTX’s product candidates, BTX must decide which product candidates to pursue and advance and the amount of resources to allocate to each. BTX’s decisions concerning the allocation of research, development, collaboration, management and financial resources toward particular product candidates or therapeutic areas may not lead to the development of any viable commercial products and may divert resources away from better opportunities. If BTX makes incorrect determinations regarding the viability or market potential of any of BTX’s product candidates or misread trends in the pharmaceutical industry, in particular for cardiometabolic disorders, its business, financial condition, and results of operations could be materially adversely affected. As a result, BTX may fail to capitalize on viable commercial products or profitable market opportunities, be required to forego or delay pursuit of opportunities with other product candidates or other diseases and disease pathways that may later prove to have greater commercial potential than those BTX chooses to pursue, or relinquish valuable rights to such product candidates through collaboration, licensing, or other royalty arrangements in cases in which it would have been advantageous for BTX to invest additional resources to retain sole development and commercialization rights.
Raising additional capital may cause dilution to BTX Equityholders, restrict its operations or require BTX to relinquish rights to its technologies or product candidates.
BTX expects its expenses to increase in connection with its planned operations. Unless and until BTX can generate a substantial amount of revenue from BTX’s product candidates, BTX expects to finance its future cash needs through public or private equity offerings, debt financings, collaborations, licensing arrangements or other sources, or any combination of the foregoing. In addition, BTX may seek additional capital due to favorable market conditions or strategic considerations, even if BTX believes that BTX has sufficient funds for its current or future operating plans.
To the extent that BTX raises additional capital through the sale of common stock, convertible securities or other equity securities, your ownership interest may be diluted, and the terms of these securities could include liquidation or other preferences and anti-dilution protections that could adversely affect your rights as a common stockholder. In addition, debt financing, if available, may result in fixed payment obligations and may involve agreements that include restrictive covenants that limit its ability to take specific actions, such as incurring additional debt, making capital expenditures, creating liens, redeeming stock or declaring dividends, that could adversely impact its ability to conduct its business. In addition, securing financing could require a substantial amount of time and attention from its management and may divert a disproportionate amount of their attention away from day-to-day activities, which may adversely affect its management’s ability to oversee the development of BTX’s product candidates.
If BTX raises additional capital through collaborations or marketing, distribution or licensing arrangements with third parties, BTX may have to relinquish valuable rights to its technologies, future revenue streams or product candidates or grant licenses on terms that may not be favorable to BTX. If BTX is unable to raise additional capital when needed, BTX may be required to delay, reduce or terminate its product discovery and development programs or commercialization efforts or grant rights to develop and market product candidates that BTX would otherwise prefer to develop and market itself.
The amount of BTX’s future losses is uncertain and BTX’s quarterly and annual operating results may fluctuate significantly or fall below the expectations of investors or securities analysts, each of which may cause its stock price to fluctuate or decline.
BTX’s quarterly and annual operating results may fluctuate significantly in the future due to a variety of factors, many of which are outside of its control and may be difficult to predict, including the following:
•
the timing and success or failure of clinical trials for BTX’s product candidates or competing product candidates, or any other change in the competitive landscape of its industry, including consolidation among its competitors or partners or as a result of COVID-19;

•
its ability to successfully recruit and retain subjects for clinical trials, and any delays caused by difficulties in such efforts, including as a result of COVID-19;

•
its ability to obtain marketing approval for BTX’s product candidates and the timing and scope of any such approvals BTX may receive;

•
the timing and cost of, and level of investment in, research and development activities relating to BTX’s product candidates, which may change from time to time;

•
its ability to attract, hire and retain qualified personnel;

•
expenditures that BTX will or may incur to develop additional product candidates;

•
the level of demand for its product candidates should they receive approval, which may vary significantly;

•
the risk/benefit profile, cost and reimbursement policies with respect to BTX’s product candidates, if approved, and existing and potential future therapeutics that compete with BTX’s product candidates;

•
the changing and volatile U.S. and global economic environments; and

•
future accounting pronouncements or changes in its accounting policies.

The cumulative effects of these factors could result in large fluctuations and unpredictability in its quarterly and annual operating results. As a result, comparing its operating results on a period-to-period basis may not be meaningful. This variability and unpredictability could also result in its failing to meet the expectations of industry or financial analysts or investors for any period. If its operating results or revenue fall below the expectations of analysts or investors or below any forecasts BTX may provide to the market, or if the forecasts BTX provides to the market are below the expectations of analysts or investors, the price of its common stock could decline substantially. Such a stock price decline could occur even when BTX has met any previously publicly stated guidance BTX may provide.
BTX’s business is highly dependent on the success of BTX’s its lead product candidate, BT-001. If BTX is unable to successfully complete clinical development, obtain regulatory approval for or commercialize BT-001, or if BTX experiences delays in doing so, its business will be materially harmed.
To date, BTX as an organization have not completed any clinical trials or development of any product candidates. BTX’s future success and ability to generate revenue from its lead product candidates, is dependent on its ability to successfully develop, obtain regulatory approval for and commercialize BT-001. BTX initiated its potentially pivotal phase trial for BT-001 in February 2021. If BT-001 encounters efficacy problems, development delays or regulatory issues or other problems, the development plans for our other product candidates and business would be materially harmed.
BTX may not have the financial resources to continue development of its product candidates if BT-001 experiences any issues that delay or prevent regulatory approval of, or its ability to commercialize, BT-001, including:
•
its inability to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that BT-001 is safe and effective;

•
insufficiency of its financial and other resources to complete the necessary clinical trials and preclinical studies;

•
negative or inconclusive results from its clinical trials, preclinical studies or the clinical trials of others for product candidates similar to BTX’s, leading to a decision or requirement to conduct additional clinical trials or preclinical studies or abandon a program;

•
product-related adverse events experienced by subjects in its clinical trials, including unexpected results, or by individuals using products similar to BT-001;

•
delays in enrolling subjects in clinical trials;

•
high drop-out rates of subjects from clinical trials;

•
poor effectiveness of BT-001 during clinical trials;

•
greater than anticipated clinical trial or manufacturing costs;

•
delays in submitting a de novo application, or comparable foreign applications or delays or failure in obtaining the necessary approvals from regulators to commence a clinical trial or a suspension or termination, or hold, of a clinical trial once commenced;

•
conditions imposed by the FDA, the European Medicines Agency, or EMA, or comparable foreign regulatory authorities regarding the scope or design of its clinical trials;

•
delays and changes in regulatory requirements, policy and guidelines, including the imposition of additional regulatory oversight around clinical testing generally or with respect to its therapies in particular; or

•
varying interpretations of data by the FDA, EMA and comparable foreign regulatory authorities.

The failure of BTX’s products, if approved, to achieve and maintain market acceptance would cause our business, financial condition and results of operation to be materially and adversely affected.
Our current business strategy is highly dependent on BTX’s products achieving and thereafter FDA approval and maintaining market acceptance. Market acceptance and adoption of BTX’s products depends on educating people with cardiometabolic conditions, as well as payers, health plans and government entities, as to the distinct features, clinical impact, cost savings, and other benefits of BTX’s products. If BTX is not successful in demonstrating to physicians who treat potential patients the benefits of BTX’s products, if approved, or if we are not able to achieve the support of insurance carriers for BTX’s products, our business, financial condition and results of operation would be materially and adversely affected.
In addition, BTX’s products may be perceived by patients and healthcare providers to be more complicated or less effective than traditional approaches, and people may be unwilling to change their current health regimens. Moreover, we believe that healthcare providers tend to be slow to change their medical treatment practices because of perceived liability risks arising from the use of new products and the uncertainty of third-party reimbursement. Accordingly, healthcare providers may not recommend BTX’s products until there is sufficient evidence to convince them to alter their current approach.
Competitive products may reduce or eliminate the commercial opportunity for BTX’s product candidates, if approved. If its competitors develop technologies or product candidates more rapidly than BTX does, or their technologies or product candidates are more effective or safer than BTX’s, its ability to develop and successfully commercialize BTX’s product candidates may be adversely affected.
The clinical and commercial landscapes for the treatment of cardiometabolic diseases are highly competitive and subject to rapid and significant technological change. BTX faces competition with respect to its indications for BTX’s product candidates from major pharmaceutical companies, specialty pharmaceutical companies, biotechnology companies and potentially other technology companies. There are a number of large pharmaceutical and biotechnology companies that currently market and sell drugs or are pursuing the development of drug candidates for the treatment of the indications that BTX is pursuing. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization. In addition, technology companies are increasingly exploring digital product to manage and treat cardiometabolic diseases that could compete with BTX’s product candidates, if approved.
BTX’s competitors may have significantly greater financial resources, established presence in the market, expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and reimbursement and marketing approved products than BTX does. Accordingly, its competitors may be more successful than BTX may be in obtaining regulatory approval for therapies and achieving widespread market acceptance. BTX’s competitors’ products may be more effective, or more effectively marketed and sold, than any product candidate BTX may commercialize and may render its therapies obsolete or non-competitive before BTX can recover development and commercialization expenses. If any of BTX’s product candidates, including BT-001, is approved, it could compete with a range of therapeutic treatments that are in development.
If BTX obtains approval for any of BTX’s product candidates, BTX may face competition based on many different factors, including the efficacy, safety and tolerability of its products, the ease with which its products can be administered, the timing and scope of regulatory approvals for these products, the availability and cost of manufacturing, marketing and sales capabilities, price, reimbursement coverage and patent position. Existing and future competing products could present superior treatment alternatives, including being more effective, safer, less expensive or marketed and sold more effectively than any product BTX may develop. Competitive products may make any product BTX develops obsolete or noncompetitive before it recovers the expense of developing and commercializing BTX’s product candidates. Such competitors could also recruit its employees, which could negatively impact BTX’s level of expertise and its ability to execute its business plan.
In addition, BTX’s competitors may obtain patent protection or FDA approval and commercialize products more rapidly than BTX does, which may impact future approvals or sales of any of BTX’s product candidates that receive regulatory approval. If the FDA approves the commercial sale of any of BTX’s product candidates, BTX will also be competing with respect to marketing capabilities and manufacturing efficiency. BTX expects competition among products will be based on product efficacy and safety, the timing and scope of regulatory approvals, marketing and sales capabilities, product price, reimbursement coverage by government and private third-party payers, regulatory exclusivities and patent position. BTX’s profitability and financial position will suffer if BTX’s product candidates receive regulatory approval but cannot compete effectively in the marketplace.
Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of its competitors. Smaller and other early-stage companies may also prove to be significant competitors, particularly as the develop disruptive therapies through collaborative arrangements with large and established companies. These third parties compete with BTX in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites, as well as in acquiring technologies complementary to, or necessary for, its programs.
We cannot assure you that our diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to BTX’s business, including any material omissions or misstatements contained in the Registration Statement or this proxy statement/prospectus than an investor in an initial public offering.
Before entering into the Business Combination Agreement, we performed a due diligence review of BTX and its business and operations; however, we cannot assure you that our due diligence review identified all material issues, and certain unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Additionally, the scope of due diligence we have conducted in conjunction with the Business Combination may be different than would typically be conducted in the event BTX pursued an underwritten initial public offering. In a typical initial public offering, the underwriters of the offering conduct due diligence on the company to be taken public, and following the offering, the underwriters are subject to liability to private investors for any material misstatements or omissions in the registration statement. While potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any such material misstatements or omissions, there are no underwriters of the BTX common stock that will be issued pursuant to the Registration Statement and thus no corresponding right of action is available to investors in the Business Combination, for any material misstatements or omissions in the Registration Statement or this proxy statement/prospectus. Therefore, as an investor in the Business Combination, you may be exposed to future losses, impairment charges, write-downs, write-offs or other charges that could have a significant negative effect on BTX’s financial condition, results of operations and the share price of its securities, which could cause you to lose some or all of your investment without certain recourse against any underwriter that may be available in an underwritten public offering.
Acquisitions and investments could result in operating difficulties, dilution and other harmful consequences that may adversely impact our business, results of operations and financial condition.
We may in the future make acquisitions to add complementary companies, products, technologies, or revenue. These transactions could be material to our results of operations and financial condition. We may also evaluate and enter into discussions regarding a wide array of potential strategic transactions. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to complete acquisitions on favorable terms, if at all. The process of integrating an acquired company, business or technology may create, unforeseen operating difficulties and expenditures. The areas where we face risks include:
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loss of key employees of the acquired company and other challenges associated with integrating new employees into our culture, as well as reputational harm if integration is not successful;

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diversion of management time and focus from operating our business to addressing acquisition integration challenges;

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implementation or remediation of controls, procedures, and policies at the acquired company;

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difficulties in integrating and managing the combined operations, technologies, technology platforms and products of the acquired companies and realizing the anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical or financial problems;

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integration of the acquired company’s accounting, human resource and other administrative systems, and coordination of products, engineering and sales and marketing function;

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assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights, or increase our risk for liabilities;

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failure to successfully further develop the acquired technology or realize our intended business strategy;

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uncertainty of entry into markets in which we have limited or no prior experience or in which competitors have stronger market positions;

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unanticipated costs associated with pursuing acquisitions;

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failure to find commercial success with the products or services of the acquired company;

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difficulty of transitioning the acquired technology onto our existing platforms and maintaining the security standards for such technology consistent with our other products;

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failure to successfully onboard patients or maintain brand quality of acquired companies;

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responsibility for the liabilities of acquired businesses, including those that were not disclosed to us or exceed our estimates, as well as, without limitation, liabilities arising out of their failure to maintain effective data protection and privacy controls and comply with applicable regulations;

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inability to maintain our internal standards, controls, procedures, and policies;

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failure to generate the expected financial results related to an acquisition on a timely manner or at all;

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difficulties in complying with antitrust and other government regulations;

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challenges in integrating and auditing the financial statements of acquired companies that have not historically prepared financial statements in accordance with GAAP;

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potential accounting charges to the extent intangibles recorded in connection with an acquisition, such as goodwill, trademarks, patient relationships or intellectual property, are later determined to be impaired and written down in value; and

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failure to accurately forecast the impact of an acquisition transaction.

Future acquisitions could also result in expenditures of significant cash, dilutive issuances of our equity securities, the incurrence of debt, restrictions on our business, contingent liabilities, amortization expenses or write-offs of goodwill, any of which could harm our financial condition. In addition, any acquisitions we announce could be viewed negatively by patients.
Additionally, competition within our industry for acquisitions of business, technologies and assets may become intense. Even if we are able to identify an acquisition that we would like to consummate, we may not be able to complete the acquisition on commercially reasonable terms or the target may be acquired by another company. We may enter into negotiations for acquisitions that are not ultimately consummated. Those negotiations could result in diversion of management time and significant out-of-pocket costs. If we fail to evaluate and execute acquisitions successfully, we may not be able to realize the benefits of these acquisitions, and our operating results could be harmed. If we are unable to successfully address any of these risks, our business, financial condition or operating results could be harmed.

If BTX is unable to develop its sales, marketing and distribution capability on its own or through collaborations with marketing partners, it will not be successful in commercializing BTX’s product candidates, if approved.
BTX currently has no marketing, sales or distribution capabilities. BTX intends to establish a sales and marketing organization, to commercialize its product candidates, if approved. These efforts will require substantial additional resources, some or all of which may be incurred in advance of any approval of the product candidate. Any failure or delay in the development of BTX’s sales, marketing and distribution capabilities would adversely impact the commercialization of its product candidates, if approved.
Factors that may inhibit BTX’s efforts to commercialize BTX’s product candidates, if approved, include:
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its inability to recruit and retain adequate numbers of effective sales and marketing personnel;

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the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe its products, if approved;

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the lack of complementary products to be offered by sales personnel, which may put BTX at a competitive disadvantage relative to companies with more extensive product lines; and

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unforeseen costs and expenses associated with creating an independent sales and marketing organization.

With respect to its existing and future product candidates, BTX may choose to collaborate with third parties that have direct sales forces and established distribution systems to serve as an alternative to its own sales force and distribution systems. BTX’s future product revenue may be lower than if it directly marketed or sold BTX’s product candidates, if approved. In addition, any revenue BTX receives will depend in whole or in part upon the efforts of these third parties, which may not be successful and are generally not within its control. If BTX is not successful in commercializing any approved products, its future product revenue will suffer and BTX may incur significant additional losses.
If we are unable to achieve widespread acceptance of BTX’s products, if approved, our revenue growth could be slower than we expect, and our business may be adversely affected.
We expect to generate revenue from physicians prescription of BTX’s products, if approved, for patients. As a result, widespread acceptance, prescription and use of our products, if approved, is critical to our future growth and success. If the market fails to grow or grows more slowly than we currently anticipate, demand for BTX’s products, if approved, could be negatively affected and our revenue may grow more slowly than we expect and our business may be adversely affected. Demand for BTX’s products, if approved, is affected by a number of factors, many of which are beyond our control. Some of these potential factors include:
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awareness of BTX’s products and the adoption of prescription CBT;

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ease of adoption and use;

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platform experience;

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performance;

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brand;

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security and privacy; and

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pricing.

Any failure to offer high-quality patient support may adversely affect our relationships with our existing and prospective patients, and in turn our business, results of operations and financial condition.
In implementing and using BTX’s products, our patients will depend on our patient support to resolve issues in a timely manner. We may be unable to respond quickly enough to accommodate short-term increases in demand for patient support. Increased patient demand for support could increase costs and adversely affect our results of operations and financial condition. Any failure to maintain high-quality patient support, or a market perception that we do not maintain high-quality patient support, could adversely affect patient satisfaction or the willingness of physicians to prescribe our products, and in turn our business, results of operations, and financial condition.
If we fail to effectively manage our growth, we may be unable to execute our business plan, adequately address competitive challenges or maintain our corporate culture, and our business, financial condition and results of operations would be harmed.
The growth and expansion of our business creates significant challenges for our management, operational and financial resources. To effectively manage our growth, we must continue to improve our operational, financial and management processes and systems and to effectively expand, train and manage our employee base. As our organization continues to grow and we are required to implement more complex organizational management structures, we may find it increasingly difficult to maintain the benefits of our corporate culture. This could negatively affect our business performance.
We may in the future enter into collaborations, in-licensing arrangements, joint ventures, or strategic alliances with third-parties that may not result in the development of commercially viable products or the generation of significant future revenues.
In the ordinary course of our business, we may enter into collaborations, in-licensing arrangements, joint ventures, or strategic alliances to develop proposed products and to pursue new markets.
In the future, proposing, negotiating, and implementing collaborations, in-licensing arrangements, joint ventures, strategic alliances, or partnerships may be a lengthy and complex process. Other companies, including those with substantially greater financial, marketing, sales, technology or other business resources, may compete with us for these opportunities or arrangements. We may not identify, secure or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms or at all, and may not realize the anticipated benefits of any such transaction or arrangement.
Additionally, with respect to current and future collaborations, we may not be in a position to exercise sole decision-making authority regarding the transaction or arrangement, which could create the potential risk of creating impasses on decisions, and our collaborators may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals. For example, BTX entered into a research collaboration with Steward Health Care Network to conduct a real world use study of BT-001. However, the parties do not expect to proceed with the study at this point.
It is possible that conflicts may arise with our collaborators, such as conflicts concerning the achievement of performance milestones, or the interpretation of significant terms under any agreement, such as those related to financial obligations or the ownership or control of intellectual property developed during the collaboration. If any conflicts arise with our current or future collaborators, they may act in their self-interest, which may be adverse to our best interest, and they may breach their obligations to us. In addition, we have limited control over the amount and timing of resources that our current collaborators or any future collaborators devote to our collaborators’ or our future products. Disputes between us and our collaborators may result in litigation or arbitration which would increase our expenses and divert the attention of our management. Further, these transactions and arrangements are contractual in nature and may be terminated or dissolved under the terms of the applicable agreements and, in such event, we may not continue to have rights to the products relating to such transaction or arrangement or may need to purchase such rights at a premium.
We could suffer disruptions, outages, defects, and other performance and quality problems with our platform or with the cloud and internet infrastructure on which it relies.
Our business depends on our platform to be available without disruption. We have experienced, and may in the future experience, disruptions, outages, defects, and other performance and quality problems with our platform. We have also experienced, and may in the future experience, disruptions, outages, defects, and other performance and quality problems with the cloud and internet infrastructure on which our platform relies. These problems can be caused by a variety of factors, including introductions of new functionality, vulnerabilities and defects in proprietary and open source software, human error or misconduct, capacity constraints, design limitations, or denial of service attacks or other security-related incidents.

Further, if our contractual and other business relationships with our cloud service providers are terminated, suspended, or suffer a material change to which we are unable to adapt, such as the elimination of services or features on which we depend, we could be unable to provide our platform and could experience significant delays and incur additional expense in transitioning patients to a different cloud service provider.
Any disruptions, outages, defects, and other performance and quality problems with our platform or with the cloud and internet infrastructure on which it relies, or any material change in our contractual and other business relationships with our cloud services providers, could result in reduced use of our platform, increased expenses, including service credit obligations, and harm to our brand and reputation, any of which could have a material adverse effect on our business, financial condition, and results of operations.
We depend on our senior management team, and the loss of one or more of our executive officers or key employees or an inability to attract and retain highly skilled employees could adversely affect our business.
Our success depends largely upon the continued services of our key executive officers. These executive officers are at-will employees and therefore they may terminate employment with us at any time with no advance notice. We rely on our leadership team in the areas of operations, clinical and software development, information security, marketing, compliance and general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. The loss of one or more of the members of our senior management team, or other key employees, could harm our business. The replacement of one or more of our executive officers or other key employees would likely involve significant time and costs and may significantly delay or prevent the achievement of our business objectives.
To continue to execute our growth strategy, we also must attract and retain highly skilled personnel. Competition is intense for qualified professionals. We may not be successful in continuing to attract and retain qualified personnel. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled personnel with appropriate qualifications. The pool of qualified personnel with experience working in the healthcare market is limited overall. In addition, many of the companies with which we compete for experienced personnel have greater resources than we have.
Additionally, our success is dependent on our ability to evolve our culture, align our talent with our business needs, engage our employees and inspire our employees to be open to change and innovate. Our business would be adversely affected if we fail to adequately plan for succession of our executives and senior management, or if we fail to effectively recruit, integrate, retain and develop key talent and/or align our talent with our business needs, in light of the current rapidly changing environment.
We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
Our management will have broad discretion in the application of the net proceeds from the PIPE Financing and the amount in trust following the Business Combination, and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our net proceeds in ways that ultimately increase or maintain the value of your investment.
We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our business, results of operations, and financial condition.
Upon the consummation of the Business Combination, we will be a public company, and be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the listing standards of The Nasdaq Stock Market LLC, or Nasdaq, and other applicable securities rules and regulations. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on our personnel, systems and resources. For example, the Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and results of operations. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, results of operations and financial condition. Although we have already hired additional employees to assist us in complying with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our operating expenses.
In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest substantial resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from business operations to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.
We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified patients of the Board, particularly to serve on our audit committee and compensation committee, and qualified executive officers.
As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in an increased risk of threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business, results of operations, and financial condition.
If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.
As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the applicable listing standards of Nasdaq. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources.
The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight. If any of these new or improved controls and systems do not perform as expected, we may experience material weaknesses in our controls.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K.
Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business and results of operations and could cause a decline in the price of our common stock.
The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”
As a public company, we will incur legal, accounting and other expenses that we did not previously incur. We will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Sarbanes-Oxley Act, the listing requirements of the Nasdaq and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires that we file annual, quarterly and current reports with respect to our business, financial condition and results of operations. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert our management’s attention from implementing our growth strategy, which could prevent us from improving our business, financial condition and results of operations. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on our business, financial condition and results of operations.
In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of our management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and there could be a material adverse effect on our business, financial condition and results of operations.
Our business could be disrupted by catastrophic events and man-made problems, such as power disruptions, data security breaches, and terrorism.
Our platform and the cloud-based infrastructure on which our platform relies are] vulnerable to damage or interruption from the occurrence of any catastrophic event, including earthquake, fire, flood, tsunami, or other weather event, power loss, telecommunications failure, software or hardware malfunction, cyber-attack, war, terrorist attack, incident of mass violence disease, such as the COVID-19 pandemic, and similar events, which could result in lengthy interruptions in access to our platform. In addition, acts of terrorism, including malicious internet-based activity, could cause disruptions to the internet or the economy as a whole. Even with our disaster recovery arrangements, access to our platform could be interrupted. If our systems were to fail or be negatively impacted as a result of a natural disaster or other event, our ability to deliver our platform and products to our patients and patients would be impaired or we could lose critical data. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster, and successfully execute on those plans in the event of a disaster or emergency, our business, financial condition, and results of operations would be harmed.
We have implemented a disaster recovery program that allows us to move website traffic to a backup data center in the event of a catastrophe. This allows us the ability to move traffic in the event of a problem, and the ability to recover in a short period of time. However, to the extent our disaster recovery program does not effectively support the movement of traffic in a timely or complete manner in the event of a catastrophe, our business and results of operations may be harmed.
We do not carry business interruption insurance sufficient to compensate us for the potentially significant losses, including the potential harm to our business, financial condition and results of operations that may result from interruptions in access to our platform as a result of system failures.
Risks Related to our Intellectual Property and Potential Litigation
We may be subject to legal proceedings and litigation, including intellectual property and privacy disputes, which are costly to defend and could materially harm our business and results of operations.
We may be party to lawsuits and legal proceedings in the normal course of business. These matters are often expensive and disruptive to normal business operations. We may face allegations, lawsuits and regulatory inquiries, audits and investigations regarding data privacy, security, labor and employment, consumer protection and intellectual property infringement, including claims related to privacy, patents, publicity, trademarks, copyrights and other rights. A portion of the technologies we use incorporates open source software, and we may face claims claiming ownership of open source software or patents related to that software, rights to our intellectual property or breach of open source license terms, including a demand to release material portions of our source code or otherwise seeking to enforce the terms of the applicable open source license. We may also face allegations or litigation related to our acquisitions, securities issuances or business practices, including public disclosures about our business. Litigation and regulatory proceedings, and particularly the patent infringement and class action matters we could face, may be protracted and expensive, and the results are difficult to predict. Certain of these matters may include speculative claims for substantial or indeterminate amounts of damages and include claims for injunctive relief. Additionally, our litigation costs could be significant. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require us to modify BTX’s product or require us to stop offering certain products, all of which could negatively impact our revenue growth. We may also become subject to periodic audits, which would likely increase our regulatory compliance costs and may require us to change our business practices, which could negatively impact our revenue growth. Managing legal proceedings, litigation and audits, even if we achieve favorable outcomes, is time-consuming and diverts management’s attention from our business.
The results of regulatory proceedings, litigation, claims, and audits cannot be predicted with certainty, and determining reserves for pending litigation and other legal, regulatory and audit matters requires significant judgment. There can be no assurance that our expectations will prove correct, and even if these matters are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our reputation, business, financial condition, results of operations and the market price of our common stock.
Furthermore, our business exposes us to potential product liability claims that are inherent in the design, manufacture, testing and sale of medical devices. We could become the subject of product liability lawsuits alleging that component failures, manufacturing flaws, design defects or inadequate disclosure of product-related risks or product-related information resulted in an unsafe condition, injury or death to patients. In addition, the misuse of BTX’s products, or the failure of patients to adhere to operating guidelines, could cause significant harm to patients, including death, which could result in product liability claims. Product liability lawsuits and claims, safety alerts or product recalls, with or without merit, could cause us to incur substantial costs, and could place a significant strain on our financial resources, divert the attention of management from our core business, harm our reputation and adversely affect our ability to attract and retain patients, any of which could have a material adverse effect on our business, financial condition and results of operations.
Although we maintain third-party product liability insurance coverage, it is possible that claims against us may exceed the coverage limits of our insurance policies. Even if any product liability loss is covered by an insurance policy, these policies typically have substantial deductibles for which we are responsible. Product liability claims in excess of applicable insurance coverage could have a material adverse effect on our business, financial condition and results of operations. In addition, any product liability claim brought against us, with or without merit, could result in an increase of BTX’s product liability insurance premiums. Insurance coverage varies in cost and can be difficult to obtain, and we cannot guarantee that we will be able to obtain insurance coverage in the future on terms acceptable to us or at all.
Failure to protect or enforce our intellectual property rights could harm our business and results of operations.
We believe that our intellectual property is an essential asset of our business. If we do not adequately protect our intellectual property, our brand and reputation could be harmed and competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could materially harm our business, negatively affect our position in the marketplace, limit our ability to commercialize our platform and delay or render impossible our achievement of profitability. A failure to protect our intellectual property in a cost-effective and meaningful manner could have a material adverse effect on our ability to compete. We regard the protection of our trade secrets, copyrights, trademarks, trade dress, databases, domain names and patents as critical to our success. We strive to protect our intellectual property rights by relying on federal, state and common law rights and other rights provided under foreign laws. These laws are subject to change at any time and could further restrict our ability to protect or enforce our intellectual property rights. In addition, the existing laws of certain foreign countries in which we operate may not protect our intellectual property rights to the same extent as do the laws of the United States. We also have a practice of entering into confidentiality and invention assignment agreements with our employees and contractors, and often enter into confidentiality agreements with parties with whom we conduct business in order to limit access to, and disclosure and use of, our proprietary information. In addition, from time to time we make our technology and other intellectual property available to others under license agreements, including open source license agreements and trademark licenses under agreements with any development collaborators for the purpose of co-branding or co-marketing BTX’s products or services. However, these contractual arrangements and the other steps we have taken to protect our intellectual property rights may not prevent the misappropriation of our proprietary information, infringement of our intellectual property rights, disclosure of trade secrets and other proprietary information, or deter independent development of similar or competing technologies, duplication of our technologies or efforts to design around our patents by others, and may not provide an adequate remedy in the event of such misappropriation or infringement.

Obtaining and maintaining effective intellectual property rights is expensive, including the costs of defending our rights. We make business decisions about when to seek patent protection for a particular technology and when to rely upon trade secret protection, and the approach we select may ultimately prove to be inadequate. We are seeking to protect certain of our intellectual property rights through filing applications for copyrights, trademarks, patents and domain names in a number of jurisdictions, a process that is expensive and may not be successful in all jurisdictions. We are continuing to monitor and evaluate our intellectual property protection in various jurisdictions as we expand our business. Even in cases where we seek patent protection, there is no assurance that the resulting patents will effectively protect every significant feature of BTX’s products, technology, or proprietary information, or provide us with any competitive advantages. Moreover, we cannot guarantee that any of our pending patent applications will issue or be approved. The United States Patent and Trademark Office, or the USPTO, also requires compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process and after a patent has issued. There are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If this occurs, our competitors might be able to enter the market, which would have a material adverse effect on our business. Even where we have intellectual property rights, they may later be found to be unenforceable or have a limited scope of enforceability. In addition, we may not seek to pursue such protection in every jurisdiction. In particular, we believe it is important to maintain, protect and enhance our brands. Accordingly, we pursue the registration of domain names and our trademarks and service marks in the United States and in some jurisdictions outside of the United States. Third parties may challenge our use of our trademarks, oppose our trademark applications or otherwise impede our efforts to protect our intellectual property in certain jurisdictions. In the event that we are unable to register our trademarks in certain jurisdictions, we could be forced to rebrand BTX’s products, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing new brands. We have already and may, over time, increase our investment in protecting innovations through investments in patents and similar rights, and this process is expensive and time-consuming.
In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. We may not always detect infringement of our intellectual property rights, and defending or enforcing our intellectual property rights, even if successfully detected, prosecuted, enjoined or remedied, could result in the expenditure of significant financial and managerial resources. Litigation may be necessary to enforce our intellectual property rights, protect our proprietary rights or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business and results of operations. We may also incur significant costs in enforcing our trademarks against those who attempt to imitate our brand and other valuable trademarks and service marks. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, countersuits and adversarial proceedings such as oppositions, inter partes review, post-grant review, re-examination or other post-issuance proceedings, that attack the validity and enforceability of our intellectual property rights. An adverse determination of any litigation proceedings could put our patents at risk of being invalidated or interpreted narrowly and could put our related pending patent applications at risk of not issuing. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential or sensitive information could be compromised by disclosure in the event of litigation. In addition, during the course of litigation there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.
If we fail to maintain, protect and enhance our intellectual property rights, our business, results of operations and financial condition may be harmed and the market price of our common stock could decline.
Risks Related to Employment Matters
Federal, state and local employment-related laws and regulations could increase our cost of doing business and subject us to fines and lawsuits.
Our operations are subject to a variety of federal, state and local employment-related laws and regulations, including, but not limited to, the U.S. Fair Labor Standards Act, which governs such matters as minimum wages, the Family Medical Leave Act, overtime pay, compensable time, recordkeeping and other working conditions, Title VII of the Civil Rights Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the National Labor Relations Act, regulations of the Equal Employment Opportunity Commission, regulations of the Office of Civil Rights, regulations of the Department of Labor (DOL), regulations of state attorneys general, federal and state wage and hour laws, and a variety of similar laws enacted by the federal and state governments that govern these and other employment-related matters. As our employees are located in a number of states, compliance with these evolving federal, state and local laws and regulations could substantially increase our cost of doing business while failure to do so could subject us to fines and lawsuits. We are currently subject to employee-related legal proceedings in the ordinary course of business. While we believe that we have adequate reserves for those losses that we believe are probable and can be reasonably estimated, the ultimate results of legal proceedings and claims cannot be predicted with certainty.
Risks Related to Discovery and Development
Our current product candidates are in various stages of development. Our product candidates may fail in development or suffer delays that adversely affect their commercial viability. If we fail to obtain or maintain U.S. Food and Drug Administration de novo classification or clearance to market and sell our BT-001 digital therapeutic, or if such classification or clearance is delayed, our business will be materially harmed.
The process of seeking regulatory de novo classification or clearance to market a medical device is expensive and time consuming. There can be no assurance that marketing authorization will be granted. If we are not successful in obtaining timely de novo classification granting marketing authorization of our BT-001 digital therapeutic, we may never be able to generate significant revenue and may be forced to cease operations. Specifically, we hope to pursue additional regulatory marketing clearances for our BT-001 digital therapeutic for additional uses once if our first de novo classification is granted. The FDA de novo classification process requires an applicant to demonstrate the safety and efficacy based, in part, on extensive data, including, but not limited to preclinical, clinical trial, technical, manufacturing and labeling data. The FDA regulatory clearance process requires an applicant to demonstrate the device to be marketed is as safe and effective, that is, substantially equivalent, to a legally marketed device and the de novo classification process requires an applicant to demonstrate the safety and effectiveness of a new device. The FDA can delay, limit or deny de novo classification or clearance a device for many reasons, including:
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we may not be able to demonstrate to the FDA’s satisfaction that BTX’s product candidates are safe and effective for its intended use;

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the FDA may disagree that our clinical data supports the label and use that we are seeking;

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the FDA may disagree that the data from our preclinical or pilot studies and clinical trials is sufficient to support marketing authorization; and

Obtaining de novo classification and clearance from the FDA or any foreign regulatory authority could result in unexpected and significant costs for us and consume management’s time and other resources. The FDA could ask us to supplement our submissions, collect additional non-clinical data, conduct additional clinical trials, prepare additional manufacturing data or information or engage in other time-consuming actions, or it could simply deny our applications. In addition, if approved or granted marketing authorization, we will be required to obtain additional FDA approvals or clearances prior to making certain modification to our devices, and the FDA may revoke the approval or clearance or impose other restrictions if post-market data demonstrates safety issues or lack of efficacy. If we are unable to obtain and maintain the necessary regulatory authorizations and clearances to market BTX’s products, our financial condition may be adversely affected, and our ability to grow domestically and internationally would likely be limited. Additionally, even if authorized or cleared for marketing, our BT-001 digital therapeutic may not receive marketing authorization for the indications that are necessary or desirable for successful commercialization or profitability.
We are substantially dependent on the FDA’s de novo classification of our BT-001 digital therapeutic, as well as market acceptance in the United States of BT-001, and our failure to receive FDA de novo classification of our BT-001 digital therapeutic or the failure to gain such market acceptance for it would negatively impact our business.
Since our inception, we have devoted substantially all of our efforts to the development of our BT-001 digital therapeutic application that we believe, if granted de novo classification, will serve the basis for future marketing clearances for additional uses in other indications. We have not yet received de novo classification from the FDA to market and sell our BT-001 digital therapeutic in the United States. However, we will incur costs, including costs to build our sales force, in anticipation of potential FDA de novo classification being granted. If we are unable to obtain the necessary grant from the FDA to market and sell our BT-001 digital therapeutic in the United States and then to achieve significant market acceptance in the United States, our results of operations will be adversely affected as the United States is expected to be the principal market for our BT-001, if approved. Further, because we have incurred costs prospectively in advance of FDA de novo classification, we would be unable to recoup these costs if the BT-001 is not granted marketing authorization by the FDA or if it is granted de novo classification but fails to obtain market acceptance. We have other digital therapeutics development that depend on marketing clearance to be obtained under FDA’s 510(k) clearance pathway, enabled by the de novo classification of our first BT-001 product candidate; thus, if we are unsuccessful in obtaining de novo classification of our initial BT-001 digital therapeutic, we would need to seek de novo classification for the next BT-001 digital therapeutic indication we seek to market. Unexpected or serious complications or other unforeseen negative effects related to the development or market acceptance of any BT-001 digital therapeutic we seek to market could materially and adversely affect our business.
The clinical trial process required to obtain marketing authorizations for BTX’s product candidates is lengthy and expensive with uncertain outcomes. If clinical trials of any of our digital therapeutic applications in development fails to produce results necessary to support regulatory marketing authorization or clearance in the United States or, with respect to our current or future products, elsewhere, we will be unable to commercialize these products and may incur additional costs or experience delays in completing, or ultimately be unable to complete, the commercialization of those products.
We are currently conducting a virtual clinical trial and plan to seek de novo classification for our BT-001 digital therapeutic application for the treatment of type 2 diabetes. The virtual aspects of the trial include recruitment of participants using email and social media and the conducting of study visits using telemedicine visits. In order to obtain de novo classification, we must obtain clinical data demonstrating the safety and efficacy of the product candidate. Conducting clinical trials is a complex and expensive process, can take many years, and outcomes are inherently uncertain. We incur substantial expense for, and devote significant time to, clinical trials but cannot be certain that the trials will ever result in commercial revenue. We may experience significant setbacks in clinical trials, even after earlier clinical trials showed promising results, and failure can occur at any time during the clinical development process. Any of BTX’s products may malfunction or may produce undesirable adverse effects that could cause us, institutional review boards or IRBs, or regulatory authorities to interrupt, delay or halt clinical trials. We, IRBs, the FDA, or another regulatory authority may suspend or terminate clinical trials at any time to avoid exposing trial participants to unacceptable health risks.
Successful results of earlier pilot studies are not necessarily indicative of future clinical trial results, and predecessor pilot study or clinical trial results may not be replicated in subsequent clinical trials. Moreover, interim results or topline results may be subject to change upon full review of the data from a clinical trial. Additionally, the FDA may disagree with our interpretation of the data from our pilot studies and clinical trials, or may find the clinical trial design, conduct or results inadequate to demonstrate safety or efficacy, and may require us to pursue additional clinical trials, which could further delay the de novo classification grant or clearance of BTX’s product candidates. The data we collect from our pilot studies and clinical trials may not be sufficient to support FDA de novo classification or clearance, and if we are unable to demonstrate the safety and efficacy of our future products in our clinical trials, we will be unable to obtain the regulatory authorizations we need to commercialize BTX’s products.
In addition, we may estimate and publicly announce the anticipated timing of the accomplishment of various clinical, regulatory and other product development goals, which are often referred to as milestones. These milestones could include: the submission to the FDA of a meeting request to discuss product development pathways or submission of an investigational device exemption, or IDE, if applicable, to commence clinical trials of BTX’s product candidates; the enrollment of patients in clinical trials; the release of data from clinical trials; and other clinical and regulatory events; and the obtainment of the right to affix the CE mark in the European Union. The actual timing of these milestones could vary dramatically compared to our estimates, in some cases for reasons beyond our control. We cannot assure you that we will meet our projected milestones and if we do not meet these milestones as publicly announced, the commercialization of BTX’s products may be delayed and, as a result, our stock price may decline.
Clinical trials are necessary to support de novo classification requests and certain 510(k) applications and may be necessary to support subsequent 510(k) submissions for modified versions of any digital therapeutic devices for which we obtain marketing authorization. This requires the enrollment of large numbers of suitable subjects, which may be difficult to identify, recruit and maintain as participants in the clinical trial. Adverse outcomes in our potentially pivotal trials or post-approval studies could also result in restrictions on or withdrawal of marketing clearances we obtain. We will likely need to conduct additional clinical studies in the future for the authorization of the use of BTX’s products in some foreign countries. Clinical testing is difficult to design and implement, can take many years, can be expensive and carries uncertain outcomes. The initiation and completion of any of these trials may be prevented, delayed, or halted for numerous reasons. We may experience a number of events during the conduct of our clinical trials that could adversely affect the costs, timing or successful completion, including:
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if we are required to submit an IDE application to FDA, which must become effective prior to commencing human clinical trials, the FDA may reject our IDE application and notify us that we may not begin investigational trials;

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regulators and other comparable foreign regulatory authorities may disagree as to the design or implementation of our clinical trials;

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regulators and/or institutional review boards, or IRBs, or other reviewing bodies may not authorize us or our investigators to commence a clinical trial, or to conduct or continue a clinical trial at a prospective or specific trial site;

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we may not reach agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

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clinical trials may produce negative or inconclusive results, or we may not agree with regulatory authorities on the interpretation of our clinical trial results, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon product development programs;

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the number of subjects or patients required for clinical trials, including to effectively test and demonstrate the effect of BTX’s product candidates, may be larger than we anticipate, enrollment in these clinical trials may be insufficient or slower than we anticipate, and the number of clinical trials being conducted at any given time may be high and result in fewer available patients for any given clinical trial, or patients may drop out of these clinical trials at a higher rate than we anticipate;

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our third-party contractors, may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

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we might have to suspend or terminate clinical trials for various reasons, including a finding that the subjects are being exposed to unacceptable health risks;

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we may have to amend clinical trial protocols or conduct additional studies to reflect changes in regulatory requirements or guidance, which we may be required to submit to an IRB and/or regulatory authorities for re-examination;

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regulators, IRBs, or other parties may require or recommend that we or our investigators suspend or terminate clinical research for various reasons, including safety signals or noncompliance with regulatory requirements;

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the cost of clinical trials may be greater than we anticipate;

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clinical sites may not adhere to the clinical protocol or may drop out of a clinical trial;

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we may be unable to recruit a sufficient number of clinical trial sites or trial subjects;

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regulators, IRBs, or other reviewing bodies may fail to approve or subsequently find fault with our manufacturing processes for clinical and commercial supplies, the supply of devices or other materials necessary to conduct clinical trials may be insufficient, inadequate or not available at an acceptable cost, or we may experience interruptions in our ability to supply BTX’s product candidates;
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marketing authorization policies, pathways or regulations of FDA or applicable foreign regulatory agencies may change in a manner rendering our clinical data insufficient for marketing authorization; and

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our current or future products may have undesirable side effects or other unexpected characteristics.

Clinical trials must be conducted in accordance with the applicable laws and regulations of the FDA and other applicable regulatory authorities’ legal requirements, regulations or guidelines, and are subject to oversight by these governmental agencies and IRBs at the medical institutions where the clinical trials are conducted. We may in the future have to terminate a clinical trial site or investigator which is found through our clinical trial monitoring activities to be noncompliant with our clinical trial protocols or with applicable laws, regulations, requirements and guidelines for the conduct of our clinical trials.
Furthermore, we rely on clinical trial sites to ensure the proper and timely conduct of our clinical trials and while we have agreements governing their committed activities, we have limited influence over their actual performance. We depend on our CROs to support the conduct of our clinical trials in compliance with good clinical practice, or GCP, requirements. To the extent our CROs fail to help oversee the conduct the study in compliance with GCP standards or are delayed for a significant time in the execution of the trial, including achieving full enrollment, we may be affected by increased costs, program delays or both. In addition, clinical trials that are conducted in countries outside the United States may subject us to further delays and expenses as a result of increased shipment costs, additional regulatory requirements and the engagement of non-U.S. CROs, as well as expose us to risks associated with clinical investigators who are unknown to the FDA, and different standards of diagnosis, screening and medical care.
Failure can occur at any stage of clinical testing. Our clinical trials may produce negative or inconclusive results or may demonstrate a lack of effect of BTX’s product candidates. We may decide, or regulators may require us, to conduct additional clinical and non-clinical testing in addition to those we have planned. Our failure to adequately demonstrate the safety and effectiveness of any product candidates we may develop or may develop in the future would prevent receipt of regulatory marketing authorization and, ultimately, the commercialization of that product or indication for use. Even if our future products are granted de novo classification or cleared in the United States, commercialization of BTX’s products in foreign countries would require marketing authorization by regulatory authorities in those countries. Marketing authorization procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including the conduct of additional pilot studies or clinical trials. Any of these occurrences could have an adverse effect on our business, financial condition and results of operations.
Enrollment and retention of patients in clinical trials is an expensive and time-consuming process and could be made more difficult or rendered impossible by multiple factors outside our control.
We may encounter delays or difficulties in enrolling, or be unable to enroll, a sufficient number of patients to complete any of our clinical trials on our current timelines, or at all, and even once enrolled, we may be unable to retain a sufficient number of patients to complete any of our trials. Slow enrollment in our clinical trials may lead to delays in our development timelines and milestones.
Patient enrollment in clinical trials and completion of patient follow-up depend on many factors, including the size of the patient population, the nature of the trial protocol, the ability of patients to continue to receive medical care, the eligibility criteria for the clinical trial, patient compliance, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the product being studied in relation to other available therapies, including any new treatments that may be approved for the indications we are investigating. For example, patients may be discouraged from enrolling in our clinical trials if the trial protocol requires them to undergo extensive post-treatment procedures or follow-up to assess the safety and efficacy of a product candidate, or they may be persuaded to participate in contemporaneous clinical trials of a competitor’s product candidate. In addition, patients participating in our clinical trials may drop out before completion of the trial or experience adverse medical events unrelated to BTX’s products. Delays in patient enrollment or failure of patients to continue to participate in a clinical trial may delay commencement or completion of the clinical trial, cause an increase in the costs of the clinical trial and delays, make our data more difficult to interpret, affect the powering of our trial, or result in the failure of the clinical trial.
Delays or failures in planned patient enrollment or retention may result in increased costs, program delays or both, which could have a harmful effect on our ability to develop BTX’s product candidates, or could render further development impossible. In addition, we rely on clinical trial sites to ensure timely conduct of our clinical trials and, while we have entered into agreements governing their services, we are limited in our ability to compel their actual performance.
Interim, “topline,” and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to confirmation, audit, and verification procedures that could result in material changes in the final data.
From time to time, we may publicly disclose preliminary or topline data from our pilot studies and clinical trials, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations, and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the topline or preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, topline data should be viewed with caution until the final data are available. From time to time, we may also disclose interim data from our clinical trials. Interim or preliminary data from clinical trials are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment and treatment continues and more patient data become available or as patients from our clinical trials continue other treatments for their disease. Adverse differences between preliminary or interim data and final data could significantly harm our business prospects. Further, disclosure of interim data by us or by our competitors could result in volatility in the price of our common stock after this offering.
Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the potential of the particular program, the likelihood of marketing authorization or clearance or commercialization of the particular product candidate, the commercial success of any product for which we may have already obtained authorization or clearance, and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is derived from information that is typically extensive, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure.
If the interim, topline, or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, BTX’s product candidates may be harmed, which could harm our business, operating results, prospects or financial condition.
If patients or physicians are not willing to change current practices to adopt our BT-001 digital therapeutic, if granted authorization for marketing, our future product candidates may fail to gain increased market acceptance, and our business will be adversely affected.
Our primary strategy to grow our revenue is to drive the adoption of our BT-001 digital therapeutic, if granted marketing authorization, by physicians to assist their patients in improving glycemic control by lowering HbA1c. Physicians may choose not to adopt our digital therapeutic products for a number of reasons, including:
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lack of availability of adequate third-party payer coverage or reimbursement;

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lack of experience with BTX’s product;

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our inability to convince key opinion leaders to recommend BTX’s products;

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perceived inadequacy of evidence supporting clinical benefits, safety or cost-effectiveness of BTX’s product;

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liability risks generally associated with the use of new products; and

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the training required to use new products.

We focus our sales, marketing and training efforts primarily on primary care physicians. However, physicians from other disciplines, such as endocrinologists, as well as other medical professionals, such as nurse practitioners and physician assistants, are often the initial point of contact for patients with diabetes management needs. We believe that educating physicians in these disciplines and other medical professionals about the clinical merits, patient benefits and safety profile of our digital therapeutic products is an element of increasing product adoption. If additional primary care physicians or other medical professionals do not appreciate and recommend the benefits of our digital therapeutic for any reason, including those listed above, our ability to execute our growth strategy will be impaired, and our business may be adversely affected.
In addition, patients may not be able to adopt or may choose not to adopt our digital therapeutic if, among other potential reasons, they are worried about potential adverse effects of use of our digital therapeutic or they are unable to obtain adequate third-party coverage or reimbursement.
Our long-term growth depends on our ability to enhance our digital therapeutic products, expand our indications and develop and commercialize additional products once granted marketing authorization and clearance.
It is important to our business strategy that we continue to enhance our BT-001 digital therapeutic with additional functionalities and, in the future, additional indications as well as develop and introduce new products. Developing products is expensive and time-consuming and could divert management’s attention away from our core business. The success of any new product offering or product enhancements will depend on several factors, including our ability to:
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properly identify and anticipate physician and patient needs;

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develop and introduce new functionalities, uses, products and product enhancements in a timely manner;

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avoid infringing upon the intellectual property rights of third-parties;

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demonstrate, if required, the safety and effectiveness of new products with data from preclinical and pilot studies and clinical trials;

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obtain the necessary regulatory clearances, grants or approvals for expanded indications, new products or product modifications;

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be fully FDA-compliant with marketing of new products or modified products;

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provide adequate training to potential patients prescribed BTX’s products;

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receive adequate coverage and reimbursement for procedures performed with BTX’s products; and

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develop an effective and dedicated sales and marketing team.

If we are not successful in expanding our indications and developing and commercializing new products and product enhancements, our ability to increase our revenue may be impaired, which could have a material adverse effect on our business, financial condition and results of operations.
Our product candidates represent novel and innovative potential therapeutic areas, and negative perception of any product candidate that we develop could adversely affect our ability to conduct our business, obtain regulatory approvals or identify alternate regulatory pathways to market for such product candidate.
Certain of our product candidates are considered relatively new and novel therapeutic approaches. Our and their success will depend upon physicians who specialize in the treatment of diseases targeted by our and their product candidates prescribing potential treatments that involve the use of our and their product candidates in lieu of, or in addition to, existing treatments with which they are more familiar and for which greater clinical data may be available. Access will also depend on consumer acceptance and adoption of products that are commercialized. In addition, responses by the U.S., state or foreign governments to negative public perception or ethical concerns may result in new legislation or regulations that could limit our ability to develop or commercialize any product candidates, obtain or maintain regulatory approval, identify alternate regulatory pathways to market or otherwise achieve profitability.
For example, in the United States, no prescription digital therapeutic candidates designed to deliver cognitive behavioral therapy for treating diabetes, heart disease, and other cardiometabolic conditions have been approved. BTX is developing a platform of FDA-regulated, software-based, prescription digital therapeutic candidates for treating such conditions through a novel form of cognitive behavioral therapy. The FDA may lack experience in evaluating the safety and efficacy of product candidates based on cognitive behavioral therapy, which could result in a longer than expected regulatory review process, increase expected development costs and delay or prevent potential commercialization of product candidates.
Risks Related to Government Regulation
Our products and operations are subject to extensive government regulation and oversight both in the United States and abroad, and our failure to comply with applicable requirements could harm our business.
We and BTX’s products are subject to extensive regulation in the United States and elsewhere, including by the FDA and its foreign counterparts. The FDA and foreign regulatory agencies regulate, among other things, with respect to medical devices: design, development and manufacturing; testing, labeling, content and language of instructions for use; clinical trials; product safety; pre-market clearance and approval; establishment registration and device listing; marketing, sales and distribution; complaint handling; record keeping procedures; advertising and promotion; recalls and field safety corrective actions; post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury; post-market approval studies; and product import and export.
The regulations to which we are subject are complex and have tended to become more stringent over time. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated sales. The FDA enforces these regulatory requirements through periodic unannounced inspections. We do not know whether we will pass any future FDA inspections or those conducted by foreign regulatory agencies. Failure to comply with applicable regulations could jeopardize our ability to sell BTX’s products and result in enforcement actions such as: warning letters; fines; injunctions; civil penalties; termination of distribution; recalls or seizures of products; delays in the introduction of products into the market; total or partial suspension of production; refusal to grant future clearances or approvals; withdrawals or suspensions of current marketing authorizations, resulting in prohibitions on the sale and distribution of BTX’s products; and in the most serious cases, criminal penalties.
We may not receive the necessary de novo classification grant for our BT-001 digital therapeutic or clearances for future expanded indications of our BT-001 digital therapeutic product candidate, and failure to timely obtain these regulatory authorizations would adversely affect our ability to grow our business.
Our strategy is dependent on the initial de novo classification by FDA of our BT-001 digital therapeutic granting its ability for marketing in the United States. In the United States, before we can market a new medical device, or a new use of, new claim for or significant modification to an existing products, we must first receive either clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or the FDCA, or grant under the de novo classification process added under the Food and Drug Administration Modernization Act, or FDAMA, or premarket approval, or PMA, from the FDA, unless an exemption applies.
The de novo classification process, which is the development pathway required based on discussions with FDA for our BT-001 digital therapeutic for our current planned use in treatment of type 2 diabetes, provides a pathway to classify novel medical devices for which general controls alone, or general and special controls, provide reasonable assurance of safety and efficacy for the intended use, but for which there is no legally marketed predicate device. A de novo classification is a risk-based classification process where devices that are classified into class I or class II through a de novo classification request may be marketed and used as predicates for future premarket notification 510(k) submissions.
In the 510(k) clearance process, before a device may be marketed, the FDA must determine that a proposed device is “substantially equivalent” to a legally-marketed “predicate” device, which includes a device that has been previously cleared through the 510(k) process, a device that was legally marketed prior to May 28, 1976 (pre-amendments device), a device that was originally on the United States market pursuant to an approved PMA and later down-classified, or a 510(k)-exempt device. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data are sometimes required to support substantial equivalence demonstrations. We plan to pursue the 510(k) clearance process for the addition of expanded indications for our BT-001 digital therapeutic.
Where the de novo classification or 510(k) clearance pathways are not available for medical devices, and where no policy of enforcement discretion exists enabling a manufacturer to market a medical device without obtaining premarket authorization, the process of obtaining PMA approval may apply, which is the most rigorous product development pathway for seeking marketing approval for a medical device. In review of a PMA application, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including, but not limited to pre-clinical, clinical trial, technical, manufacturing and labeling data beyond that which is required to support a de novo classification request or 510(k) clearance submission. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices.
Modifications to products that are approved through a PMA application generally require FDA approval. Similarly, certain modifications made to products cleared through a 510(k) or the de novo classification process may require a new 510(k) clearance or a new de novo classification request. Both the PMA approval, de novo classification, and the 510(k) clearance processes can be expensive, lengthy and uncertain. The FDA’s 510(k) clearance process usually takes from three to 12 months, but can last longer, while the de novo classification request process is usually longer requiring a clinical trial. The process of obtaining a PMA is much more costly and uncertain than the de novo or 510(k) clearance processes and generally takes from one to three years, or even longer, from the time the application is filed with the FDA. In addition, a PMA generally requires the performance of one or more clinical trials. Despite the time, effort and cost, a device may not be approved, granted or cleared by the FDA. Any delay or failure to obtain necessary regulatory approvals could harm our business. Furthermore, even if we are granted regulatory authorizations, clearances or approvals, they may include significant limitations on the indicated uses for the device, which may limit the market for the device.
In the United States, we are currently developing our BT-001 digital therapeutic through the de novo classification pathway. Any modification to our BT-001 digital therapeutic that has not been previously authorized may require us to submit a 510(k) premarket clearance application or de novo classification request prior to implementing the change. If the FDA requires us to go through a lengthier, more rigorous examination for future products or modifications to existing products than we had expected, product introductions or modifications could be delayed or canceled, which could adversely affect our ability to grow our business.
The FDA can delay, limit or deny de novo classification, clearance or approval of a device for many reasons, including:
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our inability to demonstrate to the satisfaction of the FDA or the applicable regulatory entity or notified body that BTX’s products are safe or effective for their intended uses;

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the disagreement of the FDA or the applicable foreign regulatory body with the design or implementation of our clinical trials or the interpretation of data from pre-clinical studies or clinical trials;

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serious and unexpected adverse device effects experienced by participants in our clinical trials;

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the data from our pre-clinical or pilot studies and clinical trials may be insufficient to support de novo classification, clearance or approval where required;

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our inability to demonstrate that the clinical and other benefits of the device outweigh the risks; and

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the potential for medical device policies or regulations of the FDA or applicable foreign regulatory bodies to change significantly in a manner rendering our clinical data or regulatory filings insufficient for de novo classification, clearance or approval.

In addition, the FDA may change its policies, adopt additional regulations or revise existing regulations, or take other actions, which may prevent or delay de novo classification, clearance or approval of our future products under development or impact our ability to modify our currently cleared products on a timely basis. Such policy or regulatory changes could impose additional requirements upon us that could delay our ability to obtain new authorizations, increase the costs of compliance or restrict our ability to maintain any authorizations we may successfully obtain. For example, as part of the Food and Drug Administration Safety and Innovation Act, or FDASIA, enacted in 2012, Congress reauthorized the Medical Device User Fee Amendments with various FDA performance goal commitments and enacted several “Medical Device Regulatory Improvements” and miscellaneous reforms, which are further intended to clarify and improve medical device regulation both pre- and post-marketing. Some of these proposals and reforms could impose additional regulatory requirements upon us that could delay our ability to obtain new approvals, increase the costs of compliance or restrict our ability to maintain our current approval.
We may market digital products for uses under current FDA enforcement discretion or outside of the current definition of a “medical device” in the United States.
Currently, the FDA’s regulatory framework permits the marketing of certain digital applications and products outside of the FDA’s active regulation under its device authorities or, in other cases, completely outside FDA regulation if the product uses do not meet the definition of a “medical device.” From time to time, we may develop and commercialize products that we determine fall within the current areas of FDA enforcement discretion or outside the definition of a medical device, but the FDA may not agree with our determination. If FDA disagrees with any such determinations that we make, we may be required to cease further marketing or distribution of those products until such time as we obtain any required premarket authorization, clearance or approval for those products and we may be subject to receiving an FDA untitled letter or warning letter for such product marketing and distribution activities, amongst other potential enforcement mechanisms available to the FDA.
Failure to comply with post-marketing regulatory requirements could subject us to enforcement actions, including substantial penalties, and might require us to recall or withdraw a products from the market.
After de novo classification, if granted, for our BT-001 digital therapeutic product candidate, we will be subject to ongoing and pervasive regulatory requirements governing, among other things, the manufacture, marketing, labeling, sale, promotion, advertising, medical device reporting, registration, distribution, and listing of devices. For example, we must submit periodic reports to the FDA, including reports of certain adverse events. These reports include safety and effectiveness information about the device after its authorization for marketing. Failure to submit such reports, or failure to submit the reports in a timely manner, could result in enforcement action by the FDA. Following its review of these periodic reports and medical device adverse event reports, the FDA might ask for additional information or initiate further investigation.
In addition, our digital therapeutics may become subject to post-market study requirements. Any failure to conduct the required studies in accordance with an IRB, and informed consent requirements, or adverse findings in these studies, could also be grounds for modification or withdrawal of marketing authorization for any product we may commercialize.
The FDA and the Federal Trade Commission, or FTC, also regulate the advertising and promotion of BTX’s products and services to ensure that the claims we make are consistent with our regulatory authorizations, that there is adequate and reasonable data to substantiate the claims and that our promotional labeling and advertising is neither false nor misleading. If the FDA or FTC determines that any of our advertising or promotional claims are misleading, not substantiated or not permissible, we may be subject to enforcement actions, including warning letters, and we may be required to revise our promotional claims and make other corrections or restitutions.

The regulations to which we are subject are complex and have become more stringent over time. Regulatory changes could result in restrictions on our ability to continue or expand our operations, higher than anticipated costs, or lower than anticipated sales. Even after we have obtained the proper regulatory authorization to market a device, we have ongoing responsibilities under FDA regulations and applicable foreign laws and regulations. The FDA, state and foreign regulatory authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, state or foreign regulatory authorities, which may include any of the following sanctions:
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untitled letters or warning letters;

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fines, injunctions, consent decrees and civil penalties;

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recalls, termination of distribution, administrative detention, or seizure of BTX’s products;

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patient notifications for repair, replacement or refunds;

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operating restrictions or partial suspension or total shutdown of production;

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delays in or refusal to grant our requests for future marketing authorizations of new products, new intended uses, or modifications to any marketed products we may commercialize;

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withdrawals or suspensions of our current regulatory authorizations, resulting in prohibitions on sales and distribution of BTX’s products;

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FDA refusal to issue certificates to foreign governments needed to export products for sale in other countries; and

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criminal prosecution.

Any of these sanctions could result in higher than anticipated costs or lower than anticipated sales and have a material adverse effect on our reputation, business, financial condition and results of operations.
If treatment guidelines for diabetes patient management change or the standard of care evolves, we may need to redesign and seek new marketing authorization from the FDA for one or more of BTX’s product candidates.
If treatment guidelines for diabetes patient management change or the standard of care for this or any other conditions in which we seek to develop digital therapeutics evolves, we may need to redesign the applicable product or product candidates we market or seek to develop and may need to seek and obtain new de novo classifications, clearances or approvals from the FDA and the equivalent from foreign regulatory authorities. If treatment guidelines or the standards of care change so that different treatments become desirable, the clinical utility of one or more of BTX’s products could be diminished and our business could be adversely affected.
The misuse or off-label use of BTX’s products may harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.
Although BTX’s products, if authorized for marketing, are marketed for the specific therapeutic uses for which the devices were designed and our personnel will be trained to not promote BTX’s products for uses outside of the FDA-approved indications for use, known as “off-label uses,” we cannot, however, prevent a physician from using BTX’s products in ways, when in the physician’s independent professional medical judgment, he or she deems it appropriate. There may be increased risk of injury to patients if primary care physicians attempt to use BTX’s products off-label. Furthermore, the use of BTX’s products for indications other than those authorized, cleared or approved by the FDA or authorized by any foreign regulatory body may not effectively treat such conditions, which could harm our reputation in the marketplace among primary care physicians and patients.
If following authorization of our BT-001 digital therapeutic or any other product candidates we may commercialize the FDA or any foreign regulatory body determines that our promotional materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance or imposition of an untitled letter or warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action under other regulatory authority, such as false claims laws for any products for which we obtain government reimbursement, if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations.
In addition, physicians may misuse BTX’s products with their patients if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If BTX’s products are misused, we may become subject to costly litigation by our patients or their patients. As described above, product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizeable damage awards against us that may not be covered by insurance.
Our products may cause or contribute to adverse medical events or be subject to failures or malfunctions that we are required to report to the FDA, and if we fail to do so, we would be subject to sanctions that could harm our reputation, business, financial condition and results of operations. The discovery of serious safety issues with BTX’s products, or a recall of BTX’s products either voluntarily or at the direction of the FDA or another governmental authority, could have a negative impact on us.
We are subject to the FDA’s medical device reporting regulations and similar foreign regulations, which require us to report to the FDA when we receive or become aware of information that reasonably suggests that one or more of BTX’s products may have caused or contributed to a death or serious injury or malfunctioned in a way that, if the malfunction were to recur, it could cause or contribute to a death or serious injury. The timing of our obligation to report is triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events of which we become aware within the prescribed timeframe. We may also fail to recognize that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of the product. If we fail to comply with our reporting obligations, the FDA could take action, including warning letters, untitled letters, administrative actions, criminal prosecution, imposition of civil monetary penalties, revocation of our device approval, seizure of BTX’s products or delay in clearance or approval of future products.
The FDA and foreign regulatory bodies have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture of a product or in the event that a product poses an unacceptable risk to health. The FDA’s authority to require a recall must be based on a finding that there is reasonable probability that the device could cause serious injury or death. We may also choose to voluntarily recall a product if any material deficiency is found. A government-mandated or voluntary recall by us could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing defects, labeling or design deficiencies, packaging defects or other deficiencies or failures to comply with applicable regulations. Product defects or other errors may occur in the future.
Depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA may require, or we may decide, that we will need to obtain new authorizations, clearance or approvals for the device before we may market or distribute the corrected device. Seeking such authorizations, clearances or approvals may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action, including FDA warning letters, product seizure, injunctions, administrative penalties or civil or criminal fines.
Companies are required to maintain certain records of recalls and corrections, even if they are not reportable to the FDA. We may initiate voluntary withdrawals or corrections for BTX’s products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, it could require us to report those actions as recalls and we may be subject to enforcement action. A future recall announcement could harm our reputation with patients, potentially lead to product liability claims against us and negatively affect our sales. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business and may harm our reputation and financial results.

In the event we seek to market BTX’s products in international markets, if we do not obtain and maintain international regulatory registrations or approvals for BTX’s products, we will be unable to market and sell BTX’s products outside of the United States.
Sales of BTX’s products outside of the United States are subject to foreign regulatory requirements that vary widely from country to country. In addition, the FDA regulates exports of medical devices from the United States. While the regulations of some countries may not impose barriers to marketing and selling BTX’s products or only require notification, others require that we obtain the marketing authorization of a specified regulatory body. Complying with foreign regulatory requirements, including obtaining registrations or marketing authorizations, can be expensive and time-consuming, and we may not receive regulatory authorizations, clearances or approvals in each country in which we may plan to market BTX’s products or we may be unable to do so on a timely basis. The time required to obtain registrations or marketing authorizations, if required by other countries, may be longer than that required for FDA de novo classification, clearance or approval, and requirements for such registrations and marketing authorizations may significantly differ from FDA requirements. If we modify BTX’s products, we may need to apply for additional regulatory authorizations before we are permitted to sell the modified product. In addition, we may not continue to meet the quality and safety standards required to maintain the authorizations that we have received. If we are unable to maintain our authorizations in a particular country, we will no longer be able to sell the applicable product in that country.
Regulatory de novo classification, clearance or approval by the FDA does not ensure registration or marketing authorization by regulatory authorities in other countries, and registration or marketing authorization by one or more foreign regulatory authorities does not ensure registration or marketing authorization by regulatory authorities in other foreign countries or by the FDA. However, a failure or delay in obtaining registration or marketing authorization in one country may have a negative effect on the regulatory process in others.
Risks related to Healthcare Laws and Regulation
The insurance coverage and reimbursement status of newly-approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for any of BTX’s product candidates, if approved, could limit our ability to market those products and decrease our ability to generate revenue.
In the United States and markets in other countries, patients generally rely on third-party payers to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payers is critical to new product acceptance. Our ability to successfully commercialize BTX’s product candidates will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Government authorities and third-party payers, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. The availability of coverage and extent of reimbursement by governmental and private payers is essential for most patients to be able to afford treatments. Sales of product candidates that we may identify will depend substantially, both domestically and abroad, on the extent to which the costs of BTX’s product candidates will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payers. If coverage and adequate reimbursement is not available, or is available only to limited levels, we may not be able to successfully commercialize BTX’s product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a sufficient return on our investment.
There is also significant uncertainty related to the insurance coverage and reimbursement of newly approved products and coverage may be more limited than the purposes for which the medicine is approved by the FDA or comparable foreign regulatory authorities.
Factors payers consider in determining reimbursement are based on whether the product is:
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a covered benefit under its health plan;

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safe, effective and medically necessary;

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appropriate for the specific patient;

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cost-effective; and

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neither experimental nor investigational.

Each payer determines whether or not it will provide coverage for a treatment, what amount it will pay the manufacturer for the treatment and on what tier of its formulary it will be placed. The position on a payer’s list of covered drugs, biological products, and medical devices, or formulary, generally determines the co-payment that a patient will need to make to obtain the therapy and can strongly influence the adoption of such therapy by patients and physicians. Patients who are prescribed treatments for their conditions and providers prescribing such services generally rely on third-party payers to reimburse all or part of the associated healthcare costs. Patients are unlikely to use BTX’s products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of BTX’s products. There may be significant delays in obtaining such coverage and reimbursement for newly approved products, and coverage may be more limited than the purposes for which the product is approved by the FDA.
Moreover, eligibility for coverage and reimbursement does not imply that a product will be paid for in all cases or at a rate that covers our costs, including research, development, intellectual property, manufacture, sale and distribution expenses. Interim reimbursement levels for new products, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement rates may vary according to the use of the product and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost products and may be incorporated into existing payments for other services. Net prices for products may be reduced by mandatory discounts or rebates required by government healthcare programs or private payers, by any future laws limiting pharmaceutical prices and by any future relaxation of laws that presently restrict imports of products from countries where they may be sold at lower prices than in the United States. In addition, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as average sales price and best price. Penalties may apply in some cases when such metrics are not submitted accurately and timely.
Third-party payers have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. We cannot be sure that coverage and reimbursement will be available for any product that we commercialize and, if reimbursement is available, what the level of reimbursement will be. Inadequate coverage and reimbursement may impact the demand for, or the price of, any product for which we obtain marketing approval. If coverage and adequate reimbursement are not available, or are available only at limited levels, we may not be able to successfully commercialize BTX’s product candidates.
In addition, in some foreign countries, the proposed pricing for a prescription device must be approved before it may be lawfully marketed. The requirements governing medical product pricing vary widely from country to country. For example, the European Union provides options for its Member States to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular product candidate to currently available therapies. A Member State may approve a specific price for the medicinal products or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of BTX’s product candidates. Historically, products launched in the European Union do not follow price structures of the U.S. and generally prices tend to be significantly lower.
We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws health information privacy and security laws, and other health care laws and regulations. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.
We are subject to applicable fraud and abuse and other healthcare laws and regulations, including, without limitation, the U.S. federal Anti-Kickback Statute and the U.S. federal False Claims Act, or FCA, which may constrain the business or financial arrangements and relationships through which we sell, market and distribute BTX’s products. In particular, the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry (e.g., healthcare providers, physicians and third-party payers), are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commission(s), certain customer incentive programs and other business arrangements generally. We also may be subject to patient information and privacy and security regulation by both the federal government and the states and foreign jurisdictions in which we conduct our business. The applicable federal, state and foreign healthcare laws and regulations laws that may affect our ability to operate include, but are not limited to:
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the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, the purchase, lease, order, arrangement, or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it to have committed a violation. Violations are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act or federal civil money penalties. On December 2, 2020, the Office of Inspector General, or OIG, published further modifications to the federal Anti-Kickback Statute. Under the final rules, OIG added safe harbor protections under the Anti-Kickback Statute for certain coordinated care and value-based arrangements among clinicians, providers, and others. This rule (with exceptions) became effective January 19, 2021. Implementation of this change is currently under review by the Biden administration and may be amended or repealed. We continue to evaluate what effect, if any, the rule will have on our business;

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the federal civil and criminal false claims laws and civil monetary penalty laws, such as the federal False Claims Act, which impose criminal and civil penalties and authorize civil whistleblower or qui tam actions, against individuals or entities for, among other things: knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent; knowingly making, using or causing to be made or used, a false statement of record material to a false or fraudulent claim or obligation to pay or transmit money or property to the federal government or knowingly concealing or knowingly and improperly avoiding or decreasing an obligation to pay money to the federal government. A person can be held liable under the federal False Claims Act even when they do not submit claims directly to government payers if they are deemed to “cause” the submission of false or fraudulent claims. The federal False Claims Act also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the federal False Claims Act and to share in any monetary recovery;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit a person from knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payer (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false, fictitious, or fraudulent statements or representations in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters; similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH and their respective implementing regulations, including the Final Omnibus Rule published in January 2013, which impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates, independent contractors or agents of covered entities, that perform services for them that involve the creation, maintenance, receipt, use, or disclosure of, individually identifiable health information relating to the privacy, security and transmission of individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, there may be additional federal, state and non-U.S. laws which govern the privacy and security of health and other personal information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts;
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The U.S. federal transparency requirements under the ACA, including the provision commonly referred to as the Physician Payments Sunshine Act, and its implementing regulations, which requires applicable manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program to report annually to CMS, information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by the physicians described above and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made to certain non-physician providers such as physician assistants and nurse practitioners;

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federal government price reporting laws, which require us to calculate and report complex pricing metrics in an accurate and timely manner to government programs;

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federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers;

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Additionally, we are subject to state and foreign equivalents of each of the healthcare laws and regulations described above, among others, some of which may be broader in scope and may apply regardless of the payer. Many U.S. states have adopted laws similar to the federal Anti-Kickback Statute and False Claims Act, and may apply to our business practices, including, but not limited to, research, distribution, sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental payers, including private insurers. Several states also impose other marketing restrictions or require medical device manufacturers to make marketing or price disclosures to the state. State and foreign laws, including for example the European Union General Data Protection Regulation, which became effective May 2018 also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts. There are ambiguities as to what is required to comply with these state requirements and if we fail to comply with an applicable state law requirement we could be subject to penalties. Finally, there are state and foreign laws governing the privacy and security of health information, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge and may not comply under one or more of such laws, regulations, and guidance. Law enforcement authorities are increasingly focused on enforcing fraud and abuse laws, and it is possible that some of our practices may be challenged under these laws. Efforts to ensure that our current and future business arrangements with third parties, and our business generally, will comply with applicable healthcare laws and regulations will involve substantial costs. If our operations, including our arrangements with physicians and other healthcare providers are found to be in violation of any of such laws or any other governmental regulations that apply to us, we may be subject to penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, the curtailment or restructuring of our operations, exclusion from participation in federal and state healthcare programs (such as Medicare and Medicaid), and imprisonment, as well as additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, any of which could adversely affect our ability to operate our business and our financial results.
We are subject to data privacy and security laws and regulations governing our collection, use, disclosure, or storage of personally identifiable information, including protected health information and payment card data, which may impose restrictions on us and our operations and subject us to penalties if we are unable to fully comply with such laws.
Numerous federal and state laws and regulations govern the collection, use, disclosure, storage and transmission of personally identifiable information, including protected health information. These laws and regulations, including their interpretation by governmental agencies, are subject to frequent change and could have a negative impact on our business. In addition, in the future, industry requirements or guidance, contractual obligations, and/or legislation at both the federal and the state level may limit, forbid or regulate the use or transmission of health information outside of the United States.
These varying interpretations can create complex compliance issues for us and our partners and potentially expose us to additional expense, adverse publicity and liability, any of which could adversely affect our business.
Federal and state consumer protection laws are increasingly being applied by the United States Federal Trade Commission, or FTC, and states’ attorneys general to regulate the collection, use, storage and disclosure of personal or personally identifiable information, through websites or otherwise, and to regulate the presentation of website content.
The security measures that we and our third-party vendors and subcontractors have in place to ensure compliance with privacy and data protection laws may not protect our facilities and systems from security breaches, acts of vandalism or theft, computer viruses, misplaced or lost data, programming and human errors or other similar events. Even though we provide for appropriate protections through our agreements with our third party vendors, we still have limited control over their actions and practices. A breach of privacy or security of personally identifiable health information may result in an enforcement action, including criminal and civil liability, against us. We are not able to predict the extent of the impact such incidents may have on our business. Enforcement actions against us could be costly and could interrupt regular operations, which may adversely affect our business. While we have not received any notices of violation of the applicable privacy and data protection laws and believe we are in compliance with such laws, there can be no assurance that we will not receive such notices in the future.
There is ongoing concern from privacy advocates, regulators and others regarding data privacy and security issues, and the number of jurisdictions with data privacy and security laws has been increasing. Also, there are ongoing public policy discussions regarding whether the standards for de-identification, anonymization or pseudonymization of health information are sufficient, and the risk of re-identification sufficiently small, to adequately protect patient privacy. We expect that there will continue to be new proposed and amended laws, regulations and industry standards concerning privacy, data protection and information security in the United States, such as the California Consumer Privacy Act, or CCPA, which went into effect on January 1, 2020 and has been amended several times. Further, a new California privacy law, the California Privacy Rights Act, or CPRA, was passed by California voters on November 3, 2020. The CPRA will create additional obligations with respect to processing and storing personal information that are scheduled to take effect on January 1, 2023 (with certain provisions having retroactive effect to January 1, 2022). Other U.S. states also are considering omnibus privacy legislation and industry organizations regularly adopt and advocate for new standards in these areas. While the CCPA and CPRA contains an exceptions for certain activities involving PHI under HIPAA, we cannot yet determine the impact the CCPA, CPRA or other such future laws, regulations and standards may have on our business.
Future laws, regulations, standards, obligations amendments, and changes in the interpretation of existing laws, regulations, standards and obligations could impair our or our clients’ ability to collect, use or disclose information relating to patients or consumers, including information derived therefrom, which could decrease demand for our Platform, increase our costs and impair our ability to maintain and grow our client base and increase our revenue. Accordingly, we may find it necessary or desirable to fundamentally change our business activities and practices or to expend significant resources to modify our software or platform and otherwise adapt to these changes.
Further, our patients may expect us to comply with more stringent privacy and data security requirements than those imposed by laws, regulations or self-regulatory requirements, and we may be obligated contractually to comply with additional or different standards relating to our handling or protection of data.
Any failure or perceived failure by us to comply with federal or state laws or regulations, industry standards or other legal obligations, or any actual or suspected privacy or security incident, whether or not resulting in unauthorized access to, or acquisition, release or transfer of personally identifiable information or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity and could cause our clients to lose trust in us, which could have an adverse effect on our reputation and business. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to develop new products could be limited. Any of these developments could harm our business, financial condition and results of operations. Privacy and data security concerns, whether valid or not valid, may inhibit retention of our Platform by existing clients or adoption of our Platform by new clients.
Healthcare legislative reform measures and constraints on national budget social security systems may have a material adverse effect on our business and results of operations.
In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could impact our ability to sell BTX’s products profitably. In particular, in 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, the ACA, was enacted, which, among other things, addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected; increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program; extended the Medicaid Drug Rebate program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations; subjected manufacturers to new annual fees and taxes for certain branded prescription drugs; created a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (increased to 70% pursuant to the Bipartisan Budget Act of 2018, effective as of January 1, 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; and provided incentives to programs that increase the federal government’s comparative effectiveness research.
Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. For example, various portions of the ACA are currently undergoing legal and constitutional challenges in the United States Supreme Court. Additionally, the Trump Administration has issued various Executive Orders which eliminated cost sharing subsidies and various provisions that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices and Congress has introduced several pieces of legislation aimed at significantly revising or repealing the ACA. Further, on December 20, 2019, President Trump signed into law the Further Consolidated Appropriations Act (H.R. 1865), which repeals the Cadillac tax, the health insurance provider tax, and the medical device excise tax. It is unclear whether the ACA will be overturned, repealed, replaced, or further amended. We cannot predict what affect further changes to the ACA would have on our business, especially given the new administration.
Other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year, and, due to subsequent legislative amendments, will remain in effect through 2030 unless additional

Congressional action is taken. Pursuant to the Coronavirus Aid, Relief, and Economic Security Act, also known as the CARES Act, as well as subsequent legislation, these reductions have been suspended from May 1, 2020 through March 31, 2021 due to the COVID-19 pandemic. Proposed legislation, if passed, would extend this suspension until the end of the pandemic.
There has been increasing legislative and enforcement interest in the United States with respect to prescription pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. The HHS has already started the process of soliciting feedback on some of these measures and, at the same time, is immediately implementing others under its existing authority. It is unclear what effect such legislative and enforcement interest may have on prescription devices. Further, it is unclear whether the Biden administration will challenge, reverse, revoke or otherwise modify the prior administration’s executive and administrative actions after January 20, 2021.
We expect that these and other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved device, which could have an adverse effect on patients for BTX’s product candidates. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payers.
There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels in the U.S. directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize BTX’s products. Such reforms could have an adverse effect on anticipated revenue from product candidates that we may successfully develop and for which we may obtain regulatory approval and may affect our overall financial condition and ability to develop product candidates. If we or any third parties we may engage are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we or such third parties are not able to maintain regulatory compliance, our current or any future product candidates we may develop may lose any regulatory approval that may have been obtained and we may not achieve or sustain profitability.
Our employees, independent contractors, consultants, commercial collaborators, principal investigators, vendors and other agents may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements.
We are exposed to the risk that our employees, independent contractors, consultants, commercial collaborators, principal investigators, vendors and other agents may engage in fraudulent conduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or disclosure of unauthorized activities to us that violates applicable regulations, including those laws requiring the reporting of true, complete and accurate information to regulatory agencies, manufacturing standards and U.S. federal and state healthcare laws and regulations. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. We could face liability under the U.S. federal Anti-Kickback Statute and similar U.S. state laws. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, referrals, customer incentive programs and other business arrangements. Misconduct by these parties could also involve the improper use of individually identifiable information, including, without limitation, information obtained in the course of clinical trials, which could result in significant regulatory sanctions and serious harm to our reputation. Further, should violations include promotion of unapproved (off-label) uses one or more of BTX’s products, we could face significant regulatory sanctions for unlawful promotion, as well as substantial penalties under the FCA, and similar state laws. Similar concerns could exist in jurisdictions outside of the United States as well. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. The precautions we take to detect and prevent misconduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, imprisonment, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of noncompliance with these laws, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business, financial condition and results of operations.
Risks Related to Our Legal and Regulatory Environment
Failure to comply with anti-bribery, anti-corruption and anti-money laundering laws could subject us to penalties and other adverse consequences.
We are subject to the FCPA and other anti-corruption, anti-bribery, and anti-money laundering laws in the jurisdictions in which we do business, both domestic and abroad. These laws generally prohibit us and our employees from improperly influencing government officials or commercial parties in order to obtain or retain business, direct business to any person or gain any improper advantage. The FCPA and similar applicable anti-bribery and anti-corruption laws also prohibit our third-party business partners, representatives and agents from engaging in corruption and bribery. We and our third-party business partners, representatives and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize such activities. These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with such laws, we cannot assure you that our employees and agents will not take actions in violation of our policies or applicable law, for which we may be ultimately held responsible. Our exposure for violating these laws will increase as we expand internationally and as we commence sales and operations in foreign jurisdictions. Any violation of the FCPA or other applicable anti-bribery, anti-corruption laws and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, imposition of significant legal fees, loss of export privileges, severe criminal or civil sanctions or suspension or debarment from U.S. government contracts, substantial diversion of management’s attention, drop in stock price or overall adverse consequences to our business, all of which may have an adverse effect on our reputation, business, financial condition, and results of operations.
Risks Related to MCAD and the Business Combination
Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to MCAD and its subsidiaries prior to the consummation of the Business Combination.
MCAD has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. If MCAD is unable to consummate a business combination, including the Business Combination, its public stockholders may be forced to wait more than 15 months before receiving distributions from the Trust Account.
MCAD is a development stage blank check company, and it has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. MCAD has until April 12, 2022 to complete a business combination. MCAD has no obligation to return funds to investors prior to such date unless MCAD consummates its initial business combination prior thereto and only then in cases where investors have sought to convert their shares. Furthermore, there will be no distribution with respect to the MCAD Rights, which will expire worthless as a result of MCAD’s failure to complete a business combination.

We do not have a specified maximum redemption threshold in our Current Charter. The absence of such a redemption threshold may make it possible for us to complete a Business Combination with which a substantial majority of our public stockholders may redeem their public shares.
Our Current Charter does not provide a specified maximum redemption threshold, except that we will not redeem our public shares in an amount that would cause MCAD’s net tangible assets to be less than $5,000,001 upon consummation of our initial business combination (such that we are not subject to the SEC’s “penny stock” rules). As a result, we may be able to complete our Business Combination even though a substantial portion of our public stockholders have redeemed their public shares.
In the event the aggregate cash consideration we would be required to pay for all shares of Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement (if such conditions are not waived) exceeds the aggregate amount of cash available to us, we may not complete the Business Combination or redeem any shares, all public shares submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.
There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.
We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of MCAD might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
You must tender your shares of Common Stock in order to validly seek redemption at the Meeting of stockholders.
In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to Continental or to deliver your Common Stock to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case at least two business days before the Meeting. The requirement for physical or electronic delivery ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.
Our Sponsor officers and directors have agreed to vote in favor of such initial business combination, regardless of how MCAD’s public stockholders vote.
Our Sponsor, officers and directors have agreed (i) to vote their insider shares, private shares and any public shares acquired in MCAD’s initial public offering in favor of any proposed business combination, (ii) not to propose, or vote in favor of, an amendment to the Current Charter that would affect the substance or timing of MCAD’s obligation to redeem 100% of our public shares if it does not complete its initial business combination within 15 months from the closing of its initial public offering unless MCAD provides its public stockholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, net of taxes payable, divided by the number of then outstanding public shares, (iii) not to convert any shares (including the insider shares) into the right to receive cash from the trust account in connection with a stockholder vote to approve our proposed initial business combination (or sell any shares they hold to MCAD in a tender offer in connection with a proposed initial business combination) or a vote to amend the provisions of our Current Charter relating to the substance or timing of our obligation to redeem 100% of MCAD’s public shares if it does not complete its initial business combination within 15 months from the closing of its initial public offering, and (D) that the insider shares shall not be entitled to be redeemed for a pro rata portion of the funds held in the trust account if a business combination is not consummated. As a result, based on the number of shares outstanding on the Record Date, MCAD would need only 2,198,751, or approximately 29.1%, of the 7,557,500 shares of MCAD Common Stock to be voted in favor of the Business Combination in order to have the Business Combination approved. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor agreed to vote its Founders Shares in accordance with the majority of the votes cast by MCAD’s public stockholders.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what MCAD’s actual financial position or results of operations would have been.
The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what MCAD’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
If third parties bring claims against MCAD, the proceeds held in trust could be reduced and the per-share redemption price received by stockholders may be less than $10.00.
MCAD’s placing of funds in trust may not protect those funds from third party claims against MCAD. Although MCAD will seek to have all vendors and service providers MCAD engages and prospective target businesses MCAD negotiates with execute agreements with MCAD waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of MCAD’s public stockholders, they may not execute such agreements. Furthermore, even if such entities execute such agreements with MCAD, they may seek recourse against the Trust Account. A court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of MCAD’s public stockholders.
Additionally, if MCAD is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against MCAD’s which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in MCAD’s bankruptcy estate and subject to the claims of third parties with priority over the claims of MCAD’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, MCAD may not be able to return to MCAD’s public stockholders at least $10.00. As a result, if any such claims were successfully made against the Trust Account, the funds available for MCAD’s initial business combination, including the Business Combination, and redemptions could be reduced to less than $10.00 per Public Share.
MCAD’s stockholders may be held liable for claims by third parties against MCAD to the extent of distributions received by them.
The Current Charter provides that MCAD will continue in existence only until 2022. If MCAD is unable to consummate a transaction within the required time periods, upon notice from MCAD, the trustee of the Trust Account will distribute the amount in its Trust Account to its public stockholders. Concurrently, MCAD shall pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although MCAD cannot assure you that there will be sufficient funds for such purpose. If there are insufficient funds held outside the Trust Account for such purpose, the Sponsor has contractually agreed that, if it liquidates prior to the consummation of a business combination, they will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by MCAD for services rendered or contracted for or products sold to it, but only if such a vendor or prospective target business does not execute such a waiver. However, we may not properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, third parties may seek to recover from our stockholders amounts owed to them by us.

If, after MCAD distributes the proceeds in the trust account to our public stockholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors.
If MCAD’s due diligence investigation of BTX was inadequate, then stockholders of MCAD following the Business Combination could lose some or all of their investment.
Even though MCAD conducted a due diligence investigation of BTX, it cannot be sure that this diligence uncovered all material issues that may be present inside BTX or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of BTX and its business and outside of its control will not later arise.
Stockholder litigation and regulatory inquiries and investigations are expensive and could harm MCAD’s business, financial condition and operating results and could divert management attention.
In the past, securities class action litigation and/or stockholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any stockholder litigation and/or regulatory investigations against MCAD, whether or not resolved in MCAD’s favor, could result in substantial costs and divert MCAD’s management’s attention from other business concerns, which could adversely affect MCAD’s business and cash resources and the ultimate value MCAD’s stockholders receive as a result of the Business Combination.
MCAD’s ability to successfully effect the Business Combination and to be successful thereafter will be totally dependent upon the efforts of its key personnel, including BTX’s key personnel, all of whom are expected to remain with the Combined Entity following the Business Combination. While MCAD intends to closely scrutinize any individuals it engages after the Business Combination, it cannot assure you that its assessment of these individuals will prove to be correct.
MCAD’s ability to successfully effect the Business Combination is dependent upon the efforts of MCAD’s key personnel, including key personnel of BTX. Although MCAD expects all of such key personnel to remain with the Combined Entity following the Business Combination, it is possible that MCAD will lose some key personnel, the loss of which could negatively impact the operations and profitability of the Combined Entity. While MCAD intends to closely scrutinize any individuals it engages after the Business Combination, it cannot assure you that its assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company which could cause MCAD to have to expend time and resources helping them become familiar with such requirements. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect its operations.
MCAD is requiring stockholders who wish to redeem their public shares in connection with a proposed business combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.
MCAD is requiring stockholders who wish to redeem their Common Stock to either tender their certificates to Continental or to deliver their shares to Continental electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System at least two business days before the Meeting. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is MCAD’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While we have been advised that it takes a short time to deliver shares through the DWAC

System, we cannot assure you of this fact. Accordingly, if it takes longer than MCAD anticipates for stockholders to deliver their Common Stock, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their Common Stock.
MCAD will require its public stockholders who wish to redeem their public shares in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming stockholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.
If MCAD requires public stockholders who wish to redeem their public shares in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, MCAD will promptly return such certificates to its public stockholders. Accordingly, investors who attempted to redeem their public shares in such a circumstance will be unable to sell their securities after the failed acquisition until MCAD has returned their securities to them. The market price for shares of our Common Stock may decline during this time and you may not be able to sell your securities when you wish to, even while other stockholders that did not seek redemption may be able to sell their securities.
If MCAD’s security holders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of MCAD’s securities.
MCAD’s Initial Stockholders are entitled to make a demand that it register the resale of their Insider Shares at any time commencing three months prior to the date on which their shares may be released from escrow. Additionally, our Initial Stockholders, officers and directors are entitled to demand that MCAD register the resale of the shares underlying any securities our Initial Stockholders, officers, directors or their affiliates may be issued in payment of working capital loans made to us at any time after MCAD consummates a business combination. If such persons exercise their registration rights with respect to all of their securities, then there will be an additional shares of Common Stock eligible for trading in the public market. The presence of these additional shares of Common Stock trading in the public market may have an adverse effect on the market price of MCAD’s securities.
MCAD will not obtain an opinion from an unaffiliated third party as to the fairness of the Business Combination to its stockholders.
MCAD is not required to obtain an opinion from an unaffiliated third party that the price it is paying in the Business Combination is fair to its public stockholders from a financial point of view. MCAD’s public stockholders therefore, must rely solely on the judgment of the Board.
MCAD’s Sponsor, directors and officers have interests in the Business Combination which may be different from or in addition to (and which may conflict with) the interests of its stockholders.
MCAD’s Sponsor, officers and directors and their respective affiliates and associates have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of MCAD’s public stockholders, which may result in a conflict of interest. These interests include:
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unless MCAD consummates an initial business combination, MCAD’s officers, directors and Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account from the MCAD IPO and Private Placement. As of the date of this filing MCAD’s officers, directors and Sponsor have not loaned any money to MCAD and have not incurred any expenses on behalf of MCAD for which they are seeking reimbursement;

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With certain limited exceptions, 50% of the founder shares will not be transferred, assigned, sold or released from escrow until the earlier of six months after the date of the consummation of the Business Combination and the date the closing price of MCAD’s common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any
20 trading days within any 30-trading day period commencing after the Business Combination and the remaining 50% of the insider shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of the Business Combination or earlier in either case if, subsequent to the Business Combination, MCAD completes a liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.;
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the fact that Sponsor paid an aggregate of $25,000 (or approximately $0.017 per share) for its 1,431,500 founders shares and such securities may have a value of $14,315,000 at the time of the Business Combination. Because the merger consideration is based on a deemed price per share of $10.00 a share, our Sponsor could make a substantial profit after the initial business combination even if public investors experience substantial losses. Further, the Founder Shares have no redemption rights upon MCAD’s liquidation and will be worthless if no business combination is effected

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the fact that the Sponsor currently holds 142,500 private units which were purchased at a price of $10 per unit, or an aggregate value of $1,425,000 and which have no redemption rights upon MCAD’s liquidation and will be worthless if no business combination is effected; and

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the fact that Sponsor has agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination.

A market for MCAD’s securities may not continue, which would adversely affect the liquidity and price of its securities.
Following the Business Combination, the price of MCAD’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for MCAD’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of MCAD’s securities after the Business Combination can vary due to general economic conditions and forecasts, MCAD’s general business condition and the release of MCAD’s financial reports. Additionally, if MCAD’s securities are not listed on, or become delisted from Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of MCAD’s securities may be more limited than if MCAD were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
There can be no assurance that MCAD will be able to comply with the continued listing standards of Nasdaq.
MCAD’s continued eligibility for listing may depend on the number of its shares that are redeemed. If, after the Business Combination, Nasdaq delists MCAD’s securities from trading on its exchange for failure to meet the listing standards, MCAD and its stockholders could face significant material adverse consequences including:
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a limited availability of market quotations for MCAD’s securities;

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a determination that MCAD Common Stock is a “penny stock” which will require brokers trading in its Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for MCAD Common Stock;

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a limited amount of analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of MCAD’s securities may decline.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of MCAD’s securities may decline. The market values of MCAD’s securities at the time of the consummation of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which MCAD’s stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of MCAD’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for BTX’s stock and trading in the shares of MCAD Common Stock has not been active. Accordingly, the valuation ascribed to BTX and MCAD Common Stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for MCAD’s securities develops and continues, the trading price of MCAD’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond MCAD’s control. Any of the factors listed below could have a material adverse effect on your investment in MCAD’s securities and MCAD’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of MCAD’s securities may not recover and may experience a further decline.
Factors affecting the trading price of the Combined Entity’s securities following the Business Combination may include:
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actual or anticipated fluctuations in the Combined Entity’s quarterly financial results or the quarterly financial results of companies perceived to be similar to the Combined Entity’s;

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changes in the market’s expectations about the Combined Entity’s operating results;

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success of competitors;

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the Combined Entity’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning the Combined Entity or the market in general;

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operating and stock price performance of other companies that investors deem comparable to the Combined Entity;

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the Combined Entity’s ability to develop product candidates;

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changes in laws and regulations affecting the Combined Entity’s business;

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commencement of, or involvement in, litigation involving the Combined Entity;

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changes in the Combined Entity’s capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of shares of the Combined Entity’s securities available for public sale;

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any major change in the board or management;

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sales of substantial amounts of Common Stock by MCAD’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

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general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Combined Entity’s securities irrespective of its operating performance. The stock market in general and Nasdaq in particular have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Combined Entity’s securities, may not be predictable. A loss of investor confidence in the market for healthcare company stocks or the stocks of other companies which investors perceive to be similar to the Combined Entity could depress the Combined Entity’s stock price regardless of the Combined Entity’s business, prospects, financial conditions or results of operations. A decline in the market price of the Combined Entity’s securities also could adversely affect the Combined Entity’s ability to issue additional securities and the Combined Entity’s ability to obtain additional financing in the future.
Volatility in the Combined Entity’s share price could subject the Combined Entity to securities class action litigation.
In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If the Combined Entity faces such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm its business.

Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about the Combined Entity, its business, or its market, or if they change their recommendations regarding the Combined Entity’s securities adversely, the price and trading volume of the Combined Entity’s securities could decline.
The trading market for the Combined Entity’s securities will be influenced by the research and reports that industry or securities analysts may publish about MCAD, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on MCAD or the Combined Entity. If no securities or industry analysts commence coverage of the Combined Entity, MCAD’s stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Combined Entity change their recommendation regarding MCAD’s stock adversely, or provide more favorable relative recommendations about MCAD’s competitors, the price of the Combined Entity’s securities would likely decline. If any analyst who may cover the Combined Entity were to cease coverage of the Combined Entity or fail to regularly publish reports on it, MCAD could lose visibility in the financial markets, which could cause its stock price or trading volume to decline.
The future sales of shares by existing stockholders and future exercise of registration rights may adversely affect the market price of the Combined Entity’s common stock.
Sales of a substantial number of shares of the Combined Entity’s common stock in the public market could occur at any time. If the Combined Entity’s stockholders sell, or the market perceives that the Combined Entity’s stockholders intend to sell, substantial amounts of the Combined Entity’s common stock in the public market, the market price of the Combined Entity’s common stock could decline.
The holders of the Founder Shares are entitled to registration rights pursuant to a registration rights agreement entered into in connection with the MCAD IPO. The holders of the majority of these securities are entitled to make up to three demands that MCAD register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of Common Stock are to be released from escrow. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to MCAD’s consummation of a business combination. The presence of these additional shares of Common Stock trading in the public market may have an adverse effect on the market price of the Combined Entity’s securities.
MCAD’s public stockholders may experience dilution as a consequence of, among other transactions, the issuance of Common Stock as consideration in the Business Combination and the PIPE Investment. Having a minority share position may reduce the influence that MCAD’s current stockholders have on the management of the Combined Entity.
It is anticipated that, upon the Closing of the Business Combination, MCAD’s public stockholders (other than the PIPE Investment investors) will retain an ownership interest of approximately 22% in the Combined Entity, the PIPE Investment investors will own approximately 18% of the Combined Entity (such that public stockholders, including PIPE Investment investors, will own approximately 40% of the Combined Entity), MCAD’s Sponsor, officer, directors and other holders of MCAD shares will retain an ownership interest of approximately 6% in the Combined Entity and the BTX Equityholders will own approximately 54% of the outstanding common stock of the Combined Entity.
The ownership percentage with respect to the Combined Entity following the Business Combination does not take into account (i) the redemption of any shares by MCAD’s public stockholders or (ii) the issuance of any shares upon Closing of the Business Combination under the 2021 Plan or the 2021 ESPP, which are intended to be adopted following consummation of the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the Company’s existing stockholders in the Combined Entity will be different.
Anti-takeover provisions contained in the Proposed Certificate of Incorporation and proposed amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt.
The Amended Charter will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. MCAD is also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for MCAD’s securities. These provisions are described in the Section titled “Charter Amendment Proposal.”
Activities taken by MCAD’s affiliates to purchase, directly or indirectly, Public Shares will increase the likelihood of approval of the Business Combination Proposal and the other Proposals and may affect the market price of the MCAD’s securities.
MCAD’s Sponsor, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions either prior to or following the consummation of the Business Combination. None of MCAD’s Sponsor, directors, officers, advisors or their affiliates will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Although none of MCAD’s Sponsor, directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such Public Shares, in the event such parties do, the payment of a premium may not be in the best interest of those stockholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by MCAD’s Sponsor, directors, officers, advisors or their affiliates, or the price such parties may pay.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such Proposals would be approved. If the market does not view the Business Combination positively, purchases of Public Shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of MCAD’s securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of MCAD’s securities.
As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of Public Shares by MCAD or the persons described above have been entered into with any such investor or holder. MCAD will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals.
Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect MCAD’s business, investments and results of operations.
MCAD is subject to laws, regulations and rules enacted by national, regional and local governments. In particular, MCAD is required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on MCAD’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on MCAD’s business and results of operations.
Because the Combined Entity does not anticipate paying any cash dividends in the foreseeable future, capital appreciation, if any, would be your sole source of gain.
The Combined Entity currently anticipates that it will retain future earnings for the development, operation and expansion of its business and do not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, capital appreciation, if any, of the Combined Entity’s shares of Common Stock would be your sole source of gain on an investment in such shares for the foreseeable future.
Future sales of shares of the Combined Entity’s Common Stock may depress its stock price.
Sales of a substantial number of the Combined Entity’s Common Stock in the public market after the closing of the Business Combination, or the perception that these sales might occur, could depress the market price of the Combined Entity’s Common Stock and could impair its ability to raise capital through the sale of additional equity securities.
The Combined Entity is an emerging growth company, and the Combined Entity cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make its shares less attractive to investors.
After the completion of the Business Combination, the Combined Entity will be an emerging growth company, as defined in the JOBS Act. For as long as the Combined Entity continues to be an emerging growth company, it may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including exemption from compliance with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. The Company Entity will remain an emerging growth company until the earlier of (1) the date (a) January 7, 2026, (b) in which the Company Entity has total annual gross revenue of at least $1.07 billion or (c) in which the Company Entity is deemed to be a large accelerated filer, which means the market value of shares of the Company Entity’s Common Stock that are held by non-affiliates exceeds $700 million as of the prior September 30th, and (2) the date on which the Company Entity has issued more than $1.0 billion in non-convertible debt during the prior three-year period.
In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. The Company Entity has elected to avail itself of this exemption from new or revised accounting standards and, therefore, the Company Entity will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.
Even after the Company Entity no longer qualifies as an emerging growth company, it may still qualify as a “smaller reporting company,” which would allow it to take advantage of many of the same exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404 and reduced disclosure obligations regarding executive compensation in this proxy statement and the Company Entity’s periodic reports and proxy statements.
The Company Entity cannot predict if investors will find its Common Stock less attractive because the Company Entity may rely on these exemptions. If some investors find the Company Entity’s Common Stock less attractive as a result, there may be a less active trading market for the Common Stock and its market price may be more volatile.
MCAD identified material weaknesses in its internal control over financial reporting.
MCAD’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes. Our management also evaluates the effectiveness of our internal controls and we will disclose any changes and material weaknesses identified through such evaluation in those internal controls. As of June 30, 2021, MCAD identified material weaknesses in its internal control over financial reporting related to the inaccurate accounting for the value of shares to be issued to the underwriter at the closing of its Initial Public Offering as well as inaccurate accounting for certain accrued expenses and prepaid expenses. We have implemented a remediation plan to remediate the material weakness but can give no assurance that the measures we have taken will prevent any future material weaknesses or deficiencies in internal control over financial reporting. Even though we believe we have strengthened our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

Risks Related to the Combined Entity and the Business Combination
The Combined Entity’s amended and restated by laws will provide that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between the Combined Entity and its stockholders, which could limit the Combined Entity’s stockholders’ ability to obtain a favorable judicial forum for disputes with the Combined Entity or its directors, officers, or employees.
The Combined Entity’s amended and restated by laws will provide that, unless the Company consents in writing to selection of an alternative forum, the Court of Chancery of the State of Delaware is the exclusive forum for:
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any derivative action or proceeding brought on its behalf;

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any action asserting a breach of fiduciary duty;

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any action asserting a claim against the Combined Entity arising under the Delaware General Corporation Law, the Combined Entity’s amended and restated certificate of incorporation, or the Combined Entity’s amended and restated bylaws; and

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any action asserting a claim against the Combined Entity that is governed by the internal-affairs doctrine.

This exclusive-forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Amended Charter provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Combined Entity or its directors, officers, or other employees, which may discourage lawsuits against the Combined Entity and its directors, officers, and other employees. If a court were to find either exclusive-forum provision in the Amended Charter to be inapplicable or unenforceable in an action, it may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm the Combined Entity’s business.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995, including statements about the parties’ ability to close the proposed Business Combination, the anticipated benefits of the proposed Business Combination, and the financial condition, results of operations, earnings outlook and prospects of MCAD and/or BTX and may include statements for the period following the consummation of the proposed Business Combination. In addition, any statements that refer to projections (including EBITDA, adjusted EBITDA, EBITDA margin and revenue projections), forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements are based on the current expectations of the management of MCAD and BTX, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including: risks related to BTX’s strategies and its prescription digital therapeutics (“PDTs”), such as the willingness of the FDA to approve PDTs and insurance companies to reimburse their use; the ability to complete the proposed business combination due to the failure to obtain approval from MCAD stockholders or satisfy other closing conditions in the definitive merger agreement; the amount of any redemptions by existing holders of MCAD’s common stock; the ability to recognize the anticipated benefits of the business combination, and other risks and uncertainties included under the header “Risk Factors” in this proxy statement/prospectus, in the final prospectus of MCAD for its initial public offering dated January 7, 2021 and its annual report on Form 10-K for the year ended December 31, 2020, and in MCAD’s other filings with the SEC.
These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
In addition, statements that MCAD or BTX “believes” and similar statements reflect such parities beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either MCAD or BTX has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause the Combined Entity’s actual results to differ include:
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the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination;

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the outcome of any legal proceedings that may be instituted against MCAD, BTX or others following announcement of the Business Combination and the transactions contemplated therein;

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the inability to complete the transactions contemplated by the Business Combination due to the failure to obtain approval of the stockholders of MCAD or BTX or other conditions to closing in the Business Combination;

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the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the Business Combination;

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the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the ability of the Combined Entity to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

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costs related to the proposed Business Combination;

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the possibility that MCAD or BTX may be adversely impacted by other economic, business, and/or competitive factors;

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future exchange and interest rates; and

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other risks and uncertainties indicated in this proxy statement/prospectus, including those under “Risk Factors” herein, and other filings that have been made or will be made with the SEC.

SPECIAL MEETING OF MCAD STOCKHOLDERS
General
MCAD is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the board of directors for use at the Special Meeting to be held on October 27, 2021 and at any adjournment or postponement thereof. This proxy statement/prospectus provides MCAD’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.
Date, Time and Place
The Special Meeting will be held on October 27, 2021, at 10:00 a.m. Eastern Time, via live webcast at the following address: https://www.cstproxy.com/mcacquisitionii/2021.
Voting Power; Record Date
You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of MCAD Common Stock at the close of business on September 8, 2021 which is the Record Date. You are entitled to one vote for each share of Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 7,557,500 shares of Common Stock outstanding, of which 5,750,000 are Public Shares and 1,807,500 are Shares held by the Sponsor, officers, directors and other holders at MCAD Shares.
Vote of the Sponsor, Directors and Officers
In connection with the MCAD IPO, MCAD entered into agreements with each of its Sponsor, directors and officers pursuant to which each agreed to vote any shares of Common Stock owned by it in favor of the Business Combination Proposal and for all other proposals presented at the Special Meeting. These agreements apply to the Sponsor as it relates to the Founder Shares and the requirement to vote such shares in favor of the Business Combination Proposal and for all other proposals presented to MCAD stockholders in this proxy statement/prospectus.
MCAD’s Sponsor, directors and officers have waived any redemption rights, including with respect to shares of Common Stock issued or purchased in the MCAD IPO or in the aftermarket, in connection with Business Combination. The Founder Shares and the private units held by the Sponsor have no redemption rights upon MCAD’s liquidation and will be worthless if no business combination is effected by MCAD by April 12, 2022.
Quorum and Required Vote for Proposals
A quorum of MCAD stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the Common Stock issued outstanding and entitled to vote at the Special Meeting is represented in person or by proxy at the Special Meeting.
The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding MCAD Common Stock as of the Record Date for the Special Meeting. The approval of the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the 2021 Plan Proposal, the 2021 ESPP Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of MCAD Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Directors Proposal will require the vote by a plurality of the shares of the Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting.
If the Business Combination Proposal is not approved, the Charter Amendment Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Proposal, the 2021 Plan Proposal and the 2021 ESPP Proposal will not be presented to the MCAD stockholders for a vote. The approval of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Directors Proposal, the

2021 Plan Proposal, and the 2021 ESPP Proposal are preconditions to the consummation of the Business Combination. The Charter Amendment Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Proposal, the 2021 Plan Proposal, and the 2021 ESPP Proposal are conditioned on the approval of the Business Combination Proposal (and the Business Combination Proposal is conditioned on the approval of the Charter Amendment Proposal, Proposal, the Nasdaq Proposal, the Directors Proposal, the 2021 Plan Proposal, and the 2021 ESPP Proposal). The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.
It is important for you to note that in the event the Business Combination Proposal does not receive the requisite vote for approval, then MCAD will not consummate the Business Combination. If MCAD does not consummate the Business Combination and fails to complete an initial business combination by April 12, 2022, MCAD will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.
Abstentions and Broker Non-Votes
Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote “AGAINST” the Proposals. A failure to vote by proxy or to vote in person or an abstention from voting with regard to the Proposals will have the same effect as a vote “AGAINST” the Charter Amendment Proposal and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Proposal, the 2021 Plan Proposal, the 2021 ESPP Proposal and the Adjournment Proposal. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.
Recommendation of the Board
The board of directors has unanimously determined that each of the proposals is fair to and in the best interests of MCAD and its stockholders, and has unanimously approved such proposals. The board of directors unanimously recommends that stockholders:
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vote “FOR” the Business Combination Proposal;

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vote “FOR” the Charter Amendment Proposal;

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vote “FOR” the Governance Proposal;

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vote “FOR” the Nasdaq Proposal;

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vote “FOR” the Directors Proposal;

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vote “FOR” the 2021 Plan Proposal;

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vote “FOR” the 2021 ESPP Proposal; and

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vote “FOR” the Adjournment Proposal, if it is presented to the meeting.

When you consider the recommendation of the Board in favor of approval of the Proposals, you should keep in mind that the Sponsor, members of the Board and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:
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unless MCAD consummates an initial business combination, MCAD’s officers, directors and Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account. As of the date of this filing MCAD’s officers, directors and Sponsor have not loaned any money to MCAD and have not incurred any expenses on behalf of MCAD for which they are seeking reimbursement;

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with certain limited exceptions, 50% of the founder shares will not be transferred, assigned, sold or released from escrow until the earlier of six months after the date of the consummation of our initial business combination and the date the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and the remaining 50% of the insider shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of our initial business combination or earlier in either case if, subsequent to our initial business combination, we complete a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.;
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the fact that Sponsor paid an aggregate of $25,000 (or approximately $0.017 per share) for its 1,431,500 founders shares and such securities may have a value of $14,315,000 at the time of the Business Combination. Because the merger consideration is based on a deemed price per share of $10.00 a share, our Sponsor could make a substantial profit after the initial business combination even if public investors experience substantial losses. Further, the Founder Shares have no redemption rights upon MCAD’s liquidation and will be worthless if no business combination is effected

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the fact that the Sponsor currently holds 142,500 private units which were purchased at a price of $10 per unit, or an aggregate value of $1,425,000 and which no redemption rights upon MCAD’s liquidation and will be worthless if no business combination is consummated.; and

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the fact that Sponsor has agreed not to redeem any of the Founder Shares and Placement Shares in connection with a stockholder vote to approve a proposed initial business combination.

Voting Your Shares
Each MCAD Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of MCAD Common Stock at the Special Meeting:
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You Can Vote By Signing and Returning the Enclosed Proxy Card.   If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Board “FOR” the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal, the 2021 Plan Proposal, the 2021 ESPP Proposal, and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

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You Can Attend the Special Meeting and Vote Through the Internet.   You will be able to attend the Special Meeting online and vote during the meeting by visiting https://www.cstproxy.com/mcacquisitionii/2021 and entering the control number included on your proxy card or on the instructions that accompanied your proxy materials, as applicable.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way MCAD can be sure that the broker, bank or nominee has not already voted your shares.
Revoking Your Proxy
If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:
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you may send another proxy card with a later date;

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you may notify MCAD’s secretary in writing before the Special Meeting that you have revoked your proxy; or

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you may attend the Special Meeting, revoke your proxy, and vote through the internet as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.
Who Can Answer Your Questions About Voting Your Shares
If you are a stockholder and have any questions about how to vote or direct a vote in respect of your MCAD Common Stock, you may call Advantage Proxy, MCAD’s proxy solicitor, at 877-870-8565 or email Karen Smith at KSmith@advantageproxy.com.
No Additional Matters May Be Presented at the Special Meeting
The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Proposal, the 2021 Plan Proposal, the 2021 ESPP Proposal and the Adjournment Proposal. Under MCAD’s bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.
Redemption Rights
Pursuant to the Current Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the MCAD IPO (including interest earned on the funds held in the Trust Account and not previously released to it to pay the Company’s franchise and income taxes). For illustrative purposes, based on funds in the Trust Account of approximately $57.5 million on the Record Date, the estimated per share redemption price would have been approximately $10.00.
In order to exercise your redemption rights, you must:
•
check the box on the enclosed proxy card to elect redemption;

•
prior to 5:00 PM Eastern time on October 25, 2021 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, MCAD’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com
and
•
deliver your Public Shares either physically or electronically through DTC to MCAD’s transfer agent at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is MCAD’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, MCAD does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with MCAD’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to MCAD’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that MCAD’s transfer agent return the shares (physically or electronically). You may make such request by contacting MCAD’s transfer agent at the phone number or address listed above.
Prior to exercising redemption rights, stockholders should verify the market price of MCAD Common Stock as they may receive higher proceeds from the sale of their Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of MCAD Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in MCAD Common Stock when you wish to sell your shares.
If you exercise your redemption rights, your shares of MCAD Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Entity, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.
If the Business Combination is not approved and MCAD does not consummate an initial business combination by April 12, 2022, MCAD will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders and the Rights will expire worthless.
Dissenter Rights
MCAD stockholders do not have dissenter rights in connection with the Business Combination or the other proposals.
Proxy Solicitation
MCAD is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone, by facsimile, on the Internet or in person. MCAD and its directors, officers and employees may also solicit proxies in person. MCAD will file with the SEC all scripts and other electronic communications as proxy soliciting materials. MCAD will bear the cost of the solicitation.
MCAD has hired Advantage Proxy to assist in the proxy solicitation process. MCAD will pay that firm a fee of $7,500, plus disbursements.
MCAD will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. MCAD will reimburse them for their reasonable expenses.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
MCAD is providing the following unaudited pro forma combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma combined financial information present the combination of the financial information of MCAD and BTX adjusted to give effect to the Business Combination
Introduction
MCAD is providing the following unaudited pro forma condensed combined financial information to assist in your evaluation of the Business Combination.
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives pro forma effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma condensed combined statements of operation for the six months ended June 30, 2021 and twelve months ended December 31, 2020 give pro forma effect to the Business Combination as if it had occurred as of January 1, 2020. This information should be read together with BTX’s and MCAD’s respective audited financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MCAD,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BTX” and other financial information included elsewhere in this prospectus.
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 has been prepared using the following:
•
Better Therapeutics’ unaudited historical balance sheet as of June 30, 2021, as included elsewhere in this prospectus; and

•
MCAD’s unaudited restated historical balance sheet as of June 30, 2021, as included elsewhere in this prospectus.

The unaudited pro forma condensed combined statements of operation for the six months ended June 30, 2021 and year ended December 31, 2020 have been prepared using the following:
•
Better Therapeutics’ unaudited historical statement of operations for the six months ended June 30, 2021, as included elsewhere in this prospectus; and

•
MCAD’s unaudited restated historical statement of operations for the six months ended June 30, 2021, as included elsewhere in this prospectus.

•
Better Therapeutics’ audited historical statement of operations for the year ended December 31, 2020, as included elsewhere in this prospectus; and

•
MCAD’s audited historical statement of operations for the period from July 31, 2020 (inception) through December 31, 2020, as included elsewhere in this prospectus.

Description of the Transactions
On April 6, 2021, MCAD entered into the Merger Agreement with Merger Sub and BTX. Pursuant to the Merger Agreement, at the closing of the transactions contemplated thereby, Merger Sub will merge with and into BTX with BTX surviving the Merger as a wholly owned subsidiary of MCAD. The Merger Agreement was amended on August 30, 2021 and September 27, 2021 to extend the outside date for the closing of the Business Combination from August 31, 2021 to October 8, 2021 and then from October 8, 2021 to October 31, 2021, respectively. In addition, in connection with the consummation of the Business Combination, MCAD will be renamed “Better Therapeutics, Inc.”
Under the Merger Agreement, MCAD will acquire all of the outstanding BTX shares for approximately $152 .0 million in aggregate consideration, comprising (i) 15,000,000 shares of MCAD’s Common Stock, based on a price of $10.00 per share, and (ii) approximately 200,000 shares with respect to the expected Net Debt Adjustment for any BTX debt (the “Net Debt Target”) based on a price of $10.00 per share. The number of shares in the Merger Consideration issuable shall be subject to adjustment at a rate of one share of MCAD Common Stock for each $10.00 increment of Net Debt (as defined in the Merger Agreement).

If Net Debt is zero, then no adjustment will be made to the number of MCAD common stock issued at closing. Any adjustment to the aggregate consideration shall be in whole shares of MCAD Common Stock and no adjustment shall be made for any divergence that is in an increment of $10.00 or less. The total number of shares to be issued at closing is estimated to be 15,200,000 shares with an estimated 850,970 shares reserved for future issuance to BTX holders of outstanding options. The common stock price of $10.00 per share is used here for illustrative purposes and won’t have an impact on the accounting for the transactions as the transactions will be accounted for as reverse capitalizations.
In connection with the Merger, MCAD entered into subscription agreements (the “Subscription Agreement”) dated as of April 6, 2020, with certain institutional and accredited investors, pursuant to which, among other things, MCAD agreed to issue and sell, in a private placement immediately prior to the closing of the Business Combination, an aggregate of 5,000,000 shares of Common Stock for $10.00 per share (the “PIPE Shares”). The Subscription Agreement provides for certain registration rights to the purchasers of the PIPE Shares.
The BTX stock options shall be assumed by MCAD and automatically converted into an option to purchase such number of shares of Common Stock equal to the product of (x) the number of shares of BTX stock subject to the stock option, and (y) the Exchange Ratio as described below, with the exercise price per share of the assumed option equal to the quotient by dividing the exercise price per share by the Exchange Ratio. The BTX restricted stock awards that are outstanding shall be converted into, such number of shares of Common Stock equal to the product of (x) the number of shares of BTX restricted stock, and (y) the Exchange Ratio. Each assumed restricted stock award will continue to be subject to the terms and conditions set forth in the applicable restricted stock agreement.
Accounting for the Merger
The Merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, MCAD, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and BTX will be treated as the accounting acquirer. This determination was primarily based on BTX expecting to have a majority of the voting power of the post-combination company, Better Therapeutics’ senior management comprising substantially all of the senior management of the post-combination company, the relative size of BTX compared to MCAD, and Better Therapeutics’ operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of a capital transaction in which BTX is issuing stock for the net assets of MCAD. The net assets of MCAD will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Better Therapeutic.
Basis of Pro Forma Presentation
The historical financial information has been adjusted to give pro forma effect to include adjustments which reflect the accounting required by GAAP. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the transaction, PIPE financing, and other adjustments for the post-combination company upon consummation of the Business Combination.
The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical financial position and results that would have been achieved had the companies always been combined or the future financial position and results that the post-combination company will experience. BTX and MCAD have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of MCAD’s shares of Common Stock:
•
Assuming no redemptions for cash:   This presentation assumes that no MCAD stockholders exercise redemption rights with respect to their shares of common stock upon consummation of the Business Combination; and

•
Assuming maximum redemptions for cash:   This presentation assumes that MCAD stockholders exercise their redemption rights with respect to a maximum of 5,049,200 shares of common stock upon consummation of the Business Combination at a redemption price of $10.00 per share. The max redemption amount is presented based on a minimum net asset balance of $5,000,001, after giving effect to the payments to redeeming stockholders, but prior to payment of estimated transaction expenses. The “max” scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the “max redemption” scenario.

The foregoing scenarios are for illustrative purposes as MCAD does not have, as of the date of this prospectus, a meaningful way of providing any certainty regarding the number of redemptions by MCAD’s public stockholders that may actually occur. Additionally, the final number of shares issued under the Merger Agreement to BTX stockholders is subject to adjustment as described therein based on the Net Debt Target prior to Closing. Accordingly, the actual number of shares of MCAD Common Stock issuable to BTX stockholders (including in respect of restricted stock awards and options), the number of redemptions of MCAD’s public stockholders, and the resulting Combined Company ownership percentages may vary significantly from those described herein.
Included in the shares outstanding and weighted-average shares outstanding as presented in the pro forma combined financial statements are 15,200,000 shares of MCAD Common Stock to be issued to Better Therapeutic stockholders under the no redemption and high redemption scenarios. Refer to the Net Loss Per Share table below.
As a result of the Business Combination and immediately following the closing of the Business Combination, assuming no MCAD stockholders elect to redeem their shares for cash, current stockholders of BTX will own approximately 54% of the outstanding Combined Company common stock, the PIPE Investors will own approximately 18% of the outstanding Combined Company common stock, MCAD’s Sponsor, officer, directors and other holders of MCAD shares will own approximately 6% of the Combined Company common stock and the former stockholders of MCAD will own approximately 22% of the outstanding Combined Company common stock as of June 30, 2021 (in each case, not giving effect to any shares issuable to them upon exercise of rights or options). As a result, current stockholders of Better Therapeutic, as a group, will collectively own more shares of Combined Company common stock than any single stockholder following consummation of the Business Combination with no current stockholder of MCAD owning more than 10% of the issued and outstanding capital stock of the Combined Company.
If 5,049,200 shares of common stock are redeemed for cash, which assumes the high redemption scenario of Combined Company common stock to ensure a minimum consolidated Trust Account balance of $5,000,001, after giving effect to payments to redeeming stockholders and prior to payment of estimated transaction expenses, BTX will own approximately 65% of the outstanding Combined Company common stock, the PIPE Investors will own approximately 21% of the outstanding Combined Company common stock, MCAD’s Sponsor, officer, directors and other holders of MCAD shares will own approximately 8% of Combined Company common stock and the former stockholders of MCAD will own approximately 6% of the outstanding Combined Company common stock (in each case, not giving effect to any shares issuable to them upon exercise of rights or options).

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2021
(in thousands, except share and per share amounts)
	Mountain Crest Acquisition Corp (Adjusted Historical)	Better Therapeutics, Inc. (Historical)	Pro Forma Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
ASSETS
Current Assets:
Cash and cash equivalents	$296	$2,118	$101,447	(A)	$103,861	$(50,492)	(L)	$53,369
Prepaid expenses	100	222	—		322	—		322
Deferred offering costs	—	1,211	(1,128)	(A)	83	—		83
Other current assets	—	302	—		302	—		302
Total current assets	396	3,853	100,319		104,568	(50,492)		54,076
Capitalized software development costs	—	5,625	—		5,625	—		5,625
Cash held in Trust Account	57,505	—	(57,505)	(B)	—	—		—
Property and equipment, net	—	58	—		58	—		58
Other long-term assets	—	193	—		193	—		193
Total Assets	$57,901	$9,729	$42,814		$110,444	$(50,492)		$59,952
LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$—	$1,404	$—		$1,404	$—		$1,404
Accrued payroll	—	16	—		16	—		16
Other accrued expenses	108	1,257	(1,211)		154	—		154
Total current liabilities	108	2,677	(1,211)		1,574	—		1,574
Deferred underwriting payable	2,013	—	(2,013)	(C)	—	—		—
Long-term debt	—	—	—		—		—
Simple Agreements for Future Equity	—	27,728	(27,728)	(D)	—	—		—
Total liabilities	2,121	30,405	(30,952)		1,574	—		1,574
Commitments and contingencies:
Redeemable Convertible Preferred Stock	—	24,204	(24,204)	(E)	—	—		—
Common shares subject to possible redemption	50,780	—	(50,780)	(F)	—	—		—
Stockholders’ equity (deficit):
Better Therapeutics Common Stock	—	1	(1)	(G)	—	—		—
New Better Therapeutics Common Stock	—	—	4	(H)	4	—		4
MCAD Common Stock	—	—	(4)	(I)	—	—		—
Additional paid-in capital	5,313	507	148,435	(J)	154,255	(50,492)	(L)	103,763
Retained earnings (accumulated deficit)	(313)	(45,388)	313	(K)	(45,388)	—		(45,388)
Total stockholders’ equity (deficit)	5,000	(44,880)	148,750		108,870	(50,492)		58,378
Total liabilities, convertible preferred stock, and stockholders’ equity (deficit)	$57,901	$9,729	$42,814		$110,444	$(50,492)		$59,952

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2021
(in thousands, except share and per share amounts)
	Mountain Crest Acquisition Corp (Historical)	Better Therapeutics, Inc. (Historical)	Pro Forma Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	$—	$—	$—		$—	$—	$—
Cost of Revenue	—	297	—		297	—	297
Gross loss	—	(297)	—		(297)	—	(297)
Operating Expenses
Research and development	—	6,119	—		6,119	—	6,119
Sales and marketing	—	607	—		607		607
General and administrative	316	2,439	—		2,755	—	2,755
Total operating expenses	316	9,165	—		9,481	—	9,481
Loss from operations	(316)	(9,462)	—		(9,778)	—	(9,778)
Interest expense, net	5	(2)	(5)		(2)	—	(2)
Change in fair value of SAFEs	—	(5,313)	5,313	(BB)	—	—	—
Gain on loan forgiveness	—	647	—		647	—	647
Income (loss) before provision for income taxes	(311)	(14,130)	5,308		(9,133)	—	(9,133)
Benefit from income taxes	—	(150)	—		(150)	—	(150)
Net income (loss)	$(311)	$(13,980)	$5,308		$(8,983)	$—	$(8,983)
Cumulative preferred dividends allocated to Series A Preferred Shareholders	$—	$(782)
Net loss attributable to common shareholders, basic and diluted	$(311)	$(14,762)			$(8,983)		$(8,983)
Net loss per share attributable to common shareholders, basic and diluted	$(0.13)	$(2.83)			$(0.32)		$(0.38)
Weighted-average shares used in computing net loss per share	2,387,287	5,209,490			28,382,000		23,332,800

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Twelve Months Ended December 31, 2020
(in thousands, except share and per share amounts)
	Mountain Crest Acquisition Corp (Historical)	Better Therapeutics, Inc. (Historical)	Pro Forma Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	$—	$8	$—		$8	$—	$8
Cost of Revenue	—	682	—		682	—	682
Gross loss	—	(674)	—		(674)	—	(674)
Operating Expenses
Research and development	—	2,978	—		2,978	—	2,978
Sales and marketing	—	216	—		216		216
General and administrative	2	2,455	53	(AA)	2,509	—	2,509
Total operating expenses	2	5,649	53		5,703	—	5,703
Loss from operations	(2)	(6,323)	(53)		(6,377)	—	(6,377)
Interest expense, net	—	(100)	—		(100)	—	(100)
Change in fair value of SAFEs	—	189	(189)	(BB)	—	—	—
Income (loss) before provision for income taxes	(2)	(6,234)	(242)		(6,477)	—	(6,477)
Provision for income taxes	—	153	—		153	—	153
Net income (loss)	$(2)	$(6,387)	$(242)		$(6,630)	$—	$(6,630)
Cumulative preferred dividends allocated to Series A Preferred Units/Shareholders	$—	$(1,507)
Net loss attributable to common unit/shareholders, basic and diluted	$(2)	$(7,894)			$(6,630)		$(6,630)
Net loss per share attributable to common unit/shareholders, basic and diluted	$(0.00)	$(1.57)			$(0.23)		$(0.28)
Weighted-average shares used in computing net loss per unit/share	1,250,000	5,022,339			28,382,000		23,332,800

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1. Basis of Presentation
The pro forma adjustments have been prepared as if the Business Combination had been consummated on June 30, 2021 in the case of the unaudited pro forma condensed combined balance sheet and on January 1, 2020, the beginning of the earliest period presented in the unaudited pro forma condensed combined statement of operations.
The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with U.S. GAAP.
Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, MCAD will be treated as the acquired company and BTX will be treated as the acquirer for financial statement reporting purposes. BTX has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•
BTX’s existing stockholders will have the greatest ownership interest in the Combined Entity under the two redemptions scenarios with BTX Equityholders controlling 54% and 65% outstanding common stock of the Combined Entity.

•
BTX’s directors will represent substantially all of the Combined Entity’ board of directors.

•
BTX’s senior management will be the senior management of the Combined Entity.

BTX will continue its operations in substantially the same form as the post-combination company.
Accordingly, for accounting purposes, the financial statements of the Combined Entity will represent a continuation of the financial statements of BTX with the acquisition being treated as the equivalent of the BTX issuing stock for the net assets of MCAD, accompanied by a recapitalization. The net assets of MCAD will be stated at historical cost, with no goodwill or other intangible assets recorded.
One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the consummation are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the Combined Entity’ additional paid-in capital and are assumed to be cash settled. As a result of the Business Combination being accounted for as a reverse capitalization, acquisition-related transaction costs are accounted for as equity issuance costs and the unaudited pro forma condensed balance sheet reflects these costs as a reduction of cash with a corresponding decrease to additional paid in capital.
The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments. the Combined Entity’ management believes this unaudited pro forma condensed combined financial information to not be meaningful given the Combined Entity incurred significant losses during the historical periods presented.
The Combined Entity’s management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations of the Combined Entity. They should be read in conjunction with the historical audited financial statements and notes thereto of BTX and MCAD.
Based on its initial analysis, the Combined Entity’ management did not identify any differences in accounting policies that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies. Upon consummation of the Business Combination, the Combined Entity’ management will perform a comprehensive review of the two entities’ accounting policies.

As a result of the review, the Combined Entity’ management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Combined Entity.
2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and the other transactions contemplated by the Merger Agreement and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to transaction adjustments and to provide relevant information necessary for an accurate understanding of the transaction, PIPE financing, and other adjustments for the post-combination company upon consummation of the Business Combination. MCAD and BTX have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 reflects the following adjustments:
(A)
Represents pro forma adjustments to cash to reflect the following:

(in thousands)
Reclassification of cash held in trust account	$57,505(1)
Proceeds from Subscription Agreements	50,000(2)
Payment of deferred underwriter fees and deferred legal fees	(14,058)(3)
Issuance of new SAFEs to new and existing investors	8,000(4)
$101,447

(1)
Reflects the reclassification of cash equivalents held in the trust account and to reflect that the cash equivalents are available to effectuate the Business Combination or to pay redeeming MCAD shareholders.

(2)
Reflects the proceeds of $50.0 million from the issuance and sale of 5,000,000 shares of the Combined Entity Common Stock at $10.0 per share in the PIPE Financing pursuant to the Subscription Agreements.

(3)
Reflects the payment of $3.2 million of deferred underwriter fees and deferred legal fees incurred during the MCAD initial public offering due upon completion of the Business Combination, and an estimated $10.8 million acquisition-related transaction costs. The deferred underwriter fees and acquisition-related transaction costs are accounted for as equity issuance costs and the unaudited pro forma condensed balance sheet reflects these costs as a reduction of cash with a corresponding decrease to additional paid in capital.

(4)
Reflects the cash received from new SAFEs that were issued after June 30, 2021 to new and existing investors.

(B)
Reflects the reclassification of $57.5 million of cash and investments held in the trust account that becomes available following the Business Combination, assuming no redemptions.

(C)
Reflects the reclassification of $2.0 million of the deferred underwriter fees that are due upon completion of the Business Combination.

(D)
Reflects the issuance of $8.0 million in new SAFEs, for a total of $35.7 million in outstanding SAFEs, and the conversion of all outstanding Better Therapeutics SAFEs into Better Therapeutics common stock, pursuant to the terms of the Merger Agreement, and as a result of the Better Therapeutics recapitalization, resulting in an adjustment of $35.7 million to additional paid in capital.

(E)
Reflects conversion of BTX preferred stock into BTX common stock pursuant to the terms of the Merger Agreement, and as a result of the BTX recapitalization, resulting in an adjustment of $24.2 million from temporary equity to additional paid-in capital.

(F)
Reflects the reclassification of $50.8 million of MCAD public shares, subject to possible redemption, from mezzanine equity to permanent equity, assuming no redemptions. The unaudited pro forma condensed balance sheet reflects the reclassification with a corresponding increase of $50.8 million to additional paid in-capital and an increase of less than $0.1 million to the Combined Entity common stock.

(G)
Represents recapitalization of BTX common stock to the Combined Entity common stock.

(H)
Represents pro forma adjustments to the Combined Entity common stock balance to reflect the following:

(in thousands)
Issuance of the Combined Entity common stock from PIPE Financing per Subscription Agreements	$1
Represents the capitalization of MCAD common stock to the Combined Entity common stock	1
Recapitalization of BTX preferred stock and common stock to the Combined Entity common stock	2
$4

(I)
Represents recapitalization of MCAD common stock to the Combined Entity common stock.

(J)
Represents pro forma adjustments to additional paid-in capital balance to reflect the following:

(in thousands)
Reclassification of MCAD public shares subject to redemption, assuming no redemptions, to permanent equity, and increase in par value of common stock	$50,780
Issuance of the Combined Entity common stock from PIPE Financing per Subscription Agreements	49,999
Conversion of BTX SAFEs to the Combined Entity common stock	35,728
Conversion of BTX preferred stock (mezzanine equity) to BTX common stock (permanent equity)	24,203
Elimination of MCAD’s historical retained earnings	(313)(1)
Reduction in additional paid-in capital for acquisition-related transaction expenses	(11,962)
$148,435

(1)
Represents the elimination of MCAD’s retained earnings with a corresponding adjustment to accumulated deficit, as noted in Note 2(K), in connection with the reverse recapitalization.

(K)
Represents pro forma adjustments to eliminate the MCAD historical Retained Earnings (Accumulated Deficit) balance.

(L)
Represents maximum redemption in cash paid, assuming the full 5,049,200 shares of MCAD common stock are redeemed by stockholders.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operation
The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and year ended December 31, 2020 are as follows:

(AA)
Represents the expense incurred for the acceleration of CEO performance awards upon the close of the Business Combination.

(BB)
Represents the reversal of the resulting change in fair value of the SAFEs for the six months ended June 30, 2021 and year ended December 31, 2020.

3. Net loss per share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. When assuming the redemption scenario described above, this calculation is adjusted to eliminate such shares for the entire periods.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the six months ended June 30, 2021 and year ended December 31, 2020:
	Six Months Ended on June 30, 2021
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Pro forma net loss	$(8,983)	$(8,983)
Basic weighted average shares outstanding	28,382,000	23,332,800
Net loss per share – Basic and Diluted	$(0.32)	$(0.38)
Basic weighted average shares outstanding
MCAD public shareholders(1)	6,325,000	1,275,800
PIPE Investors	5,000,000	5,000,000
Sponsor and other shareholders(1)	1,857,000	1,857,000
BTX Safe Investors	4,080,482	4,080,482
BTX Equityholders	11,119,518	11,119,518
	28,382,000	23,332,800

(1)
The number of basic weighted average shares outstanding related to the MCAD public shareholders and Sponsor and other shareholders includes 575,000 and 20,000 shares from rights respectively, which are outstanding as of June 30, 2021.

	Year Ended on December 31, 2020
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions
Pro forma net loss	$(6,630)	$(6,630)
Basic weighted average shares outstanding	28,382,000	23,332,800
Net loss per share – Basic and Diluted	$(0.23)	$(0.28)
Basic weighted average shares outstanding
MCAD public shareholders(1)	6,325,000	1,275,800
PIPE Investors	5,000,000	5,000,000
Sponsor and other shareholders(1)	1,857,000	1,857,000
BTX Safe Investors	4,080,482	4,080,482
BTX Equityholders	11.119,518	11,119,518
	28,382,000	23,332,800

(1)
The number of basic weighted average shares outstanding related to the MCAD public shareholders and Sponsor and other shareholders includes 575,000 and 20,000 shares from rights respectively, which are outstanding as of December 31, 2020.

THE BUSINESS COMBINATION PROPOSAL
General
Holders of MCAD Common Stock are being asked to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Business Combination. MCAD stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “— The Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
Because MCAD is holding a stockholder vote on the Business Combination, MCAD may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of MCAD Common Stock as of the Record Date for the Special Meeting.
Background of the Business Combination
MCAD is a blank check company incorporated in Delaware on July 31, 2020. MCAD was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Although there was no restriction or limitation on what industry or geographic region a target company operates in, it was MCAD’s intention to pursue prospective targets that are in North America.
On January 12, 2021, MCAD consummated its IPO of 5,000,000 Units, each Unit consisting of one share of common stock of MCAD, and one right to receive one-tenth (1/10) of a share of common stock upon the consummation of an initial business combination, as described in more detail in this prospectus. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to MCAD of $50,000,000. Simultaneously with the closing of the IPO, MCAD consummated a private placement with the sponsor of 185,000 Units at a price of $10.00 per Unit, for a total purchase price of $1,850,000.
On January 14, 2021, the underwriters exercised the over-allotment option in full and MCAD issued the over-allotment option Units to the underwriters. The total aggregate issuance by MCAD of the over-allotment option Units at a price of $10.00 per unit resulted in total gross proceeds of $7,500,000. On January 14, 2021, simultaneously with the sale of the over-allotment option Units, MCAD consummated the private sale of an additional 15,000 Private Units, generating gross proceeds of $150,000.
After deducting the underwriting fee (excluding the deferred underwriting commission of $2,012,500, which amount will be payable upon consummation of the Business Combination, if consummated) and the IPO expenses, the total net proceeds from MCAD’s IPO and the sale of the Private Placement Units, approximately $57,500,000 (or $10.00 per Unit Sold), was placed in the Trust Account.
Prior to the consummation of its IPO, neither MCAD nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with MCAD. After the closing of its IPO, the officers and directors of MCAD initiated contact with and were approached by several potential targets and/or advisors. From the closing of its IPO through MCAD’s entering into an exclusive term sheet (the “Term Sheet”) with BTX, MCAD had communicated with approximately 25 potential targets and/or their advisors. Of those potential targets, MCAD entered into non-disclosure agreements with three targets and conducted additional due diligence and/or detailed discussions with two targets, Target A and Target B.
Target A is a major digital asset trading platform based in Asia, introduced to MCAD by a friend of Dr. Liu, MCAD’s Chairman and Chief Executive Officer. Initially, MCAD found the deal enticing as the seller’s desire to become listed on a U.S. stock exchange as part of their globalization strategy allowed MCAD to negotiate an attractive valuation of $800 million, which on approximately $195 million in estimated 2020 revenue corresponded to a mere 4.1x in EV/revenue multiple. In comparison, the last confirmed valuation of Coinbase (Coinbase had not yet gone public at the time MCAD was in discussion with this target company) was $8 billion for a $300 million Series E round that took place in 2018 and the company generated $691 million in revenue for the first nine months of 2020. In other words, extrapolating to 2020 full-year revenue, Coinbase already had an EV/revenue multiple of 8.7x even using a previous year’s private-company valuation. However, upon further diligence and in consultation with its legal advisor Loeb & Loeb LLP (“L&L”), MCAD recognized the multi-jurisdiction structure of Target A spanning both East Asia and Southeast Asia would likely result in a complicated transaction process. This was especially undesirable given MCAD’s aforementioned duration structure for completing a Business Combination, and therefore, MCAD ultimately decided not to proceed with this target company.
Target B is in the robotics industry developing and deploying autonomous security robots for various commercial clients such as sports arenas and shopping malls in North America. No finder was involved, as Target B’s management reached out directly to Dr. Liu using MCAD’s public contact information. Although Target B’s proposed pre-transaction enterprise value of approximately $700 million, corresponding to 2.2x in estimated 2025 EV/revenue multiple, was in line with the valuations of other Machine-as-a-Service (MaaS) companies, MCAD did not agree with this MaaS characterization as sales of robotic units seemed more reflective of their revenue model instead of recurring service fees. More specifically, Peloton was suggested as one of the comps, but MCAD was not convinced about the comparability. MCAD instead recommended comps in the security tech industry and the corresponding multiple led to a valuation of $250 million. Given this differential in valuation approach as well as quantity, the parties agreed to pause further discussions.
On January 15, 2021, BTX engaged Cowen as its exclusive financial advisor to explore, inter alia, a possible merger with a SPAC based on Cowen’s knowledge of the market and experience with similar SPAC transactions. In early 2021, BTX and Cowen commenced a process to evaluate potential SPAC mergers. MCAD was introduced to BTX by Cowen.
On February 3, 2021, Cowen contacted MCAD to gauge MCAD’s interest in evaluating a potential business combination with BTX. The parties entered into a customary mutual confidential disclosure agreement on February 4, 2021.
On February 11, 2021, Dr. Liu had an introductory meeting with David Perry, BTX’s Executive Chairman and Kevin Appelbaum, BTX’s Chief Executive Officer and director, via videoconference. During the meeting, Mr. Perry and Mr. Appelbaum presented a slide deck that provided an overview of BTX, including high level financials and projected financing needs. There was no discussion of valuation during this meeting. Following the meeting, the BTX team conferred with Cowen and decided to send MCAD an initial draft of the Term Sheet for consideration.
On February 22, 2021 the MCAD team received an initial draft of the Term Sheet from BTX proposing, inter alia, a pre-money equity value of $200 million, a purchase of 400,000 shares of common stock of MCAD by BTX and its then-current investors from Sponsor for total purchase price of $3.0 million, and the expansion of the post-merger board of directors by three directors to be designated by BTX. Following consultation with L&L, MCAD reached out to the BTX team and had a call on February 24, 2021 to discuss the mechanics of the term sheet.
On February 26, 2021, MCAD shared with BTX a mark-up of the Term Sheet proposing, inter alia, a pre-money equity value of $125 million, a purchase of 200,000 shares of common stock of MCAD by BTX and its then-current investors from Sponsor for a total purchase price of $1.9 million, voting and support agreements from a majority of BTX shareholders, and the expansion of the post-merger board of directors by three directors, two of whom would be designated by BTX and the remaining director to be designated by MCAD.
On March 2, 2021, BTX shared with MCAD a revised draft of the Term Sheet proposing, inter alia, a pre-money equity value of $155 million, a purchase of 200,000 shares of common stock of MCAD by BTX and its then-current investors from Sponsor for a total purchase price of $1.8 million, and the expansion of MCAD’s Board by four directors, three of whom would be designated by BTX and the remaining director to be designated by MCAD.
On March 3, 2021, BTX and MCAD reached agreement on previously discussed terms, and a final pre-money equity value of $150 million, and both parties executed the Term Sheet.

On March 4, 2021, L&L and Goodwin Proctor LLP (“Goodwin”), counsel to BTX held an initial call to discuss the Term Sheet, drafting of the Merger Agreement and the due diligence process. On the same day, initial team members of the legal counsel were granted access to BTX’s virtual data room.
Following its IPO, MCAD continued to correspond with Chardan Capital Markets, LLC (“Chardan”), its IPO underwriter. Between March 3, 2021 and March 5, 2021, MCAD discussed with Chardan of BTX as a potential but exclusive Business Combination candidate and, on March 5, 2021, MCAD engaged Chardan as its M&A advisor on the proposed Business Combination with BTX, where, inter alia, Chardan would conduct in-depth business due diligence with MCAD on BTX given Chardan’s focus and expertise in the healthcare industry including digital therapeutics as well as on SPACs.
On March 8, 2021, an initial virtual kickoff conference call was held by the working groups. During the following days leading up to March 10, 2021, the rest of the MCAD team, including Chardan, were also granted access to BTX’s virtual data room to facilitate due diligence calls and discussions.
Following access to BTX’s virtual data room, and after extensive evaluation of the materials requested and provided, including, but not limited to, an investor presentation, business plan, product overview and publications, regulatory interactions, clinical trial data and future clinical trial plans, a list of competitors and potential partners, barriers to entry, market size, and financial modeling assumptions, MCAD and its advisors, including Chardan held a virtual due diligence call with the BTX’s management team on March 11, 2021. The due diligence call covered a range of topics including, but not limited to, the history of the company, pipeline products, differentiation of the products, target disease areas, competitive landscape, clinical development plans, regulatory pathway and the evolving regulatory landscape.
On March 11, 2021, MCAD engaged Cowen to act as placement agent for the PIPE investment (in such capacity, the “PIPE Placement Agent”) based on Cowen’s knowledge and experience with similar PIPE investments and its knowledge and experience with BTX and the digital health industry. The PIPE Placement Agent subsequently initiated conversations with prospective investors as part of the PIPE investment process.
Following Cowen’s appointment as PIPE Placement Agent, L&L, Goodwin and Shearman & Sterling LLP (“Shearman”), counsel to the PIPE Placement Agent, exchanged drafts of the form of Subscription Agreement to be used in the PIPE investment, including the terms of the closing process, the conditions to closing, the representations and warranties of MCAD and the subscriber, the registration rights to be granted to the subscriber and provisions related to the termination of the Subscription Agreement.
On March 12, 2021, MCAD and L&L shared the first draft of the Merger Agreement with BTX and Goodwin.
On March 16, 2021, Cowen initiated conversations with prospective investors as part of the PIPE investment process and began to distribute draft documentation to prospective investors with respect to a 50 million dollar PIPE investment. Between March 16, 2021 and April 5, 2021, L&L and Goodwin negotiated the terms of the Subscription Agreements with the prospective investors, and responded to follow up questions and comments related thereto.
On March 18, 2021, BTX and Goodwin shared a response draft of the Merger Agreement with MCAD and L&L.
Throughout the second half of March 2021, MCAD and its advisors conducted additional due diligence review of a prospective Business Combination with BTX. More specifically, the due diligence questions MCAD asked related to and the corresponding materials it requested included corporate records, stockholder information, a history of securities issuances by BTX, financing documents, material contracts, management and employees, financial information, sales and marketing, real property, intellectual property, IT systems and networks, privacy and data security, environmental matters, governmental regulations and filing, litigation and audits, insurance policies and claims, tax returns and related records, and other miscellaneous items.
On March 23, 2021, the MCAD team and Chardan scheduled an additional virtual due diligence call for March 24, 2021, which was then held and the call covered a range of topics that included, but not limited to, BTX’s post-merger commercial plans, the digital therapeutics payor landscape, as well as a discussion of the financial forecast model. Throughout the due diligence process, Chardan corresponded with MCAD regularly to provide insights into BTX’s business, areas of focus, product candidates, company peers as well as clinical development process.
On March 26, 2021, BTX and Goodwin shared an initial draft of the disclosure schedules to the Merger Agreement with MCAD and L&L.
On March 27, 2021, MCAD and L&L shared a response draft of the Merger Agreement with BTX and Goodwin which included updates and revisions to the representations and warranties of MCAD and BTX, actions of MCAD and BTX prior to the closing of the Business Combination, the mechanics of the MCAD stockholder meeting and a revision of the outside date of the Business Combination.
Between March 27, 2021 and April 6, 2021, L&L and BTX exchanged drafts of the Merger Agreement and drafts and/or summaries of the ancillary documents, including the support agreements, the investor agreement, the proposed amendments to the post-merger company’s bylaws and certificate of incorporation. The various drafts exchanged reflected the parties’ negotiations on, among other things, the consideration structure, interim operating covenants, allocation of tax risk and responsibility, treatment of tax benefits, post-closing governance matters, scope of registration rights and other matters.
On March 29, MCAD’s Board met, together with representatives of L&L, to review the terms of the proposed Business Combination with BTX and the proposed final definitive documentation. The MCAD Board also reviewed proposed resolutions which would be adopted by the MCAD Board in order to approve the entry into the Merger Agreement and related PIPE transactions. During the meeting, MCADs management provided MCAD’s Board with a comprehensive overview of BTX’s business, strategy, and future operating plans and prospects, the results and findings of MCAD’s due diligence process, financial analyses and comparable transactions. MCAD’s Board unanimously determined that it was in the best interests of MCAD to proceed with a business combination transaction with BTX on the terms discussed and based on the documents reviewed, and authorized MCAD’s officers to finalize the transaction.
On March 31, 2021, BTX provided an investor with a simple agreement for future equity (the “SAFE”) pursuant to which such investor would purchase equity from BTX at the time of signing of the Merger Agreement. The SAFE would convert upon the closing of the Business Combination at a conversion price of $7.50 per share.
From April 4, 2021 to April 5, 2021, BTX and the investor negotiated the terms of the SAFE. On April 5, 2021, a second investor indicated interest in participating in the SAFE as well as two directors of BTX and the SAFE was provided to them.
On April 6, 2021, the SAFE was executed and the four investors funded $6.0 million.
On April 6, 2021, the parties executed the Merger Agreement and the PIPE investors that had chosen to participate in the PIPE investment indicated their final subscription amounts and executed the Subscription Agreements in connection with the PIPE investment, which provided for binding subscriptions to purchase an aggregate of 5,000,000 shares of common stock of MCAD at $10.00 per share.
On April 7, 2021, a press release was issued announcing the transaction. Shortly thereafter, MCAD filed a current report on Form 8-K attaching the Merger Agreement and ancillary documents, the press release, the Subscription Agreement, the investor presentation previously provided to the PIPE investors, and the transcript of a prerecorded presentation made by the management teams of both parties regarding the Business Combination.
The Board of Directors’ Reasons for the Approval of the Business Combination
In evaluating the transaction with BTX, the Board consulted with management and MCAD’s legal counsel as well as its financial advisor Chardan. The Board of Directors considered and evaluated several factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Board of Directors did not assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Board of Directors based its decision on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weights to different factors. This explanation of our reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.” Before reaching its decision, the Board of Directors discussed the material results of its management’s due diligence activities, which included:
•
extensive meetings and calls with BTX’s management team regarding the company’s products, development plans, operations and projections;

•
research on the healthcare industry in general and the medical technology, medical device, and prescription digital therapeutics trends specifically, where market sizes were overlaid with Better’s product offerings and potential revenue shares;

•
due diligence activities relating to business, accounting, legal, tax, environmental, insurance, operations and other matters;

•
financial and valuation analyses including financial projections provided by BTX; and

•
research on the public trading values of comparable peer companies.

The Board of directors considered a number of factors that align with the above metrics pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:
•
The Board believes prescription digital therapeutics (“PDT”s) are becoming mainstream.   The Board believes PDTs are gaining broad acceptance and prescription-based digitized disease interventions are likely coming for all disease areas in the future. Because BTX has a pipeline of PDTs, including its lead program BT-001 for type 2 diabetes, the company is well-positioned to benefit from the fact that patients, prescribers, regulatory bodies, and payors have been very receptive of PDTs as a new treatment modality.

•
Potential for first mover advantage in PDTs for cardiometabolic disease.   We believe Better Therapeutics has the potential to be a leader in developing software as a medical treatment for cardiometabolic diseases that include type 2 diabetes. The company has already conducted pilot non-clinical studies of its lead candidate BT-001 in diabetes and hypertension, with BT-001 demonstrating it has potential to provide therapeutic benefit. As the company is preparing to conduct potentially pivotal clinical studies, we believe learnings from pilot studies may provide a competitive advantage in PDTs geared for cardiometabolic diseases. Additionally, BTX has filed three patent families covering methods of treatment, methods of managing medications, and the systems and software that comprise BTX’s platform.

•
Intellectual Property. Additionally, BTX has filed four patent families covering methods of treatment, methods of managing medications, and the systems and software that comprise BTX’s platform which the Board believes may provide BTX with a competitive advantage over existing and/or potential Competitors.

•
Management has extensive experience in founding and leading companies.   BTX’s management team has experience in leadership and creation of value in both public and privately-held disruptive companies. The Board believes the company’s management has the acumen to provide unparalleled leadership.

•
Differentiated from wellness products through treatment claims based on clinical trials.   BTX is developing PDTs through its plans to employ clinical evidence-based approaches to provide therapeutic interventions. The ability to make a disease treatment claim via clinical trials differentiates PDTs from conventional wellness products since treatment claims require FDA-clearance. The Board believes the PDT approach provides an edge to the company, not only in cardiometabolic disease but also when compared to those making wellness products.

•
Peer-reviewed publications are supportive of the company’s platform.   BTX has published multiple peer-reviewed studies on clinical and economic effectiveness of using digitized interventions in cardiometabolic diseases including type 2 diabetes and hypertension. The Board believes peer-reviewed publications are supportive of the company’s approach of using prescription digital therapeutics-based interventions to cardiometabolic diseases.
•
Supportive regulatory landscape.   Recent developments in the regulatory landscape are evolving in favor of PDTs as a treatment modality. We believe continued development of these regulatory frameworks and acceptance of digitized interventions for disease bodes well for companies like BTX.

•
Clear development path for the company’s lead candidate.   The company has had multiple formal meeting interactions with the FDA for its lead candidate, BT-001. We believe that over the course of these formal meeting interactions, Better Therapeutics has aligned with the FDA on the core aspects of what we believe to be a potentially pivotal clinical trial design. We also believe our ongoing potentially pivotal trial of BT-001, if successful, is also likely to inform on additional pipeline programs and may facilitate acceleration of the company’s pipeline buildup. Additionally, BTX has filed three patent families covering methods of treatment, methods of managing medications, and the systems and software that comprise BTX’s platform.

•
Multiple barriers to entry.   With digitized devices and digitized products gaining broad acceptance, BTX has put itself in a position with clear barriers to entry including: 1) development of prescription digital therapeutic products, which require clinical trials for treatment claims, 2) a first-mover advantage in use of PDTs in cardiometabolic diseases, 3) ability to conduct clinical studies involving PDTs, and 4) intellectual property. We believe barriers to entry provide an advantage to BTX.

•
An initial focus on disease areas where a behavioral component is tied to clinical outcome.   The board believes a “low-hanging fruit” for PDTs is in disease areas where therapeutic benefit is linked to a behavioral component. The Board believes BTX’s focus on cognitive behavioral therapy delivered through prescription digital therapeutics has a high likelihood of translating to clinical benefit to patients.

•
Significant market opportunity and unmet medical need.   The United States spends over $100 billion per year on therapeutics treating the effects of three major obesity-related diseases: type 2 diabetes, hypertension, and hyperlipidemia. Despite this tremendous spending, these conditions are amongst the highest contributors to morbidity and mortality for Americans. The Board believes BTX’s platform is poised to disrupt the standard of care in this area.

•
Near-term milestones provide for potential value inflection points.   The company has multiple upcoming catalysts including, but not limited to, 1) for BT-001: 3Q21 interim data, 4Q21 primary endpoint data, 1Q22 secondary endpoint data; and (2) pipeline expansion beginning in 2022 onwards. The Board believes these catalysts including longer-term milestones could serve as value-creating events for the company.

•
Attractive valuation.   Our management and its financial advisors have conducted extensive research on comparable prescription digital therapeutics companies to BTX. Given the nascent nature of this emerging modality, there are limited truly comparable prescription digital therapeutics-focused companies. Our management and its financial advisors however considered numerous public listings for digital health companies, which have priced in recent years involving early-stage, frequently pre-revenue, companies pursuing near-term commercialization of a health product. These include: Amwell (formerly American Well Corporation, provides telemedicine technology solutions, $4.91 billion fully-diluted market capitalization, $3.84 billion enterprise value, estimated 11.6x EV/Revenue 2024), Dario Health (provides digitized solutions for diabetes management, $321 million fully-diluted market capitalization, $293 million enterprise value, estimated 1.9x EV/Revenue 2024), Fitbit (provides wearable fitness devices, acquired by Google in January 2021 for $2.1 billion), and Livongo Health (provides tools for healthy living, acquired by Teladoc in October 2020 for $18.5 billion), NantHealth, Inc. (provides next-generation, evidence-based healthcare solutions, $597 million enterprise value, estimated 5.9x EV/Revenue 2024). Additionally, industry leaders that remain privately-held have achieved robust private market valuations including: Hinge Health (provides digital solutions for pain, post-money valuation of $3.0 billion as of January 2021), Omada Health (provides lifestyle-based health solutions, post-money valuation >$630 million as of May 2020), Pear Therapeutics (provides prescription digital therapeutics, post-money valuation >$675 million as of

March 2021). Therefore, the Board concluded that BTX’s valuation of $150 million (or estimated 1.7x for 2024 revenue multiple) was attractive in comparison.
The Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
•
Future Financial Performance.   The risk that future financial performance may not meet our expectations due to factors in our control or out of our control, including due to economic cycles or other macroeconomic factors.

•
COVID-19.   Uncertainties regarding the potential impacts of the COVID-19 virus and related economic disruptions on BTX’s operations and demand for its products.

•
Potential for Benefits not Achieved.   The risk that the potential benefits of the Business Combination, including BTX’s future value-creation strategies and identified cost savings or revenue opportunities, may not be fully achieved, or may not be achieved within the expected timeframe.

•
Liquidation of the Company.   The risks and costs to our business if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in our inability to effect a business combination by April 12, 2022 and force MCAD to liquidate and the rights to expire worthless.

•
Exclusivity.   The fact that the Merger Agreement includes an exclusivity provision that prohibits us from, among other things, soliciting, initiating, engaging, participating or entering into discussions or negotiations with any person concerning any alternative transaction between us and another person with respect to a potential business combination. The exclusivity provision is effective until the earlier of the Closing and the date that the Merger Agreement is properly terminated.

•
Stockholder Vote.   The risk that our stockholders may fail to provide the respective votes necessary to effect the Business Combination.

•
Closing Conditions.   The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within our control.

•
Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•
Fees and Expenses.   The fees and expenses associated with completing the Business Combination.

•
Other Risks.   Various other risks associated with the Business Combination, the business of MCAD, and the business of BTX described under “Risk Factors.”

Certain Unaudited BTX Prospective Financial Information
BTX does not as a matter of ordinary course make public projections as to future revenues, performance, financial condition or other results. However, BTX’s management prepared and provided to the BTX Board of Directors, BTX’s financial advisors and MCAD certain internal, unaudited prospective financial information in connection with the evaluation of the Business Combination. BTX’s management prepared such financial information based on their judgment and assumptions regarding the future financial performance of BTX. The inclusion of the below information should not be regarded as an indication that BTX or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results.
The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.
While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of BTX’s management, including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” BTX believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information BTX had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to BTX’s business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of BTX’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of BTX. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.
Neither BTX’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.
EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, BTX DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH
BELOW. NONE OF BTX, MCAD OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY BTX STOCKHOLDER, MCAD STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.
Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by BTX may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures.
The following table sets forth certain summarized prospective financial information for BTX’s PDT for treating type 2 diabetes, BT-001:
	Forecast Year Ended December 31,
(USD in millions)	2021	2022	2023	2024	2025
Revenue	$—	$—	$7	$88	$390
Gross Profit/(Loss)(1)	$—	$(2)	$1	$63	$310
EBIT(2)	$(23)	$(43)	$(117)	$(132)	$16

(1)
Gross Profit is calculated as revenue minus cost of revenue.

(2)
EBIT is defined as earnings before interest expense and income taxes.

The following table sets forth certain summarized prospective financial information for BTX’s complete PDT platform (including BT-001):
	Forecast Year Ended December 31,
(USD in millions)	2021	2022	2023	2024	2025	2026	2027
Revenue(1)	$—	$—	$7	$88	$405	$1,209	$2,532

(1)
Revenue increases in 2026 and 2027 are expected due to higher BT-001 adoption rates as product awareness with health care professionals increases, and additional product introductions.

We caution investors that amounts presented in accordance with our definitions of EBIT may not be comparable to similar measures disclosed by other issuers, because not all issuers calculate EBIT in the same manner. EBIT should not be considered as an alternative to net income (loss), cash flows from operating activities or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.
The BTX prospective financial information was prepared using a number of assumptions, including the following assumptions that BTX’s management believed to be material:
•
projected revenue is based on a variety of operational assumptions, including, the timing of development and commercialization of BTX’s products, size and growth of adult population, disease prevalence, level of product awareness with health care professionals, pricing and payer mix;

•
projected gross profit is driven by the projected revenue and corresponding costs related to the delivery of our product, including salaries and benefits for product support and patient services and related overhead costs; the cost of delivery of our products is expected to grow in relation to the growth of our revenue; and

•
other key assumptions impacting profitability projections include growth in costs of research and development as we bring more products to market; sales, marketing and medical affairs as we scale in tandem with provider penetration, payer coverage and direct to consumer advertising, and general and administrative costs associated with public company operations and compliance.

In making the foregoing assumptions, BTX’s management relied on a number of factors, including:
•
its experience in the digital health and therapeutics industries;

•
its best estimates of the timing for the development and commercialization of its products and overall product development process;

•
its best estimates of health care provider awareness of BTX’s products;

•
its best estimates of product pricing; and

•
its best estimates of the cost forecasts in order to develop and market BTX’s products.

Certain Engagements in Connection with the Business Combination and Related Transactions
Cowen was engaged by BTX to act as its exclusive financial advisor in connection with a business combination with a SPAC, and will receive compensation and expense reimbursement in connection therewith. MCAD also engaged Cowen to act as its exclusive placement agent for the $50 million PIPE. Cowen will receive fees and expense reimbursements in connection therewith. Cowen provided the Board of directors with a description of Cowen’s relationship with BTX.
In addition, Cowen (together with its affiliates) is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. In addition, Cowen and its affiliates, may provide investment banking and other commercial dealings to MCAD, BTX and their respective affiliates in the future, for which they would expect to receive customary compensation.
In addition, in the ordinary course of its business activities, Cowen and its affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of MCAD or BTX, or their respective affiliates. Cowen and its affiliates, may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Satisfaction of 80% Test
It is a requirement under the Nasdaq Rules that the business or assets acquired in MCAD’s initial business combination have a fair market value equal to at least 80% of MCAD’s assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for such initial business combination. As of April 6, 2021, the date of the execution of the Merger Agreement, the fair value of marketable securities held in the Trust Account was approximately $57.5 million (excluding of deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $46.0 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the Board of directors reviewed the equity value of BTX of approximately $150 million. In determining whether the equity value described above represents the fair market value of BTX, the Board of directors considered all of the factors described in this section and the section of this proxy statement/prospectus entitled “The Business Combination Proposal — The Merger Agreement” and that the $150 million BTX equity value was determined as a result of arm’s length negotiations. As a result, the Board of directors concluded that the fair market value of the equity acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account).
The Merger Agreement
The subsections that follow this subsection describe the material provisions of the Merger Agreement, but do not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Merger Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates, which may be updated prior to the closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.
General Description of the Merger Agreement
On April 6, 2021, MCAD, BTX and MCAD Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of MCAD (“Merger Sub”) entered into the Merger Agreement. The Merger Agreement was unanimously approved by the Board on March 29, 2021. The Merger Agreement was amended on August 30, 2021 and September 27, 2021 to extend the outside date for the closing of the Business

Combination from August 31, 2021 to October 8, 2021, and from October 8, 2021 to October 31, 2021, respectively. Pursuant to the terms of the Merger Agreement, at the closing of the transactions contemplated thereby, Merger Sub will merge with and into BTX (the “Merger” or “Business Combination”), with BTX being the surviving corporation and following the merger BTX will be a wholly owned subsidiary of MCAD. In connection with the Business Combination, MCAD shall be renamed “Better Therapeutics, Inc.”
Consideration
Under the Merger Agreement, MCAD has agreed to acquire all of the outstanding shares of BTX common stock in exchange for 15,000,000 shares of MCAD’s common stock, par value $0.0001 per share (“MCAD Common Stock”), subject to adjustment as explained below (the “Merger Consideration”). BTX shall deliver to MCAD, two business days prior to the closing of the Merger (the “Closing”), the calculation of BTX’s net debt (the “Net Debt”), by 8:00 PM Eastern Time (the “Net Debt Calculation Date”). Net Debt means, without duplication, (i) the amount outstanding under the Paycheck Protection Program Loan Promissory Note dated May 9, 2020 issued by Celtic Bank Corporation to BTX, minus (ii) the cash of BTX, in each case, as of the Net Debt Calculation Date. The Merger Consideration shall be adjusted as follows to account for the Net Debt: (a) if Net Debt is greater than $0.00 (the “Net Debt Target”), then the Merger Consideration shall be reduced at a rate of one share of MCAD Common Stock for each $10.00 increment that the Net Debt is greater than the Net Debt Target; (b) if Net Debt is less than the Net Debt Target, then the Merger Consideration shall be increased at a rate of one share of MCAD Common Stock for each $10.00 increment that the Net Debt is less than the Net Debt Target; or (c) if Net Debt equals the Net Debt Target, then no adjustment will be made to the Merger Consideration. Any adjustment to the Merger Consideration pursuant to this Section 2.2 shall be in whole shares of MCAD Common Stock and no adjustment shall be made for any divergence that is in an increment of less than $10.00.
BTX shall also deliver to MCAD two business days prior to the Closing, an equityholder allocation schedule setting forth each shareholder of BTX common stock (each a “BTX Shareholder”), as of the Closing, and such BTX Shareholder’s percentage of the Merger Consideration.
On the date the Merger is effective (the “Effective Time”) by virtue of the Merger and without any action on the part of MCAD, Merger Sub, BTX:
a.
each share of BTX common stock (other than BTX restricted stock) issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into such BTX Shareholder’s right to receive, without interest, the number of shares of MCAD Common Stock equal to the product of (i) the number of shares of BTX common stock (other than BTX restricted stock) held by such BTX Shareholder and (ii) the “Exchange Ratio” determined by dividing (A) the Merger Consideration (after giving effect to the Net Debt adjustment, if any) by (B) the issued and outstanding number of shares of BTX common stock as of the Closing;

b.
each BTX stock option (whether vested or unvested) that is outstanding and unexercised immediately prior to the Effective Time shall be assumed by MCAD and automatically converted into an option to purchase shares of MCAD Common Stock (each an “Assumed Option”). The number of shares of MCAD Common Stock (rounded down to the nearest whole share) that are subject to each Assumed Option shall be equal to the product of (i) the number of shares of BTX common stock subject to the BTX stock option and (ii) the Exchange Ratio, and the exercise price per share of the Assumed Option (rounded up to the nearest whole cent) shall be equal to the quotient obtained by dividing (A) the exercise price per share of the BTX stock option by (B) the Exchange Ratio. Each Assumed Option will continue to be subject to the terms and conditions set forth in the BTX stock option plan and its applicable grant agreement (except any references therein to BTX or shares of BTX common stock will instead mean the MCAD and shares of MCAD Common Stock, respectively). MCAD shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any Assumed Options remain outstanding, a sufficient number of shares of MCAD Common Stock for delivery upon the exercise of such Assumed Options; and

c.
each award of BTX restricted stock that is outstanding immediately prior to the Effective Time shall be assumed by MCAD and automatically converted into an award of restricted MCAD

Common Stock with the number of shares of MCAD Common Stock equal to the product of (i) the number of shares of BTX restricted stock and (ii) the Exchange Ratio (the “Assumed Restricted Stock Award”). Each Assumed Restricted Stock Award will continue to be subject to the terms and conditions set forth in the applicable restricted stock agreement (except any references therein to BTX or shares of BTX common stock will instead mean the MCAD and shares of MCAD Common Stock, respectively).
MCAD Post-Closing Board of Directors and Executive Officers
Immediately following the Closing, the Board will consist of no more than seven directors of which MCAD has the right to designate one director and the remaining six directors will be designated by BTX. At Closing, all of the executive officers of MCAD shall resign and the individuals serving as executive officers of MCAD immediately after the Closing will be the same individuals (in the same offices) as those of BTX immediately prior to the Closing.
Representations and Warranties; Covenants
MCAD, Merger Sub and BTX have made customary representations, warranties and covenants in the Merger Agreement, including, among other things, covenants with respect to the conduct of MCAD and BTX prior to the Closing. The parties have also agreed to customary “no shop” obligations, their ability and authority to enter into the Merger Agreement and the capitalization of MCAD and BTX, respectively. The representations and warranties of MCAD, Merger Sub and BTX will not survive the Closing of the Merger.
Conditions to Closing
The obligation of the parties to consummate the Merger is conditioned on, among other things, the satisfaction or waiver (where permissible) by MCAD and BTX of the following conditions, (a) the stockholders of both MCAD and BTX have approved the Merger, (b) the stockholders of MCAD have approved and adopted the MCAD Proposals; (c) The representations and warranties of MCAD, Merger Sub and BTX set forth in the Merger Agreement are true and correct in all material respects, as of its date and as of the Closing; (d) there shall have been no Material Adverse Effect (as defined in the Merger Agreement) (e) after giving effect to all redemptions of MCAD Common Stock in connection with the Merger, the net tangible assets held by MCAD shall be equal to at least $5,000,001; (f) the MCAD Common Stock to be issued in the Merger and pursuant to the Subscription Agreements (as defined below) shall have been approved for listing on the Nasdaq Capital Market; (g) certain BTX Equityholders have entered into a lock-up agreement and (h) the PIPE Financing discussed below shall have been consummated pursuant to the Subscription Agreements.
Termination
The Merger Agreement may be terminated at any time by MCAD or BTX under certain circumstances, including, among other things, (i) by mutual written consent of MCAD and BTX; (ii) by either MCAD or BTX if the Closing has not occurred by October 31, 2021, (iii) by MCAD or BTX if MCAD has not obtained the required approval by MCAD stockholders or if BTX has not obtained the required approval of BTX stockholders.
Classified Board of Directors
The Combined Entity’s board of directors will consist of seven (7) members upon the closing of the Business Combination. In accordance with the Proposed Certificate of Incorporation to be filed, immediately after the consummation of the Business Combination, the board of directors will be divided into three classes. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election. The directors will be divided among the three classes as follows:
•
the Class I directors will be Richard Carmona and David Perry and their terms will expire at the annual meeting of stockholders to be held in 2022;

•
the Class II directors will be Suying Liu, Kevin Appelbaum and Geoffrey Parker, and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•
the Class III directors will be Risa Lavizzo-Mourey and Andrew Armanino, and their terms will expire at the annual meeting of stockholders to be held in 2024.

The Combined Entity expects that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Interests of MCAD’s Directors and Officers and Others in the Business Combination
When you consider the recommendation of the Board in favor of approval of the Business Combination Proposal and the other proposals, you should keep in mind that the Sponsor and MCAD’s directors and officers, have interests in such proposals that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:
•
unless MCAD consummates an initial business combination, MCAD’s officers, directors and Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•
MCAD has until April 12, 2022 to consummate a Business Combination;

•
MCAD’s Sponsor has agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of six months after the date of the consummation of a Business Combination and the date on which the closing price of the Company’s common stock equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of a Business Combination and, with respect to the remaining 50% of the Founder Shares, six months after the date of the consummation of a Business Combination, or earlier in each case if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property;

•
the fact that Sponsor paid an aggregate of $25,000 (or $0.017 per share) for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination. Because the merger consideration is based on a deemed price per share of $10.00 a share, our Sponsor could make a substantial profit after the initial business combination even if public investors experience substantial losses.

Total Company Shares to be Issued in the Business Combination
It is anticipated that, upon the Closing of the Business Combination, MCAD’s public stockholders (other than the PIPE Investment investors) will retain an ownership interest of approximately 22% in the Combined Entity, the PIPE Investment investors will own approximately 18% of the Combined Entity (such that public stockholders, including PIPE Investment investors, will own approximately 40% of the Combined Entity), MCAD’s Sponsor, officers, directors and other holders of MCAD shares will retain an ownership interest of approximately 6% in the Combined Entity and the BTX Equityholders will own approximately 54% of the outstanding common stock of the Combined Entity.
This ownership interest assumes that no shares are elected to be redeemed and does not take into account Rights to purchase common stock of the Combined Entity that may remain outstanding following the Business Combination.

Sources and Uses for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination.
Sources of Funds		Uses
(in millions)
Existing Cash in Trust Account	$57.5
PIPE Investment	50.0	BTX Equityholders’ Retained Equity Value	$152.0
BTX Equityholders’ Retained Equity Value	152.0	MCAD Estimated Transaction Costs	10.5
Cash from BTX Balance Sheet and Hercules Credit Facility	12.0	Cash from Combined Entity’s Balance Sheet	109.0
Total Sources	$271.5	Total Uses	$271.5
Certificate of Incorporation; Bylaws
Pursuant to the Merger Agreement, upon the closing of the Business Combination, MCAD’s bylaws will be amended and restated promptly to:
•
reflect necessary changes and to be consistent with the Proposed Certificate of Incorporation (for a full description of the proposed amendments to the charter see “The Charter Amendment Charter Proposal”); and

•
make certain other changes that our Board deems appropriate for a public operating company.

Name; Headquarters
The name of the Combined Entity will be Better Therapeutics, Inc. and its headquarters will be located at 548 Market St #49404, San Francisco, California 94104.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general discussion of the material U.S. federal income tax consequences (i) of the exercise of redemption rights by U.S. Holders and Non-U.S. Holders (defined below) of MCAD Common Stock, (ii) of the Business Combination to U.S. Holders of BTX stock, and (iii) of the ownership and disposition of MCAD Common Stock received in the Business Combination to U.S. Holders and Non-U.S. Holders.
This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the U.S. Internal Revenue IRS (the “IRS”), and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a holder as a result of the Business Combination or as a result of the ownership and disposition of MCAD Common Stock. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.
No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.
This summary is limited to considerations relevant to holders that hold MCAD Common Stock or BTX stock and, after the completion of the Business Combination, MCAD Common Stock, as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:
•
banks or other financial institutions, underwriters, or insurance companies;

•
traders in securities who elect to apply a mark-to-market method of accounting;

•
real estate investment trusts and regulated investment companies;

•
tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•
expatriates or former long-term residents of the United States;

•
subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

•
dealers or traders in securities, commodities or currencies;

•
grantor trusts;

•
persons subject to the alternative minimum tax;

•
U.S. persons whose “functional currency” is not the U.S. dollar;

•
persons who received shares of MCAD Common Stock or BTX stock through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

•
persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding shares of MCAD Common Stock or BTX stock, or, after the Business Combination, MCAD Common Stock (excluding treasury shares);

•
holders holding MCAD Common Stock or BTX stock, or, after the Business Combination, MCAD Common Stock as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction;

•
controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States stockholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

•
the Sponsor or its affiliates.

As used in this proxy statement/consent solicitation statement/prospectus, the term “U.S. Holder” means a beneficial owner of MCAD Common Stock or BTX stock, and, after the Business Combination, MCAD Common Stock received in the Business Combination, that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or of a political subdivision of the United States;

•
an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of MCAD Common Stock or BTX stock, and, after the Business Combination, MCAD Common Stock received in the Business Combination that is neither a U.S. Holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.
If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds MCAD Common Stock or BTX stock, and, after the Business Combination, MCAD Common Stock received in the Business Combination, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Business Combination and the subsequent ownership and disposition of MCAD Common Stock.
Because Units can be separated into their component parts at the option of the holder, a beneficial owner of a Unit should be treated as the owner of the underlying component MCAD Common Stock and rights for U.S. federal income tax purposes. The discussion below with respect to MCAD Common Stock should also apply to holders of Units (as the deemed owner of the underlying component MCAD securities).
THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF MCAD COMMON STOCK OR BTX STOCK MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF BTX STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF MCAD COMMON STOCK AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.
Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights
In the opinion of Loeb & Loeb LLP, the following are the material U.S. federal income tax consequences of exercising redemption rights by holders of MCAD Common Stock. The opinion of Loeb & Loeb LLP is included as Exhibit 8.1, MCAD’s registration statement on Form S-4, as amended, of which this Proxy Statement/Prospectus forms a part.
U.S. Federal Income Tax Consequences to U.S. Holders
In the event that a U.S. Holder elects to redeem its MCAD Common Stock for cash as described in the section entitled “Special Meeting of MCAD Stockholders — Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the MCAD Common Stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular holder of MCAD Common Stock at the time such holder exercises his, her, or its redemption right. If the redemption qualifies as a sale or exchange of the MCAD Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the MCAD Common Stock surrendered in such redemption transaction. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the MCAD Common Stock redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
If the redemption does not qualify as a sale or exchange of MCAD Common Stock, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from MCAD’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the MCAD Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock. Dividends paid to a U.S. Holder that is a taxable corporation will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the MCAD Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of MCAD Common Stock treated as held by the U.S. Holder (including any MCAD Common Stock constructively owned by the U.S. Holder as a result of owning rights) relative to all of the shares of MCAD Common Stock outstanding both before and after the redemption. The redemption of MCAD Common Stock generally will be treated as a sale or exchange of the MCAD Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in MCAD or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only MCAD Common Stock actually owned by the U.S. Holder, but also shares of MCAD Common Stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include MCAD Common Stock which could be acquired pursuant to the exercise of the rights. In order to meet the substantially disproportionate test, the percentage of MCAD’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of the MCAD Common Stock must, among other requirements, be less than 80% of the percentage of MCAD’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the MCAD Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the MCAD Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other MCAD Common Stock. The redemption of the MCAD Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in MCAD. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in MCAD will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.
If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining MCAD Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its rights or possibly in other MCAD Common Stock constructively owned by it.
U.S. Federal Income Tax Consequences to Non-U.S. Holders
The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s MCAD Common Stock as described in the section entitled “Special Meeting of MCAD Stockholders — Redemption Rights” will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Common Stock, as described above.
With respect to any redemption treated as a sale or exchange, a redeeming Non-U.S. Holder will generally not be subject to U.S. federal income tax on any capital gain recognized as a result of the redemption unless:
•
the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•
the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the redemption, and certain other conditions are met; or

•
MCAD is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of redemption or the Non-U.S. Holder’s holding period for such securities redeemed, and either (A) shares of MCAD Common Stock are not considered to be regularly traded on an established securities market or (B) shares of MCAD Common Stock are considered to be regularly traded on an established securities market, and such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such redemption and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of MCAD Common Stock.

Unless an applicable treaty provides otherwise, a non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the redemption under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the redemption, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.
If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the redemption of MCAD Common Stock generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, MCAD may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such redemption. MCAD would generally be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. MCAD should not be classified as a “U.S. real property holding corporation.”
With respect to any redemption treated as a distribution other than a sale or exchange, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, MCAD will be required to withhold U.S. tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of the MCAD Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described above.
This withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).
Material U.S. Federal Income Tax Considerations of the Business Combination for BTX Stockholders
The following is a discussion of the material U.S. federal income tax consequences for holders who exchange their BTX common stock for MCAD Common Stock in the Business Combination. This discussion applies only to shares of BTX common stock held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). The discussion under this heading “— Material U.S. Federal Income Tax Consequences of the Business Combination for BTX Stockholders” constitutes the opinion of Goodwin Proctor LLP, insofar as it discusses the material U.S. federal income tax considerations applicable to holders of BTX common stock as a result of the Business Combination, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.2 MCAD’s registration statement on Form S-4, as amended, of which this Proxy Statement/Prospectus forms a part, as well as representations by BTX and MCAD.
The following does not purport to be a complete analysis of all potential tax effects for holders of BTX common stock stemming from the completion of the Business Combination. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. Neither MCAD nor BTX has sought and neither of them will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.
Characterization of the Business Combination
In the Merger Agreement, each of MCAD, Merger Sub and BTX agrees not to take any action that would reasonably be expected to prevent or impede the Business Combination from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. The Business Combination will qualify as a reorganization within the meaning of Section 368(a) of the Code.

U.S. Federal Income Tax Consequences for U.S. Holders
Assuming the Business Combination is treated as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to U.S. Holders of BTX common stock will be as follows:
•
a U.S. Holder will not recognize gain or loss upon the exchange of BTX stock for MCAD Common Stock pursuant to the Business Combination;

•
a U.S. Holder’s aggregate tax basis for the shares of MCAD Common Stock received in the Business Combination will equal the U.S. Holder’s aggregate tax basis in the shares of BTX stock surrendered in the Business Combination; and

•
the holding period of the shares of MCAD Common Stock received by a U.S. Holder in the Business Combination will include the holding period of the shares of BTX stock surrendered in exchange therefor.

For purposes of the above discussion regarding the determination of the tax bases and holding periods for shares of MCAD Common Stock received in the Business Combination, U.S. Holders who acquired different blocks of BTX stock at different times for different prices must calculate their tax bases and holding periods in their shares of BTX stock separately for each identifiable block of such stock exchanged in the Business Combination.
As provided in Treasury Regulations Section 1.368-3(d), each U.S. Holder who receives shares of MCAD Common Stock in the Business Combination is required to retain permanent records pertaining to the Business Combination, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Additionally, U.S. Holders who owned immediately before completion of the Business Combination at least 1% (by vote or value) of the total outstanding stock of BTX, or BTX “securities” (as specially defined for U.S. federal income tax purposes) the aggregate federal income tax basis of which was at least $1 million, are required to attach a statement to their tax returns for the year in which the Business Combination is completed that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the U.S. Holder’s tax basis in and fair market value of such U.S. Holder’s shares of BTX stock, and any such “securities” surrendered in the Business Combination, the date of completion of the Business Combination and the name and employer identification number of each of BTX and MCAD.
If the Business Combination fails to qualify as a reorganization within the meaning of Section 368(a) of the Code and is a taxable transaction, then a U.S. Holder would recognize gain or loss upon the exchange of the holder’s shares of BTX common stock for shares of MCAD Common Stock equal to the difference between the fair market value, at the time of the exchange, of the MCAD Common Stock received in the Business Combination and such U.S. Holder’s tax basis in the shares of BTX stock surrendered in the Business Combination. Such gain or loss would be long-term capital gain or loss if the BTX stock was held for more than one year at the time of the Business Combination. In addition, the U.S. Holder’s aggregate tax basis in the shares of MCAD Common Stock received in the Business Combination would equal their fair market value at the time of the closing of the Business Combination, and the U.S. Holder’s holding period of such shares of MCAD Common Stock would commence the day after the closing of the Business Combination.
Non-U.S. Holders
The U.S. federal income tax consequences of the Business Combination for Non-U.S. Holders of BTX common stock will be the same as for U.S. Holders except as noted below.
Non-U.S. Holders will not be subject to U.S. federal income tax on any gain recognized as a result of the Business Combination (i.e., if the Business Combination does not qualify as a reorganization under Section 368(a) of the Code and is a taxable transaction) unless:
•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•
the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the Business Combination and certain other requirements are met; or

•
BTX is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Business Combination or the period that the Non-U.S. Holder held BTX common stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
If the third bullet point above applied to a Non-U.S. Holder, any gain recognized by such holder with respect to such holder’s BTX common stock as a result of the Business Combination would be subject to tax at generally applicable U.S. federal income tax rates and a U.S. federal withholding tax could apply. However, BTX believes that it is not, and has not been at any time since its formation, a United States real property holding corporation and neither BTX nor MCAD expects to be a United States real property holding corporation immediately after the Business Combination is completed.
Vote Required for Approval
This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if the holders of at least a majority of the outstanding shares of MCAD Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting, vote “FOR” the Business Combination Proposal and each of the Charter Amendment Proposal, the Nasdaq Proposal, the Directors Proposal, the 2021 Plan Proposal and the 2021 ESPP Proposal are approved by the requisite stockholder vote at the Special Meeting. Failure to vote by proxy or to vote online at the Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination proposal.
The Charter Amendment Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Proposal, the 2021 Plan Proposal and the 2021 ESPP Proposal are conditioned on the approval of the Business Combination Proposal at the Special Meeting.
As of the Record Date, MCAD’s Sponsor, directors and officers have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination. As of the date hereof, the Sponsor, directors and officers have not purchased any Public Shares.
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

THE CHARTER AMENDMENT PROPOSAL
Overview
In connection with the Business Combination, MCAD will replace the Current Charter with the Proposed Certificate of Incorporation in the form attached to this proxy statement/prospectus as Annex B. In the judgment of the Board, adoption of the Proposed Certificate of Incorporation is necessary to adequately address the needs of the Combined Entity.
The following is a summary of the material differences between the Current Charter and the Proposed Certificate of Incorporation, each of which would be effected by the filing of the Proposed Certificate of Incorporation: (i) to change the name of MCAD to “Better Therapeutics, Inc.” from the current name of “Mountain Crest Acquisition Corp. II” and remove certain provisions related to MCAD’s status as a special purpose acquisition company that will no longer be relevant following the Closing; (ii) to increase the number of shares of capital stock by (a) increasing number of shares of Common Stock MCAD is authorized to issue from 30,000,000 shares to 200,000,000 shares and (b) authorizing MCAD to issue 10,000,000 shares of preferred stock, par value $0.0001, where the Current Charter did not authorize any preferred stock for issuance; (iii) to require action by a majority vote of the board of directors or the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than action by a majority vote of the board of directors or the vote of a majority of the voting power of the outstanding shares of capital stock, to amend or repeal the Combined Entity’s bylaws; (iv) to require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than sixty percent (60%) of the voting power of all then outstanding shares of capital stock of the Corporation, to remove a director from office; (v) to require the vote of a majority of the voting power of the outstanding shares of capital stock, to amend or repeal certain provisions of the Proposed Certificate of Incorporation except the vote of 2/3rd of the voting power of the outstanding shares of capital stock (and 2/3rd of each class entitled to vote thereon) to amend or repeal provisions involving stockholder action, the classified board, limitation of liability, and bylaws amendment by stockholders; and (vi) to require that special meetings of stockholders may only be called by the board of directors, subject to any special rights of the holders of preferred stock.
The tables below set forth a summary of the material differences between the Current Charter and the Proposed Certificate of Incorporation, as well as the Board’s reasons for proposing the changes. These summaries are qualified in their entirety by reference to the complete text of the Proposed Certificate of Incorporation. Each of these proposed changes were negotiated as part of the Business Combination. The Proposed Certificate of Incorporation, as will be in effect assuming approval of the Charter Amendment Proposal, upon the Closing of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus/consent solicitation statement as Annex B. All stockholders are encouraged to read the proposed certificate in its entirety for a more complete description of its terms.
Change of Name and Removal of Special Purpose Acquisition Company Provisions
The Proposed Certificate of Incorporation would adopt the name “Better Therapeutics, Inc.” and remove certain provisions related to MCAD’s status as a special purpose acquisition company that will no longer be relevant following the Closing.
	Current Charter	Proposed Certificate of Incorporation	Reason for the Proposed Change
Name	MCAD Acquisition Corp II.	Better Therapeutics, Inc.	The change in name will reflect the identity of the Combined Entity’s business following the consummation of the Business Combination.
Provisions Specific to Special Purpose Acquisition Companies	The Existing Certificate of Incorporation sets forth various provisions related	None.	The provisions of the Existing Certificate of Incorporation that relate to

Current Charter	Proposed Certificate of Incorporation	Reason for the Proposed Change

to MCAD’s operations as a special purpose acquisition company prior to the consummation of an initial business combination, including the time period during which MCAD must consummate its initial business combination or wind up and liquidate if it does not, conversion rights for holders of IPO Shares upon the consummation of its initial business combination, the creation of, and distributions from, the Trust Account, and share issuances prior to its initial business combination.

the operation of MCAD as a special purpose acquisition company prior to the consummation of the business combination would not be applicable to the Combined Entity and would serve no purpose following the Business Combination.

Authorized Capital Stock
The Proposed Certificate of Incorporation would authorize capital stock of the Combined Entity, which will be greater in number than the authorized capital stock of MCAD and authorize the issuance of preferred stock.
	Current Charter	Proposed Certificate of Incorporation	Reason for the Proposed Change
Capitalization	The total number of authorized shares of all classes of capital stock is 30,000,000 shares of Common Stock.
The total number of authorized shares of all classes of capital stock is 210,000,000 shares, consisting of 200,000,000 shares of Common Stock, par value $0.0001 per share, and of 10,000,000 shares of preferred stock, par value $0.0001 per share.

The Board believes that the greater number of authorized shares of capital stock is important and desirable for the Combined Entity (i) to have sufficient shares to issue to the stock to the BTX Equityholders as consideration for the Business Combination, (ii) to have available for issuance a number of authorized shares of common stock sufficient to support the Combined Entity’s growth and (iii) to provide flexibility for future corporate needs, including as part of financing for future growth acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans.

Amendment of Bylaws
The Proposed Certificate of Incorporation would require the affirmative vote of at least a majority of the Directors then in office or the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of capital stock to amend or repeal the Post-Combination Company’s bylaws (the “Combined Entity’s Bylaws”). The Combined Entity’s Bylaws that will be in effect upon the Closing of the Business Combination are attached as Annex C to this proxy statement/prospectus/consent solicitation statement.
	Current Charter	Proposed Certificate of Incorporation	Reason for the Proposed Change
Adoption, Amendment or Repeal of Bylaws	Does not reference the bylaws or how they may be amended or repealed.
The Combined Entity’s Bylaws may be amended or repealed (i) by a majority of the members of the Combined Entity’s board of directors or (ii) by the affirmative vote of at least two-thirds of the voting power of the outstanding shares of capital stock of the Post-Combination Company entitled to vote, voting as one class.

The Board believes that increasing the percentage of voting power required to adopt, amend or repeal the Combined Entity’s Bylaws is appropriate at this time to protect all stockholders of the Combined Entity against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of the Combined Entity.

Removal of Directors
The Proposed Certificate of Incorporation would require the vote of at least two-thirds of the voting power of the Post-Combination Company’s outstanding shares of capital stock to remove a director from office.
	Current Charter	Proposed Certificate of Incorporation	Reason for the Proposed Change
Removal of Directors
Any director, or the entire board of directors, may be removed from office at any time only for cause and only by the affirmative vote of the holders of more than 60% of the voting power of the outstanding capital stock.

Subject to the rights of the holders of shares of any series of preferred stock then outstanding, any director, or the entire Combined Entity’s board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of at least two-thirds of the voting power of the outstanding capital stock entitled to vote at the election of directors.

The Board believes that increasing the percentage of voting power required to remove a director from office is a prudent corporate governance measure to reduce the possibility that a relatively small number of stockholders could seek to implement a sudden and opportunistic change in control of the Combined Entity’s board of directors without the support of the then incumbent board of directors. These changes will enhance the likelihood of continuity and stability in the composition of the Combined Entity’s board

Current Charter	Proposed Certificate of Incorporation	Reason for the Proposed Change

of directors, avoid costly takeover battles, reduce the Combined Entity’s vulnerability to a hostile change of control and enhance the ability of the Combined Entity’s board of directors to maximize shareholder value in connection with any unsolicited offer to acquire the Combined Entity.

Majority Vote for Certain Amendments
The Proposed Certificate of Incorporation would require the vote of at least a majority of the voting power of the Combined Entity’s outstanding shares of capital stock to amend the Proposed Certificate of Incorporation except to amend or repeal provisions involving stockholder action, the classified board, limitation of liability, and bylaws amendment by stockholders, which will require the vote of 2/3rd of the voting power of the outstanding shares of capital stock (and 2/3rd of each class entitled to vote thereon).
	Current Charter	Proposed Certificate of Incorporation	Reason for the Proposed Change
Majority Vote to Amend or Repeal Certain Provisions of Certificate of Incorporation	None.
Amendments to the Proposed Certificate of Incorporation will require the affirmative vote of the majority of outstanding shares of capital stock except amendments to certain provisions will require the affirmative vote of 2/3rd of the outstanding shares (and 2/3rd of the shares of any class entitled to vote thereon).

The Board believes that majority and 2/3rd voting requirements are appropriate at this time to protect all stockholders of the Combined Entity against the potential self-interested actions by one or a few large stockholders.

Ability to Call Special Meetings of Stockholders
The Proposed Certificate of Incorporation would require that special meetings of stockholders may only be called by the board of directors and not by stockholders, subject to any special rights of the holders of preferred stock.
	Current Charter	Proposed Certificate of Incorporation	Reason for the Proposed Change
Ability to Call Special Meetings of Stockholders	None.
Subject to the special rights, if any, of the holders of any series of preferred stock, special meetings of the stockholders of the Combined Entity may be called only by or at the direction of the Combined Entity’s board of directors.

The Board believes that stockholder-called special meetings could cause the Combined Entity to incur substantial expense, be disruptive to its business operations and to long-term stockholder interests and divert the focus of the Combined Entity’s board of directors and executive officers from effectively managing on

Current Charter	Proposed Certificate of Incorporation	Reason for the Proposed Change

behalf of all stockholders. The ability of stockholders to call special meetings could also lead to potential abuses and waste of limited corporate resources. In addition, current laws and rules applicable to the Combined Entity also afford stockholders opportunities to express their views on key corporate actions.

Choice of Forum
The Proposed Certificate of Incorporation removes the forum selection provision contained in the Current Charter.
	Current Charter	Proposed Certificate of Incorporation	Reason for the Proposed Change
Choice of Forum
Unless MCAD consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of MCAD, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of MCAD to MCAD or its stockholders, (iii) any action asserting a claim against MCAD, its directors, officers or employees arising pursuant to any provision of the DGCL or the Existing Certificate of Incorporation or the existing MCAD bylaws, or (iv) any action asserting a claim against MCAD, its directors, officers or employees governed by the internal affairs doctrine. Notwithstanding the foregoing, the Court of Chancery of the State of Delaware is not the sole and exclusive forum for any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware will have concurrent jurisdiction.
Furthermore, the foregoing do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
None.
The Board believes that the forum selection clause provided in Section 7 of the Combined Entity’s Bylaws is sufficient to delineate matters for which the U.S. federal district courts, is the sole and exclusive forum, unless the Combined Entity consents in writing to the selection of an alternative forum.

Vote Required for Approval
The Charter Amendment Proposal will be approved and adopted if the holders of a majority of the shares of MCAD Common Stock outstanding vote “FOR” the Charter Amendment Proposal.
The Charter Amendment Proposal is conditioned upon the approval of the Business Combination Proposal and Closing of the Business Combination. If the Business Combination Proposal is not approved, the Charter Amendment Proposal will have no effect even if approved by our stockholders. Approval of the Charter Amendment Proposal is a condition to the Closing of the Business Combination.
A copy of the Proposed Certificate of Incorporation, as will be in effect assuming approval of the Charter Amendment Proposal, Closing of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus/consent solicitation statement as Annex B.
If the Charter Amendment Proposal is not approved, the Business Combination will not occur.
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”
THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

THE GOVERNANCE PROPOSAL
Overview
In connection with the Business Combination, MCAD is asking its stockholders to vote, on a non-binding advisory basis, on proposals to approve seven separate governance provisions contained in the Proposed Certificate of Incorporation. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Amendment Proposal but, pursuant to SEC guidance, MCAD is required to submit these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on MCAD or the Board (separate and apart from the approval of the Charter Amendment Proposal). In the judgment of the Board, these provisions are necessary to adequately address the needs of the post- combination company. Furthermore, the Business Combination is not conditioned on the separate approval of any or all of the seven separate proposals contained in Governance Proposal (separate and apart from approval of the Charter Amendment Proposal).
The Reason for the Governance Proposal
MCAD’s reason for each of the governance proposals is described in The Charter Amendment Proposal section directly above. The purpose of the Governance Proposal is to obtain the approval, on a non-binding advisory basis, from the MCAD stockholders on each of the seven separate changes to the Current Charter contained in the Governance Proposal.
The Governance Proposal, consisting of seven separate governance proposals, to its stockholders to consider and vote upon, on a non-binding advisory basis, that relate to certain material differences between the Current Charter and the Proposed Certificate of Incorporation. Each proposal in the Governance Proposal is included in the Proposed Certificate of Incorporation. The seven separate governance proposals are as follow:
a.
Name Change Amendment — to change MCAD’s name to “Better Therapeutics, Inc.;”

The change in name will reflect the identity of the Combined Entity’s business following the consummation of the Business Combination.
b.
Authorized Share Amendment — to (i) increase the authorized shares of Common Stock from 30,000,000 shares to 200,000,000 shares and (ii) create 10,000,000 shares of a new class of undesignated preferred stock, par value $ 0.0001;

The Board believes that the greater number of authorized shares of capital stock is important and desirable for the Combined Entity (i) to have sufficient shares to issue to the stock to the BTX Equityholders as consideration for the Business Combination, (ii) to have available for issuance a number of authorized shares of common stock sufficient to support the Combined Entity’s growth and (iii) to provide flexibility for future corporate needs, including as part of financing for future growth acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans.
c.
Bylaws Amendment Voting — to require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to adopt, amend or repeal the Combined Entity’s bylaws;

The Board believes that increasing the percentage of voting power required to adopt, amend or repeal the Combined Entity’s Bylaws is appropriate at this time to protect all stockholders of the Combined Entity against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of the Combined Entity.

d.
Director Removal Voting — to require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than three-fifths of the voting power of the outstanding shares of capital stock, to remove a director from office;

The Board believes that increasing the percentage of voting power required to remove a director from office is a prudent corporate governance measure to reduce the possibility that a relatively small number of stockholders could seek to implement a sudden and opportunistic change in control of the Combined Entity’s board of directors without the support of the then incumbent board of directors. These changes will enhance the likelihood of continuity and stability in the composition of the Combined Entity’s board of directors, avoid costly takeover battles, reduce the Combined Entity’s vulnerability to a hostile change of control and enhance the ability of the Combined Entity’s board of directors to maximize shareholder value in connection with any unsolicited offer to acquire the Combined Entity.
e.
Charter Amendment Voting — to require the vote of a majority of the voting power of the outstanding shares of capital stock to amend or repeal certain provisions of the Proposed Certificate of Incorporation;

The Board believes that majority voting requirements are appropriate at this time to protect all stockholders of the Combined Entity against the potential self-interested actions by one or a few large stockholders.
f.
Special Meeting — to require that special meetings of stockholders may only be called by the board of directors, subject to any special rights of the holders of preferred stock.

The Board believes that stockholder-called special meetings could cause the Combined Entity to incur substantial expense, be disruptive to its business operations and to long-term stockholder interests and divert the focus of the Combined Entity’s board of directors and executive officers from effectively managing on behalf of all stockholders. The ability of stockholders to call special meetings could also lead to potential abuses and waste of limited corporate resources. In addition, current laws and rules applicable to the Combined Entity also afford stockholders opportunities to express their views on key corporate actions; and
g.
Forum Selection Amendment — remove the forum selection provision providing for concurrent jurisdiction in the Court of Chancery and the federal district court for the District of Delaware for claims arising under the Securities Act, such that Section 7 of the Combined Entity’s Bylaws providing for designation of the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act will be applicable.

The Board believes that the forum selection clause provided in Section 7 of the Combined Entity’s Bylaws provides the Combined Entity’s Bylaws is sufficient to delineate matters for which the U.S. federal district courts, is the sole and exclusive forum, unless the Post-Combination Entity consents in writing to the selection of an alternative forum.
Vote Required for Approval
Approval of each of the Charter Amendment Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by MCAD stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.
The Business Combination is not conditioned upon the approval of any or all of the seven separate proposals contained in the Governance Proposal.
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF EACH OF THE SEVEN SEPARATE PROPOSALS
CONTAINED IN THE GOVERNANCE PROPOSAL.

THE NASDAQ PROPOSAL
Background and Overview
Assuming the Business Combination Proposal is approved, MCAD’s stockholders are also being asked to approve (a) the issuance, or reservation for issuance in respect of the Combined Entity of 15,200,000 shares of Common Stock to the BTX Equityholders in the Business Combination, subject to adjustment in accordance with the Merger Agreement, and (b) the issuance and sale of 5,000,000 shares of Common Stock in the PIPE Investment.
Why MCAD Needs Stockholder Approval
We are seeking stockholder approval in order to comply with Section 312.03(c) of the NASDAQ Listed Company Manual.
Under Section 312.03(c) of the NASDAQ Listed Company Manual, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if such securities are not issued in a public offering for cash and (a) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is, or will be upon the issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into or exercisable for common stock. MCAD will issue shares representing 20% or more of the number of outstanding shares of Common Stock of MCAD prior to the issuance, or 20% or more of its voting power prior to the issuance, pursuant to the Merger Agreement and the PIPE Investment.
MCAD currently has 7,557,500 shares of Common Stock outstanding. Pursuant to the Business Combination and the Subscription Agreements, we will issue 20,200,000 shares of Common Stock, representing 267% of our outstanding shares of Common Stock prior to such issuance, at a price less than the greater of the book value or market of the shares. As of the Record Date, our Common Stock had a book value of $57.5 and market value of $10.00. Accordingly, we need stockholder approval of the issuance of more than 20% of our issued and outstanding Common Stock at a price that may be less than the greater of book or market value of MCAD’s Common Stock as of the Record Date.
Effect of Proposal on Current Stockholders
If the Nasdaq Proposal is adopted, up to an aggregate of 20,200,000 shares of Common Stock may be issued in connection with the Business Combination and the PIPE Investment, representing up to 267% of the shares of Common Stock outstanding on the date hereof. The issuance of such shares would result in significant dilution to our stockholders, and result in our stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of MCAD.
Vote Required for Approval
This proposal is conditioned on the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Directors Proposal, the 2021 Plan Proposal and the 2021 ESPP Proposal.
The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting, assuming that a quorum is present. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Nasdaq Proposal.
Recommendation of the Board of Directors
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR”
THE APPROVAL OF THE NASDAQ PROPOSAL.

THE DIRECTORS PROPOSAL
Election of Directors
Pursuant to the Merger Agreement, MCAD has agreed to take all necessary action, including causing the directors of MCAD to resign, so that effective at the Closing, the entire board of directors of the Company will consist of seven individuals, a majority of whom will be independent directors in accordance with the requirements of Nasdaq. The directors will be classified into three classes, with each director holding office for a three-year term or until the next annual meeting of stockholders at which such director’s class is up for election and where his or her successor is elected and qualified.
MCAD is proposing the election by stockholders of the following seven (7) individuals, who will take office immediately following the Closing and who will constitute all the members of the Company Board: (i) Richard Carmona and David Perry as Class I directors, (ii) Suying Liu, Kevin Appelbaum, Geoffrey Parker as Class II directors, and (iii) Risa Lavizzo-Mourey, Andrew Armanino as Class III directors.
If elected, the Class I directors will serve until the first annual meeting of stockholders of the Company to be held following the date of Closing; the Class II directors will serve until the second annual meeting of stockholders of the Company following the date of Closing; and the Class III directors will serve until the third annual meeting of stockholders of the Company to be held following the date of Closing. In addition, it is anticipated that Mr. David Perry will be designated as Executive Chairman of the Company Board. Each of Andy Armanino, Geoffrey Parker, Dr. Richard Carmona and Dr. Risa Lavizzo-Mourey are expected to qualify as an independent director under Nasdaq listing standards.
There are no family relationships among any of the Company’s directors and executive officers.
Subject to other provisions in the Certificate of Incorporation, the number of directors that constitutes the entire board of directors of the Company will be fixed solely by resolution of its board of directors. Each director of the Company will hold office until the expiration of the term for which he or she is elected and until his or her successor has been duly elected and qualified or until his or her earlier resignation, death, disqualification or removal.
Subject to the rights of holders of any series of preferred stock with respect to the election of directors for so long as the board of the Company is classified, any director may be removed from office by the stockholders of the Company only for cause. Vacancies occurring on the Company Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the board of directors of Company, although less than a quorum, or by a sole remaining director, and not by stockholders of Company. A person so elected by the Company Board to fill a vacancy or newly created directorship will hold office until the next election of the class for which such director will have been chosen and until his or her successor will be duly elected and qualified.
If the Business Combination Proposal is not approved, the Directors Proposal will not be presented at the Special Meeting. The appointments of directors resulting from the election will only become effective if the Business Combination is completed.
The Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the Record Date and is based in part on information furnished by the nominees and in part from the Company’s and BTX’s records.
Information about Officers, Directors and Nominees
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that Richard Carmona and David Perry be appointed as directors of the Company to serve until the 2022 annual meeting of stockholders, Suying Liu, Kevin Appelbaum and Geoffrey Parker be appointed as directors of the Company to serve until the 2023 annual meeting of stockholders, and Risa Lavizzo-Mourey and Andrew Armanino be appointed as directors of the Company to serve until the 2024 annual meeting of stockholders.”
Required Vote With Respect to the Director Election Proposal
Approval of the Directors Proposal will require the vote by a plurality of the shares of the Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Special Meeting.
This proposal is conditioned on the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the 2021 Plan Proposal and the 2021 ESPP Proposal.
If the Business Combination Proposal is not approved, the Directors Proposal will not be presented at the Special Meeting. The Directors Proposal will only become effective if the Business Combination is completed. Approval of the Directors Proposal is a condition to Closing under the Merger Agreement. If the Directors Proposal is not approved, BTX is not required to close the Business Combination.
Recommendation of the Board with Respect to the Director Election Proposal
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE
MCAD STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES SET FORTH IN
THE DIRECTORS PROPOSAL.

THE 2021 STOCK OPTION AND INCENTIVE PLAN PROPOSAL
Overview
The 2021 Stock Option and Incentive Plan Proposal — to consider and vote upon a proposal to approve and adopt by ordinary resolution the Better Therapeutics, Inc. 2021 Stock Option and Incentive Plan, which is referred to herein as the “2021 Plan,” a copy of which is attached to this proxy statement/prospectus as Annex D (such proposal, the “2021 Plan Proposal”).
A total of 3,600,000 shares of Common Stock of the Combined Entity will be reserved for issuance under the 2021 Plan. The Board approved the 2021 Plan on October 12, 2021, subject to approval by MCAD stockholders. If the 2021 Plan is approved by our stockholders, then the 2021 Plan will be effective upon the consummation of the Business Combination.
The following is a summary of the material features of the 2021 Plan. This summary is qualified in its entirety by the full text of the 2021 Plan, a copy of which is included as Annex D to this proxy statement/prospectus.
Summary of the Better Therapeutics, Inc. 2021 Stock Option and Incentive Plan
The 2021 Plan was adopted by the Board prior to the Closing, subject to stockholder approval, and will become effective upon the date immediately prior to the Closing (the “2021 Plan Effective Date”). The 2021 Plan allows the Combined Entity to make equity and equity-based incentive awards to officers, employees, directors and consultants. The Board anticipates that providing such persons with a direct stake in the Combined Entity will assure a closer alignment of the interests of such individuals with those of the Combined Entity and its stockholders, thereby stimulating their efforts on the Combined Entity’s behalf and strengthening their desire to remain with the Combined Entity.
BTX has initially reserved 3,600,000 shares of Common Stock of the Combined Entity for the issuance of awards under the 2021 Plan (the “Initial Limit”). The 2021 Plan provides that the number of shares reserved and available for issuance under the 2021 Plan will automatically increase each January 1, beginning on January 1, 2022, by 5% of the outstanding number of shares of Common Stock of the Combined Entity on the immediately preceding December 31, or such lesser amount as determined by the plan administrator (the “Annual Increase”). This limit is subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock split, stock dividend, extraordinary cash dividend, reverse stock split or other similar change in the Combined Entity’s capitalization. The maximum aggregate number of shares of Common Stock of the Combined Entity that may be issued upon exercise of incentive stock options under the 2021 Plan shall not exceed the Initial Limit cumulatively increased on January 1, 2022 and on each January 1 thereafter by the lesser of the Annual Increase or 3,600,000 shares of Common Stock of the Combined Entity. Shares underlying any awards under the 2021 Plan and under the BTX 2020 Stock Option and Grant Plan, or 2020 Plan, that are forfeited, canceled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by the Combined Entity prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the 2021 Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares that may be issued as incentive stock options.
The 2021 Plan contains a limitation whereby the value of all awards under the 2021 Plan and all other cash compensation paid by the Combined Entity to any non-employee director may not exceed $750,000 in any calendar year; provided, however, that such amount will be $1,000,000 for the first calendar year a non-employee director is initially appointed to the Combined Entity Board of Directors.
The 2021 Plan will be administered by the compensation committee of the Combined Entity Board of Directors, the Combined Entity Board of Directors or such other similar committee pursuant to the terms of the 2021 Plan. The plan administrator, which initially will be the compensation committee of the Combined Entity Board of Directors, will have full power to, among other things select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2021 Plan. The plan administrator may delegate to a committee consisting of one or more officers, including the chief executive officer, the authority to grant stock options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not members of the delegated committee, subject to certain limitations and guidelines. Persons eligible to participate in the 2021 Plan will be officers, employees, non-employee directors and consultants of the Combined Entity and its subsidiaries as selected from time to time by the plan administrator in its discretion. As of the date of this proxy statement/prospectus, approximately 45 individuals will be eligible to participate in the 2021 Plan, which includes approximately 6 officers, 33 employees who are not officers, 5 non-employee directors, and 1 consultant.
The 2021 Plan permits the granting of both options to purchase Common Stock of the Combined Entity intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the 2021 Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Combined Entity and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive awards under the 2021 Plan. The option exercise price of each option will be determined by the plan administrator but generally may not be less than 100% of the fair market value of the Common Stock of the Combined Entity on the date of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value. The term of each option will be fixed by our plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.
Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the plan administrator or by delivery (or attestation to the ownership) of shares of Common Stock of the Combined Entity that are beneficially owned by the optionee free of restrictions or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the plan administrator may permit non-qualified options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.
The plan administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of Common Stock of the Combined Entity, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price generally may not be less than 100% of the fair market value of Common Stock of the Combined Entity on the date of grant. The term of each stock appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each stock appreciation right may be exercised.
The plan administrator may award restricted shares of Common Stock of the Combined Entity and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. The plan administrator may also grant shares of Common Stock of the Combined Entity that are free from any restrictions under the 2021 Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The plan administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of Common Stock of the Combined Entity.
The plan administrator may grant cash-based awards under the 2021 Plan to participants, subject to the achievement of certain performance goals.
The 2021 Plan requires the plan administrator to make appropriate adjustments to the number of shares of common stock that are subject to the 2021 Plan, to certain limits in the 2021 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.
The 2021 Plan provides that upon the effectiveness of a “sale event,” as defined in the 2021 Plan, an acquirer or successor entity may assume, continue or substitute for the outstanding awards under the 2021

Plan. To the extent that awards granted under the 2021 Plan are not assumed or continued or substituted by the successor entity, all awards granted under the 2021 Plan shall terminate and in such case except as may be otherwise provided in the relevant award agreement, all stock options and stock appreciation rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the sale event shall become fully vested and exercisable as of the effective time of the sale event, all other awards with time-based vesting conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a sale event in the Board’s discretion or to the extent specified in the relevant award agreement. In the event of such termination, individuals holding options and stock appreciation rights will, for each such award, either (a) receive a payment in cash or in kind for each share subject to such award that is exercisable in an amount equal to the per share cash consideration payable to stockholders in the sale event less the applicable per share exercise price (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share cash consideration payable to stockholders in the sale event, such option or stock appreciation right shall be cancelled for no consideration) or (b) be permitted to exercise such options and stock appreciation rights (to the extent exercisable) within a specified period of time prior to the sale event. The plan administrator shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other awards in an amount equal to the per share cash consideration payable to stockholders in the sale event multiplied by the number of vested shares under such awards.
Participants in the 2021 Plan are responsible for the payment of any federal, state or local taxes that the Combined Entity or its subsidiaries are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The plan administrator may cause any tax withholding obligation of the Combined Entity or its subsidiaries to be satisfied, in whole or in part, by the applicable entity withholding from shares of Common Stock of the Combined Entity to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due. The plan administrator may also require any tax withholding obligation of the Combined Entity or its subsidiaries to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to the Combined Entity or its subsidiaries in an amount that would satisfy the withholding amount due.
The 2021 Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; however, the plan administrator may permit the transfer of non-qualified stock options by gift to an immediate family member, to trusts for the benefit of family members, or to partnerships in which such family members are the only partners.
The plan administrator may amend or discontinue the 2021 Plan and the plan administrator may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the 2021 Plan will require the approval of the Combined Entity’s stockholders.
No awards may be granted under the 2021 Plan after the date that is ten years from the 2021 Plan Effective Date. No awards under the 2021 Plan have been made prior to the date hereof.
Form S-8
Following the consummation of the Business Combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the Common Stock of the Combined Entity issuable under the 2021 Plan.
Certain United States Federal Income Tax Aspects
The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the 2021 Plan. It does not describe all federal tax consequences under the 2021 Plan, nor does it describe state or local tax consequences.

Incentive Stock Options.   No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of the Combined Entity’s Common Stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) neither the Combined Entity nor its subsidiaries will be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.
If shares of the Combined Entity’s Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of the Combined Entity’s Common Stock at exercise (or, if less, the amount realized on a sale of such shares of the Combined Entity’s Common Stock) over the option price thereof, and (ii) the Combined Entity or its subsidiaries will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of the Combined Entity’s Common Stock.
If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.
No income is generally realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of the Combined Entity’s Common Stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of the Combined Entity’s Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of the Combined Entity’s Common Stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.
For all other awards under the 2021 Plan, either the Combined Entity or its subsidiaries generally will be entitled to a tax deduction in connection with other awards under the 2021 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for deferred settlement.
The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the either the Combined Entity or its subsidiaries, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).
New Plan Benefits
No awards have been previously granted under the 2021 Plan and no awards have been granted that are contingent on stockholder approval of the 2021 Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the 2021 Plan are subject to the discretion of the plan administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.

Vote Required for Approval
The approval of the 2021 Plan Proposal requires the affirmative vote of a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting, assuming that a quorum is present. Failure to vote by proxy or to vote online at the Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the 2021 Plan Proposal. This proposal is conditioned on the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Directors Proposal and the 2021 ESPP Proposal.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MCAD
STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE 2021 STOCK OPTION AND INCENTIVE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of MCAD’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of MCAD and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, MCAD’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Interests of MCAD’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE 2021 EMPLOYEE STOCK PURCHASE PLAN PROPOSAL
Overview
On October 12, 2021, the Board of Directors adopted, subject to the approval of our stockholders, the Better Therapeutics, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”), which will become effective upon the date immediately prior to the Closing (such proposal, the “2021 ESPP Proposal”). We believe that the adoption of the 2021 ESPP will benefit us by providing employees with an opportunity to acquire shares of the Combined Entity’s Common Stock and will enable us to attract, retain and motivate valued employees.
A total of 280,000 shares of the Combined Entity’s Common Stock will be reserved and authorized for issuance under the 2021 ESPP.
Summary of the Material Provisions of the 2021 ESPP
The following description of certain provisions of the 2021 ESPP is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2021 ESPP, a copy of which is attached to this proxy statement/prospectus as Annex E. It is our intention that the 2021 ESPP qualify as an “employee stock purchase plan” under Section 423 of the Code.
An aggregate of 280,000 shares will be reserved and available for issuance under the 2021 ESPP. The 2021 ESPP provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2022, by the lesser of 560,000 shares of Common Stock of the Combined Entity, 1% of the outstanding number of shares of the Common Stock of the Combined Entity on the immediately preceding December 31, or such lesser amount as determined by the plan administrator. If our capital structure changes because of a stock dividend, subdivision of outstanding shares or similar event, the number of shares that can be issued under the 2021 ESPP will be appropriately adjusted.
The 2021 ESPP will be administered by the person or persons appointed by the Combined Entity Board of Directors. Initially, the compensation committee of the Combined Entity Board of Directors will administer the plan and will have full authority to make, administer and interpret such rules and regulations regarding the 2021 ESPP as it deems advisable.
Any employee of the Combined Entity or one of its subsidiaries that has been designated to participate in the 2021 ESPP is eligible to participate in the 2021 ESPP so long as the employee is customarily employed for more than 20 hours a week. No person who owns or holds, or as a result of participation in the 2021 ESPP would own or hold, Common Stock of the Combined Entity or options to purchase Common Stock of the Combined Entity, that together equal to 5% or more of total combined voting power or value of all classes of stock of the Combined Entity or any parent or subsidiary is entitled to participate in the 2021 ESPP. No employee may exercise an option granted under the 2021 ESPP that permits the employee to purchase Common Stock of the Combined Entity having a value of more than $25,000 (determined using the fair market value of the stock at the time such option is granted) in any calendar year.
Participation in the 2021 ESPP is limited to eligible employees who authorize payroll deductions equal to a whole percentage of base pay to the 2021 ESPP. Employees may authorize payroll deductions, with a minimum of 1% of base pay and a maximum of 15% of base pay. As of the date of this proxy statement/prospectus, there are currently approximately 38 employees who will be eligible to participate in the 2021 ESPP. Once an employee becomes a participant in the 2021 ESPP, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the 2021 ESPP, becomes ineligible to participate in the 2021 ESPP, or his or her employment ceases.
Unless otherwise determined by the compensation committee, each offering of the Combined Entity’s Common Stock under the 2021 ESPP will be for a period of 24 months, which we refer to as an “offering period.” Each offering will consist of one or more purchase periods. Offerings under the 2021 ESPP will generally begin on the first trading day occurring on or after each December 1 and will end on the last trading day occurring on or before the November 30 that is two years later. Further, separate offerings under the 2021 ESPP will generally begin on the first trading day occurring on or after each June 1 and will end on the last trading day occurring on or before the May 31 that is two years later. Unless the plan administrator determines otherwise, each offering will be divided into four purchase periods. Shares are purchased on the last business day of each purchase period, with that day being referred to as an “exercise date.” The plan administrator may establish different offering periods or exercise dates under the 2021 ESPP.
Unless as otherwise determined by the plan administrator, participants will only be permitted to participate in one offering at a time. Unless the plan administrator, in its sole discretion, chooses otherwise prior to an offering date, and to the extent an offering has more than one purchase period and to the extent permitted by applicable law, if the fair market value of the Common Stock on any exercise date in an offering is lower than the fair market value of the Common Stock on the offering date, then all participants in such offering automatically will be withdrawn from such offering immediately after the exercise of their option on such exercise date and automatically re-enrolled in the immediately following offering as of the first day thereof and the preceding offering will terminate.
On the exercise date of each purchase period, the employee is deemed to have exercised the option, at the exercise price for the lowest of (i) a number of shares of Common Stock of the Combined Entity determined by dividing such employee’s accumulated payroll deductions or contributions on such exercise date by the exercise price; (ii) a number of shares of Common Stock of the Combined Entity determined by dividing $25,000 by the fair market value of the Common Stock on the first day of the offering; or (iii) such lesser number as established by the plan administrator in advance of the offering. The exercise price is equal to the lesser of (i) 85% the fair market value per share of Common Stock of the Combined Entity on the first day of the offering period or (ii) 85% of the fair market value per share of Common Stock of the Combined Entity on the exercise date.
In general, if an employee is no longer a participant on an exercise date, the employee’s option will be automatically terminated, and the amount of the employee’s accumulated payroll deductions will be refunded.
Except as may be permitted by the plan administrator in advance of an offering, a participant may not increase or decrease the amount of his or her payroll deductions during any purchase period but may increase or decrease his or her payroll deduction with respect to the next purchase period by filing a new enrollment form at least 15 business days before the next purchase period. A participant may also increase or decrease the amount of his or her payroll deductions with respect to the next offering period by filing a new enrollment form at least 15 business days before such offering period. A participant may withdraw from an offering period at any time without affecting his or her eligibility to participate in future offering periods. If a participant withdraws from an offering period, that participant may not again participate in the same offering period, but may enroll in subsequent offering periods. An employee’s withdrawal will be effective as of the beginning of the next payroll period immediately following the date that the plan administrator receives the employee’s written notice of withdrawal under the 2021 ESPP.
In the case of and subject to the consummation of a “sale event,” the plan administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions under the 2021 ESPP or with respect to any right under the 2021 ESPP or to facilitate such transactions or events: (a) to provide for either (i) termination of any outstanding option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such option had such option been currently exercisable or (ii) the replacement of such outstanding option with other options or property selected by the plan administrator in its sole discretion; (b) to provide that the outstanding options under the 2021 ESPP shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (c) to make adjustments in the number and type of shares of Common Stock of the Combined Entity (or other securities or property) subject to outstanding options under the 2021 ESPP and/or in the terms and conditions of outstanding options and options that may be granted in the future; (d) to provide that the offering and any applicable purchase period with respect to which an option relates will be shortened by setting a new exercise date on which such offering or applicable purchase period will end; and (e) to provide that all outstanding options shall terminate without being exercised and all amounts in the accounts of participants shall be promptly refunded.

The 2021 ESPP will automatically terminate on the 10-year anniversary of the ESPP effective date. The Combined Entity Board of Directors may, in its discretion, at any time, terminate or amend the 2021 ESPP.
New Plan Benefits
Since participation in the 2021 ESPP is voluntary, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the 2021 ESPP in the future are not determinable and no awards have been granted that are contingent on stockholder approval of the 2021 ESPP.
Summary of Federal Income Tax Consequences
The following is only a summary of the effect of the United States income tax laws and regulations upon an employee and us with respect to an employee’s participation in the 2021 ESPP. This summary does not purport to be a complete description of all federal tax implications of participation in the 2021 ESPP, nor does it discuss the income tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax.
The 2021 ESPP is intended to comply with Section 423 of the Internal Revenue Code. A participant in the 2021 ESPP generally recognizes no taxable income either as a result of participation in the 2021 ESPP or upon exercise of an option to purchase shares of Common Stock of the Combined Entity under the terms of the 2021 ESPP.
If a participant disposes of shares purchased upon exercise of an option granted under the 2021 ESPP within two years from the first day of the applicable offering period or within one year from the exercise date, which we refer to as a “disqualifying disposition,” the participant will generally realize ordinary income in the year of that disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will generally be long-term if the participant’s holding period is more than 12 months, or short-term if the participant’s holding period is 12 months or less.
If the participant disposes of shares purchased upon exercise of an option granted under the 2021 ESPP at least two years after the first day of the applicable offering period and at least one year after the exercise date, the participant will realize ordinary income in the year of disposition equal to the lesser of (1) the excess of the fair market value of the shares at the time the option was granted over the amount paid and (2) the excess of the amount actually received for the Common Stock of the Combined Entity over the amount paid. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after that basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the exercise price, there will be no ordinary income and any loss recognized will be a long-term capital loss.
The Combined Entity or its subsidiaries will generally be entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of that disposition. In all other cases, neither the Combined Entity nor its subsidiaries will be allowed a deduction.
Vote Required for Approval
The approval of the 2021 ESPP Proposal requires the affirmative vote of a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting, assuming that a quorum is present. Failure to vote by proxy or to vote online at the Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the 2021 ESPP Proposal. This proposal is conditioned on the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Directors Proposal and the 2021 Plan Proposal.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE APPROVAL OF THE 2021 EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of MCAD’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of MCAD and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, MCAD’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Interests of MCAD’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal, if adopted, will allow the Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to MCAD’s stockholders in the event that based upon the tabulated vote at the time of the Special Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposal the Nasdaq Proposal, the Directors Proposal, the 2021 Plan Proposals or the 2021 ESPP Proposal. In no event will the Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under its Current Charter and Delaware law.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by MCAD’S stockholders, the Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other proposal.
Vote Required for Approval
The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of MCAD Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect with respect to the approval of this proposal.
Recommendation of the Board of Directors
THE BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR”
THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT MCAD
Overview
MCAD is a Delaware corporation formed on July 31, 2020, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Although MCAD is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, it intends to focus on businesses that are located in North America.
Significant Activities Since Inception
On January 7, 2021, MCAD consummated the IPO of 5,000,000 Units, generating gross proceeds of $50,000,000. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 185,000 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to our Sponsor and Chardan, generating gross proceeds of $1,850,000.
On January 14, 2021, the underwriters fully exercised their over-allotment option, resulting in an additional 750,000 Units issued for an aggregate amount of $7,500,000. In connection with the underwriters’ full exercise of their over-allotment option, the Company also consummated the sale of an additional 15,000 Private Units at $10.00 per Private Unit, generating total proceeds of $7,650,000. A total of $7,500,000 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $57,500,000.
In accordance with MCAD’s Current Charter, the amounts held in the Trust Account may only be used by MCAD upon the consummation of a business combination, except that there can be released to MCAD, from time to time, any interest earned on the funds in the Trust Account that it may need to pay its tax obligations. The remaining interest earned on the funds in the Trust Account will not be released until the earlier of the completion of a business combination and MCAD’s liquidation. MCAD executed the Merger Agreement on April 6, 2021 and it must liquidate unless a business combination is consummated by April 12, 2022.
MCAD’s Common Stock, Rights and Units are currently listed on the Nasdaq Capital Market under the symbols “MCAD,” “MCADR” and “MCADU,” respectively. The Units commenced trading on the Nasdaq Stock Market on January 12, 2020, and the Common Stock and Rights commenced separate trading from the Units on March 17, 2021.
Effecting a Business Combination
On April 6, 2021, we entered into the Merger Agreement. As a result of the transaction, BTX will become our wholly owned subsidiary, and we will change our name to Better Therapeutics, Inc. In the event that we do not consummate a business combination by April 12, 2022, our corporate existence will cease and we will distribute the proceeds held in the Trust Account to our public stockholders.
Redemption Rights for Holders of Public Shares
MCAD is providing its public stockholders with the opportunity to redeem their Public Shares for cash equal to a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay MCAD’s franchise and income taxes, divided by the number of then outstanding Public Shares, upon the consummation of the Business Combination, subject to the limitations described herein. As of September 8, 2021 the amount in the Trust Account, net of taxes payable, is approximately $10.00 per Public Share. The Sponsor and MCAD’s officers and directors have agreed to waive their redemption rights with respect to the Founders Shares and any Public Shares they may hold in connection with the consummation of the Business Combination. The Founders Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Holders of outstanding Units must separate the underlying Public Shares and Rights prior to exercising redemption rights with respect to the Public Shares. For more information about how to separate the underlying Public Shares from Units, see the section entitled “The Business Combination Proposal — Redemption Rights.”
Submission of Our Initial Business Combination to a Stockholder Vote
MCAD is providing its public stockholders with redemption rights upon consummation of the Business Combination. Public stockholders electing to exercise their redemption rights will be entitled to receive the cash amount specified above, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. MCAD’s public stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments.
The holders of the Founder Shares have agreed to vote such Common Stock owned by them in favor of the Business Combination. In addition, the Sponsor and MCAD’s officers and directors have agreed to waive their redemption rights with respect to any capital stock they may hold in connection with the consummation of the Business Combination.
Limitation on Redemption Rights
Notwithstanding the foregoing, the Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemptions with respect to more than 20% of the shares sold in the MCAD IPO.
Employees
MCAD has two executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to MCAD’s affairs until MCAD has completed its initial business combination. MCAD presently expects its executive officers to devote such amount of time as they reasonably believe is necessary to our business (which could range from only a few hours a week while MCAD is trying to locate a potential target business to significantly more time as it moves into serious negotiations with a target business for a business combination). MCAD does not intend to have any full-time employees prior to the consummation of a business combination.
Facilities
MCAD maintains its principal executive offices at 311 West 43rd Street, 12th Floor, New York, NY 10036. MCAD considers its current office space adequate for its current operations.
Legal Proceedings
To the knowledge of MCAD’s management, there are no legal proceedings pending against MCAD.

EXECUTIVE OFFICERS AND DIRECTORS OF MCAD
Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to MCAD before the Business Combination.
Directors and Executive Officers
Our current directors and executive officers are as follows:
Name	Age	Position
Suying Liu	33	Chairman and Chief Executive Officer
Dong Liu	36	Chief Financial Officer and Director
Nelson Haight	56	Director
Todd Milbourn	52	Director
Wenhua Zhang	51	Director
Dr. Suying Liu, has been our Chairman and Chief Executive Officer since inception. Dr. Liu was a director of PLBY Group, Inc. (Nasdaq: PLBY) from the closing of its business combination with Mountain Crest Acquisition Corp (Nasdaq: MCAC) in February 2021 through August 2021. He was the Chairman and Chief Executive Officer of Mountain Crest Acquisition Corp from November 2019 until it closed its business combination with PLBY Group, Inc. Dr. Liu has been serving as the Chief Executive Officer, the Chief Financial Officer, and the Chairman of Mountain Crest Acquisition Corp. III (Nasdaq: MCAE) since March 2021. He also has been serving as the Chairman, Chief Executive Officer, and Chief Financial Officer of Mountain Crest Acquisition Corp. IV (Nasdaq: MCAF) since March 2021. He served as the Head of Corporate Strategy of Hudson Capital Inc. (Nasdaq: HUSN) between May 2020 and September 2020, where he led the company’s strategic development for both general operations and specific growth areas. Between November 2018 and April 2020, Dr. Liu served as the Chief Strategist of Mansion Capital LLC, a privately held real estate investment firm with brokerage and property management operations serving clients from both North America and Asia for their investments in the U.S. real estate market. Prior to joining Mansion Capital, Dr. Liu was an investment strategist at J.P. Morgan Chase& Co. from July 2015 to October 2018, providing investment strategies to major Wall Street institutions spanning private equity, hedge funds and insurance companies, with a primary focus in commercial mortgages. Dr. Liu began his career in academia, teaching a variety of degree programs from bachelor’s to executive education at Washington University Olin Business School between January 2013 and May 2015 while completing his doctoral studies, for which he received a PhD in finance in May 2015. Dr. Liu obtained a master’s in finance in December 2012 and his BA in economics and mathematics summa cum laude in May 2010 from Washington University in St. Louis.
Mr. Dong Liu, has been our Chief Financial Officer and a member of our board of directors since inception. He was the Chief Financial Officer and Director of Mountain Crest Acquisition Corp (Nasdaq: MCAC) from November 2019 to February 2021. He has been the Chief Financial Officer of Dongguan Zhishang Photoelectric Technology Co., Ltd., a regional designer, manufacturer and distributor of LED lights serving commercial customers throughout Southern China since November 2016, at which time he led a syndicate of investments into the firm. Mr. Liu has since overseen the financials of Dongguan Zhishang as well as provided strategic guidance to its board of directors, advising on operational efficiency and cash flow performance. From March 2010 to October 2016, Mr. Liu was the Head of Finance at Feidiao Electrical Group Co., Ltd., a leading Chinese manufacturer of electrical outlets headquartered in Shanghai and with businesses in the greater China region as well as Europe.
Mr. Nelson Haight has been a member of our board of directors since October 2020. He served as a member of the board of directors of Mountain Crest Acquisition Corp (Nasdaq: MCAC) from January 2020 to February 2021. Mr. Haight has been serving as a member of the board of directors of Mountain Crest Acquisition Corp. III (Nasdaq: MCAE) since March 2021. He has also been serving as a member of the board of directors of Mountain Crest Acquisition Corp. IV (Nasdaq: MCAF) since March 2021. A veteran in the oil and gas industry with over 30 years of professional experience, Mr. Haight currently serves as Senior Vice President, Chief Financial Officer and Treasurer for Key Energy Services, Inc., which he joined in June 2020. From September 2019 to June 2020, Mr. Haight was the interim Chief Financial Officer for

Element Markets, LLC, an environmental commodities firm. From November 2018 to June 2019, Mr. Haight was the interim Chief Financial Officer for Epic Companies, LLC, a family office backed oilfield service company. Epic Companies filed for bankruptcy in August 2019. Between July 2017 and September 2018, Mr. Haight was the Chief Financial Officer of Castleton Resources, LLC, a privately held exploration and production company. From December 2011 to July 2017, Mr. Haight served in various capacities from Vice President to Chief Financial Officer at Midstates Petroleum Company, Inc., an exploration and production company founded in 1993 and focused on the application of modern drilling and completion techniques to oil/liquids-prone resources in previously discovered yet underdeveloped hydrocarbon trends. In 2015, Mr. Haight led the team that raised $625 million in new capital for Midstates Petroleum. Midstates Petroleum filed for Chapter 11 bankruptcy in April 2016, and Mr. Haight was instrumental in its successful reorganization and emergence from bankruptcy in October 2016. Mr. Haight received an MPA and BBA from the University of Texas at Austin in May 1988 and is a Certified Public Accountant and member of the American Institute of Certified Public Accountants.
Dr. Todd Milbourn has been a member of our board of directors since October 2020. He served as a member of the board of directors of Mountain Crest Acquisition Corp (Nasdaq: MCAC) from January 2020 to February 2021. Dr. Milbourn been serving as a member of the board of directors of Mountain Crest Acquisition Corp. III (Nasdaq: MCAE) since March 2021. He has also been serving as a member of the board of directors of Mountain Crest Acquisition Corp. IV (Nasdaq: MCAF) since March 2021. Dr. Milbourn is the Vice Dean and Hubert C. and Dorothy R. Moog Professor of Finance at Washington University Olin Business School, where he has researched and built academic programs in the areas of corporate finance, executive compensation and credit ratings since June 2000. With expertise on valuation, corporate finance, corporate governance, executive compensation and corporate risk-taking, Dr. Milbourn has been retained as an expert by private firms as well as the U.S. Department of Justice in cases related to fair rates of return, breach of contract damages and executive compensation programs, among others. Dr. Milbourn is also the Director and Chair of the Audit Committee of the Xanthus Fund at Oppenheimer. Dr. Milbourn obtained his PhD in finance from Indiana University Kelly School of Business in December 1995 and BA in economics and mathematics from Augustana College in May 1991.
Mr. Wenhua Zhang has been a member of our board of directors since October 2020. He served as a member of the board of directors of Mountain Crest Acquisition Corp (Nasdaq: MCAC) from January 2020 to February 2021. Mr. Zhang has been serving as a member of the board of directors of Mountain Crest Acquisition Corp. III (Nasdaq: MCAE) since March 2021. He has also been serving as a member of the board of directors of Mountain Crest Acquisition Corp. IV (Nasdaq: MCAF) since March 2021. Mr. Zhang has been a Partner at Azia Capital Fund LP, a private investment firm, since October 2014. Mr. Zhang began his career in the financial industry as the Vice President of Equity Research in the technology, media and telecom sector with T. Rowe Price from August 2001 to May 2008, and later joined Bain Capital as Director of the Brookside Fund, a long short equity investments fund, between July 2008 and December 2010. From February 2011 to August 2012, Mr. Zhang was Senior Vice President and Portfolio Manager at Harvard Management Company, a wholly owned subsidiary of Harvard University charged with managing the university’s endowment assets, and then as Partner and Portfolio Manager at Newport Asia LLC between October 2012 and October 2014, investing in Asia’s high-growth companies on behalf of clients from institutions, endowments, and family offices. Mr. Zhang received an MBA with dual majors in finance and technology innovation from the Wharton School at the University of Pennsylvania in May 2001.
Number and Terms of Office of Officers and Directors
The Board has five members, three of whom will be deemed “independent” under SEC and Nasdaq rules. The Board is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Dr. Todd Milbourn and Wenhua Zhang, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Dong Liu and Nelson Haight, will expire at the second annual meeting. The term of office of the third class of directors, consisting of Dr. Suying Liu, will expire at our third annual meeting of stockholders. We may not hold an annual meeting of stockholders until after we consummate our initial business combination.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. The Board is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our directors may consist of a chairman of the board, and that our officer may consist of chief executive officer, president, chief financial officer, executive vice president(s), vice president(s), secretary, treasurer and such other officers as may be determined by the board of directors.
Director Independence
Nasdaq listing standards require that within one year of the listing of our securities on the Nasdaq Capital Market we have at least three independent directors and that a majority of the Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board had determined that Nelson Haight, Dr. Todd Milbourn and Wenhua Zhang are “independent director” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
We will only enter into a business combination if it is approved by a majority of our independent directors. Additionally, we will only enter into transactions with our officers and directors and their respective affiliates that are on terms no less favorable to us than could be obtained from independent parties. Any related-party transactions must be approved by our audit committee and a majority of disinterested directors.
Officer and Director Compensation
No executive officer has received any cash compensation for services rendered to us. Commencing on our initial public offering and through the completion of the Business Combination, we will pay to Mountain Crest Capital LLC, a fee of $10,000 per month for providing us with office space and certain office and secretarial services. However, pursuant to the terms of such agreement, we may delay payment of such monthly fee upon a determination by our audit committee that we lack sufficient funds held outside the trust to pay actual or anticipated expenses in connection with our initial business combination. Any such unpaid amount will accrue without interest and be due and payable no later than the date of the consummation of our initial business combination. Other than the $10,000 per month administrative fee, no compensation or fees of any kind, including finder’s fees, consulting fees and other similar fees, will be paid to our insiders or any of the members of our management team, for services rendered prior to or in connection with the consummation of our initial business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the trust account and the interest income earned on the amounts held in the trust account, such expenses would not be reimbursed by us unless we consummate an initial business combination.
After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the Company Entity with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of a stockholder meeting held to consider our initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.
Committees of the Board of Directors
Our Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.
Audit Committee
The Audit Committee, which is established in accordance with Section 3(a)(58)(A) of the Exchange Act, engages the Company’s independent accountants, reviewing their independence and performance; reviews the Company’s accounting and financial reporting processes and the integrity of its financial statements; the audits of the Company’s financial statements and the appointment, compensation, qualifications, independence and performance of the Company’s independent auditors; the Company’s compliance with legal and regulatory requirements; and the performance of the Company’s internal audit function and internal control over financial reporting. The Audit Committee held no formal meetings during the fiscal year of 2020 as the Company does not have any underlying business or employees, relying on monthly reports and written approvals as required.
The members of the Audit Committee are Nelson Haight, Dr. Todd Milbourn and Wenhua Zhang, each of whom is an independent director under Nasdaq’s listing standards. Dr. Milbourn is the Chairperson of the Audit Committee. The Board has determined that Dr. Milbourn qualifies as an “audit committee financial expert,” as defined under the rules and regulations of Nasdaq and the SEC. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:
•
reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

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discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

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discussing with management major risk assessment and risk management policies;

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monitoring the independence of the independent auditor;

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verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

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reviewing and approving all related-party transactions;

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inquiring and discussing with management our compliance with applicable laws and regulations;

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pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

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appointing or replacing the independent auditor;

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determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

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approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Compensation Committee
The Compensation Committee reviews annually the Company’s corporate goals and objectives relevant to the officers’ compensation, evaluates the officers’ performance in light of such goals and objectives, determines and approves the officers’ compensation level based on this evaluation; makes recommendations to the Board regarding approval, disapproval, modification, or termination of existing or proposed employee benefit plans, makes recommendations to the Board with respect to non-CEO and non-CFO compensation and administers the Company’s incentive-compensation plans and equity-based plans. The

Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as it may deem appropriate in its sole discretion. The chief executive officer of the Company may not be present during voting or deliberations of the Compensation Committee with respect to his compensation. The Company’s executive officers do not play a role in suggesting their own salaries. Neither the Company nor the Compensation Committee has engaged any compensation consultant who has a role in determining or recommending the amount or form of executive or director compensation. The Compensation Committee did not meet during the fiscal year of 2020.
Notwithstanding the foregoing, as indicated above, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, including our directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
The members of the Compensation Committee are Nelson Haight, Dr. Todd Milbourn and Wenhua Zhang, each of whom is an independent director under Nasdaq’s listing standards. Wenhua Zhang is the Chairperson of the Compensation Committee.
Nominating Committee
We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or NASDAQ rules. In accordance with Rule 5605(e)(2) of the NASDAQ rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. Nelson Haight, Dr. Todd Milbourn and Wenhua Zhang will participate in the consideration and recommendation of director nominees. In accordance with Rule 5605(e)(1)(A) of the NASDAQ rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.
The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to the Board should follow the procedures set forth in our bylaws.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.
Guidelines for Selecting Director Nominees
The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:
•
should have demonstrated notable or significant achievements in business, education or public service;

•
should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•
should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.
Compensation Committee Interlocks and Insider Participation
None of our directors who currently serve as members of our compensation committee is, or has at any time in the past been, one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee of any other entity that has one or more executive officers serving on the Board. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors of any other entity that has one or more executive officers serving on our compensation committee.
Code of Ethics
We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Ethics and our audit and compensation committee charters as exhibits to the registration statement in connection with our IPO. You can review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See the section of this prospectus entitled “Where You Can Find Additional Information.”
Conflicts of Interest
Investors should be aware of the following potential conflicts of interest:
•
None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

•
In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to our company as well as the other entities with which they are affiliated. For example, all of our directors and officers currently serve in management positions for Mountain Crest Acquisition Corp (Nasdaq: MCAD), a special purpose acquisition company incorporated in Delaware. Our directors and officers may continue to involve in the formation of other special purpose acquisition companies in the future. Thus, our officers and directors may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•
Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by our company.

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Unless we consummate our initial business combination, our officers, directors and other insiders will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the trust account.

•
The insider shares beneficially owned by our officers and directors will be released from escrow only if our initial business combination is successfully completed. Additionally, if we are unable to complete an initial business combination within the required time frame, our officers and directors will not be entitled to receive any amounts held in the trust account with respect to any of their insider shares or private units. Furthermore, Mountain Crest Capital LLC has agreed that the private units will not be sold or transferred by it until after we have completed our initial business combination. For the foregoing reasons, the Board may have a conflict of interest in determining whether a particular target business is an appropriate business with which to affect our initial business combination.

•
Mountain Crest’s financial adviser Chardan is entitled to a deferred fee of $0.30 per Unit, or $1,725,000 relating to Mountain Crest’s initial public offering. The deferred fee will become payable to Chardan from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination. In addition, MCAD has agreed to issue Chardan and/or its designees at the close of a Business Combination, a deferred discount equal to 0.5% of the amount sold in MCAD’s Initial Public Offering in the form of the Company’s shares of common stock, at a price of $10.00 per share (28,750 shares).
In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:
•
the corporation could financially undertake the opportunity;

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the opportunity is within the corporation’s line of business; and

•
it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our certificate of incorporation provides that the doctrine of corporate opportunity will not apply with respect to any of our officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. In order to minimize potential conflicts of interest which may arise from multiple affiliations, our officers and directors (other than our independent directors) have agreed to present to us for our consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire a target business, until the earlier of: (1) our consummation of an initial business combination and (2) 15 months from the closing of its initial public offering. This agreement is, however, subject to any pre-existing fiduciary and contractual obligations such officer or director may from time to time have to another entity. Accordingly, if any of them becomes aware of a business combination opportunity which is suitable for an entity to which he or she has pre-existing fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity. We do not believe, however, that the pre-existing fiduciary duties or contractual obligations of our officers and directors will materially undermine our ability to complete our business combination because in most cases the affiliated companies are closely held entities controlled by the officer or director or the nature of the affiliated company’s business is such that it is unlikely that a conflict will arise.
The following table summarizes the current material pre-existing fiduciary or contractual obligations of our officers and directors:
Name of Individual	Name of Affiliated Company	Entity’s Business	Affiliation
Suying Liu	Mountain Crest Acquisition Corp. III	Special purpose acquisition company	Chairman, Chief Executive Officer, and Chief Financial Officer
	Mountain Crest Acquisition Corp. IV	Special purpose acquisition company	Chairman, Chief Executive Officer, and Chief Financial Officer
Dong Liu	Dongguan Zhishan Photoelectric Technology Co., Ltd.	Manufacturing	Chief Financial Officer
Nelson Haight	Key Energy Services, Inc.	Energy	Senior Vice President, Chief Financial Officer and Treasurer
	Mountain Crest Acquisition Corp. III	Special purpose acquisition company	Director
	Mountain Crest Acquisition Corp. IV	Special purpose acquisition company
Todd Milbourn	Washington University Olin Business School	Higher Education	Vice Dean and Professor

Name of Individual	Name of Affiliated Company	Entity’s Business	Affiliation
	Mountain Crest Acquisition Corp. III	Special purpose acquisition company	Director
	Mountain Crest Acquisition Corp. IV	Special purpose acquisition company	Director
Wenhua Zhang	Azia Capital LP	Finance	Partner
	Mountain Crest Acquisition Corp. III	Special purpose acquisition company	Director
	Mountain Crest Acquisition Corp. IV	Special purpose acquisition company	Director
Our insiders, including our officers and directors, have agreed to vote any shares of common stock held by them in favor of the Business Combination. In addition, they have agreed to waive their respective rights to receive any amounts held in the trust account with respect to their insider shares and private shares if we are unable to complete the Business Combination within the required time frame.
All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our uninterested “independent” directors, or the members of the Board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.
To further minimize conflicts of interest, we have agreed not to consummate the Business Combination with an entity that is affiliated with any of our officers, directors or other insiders, unless we have obtained (i) an opinion from an independent investment banking firm that the business combination is fair to our unaffiliated stockholders from a financial point of view and (ii) the approval of a majority of our disinterested and independent directors (if we have any at that time). In no event will our insiders or any of the members of our management team be paid any finder’s fee, consulting fee or other similar compensation prior to, or for any services they render in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is).
Limitation on Liability and Indemnification of Officers and Directors
Our Current Charter provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, our Current Charter provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors. Notwithstanding the foregoing, as set forth in our Current Charter, such indemnification will not extend to any claims our insiders may make to us to cover any loss that they may sustain as a result of their agreement to pay debts and obligations to target businesses or vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us as described elsewhere in this prospectus.
Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We will purchase a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Restrictions on Transfers of Founder Shares
The Founder Shares, Subject to certain limited exceptions, 50% of these shares will not be transferred, assigned, sold or released from escrow until the earlier of six months after the date of the consummation of our initial business combination and the date on which the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and the remaining 50% of the insider shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of our initial business combination, or earlier, in either case, if, subsequent to our initial business combination, we complete a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. The limited exceptions referred to above include (1) transfers among the insiders, to our officers, directors, advisors and employees, (2) transfers to an insider’s affiliates or its members upon its liquidation, (3) transfers to relatives and trusts for estate planning purposes, (4) transfers by virtue of the laws of descent and distribution upon death, (5) transfers pursuant to a qualified domestic relations order, (6) private sales made at prices no greater than the price at which the securities were originally purchased or (7) transfers to us for cancellation in connection with the consummation of an initial business combination, in each case (except for clause 7) where the transferee agrees to the terms of the escrow agreement and forfeiture, as the case may be, as well as the other applicable restrictions and agreements of the holders of the insider shares.
Registration Rights
The holders of MCAD’s insider shares issued and outstanding on the date of MCAD’s IPO, Chardan who was the underwriter in MCAD’s initial public offering, as well as the holders of the private units and any shares our insiders or their affiliates may be issued in payment of working capital loans made to us, are entitled to registration rights pursuant to an agreement entered into on the effective date of our initial public offering requiring us to register such securities for resale. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the units issued in payment of working capital loans made to us can elect to exercise these registration rights at any time commencing on the date that we consummate our initial business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of our initial business combination. Notwithstanding the foregoing, Chardan may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years, respectively, after the effective date of the registration statement of which this prospectus forms a part and may not exercise its demand rights on more than one occasion. We will bear the expenses incurred in connection with the filing of any such registration statements.

SELECTED FINANCIAL AND OTHER DATA OF MCAD
MCAD’s balance sheet data as of June 30, 2021 and statement of operations data for the six months ended June 30, 2021 and for the period from July 31, 2020 (inception) through December 31, 2020 that are derived from MCAD’s audited financial statements included elsewhere in this proxy statement.
The historical results of MCAD included below and elsewhere in this proxy statement are not necessarily indicative of the future performance of MCAD. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MCAD” and the financial statements and the related notes appearing elsewhere in this proxy statement.
	Six Months Ended June 30, 2021	For the Period from July 31, 2020 (inception) through December 31, 2020
	(Unaudited)	(Audited)
Operating and formation costs	$316,685	$1,686
Loss from operation	(316,685)	(1,686)
Net loss	$(311,454)	$(1,686)
Weighted average shares outstanding – basic and diluted	5,092,476	1,250,000(1)
Basic and diluted net loss per share common share	$(0.13)	$(0.00)

(1)
Excludes an aggregate of up to 187,500 shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5 to MCAD Audited Financial Statements).

Balance Sheet Data:
Cash	$296,363	$24,764
Prepaid expenses	$99,506	—
Marketable securities held in Trust Account	$57,505,231	—
Deferred offering costs	—	$61,894
Total assets	$57,901,100	$86,658
Total liabilities	$2,120,833	$63,344
Common Stock subject to possible redemption	$50,780,263	—
Total Stockholders’ Equity (Deficit)	$5,000,004	$23,314

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MCAD
The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with our audited financial statements and the notes related thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements,” and elsewhere in this proxy statement/prospectus. Reference to “we” or “us” in this section refer to MCAD only.
Overview
We are a blank check company formed under the laws of the State of Delaware on July 31, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. We intend to effectuate our Business Combination using cash from the proceeds of the Initial Public Offering and the sale of the Private Units, our capital stock, debt or a combination of cash, stock and debt.
We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception to June 30, 2021 were organizational activities necessary for preparing the Initial Public Offering, as described below, and following the Initial Public Offering, identifying a target company for a Business Combination. We do not expect to generate any operating revenues until after the completion of our initial Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the trust account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a Business Combination.
For the three months ended June 30, 2021, we had a net loss of $163,819, which consists of formation and operating costs of $165,253 and an unrealized loss on marketable securities held in Trust Account of $3,545, offset by interest income on marketable securities held in the Trust Account of $4,979. Of the $165,253 in operating costs incurred for three months ended June 30, 2021, $39,800 are related to the business combination.
For the six months ended June 30, 2021, we had a net loss of $311,454, which consists of operating costs of $316,685, offset by interest income on marketable securities held in the Trust Account of $5,231. Of the $316,685 in operating costs incurred for the six months ended June 30, 2021, $66,118 are related to the business combination.
Liquidity and Capital Resources
The registration statement for the Company’s Initial Public Offering was declared effective on January 7, 2021. On January 12, 2021, the Company consummated its Initial Public Offering of 5,000,000 units (the “Units”) at $10.00 per Unit, generating gross proceeds of $50,000,000.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 185,000 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement with Mountain Crest Capital LLC (the “Sponsor”) and Chardan Capital Markets, LLC (“Chardan”), generating gross proceeds of $1,850,000.
Following the closing of the Initial Public Offering on January 12, 2021, an amount of $50,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”), of which $500,000 was deposited on January 13, 2021, and invested in U.S. government securities, within the meaning set forth in

Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account as described below.
On January 14, 2021, the underwriters fully exercised their over-allotment option, resulting in an additional 750,000 Units issued for an aggregate amount of $7,500,000. In connection with the underwriters’ full exercise of their over-allotment option, the Company also consummated the sale of an additional 15,000 Private Units at $10.00 per Private Unit, generating total proceeds of $7,650,000. A total of $7,500,000 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $57,500,000.
For the six months ended June 30, 2021, cash used in operating activities was $309,308. Net loss of $311,454 was affected by interest earned on marketable securities held in the Trust Account of $5,231 and changes in operating assets and liabilities provided $7,377 of cash for operating activities.
As of June 30, 2021, we had marketable securities held in the Trust Account of $57,505,231 consisting of U.S. Treasury Bills with a maturity of 180 days or less. Interest income on the balance in the Trust Account may be used by us to pay taxes. Through June 30, 2021, we have not withdrawn any interest earned from the Trust Account.
We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of June 30, 2021, we had cash of $296,363. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of the Working Capital Loans may be converted into private units at a price of $10.00 per unit. The private units would be identical to the Private Units.
We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our public shares upon completion of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination.
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating, and consummating the Business Combination.

If the Business Combination is not consummated, the Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year from the date of these financial statements if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Off-Balance Sheet Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. However, pursuant to the terms of such agreement, the Company may delay payment of such monthly fee upon a determination by the Company’s Audit Committee that the Company lacks sufficient funds held outside the Trust Account to pay actual or anticipated expenses in connection with a Business Combination. For the three and six months ended June 30, 2021, the Company incurred and paid $30,000 and $60,000, respectively, in fees for these services.
The underwriters are entitled to a deferred fee of $0.30 per Unit, or $1,725,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
In addition, the Company has agreed to issue Chardan and/or its designees at the close of a Business Combination, a deferred discount equal to 0.5% of the amount sold in the Initial Public Offering in the form of the Company’s shares of common stock, at a price of $10.00 per share for a total of 28,750 shares.
Critical Accounting Policies
The preparation of condensed consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Common Stock Subject to Possible Redemption
We account for our common stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed consolidated balance sheets.
Net Income (Loss) Per Common Share
We apply the two-class method in calculating earnings per share. Net income (loss) per common share, basic and diluted for Class A common stock subject to possible redemption is calculated by dividing the interest income earned on the Trust Account, net of applicable taxes, if any, by the weighted average number of shares of Class A common stock subject to possible redemption outstanding for the period. Net income (loss) per common share, basic and diluted for and non-redeemable common stock is calculated by dividing net income (loss) less income attributable to Class A common stock subject to possible redemption, by the weighted average number of shares of non-redeemable common stock outstanding for the period presented.
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. We adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have an impact on our financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed consolidated financial statements.
Business Combination
On April 6, 2021, the Company entered into an agreement and plan of merger (as it may be amended or restated from time to time the “Merger Agreement”), by and among MCAD Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Better Therapeutics, Inc. a Delaware corporation (“BTX”). The Merger Agreement was amended on August 30, 2021 and September 27, 2021 to extend the outside date for the closing of the Business Combination from August 31,2021 to October 8, 2021, and from October 8, 2021to October 31, 2021, respectively. Completion of the transaction is subject to approval of the Company’s stockholders and the satisfaction or waiver of certain other customary closing conditions.
In connection with the Business Combination, the Company entered into subscription agreements dated as of April 6, 2021, with certain institutional and accredited investors, pursuant to which, among other things, the Company agreed to issue and sell, in a private placement, concurrent with the consummation of the Business Combination, an aggregate of 5,000,000 shares of common stock for $10.00 per share for an aggregate cash amount of $50,000,000.

INFORMATION ABOUT BTX
Business Overview
Today, the U.S. spends approximately $4 trillion per year on healthcare. About 90% of that spending is for the treatment of chronic diseases. The majority of chronic diseases are caused predominantly by behaviors, including cardiometabolic diseases, or CMDx, such as diabetes and heart disease. The root causes of CMDx are behaviors relating to diet, physical activity, and other lifestyle factors, yet current treatments are focused on reducing the effects of those diseases rather than addressing the root causes.
BTX is developing a platform of FDA-regulated, software-based, prescription digital therapeutic, or PDT, candidates for treating diabetes, heart disease, and other cardiometabolic conditions. BTX’s PDTs are designed to deliver a novel form of cognitive behavioral therapy, or CBT, that can enable changes in neural pathways of the brain so that lasting changes in behavior become possible. BTX believes addressing the underlying causes of these diseases has the potential to dramatically improve patient health and lower healthcare costs.
Inadequacies of the Current Treatment Paradigm
The U.S. has arrived at a massive, worsening, and unsustainable healthcare crisis. The prevalence of CMDx and U.S. healthcare spending have trended upwards over half a century. A crisis this large is not the result of only one factor such as heredity. The advent of digital entertainment, changes in the food we eat, and other social determinants have all played a role.
U.S. Healthcare Spending and Prevalence of CMDx
The use of prescription drugs to treat CMDx can provide symptomatic relief and, in some cases, control the progression of disease. However, medications generally do not address root causes, which are predominantly behavioral. There is clear consensus in the scientific and medical community that poor diet, lack of exercise, and other lifestyle factors drive the onset, co-morbidity and mortality associated with CMDx. Just three CMDx, type 2 diabetes, hypertension, and hyperlipidemia account for more than $100 billion in annual prescription drug spending in the United States, none of which addresses root causes.
An estimated 34 million people in the United States have type 2 diabetes. Another estimated 88 million people in the United States have prediabetes, 70% of which are expected to develop into type 2 diabetes during their lifetimes. The annual direct medical costs in the United States for treating type 2 diabetes exceeded $237 billion in 2017, representing an increase of $61 billion since 2012. These costs are forecasted to increase to $472 billion by 2030.
Despite advances in pharmacological treatment, about half of U.S. patients with type 2 diabetes are not achieving glycemic control. Even when adequate glycemic control is achieved via pharmacotherapy, a substantially elevated risk due to all-cause mortality still exists. According to American Diabetes Association, the behavioral determinants of type 2 diabetes are a significant contributor to both poor glycemic control and mortality risk.
The role of behaviors, including dietary pattern and exercise, in the development and progression of type 2 diabetes and other cardiometabolic conditions is well established. These behavioral determinants are resistant to change because they are created and reinforced by strong social norms and culturally reinforced ideas. The use of CBT to directly target these behaviors is a critically important means of achieving high-quality CMDx care. Unfortunately for patients, health system of the U.S. is not organized to provide comprehensive CBT at the scale needed. While clinical guidelines consistently recommend that healthcare providers facilitate behavioral changes, they often do not have the ability to provide or prescribe effective behavioral therapy to their patients.
In summary, significant unmet needs remain in the therapeutic treatment of CMDx and in the control of associated healthcare spending. BTX believes that to address this problem, BTX must focus on its root causes and address the near-complete absence to date of behavior-modifying therapeutics for CMDx.
BTX’s Solution
BTX has created a platform for the creation of PDTs, essentially software delivered as a mobile application, that is designed to use CBT to address the underlying causes of CMDx.
CBT is a treatment paradigm originally developed for the management of psychiatric conditions such as anxiety and obsessive-compulsive disorder. Traditional CBT aims to correct behavioral responses to a situation that are either non-productive or have adverse effects (maladaptive behaviors) by identifying and changing the core beliefs that produced them. It has since been successfully applied to a wide range of chronic conditions, including CMDx, and has been observed to be generally well-tolerated and to have the potential to provide durable treatment effects, either alone or in combination with other therapies. In current practice, CBT represents a family of therapies that have evolved over several decades and include modalities such as acceptance and commitment therapy, dialectical behavior therapy, and mindfulness-based cognitive therapy.
Nutritional Cognitive Behavioral Therapy, or nCBT, BTX’s solution to the crisis described above, is a novel form of behavioral therapy developed by BTX for patients with type 2 diabetes and other CMDx. nCBT is an adaptation of CBT that is designed specifically to address the cognitive patterns and mental structures that drive dietary patterns and associated lifestyle behaviors.
nCBT builds on traditional CBT by systematically targeting the cognitive structures, behavioral routines, emotional patterns and coping skills that underlie culturally specific eating behaviors. The content and delivery mechanisms of BTX’s nCBT were developed internally from first principles, leveraging experience from clinician- and health coach-patient interactions to distill common maladaptive thinking and beliefs pertaining to diet and lifestyle. It is designed as a digitally delivered therapy so that it can be widely disseminated to large patient populations yet personalized to the individual patient using artificial intelligence (AI)-driven feedback loops.
BTX’s PDTs enable the delivery of nCBT at scale to fill this critical gap in care. To be widely adopted, BTX believes an effective PDT needs to be prescribed by healthcare providers and reimbursed by payers like a traditional prescription medication. This allows a digital therapeutic to leverage and bolster the trust established in a patient-provider relationship and to provide actionable data back to both provider and patient that can help advance care.
A pilot study of BTX’s lead product candidate, BT-001, demonstrated that use of BT-001 resulted in a clinically meaningful improvement in glycemic control, based on the generally accepted view that the lowering of HbA1c value by 0.4 is significant. The mean decrease in fasting blood glucose of -22.9 mg/dL corresponds to approximately a 1.0% reduction in hemoglobin A1c, or A1c. A1c is a measure of the average blood sugar over a two-to-three-month period. Fasting blood glucose and A1c are both used to diagnose diabetes and to determine whether treatment is effective. An A1c reduction of 1.0% has been associated with a 21% decrease in diabetes related mortality and a 40% reduction in microvascular complications in the UK Prospective Diabetes Study with long-term follow up. Microvascular complications due to diabetes include blindness, damage to nerves in feet that results in pain and numbness, and damage to kidneys that results in chronic kidney disease and failure.
BTX began screening BTX’s first patient into BTX’s potentially pivotal study of BT-001 in February 2021. The virtual aspects of the trial include recruitment of participants using email and social media and the conducting of study visits using telemedicine visits.
BTX’s PDTs are used by patients under the guidance of their primary care provider and may fill an important gap in existing clinical guidelines. BTX’s first PDT, BT-001, is intended to improve glycemic control in adult patients with type 2 diabetes by targeting the behaviors that are root causes, with the potential for patients’ physicians to ultimately reduce or eliminate over time the ongoing need for prescription medications to manage these chronic diseases. With a goal of pursuing commercialization first in type 2 diabetes, BTX see a compelling opportunity to quickly and efficiently leverage BTX’s therapeutics platform to create additional PDTs targeting a broad range of CMDx, and for BTX to play a significant role in helping reduce the human and monetary costs of CMDx that are currently unsustainable and increasing.
Leadership Team
BTX is led by BTX’s co-founders David Perry and Kevin Appelbaum, who started the company together in 2015. The combination of Mr. Perry’s background in disruptive business to business companies and traditional drug development with Mr. Appelbaum’s leadership of consumer focused and medical device companies and expertise in the application of digital technologies has been crucial to the development of this new class of therapeutics.
BTX’s Executive Chairman, David Perry, has been the founder or founding CEO of three multi-billion-dollar companies in his career. He was the founding CEO at Anacor Pharmaceuticals where he led the company from its inception in 2002 until 2014, a time period that included an IPO in 2010 and the development of two drugs to treat infections (Tavaborole) and inflammation (Eucrisa) that were subsequently approved by the FDA, along with multiple programs to treat neglected diseases. Pfizer purchased Anacor for $5.2 billion in 2016. Most recently, he was the CEO of Indigo Agriculture where he led the company in raising over $1.2 billion, becoming the first agriculture technology company to be valued at over $1 billion. Indigo was ranked #1 on CNBC’s Most Disruptive Companies list in 2019. Earlier in his career, Mr. Perry was founder and CEO of the business-to-business e-commerce pioneer Chemdex in 1997, which he subsequently took public in 1999. Mr. Perry has a B.S.E. in Chemical Engineering from the University of Tulsa and an MBA from Harvard Business School.
BTX’s CEO, Kevin Appelbaum, has been an entrepreneur for more than 25 years, often using digital technology to transform consumer and healthcare businesses. Most recently, he led Tria Beauty, the first company to make regulated medical laser technologies accessible to consumers for home-use, from preclinical to global commercial operations. During his tenure, the company received its first, and four subsequent FDA 510(k) clearances across three indications. Earlier in his career, he led the digital transformation of Sephora, a multi-billion-dollar retailer, and led businesses at Procter & Gamble and PepsiCo. His first startup was a joint venture with The Culinary Institute of America, focused on improving food literacy and healthy eating behaviors. Mr. Appelbaum has a B.S.E. in Chemical Engineering from the University of Pennsylvania, where he was a distinguished military graduate. Following graduation, he served peacetime and combat assignments as an officer in the U.S. Army Rangers.
Dr. Mark Berman serves as BTX’s Chief Medical Officer. Previously, he practiced as an internal and lifestyle medicine physician at One Medical. Dr. Berman received his M.D. from Yale. He completed residency at Harvard’s Brigham and Women’s Hospital and a clinical research fellowship at University of California, San Francisco. He has also served as a director of the American College of Lifestyle Medicine.
Kristin Wynholds is BTX’s Chief Product Officer. Most recently, she was Principal Product Designer at Carbon Five, a digital product development consultancy. Ms. Wynholds has been involved with or led more than 30 digital product launches for companies including Stanford Health and Grand Rounds. Ms. Wynholds has a B.A. degree in psychology from UC Santa Barbara.
Justin Zamirowski serves as BTX’s Chief Commercial Officer. Previously, he led the therapeutics launch practice at Guidehouse (f/k/a Navigant Consulting). In consulting and operating roles, Mr. Zamirowski has led or been involved with over 15 therapeutics launches for companies including PDL BioPharma, Otsuka and Edge Therapeutics, generating in excess of $2.5 billion in U.S. sales. Mr. Zamirowski has a B.S. in biology from Illinois Wesleyan University.
Together, BTX’s management team has broad experience in treating CMDx, developing compelling software products, changing consumer behavior, and commercializing therapeutics.
BTX’s Board of Directors
In addition to Messrs. Perry and Appelbaum, BTX’s Board is comprised of the following individuals:
Dr. Richard Carmona serves as an independent director on BTX’s Board. He also serves as Chief of Health Innovations at Canyon Ranch and is a Distinguished Professor of Public Health at the University of Arizona. Dr. Carmona was the 17th Surgeon General of the United States.
Andy Armanino serves as an independent director on BTX’s Board, and as Chairman of the Audit Committee. Most recently, Mr. Armanino was CEO of Armanino, LLP., a 1,500-person accounting services company, until his retirement in 2018. He has a B.S. in accounting from Santa Clara University.
Geoffrey Parker serves as an independent director on BTX’s Board. He is also CFO of Tricida, Inc., and serves on the boards of several therapeutic companies. Previously, he was CFO of Anacor Pharmaceuticals, and Managing Director at Goldman Sachs. Mr. Parker has a B.A. in economics from Dartmouth and MBA from Stanford.
BTX’s Platform
We believe that BTX’s platform, if successful in producing an FDA-authorized and marketed product, can support the discovery and development of additional PDTs that can be advanced in clinical development to treat CMDx using nCBT. The platform consists of three integrated components.
Behavioral Therapy.   The behavioral therapy components of the platform consist of lessons, skill-building modules, and a mechanism for goal setting. These components deliver nCBT to patients at a pace and sequence that is designed to maximize treatment outcomes on an individual basis. They target the ideas, beliefs, and expectations to help change the neural pathways of the brain, reducing or removing obstacles to making sustained behavioral changes. BTX’s PDT for treating type 2 diabetes, BT-001, consists of 26 therapy lessons, intended to be completed at a rate of about one per week. Each therapy lesson takes 5 to 20 minutes to complete. Associated with each lesson are skill-building modules, enabling practical application of the therapy lesson content in daily life. There are 96 skill-building modules in BT-001, and patients engage in them on a self-directed basis.
Treatment Plans.   A daily treatment plan is the primary engagement interface for patients. It guides changes in diet and exercise consistent with daily and weekly goals, encourages adherence to prescribed medications, and enables self-monitoring of disease biometrics. Brief, daily self-reported measures of both behaviors and biometrics serve as inputs to BTX’s treatment algorithms.
Personalization.   BTX uses artificial intelligence (“AI”) pre-programmed into BTX’s algorithm to adjust goals and personalize treatment plans to each individual patient based on their engagement and inputs. Remotely monitored app-engagement data, self-reported measures, and patient specific health data serve as the primary inputs into BTX’s proprietary treatment algorithms. BTX also uses gamification and various feedback mechanisms to reward progress, encourage ongoing use, and visualize the impact of behavior changes made on the primary measures of disease status.

Inception, Development and Validation of BTX’s Platform
We began development of BTX’s platform in 2015, starting with a small number of features thought to be essential for supporting effective and sustained behavior changes based on clinical evidence. Through a cycle of iteration and usability testing, BTX advanced the platform to a minimal state of readiness, paired the software with board-certified, physician-supervised health coaches, and studied it in various patient populations with CMDx. Those early feasibility studies demonstrated clinical potential comparable to commonly prescribed medications for the treatment of diabetes and hypertension. The data from those earlier studies were peer-reviewed and published in medical journals (see Products; BT-001 and BT-002), and informed further development of a software-only configuration. The first software-only product, BT-001, to emerge from this platform was tested in a pilot study among patients with uncontrolled type 2 diabetes, which demonstrated that use of BT-001 resulted in a clinically meaningful improvement in glycemic control. The data from the pilot study was presented at Endocrine 2020. BT-001 is now being tested in a randomized, controlled clinical trial that is currently enrolling (see Products; BT-001; Potentially Pivotal Trial) and the data are expected to support a de novo submission to the FDA upon completion.
In order to establish a comprehensive framework for ongoing product development, BTX adheres to rigorous product development procedures and processes documented in a commercially scalable Quality Management System (QMS). BTX believes this allows BTX to employ an agile software development process that results in the highest levels of product innovation while helping ensure consistent product quality and patient safety.
The foundational elements of BTX’s QMS are Design Controls and Risk Management Procedures which:
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Ensure BTX’s product development processes and documentation comply with regulatory requirements (FDA 21 CFR Part 820 and ISO 14971)

•
Establish a repeatable framework for how BTX designs, validates and deploys product candidates and product features

•
Define standard operating procedures, including a series of checks and balances and stakeholder signoffs to help ensure oversight of patient safety at each phase of development

Platform Leverage
Because CMDx share common root causes which BTX’s platform is designed to address, BTX believes it can create products to treat additional CMDx with relatively small changes to one of its existing PDTs. This will greatly reduce product development time and cost. BTX believes this also means that learnings and improvements on any PDT can be leverageable across the platform. Additionally, because so many CMDx have comorbidities with other CMDx (e.g., patients diagnosed with diabetes are often also diagnosed with heart disease), BTX can gather data on effectiveness across many diseases with a single study. Finally, BTX expects to apply to the FDA for authorization for BTX’s first product candidate through a de novo classification process. However, BTX expects to apply for and obtain subsequent products through the 510(k) process. The 510(k) process typically requires a shorter premarket review period but. the results from such authorization request processes cannot be guaranteed.
As a result of these efficiencies, we believe BTX has the potential to develop a portfolio of PDTs for some of the most prevalent diseases in the U.S. at a fraction of the time and cost of traditional therapeutics.
Market Opportunity
In 2016, the direct medical costs due to CMDx potentially addressed by the company’s platform were approximately $490 billion. Approximately 30% of direct medical costs are associated with medications; in type 2 diabetes, the portion associated with medications is approximately 43%. According to the Milken Institute, total direct medical costs by indication in the United States in 2016 were approximately as follows:
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Type 2 diabetes: $190 billion (or $237 billion in 2017 according to the ADA)

•
Dyslipidemia: $75 billion

•
Coronary heart disease: $72 billion

•
Hypertension: $66 billion

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Stroke: $52 billion

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Congestive heart failure: $30 billion

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End-stage renal disease: $5 billion

PRODUCT CANDIDATE DESCRIPTIONS
BTX currently has five (5) PDT candidates in clinical stages of development:
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BT-001, potentially pivotal study in type 2 diabetes

•
BT-002, pilot study in type 2 diabetes with comorbid hypertension

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BT-003, pilot study in hypertension

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BT-004, pilot study in hyperlipidemia

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BT-005, pilot study in hypertriglyceridemia

BTX’s Pipeline

Clinical Development Pipeline

PRE
CLINICAL
PILOT
PIVOTAL
FDA REVIEW
COMMERCIAL

BT-001 **Type 2 Diabetes**

BT-002 **Type 2 Diabetes with Hypertension**

Intended to lower blood pressure in patients with type 2 diabetes with comorbid hypertension.

BT-003 **Hypertension**

Intended to lower blood pressure in patients with hypertension.

BT-004 **Hyperlipidemia**

Intended to reduce LDL cholesterol in patients with hyperlipidemia.

BT-005 **Hypertriglyceridemia**

Intended to reduce triglycerides in patients with hypertriglyceridemia.

BTX expects to rapidly develop and, if approved, commercialize multiple product candidates. BTX’s clinical development and regulatory strategy prospectively offer a tempo of related, high-value product launches that, if approved, will be differentiated from a traditional molecular therapeutics company. Unlike traditional therapeutics that require discrete and sequential phase I, II, and III trials, followed by a lengthy regulatory review process, BTX expects that BTX’s PDTs will require a single potentially pivotal trial to generate the data required for submission to the FDA. BTX believes its potentially pivotal trials can be conducted at a fraction of the cost and time of a new drug trial, and what BTX believes to be, an expedited FDA review process.
Problem, Solution and Market Opportunity by Product Candidate
BT-001 — Diabetes
Type 2 diabetes is a chronic health condition that results in high levels of blood sugar. It occurs when the body is unable to use insulin properly. Insulin allows blood sugar, which comes mainly from the food we eat, to enter cells to be used for energy. It is highly likely that patients with type 2 diabetes will also develop one or more other medical conditions such as high blood pressure, high cholesterol, heart disease, and/or chronic kidney disease.
Type 2 diabetes is the most common type of diabetes. It was estimated that 34 million adults in the U.S. had type 2 diabetes in 2018. 27 million adults are receiving medical care for type 2 diabetes, but only about 13 million of these patients have well controlled blood sugars. In addition, approximately 88 million U.S. adults have prediabetes, up to 70% of which are expected to develop type 2 diabetes during their lifetime.
The American Diabetes Association and American Association of Clinical Endocrinologists and American College of Endocrinology guidelines for the management of type 2 diabetes recommend a) changing behaviors to lower blood sugar, blood pressure, and cholesterol, b) regular monitoring of blood sugar, kidney, heart, blood vessels, eye and nerve function, and c) chronic use of antihyperglycemic medications. Widespread failure to change behavior and the inability of current medications to address root causes of type 2 diabetes has resulted in a massive, growing and unsustainable crisis in the treatment of this disease.

Solution
Under the guidance of a physician, BT-001 is a PDT intended to help patients with type 2 diabetes improve glycemic control. The BT-001 software delivers behavioral therapy to patients via a mobile application that targets behaviors related to improving glycemic control and is intended to reduce A1c. The physician ensures the patient is an appropriate candidate for behavioral therapy, monitors the patient for treatment effects and adjusts concurrent medications as needed.
Market Opportunity
According to the American Diabetes Association (ADA), patients diagnosed with diabetes have annual medical costs that are 2.3 times higher than patients without diabetes. The ADA estimated that patients diagnosed with type 2 diabetes incurred average medical costs of $16,750 in 2017, of which about $9,600 was attributed directly to diabetes. Additionally, the ADA estimates total annual drug cost for treating diabetes in 2017 to be approximately $102 billion, which is a four-fold increase since 2007. This includes nearly $15 billion for insulin, $16 billion for other antihyperglycemic agents, and $71 billion for other prescription drugs that can be attributed to higher disease prevalence associated with diabetes.
Clinical Development
Early feasibility study
In 2017, BTX conducted a 12-week feasibility study in 118 patients with type 2 diabetes. The intervention was delivered by an early version of BT-001 paired with a health coach providing remote support to patients approximately every two weeks by phone. Study participants all had baseline A1c > 6.5% (mean = 8.1%), were mostly female (81%), resided in 38 U.S. states, and had a mean age of 51 years.
After 12-weeks, mean change in A1c was -.8% (p<.001) (this result is considered to be statistically significant), and among those participants with baseline A1c >7.0%, mean change was -1.1% (p<.001) (this result is considered to be statistically significant). Greater glycemic control was observed in those that used BT-001 more often (p=.03) (this result is considered to be statistically significant). The average engagement rate was 4.3 times per day and retention was 86% in this broadly distributed sample.
Data from the study were peer-reviewed and published in Journal of Medical Internet Research Diabetes in 2018.
Key findings of the pilot study
In early 2020, BTX completed a single-arm, uncontrolled, unblinded pilot study of BT-001, presented the data at Endocrine 2020, and published results in the Journal of the Endocrine Society. In BTX’s single-arm pilot study, the addition of the BT-001 treatment regimen to subjects who were, on average, already taking 2.2 oral diabetes medications and continued those medications during the study resulted in an average 1.0% estimated reduction in A1c of participants after 84 days. While the pilot study was not designed as a head-to-head comparison of BT-001 to oral medications, these data compare favorably to historical data published in the Journal of Diabetes Care in August 2010 which suggest an average 0.5%  – 1.25% range of A1c reduction from untreated baseline with oral medications alone. The key finding was that the clinical outcomes measured were just as strong using a software-only product as for the earlier software-plus-coaching configuration. In the early feasibility study, the outcomes were attributed to the combination of the early BT-001 software and the remote human intervention delivered by health coaches and behavioral specialists. In contrast, the outcomes found in the pilot could be attributed directly to the use of BT-001 software.
The pilot study involved 80 adults with type 2 diabetes residing in 32 U.S. states who used BT-001 for up to 12 weeks. Participants had a 3-day average fasting blood glucose value of 152 mg/dL or greater, corresponding to a baseline A1c of 7% or greater. On average, participants were 55.7 years old, had a body mass index in the obese range, were taking 2.2 antihyperglycemic medications and were diagnosed with type 2 diabetes 10.4 years prior to the start of the study.
Use of BT-001 resulted in clinically meaningful improvement in glycemic control. The mean decrease in fasting blood glucose (or FBG) of -22.9 mg/dL (p<.001) corresponds to approximately a 1.0% reduction in A1c. An A1c reduction of 1.0% has been associated with a 21% decrease in diabetes related mortality and a 40% reduction in microvascular complications in the UK Prospective Diabetes Study, a multisite randomized intervention trial involving 5,102 patients with 20-years of follow up. BTX believes these results suggest use of BT-001 may be associated with meaningful improvements in glycemic control in a widely distributed treatment population, offers potential as a standalone treatment or when used alongside medications, and is currently conducting further study in its potentially pivotal trial.
BTX observed a significant dose response (p=.04) (this result is considered to be statistically significant) between the degree of engagement in nCBT content and improvements in glycemic control among adults with type 2 diabetes. This is encouraging because it indicates that digitally delivered behavioral therapy using only software has the potential to treat disease at scale. Reductions in blood glucose were more significant and occurred faster than BTX had expected. BT-001 allows patients to make behavioral changes at a self-determined pace, which means that for some individuals it might take longer to see blood glucose reductions. In this context, blood sugar control was achieved more rapidly than expected, with 42% of participants achieving a fasting blood glucose less than 152 mg/dL (corresponding to an A1c < 7%, which is commonly regarded as the goal for A1c for most patients with type 2 diabetes) and 16% achieving a fasting blood glucose less than 130 mg/dL (corresponding, on average to an A1c < 6.5%, a much more aggressive goal for A1c) after an average of 65 days. Bi-weekly fasting blood sugars values for participants are displayed in the table below, which suggests a rapid and progressive improvement in blood glucose. BTX hypothesized that longer duration of use may result in even greater improvements and BTX plans to study this hypothesis in a randomized controlled trial.
Changes in FBG Observed in a Pilot Study of BT-001

Change in Fasting Blood Glucose (n = 80, enrolled with baseline A1c 7.0 to 11.0%)[1]				
	All		Female	Male
Study Week	Mean (mg/dL)	Est. A1c Change	Mean (mg/dL)	
2	-8.9	-0.4%	-7.9	-11.4
4	-17.9	-0.8%	-17.6	-18.6
6	-23.9	-1.0%	-24.0	-23.5
8	-24.4	-1.1%	-20.8	-34.3
10	-21.6	-0.9%	-15.0	-37.7
12	-22.6	-1.0%	-21.9	-25.1

1 This data is based on a single-arm, uncontrolled, unblinded pilot study conducted by BTX. Type 2 diabetes is defined as an A1c of 6.5% or higher.

Improvements in blood glucose occurred in participants from across the country and with longstanding diabetes. No serious adverse events were observed in the study period. While it is commonly assumed that only newly diagnosed patients will benefit from behavioral therapy, based on the generally accepted view that the lowering of HbA1c of 0.4 is significant, BTX was encouraged to see a clinical activity from the usage of BT-001, which is yet to be authorized for marketing by the FDA, in patients who were on average diagnosed with diabetes more than 10 years ago. At baseline, these patients all had poorly controlled diabetes despite taking a mean of 2.2 antihyperglycemic medications. BTX had geographic diversity with participants from 32 states, including those with increasing prevalence of diabetes (e.g., Florida, Indiana and North Carolina).
Potentially Pivotal of BT-001
BTX began screening BTX’s first patient into BTX’s potentially pivotal single-arm, uncontrolled, unblinded study of BT-001 in February 2021 and expects to have full enrollment in 4Q 2021. The study will include about 650 individuals with poorly controlled type 2 diabetes (baseline A1c 7% or above and below 11%) who will each participate for six months. Prior to the start of the study, BTX discussed core aspects of the design of its potentially pivotal trial with the FDA during several formal meeting interactions. During these formal meeting interactions, BTX aligned with the FDA that an appropriate endpoint is a clinically meaningful change in A1c as determined by the mean change in A1c in the BT-001 group compared to the mean change in the control group. The primary endpoint will be evaluated at 90 days, and it will also be evaluated as a secondary endpoint at 180 days. Top line data is expected in Q4 2021 and primary endpoint readout is expected in 1Q 2022. The study is powered to detect a 0.4% or greater change in A1c at 90 days, between BT-001 and control and a statistically significant change (p<0.05) in A1c at 180 days. The study will also assess a safety endpoint (the occurrence, relatedness and severity of Adverse Events) at day 90 and day 80. BTX will use the data from this study to prepare a de novo classification submission to the FDA. BTX believes a single potentially pivotal trial of BT-001, if successful and its results viewed favorably by the FDA, will be sufficient for the FDA to grant marketing authorization of BT-001 for the treatment of diabetes.
Patients interested in participating in the BT-001 potentially pivotal trial will be included if they are between 18 and 75 years old, have a body mass index of 25 kg/m2 or greater, have a stable A1c level and no recent changes in antihyperglycemic medications. Potential participants will be excluded if they use tobacco or other addictive substances, or are taking medications that would interfere with study measures, such as chemotherapy or steroids. Participants with unstable or life-threatening medical illnesses, such as COVID-19 or active suicidality will also be excluded. The aim of recruitment is to generate a nationally representative sample of adults with type 2 diabetes located in 5 geographically distinct regions.
Prior to randomization, potential study participants will complete a 30-day run-in period to ensure A1c level and medication use are stable. Those who pass the run-in period will be randomized in a 1-to-1 manner to either a standard of care (SOC) group or a standard of care plus BT-001 group. Both groups will have blood tests and biometrics collected at 90 days and 180 days and will be followed closely for adverse events during the entire study period. In addition to A1c levels, participants will provide laboratory measures of cholesterol, inflammatory markers, and cardiovascular risk, along with blood pressure and weight at baseline, day 90 and day 180. Participants will also be asked to complete standardized surveys to assess changes in depression, quality of life and patient satisfaction at day 90 and day 180.
Data generated in the potentially pivotal study will, if successful, be used as the basis of a de novo classification submission to the FDA seeking marketing authorization. In addition, due to high rates of comorbidity with type 2 diabetes, BTX anticipates the potentially pivotal data read out from BT-001 will also give BTX significant pilot data on up to four additional indications including type 2 diabetes with hypertension, hypertension, hyperlipidemia, and hypertriglyceridemia. BTX has named BTX’s PDT’s targeting these conditions, BT-002, BT-003, BT-004 and BT-005, respectively. BTX expects to advance the most promising two of these to potentially pivotal trials in 2022.
BT-002 — Diabetes with Hypertension
Hypertension, or high blood pressure, is a common comorbidity of type 2 diabetes. It occurs when the body is unable to properly regulate the pressure of blood moving through blood vessels. With chronic hypertension, the body’s organs are put under constant stress and, over time, are more likely to break down. This situation is compounded by type 2 diabetes. The combination of type 2 diabetes and hypertension meaningfully increases the occurrence of heart attacks, stroke, and chronic kidney disease.
Hypertension is one of the most common chronic comorbidities of type 2 diabetes, occurring in up to 70% of patients. In 2016, it was estimated that 23 million U.S. adults with type 2 diabetes also have hypertension. Of these patients who are already taking blood pressure lowering medications, approximately half have poorly controlled blood pressure.
Guidelines for the management of combined hypertension and type 2 diabetes recommend a) changing behaviors to lower blood sugar, blood pressure, and cholesterol, b) regular monitoring of blood sugar, blood pressure, kidney, heart, blood vessels, eye, and nerve function, and c) chronic use of both antihyperglycemic and antihypertensive medications. Widespread failure to change behavior and the inability of current medications to address root causes of type 2 diabetes with hypertension has resulted in a massive, growing and unsustainable crisis in the treatment of this disease.
Solution
Under the guidance of a physician, BT-002 is a PDT intended to help patients with both type 2 diabetes and hypertension improve blood pressure and glycemic control. The BT-002 investigational software is designed to deliver behavioral therapy to patients via a mobile application that targets behaviors related to achieving blood pressure and blood sugar control and is intended to reduce systolic and diastolic blood pressure and A1c.
Market Opportunity
The American Diabetes Association estimated the incremental annual drug costs of those with type 2 diabetes to be $2,300 per person in 2017. Given that there were approximately 18.2 million people with combined hypertension and type 2 diabetes undergoing treatment in 2017, the annual incremental drug cost for patients with combined type 2 diabetes and hypertension is estimated to be $47 billion.
Clinical Development
Early feasibility study
In 2018, BTX conducted a retrospective analysis of 172 patients with hypertension following use of an early version of BT-002. BT-002 was paired with a health coach providing remote support to patients approximately every two weeks by phone. Study participants were mostly female (86%), had a mean age of 55 years, a baseline systolic blood pressure of 138.9 mmHg and diastolic blood pressure of 86.2 mmHg. Mean change was — 11.5 mmHg for systolic blood pressure and — 5.9 mmHg for diastolic blood pressure over a mean of 63 days (p<.001) (this result is considered to be statistically significant). Among participants with stage 2 hypertension, mean change was — 17.6 mmHg for systolic blood pressure and — 8.8 mmHg for diastolic blood pressure (p<.001) (this result is considered to be statistically significant). The degree of blood pressure reduction was clinically meaningful and achieved rapidly by a majority of the studied participants. 43% of studied participants achieved the 2017 American College of Cardiology/American Heart Association definition of blood pressure control at 12-weeks. Greater improvement was observed in participants with more severe hypertension at baseline.
Data from the study were peer-reviewed and published in JMIR Cardio. 2019 Jan-Jun; 3(1): e13030.
Potentially Pivotal Study of BT-002
A detailed plan for the BT-002 potentially pivotal trial would be refined using blood pressure data obtained from the BT-001 randomized, controlled potentially pivotal trial. BTX estimates that about one third of participants in the BT-001 potentially pivotal trial will have comorbid hypertension that is poorly controlled at baseline. Since type 2 diabetes and hypertension share common root causes, BTX expects to see blood pressure improvements in these participants. Because the BT-001 potentially pivotal trial includes measurement of blood pressure along with A1c at every time point, BTX expects to have 90 and 180 day randomized, controlled data on blood pressure for approximately 200 participants. These data are expected in Q4 of 2021 and would be sufficient pilot data to allow for planning the BT-002 potentially pivotal trial.
Our goal for a BT-002 potentially pivotal trial would be to evaluate the safety and effectiveness of BT-002 in a nationally representative sample of approximately 500 U.S. adults with combined hypertension and type 2 diabetes located in 5 geographically distinct regions. Adults, ages 18 to 75, would be included if their resting blood pressure is poorly controlled (i.e., over 140/90 mmHg). These participants would be randomized in a one-to-one fashion to a control or to an intervention group. The control group would be provided standard of care treatment. The intervention group would be provided standard of care along with BT-002. The primary outcome measure would be resting systolic blood pressure, measured at 90 days. The secondary outcome measures would be resting systolic blood pressure, measured at 180 days and A1c measured at 90 days and 180 days.
BT-003 — Hypertension
Hypertension is a chronic health condition that results in high blood pressure. It occurs when the body is unable to properly regulate the pressure of blood moving through blood vessels. With chronic hypertension, the body’s organs are put under constant stress and are more likely to break down. It is common for patients with longstanding hypertension to develop heart disease, stroke, chronic kidney disease and/or dementia.
Hypertension is one of the most common chronic diseases. In 2017, it was estimated that 108 million U.S. adults have hypertension. Of these patients who are already taking blood pressure lowering medications, approximately 35% still have uncontrolled blood pressure.
Guidelines for the management of hypertension recommend a) changing behaviors to lower blood pressure, b) regular monitoring of blood pressure, kidney, and heart function, c) chronic use of antihypertensive medications. Widespread failure to change behavior and the inability of current medications to address root causes of hypertension has resulted in a massive, growing and unsustainable crisis in the treatment of this disease.
Solution
Under the guidance of a physician, BT-003 is a PDT under development to help patients with hypertension improve their blood pressure. The BT-003 software is designed to deliver behavioral therapy to patients via a mobile application that targets behaviors related to achieving blood pressure control and is intended to reduce systolic and diastolic blood pressure.
Market Opportunity
Patients with hypertension are estimated to have nearly triple the prescription drug costs as patients without hypertension. A 2016 study published in the Journal of the American Heart Association concludes the annual prescription drug cost was $2,400 for individuals with hypertension versus only $815 for those without hypertension. For all adults in the United States with hypertension, this represents an estimated annual incremental drug cost for patients with hypertension of $42 billion in 2016.
Clinical Development
A detailed plan for the BT-003 potentially pivotal trial would be refined using blood pressure data obtained from the BT-001 potentially pivotal randomized, controlled trial. BTX estimates that about one third of participants in the BT-001 potentially pivotal trial will have comorbid hypertension that is poorly controlled at baseline. Since type 2 diabetes and hypertension share common root causes, BTX expects to see blood pressure improvements in these participants to a degree comparable to BT-003. Because the BT-001 potentially pivotal trial includes measurement of blood pressure along with A1c at every time point, BTX expects to have 90 and 180 day randomized, controlled data on blood pressure for approximately 200 participants. These data are expected in Q4 of 2021 and BTX believes it may be sufficient pilot data to allow for planning the BT-003 potentially pivotal trial.
It is anticipated that the BT-003 potentially pivotal trial would evaluate the safety and effectiveness of BT-003 in a nationally representative sample of approximately 500 U.S. adults with hypertension located in 5 geographically distinct regions. Adults, aged 18-75, would be included if their resting blood pressure is poorly controlled (i.e., over 140/90 mmHg). These participants would be randomized in a one-to-one fashion to a control or intervention group. The control group would be provided standard of care treatment. The intervention group would be provided standard of care along with BT-003. The primary outcome measure would be resting systolic blood pressure, measured at 90 days. The secondary outcome measure would be resting systolic blood pressure, measured at 180 days.
BT-004 — Hyperlipidemia
Hyperlipidemia is a chronic health condition that results in high levels of blood cholesterol. It occurs when the body is unable to get rid of harmful types of cholesterol circulating in the blood. Low-density-lipoprotein (LDL) cholesterol is the most common form of harmful cholesterol. A dietary pattern high in unhealthy fats, cholesterol, and refined carbohydrates along with insufficient exercise, are the most common causes of high blood cholesterol. Over time, the presence of too much harmful cholesterol leads to cholesterol build up in the body’s arteries, limiting blood flow. It is very common for patients with longstanding hyperlipidemia to develop one or more other medical conditions caused by cholesterol build-up such as heart disease, stroke, and/or peripheral artery disease.
Hyperlipidemia is one of the most common chronic diseases. It was estimated that 65 million adults in the U.S. had hyperlipidemia in 2016. In 2016, it was estimated that 28 million adults had poorly controlled cholesterol levels.
Guidelines for the management of hyperlipidemia recommend a) changing behaviors to lower harmful cholesterol and raise healthy cholesterol levels, b) regular monitoring of blood cholesterol, blood sugar, and blood pressure, and c) chronic use of cholesterol-lowering medications. Widespread failure to change behavior and the inability of current medications to address root causes of hyperlipidemia has resulted in a massive, growing and unsustainable crisis in the treatment of this disease.
Solution
Under the guidance of a physician, BT-004 is a PDT under development to help patients with hyperlipidemia improve cholesterol levels. The BT-004 software is designed to deliver behavioral therapy to patients via a mobile application that targets behaviors related to the control of cholesterol levels and is intended to reduce LDL cholesterol.
Market Opportunity
According to American Heart Association, the annual incremental drug cost for patients with hyperlipidemia was estimated to be $12 billion in 2016. Also, due to updated clinical guidelines which make more aggressive treatment recommendations, an additional 12.3 million more Americans would be treated with cholesterol-lowering medications by 2025, increasing treatment costs by $13.3 billion per year.
Clinical Development
A detailed plan for the BT-004 potentially pivotal trial would be refined using blood cholesterol data obtained from the BT-001 potentially pivotal randomized, controlled trial. BTX estimates that about one quarter of participants in the BT-001 potentially pivotal trial will have comorbid hyperlipidemia that is poorly controlled at baseline. Since type 2 diabetes and hyperlipidemia share common root causes, BTX expects to see cholesterol improvements in these participants to a degree comparable to BT-004. Because the BT-001 potentially pivotal trial includes measurement of fasting blood cholesterol along with A1c at every time point, BTX expects to have 90 and 180 day randomized, controlled data on cholesterol for approximately 140 participants. These data are expected in Q4 of 2021 and BTX believes it may be sufficient pilot data to allow for planning the BT-004 potentially pivotal trial.
It is anticipated that the BT-004 potentially pivotal trial would evaluate the safety and effectiveness of BT-004 in a nationally representative sample of approximately 500 U.S. adults with hyperlipidemia located in 5 geographically distinct regions. Adults, aged 18-75, would be included if their fasting LDL cholesterol is poorly controlled (i.e., above their risk-adjusted target). These participants would be randomized in a one-to-one fashion to a control or intervention group. The control group would be provided standard of care treatment. The intervention group would be provided standard of care along with BT-004. The primary outcome measure would be fasting LDL cholesterol, measured at 90 days. The secondary outcome measure would be fasting LDL cholesterol, measured at 180 days.

BT-005 — Hypertriglyceridemia
Hypertriglyceridemia is a chronic health condition that results in high levels of blood triglycerides. It occurs when the body is unable to get rid of excess triglycerides. Dietary pattern, alcohol intake and behaviors that lead to poor functioning of insulin are the most common factors causing high blood triglyceride levels. It is common for patients with hypertriglyceridemia to also develop metabolic syndrome, type 2 diabetes, and/or heart disease. Severe hypertriglyceridemia can lead to pancreatitis.
Hypertriglyceridemia is one of the most common chronic diseases. It was estimated that 55 million adults in the U.S. had hypertriglyceridemia in 2016. In 2014, it was estimated that 33 million adults on statin therapy still had poorly controlled triglyceride levels.
Guidelines for the management of hypertriglyceridemia recommend a) changing behaviors to lower triglyceride levels, b) regular monitoring of blood cholesterol, blood sugar, and weight, and c) chronic use of cholesterol-lowering medications for patients who have persistently high triglycerides and cholesterol. Widespread failure to change behavior and the inability of current medications to address root causes of hypertriglyceridemia has resulted in a massive, growing and unsustainable crisis in the treatment of this disease.
Solution
Under the guidance of a physician, BT-005 is a PDT under development to help patients with hypertriglyceridemia improve triglyceride levels. The BT-005 software is designed to deliver behavioral therapy to patients via a mobile application that targets behaviors related to the control of triglyceride levels and is intended to reduce triglycerides.
Market Opportunity
In 2019, a study published in the Journal of Clinical Lipidology estimated that the annual incremental direct medical costs attributed to hypertriglyceridemia were $11 billion. This estimate was calculated by comparing direct medical cost of patients on cholesterol lowering medications. In these patients, those with high triglyceride levels incurred an additional $1,730 in medical costs per year.
Clinical Development
A detailed plan for the BT-005 potentially pivotal trial would be refined using blood triglyceride data obtained from both the BT-001 and BT-004 potentially pivotal randomized, controlled trials. BTX estimates that about one quarter of participants in the BT-001 potentially pivotal trial will have comorbid hypertriglyceridemia that is poorly controlled at baseline. Since type 2 diabetes and hypertension share common root causes, BTX expects to see triglyceride improvements in these participants to a degree comparable to BT-005. And since the BT-001 potentially pivotal trial includes measurement of fasting triglycerides along with A1c at every time point, BTX expects to have 90 and 180 day randomized, controlled data on triglyceride levels for approximately 150 participants. This data is expected in Q4 of 2021 and BTX believes it may be sufficient pilot data to allow for planning the BT-005 potentially pivotal trial. In addition, the BT-004 potentially pivotal trial will provide additional pilot data on triglycerides.
It is anticipated that the BT-005 potentially pivotal trial would evaluate the safety and effectiveness of BT-005 in a nationally representative sample of approximately 500 U.S. adults with hypertriglyceridemia located in 5 geographically distinct regions. Adults, aged 18-75, would be included if their fasting blood triglyceride level is poorly controlled (i.e., above 150 mg/dL). These participants would be randomized in a one-to-one fashion to a control or intervention group. The control group would be provided standard of care treatment. The intervention group would be provided standard of care along with BT-005. The primary outcome measure would be fasting blood triglyceride level, measured at 90 days. The secondary outcome measure would be fasting blood triglyceride level, measured at 180 days.
Competitive Advantages
To establish competitive advantage in BTX’s target markets, BTX is building on BTX’s early recognition of the potential of PDT’s in CMDx, BTX’s focus on treating root causes, and BTX’s ability to leverage BTX’s platform to accelerate regulatory clearances of subsequent product launches. BTX believes it has the following advantages over existing and/or potential competitors:
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Regulatory Lead Time.   To achieve marketing authorization as a PDT, the FDA requires safety and efficacy data from a randomized controlled clinical trial, an extensive submission package for review, and a wait time for that decision, during which time FDA may make inquiries or requests of the applicant. Given that BTX is unaware of any competitors focused on PDTs in CMDx, BTX believes this current absence in the pipelines of competitors affords BTX a lead time for BTX’s products, if approved.

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First Mover Market Advantage.   In combination with other increasing advantages, BTX believes the branding and marketing benefits of launching BTX’s products as the first of a novel class of nCBT digital therapeutics will enable BTX to achieve and maintain a meaningful share of CMDx markets held by PDT’s, despite potential launches by followers.

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Intellectual Property.   BTX has filed four patent families covering methods of treatment, methods of managing medications, and the systems and software that comprise BTX’s platform. The expiration of any U.S. or foreign patents issuing from the first two families is 2038. The expiration of any U.S. or foreign patents issuing from the third family is 2039.

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Network Effects.   Every patient BTX treats generates data that we can use to improve BTX’s algorithms. The rate at which BTX’s patient data are increasing and BTX’s ability to continuously improve BTX’s products based on these data will make it increasingly challenging, BTX believes, for followers to offer products comparable in quality to BTX’s.

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The potential to reverse disease.   At the time of diagnosis with type 2 diabetes the primary unknowns are the rates at which the patient is going to get sicker and require additional medications. The company recognizes a significant opportunity to intervene at two primary points in the progression of this disease: first diagnosis and just before the commencement of insulin. To halt its progression and for many patients reverse the disease altogether, BTX believes it can help reframe the dynamic of intervention around type 2 diabetes care away from the expectation of inevitable decline.

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Rapid and low-cost development compared to traditional therapeutics.   Unlike developing new traditional therapeutics, BTX believes it can generate the data needed to support regulatory authorization or clearance on the basis of a single pivotal randomized controlled trial. BTX expects many of these trials can be conducted in six months or less, and at a fraction of the cost of a drug trial. The regulatory review process, whether de novo or 510(k), takes only several months, on average.

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Continuously improving therapeutics and more informed clinical decisions.   With certain restrictions, BTX can use data generated through patient use of BTX’s PDTs to make continuous improvements in BTX’s existing and future products to incrementally increase efficacy and generalizability. BTX could also potentially use data to improve clinical decisions when it can be provided back to the prescribing physician, and future products could possibly help guide the appropriate de-prescription of medications in those patients that are successful in changing behaviors and improving their condition.

Company Strategy
BTX aspires to change the way CMDx are treated to improve patient health and reduce healthcare spending. BTX believes its platform technology, first-to-market advantage, intellectual property portfolio, and groundbreaking research will facilitate the achievement of this goal. BTX’s immediate focus is on:
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Advancing BTX’s lead product candidate, BT-001, through its potentially pivotal trial and regulatory authorization.   Approximately 27 million patients in the United States are receiving treatment for type 2 diabetes, of which approximately 13 million are uncontrolled (A1c 7% or above). In BTX’s single-arm pilot study, the addition of the BT-001 treatment regimen to subjects who were, on average, already taking 2.2 oral diabetes medications and continued those medications during the study resulted in an average 1.0% estimated reduction in A1c of participants after 84 days. While the pilot study was not designed as a head-to-head comparison of BT-001 to oral medications, these data compare favorably to historical data published in the Journal of Diabetes Care in August 2010 (Source 1. The

Effect of Oral Anti-diabetic Agents on A1C Levels, Diabetes Care, Volume 33(8); 2010 Aug.) which suggest an average 0.5%  – 1.25% range of A1c reduction from untreated baseline with oral medications alone. BTX is currently conducting a potentially pivotal single-arm, uncontrolled, unblinded trial of BT-001 in patients with uncontrolled type 2 diabetes. The data from this trial will support BTX’s planned submission of a de novo application for marketing authorization.
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Securing broad reimbursement coverage for BTX’s PDTs.    BTX believes a PDT that targets root causes to improve glycemic control by lowering A1c, addresses common comorbidities, and potentially reduces or eliminates the ongoing need for medications would offer significant value to payers by reducing costs of treating this patient population. During blinded interviews conducted by BTX with a group of 8 key decision-makers across commercial, Medicare and Medicaid payers, all interviewees responded favorably to the BT-001 target product profile with a willingness to reimburse within the range of other branded T2D treatments and pay in BTX’s current forecasted pricing range, with a pricing range of $100-$250 being considered low risk of securing a favorable reimbursement coverage decision, $250-$600 being considered moderate risk of securing a favorable reimbursement coverage decision and price of over $600 being considered high risk of securing a favorable reimbursement coverage decision. Further, BTX intends to pursue coverage from commercial insurance providers and Medicare Part B, but does not intend to pursue coverage by Medicaid.

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Building a focused sales force to introduce BTX’s products to primary care providers.   4% of primary care providers treat approximately 20% of patients with type 2 diabetes. BTX believes these providers could be accessed with a 100-person sales force, which BTX expects to have recruited and deployed by the midpoint of the first year of commercialization. Furthermore, BTX expects that due to the unique, innovative nature of BTX’s products and the company’s first mover advantage in large CMDx markets, BTX will be able to attract dedicated and talented sales professionals. BTX expects to increase the size of BTX’s sales force as reimbursement coverage increases and to support follow on products.

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Integrating BTX’s products into the standard of care.   Clinical guidelines for type 2 diabetes and other CMDx recommend that healthcare providers facilitate behavioral changes as the first line of therapy. However, they often do not have the ability to provide or prescribe effective behavioral therapy to their patients. This is the gap in treatment BTX seeks to fill. Through publications, presentations and medical education, BTX will help providers understand the potential of BT-001 and future products to fully enact treatment guidelines. BTX conducts rigorous clinical and basic science research and will continue to publish the results of this research in peer-reviewed journals. To date, BTX has published five studies in peer-reviewed journals and BTX’s research has been highlighted at several conferences including the American College of Lifestyle Medicine, IPSOR 2019, and Endocrine 2020.

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Using BTX’s platform capabilities to accelerate development across CMDx.   BTX estimates that 20 or more CMDx indications share essentially the same root causes. Many CMDx have comorbidities with other CMDx, so BTX has the ability to gather efficacy data on multiple diseases with each clinical trial BTX conducts. This allows BTX to continually improve BTX’s platform for the benefit of all CMDx and accelerate the development and regulatory authorization or clearance of products targeting new indications.

Competition
The pharmaceutical, biotechnology and digital health industries are characterized by rapidly advancing technologies, intense competition and an emphasis on proprietary products. While BTX believes that BTX’s technology, development experience and scientific knowledge provide BTX with competitive advantages, BTX faces potential competition from many different sources, including large pharmaceutical and biotechnology companies, digital health companies, academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for the research, development, manufacturing and commercialization of cardiometabolic therapies. Any products that BTX successfully develop and commercialize will compete with new therapies that may become available in the future.

BTX competes in the segments of the pharmaceutical, biotechnology and other related markets that develop therapeutics as treatments for CMDx. There are many other companies that have commercialized and/or are developing such treatments for CMDx including large pharmaceutical and biotechnology companies such as Novo Nordisk, Eli Lilly, Merck, Sanofi, AstraZeneca, and Novartis.
The competitive landscape shown below illustrates BTX’s competitors in the market space commonly described as “diabetes tech”, the digital health space focused on addressing problems associated with type 2 diabetes. BTX believes the competitive landscape is best understood by comparing the primary mechanism of action (behavioral support/intervention or improving medication adherence and tracking); to the business model for patient acquisition (apps marketed direct-to-consumer; tech-enabled healthcare services offered to members of health plans, most often those of self-insured employers; or regulated products prescribed by providers).
While some solutions have evolved to include elements of various mechanisms such as behavioral support, reminders for medication adherence, or remote monitoring and transmission of biometric data, in BTX’s view, each has a primary mechanism for affecting disease and a clearly defined model for acquiring patients or consumers.
To BTX’s knowledge, upon completion of BTX’s potentially pivotal trial, if successful, and regulatory authorization, BTX’s BT-001 will be the only regulated PDT with a direct treatment claim for type 2 diabetes that can be prescribed by providers and reimbursed by insurance as a pharmacy benefit, much like a drug. Exploiting this opportunity requires BTX to generate significant evidence of safety, efficacy and impact on the total cost of care. While many early market entrants (in fact, nearly 360,000 health and wellness apps are now available in Apple’s App Store) are making marketing claims related to the ability to improve type 2 diabetes care and are acquiring patients through their employers or direct-to-consumer advertising, BTX believes the landscape will change dramatically when new solutions that can be prescribed by providers and covered by insurance become broadly available.
There are a number of companies in the prescription digital therapeutics space but none of these companies have commercialized a prescription digital therapeutic to target a cardiometabolic disease at this time.
Many of the companies against which BTX is competing or against which BTX may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved drugs than BTX does. Mergers and acquisitions in the pharmaceutical, biotechnology, and digital health industries may result in even more resources being concentrated among a smaller number of BTX’s competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with BTX in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and enrolling subjects for BTX’s clinical trials, as well as in acquiring technologies complementary to, or necessary for, BTX’s programs.
BTX could see a reduction or elimination of BTX’s commercial opportunity if BTX’s competitors develop and commercialize products that are safer or more effective, are more convenient or are less expensive than any products that BTX or BTX’s collaborators may develop. BTX’s competitors also may obtain FDA or foreign regulatory authorization for their products more rapidly than BTX may obtain authorization for ours, which could result in BTX’s competitors establishing a strong market position before BTX or BTX’s collaborators are able to enter the market. The key competitive factors affecting the success of all of BTX’s products, if authorized for marketing, are likely to be their efficacy, safety, convenience, price, and the availability of reimbursement from government and commercial payers.
Intellectual Property
BTX’s success depends in part upon BTX’s ability to protect BTX’s core technology and intellectual property. To protect BTX’s intellectual property rights, BTX relies on patents, trademarks, copyrights and trade secret laws, confidentiality procedures, and employee disclosure and invention assignment agreements. BTX’s intellectual property is critical to BTX’s business and BTX strives to protect it through a variety of approaches, including by obtaining and maintaining patent protection in the United States and internationally for BTX’s digital therapeutic platform, novel treatment algorithms and uses thereof, and other inventions that are important to BTX’s business. For BTX’s digital therapeutic platform, BTX generally intends to pursue patent protection covering the machine learning aspects and key features of BTX’s products, along with the methods of use in treating a wide variety of cardiometabolic disorders and assisting patients and their caregivers in the management of disease. As BTX continues the development of BTX’s product candidates, BTX intends to identify additional means of obtaining patent protection that would potentially enhance commercial success, including through claims covering additional methods of use as well as subsequent iterations and improvements to BTX’s products and use of predictive analytics.
As of September 9, 2021, there are two patent families with national stage applications pending in the U.S., Europe and Canada, for a total of six pending U.S. and foreign applications, with claims directed to systems encompassing BTX’s digital therapeutic platform, and related methods of use in treating cardiometabolic disorders. The statutory expiration for any U.S. and foreign patents issuing from these two patent families will be 2038. There is also a third patent family with national stage applications pending in the U.S., Europe and Canada, with claims directed to methods for predicting health outcomes and managing chronic medications. The statutory expiration for any U.S. and foreign patents issuing in this patent family will be 2039. In addition, there is a fourth patent family represented by a pending U.S. provisional application with claims directed to various implementations of nutritional cognitive behavioral therapy in our digital therapeutic platform. The statutory expiration for any U.S. and foreign patents issuing in this patent family will be 2041.
Government Regulation
Insurance and Coverage
In the United States and markets in other countries, patients generally rely on third-party payers to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payers is critical to new product acceptance. BTX’s ability to successfully commercialize BTX’s product candidates will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Government authorities and third-party payers, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. The availability of coverage and extent of reimbursement by governmental and private payers is essential for most patients to be able to afford treatments. Sales of product candidates that BTX may identify will depend substantially, both domestically and abroad, on the extent to which the costs of BTX’s product candidates will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payers.
There is also significant uncertainty related to the insurance coverage and reimbursement of newly approved products and coverage may be more limited than the purposes for which the medicine is approved by the FDA or comparable foreign regulatory authorities.
Payers consider the following factors in determining reimbursement are based on whether the product is:
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a covered benefit under its health plan,

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safe, effective and medically necessary,

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appropriate for the specific patient,

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cost-effective, and

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neither experimental nor investigational.

Each payer determines whether or not it will provide coverage for a treatment, what amount it will pay the manufacturer for the treatment and on what tier of its formulary it will be placed. The position on a payer’s list of covered drugs, biological products, and medical devices, or formulary, generally determines the co-payment that a patient will need to make to obtain the therapy and can strongly influence the adoption of such therapy by patients and physicians. Patients who are prescribed treatments for their conditions and providers prescribing such services generally rely on third-party payers to reimburse all or part of the associated healthcare costs. Patients are unlikely to use BTX’s products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of BTX’s products. There may be significant delays in obtaining such coverage and reimbursement for newly approved products, and coverage may be more limited than the purposes for which the product is approved by the FDA.
In addition, in some foreign countries, the proposed pricing for a prescription device must be approved before it may be lawfully marketed. The requirements governing device pricing vary widely from country to country. For example, the European Union provides options for its Member States to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular product candidate to currently available therapies. A Member State may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of BTX’s product candidates. Historically, products launched in the European Union do not follow price structures of the U.S. and generally prices tend to be significantly lower.
Health Care Laws and Regulations
BTX is subject to applicable fraud and abuse and other healthcare laws and regulations, including, without limitation, the U.S. federal Anti-Kickback Statute and the U.S. federal False Claims Act, or FCA, which may constrain the business or financial arrangements and relationships through which BTX sells, markets and distributes BTX’s products. In particular, the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry (e.g., healthcare providers, physicians and third-party payers), are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commission(s), certain customer incentive programs and other business arrangements generally. BTX also may be subject to patient information and privacy and security regulation by both the federal government and the states and foreign jurisdictions in which BTX conducts its business. The applicable federal, state and foreign healthcare laws and regulations laws that may affect BTX’s ability to operate include, but are not limited to:
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the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, the purchase, lease, order, arrangement, or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it to have committed a violation. Violations are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act or federal civil money penalties. On December 2, 2020, the Office of Inspector General, or OIG, published further modifications to the federal Anti-Kickback Statute. Under the final rules, OIG added safe harbor protections under the Anti-Kickback Statute for certain coordinated care and value-based arrangements among clinicians, providers, and others. This rule (with exceptions) became effective January 19, 2021. Implementation of this change is currently under review by the Biden administration and may be amended or repealed. BTX continues to evaluate what effect, if any, the rule will have on BTX’s business,

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the federal civil and criminal false claims laws and civil monetary penalty laws, such as the federal False Claims Act, which impose criminal and civil penalties and authorize civil whistleblower or qui tam actions, against individuals or entities for, among other things: knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent; knowingly making, using or causing to be made or used, a false statement of record material to a false or fraudulent claim or obligation to pay or transmit money or property to the federal government or knowingly concealing or knowingly and improperly avoiding or decreasing an obligation to pay money to the federal government. A person can be held liable under the federal False Claims Act even when they do not submit claims directly to government payers if they are deemed to “cause” the submission of false or fraudulent claims. The federal False Claims Act also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the federal False Claims Act and to share in any monetary recovery,

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit a person from knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payer (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false, fictitious, or fraudulent statements or representations in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters; similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation,

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH and their respective implementing regulations, including the Final Omnibus Rule published in January 2013, which impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates, independent contractors or agents of covered entities, that perform services for them that involve the creation, maintenance, receipt, use, or disclosure of, individually identifiable health information relating to the privacy, security and transmission of individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, there may be additional federal, state and non-U.S. laws which govern the privacy and security of health and other personal information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts,
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The U.S. federal transparency requirements under the ACA, including the provision commonly referred to as the Physician Payments Sunshine Act, and its implementing regulations, which requires applicable manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program to report annually to CMS, information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by the physicians described above and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made to certain non-physician providers such as physician assistants and nurse practitioners,

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federal government price reporting laws, which require BTX to calculate and report complex pricing metrics in an accurate and timely manner to government programs,

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federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers,

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Additionally, BTX is subject to state and foreign equivalents of each of the healthcare laws and regulations described above, among others, some of which may be broader in scope and may apply regardless of the payer. Many U.S. states have adopted laws similar to the federal Anti-Kickback Statute and False Claims Act, and may apply to BTX’s business practices, including, but not limited to, research, distribution, sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental payers, including private insurers. Several states also impose other marketing restrictions or require medical device manufacturers to make marketing or price disclosures to the state. State and foreign laws, including for example the European Union General Data Protection Regulation, which became effective May 2018 also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts. There are ambiguities as to what is required to comply with these state requirements and if BTX fails to comply with an applicable state law requirement, BTX could be subject to penalties. Finally, there are state and foreign laws governing the privacy and security of health information, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

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Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of BTX’s business activities could be subject to challenge and may not comply under one or more of such laws, regulations, and guidance. Law enforcement authorities are increasingly focused on enforcing fraud and abuse laws, and it is possible that some of BTX’s practices may be challenged under these laws. Efforts to ensure that BTX’s current and future business arrangements with third parties, and BTX’s business generally, will comply with applicable healthcare laws and regulations will involve substantial costs. If BTX’s operations, including BTX’s arrangements with physicians and other healthcare providers are found to be in violation of any of such laws or any other governmental regulations that apply to us, BTX may be subject to penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, the curtailment or restructuring of BTX’s operations, exclusion from participation in federal and state healthcare programs (such as Medicare and Medicaid), and imprisonment, as well as additional reporting obligations and oversight if BTX becomes subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, any of which could adversely affect BTX’s ability to operate BTX’s business and BTX’s financial results.

Data Privacy and Security Laws
Numerous federal and state laws and regulations govern the collection, use, disclosure, storage and transmission of personally identifiable information, including protected health information. These laws and regulations, including their interpretation by governmental agencies, are subject to frequent change and could have a negative impact on BTX’s business. In addition, in the future, industry requirements or guidance, contractual obligations, and/or legislation at both the federal and the state level may limit, forbid or regulate the use or transmission of health information outside of the United States.
These varying interpretations can create complex compliance issues for BTX and BTX’s partners and potentially expose BTX to additional expense, adverse publicity and liability, any of which could adversely affect BTX’s business.
Federal and state consumer protection laws are increasingly being applied by the United States Federal Trade Commission, or FTC, and states’ attorneys general to regulate the collection, use, storage and disclosure of personal or personally identifiable information, through websites or otherwise, and to regulate the presentation of website content.
The security measures that BTX and BTX’s third-party vendors and subcontractors have in place to ensure compliance with privacy and data protection laws may not protect BTX’s facilities and systems from security breaches, acts of vandalism or theft, computer viruses, misplaced or lost data, programming and human errors or other similar events. Even though BTX provides for appropriate protections through BTX’s agreements with BTX’s third-party vendors, BTX still has limited control over their actions and practices. A breach of privacy or security of personally identifiable health information may result in an enforcement action, including criminal and civil liability, against us. BTX is not able to predict the extent of the impact such incidents may have on BTX’s business. Enforcement actions against BTX could be costly and could interrupt regular operations, which may adversely affect BTX’s business. While BTX has not received any notices of violation of the applicable privacy and data protection laws and believe BTX is in compliance with such laws, there can be no assurance that BTX will not receive such notices in the future.
There is ongoing concern from privacy advocates, regulators and others regarding data privacy and security issues, and the number of jurisdictions with data privacy and security laws has been increasing. Also, there are ongoing public policy discussions regarding whether the standards for de-identification, anonymization or pseudonymization of health information are sufficient, and the risk of re-identification sufficiently small, to adequately protect patient privacy. BTX expects that there will continue to be new proposed and amended laws, regulations and industry standards concerning privacy, data protection and information security in the United States, such as the California Consumer Privacy Act, or CCPA, which went into effect on January 1, 2020 and has been amended several times. Further, a new California privacy law, the California Privacy Rights Act, or CPRA, was passed by California voters on November 3, 2020. The CPRA will create additional obligations with respect to processing and storing personal information that are scheduled to take effect on January 1, 2023 (with certain provisions having retroactive effect to January 1, 2022). Additionally, a new Virginia privacy law, the Comprehensive Data Protection Act, or the VCDPA, was signed into law on March 2, 2021 and is also scheduled to take effect on January 1, 2023. The VCDPA will impose many similar obligations regarding the processing and storing of personal information as the CCPA and the CPRA. Other U.S. states also are considering omnibus privacy legislation, and industry organizations regularly adopt and advocate for new standards in these areas. While the CCPA, CPRA, and VCDPA contain exceptions for certain activities involving PHI already regulated under HIPAA, BTX cannot yet determine the impact the CCPA, CPRA, VCDPA or other such future laws, regulations and standards may have on BTX’s business.
Health Care Legislative Reform
In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could impact BTX’s ability to sell BTX’s products profitably. In particular, in 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, the ACA, was enacted, which, among other things, addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected; increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program; extended the Medicaid Drug Rebate program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations; subjected manufacturers to new annual fees and taxes for certain branded prescription drugs; created a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (increased to 70% pursuant to the Bipartisan Budget Act of 2018, effective as of January 1, 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; and provided incentives to programs that increase the federal government’s comparative effectiveness research.
Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA, and BTX expects there will be additional challenges and amendments to the ACA in the future. For example, various portions of the ACA are currently undergoing legal and constitutional challenges in the United States Supreme Court. Additionally, the Trump Administration has issued various Executive Orders which eliminated cost sharing subsidies and various provisions that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices and Congress has introduced several pieces of legislation aimed at significantly revising or repealing the ACA. Further, on December 20, 2019, President Trump signed into law the Further Consolidated Appropriations Act (H.R. 1865), which repeals the Cadillac tax, the health insurance provider tax, and the medical device excise tax. It is unclear whether the ACA will be overturned, repealed, replaced, or further amended. BTX cannot predict what affect further changes to the ACA would have on BTX’s business, especially given the new administration.
Other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year, and, due to subsequent legislative amendments, will remain in effect through 2030 unless additional Congressional action is taken. Pursuant to the Coronavirus Aid, Relief, and Economic Security Act, also known as the CARES Act, as well as subsequent legislation, these reductions have been suspended from May 1, 2020 through March 31, 2021 due to the COVID-19 pandemic. Proposed legislation, if passed, would extend this suspension until the end of the pandemic.
There has been increasing legislative and enforcement interest in the United States with respect to prescription pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. The HHS has already started the process of soliciting feedback on some of these measures and, at the same time, is immediately implementing others under its existing authority. It is unclear what effect such legislative and enforcement interest may have on prescription devices. Further, it is unclear whether the Biden administration will challenge, reverse, revoke or otherwise modify the prior administration’s executive and administrative actions after January 20, 2021.
BTX expects that these and other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that BTX received for any approved device, which could have an adverse effect on customers for BTX’s product candidates. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payers.
There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels in the U.S. directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. The implementation of cost containment measures or other healthcare reforms may prevent BTX from being able to generate revenue, attain profitability or commercialize BTX’s products. Such reforms could have an adverse effect on anticipated revenue from product candidates that BTX may successfully develop and for which BTX may obtain regulatory approval and may affect BTX’s overall financial condition and ability to develop product candidates. If BTX or any third parties BTX may engage are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if BTX or such third parties are not able to maintain regulatory compliance, BTX’s current or any future product candidates BTX may develop may lose any regulatory approval that may have been obtained and BTX may not achieve or sustain profitability.
FDA Regulation
United States
BTX’s products are medical devices subject to extensive and ongoing regulation by the FDA under the Federal Food, Drug, and Cosmetic Act (“FD&C Act”) and its implementing regulations, as well as other federal and state regulatory bodies in the United States and comparable authorities in other countries under other statutes and regulations. The laws and regulations govern, among other things, product design and development, preclinical and clinical testing, manufacturing, packaging, labeling, storage, recordkeeping and reporting, clearance or approval, marketing, distribution, promotion, import and export and post-marketing surveillance. Failure to comply with applicable requirements may subject a device and/or its manufacturer to a variety of administrative sanctions, such as issuance of warning letters, import detentions, civil monetary penalties and/or judicial sanctions, such as product seizures, injunctions and criminal prosecution.
FDA’s Pre-market Clearance, Grant and Approval Requirements
Each digital therapeutic BTX seeks to commercially distribute in the United States will require either a prior de novo classification grant, 510(k) clearance, unless it is exempt, or a PMA from the FDA under its medical device authorities. Generally, if a new device has a predicate that is already on the market under a 510(k) clearance, the FDA will allow that new device to be marketed under a 510(k) clearance; or if there is no legally marketed predicate device and general controls alone or with special controls provide reasonable assurance of safety and efficacy, the FDA will allow the new device to be marketed under a de novo classification grant; otherwise, a PMA is required. Medical devices are classified into one of three classes — Class I, Class II or Class III — depending on the degree of risk associated with each medical device and the extent of control needed to provide reasonable assurance of safety and efficacy. Class I devices are deemed to be low risk and are subject to the general controls of the FD&C Act, such as provisions that relate to: adulteration; misbranding; registration and listing; notification, including repair, replacement, or refund; records and reports; and good manufacturing practices. Most Class I devices are classified as exempt from pre-market notification under section 510(k) of the FD&C Act, and therefore may be commercially distributed without obtaining 510(k) clearance from the FDA. Class II devices are subject to both general controls and special controls to provide reasonable assurance of safety and efficacy. Special controls include performance standards, post market surveillance, patient registries and guidance documents. A manufacturer may be required to submit to the FDA a pre-market notification requesting permission to commercially distribute some Class II devices. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device, are placed in Class III. A Class III device cannot be marketed in the United States unless the FDA approves the device after submission of a PMA. However, there are some Class III devices for which FDA has not yet called for a PMA. For these devices, the manufacturer must submit a pre-market notification and obtain 510(k) clearance in orders to commercially distribute these devices. The FDA can also impose sales, marketing or other restrictions on devices in order to assure that they are used in a safe and effective manner.
510(k) Clearance Pathway
When a 510(k) clearance is required, BTX must submit a pre-market notification to the FDA demonstrating that BTX’s proposed device is substantially equivalent to a predicate device, which is a previously cleared and legally marketed 510(k) device or a device that was in commercial distribution before May 28, 1976. By regulation, a pre-market notification must be submitted to the FDA at least 90 days before BTX intends to distribute a device. As a practical matter, clearance often takes significantly longer. To demonstrate substantial equivalence, the manufacturer must show that the proposed device has the same intended use as the predicate device, and it either has the same technological characteristics, or different technological characteristics and the information in the pre-market notification demonstrates that the device is equally safe and effective and does not raise different questions of safety and efficacy. The FDA may require further information, including clinical data, to make a determination regarding substantial equivalence. If the FDA determines that the device, or its intended use, is not substantially equivalent to a previously cleared device or use, the FDA will place the device into Class III.
There are three types of 510(k)s: traditional; special; and abbreviated. Special 510(k)s are for devices that are modified and the modification needs a new 510(k) but does not affect the intended use or alter the fundamental scientific technology of the device. Abbreviated 510(k)s are for devices that conform to a recognized standard. The special and abbreviated 510(k)s are intended to streamline review, and the FDA intends to process special 510(k)s within 30 days of receipt.
De Novo Classification
When it is determined there is no legally marketed predicate device, the de novo process provides a pathway to classify novel medical devices for which general controls alone, or general and special controls, provide reasonable assurance of safety and efficacy for the intended use. Medical device types that the FDA has not previously classified as Class I, II or III are automatically classified into Class III regardless of the level of risk they pose. The Food and Drug Administration Modernization Act of 1997, or FDAMA, established a new route to market for low to moderate risk medical devices that are automatically placed into Class III due to the absence of a predicate device, called the “Request for Evaluation of Automatic Class III Designation,” or the de novo classification procedure. This procedure allows a manufacturer whose novel device is automatically classified into Class III to request down-classification of its medical device into Class I or Class II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA application. Prior to the enactment of the FDA Safety and Innovation Act of 2012, or FDASIA, a medical device could only be eligible for de novo classification if the manufacturer first submitted a 510(k) pre-market notification and received a determination from the FDA that the device was not substantially equivalent. FDASIA streamlined the de novo classification pathway by permitting manufacturers to request de novo classification directly without first submitting a 510(k) pre-market notification to the FDA and receiving a not substantially equivalent determination. Under FDASIA, the FDA is required to classify the device within 120 days following receipt of the de novo application. If the manufacturer seeks reclassification into Class II, the manufacturer must include a draft proposal for special controls that are necessary to provide a reasonable assurance of the safety and efficacy of the medical device. In addition, the FDA may reject the reclassification petition if it identifies a legally marketed predicate device that would be appropriate for a 510(k) or determines that the device is not low to moderate risk or that general controls would be inadequate to control the risks and special controls cannot be developed. Devices that are classified into class I or class II through a de novo classification request may be marketed and used as predicates for future premarket notification 510(k) submissions.
Pre-market Approval Pathway
A pre-market approval application must be submitted to the FDA for Class III devices for which the FDA has required a PMA. The pre-market approval application process is much more demanding than the 510(k) pre-market notification process. A pre-market approval application must be supported by extensive data, including but not limited to technical, preclinical, clinical trials, manufacturing and labeling to demonstrate to the FDA’s satisfaction reasonable evidence of safety and efficacy of the device.
After a pre-market approval application is submitted, the FDA has 45 days to determine whether the application is sufficiently complete to permit a substantive review and thus whether the FDA will file the application for review. The FDA has 180 days to review a filed pre-market approval application, although the review of an application generally occurs over a significantly longer period of time and can take up to several years. During this review period, the FDA may request additional information or clarification of the information already provided. Also, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. Although the FDA is not bound by the advisory panel decision, the panel’s recommendations are important to the FDA’s overall decision-making process. In addition, the FDA may conduct a preapproval inspection of the manufacturing facility to ensure compliance with the Quality System Regulation (“QSR”). The agency also may inspect one or more clinical sites to assure compliance with FDA’s regulations.

FDA allows applicants to submit discrete sections (modules) of the PMA to FDA for review soon after completing the testing and analysis. FDA intends the modular review approach to provide a mechanism by which applicants may submit preclinical data and manufacturing information for review while still collecting, compiling, and analyzing the clinical data. Therefore, a modular PMA is a compilation of sections or “modules” submitted at different times that together become a complete application. Additionally, the modular approach allows the applicant to potentially resolve any deficiencies noted by FDA earlier in the review process than would occur with a traditional PMA application.
Upon completion of the PMA review, the FDA may: (i) approve the PMA which authorizes commercial marketing with specific prescribing information for one or more indications, which can be more limited than those originally sought; (ii) issue an approvable letter which indicates the FDA’s belief that the PMA is approvable and states what additional information the FDA requires, or the post-approval commitments that must be agreed to prior to approval; (iii) issue a not approvable letter which outlines steps required for approval, but which are typically more onerous than those in an approvable letter, and may require additional clinical trials that are often expensive and time consuming and can delay approval for months or even years; or (iv) deny the application. If the FDA issues an approvable or not approvable letter, the applicant has 180 days to respond, after which the FDA’s review clock is reset.
Clinical Trials
Clinical trials are almost always required to support pre-market approval, are often required for a de novo classification grant, and are sometimes required for 510(k) clearance. In the United States, for significant risk devices, these trials require submission of an application for an investigational device exemption, or IDE, to the FDA prior to initiating clinical trials. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE must be approved in advance by the FDA for a specific number of patients at specified study sites. During the trial, the Sponsor must comply with the FDA’s IDE requirements for investigator selection, trial monitoring, reporting and recordkeeping. The investigators must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of investigational devices and comply with all reporting and recordkeeping requirements. Clinical trials for significant risk devices may not begin until the IDE application is approved by the FDA and the appropriate institutional review boards, or IRBs, at the clinical trial sites. An IRB is an appropriately constituted group that has been formally designated to review and monitor medical research involving subjects and which has the authority to approve, require modifications in, or disapprove research to protect the rights, safety and welfare of human research subjects. A nonsignificant risk device does not require FDA approval of an IDE; however, the clinical trial must still be conducted in compliance with various requirements of FDA’s IDE regulations and be approved by an IRB at the clinical trials sites. The FDA or the IRB at each site at which a clinical trial is being performed may withdraw approval of a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the benefits or a failure to comply with FDA or IRB requirements. Even if a trial is completed, the results of clinical testing may not demonstrate the safety and efficacy of the device, may be equivocal or may otherwise not be sufficient to obtain approval or clearance of the product.
Sponsors of clinical trials of devices are required to register with www.clinicaltrials.gov, a public database of clinical trial information. Information related to the device, patient population, phase of investigation, study sites and investigators and other aspects of the clinical trial is made public as part of the registration.
Ongoing Regulation by the FDA
Even after a device receives clearance, grant or approval and is placed on the market, numerous regulatory requirements apply. These include:
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establishment registration and device listing;

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the Quality System Regulation, or QSR, which requires manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

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labeling regulations and the FDA prohibitions against the promotion of products for uncleared, unapproved or “off-label” uses and other requirements related to promotional activities;

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medical device reporting regulations, which require that manufactures report to the FDA if their device may have caused or contributed to a death or serious injury, or if their device malfunctioned and the device or a similar device marketed by the manufacturer would be likely to cause or contribute to a death or serious injury if the malfunction were to recur;

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corrections and removal reporting regulations, which require that manufactures report to the FDA field corrections or removals if undertaken to reduce a risk to health posed by a device or to remedy a violation of the FD&C Act that may present a risk to health; and

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post market surveillance regulations, which apply to certain Class II or III devices when necessary to protect the public health or to provide additional safety and efficacy data for the device.

After a device receives 510(k) clearance or a de novo classification grant, any modification that could significantly affect its safety or efficacy, or that would constitute a major change in its intended use, will require a new clearance or possibly a PMA. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer’s determination. If the FDA disagrees with a determination not to seek a new 510(k) clearance, the FDA may retroactively require a manufacturer to seek 510(k) clearance or possibly a pre-market approval. The FDA could also require a manufacturer to cease marketing and distribution and/or recall the modified device until 510(k) clearance or pre-market approval is obtained. Also, in these circumstances, manufacturers may be subject to significant regulatory fines and penalties.
Some changes to an approved PMA device, including changes in indications, labeling or manufacturing processes or facilities, require submission and FDA approval of a new PMA or PMA supplement, as appropriate, before the change can be implemented. Supplements to a PMA often require the submission of the same type of information required for an original PMA, except that the supplement is generally limited to that information needed to support the proposed change from the device covered by the original PMA. The FDA uses the same procedures and actions in reviewing PMA supplements as it does in reviewing original PMAs.
FDA regulations require manufacturers to register with the FDA and to list the devices they market. Additionally, the California Department of Health Services (“CDHS”), requires manufacturers to register within the state. Following these registrations, the FDA and the CDHS inspect manufacturers on a routine basis for compliance with the QSR and applicable state regulations. These regulations require that BTX manufacture BTX’s products and maintain related documentation in a prescribed manner with respect to manufacturing, testing and control activities. BTX is also subject to other federal, state and local laws and regulations relating to safe working conditions, laboratory and manufacturing practices. Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA or state authorities, which may include any of the following sanctions:
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warning or untitled letters, fines, injunctions, consent decrees and civil penalties;

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customer notifications, voluntary or mandatory recall or seizure of BTX’s products;

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operating restrictions, partial suspension or total shutdown of production;

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delay in processing submissions or applications for new products or modifications to existing products;

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withdrawing approvals that have already been granted; and

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criminal prosecution.

The Medical Device Reporting laws and regulations require manufacturers to provide information to the FDA when they receive or otherwise become aware of information that reasonably suggests their devices may have caused or contributed to a death or serious injury as well as a device malfunction that likely would cause or contribute to death or serious injury if the malfunction were to recur. In addition, the FDA prohibits marketed devices from being marketed for off-label uses and regulates the advertising of certain devices as well. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including substantial monetary penalties and criminal prosecution, including False Claims Act liability for products covered under the federal health care programs.
Finally, newly discovered or developed safety or efficacy data may require changes to a marketed product’s labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory clearance or approval of BTX’s products under development.
Based on published guidance and four interactions with the FDA, the regulatory pathway for BT-001 will be via a de novo classification request submission. Following the completion of BTX’s potentially pivotal study, BTX intends to prepare and submit to the FDA a de novo application and request for marketing authorization. After receiving marketing authorization for BT-001, BTX expects BTX’s following product candidates will most likely pursue 510(k) clearances.
Reimbursement Coverage
Despite widespread coverage of medications and digital disease management programs, commercial insurers, Medicare, and Medicaid (collectively “payers”) in the U.S. continue to be challenged with achieving cost effective care for their type 2 diabetes patient populations. It is estimated that type 2 diabetes adds an incremental $10,000 per patient per year or more in direct medical costs of which prescription drugs make up $4,500 per patient per year. Despite these high per patient costs and the considerable resources payers invest in the management of the disease, approximately half of type 2 diabetes patients are not able to achieve glycemic control.
BTX recently conducted research among eight of the 10 largest payers in the U.S. to gain insight into the willingness to provide reimbursement coverage for BT-001 in type 2 diabetes. Key findings include:
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Type 2 diabetes remains a high-cost area for payers despite widespread coverage of medications and disease management programs;

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Payers are receptive to new solutions, including PDTs, to address the significant unmet medical needs in uncontrolled and comorbid patient populations;

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PDTs would be evaluated using a rigorous drug-like review process and would be expected to demonstrate a compelling combination of clinical and health economic impacts;

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PDTs may be covered as pharmacy or medical benefits, though a majority of payers favor covering them as pharmacy benefits;

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A target product profile (TPP) was tested using pilot results for BT-001 and payers indicated a willingness to cover at prices comparable to branded, oral glycemic control medications;

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Based on the TPP, payers are enthusiastic about BT-001’s potential to reduce A1c and associated comorbidities, while reducing the total cost of care.

BTX Payer Research

30-day Wholesale Acquisition Cost
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
>$600
$250 - $600
BT-001 Expected
Price Range
$100 - $250

High Risk

- At this price range, payers will likely attempt to strictly manage BT-001 beyond label
- Not covered, Medical Exception only

Moderate Risk

- Payers will likely start implementing stricter management on par with branded, non-preferred type 2 diabetes treatments
- Patient population may be restricted to inclusion/exclusion criteria from clinical trial

Low Risk

- Payers will likely cover with non-limiting criteria similar to branded, preferred type 2 diabetes treatments

To optimize payer reimbursement coverage at and immediately following launch, BTX is generating evidence to substantiate the value of BT-001 based on its impact on clinical outcomes, total cost of care and durability of effect. Evidence will be generated from BTX’s six-month randomized controlled potentially pivotal trial, and a concurrent one-year real world use study with at least one major U.S. health system. BTX is conducting such real world evidence study in partnerships with Catalyst Health Network, a clinically integrated network of more than 1,000 health care providers, and Colorado Prevention Center Clinical Research, an affiliate of the University of Colorado Health System.
BTX also plans to supplement this evidence with an assessment of the total cost of care in BTX’s intended patient population using multi-payer claims datasets. To estimate BT-001’s effect on total cost of care, BTX plans to leverage the totality of evidence related to BT-001 use to create robust cost-effectiveness and budget impact models. BTX expects to publish these results with reputable organizations like the International Society for Pharmacoeconomics and Outcomes Research and utilize this evidence in the development of BTX’s Academy of Managed Care Pharmacy value dossier for submission to formulary review committees. Upon evidence availability, which BTX anticipates in the first half of 2022, BTX intends to engage payers to begin reimbursement coverage discussions.
BTX also expects to supplement this evidence with an assessment of the total cost of care in BTX’s intended patient population using multi-payer claims datasets. To estimate BT-001’s effect on total cost of care, BTX plans to leverage the totality of evidence related to BT-001 use to create robust cost-effectiveness and budget impact models. BTX expects to publish these results with reputable organizations like the International Society for Pharmacoeconomics and Outcomes Research (ISPOR) and utilize this evidence in the development of BTX’s Academy of Managed Care Pharmacy (AMCP) value dossier for submission to formulary review committees. Upon evidence availability, which BTX anticipates in the first half of 2022, BTX intends to engage payers to begin reimbursement coverage discussions.
Subject to review of final pivotal trial and real-world data, BTX intends to set pricing for BT-001 at a moderate discount to branded, oral glycemic control medications in order to gain maximum reimbursement coverage. Based on data from BTX’s pilot study of BT-001 and an early health economic model BTX published in the Journal of Medical Internet Research (JMIR) following peer-review, BTX estimates BT-001 has the potential to demonstrate dominant cost effectiveness and result in net healthcare cost savings of more than $4,500 per patient over a three-year period, primarily through decreased use of medications.
BTX believes it may be successful in obtaining broad reimbursement coverage for BT-001 because: 1) it addresses an enormous problem — commercial payers and Medicare spend approximately $200 billion each year on type 2 diabetes; 2) these two payer types insure 86% of diabetes patients; 3) it will save payers money; and 4) it fills a gap in existing clinical guidelines and integrates with existing provider workflows.
Sales and Marketing
The intended use at launch for BT-001 would be to improve glycemic control in patients with uncontrolled type 2 diabetes, under the supervision of their physician. This represents a target patient population of about 13 million in the U.S. and $40 billion a year spent on prescription drugs. It is estimated that 86% of type 2 diabetes patients receive regular care from their primary care provider to treat their condition. Within primary care, treatment of type 2 diabetes is concentrated. Based on a review of metformin prescribing data, BTX estimates 4% (about 17,000) of primary care providers treat about 20% of type 2 diabetes patients (approximately 5 million), suggesting that a relatively small number of primary care providers treat a disproportionate number of diabetes patients.
Concentration of Diabetes Patients Among Providers
In recent years, the delivery of primary care services has migrated from solo and small practice settings to larger group practices. Today, an estimated 70% of primary care providers are practicing in large group practice settings. The combination of patients being treated disproportionately by a relatively small number of providers and large-group practice settings creates an opportunity for a focused sales force to engage providers in a cost and time efficient manner to drive awareness and adoption of BT-001 and follow-on products.
BTX intends to build a primary care sales force of approximately 100, at an annual cost of $30 million during the first-year commercial launch (2023), and scale that organization as widespread reimbursement coverage is achieved and follow-on products are launched.
Go-to-market strategy
As a first mover with a novel class of therapeutic for type 2 diabetes, BTX has a unique opportunity to raise awareness to PDTs in treating CMDx. Combining advanced targeting analytics with digital marketing, BTX intends to build awareness among patients and providers of the unique role PDTs can play to improve outcomes by addressing the maladaptive behaviors at the root of type 2 diabetes. BTX intends to leverage evidence generated from BTX’s ongoing potentially pivotal trial and real-world use studies to publish clinical and health outcomes data to showcase BT-001’s benefits. BTX intends to present these results to key at upcoming congresses and society meetings in 2022. With the evidence generated, BTX also expects to begin the process of advocating for the incorporation of BT-001 into future consensus guidelines to further integrate its use as a first line PDT for treating type 2 diabetes.
At launch, we plan to transition from general awareness-building to branded promotional activities to generate demand for BT-001. These efforts will utilize the full spectrum of BTX’s marketing capabilities, including peer-to-peer education and active participation in professional society meetings. BTX also plans to continue BTX’s investment in targeting analytics, as well as digital and non-personal promotion; these will extend the reach of BTX’s sales force and help them efficiently and effectively educate primary care providers on BT-001. As payer reimbursement coverage increases, BTX expects to implement targeted, direct to consumer advertising to further educate patients on the benefits of BT-001 in type 2 diabetes.
Alongside these efforts, BTX intends to build a medical affairs organization whose primary responsibilities will include engaging thought leaders in scientific discourse, establishing an advisory board of key opinion leaders, creating a primary care-based speaker’s panel and building advocates to support inclusion of BT-001 as part of future type 2 diabetes consensus guidelines. BTX’s medical affairs team will also play a critical, ongoing role in generating and publishing evidence that demonstrates the impact BT-001 and future platform products can have on clinical outcomes, durability of effect and total cost of care.
Integration with the Standard of Care
Type 2 diabetes is a devastating disease that progressively worsens over time and often leads to the development of complex comorbidities, such as hypertension, high cholesterol, heart failure and chronic kidney disease. Lacking the tools to address the maladaptive behaviors that cause disease progression, providers utilize the only treatment options currently available — medications. As a patient’s diabetes worsens, providers typically add multiple medications in an attempt to achieve glycemic control for their patients. By age 65, type 2 diabetes patients are taking an average of five medications for treating diabetes and common comorbidities, while many are failing to achieve glycemic control.
Clinical treatment guidelines from the American Diabetes Association (ADA) recommend use of behavioral therapy as a first line treatment on a standalone basis or alongside medications. Despite widespread alignment with these consensus guidelines, there are currently no FDA-regulated treatments available to address this unmet need or practical way for the healthcare system to deliver them. BT-001 represents a unique opportunity for providers to prescribe to their patients FDA-regulated behavioral therapy. Because BT-001 is specifically intended to address the behaviors that are the root causes of their condition, BTX’s first-to-market PDT treatment of type 2 diabetes holds out the hope for many of these patients to achieve better glycemic control, reduce or eliminate the need for medications, and avoid insulin therapy altogether.
BTX believes there are two primary points in the patient journey where prescribing BT-001 would have the greatest clinical impact: 1) upon first diagnosis; and 2) during the immediate period preceding the commencement of insulin, when patient motivation to seek alternative solutions and avoid lifelong insulin injections is greatest.

These two primary points for initiating BT-001 treatment fit easily within existing provider workflows to enable adoption at scale. BT-001 will be prescription-based and follow the same standard of care for the management of type 2 diabetes. Despite BT-001 being a new product form, BTX expects it will not negatively impact provider workload.
Partnering
BTX will progressively increase business development efforts to maximize the value of BT-001 and BTX’s platform in non-dilutive ways. BTX will explore opportunities to partner with pharmaceutical companies marketing traditional drug therapies for CMDx that may benefit from an increase in efficacy and durability when combined with a BTX prescription digital therapeutic. Opportunities may also exist to co-develop novel combination products with a pharmaceutical company operating in the cardiometabolic space.
BTX intends to commercialize BTX’s products in the United States. BTX will also pursue opportunities to partner with pharmaceutical companies to commercialize BTX’s products outside of the United States.
Use of Proceeds
We currently intend to use the net proceeds from the SPAC merger and the PIPE funds as follows:
•
approximately $10.0 million for continued research and development and the ongoing potentially pivotal trial of BT-001;

•
up to $20.0 million for research and development and potentially pivotal trials for other candidates;

•
up to $40 million, depending upon the number of redemptions of MCAD’s public stockholders, for provider engagement, marketing and other commercialization efforts if our candidates are authorized by the FDA; and

•
the remainder for transaction costs and administrative costs associated with being a public company.

Based on our current plans, we believe the net proceeds from the SPAC merger and the PIPE funds will be sufficient to fund our operations and capital expenditure requirements for at least twelve months from closing.
Pending our use of proceeds from the SPAC merger and the PIPE funds, we intend to invest the net proceeds in a variety of capital preservation instruments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.
Because of the number and variability of factors that will determine our use of the net proceeds, their ultimate use may vary substantially from their currently intended use. See also “Risk Factors — Risks Related to BTX — We have broad discretion in the use of the net proceeds from this offering and may not use them effectively” on page 47 of this proxy statement/prospectus.
Employees and Human Capital Resources
As of July 31, 2021, BTX had 36 employees, all of which were full-time employees, including three in general operations, one in commercial, nine in clinical care and operations, six in engineering, and eight in product and design. None of BTX’s employees are represented by a labor union and BTX believes that its relationships with its employees are good.
BTX believes that its future success depends upon BTX’s continued ability to attract and retain highly skilled employees. BTX provides its employees with competitive salaries and bonuses, opportunities for equity ownership, development programs that enable continued learning and growth and a robust employment package that promotes well-being across all aspects of their lives, including health care, retirement planning and paid time off. As part of BTX’s promotion and retention efforts, BTX also invests in ongoing development.
BTX’s success is rooted in the diversity of its teams and BTX’s commitment to inclusion. BTX values diversity at all levels and continue to focus on extending BTX’s diversity and inclusion initiatives across

BTX’s entire workforce, from working with managers to develop strategies for building diverse teams to promoting the advancement of leaders from different backgrounds.
Legal Proceedings
BTX is not currently a party to any material legal proceedings. In the ordinary course of business, the company may be subject to legal proceedings, claims and litigation.
Corporate Reorganization
BTX was formed as a Delaware limited liability company on April 1, 2015 under the name Nutrition Development Group LLC, or the LLC. The LLC’s name was changed to Farewell LLC on August 18, 2016 and to Better Therapeutics LLC on January 4, 2018. The LLC merged into its wholly owned subsidiary Better Therapeutics, Inc., a Delaware corporation, on August 14, 2020 with the corporation surviving the merger. The foregoing transaction is referred to herein as the “Corporate Reorganization.” Pursuant to the Corporate Reorganization, (a) each LLC profits interest unit granted under the LLC’s 2015 Equity Incentive Plan was converted into one share of BTX common stock or restricted stock subject to a restricted stock agreement; (b) each LLC Common Unit was exchanged for one share of BTX common stock; (c) each LLC Series Seed Preferred Unit was exchanged for one share of BTX Series Seed preferred stock; (d) each LLC Series A Preferred Unit was exchanged for one share of BTX Series A preferred stock; and (e) the LLC convertible promissory notes were exchanged for LLC Simple Agreements for Future Equity (“SAFEs”) in an amount equal to the convertible promissory note principal and accrued interest prior to the Corporate Reorganization, and such LLC SAFEs were exchanged for BTX SAFEs as part of the Corporate Reorganization.
Contact Information
The company’s principal address is 548 Market Street, #49404, San Francisco, CA, 94104. The company’s telephone number is 415-887-2311, and its website address is bettertx.com. Information contained on or accessible through BTX’s website is not a part of this proxy statement/prospectus/information statement, and the inclusion of BTX’s website address in this proxy statement/prospectus/information statement is an inactive textual reference only.

EXECUTIVE OFFICERS AND DIRECTORS OF BTX
Directors and Executive Officers
Our current directors and executive officers are as follows:
Name	Age	Position
David Perry	53	Executive Chairman
Kevin Appelbaum	57	Chief Executive Officer and Director
Dr. Mark Berman	45	Chief Medical Officer
Kristin Wynholds	48	Chief Product Officer
Justin Zamirowski	45	Chief Commercial Officer
Mark Heinen	51	Head of Finance and interim Chief Financial Officer
Dr. Richard Carmona	71	Director
Andy Armanino	56	Director
Geoffrey Parker	56	Director
Risa Lavizzo-Mourey	67	Director
Executive Officers
David Perry is the co-founder of BTX and has served as Chairman of its Board since 2015 and was elected its Executive Chairman in 2021. Mr. Perry, has been the founder or founding CEO of three multi-billion-dollar companies in his career. He was the founding CEO at Anacor Pharmaceuticals where he led the company from its inception in 2002 until 2014, a time period that included an IPO in 2010 and the development of two drugs to treat infections (Tavaborole) and inflammation (Eucrisa) that were subsequently approved by the FDA, along with multiple programs to treat neglected diseases. Pfizer purchased Anacor for $5.2 billion in 2016. Most recently, he was the CEO of Indigo Agriculture where he led the company in raising over $1.2 billion, becoming the first agriculture technology company to be valued at over $1 billion. Indigo was ranked #1 on CNBC’s Most Disruptive Companies list in 2019. Earlier in his career, Mr. Perry was the founder and CEO of the business-to-business e-commerce pioneer Chemdex in 1997, which he subsequently took public in 1999. Mr. Perry has also served as a director on the board of Evelo Biosciences, Inc. from June 2016 to present. Mr. Perry has a B.S.E. in Chemical Engineering from the University of Tulsa and an MBA from Harvard Business School. Due to his experience in management, operations, fundraising and launching companies, especially in the life sciences space, we believe Mr. Perry is well equipped to be a director of BTX.
Kevin Appelbaum is the co-founder, CEO and a director of BTX, a position he has held since 2015. Mr. Appelbaum has been an entrepreneur for more than 25 years, often using digital technology to transform consumer and healthcare businesses. Most recently, he led Tria Beauty, the first company to make regulated medical laser technologies accessible to consumers for home-use, from preclinical to global commercial operations. During his tenure, the company received its first, and four subsequent FDA 510(k) clearances across three indications. Earlier in his career, he led the digital transformation of Sephora, a multi-billion-dollar retailer, and led businesses at Procter & Gamble and PepsiCo. His first startup was a joint venture with The Culinary Institute of America, focused on improving food literacy and healthy eating behaviors. Mr. Appelbaum has a B.S.E. in Chemical Engineering from the University of Pennsylvania, where he was a distinguished military graduate. Following graduation, he served peacetime and combat assignments as an officer in the U.S. Army Rangers. We believe Mr. Appelbaum is well equipped to be a director of BTX due to his extensive experience and history of success with life sciences companies, including obtaining regulatory approvals.
Dr. Mark Berman is the Chief Medical Officer of BTX, a position he has held since 2019. Previously, Dr. Berman was the Head of Health at BTX 2015 to 2019. Prior to joining BTX, Dr. Berman practiced as an internal and lifestyle medicine physician at One Medical. Dr. Berman studied physical therapy at McGill University and received his M.D. from Yale. He completed residency at Harvard’s Brigham and Women’s Hospital and a clinical research fellowship at University of California, San Francisco, where he was a Doris

Duke Clinical Research Fellow. He is a fellow and has served as a director of the American College of Lifestyle Medicine. At BTX, Dr. Berman oversees all clinical development and delivery, and leads regulatory, research, and publication efforts. Mr. Berman served as the special assistant to the CEO and president for Childhood Obesity at the Robert Wood Johnson Foundation from 2007 to 2009. Dr. Berman is social entrepreneur whose work focuses on cardiometabolic health, plant-based diets, and digital therapeutics.
Kristin Wynholds is the Chief Product Officer of BTX, a position she has held since 2019. Previously, Ms. Wynholds was the Head of Design at BTX from 2018 to 2019. Prior to working at BTX, she spent 7 years as a Principal Product Designer at Carbon Five, a product development consultancy, from 2011-2018. Ms. Wynholds is a Silicon Valley native who has spent two decades helping startups, as well as growth and enterprise companies, creating compelling, user-centered products. She has been involved with or led more than 30 digital product launches for companies in diverse fields, such as communications, finance, fashion, and healthcare. Some notable companies include Skype, The Gap, Thomson Reuters, Moodys, Coinbase, Stanford Health and Grand Rounds. Ms. Wynholds has a B.A. degree in clinical psychology from UC Santa Barbara.
Justin Zamirowski is the Chief Commercial Officer of BTX, a position he has held from 2020 to present. Mr. Zamirowski is a biotech commercialization veteran with over two decades of experience launching products across several disease areas including cardiovascular, CNS, GI and Oncology. His commercial model experience spans across orphan, specialty and chronic diseases in both inpatient and outpatient care settings. Most recently, Mr. Zamirowski was the Launch Excellence Practice lead at Guidehouse (a/k/a Navigant Consulting), where he was employed from 2018 to 2020, and led the practice in supporting multiple biotech companies as they prepared for initial market entry. Prior to that, Mr. Zamirowski was Vice President of Commercial at Edge Therapeutics, where he was employed from 2015 to 2018 and Sr. Director of Commercial Operations at Otsuka America. In consulting and operating roles, Mr. Zamirowski has led or been involved with over 15 therapeutics launches for companies including PDL BioPharma, Otsuka and Edge Therapeutics, generating in excess of $2.5 billion in U.S. sales. Mr. Zamirowski has a B.S. in biology from Illinois Wesleyan University. At BTX, Mr. Zamirowski is responsible for all commercial functions, and most notably, the launch of our BT-001 product.
Mark Heinen is the Head of Finance and interim Chief Financial Officer of BTX, a position he has held from January 2021-present. Mr. Heinen is a finance veteran with over a decade of experience in high level accounting and financial oversight roles across multiple fields, including cloud computing and database management. Mr. Heinen previously held the Chief Financial Officer position at Omnigo LLC, in 2020. Prior to that, Mr. Heinen was the SVP, Global Corporate Controller and interim Chief Financial Officer at Trintech Inc. from 2017- 2020. Prior to his Trintech Inc. role, Mr. Heinen was the acting CFO at Daegis Inc. from 2013-2016. In CFO roles. Mr. Heinen has overseen the sale and acquisition of both public and private companies. Mr. Heinen has over 25 years of finance and accounting experience in both publicly traded and private companies. Mr. Heinen has a B.B.A. in Accounting and an M.B.A. from the University of Oklahoma.
Directors
Dr. Richard Carmona has served as a member of BTX board of directors since 2017. Dr. Carmona has been chief of health innovations of Canyon Ranch Inc., a life-enhancement company, since August 2017. He previously served as vice chairman of Canyon Ranch, chief executive officer of the Canyon Ranch health division, and president of the nonprofit Canyon Ranch Institute from October 2006 to August 2017. He is the first distinguished professor of public health at the Mel and Enid Zuckerman College of Public Health at the University of Arizona. Prior to joining Canyon Ranch, Dr. Carmona served as the 17th Surgeon General of the United States from 2002 through 2006, achieving the rank of vice admiral. Previously, he was chairman of the State of Arizona Southern Regional Emergency Medical System, a professor of surgery, public health, and family and community medicine at the University of Arizona, and surgeon and deputy sheriff of the Pima County, Arizona, Sheriff’s Department. Dr. Carmona served in the United States Army and the Army’s Special Forces. Dr. Carmona serves as a director of the Clorox Company (2007 – present), Axon Enterprise, Inc. (formerly Taser International, 2007 to present), and Herbalife Ltd. (October 2013 to present). Dr. Carmona has dedicated his career of more than 50 years toward helping individual and public health in various positions including nurse, trauma surgeon, police officer, public health official, and combat-decorated Special Forces Vietnam veteran. Due to the depth and breadth of experience and knowledge that Dr. Carmona brings to the board of directors, we believe Dr. Carmona is well equipped to be a director of BTX.
Andy Armanino has served as a member of BTX board of directors since March 2021. Mr. Armanino is currently the chairman of the board of directors of Moore Global International, an accounting and business advisory network of independent accounting firms. He is also a member of the board of directors of Armanino Foundation, a community service organization and serves on the American Institute of CPAs council, and a member of the board of directors of the California Bank of Commerce. Mr. Armanino was the Managing Partner and Chief Executive Officer of Armanino LLP, a 1,500-person public accounting firm, from 2005 to 2018, at which time he retired and is no longer affiliated with the firm. He has a B.S. in accounting from Santa Clara University. We believe Mr. Armanino is well equipped to be a director of BTX due to the depth and breadth of his business, accounting, and management experience. Mr. Armanino’s significant accounting experience provides in-depth knowledge of generally accepted accounting principles and auditing standards to the Board. With years of providing services to small and medium-sized businesses, he brings valuable insights to the Board regarding these businesses, which are similar to the Bank’s business customers.
Geoffrey Parker has served as a member of BTX board of directors since March 2021. Mr. Parker is currently the Chief Financial Officer and Chief Operating Officer of Tricida, Inc. (Nasdaq: TCDA). Mr. Parker joined Tricida in 2017. Prior to that, Mr. Parker was Chief Financial Officer of Anacor Pharmaceuticals, Inc. from September 2010-May 2015 and a Managing Director at Goldman Sachs where he led the West Coast Healthcare Investment Banking group from April 1997 to April 2009. Mr. Parker serves as a director on the boards of directors of ChemoCentryx, Inc., where he served as the chair of the audit committee, as a director on the board of directors of Perrigo Company plc, where he served as a member of the audit committee, and as a director on the board of directors of Genomic Health, Sunesis Pharmaceuticals, Inc., and Genoptix, Inc. Mr. Parker has a B.A. in in a double major of economics and engineering sciences from Dartmouth College and an MBA from Stanford Graduate School of Business. We believe Mr. Parker is well equipped to be a director of BTX due to his extensive management and operations experience, especially in the life science sector.
Risa Lavizzo-Mourey has served as a member of BTX board of directors since April 2021. Dr. Lavizzo-Mourey was a professor at the University of Pennsylvania from 1986 until 2021, and served as the Robert Wood Johnson Foundation Professor of Health Equity and Health Policy from 2018 to 2021. Dr. Lavizzo-Mourey was the Chief Executive Officer of the Robert Wood Johnson Foundation from 2003 to 2017, where she spearheaded initiatives to reverse the childhood obesity epidemic, create an affordable and inclusive healthcare system, and address social factors associated with adverse health impacts. Dr. Lavizzo-Mourey also has extensive government experience in a wide range of roles from 1985 to 1998, including as a Co-Chair of the White House Health Care Reform Task Force and as an Advisory Committee Member on the President’s Advisory Commission on Consumer Protection and Quality in the Health Care Industry. Dr. Lavizzo-Mourey has served as an independent director for Intel (NYSE: INTC) since 2018, where she is a member of the nominating and governance committee, as an independent director for Merck (NYSE: MRK) since 2020, where she is a member of the compensation and benefits and governance committees, and as an independent director for General Electric (NYSE: GE) since 2017, where she sits on the governance and public affairs committee. Dr. Lavizzo-Mourey got her B.S. at the State University of New York, Stony Brook, her M.D. at Harvard University, and her MBA at the University of Pennsylvania. We believe Dr. Lavizzo-Mourey is well equipped to be a director of BTX due to her wealth of knowledge and experience, including in functional and thought leadership, across the healthcare spectrum, and her work as a primary care physician and shaping health policy on a national level. Dr. Lavizzo-Mourey has demonstrated a passion for cognitive behavioral therapy, having been the driver behind Robert Wood Johnson Foundation’s strategic shift towards the behavioral space.

EXECUTIVE COMPENSATION OF BTX
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “BTX,” “we,” “us” or “our” refers to BTX and its consolidated subsidiaries prior to the consummation of the Business Combination and to BTX and its consolidated subsidiaries following the Business Combination. As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers.
This section discusses the material components of the executive compensation program offered to the executive officers of BTX who would have been “named executive officers” for 2020 and who will serve as the executive officers of BTX following the consummation of the Business Combination. Such executive officers consist of the following persons, referred to herein as our named executive officers (the “NEOs”):
•
Kevin Appelbaum, its Co-Founder and Chief Executive Officer;

•
Mark Berman, M.D., its Chief Medical Officer; and

•
Kristin Wynholds, its Chief Product Officer.

Each of our named executive officers will serve the Company in the same capacities after the closing of the Business Combination.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that the Company adopts following the closing of the Business Combination could vary significantly from our historical practices and currently planned programs summarized in this discussion.
2020 Summary Compensation Table
The following table presents information regarding the total compensation awarded to, earned by and paid to BTX’s named executive officers for services rendered to BTX in all capacities in fiscal year ended December 31, 2020, or Fiscal Year 2020.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Kevin Appelbaum Co-Founder & Chief Executive Officer	2020	468,115	—	42,250	—	510,365
Mark Berman, M.D. Chief Medical Officer	2020	348,333	—	16,115	—	364,448
Kristin Wynholds Chief Product Officer	2020	317,147	—	5,403	5,399	327,949

(1)
Amount reflects the incremental fair value, determined in accordance with ASC Topic 718, recognized in connection with the conversion of the named executive officer’s Common Units under BTX’s 2015 Equity Incentive Plan (the “2015 Plan”) to common stock and/or restricted stock awards in connection with the Corporate Reorganization

(2)
The amounts reported represent the aggregate grant date fair value of the stock option awards granted to our named executive officer during 2020, calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock option awards reported in this column are set forth in note 12 of our financial statements included elsewhere in this prospectus. The amounts reported in this column reflect the accounting cost for these stock option awards and do not correspond to the actual economic value that may be received by our named executive officers upon the exercise of the stock option awards or any sale of the underlying shares of Better Therapeutics Common Stock.

Narrative Disclosure to the Summary Compensation Table
2020 Base Salaries
Each of the named executive officers is paid a base salary commensurate with his or her skill set, experience, performance, role and responsibilities. For Fiscal Year 2020, the base salaries for Messrs. Appelbaum and Berman and Ms. Wynholds were $450,000, $350,000 and $325,000, respectively.
Equity Incentive Compensation
Treatment of Equity Interests in the Corporate Reorganization
In connection with the Corporate Reorganization, outstanding Common Units granted under the Better Therapeutics, LLC 2015 Equity Incentive Plan were converted into shares of BTX common stock and restricted stock pursuant to individual restricted stock agreements between BTX and each applicable named executive officer. The portion of the outstanding Common Units that were vested as of the time of the Corporate Reorganization were converted into shares of BTX Common Stock and the portion of unvested outstanding Common Units were converted into shares of BTX restricted stock. The shares of restricted stock were subject to time- and/or performance-based vesting conditions, in accordance with the terms and conditions of the Common Units from which such shares were converted. See “Corporate Reorganization”. The number of shares of restricted stock and common stock issued to our named executive officers in connection with the Corporate Reorganization as of the date of such Corporate Reorganization are set forth in the table below.
Named Executive Officer	Number of Common Units	Number of Shares of BTX Restricted Stock	Number of Shares of BTX Common Stock
Kevin Appelbaum	2,540,000	323,334	2,216,666
Mark Berman, M.D.	230,711	115,623	115,088
Kristin Wynholds	95,000	41,562	53,438
Following the Corporate Reorganization, we have not granted any equity awards to our named executive officers, except an option grant to Ms. Wynholds in Fiscal Year 2020 for 30,000 shares.
Employment Arrangements with BTX’s Named Executive Officers
BTX has entered into offer letters with each of its named executive officers and has entered into a new employment agreement with Mr. Appelbaum in connection with this Business Combination. BTX intends to adopt an executive severance plan in connection with the Business Combination (the “Executive Severance Plan”), which will provide for certain payments and benefits in the event of a termination of employment, including an involuntary termination of employment in connection with a change in control of the Company. All of the named executive officers other than Mr. Appelbaum will participate in the Executive Severance Plan and the terms of the Executive Severance Plan will replace the severance provisions in such named executive officers’ offer letters, if any.
Employment Agreements and Offer Letters
The material terms of the applicable employment agreement and offer letters with Messrs. Appelbaum and Berman, and Ms. Wynholds are described below.
Kevin Appelbaum.   We entered into an executive employment agreement with Mr. Appelbaum effective as of April 6, 2021, with certain provisions thereof effective as of the Closing (the “Appelbaum Employment Agreement”), for the position of President and Chief Executive Officer. The Appelbaum Employment Agreement provides for the terms and conditions of Mr. Appelbaum’s employment and set forth his annual base salary of $520,000, his target bonus amount equal to 50% of his annual base salary, transaction and other bonuses of $560,000 in the aggregate subject to the consummation of the Business Combination, his eligibility to participate in our equity incentive plans, and his eligibility to participate in our benefit plans generally. Additionally, Mr. Appelbaum was granted a stock option award to purchase 250,000 shares of BTX common stock Mr. Appelbaum is subject to our standard employment, non-competition, non-solicitation, confidentiality and assignment agreement.
Pursuant to the Appelbaum Employment Agreement, if (i) Mr. Appelbaum’s employment is terminated without “cause” outside of the “change in control period”, (ii) he resigns for “good reason” outside of the “change in control period” or (iii) he resigns upon a “good leaver termination”, as each term is defined in the Appelbaum Employment Agreement, Mr. Appelbaum will be entitled to receive the following severance benefits, subject to his execution of an irrevocable separation agreement and release within 60 days after the date of termination: (A) continuation of his then current base salary for a period of 12 months following his termination of employment, (B) reimbursement for COBRA premiums for himself and his dependents for up to 12 months following his termination of employment and (C) six months’ acceleration of vesting of outstanding time-based equity awards and for performance-based vesting awards, the vesting of a number of shares equal to the number of shares that would have vested pursuant to such performance-based vesting awards subject to the Company’s achievement of the applicable performance-based vesting conditions described therein within the six-month period following the date of termination.
Upon the consummation of a “change in control” (as defined in the Appelbaum Employment Agreement) and subject to Mr. Appelbaum’s continued employment with the Company through such date, all shares subject to performance-based vesting will convert to time-based vesting awards at target without proration, which shall vest in substantially equal monthly installments each month following the consummation of such change in control over (i) the remainder of the applicable performance period set forth in the underlying award agreement, or (ii) twenty-four (24) consecutive months following the consummation of such change in control, if no such performance period is contained in the underlying award agreement. If Mr. Appelbaum’s employment is terminated without “cause” or he resigns for “good reason”, in each case within 12 months following a “change in control” (i.e., the change in control period) as each term is defined in the Appelbaum Employment Agreement, in lieu of the benefits described above, Mr. Appelbaum will be entitled to receive the following severance benefits, subject to his execution of an irrevocable separation agreement and release within 60 days after the date of termination: (1) a lump sum payment equal to 24 months of his then current base salary, (2) 200% of his then-current target bonus opportunity, (3) reimbursement for COBRA premiums for himself and his dependents for up to 24 months following his termination of employment and (4) 100% acceleration of vesting of outstanding equity awards.
The payments and benefits provided under the Appelbaum Employment Agreement in connection with a change in control may not be eligible for federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits may also be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to each executive in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to him.
Prior to the effectiveness of the Appelbaum Employment Agreement, Mr. Appelbaum’s employment with us was subject to the terms and conditions of an executive employment agreement entered into by Mr. Appelbaum, effective as of May 1, 2015, which was later amended effective as of May 2, 2019 (as amended, the “Prior Appelbaum Employment Agreement”), for the position of Chief Executive Officer. The Prior Appelbaum Employment Agreement was superseded by the Appelbaum Employment Agreement.
The Prior Appelbaum Employment Agreement provided for Mr. Appelbaum’s employment prior to the Closing and set forth his annual base salary, his target bonus amount, the term of his employment, his eligibility to participate in our equity incentive plan, and his eligibility to participate in our benefit plans generally. Mr. Appelbaum was subject to our standard employee confidential information and inventions assignment agreement. The Prior Appelbaum Employment Agreement provided that, if Mr. Appelbaum’s employment was terminated without “cause” or he resigns for “good reason,” as each term is defined in the Prior Appelbaum Employment Agreement, Mr. Appelbaum would have been entitled to receive a lump sum severance payment equal to 12 months of his then current base salary and reimbursement for COBRA premiums for himself and his dependents for a 12-month period following his termination of employment, in each case, subject to Mr. Appelbaum’s execution and non-revocation of a separation and release agreement.

Mark Berman.   We entered into an offer letter with Mr. Berman, dated as of November 23, 2015 (the “Berman Offer Letter”). The Berman Offer Letter provided for Mr. Berman’s employment and set forth the term of his employment, his positions and duties, his eligibility to receive equity compensation, and his eligibility to participate in our benefit plans generally. Mr. Berman is subject to our standard confidential information agreement.
Kristin Wynholds.   We entered into an offer letter with Ms. Wynholds, dated as of October 9, 2018 (the “Wynholds Offer Letter”). The Wynholds Offer Letter provided for Ms. Wynholds’ employment and set forth the term of her employment, her positions and duties, her eligibility to receive equity compensation, and her eligibility to participate in our benefit plans generally. Ms. Wynholds is subject to our standard confidential information agreement.
Better Therapeutics, Inc. Executive Severance Plan
The Executive Severance Plan provides that upon a termination of employment by us other than for “cause” (as defined in the Executive Severance Plan), death or “disability” (as defined in the Executive Severance Plan), or upon a resignation by an eligible participant for “good reason” (as defined in the Executive Severance Plan), in either case outside of the “change in control period” (i.e., the period beginning on the date of a “change in control” (as defined in the Executive Severance Plan) and ending on the one-year anniversary of the change in control), the participant will be entitled to receive, subject to the execution and delivery of a separation agreement and release containing, among other provisions, an effective release of claims in favor of the Company and reaffirmation of the “restrictive covenants agreement” (as defined in the Executive Severance Plan), (i) a severance amount equal to 9 months of the participant’s annual base salary in effect immediately prior to such termination, payable over 9 months, (ii) up to 9 monthly cash payments equal to the monthly employer contribution that we would have made to provide health insurance for the applicable participant if he or she had remained employed by us, based on the premiums as of the date of termination.
The Executive Severance Plan also provides that upon a termination of employment by us other than for cause, death or disability or upon a resignation by an eligible participant for good reason, in either case within the change in control period, the participant will be entitled to receive, in lieu of the payments and benefits described above and subject to the execution and delivery of an a separation agreement and release containing, among other provisions, an effective release of claims in favor of the Company and reaffirmation of the restrictive covenants agreement, (i) a lump sum cash severance amount equal to 100% of the participant’s annual base salary in effect immediately prior to such termination (or the participant’s annual base salary in effect for the year immediately prior to the year of termination, if higher), (ii) a lump sum amount equal to 100% of the participant’s annual target bonus in effect immediately prior to such termination (or the participant’s annual target bonus in effect immediately prior to the change in control, if higher), (iii) a lump sum amount equal to the monthly employer contribution that we would have made to provide health insurance for the participant if he or she had remained employed by us for 12 months following the date of termination, based on the premiums as of the date of termination, and (iv) for all outstanding and unvested equity awards of the Company that are subject to time-based vesting held by the participant, full accelerated vesting of such awards; provided, that any outstanding and unvested equity awards subject to performance conditions may become vested, exercisable and/or nonforfeitable to the extent specified in the applicable award agreement; provided further, that if the treatment of outstanding and unvested equity awards subject to performance conditions is not addressed in the applicable award agreement, then the performance conditions applicable to such equity awards will be deemed satisfied at the maximum level specified in the terms of the applicable award agreement.
The payments and benefits provided under the Executive Severance Plan in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Internal Revenue Code. These payments and benefits may also subject an eligible participant to an excise tax under Section 4999 of the Internal Revenue Code. If the payments or benefits payable to an eligible participant in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then those payments or benefits will be reduced if such reduction would result in a greater net after-tax benefit to the applicable participant.

Outstanding Equity Awards at 2020 Fiscal Year-End
The following table sets forth information concerning outstanding equity awards held by each of its named executive officers as of December 31, 2020.
	Option awards(1)					Stock awards(2)
Name	Grant date(2)	Vesting commencement date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) exercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(3)
Kevin Appelbaum	12/8/2017	5/17/2017	—	—	—	—	41,667(4)	18,333	240,000(5)	105,600
Mark Berman	2/4/2019	1/3/2020	—	—	—	—	96,339(6)	42,389	—	—
Kristin Wynholds	2/4/2019	10./22/2018	—	—	—	—	43,542(7)	19,158	—	—
	8/14/2020	2/1/2020	—	30,000(8)	0.47	8/13/2030	—	—	—	—

(1)
Unless otherwise specified, each equity award was granted under and is subject to the terms of our 2020 Plan.

(2)
Each stock award was granted pursuant to individual restricted stock agreements between the Company and each applicable named executive officer. The stock awards represent the unvested Common Unit awards converted into BTX restricted stock in connection with Corporate Reorganization discussed in further detail above. The grant date listed for such awards represent the original grant date of the equity award (i.e., the grant date of Common Units under the 2015 Plan).

(3)
Assumes a market value of $0.44 per share as of August 14, 2020, based on an independent valuation report effective as of such time.

(4)
With respect to 400,000 shares of BTX Common Stock subject to this award, 1/48 of the shares subject to the equity award vest each month following the vesting commencement date, subject to continued service relationship through each applicable vesting date.

(5)
With respect to 240,000 shares of BTX Common Stock subject to this award, 120,000 shares vest upon consummation of an equity financing resulting in gross proceeds exceeding $20 million, based on a pre-money enterprise valuation of our company of at least $100 million and the remaining 120,000 shares vest upon the achievement by us of the earlier of (i) 12-month trailing booked revenues of at least $20 million, or (ii) filing of a de novo submission to the FDA. Upon the occurrence of a sale of our company (as defined in our 2015 Plan), all unvested shares will automatically vest.

(6)
With respect to 124,980 shares of BTX Common Stock subject to this award, 1/48th of the shares subject to the equity award vest each month following the vesting commencement date, subject to continued service relationship through each applicable vesting date. Upon the occurrence of a sale of our company, all unvested shares will automatically vest.

(7)
With respect to 95,000 shares of BTX Common Stock subject to this award, 25% of such shares vest upon the vesting commencement date and 1/36 of the remaining shares subject to the equity award vest each month thereafter, subject to continued service relationship through each applicable vesting date. Upon the occurrence of a sale of our company, all unvested shares will automatically vest.

(8)
With respect to 30,000 shares of BTX Common Stock subject to this award, 25% of such shares vest upon the one year anniversary of the vesting commencement date and 1/48 of the shares subject to the equity award vest each month thereafter, subject to the named executive officer’s continued service relationship with the Company through each applicable date. Upon the occurrence of a sale event (as defined in our 2020 Plan), all unvested shares will automatically vest.
Employee benefit and equity compensation plans and arrangements
2020 Stock Option and Grant Plan
The 2020 Plan allows for the grant of incentive stock options to our employees and any of our subsidiary corporations’ employees, and for the grant of incentive stock options, nonqualified stock options, restricted stock, unrestricted stock, and restricted stock units awards to BTX employees, officers, directors and consultants of ours and our subsidiary corporations. Our 2020 Plan will be terminated in connection with the Closing of the Business Combination, and accordingly, no shares will be available for future issuance under the 2020 Plan following the Closing. Our 2020 Plan will continue to govern outstanding awards granted thereunder.
Under the 2020 Plan, BTX has reserved for issuance an aggregate of 902,775 shares of its common stock. The number of shares of common stock reserved for issuance is subject to adjustment in the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in its capital structure that constitutes an equity restructuring and no more than 902,775 shares may be issued pursuant to incentive stock options.
The 2020 Plan is administered by BTX’s Board or a committee appointed by it. The plan administrator has full power to, among other things, select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to accelerate the time at which a stock award may be exercised or vest, to amend the 2020 Plan and to determine the specific terms and conditions of each award, subject to the provisions of the 2020 Plan. The plan administrator may exercise its discretion to reduce the exercise price of outstanding options under the 2020 Plan or effect repricing through cancellation of such outstanding and by granting such holders new awards in replacement of the cancelled options.
Stock options may be granted under our 2020 Plan. The exercise price per share of all options must equal at least 100% of the fair market value per share of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years. An incentive stock option granted to a participant who owns more than 10% of the total combined voting power of all classes of our stock on the date of grant, or any subsidiary corporations, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value per share of our common stock on the date of grant. The plan administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or certain other property or other consideration acceptable to the plan administrator. After a participant’s termination of service, the participant generally may exercise his or her options, to the extent vested as of such date of termination, for 90 days after termination. If termination is due to death or disability, the option generally will remain exercisable, to the extent vested as of such date of termination, until the one-year anniversary of such termination. However, in no event may an option be exercised later than the expiration of its term. If termination is for cause, then an option automatically expires upon the date of the optionee’s termination.
Restricted stock may be granted under our 2020 Plan. Restricted stock awards are grants of shares of our common stock that are subject to various restrictions, including restrictions on transferability and forfeitures provisions. Shares of restricted stock will vest, and the restrictions on such shares will lapse, in accordance with terms and conditions established by the plan administrator.
Unrestricted stock may be granted under our 2020 Plan. Unrestricted stock awards may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant.
Restricted stock units may be granted under our 2020 Plan. A restricted stock unit is an award that covers a number of shares of our common stock that may be settled upon vesting in cash, by the issuance of the underlying shares or a combination of both. The plan administrator determines the terms and conditions of restricted stock units, including the number of units granted, the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment.
Our 2020 Plan generally does not allow for the transfer or assignment of awards, other than, at the discretion of the plan administrator, by gift to an immediate family member, to trusts for the benefit of family members, or to partnerships in which such family members are the only partners, and only the recipient of an award may exercise such an award during his or her lifetime.
In the event of certain changes in our capitalization, the exercise prices of and the number of shares subject to outstanding options, and the purchase price of and the numbers of shares subject to outstanding awards will be proportionately adjusted, subject to any required action by BTX’s Board or BTX’s Equityholders.
The 2020 Plan provides that upon the effectiveness of a “sale event,” as defined in the 2020 Plan, an acquirer or successor entity may assume, continue or substitute for the outstanding awards under the 2020 Plan. To the extent that awards granted under the 2020 Plan are not assumed or continued or substituted by the successor entity, all options and all other awards granted under the 2020 Plan shall terminate. In the event of such termination, individuals holding options will be permitted to exercise such options (to the extent exercisable) prior to the sale event. In addition, in connection with the termination of the 2020 Plan upon a sale event, we may make or provide for a cash payment equal to (A) in the case of vested and exercisable options, the difference between (1) the per share cash consideration payable to stockholders (as determined by the plan administrator) in the sale event times the number of shares subject to the options being cancelled and (2) the aggregate exercise price of the options and (B) in the case of restricted stock and restricted stock unit awards, the per share cash consideration payable to stockholders in the sale event multiplied by the number of shares of stock subject to such stock awards (payable at the time of the sale event or upon the later vesting of the awards). In the event of the forfeiture of shares of restricted stock issued under our 2020 Plan, such shares of restricted stock shall be repurchased from the holder at a price per share equal to the original per share purchase price paid by the recipient of such shares. Additionally, BTX’s Board may resolve, in its sole discretion, to subject any assumed options or payments in respect of options to any escrow, holdback, indemnification, earn-out or similar provisions in the transaction agreements as such provisions apply to holders of our Common Stock.
BTX’s Board has determined not to grant any further awards under the 2020 Plan after the completion of the Closing. Following the consummation of the Closing, we expect to make future awards under the 2021 Plan.
As of December 31, 2020, options to purchase up to 215,625 shares of common stock were outstanding under the 2020 Plan.
2015 Equity Incentive Plan
The 2015 Plan was adopted by the board of directors of Better Therapeutics, LLC in June 2015. In connection with the Corporate Reorganization, all awards for Common Units and Profits Interest Units (as defined in the 2015 Plan) were cancelled and exchanged for common stock and restricted stock of BTX under its 2020 Plan. Following the Corporate Reorganization, no further grants of any awards were or will be made under the 2015 Plan.
Employees, directors, and consultants of Better Therapeutics, LLC and its subsidiaries were eligible to participate in the 2015 Plan.
The board of directors of Better Therapeutics, LLC administered the 2015 Plan. The plan administrator had the authority to select award recipients, determine the size, types and terms of awards, interpret the plan and prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the 2015 Plan.
The 2015 Plan originally reserved 1,664,097 Common Units available for issuance as awards under such plan. If awards were forfeited due to a failure to vest, the underlying Common Units were available for future grant under the 2015 Plan. Awards issued under the 2015 Plan were granted subject to the terms and conditions of the Limited Liability Company Agreement of Better Therapeutics, LLC, or the Operating Agreement, as well as the terms and conditions of the 2015 Plan.
In the event of any recapitalization, reorganization, merger, split-up, spin-off, subdivision of Common Units, repurchase, or exchange of Common Units or other securities of Better Therapeutics, LLC, or other change in capital structure of Better Therapeutics, LLC affecting the Common Units, the plan administrator will adjust the number and class of Common Units that may be delivered under the 2015 Plan, and/or the number, class and distribution threshold of Common Units covered by each outstanding award. In the event of a “sale of the business” (as defined in the Operating Agreement), the 2015 Plan provided each outstanding Award will be subject to the Operating Agreement and to the agreement governing the sale of the business, which may provide for one of the following: (i) that awards will be assumed or substituted by the successor corporation; (ii) that outstanding awards will (A) be terminated in exchange for cash and/or property per Profits Interest Unit equal to the value of a Common Unit in the sale of the business, minus the distribution threshold or (B) be replaced with other rights or pertly selected by the plan administrator in its sole discretion; (iii) any combination of the foregoing. No awards remain outstanding under the 2015 Plan.
Awards under the 2015 were generally not transferrable other than by will or by the laws of descent and distribution. Awards under the 2015 Plan were subject to the transfer restrictions set forth in the Operating Agreement and any special forfeiture conditions, rights of repurchase, rights of first refusal or other transfer restrictions as determined by the board of directors of Better Therapeutics, LLC.
The board of directors of Better Therapeutics, LLC had the authority to amend or modify the 2015 Plan at any time; provided, that any amendment that adversely affected rights under any outstanding award would have required consent by the holder of such award. The 2015 Plan was terminated in connection with the Corporate Reorganization.
2021 Stock Option and Incentive Plan
The 2021 Plan was adopted by the Board of Directors on October 12, 2021. Under the 2021 Plan, we have initially reserved for issuance an aggregate of 3,600,000 shares of our common stock. The terms, eligibility and administration of our 2021 Plan is described in further detail in the section entitled “The 2021 Stock Option and Incentive Plan Proposal.
2021 Employee Stock Purchase Plan
The 2021 ESPP was adopted by the Board of Directors on October 12, 2021. Under the 2021 ESPP, we have initially reserved for issuance an aggregate of 280,000 shares of our common stock. The terms, eligibility and administration of our ESPP is described in further detail in the section entitled “The 2021 Employee Stock Purchase Plan Proposal.
Senior Executive Cash Incentive Bonus Plan
The Board of Directors shall adopt the Senior Executive Cash Incentive Bonus Plan, or the Bonus Plan, effective on the Closing. The Bonus Plan provides for cash bonus payments based upon the attainment of performance targets established by our compensation committee. The payment targets will be related to financial and operational measures or objectives with respect to our company, or corporate performance goals, as well as individual performance objectives.
The BTX compensation committee may select corporate performance goals from among the following: research, pre-clinical, non-clinical, developmental, publication, clinical or regulatory milestones; scientific or technological advances; R&D capabilities; cash flow (including, but not limited to, operating cash flow and free cash flow); revenue; corporate revenue; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of the Company’s common stock; economic value-added; acquisitions or strategic transactions, including licenses, collaborations, joint ventures or promotion arrangements; financing or other capital raising transactions; operating income (loss); return on capital, assets, equity, or investment; stockholder returns; return on sales; total shareholder return; gross or net profit levels; productivity; expense; efficiency;

margins; operating efficiency; satisfaction of, or other achievement metrics relating to, key third parties; working capital; earnings (loss) per share of the Company’s common stock; bookings, new bookings or renewals; sales or market shares; number of prescriptions or prescribing physicians; coverage decisions; leadership development, employee retention, and recruiting and other human resources matters; operating income and/or net annual recurring revenue, any of which may be (A) measured in absolute terms or compared to any incremental increase, (B) measured in terms of growth, (C) compared to another company or companies or to results of a peer group, (D) measured against the market as a whole and/or as compared to applicable market indices and/or (E) measured on a pre-tax or post-tax basis (if applicable).
Each executive officer who is selected to participate in the Bonus Plan will have a target bonus opportunity set for each performance period. The bonus formulas will be adopted in each performance period by the compensation committee and communicated to each executive officer. The corporate performance goals will be measured at the end of each performance period after our financial reports have been published or such other appropriate time as the compensation committee determines. If the corporate performance goals and individual performance objectives are met, payments will be made as soon as practicable following the end of each such performance period, but no later than two and one-half months after the end of the fiscal year in which the performance period ends. Subject to the rights contained in any agreement between the executive officer and us, an executive officer must be employed by us on the bonus payment date to be eligible to receive a bonus payment, unless otherwise determined by the compensation committee. The Bonus Plan also permits the compensation committee to approve additional bonuses to executive officers in its sole discretion and provides the compensation committee with discretion to adjust the size of the award as it deems appropriate.
Better Therapeutics 401(k) Plan
BTX maintains the BTX 401(k) Plan, a tax-qualified retirement plan that provides eligible employees, including its named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Plan participants are able to defer eligible compensation subject to applicable annual Code limits. Employees’ pre-tax or Roth contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their contributions. BTX may make matching contributions on a discretionary basis, but did not make any matching contributions in Fiscal Year 2020. BTX’s 401(k) plan is intended to be qualified under Section 401(a) of the Code with its 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code.

DIRECTOR COMPENSATION
During Fiscal Year 2020, we did not provide any compensation to our non-employee directors for their services on our board of directors.
2020 Director Compensation Table
The following table presents the total compensation for each person who served as a non-employee director of its board during Fiscal Year 2020. Mr. Appelbaum, our Chief Executive Officer, Chief Technology Officer, Founder and Chairperson of the BTX Board, did not receive any additional compensation from Better Therapeutics for his services on its board of directors as Chairperson. The compensation received by Mr. Appelbaum as an NEO is set forth above in “Executive Compensation — 2020 Summary Compensation Table.”
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
David Perry(1)	—	—	—
Richard Carmona(2)	—	1,756(3)	1,756

(1)
As of December 31, 2020, Mr. Perry did not hold any outstanding awards.

(2)
As of December 31, 2020, Mr. Carmona held an outstanding restricted stock award for 162,126 shares of BTX Common Stock.

(3)
Amount reflects the incremental fair value, determined in accordance with ASC Topic 718, recognized in connection with the conversion of the director’s Common Units under the 2015 Plan to common stock and/or restricted stock awards under in connection with the Corporate Reorganization,

In connection with but prior to the consummation of the Business Combination, we intend to enter into an executive chairperson agreement with Mr. Perry, or the Perry Agreement, providing for standard terms of employment as the executive chairman of our Board, including an initial $260,000 annual base salary, eligibility to participate in the Combined Entity’s health and welfare benefits offered to full-time employees and the initial grant of a nonqualified stock option to purchase a number of shares equal to 0.1% of the Combined Entity’s Common Stock on a fully-diluted basis as of the closing of the Business Combination (rounded to the nearest 100) (the “Initial Option”), which will vest 1/3 on Mr. Perry’s start date and in equal monthly installments over the next two years, subject to Mr. Perry’s continued service as a member of the Board on each applicable vesting date; provided, that the Initial Option shall fully vest in the event of a sale event (as defined in the Perry Agreement). In addition to the Initial Option on each of the Company’s annual meeting of stockholders, if Mr. Perry continues thereafter to be a member of the Board, he will receive a grant of a non-statutory stock option to purchase to purchase a number of shares equal to 0.05% of the combined Entity’s Common Stock outstanding as of the closing of the Business Combination (rounded to the nearest 100) on the date of such annual meeting (the “Annual Grant”). The Annual Grant will vest in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the Company’s next annual meeting of stockholders, subject to Mr. Perry’s continued service as a member of the Board on such vesting date; provided, that the Annual Grant shall fully vest in the event of a sale event. The Perry Agreement requires Mr. Perry to execute the Combined Entity’s standard form of restrictive covenants agreement.
In connection with the Business Combination, the BTX expects to approve the non-employee director compensation policy described below, which is designed to align compensation with BTX’s business objectives and the creation of stockholder value, while enabling BTX to attract, retain, incentivize and reward directors who contribute to the long-term success of the company.
Under the contemplated policy, our non-employee directors will be eligible to receive cash retainers (which will be prorated for partial years of service) and equity awards as set forth below:

Annual Retainer for Board Membership
Annual service on the board of directors	$40,000
Additional retainer for annual service as non-executive chairperson	$30,000
Additional retainer for annual service as a lead director of the board of directors	$15,000
Additional Annual Retainer for Committee Membership
Annual service as audit committee chairperson	$15,000
Annual service as member of the audit committee (other than chair)	$7,500
Annual service as compensation committee chairperson	$10,000
Annual service as member of the compensation committee (other than chair)	$5,000
Annual service as nominating and governance committee chairperson	$8,000
Annual service as member of the nominating and governance committee (other than chair)	$4,000
In addition, our policy will provide that, upon initial election or appointment to the BTX Board, each new non-employee director will be granted a non-statutory stock option to purchase a number of shares equal to 0.1% of the Combined Entity’s Common Stock on a fully-diluted basis as of the closing of the Business Combination (rounded to the nearest 100) on the date of such director’s election or appointment to the board of directors, or the Director Initial Grant. The Director Initial Grant will vest 1/3 on the first anniversary of the grant date and then in substantially equal monthly installments over the next two years. On the date of each annual meeting of stockholders of our company following the completion of this Business Combination, each non-employee director who will continue as a non-employee director following such meeting will be granted an annual award of a non-statutory stock option to purchase a number of shares equal to 0.05% of the Combined Entity’s Common Stock outstanding as of the closing of the Business Combination (rounded to the nearest 100), or the Director Annual Grant. If a new non-employee director joins the BTX Board between annual meetings of stockholders, then such non-employee director will be granted, at the next annual meeting of stockholders, a pro-rata portion of the Director Annual Grant based on the time between such director’s appointment and our next annual meeting of stockholders. The Director Annual Grant will vest in full on the earlier of the one-year anniversary of the grant date or on the date of our next annual meeting of stockholders. The Director Initial Grant and Director Annual Grant are subject to full acceleration vesting upon the sale of our company. All of the foregoing stock options would be granted with a per share exercise price equal to the fair market value of a share of our common stock on the date of grant and would have a 10 year term.
The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any non-employee director of BTX in a calendar year period will not exceed $750,000 in the first calendar year such individual becomes a non-employee director and $1,000,000 in any other calendar year.
We will reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of the Board or any committee thereof.
Employee directors will receive no additional compensation for their service as a director.

MANAGEMENT AFTER THE BUSINESS COMBINATION
Management and Board of Directors
The following persons are expected to serve as executive officers and directors following the Business Combination. For biographical information concerning the BTX executive officers and BTX designees to the Board, see “Executive Officers and Directors of BTX.” For biographical information concerning the MCAD designees to the Board see “Executive Officers and Directors of MCAD.”
Name	Age	Position(s)
David Perry	53	Executive Chairman of the Board
Kevin Appelbaum	57	Chief Executive Officer and director
Dr. Mark Berman	45	Chief Medical Officer
Kristin Wynholds	48	Chief Product Officer
Justin Zamirowski	45	Chief Commercial Officer
Mark Heinen	51	Head of Finance and interim Chief Financial Officer
Dr. Richard Carmona	71	Director
Andy Armanino	56	Director
Geoffrey Parker	56	Director
Risa Lavizzo-Mourey	67	Director
Dr. Suying Liu	33	Director
Executive Officers
David Perry is the co-founder of BTX and has served as Chairman of its Board since 2015 and was elected its Executive Chairman in 2021. Mr. Perry, has been the founder or founding CEO of three multi-billion-dollar companies in his career. He was the founding CEO at Anacor Pharmaceuticals where he led the company from its inception in 2002 until 2014, a time period that included an IPO in 2010 and the development of two drugs to treat infections (Tavaborole) and inflammation (Eucrisa) that were subsequently approved by the FDA, along with multiple programs to treat neglected diseases. Pfizer purchased Anacor for $5.2 billion in 2016. Most recently, he was the CEO of Indigo Agriculture where he led the company in raising over $1.2 billion, becoming the first agriculture technology company to be valued at over $1 billion. Indigo was ranked #1 on CNBC’s Most Disruptive Companies list in 2019. Earlier in his career, Mr. Perry was the founder and CEO of the business-to-business e-commerce pioneer Chemdex in 1997, which he subsequently took public in 1999. Mr. Perry has also served as a director on the board of Evelo Biosciences, Inc. from June 2016 to present. Mr. Perry has a B.S.E. in Chemical Engineering from the University of Tulsa and an MBA from Harvard Business School. Due to his experience in management, operations, fundraising and launching companies, especially in the life sciences space, we believe Mr. Perry is well equipped to be a director of BTX.
Kevin Appelbaum is the co-founder, CEO and a director of BTX, a position he has held since 2015. Mr. Appelbaum has been an entrepreneur for more than 25 years, often using digital technology to transform consumer and healthcare businesses. Most recently, he led Tria Beauty, the first company to make regulated medical laser technologies accessible to consumers for home-use, from preclinical to global commercial operations. During his tenure, the company received its first, and four subsequent FDA 510(k) clearances across three indications. Earlier in his career, he led the digital transformation of Sephora, a multi-billion-dollar retailer, and led businesses at Procter & Gamble and PepsiCo. His first startup was a joint venture with The Culinary Institute of America, focused on improving food literacy and healthy eating behaviors. Mr. Appelbaum has a B.S.E. in Chemical Engineering from the University of Pennsylvania, where he was a distinguished military graduate. Following graduation, he served peacetime and combat assignments as an officer in the U.S. Army Rangers. We believe Mr. Appelbaum is well equipped to be a director of BTX due to his extensive experience and history of success with life sciences companies, including obtaining regulatory approvals.

Dr. Mark Berman is the Chief Medical Officer of BTX, a position he has held since 2019. Previously, Dr. Berman was the Head of Health at BTX 2015 to 2019. Prior to joining BTX, Dr. Berman practiced as an internal and lifestyle medicine physician at One Medical. Dr. Berman studied physical therapy at McGill University and received his M.D. from Yale. He completed residency at Harvard’s Brigham and Women’s Hospital and a clinical research fellowship at University of California, San Francisco, where he was a Doris Duke Clinical Research Fellow. He is a fellow and has served as a director of the American College of Lifestyle Medicine. At BTX, Dr. Berman oversees all clinical development and delivery, and leads regulatory, research, and publication efforts. Mr. Berman served as the special assistant to the CEO and president for Childhood Obesity at the Robert Wood Johnson Foundation from 2007 to 2009. Dr. Berman is social entrepreneur whose work focuses on cardiometabolic health, plant-based diets, and digital therapeutics.
Kristin Wynholds is the Chief Product Officer of BTX, a position she has held since 2019. Previously, Ms. Wynholds was the Head of Design at BTX from 2018 to 2019. Prior to working at BTX, she spent 7 years as a Principal Product Designer at Carbon Five, a product development consultancy, from 2011-2018. Ms. Wynholds is a Silicon Valley native who has spent two decades helping startups, as well as growth and enterprise companies, creating compelling, user-centered products. She has been involved with or led more than 30 digital product launches for companies in diverse fields, such as communications, finance, fashion, and healthcare. Some notable companies include Skype, The Gap, Thomson Reuters, Moodys, Coinbase, Stanford Health and Grand Rounds. Ms. Wynholds has a B.A. degree in clinical psychology from UC Santa Barbara.
Justin Zamirowski is the Chief Commercial Officer of BTX, a position he has held from 2020 to present. Mr. Zamirowski is a biotech commercialization veteran with over two decades of experience launching products across several disease areas including cardiovascular, CNS, GI and Oncology. His commercial model experience spans across orphan, specialty and chronic diseases in both inpatient and outpatient care settings. Most recently, Mr. Zamirowski was the Launch Excellence Practice lead at Guidehouse (a/k/a Navigant Consulting), where he was employed from 2018 to 2020, and led the practice in supporting multiple biotech companies as they prepared for initial market entry. Prior to that, Mr. Zamirowski was Vice President of Commercial at Edge Therapeutics, where he was employed from 2015 to 2018 and Sr. Director of Commercial Operations at Otsuka America. In consulting and operating roles, Mr. Zamirowski has led or been involved with over 15 therapeutics launches for companies including PDL BioPharma, Otsuka and Edge Therapeutics, generating in excess of $2.5 billion in U.S. sales. Mr. Zamirowski has a B.S. in biology from Illinois Wesleyan University. At BTX, Mr. Zamirowski is responsible for all commercial functions, and most notably, the launch of our BT-001 product.
Mark Heinen is the Head of Finance and interim Chief Financial Officer of BTX, a position he has held from January 2021-present. Mr. Heinen is a finance verteran with over a decade of experience in high level accounting and financial oversight roles across multiple fields, including cloud computing and database management. Mr. Heinen previously held the Chief Financial Officer position at Omnigo LLC, in 2020. Prior to that, Mr. Heinen was the SVP, Global Corporate Controller and interim Chief Financial Officer at Trintech Inc. from 2017- 2020. Prior to his Trintech Inc. role, Mr. Heinen was the acting CFO at Daegis Inc. from 2013-2016. In CFO roles. Mr. Heinen has overseen the sale and acquisition of both public and private companies. Mr. Heinen has over 25 years of finance and accounting experience in both publicly traded and private companies. Mr. Heinen has a B.B.A. in Accounting and an M.B.A. from the University of Oklahoma.
Directors
Dr. Richard Carmona has served as a member of BTX board of directors since 2017. Dr. Carmona has been chief of health innovations of Canyon Ranch Inc., a life-enhancement company, since August 2017. He previously served as vice chairman of Canyon Ranch, chief executive officer of the Canyon Ranch health division, and president of the nonprofit Canyon Ranch Institute from October 2006 to August 2017. He is the first distinguished professor of public health at the Mel and Enid Zuckerman College of Public Health at the University of Arizona. Prior to joining Canyon Ranch, Dr. Carmona served as the 17th Surgeon General of the United States from 2002 through 2006, achieving the rank of vice admiral. Previously, he was chairman of the State of Arizona Southern Regional Emergency Medical System, a professor of surgery, public health, and family and community medicine at the University of Arizona, and surgeon and deputy sheriff of the Pima County, Arizona, Sheriff’s Department. Dr. Carmona served in the United States Army and the Army’s Special Forces. Dr. Carmona serves as a director of the Clorox Company (2007 – present), Axon Enterprise, Inc. (formerly Taser International, 2007 to present), and Herbalife Ltd. (October 2013 to present). Dr. Carmona has dedicated his career of more than 50 years toward helping individual and public health in various positions including nurse, trauma surgeon, police officer, public health official, and combat-decorated Special Forces Vietnam veteran. Due to the depth and breadth of experience and knowledge that Dr. Carmona brings to the board of directors, we believe Dr. Carmona is well equipped to be a director of BTX.
Andy Armanino has served as a member of BTX board of directors since March 2021. Mr. Armanino is currently the chairman of the board of directors of Moore Global International, an accounting and business advisory network of independent accounting firms. He is also a member of the board of directors of Armanino Foundation, a community service organization and serves on the American Institute of CPAs council, and a member of the board of directors of the California Bank of Commerce. Mr. Armanino was the Managing Partner and Chief Executive Officer of Armanino LLP, a 1,500-person public accounting firm, from 2005 to 2018, at which time he retired and is no longer affiliated with the firm. He has a B.S. in accounting from Santa Clara University. We believe Mr. Armanino is well equipped to be a director of BTX due to the depth and breadth of his business, accounting, and management experience. Mr. Armanino’s significant accounting experience provides in-depth knowledge of generally accepted accounting principles and auditing standards to the Board. With years of providing services to small and medium-sized businesses, he brings valuable insights to the Board regarding these businesses, which are similar to the Bank’s business customers.
Geoffrey Parker has served as a member of BTX board of directors since March 2021. Mr. Parker is currently the Chief Financial Officer and Chief Operating Officer of Tricida, Inc. (Nasdaq: TCDA). Mr. Parker joined Tricida in 2017. Prior to that, Mr. Parker was Chief Financial Officer of Anacor Pharmaceuticals, Inc. from September 2010-May 2015 and a Managing Director at Goldman Sachs where he led the West Coast Healthcare Investment Banking group from April 1997 to April 2009. Mr. Parker serves as a director on the boards of directors of ChemoCentryx, Inc., where he served as the chair of the audit committee, as a director on the board of directors of Perrigo Company plc, where he served as a member of the audit committee, and as a director on the board of directors of Genomic Health, Sunesis Pharmaceuticals, Inc., and Genoptix, Inc. Mr. Parker has a B.A. in in a double major of economics and engineering sciences from Dartmouth College and an MBA from Stanford Graduate School of Business. We believe Mr. Parker is well equipped to be a director of BTX due to his extensive management and operations experience, especially in the life science sector.
Risa Lavizzo-Mourey has served as a member of BTX board of directors since April 2021. Dr. Lavizzo-Mourey was a professor at the University of Pennsylvania from 1986 until 2021, and served as the Robert Wood Johnson Foundation Professor of Health Equity and Health Policy from 2018 to 2021. Dr. Lavizzo-Mourey was the Chief Executive Officer of the Robert Wood Johnson Foundation from 2003 to 2017, where she spearheaded initiatives to reverse the childhood obesity epidemic, create an affordable and inclusive healthcare system, and address social factors associated with adverse health impacts. Dr. Lavizzo-Mourey also has extensive government experience in a wide range of roles from 1985 to 1998, including as a Co-Chair of the White House Health Care Reform Task Force and as an Advisory Committee Member on the President’s Advisory Commission on Consumer Protection and Quality in the Health Care Industry. Dr. Lavizzo-Mourey has served as an independent director for Intel (NYSE: INTC) since 2018, where she is a member of the nominating and governance committee, as an independent director for Merck (NYSE: MRK) since 2020, where she is a member of the compensation and benefits and governance committees, and as an independent director for General Electric (NYSE: GE) since 2017, where she sits on the governance and public affairs committee. Dr. Lavizzo-Mourey got her B.S. at the State University of New York, Stony Brook, her M.D. at Harvard University, and her MBA at the University of Pennsylvania. We believe Dr. Lavizzo-Mourey is well equipped to be a director of BTX due to her wealth of knowledge and experience, including in functional and thought leadership, across the healthcare spectrum, and her work as a primary care physician and shaping health policy on a national level. Dr. Lavizzo-Mourey has demonstrated a passion for cognitive behavioral therapy, having been the driver behind Robert Wood Johnson Foundation’s strategic shift towards the behavioral space.

Dr. Suying Liu, has been our Chairman and Chief Executive Officer since inception. Dr. Liu was a director of PLBY Group, Inc. (Nasdaq: PLBY) from the closing of its business combination with Mountain Crest Acquisition Corp (Nasdaq: MCAC) in February 2021 through August 2021. Dr. Liu has been serving as the Chief Executive Officer, the Chief Financial Officer, and the Chairman of Mountain Crest Acquisition Corp. III (Nasdaq: MCAE) since March 2021. He also has been serving as the Chairman, Chief Executive Officer, and Chief Financial Officer of Mountain Crest Acquisition Corp. IV (Nasdaq: MCAF) since June 2021. He served as the Head of Corporate Strategy of Hudson Capital Inc. (Nasdaq: HUSN) between May 2020 and September 2020, where he led the company’s strategic development for both general operations and specific growth areas. Between November 2018 and April 2020, Dr. Liu served as the Chief Strategist of Mansion Capital LLC, a privately-held real estate investment firm with brokerage and property management operations serving clients from both North America and Asia for their investments in the U.S. real estate market. Prior to joining Mansion Capital, Dr. Liu was an investment strategist at J.P. Morgan Chase & Co. from July 2015 to October 2018, providing investment strategies to major Wall Street institutions spanning private equity, hedge funds and insurance companies, with a primary focus in commercial mortgages. Dr. Liu began his career in academia, teaching a variety of degree programs from bachelor’s to executive education at Washington University Olin Business School between January 2013 and May 2015 while completing his doctoral studies, for which he received a PhD in finance in May 2015. Dr. Liu obtained a master’s in finance in December 2012 and his BA in economics and mathematics summa cum laude in May 2010 from Washington University in St. Louis.
Classified Board of Directors
The Combined Entity’s board of directors will consist of seven (7) members upon the closing of the Business Combination. In accordance with the Amended Charter to be filed, immediately after the consummation of the Business Combination, the board of directors will be divided into three classes. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election. The directors will be divided among the three classes as follows:
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the Class I directors will be Richard Carmona and David Perry, and their terms will expire at the annual meeting of stockholders to be held in 2021;

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the Class II directors will be Suying Liu, Kevin Appelbaum and Geoffrey Parker, and their terms will expire at the annual meeting of stockholders to be held in 2022; and

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the Class III directors will be Risa Lavizzo-Mourey and Andrew Armanino, and their terms will expire at the annual meeting of stockholders to be held in 2023.

The Combined Entity expects that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Committees of the Board of Directors
The Combined Entity’s board of directors will have the authority to appoint committees to perform certain management and administration functions. MCAD’s current board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors. Following the Closing of the Business Combination, the charters for each of these committees will be available on BTX’s website at www.bettertx.com.com. Information contained on or accessible through BTX’s website is not a part of this proxy statement/prospectus, and the inclusion of such website address in this proxy statement/prospectus is an inactive textual reference only.
Audit Committee
The Combined Entity’s audit committee is expected to consist of Andrew Armanino, Geoffrey Parker and Risa Lavizzo-Mourey. The Board has determined each proposed member is independent under the listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of the audit committee is Andrew Armanino. The Board has determined that Andrew Armanino is an “audit committee financial expert” within the meaning of SEC regulations. The Board has also determined that each member of the proposed audit committee has the requisite financial expertise required under the applicable requirements of the Nasdaq Capital Market. In arriving at this determination, the board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The primary purpose of the audit committee is to discharge the responsibilities of the board of directors with respect to our accounting, financial, and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:
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selecting a qualified firm to serve as the independent registered public accounting firm to audit the Combined Entity’s financial statements;

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helping to ensure the independence and performance of the independent registered public accounting firm;

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discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

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developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

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reviewing policies on risk assessment and risk management;

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reviewing related party transactions;

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obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes the Combined Entity’s internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

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approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

Compensation Committee
The compensation committee is expected to consist of Risa Lavizzo-Mourey and Richard Carmona. The Board has determined each proposed member is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The chairperson of the compensation committee is expected to be Risa Lavizzo-Mourey. The primary purpose of the compensation committee is to discharge the responsibilities of the board of directors to oversee its compensation policies, plans and programs and to review and determine the compensation to be paid to its executive officers, directors and other senior management, as appropriate.
Specific responsibilities of the compensation committee will include:
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reviewing and approving, or recommending that our Board approve, the compensation of our executive officers;

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reviewing and recommending to our Board the compensation of our directors;

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reviewing and approving, or recommending that our Board approve, the terms of compensatory arrangements with our executive officers;

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administering our stock and equity incentive plans;

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selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

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reviewing and approving, or recommending that our Board approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management, as appropriate;

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reviewing and establishing general policies relating to compensation and benefits of our employees; and

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reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is expected to consist of Geoffrey Parker and Richard Carmona. The Board has determined each proposed member is independent under the listing standards. The chairperson of our nominating and corporate governance committee is Geoffrey Parker.
Specific responsibilities of our nominating and corporate governance committee include:
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identifying, evaluating and selecting, or recommending that our Board approve, nominees for election to our Board;

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evaluating the performance of our Board and of individual directors;

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reviewing developments in corporate governance practices;

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evaluating the adequacy of our corporate governance practices and reporting;

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reviewing management succession plans; and

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developing and making recommendations to our Board regarding corporate governance guidelines and matters.

Code of Business Conduct and Ethics
The Combined Entity will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. Following the Closing of the Business Combination, the Code of Business Conduct and Ethics will be available on BTX’s website at www.bettertx.com. Information contained on or accessible through such website is not a part of this proxy statement/prospectus, and the inclusion of the website address in this proxy statement/prospectus is an inactive textual reference only. The Combined Entity intends to disclose any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, on its website to the extent required by the applicable rules and exchange requirements.
Compensation Committee Interlocks and Insider Participation
No member of the Combined Entity’s compensation committee has ever been an officer or employee of either company. None of the Combined Entity’s expected executive officers serve, or have served during the last year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of our directors or on either company’s compensation committee.
Director Compensation
Following the completion of the Business Combination, we expect to adopt a director compensation program that will consist of both cash and equity components.

SELECTED FINANCIAL AND OTHER DATA OF BTX
The following selected historical financial information for BTX set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BTX” and BTX’s historical financial statements and the related notes thereto contained elsewhere in this proxy statement/prospectus.
BTX’s balance sheet data as of June 30, 2021 and statement of operations data for the six months ended June 30, 2021 are derived from BTX’s unaudited financial statements included elsewhere in this proxy statement.
	For the Six Months Ended June 30, 2021 (Unaudited)	For the Year Ended December 31, 2020 (Audited)
	(in thousands, except share and per share data)
Statement of Operations Data:
Revenue	$—	$8
Cost of Revenue	297	682
Gross loss	(297)	(674)
Operating Expenses:
Research and development	6,119	2,978
Sales and marketing	607	216
General and administrative	2,439	2,455
Total operating expenses	9,165	5,649
Loss from operations	(9,462)	(6,323)
Interest expense, net	(2)	(100)
Change in fair value of SAFEs	(5,313)	189
Gain on loan forgiveness	647	—
Loss before benefit from/provision for income taxes	(14,130)	(6,234)
Benefit from/provision for income taxes	(150)	153
Net loss	$(13,980)	$(6,387)
Cumulative preferred dividends allocated to Series A Preferred Shareholders	$(782)	$(1,507)
Net loss attributable to common shareholders, basic and diluted	$(14,762)	$(7,894)
Net loss per share attributable to common shareholders, basic and diluted	$(2.83)	$(1.57)
Weighted-average shares used in computing net loss per share	5,209,490	5,022,339
	As of June 30, 2021 (Unaudited)	As of December 31, 2020 (Audited)
	(in thousands)
Balance Sheet Data:
Current assets	$3,853	$463
Total assets	9,729	6,387
Current liabilities	2,677	613
Total liabilities	30,405	13,145
Convertible preferred stock	24,204	24,204
Accumulated deficit	(45,388)	(31,408)
Total stockholders’ deficit	$(44,880)	$(30,962)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BTX
The following discussion and analysis provide information which BTX’s management believes is relevant to an assessment and understanding of BTX results of operations and financial condition. You should read the following discussion and analysis of BTX’s financial condition and results of operations together with the section titled “Summary of the Proxy Statement/Prospectus — Selected Historical Financial Information of BTX” and BTX’s audited financial statements and notes thereto included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the pro forma financial information as of the six months ended June 30, 2021. See “Unaudited Pro Forma Condensed Combined Financial Information.”
Certain of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to plans and strategy for BTX’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” BTX’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from BTX’s forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”
Unless otherwise indicated or the context otherwise requires, references in this BTX’s Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “BTX,” “we,” “us,” “our,” and other similar terms refer to BTX prior to the Business Combination and to BTX and its consolidated subsidiaries after giving effect to the Business Combination.
Overview
Our mission is to address unmet needs for treatment of cardiometabolic diseases such as diabetes and heart disease. The U.S. spends approximately $4.0 trillion per year on healthcare, and approximately 90% of that spending is for the treatment of chronic diseases. Most chronic diseases are caused predominantly by behaviors, including cardiometabolic diseases such as diabetes and heart disease. The root causes of cardiometabolic diseases are behaviors relating to diet, physical activity, and other lifestyle factors, yet current treatments are focused on reducing the effects of those diseases rather than addressing the root causes.
In response to addressing the root causes of cardiometabolic diseases, we developed a proprietary platform for the development of FDA-regulated, software-based, prescription digital therapeutics (PDTs) for treating diabetes, heart disease, and other cardiometabolic conditions. Our PDTs deliver a novel form of cognitive behavioral therapy that enables changes in neural pathways of the brain so that lasting changes in behavior become possible. Our lead product candidate for the treatment of patients with type 2 diabetes, BT-001, is currently enrolling patients in a potentially pivotal study designed, if successful, to support a regulatory submission for marketing authorization from the FDA. The unique characteristics of prescription digital therapeutics and cardiometabolic diseases, or CMDx, may make it possible for us to launch multiple products now in development for the treatment of other CMDx over the next few years.
We are building a fully integrated PDTs company focused on treating the root causes of cardiometabolic diseases. Our therapeutics are intended to fill a known gap in the treatment of cardiometabolic diseases and integrate within the existing healthcare system. We expect primary care providers to prescribe our therapeutics and insurers to reimburse them much like they would a drug, and for the patient to remain in the care of their provider while using them.
Financial Overview
Since our inception in 2015, we have focused substantially all of our resources on conducting research and development activities, including discovery and preclinical studies, establishing and maintaining our intellectual property, hiring personnel, raising capital and providing general and administrative support for these operations. We have recorded revenue from a pilot program with a private health insurance provider to provide a digital therapeutic program that includes a mobile app and health coaching services. We have funded our operations to date primarily from the issuance of convertible notes and simple agreements for future equity (SAFEs), and the issuance and sale of our preferred units.

We have incurred net losses in each year since inception. Our net losses were $13,980 thousand for the six months ended June 30, 2021, and $6,387 thousand and $5,784 thousand for 2020 and 2019, respectively. As of June 30, 2021, we had an accumulated deficit of $45,388 thousand. Substantially all of our net losses have resulted from costs incurred in connection with our research and development programs and from general and administrative costs associated with our operations. We expect to continue to incur significant expenses and increasing operating losses over at least the next several years. We expect our expenses will increase substantially in connection with our ongoing activities, as we:
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advance our products through clinical trials;

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pursue regulatory authorization or clearance of our products;

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operate as a public company;

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continue our preclinical programs and clinical development efforts; and

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continue research activities for the discovery of new products.

We were initially formed as a limited liability company under the laws of the State of Delaware and converted to a Delaware Corporation in August 2020. In connection with our conversion to a Delaware corporation, each of our outstanding shares of the members of the limited liability company was converted into shares of capital stock. On the date of conversion, the following conversions of limited liability shares took place: (i) each Series Seed convertible preferred unit converted into one share of Series Seed convertible preferred stock, (ii) each Series A convertible preferred unit converted into one share of Series A convertible preferred stock, (iii) each Common Unit was converted into one share of common stock, and (iv) each outstanding convertible note converted into a SAFE with a corresponding investment balance as the converted convertible notes.
Impact Of COVID-19
In March 2020, the World Health Organization declared COVID-19 a global pandemic. COVID-19 has not had a significant impact on our operations. Management is unable to estimate the future financial effects, if any, to our business as a result of COVID-19 because of the high level of uncertainties and unpredictable outcomes of this disease.
We are continuing to evaluate the impact of COVID-19 pandemic on our business and are taking proactive measures to protect the health and safety of our employees, as well as to maintain business continuity. Based on guidance issued by federal, state and local authorities, we transitioned to a fully remote work model for our employees, effective July 2020. We believe that the measures we are implementing are appropriate, reflecting both regulatory and public health guidance, to maintain business continuity. We will continue to closely monitor and seek to comply with guidance from governmental authorities and adjust our activities as appropriate.
The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. We do not yet know the full extent of potential delays or impacts on our business, our clinical trial, healthcare systems or the global economy as a whole. However, these effects could harm our operations, and we will continue to monitor the COVID-19 situation closely.
Components of Results of Operations
Revenue
Since our inception in 2015, we have recognized an immaterial amount of revenue with such revenue resulting from a pilot programs with a private health insurer. We expect that our primary sources of revenue will be through reimbursement coverage for our treatments by commercial insurers, Medicare, and Medicaid (collectively “payers”) in the U.S. and our near-term plan is to obtain broad reimbursement coverage for our first PDT for treating type 2 diabetes, BT-001. We expect to be successful in obtaining a broad reimbursement coverage through demonstrating and generating a comprehensive set of evidence to substantiate the value of BT-001 based on its impact on clinical outcomes, total cost of care, and durability of effect. Obtaining a broad reimbursement coverage and timing of obtaining such coverage for BT-001 and our other product candidates is highly uncertain. As a result, the timing and the amount of revenue we expect to recognize from monetizing our product candidates may vary based on various factors.
We also may explore opportunities to partner with pharmaceutical companies marketing traditional drug therapies for cardiometabolic diseases that may benefit from an increase in efficacy and durability when combined with a BTX prescription digital therapeutic.
Cost of Revenue
Cost of revenue consists of expenses that are closely correlated or directly related to delivery of our products. The main component of cost of revenue is personnel expenses associated with supporting these functions, including expenses for salaries, bonuses, benefits, stock-based compensation and allocation of certain overhead expenses.
Operating Expenses
We classify operating expenses into three main categories: (i) research and development expenses, (ii) sales and marketing expenses, and (iii) general and administrative expenses.
Research and Development Expenses
Our research and development expenses consist of external and internal expenses incurred in connection with our research activities and development programs. These expenses include external expenses, including expenses associated with contract research organizations engaged to manage and conduct clinical trials; and other research and development expenses associated with software development and licenses, and other external development spend. Additionally, our research and development expenses include internal personnel expenses, including expenses for salaries, bonuses, benefits, stock-based compensation, and allocation of certain overhead expenses.
Research and development costs incurred to develop software and our platform for internal use are capitalized and separately presented on the balance sheet as capitalized software development costs. Costs incurred during the preliminary planning and evaluation stage of the project are expensed as incurred. Costs incurred during the application development stage of the project are capitalized. To date, the majority of these expenses have been incurred to advance our lead product candidate, BT-001.
We expect our research and development expenses to increase substantially for the foreseeable future as we continue to invest in research and development activities related to developing our platform and our product candidates, as our product candidates advance into later stages of development, and as we continue to conduct clinical trials. The successful development of our platform and our product candidates is highly uncertain. As a result, we are unable to determine the duration and completion costs of our research and development projects or when and to what extent we will generate revenue from the commercialization and sale of any of our product candidates.
Sales and Marketing Expenses
Sales and marketing expenses consist primarily of advertising and public relations costs, consulting services expenses, and commercial strategy costs. We expect our sales and marketing expenses to increase for the foreseeable future as we prepare to launch BT-001. Our sales and marketing efforts are expected to focus on targeting patients and primary care physicians through general awareness and branded promotional activities. We expect to incur significant investments in building a primary care sales force, and our plan and expectation is to have recruited and deployed such sales force during the first year of commercialization of our initial product candidate.
General and Administrative Expenses
General and administrative expenses consist primarily of personnel-related costs, facilities costs, depreciation expense and professional services expenses, including legal, recruiting, audit and accounting services. Personnel-related costs consist of salaries, benefits, and stock-based compensation. Facilities costs consist of rent and maintenance of facilities. We expect our general and administrative expenses to increase for the foreseeable future due to anticipated increases in headcount to advance our product candidates and as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC, additional insurance expenses, investor relations activities and other administrative and professional services. Due to our remote work model, which was employed in July 2020, we expect the increase in general and administrative expenses to be somewhat offset by a decrease in facility costs.
Interest Expense, Net
Interest expense, net primarily consists of interest expense related to convertible notes.
Change in Fair Value of SAFEs
The expense related to the change in fair value of our SAFEs is primarily related to the increase or decrease in fair value of the SAFEs, which directly results in an increase or decrease to the liability on our balance sheet.
Results of Operations
Comparisons of the three and Six Months Ended June 30, 2021 and 2020
The following table summarizes our results of operations for the periods presented (in thousands):
	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
Revenue	$—	$3	N/M	$—	$7	N/M
Cost of Revenue	142	154	-8%	297	358	-17%
Gross Loss	(142)	(151)	-6%	(297)	(351)	-15%
Operating expenses:
Research and development	4,896	476	N/M	6,119	1,143	435%
Sales and marketing	564	12	N/M	607	57	N/M
General and administrative	872	376	132%	2,439	844	189%
Total operating expenses	6,332	864	633%	9,165	2,044	348%
Loss from operations	(6,474)	(1,015)	538%	(9,462)	(2,395)	295%
Interest expense, net	(1)	(41)	-98%	(2)	(74)	97%
Change in fair value of SAFEs	(2,821)	—	N/M	(5,313)	—	N/M
Gain on loan forgiveness	647	—	N/M	647	—	N/M
Loss before provision for/benefit from income taxes	(8,649)	(1,056)	719%	(14,130)	(2,469)	472%
Provision for (benefit from) income taxes	1	—	N/M	(150)	—	N/M
Net loss	$(8,650)	$(1,056)	719%	$(13,980)	$(2,469)	466%
N/M — The percentage change is not meaningful
Cost of Revenue
Costs of revenue were $142 thousand for the three months ended June 30, 2021 compared to $154 thousand for the three months ended June 30, 2020, a decrease of $12 thousand, or 8%. The decrease in cost of revenue was primarily related to a decrease of $13 thousand in personnel related costs.
Costs of revenue were $297 thousand for the six months ended June 30, 2021compared to $358 thousand for the six months ended June 30, 2020, a decrease of $61 thousand, or 17%. The decrease in cost of revenue was primarily related to a decrease of $41 thousand in personnel related costs as a result of headcount reductions in health coaching, and a decrease of $17 thousand relating to allocated facility expenses as we terminated our office lease in 2020 due to the COVID-19 pandemic.

Research and Development Expenses
Research and development expenses were $4,896 thousand for the three months ended June 30, 2021, compared to $476 thousand for the three months ended June 30, 2020, representing an increase of $4,420 thousand, or 929%. The increase was primarily due to a $2,837 thousand increase in clinical trial costs as we began our pivotal trial of BT-001 in April 2021. In addition, we stopped capitalizing internal use software costs at the end of the first quarter of 2021 as we completed the application development of our product for use in the pivotal trial of BT-001, and we began amortization of the internal use software. This resulted in a $1,053 thousand increase in research and development costs. We also had an increase of personnel costs of $372 thousand to support the pivotal trial of BT-001.
Research and development expenses were $6,119 thousand for the six months ended June 30, 2021, compared to $1,143 thousand for the six months ended June 30, 2020, representing an increase of $4,976 thousand, or 435%. The increase was primarily due to a $3,245 thousand increase in clinical trial costs as we began our pivotal trial of BT-001 in April 2021. In addition, we stopped capitalizing internal use software costs at the end of Q1 2021 as we completed the application development of our product for use in the pivotal trial of BT-001 and began amortization of the internal use software. This resulted in a $1,049 thousand increase in research and development costs. The remaining increase was driven by a $365 thousand increase in personnel related costs to support the pivotal trial of BT-001. The increase was offset by a $45 thousand decrease in the allocated facilities expense as we terminated our facility lease in 2020 due to the COVID-19 pandemic.
Sales and Marketing Expenses
Sales and marketing expenses were $564 thousand for the three months ended June 30, 2021, compared to $12 thousand for the three months ended June 30, 2020, representing an increase of $552 thousand. Sales and marketing expenses increased over the prior year period as we began preparing for the commercialization of our product.
Sales and marketing expenses were $607 thousand for the six months ended June 30, 2021, compared to $57 thousand for the six months ended June 30, 2020, representing an increase of $550 thousand. Sales and marketing expenses increased over the prior year period as we began preparing for the commercialization of our product.
General and Administrative Expenses
General and administrative expenses were $872 thousand for the three months ended June 30, 2021, compared to $376 thousand for the three months ended June 30, 2020, representing an increase of $496 thousand, or 132%. The overall increase in general and administrative expenses was primarily related to an increase of $252 thousand in personnel related costs and $160 thousand in professional fees as we prepare for public company compliance.
General and administrative expenses were $2,439 thousand for the six months ended June 30, 2021, compared to $844 thousand for the six months ended June 30, 2020, representing an increase of $1,595 thousand, or 189%. The overall increase in general and administrative expenses was primarily related to an increase of $381 thousand in personnel related costs and $1,071 thousand in professional fees as we prepare for public company compliance.
Interest Expense, Net
Interest expense, net was $1 thousand for the three months ended June 30, 2021, compared to $40 thousand for the three months ended June 30, 2020, representing a decrease of $39 thousand. The decrease in interest expense, net was the result the conversion of our convertible notes to non-interest-bearing SAFEs during the second half of 2020.
Interest expense, net was $2 thousand for the six months ended June 30, 2021, compared to $74 thousand for the six months ended June 30, 2020, representing a decrease of $72 thousand. The decrease in interest expense, net was the result the conversion of our convertible notes to non-interest-bearing SAFEs during the second half of 2020.

Change in Fair Value of SAFEs
The expense related to the change in fair value of our SAFEs was $2,821 thousand for the three months ended June 30, 2021, compared to zero for the three months ended June 30, 2020. The increase in expense was the result of the issuance of SAFEs beginning in August 2020 and subsequent change in fair value during the three months ended June 30, 2021.
The expense related to the change in fair value of our SAFEs was $5,313 thousand for the six months ended June 30, 2021, compared to zero for the six months ended June 30, 2020. The increase in expense was the result of the issuance of SAFEs beginning in August 2020 and subsequent change in fair value during the six months ended June 30, 2021.
Gain on Loan Forgiveness
On May 9, 2020 (the “Origination Date”), the Company received $640 in aggregate loan proceeds (the “PPP Loan”) from Celtic Bank Corporation (the “Lender”) pursuant to the Paycheck Protection Program established under the CARES Act (the Coronavirus Aid, Relief, and Economic Security Act) of 2020.In May 2021, the Company received approval of loan forgiveness and recorded a gain on loan forgiveness of $647 thousand.
Liquidity and Capital Resources
Since our inception through June 30, 2021, our operations have been financed primarily by the sale of convertible promissory notes, sale of SAFEs and the sale and issuance of Series Seed and Series A preferred units, which has resulted in net proceeds of approximately $46,132 thousand. As of June 30, 2021, we had $2,118 thousand in cash, and an accumulated deficit of $45,388 thousand. We received $2 million in proceeds in July 2021 and $3 million in proceeds in August 2021from the sale and issuance of additional SAFEs.
Our primary use of cash is to fund operating expenses, which consist of research and development expenses related to our lead product candidate, BT-001, and preclinical programs, and to a lesser extent, general and administrative expenses. Cash used to fund operating expenses is impacted by the timing of when we pay these expenses, as reflected in the change in our outstanding accounts payable and accrued expenses.
We have incurred negative cash flows from operating activities and investing activities and significant losses from operations in the past. We expect to continue to incur operating losses at least for the next 12 months due to the investments that we intend to make in our business and, as a result, we may require additional capital resources to grow our business.
In order to continue operations, we will need to raise additional capital and may do so through the issuance of equity, equity related or debt securities, or through obtaining credit from financial institutions. Additional capital will be necessary in the future to fund ongoing operations, continue research, development and design efforts.
On April 6, 2021, the Company entered into a merger agreement with Mountain Crest Acquisition Corp. II (“MCAD”), a special purpose acquisition company. Under the merger Agreement, MCAD will acquire all of the outstanding shares of the Company in exchange for 15,000,000 shares of MCAD subject to adjustment based on the closing net debt as defined in the merger agreement. In connection with the merger, MCAD shall be renamed Better Therapeutics, Inc.
On August 18, 2021, we entered into a $50.0 million secured term loan agreement with Hercules Capital, Inc. (“Hercules”). The term loan has a maturity date of August 1, 2025, which can be extended to February 1, 2026, and is secured by substantially all of our assets. Payments due for the term loan are interest-only until March 1, 2023 (subject to extension to September 1, 2023 or September 1, 2024 upon the achievement of certain milestones), after which principal shall be repaid in equal monthly installments. Interest is payable monthly in arrears. The outstanding principal bears interest at the greater of (a) 8.95% or (b) 8.95% plus the prime rate minus 3.25%. Prepayment of the outstanding principal is permitted under the secured term loan agreement and subject to certain prepayment fees. In connection with the secured term loan agreement, we paid an initial facility charge of $212,500. In addition, we will be required to pay an end of term charge of the greater of (a) $892,500 and (b) 5.95% of the aggregate outstanding principal upon repayment of the loan. The secured term loan agreement contains customary representations, warranties, non-financial covenants, and events of default. We are permitted to borrow the loans in four tranches based on the completion of certain milestones which include, as set forth more fully in the secured term loan agreement: (i) $15.0 million upon the closing of the Business Combination, (ii) $10.0 million when we achieve certain positive clinical trial results sufficient to submit a de-novo classification request with respect to BT-001, (iii) $10.0 million when we have received FDA approval for such marketing of BT-001 for the improvement of glycemic control in people with type 2 diabetes and received, prior to March 15, 2023, net cash proceeds of at least $40.0 million dollars from equity financings, and (iv) $15.0 million on or before June 15, 2023, subject to Hercules’, approval.
We believe that following the closing of the merger transaction, we will have sufficient capital to fund our planned operations for at least the next 12 months.
We expect to incur substantial expenses in the foreseeable future for the development and potential commercialization of our product candidates and ongoing internal research and development programs. At this time, we cannot reasonably estimate the nature, timing or aggregate amount of costs for our development, potential commercialization, and internal research and development programs. However, in order to complete our planned product development, and to complete the process of obtaining regulatory authorization or clearance for our product candidates, as well as to build the sales, marketing and distribution infrastructure that we believe will be necessary to commercialize our product candidates, if approved, we may require substantial additional funding in the future. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us, or at all. If we are unable to raise additional capital when desired, our business, results of operations, and financial condition would be adversely affected.
Summary Statement of Cash Flows
The following table sets forth the primary sources and uses of cash, cash equivalents and restricted cash for the periods presented below (in thousands):
	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Cash used in operating activities	$(8,099)	$(2,672)
Cash used in investing activities	(581)	(1,178)
Cash provided by financing activities	10,675	3,590
Net increase (decrease) in cash and cash equivalents	$1,995	$(260)
Cash Used in Operating Activities
During the six months ended June 30, 2021, net cash used in operating activities was $8,099 thousand, which consisted of a net loss of $13,980 thousand, partially offset by a net change of $763 thousand in our net operating assets and liabilities and $5,116 thousand in non-cash charges. The net change in our operating assets and liabilities was primarily due a net increase in accounts payable and accrued expenses of $2,071 thousand, offset by an increase in prepaid expenses and other assets of $1,308 thousand. The non-cash charges of $5,118 thousand consisted of the change in fair value of SAFEs, depreciation and amortization expense, share-based compensation expense, deferred income taxes and gain on loan forgiveness.
During the six months ended June 30, 2020, net cash used in operating activities was $2,672 thousand, which consisted of a net loss of $2,469 thousand and a net change of $275 thousand in our net operating assets and liabilities, partially offset by $72 thousand in non-cash charges. The net change in our operating assets and liabilities was primarily due to a decrease in accounts payable and accrued expenses of $250 thousand. The non-cash charges are related to shared based compensation expense and depreciation expense.
Cash Used in Investing Activities
During the six months ended June 30, 2021, cash used in investing activities was $581 thousand and was related to capitalized internal-use software costs.

During the six months ended June 30, 2020, cash used in investing activities was $1,178 thousand and was primarily related to capitalized internal-use software costs.
Cash Provided by Financing Activities
During the six months ended June 30, 2021, cash provided by financing activities was $10,675 thousand consisting of net proceeds from the issuance of SAFEs.
During the six months ended June 30, 2020, cash provided by financing activities was $3,590 thousand consisting of net proceeds from the issuance of convertible notes and proceeds from a PPP loan.
Contractual Obligations and Commitments
Contractual obligations are cash amounts that we are obligated to pay as part of certain contracts that we have entered into during the normal course of business. We terminated our lease on August 31, 2020, and as such, we do not have any contractual obligations and other commitments as of June 30, 2021, outside of the Simple Agreements for Future Equity, which we classify as contingently redeemable liabilities under ASC 480.
Off-Balance Sheet Arrangements
Since the date of our incorporation, we have not engaged in any off-balance sheet arrangements, as defined in Regulation S-K, Item 303(a)(4)(ii).
Critical Accounting Policies, Significant Judgments and Use of Estimates
Our financial statements have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses, as well as the related disclosure of contingent assets and liabilities as of the date of the financial statements. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.
Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.
While our significant accounting policies are described in the notes to our financial statements, we believe that the following critical accounting policies are most important to understanding and evaluating our reported financial results.
Simple Agreements for Future Equity (“SAFE”)
We classify SAFEs as contingently redeemable liabilities under ASC 480 as a result of certain redemption provisions which may result in the SAFEs being redeemed for cash or other assets upon a liquidity event with such events not solely within our control. Additionally, the SAFEs are settleable into a variable-number of shares of preferred stock, at a stated discount, upon a preferred stock financing event. As further discussed in footnote 6 of our financial statements for the period ending on December 31, 2020, we have determined that our preferred stock is contingently redeemable upon certain events not solely within our control. As a result, the SAFEs would potentially be settled in contingently redeemable shares with redemption of such shares being outside of the control of BTX.
The SAFEs are measured and recognized at fair value using a Monte Carlo valuation approach and are subject to remeasurement at each balance sheet date. The Monte Carlo valuation approach takes into consideration the probability of various events, including liquidity events and equity financing events, and places a value for each event. The fair value of SAFEs was determined to be $27,728 thousand and $11,740 thousand as of June 30, 2021 and December 31, 2020, respectively.

At the end of each reporting period, changes in fair value during the period are recognized and presented as a financial statement line item in the consolidated statements of operations and comprehensive loss. We will continue to adjust the SAFE liability for changes in the fair value until the earlier of (i) dissolution event, (ii) liquidity events, such as IPO or a change in control of BTX, and (iii) an equity financing event.
When, and if, the Business Combination is completed, we expect that the SAFEs will be settled through the issuance of common stock of the Combined Entity.
Share-Based Compensation Expense
We account for share-based compensation expense by measuring and recognizing compensation expense for all share-based awards made to employees and non-employees based on estimated grant-date fair values.
Excluding performance-based stock awards, we recognize compensation costs on a straight-line basis over the requisite service period of the employee and nonemployee, which is generally the option vesting term of four years. For performance-based awards, share-based compensation expense will be recognized when it is probable that the performance criteria will be achieved. We recognize actual forfeitures by reducing the share-based compensation expense in the same period as the forfeitures occur.
We estimate the fair value of stock options and profit interest units granted to employees and non-employees using the Black-Scholes option-pricing valuation model. The Black-Scholes model requires the input of subjective assumptions, including fair value of the underlying profit interest unit or stock award, expected term, expected volatility, risk-free interest rate, and expected dividend yield, which are described in greater detail below. Estimating the fair value of stock options and profit interest units as of the grant date using the Black-Scholes option pricing model is affected by assumptions regarding several complex variables. Changes in the assumptions can materially affect the fair value and ultimately how much share-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop. These inputs are as follows:
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Fair value of profit interest units and common stock — Historically, as there has been no public market for our profit interest units and common stock, the fair value of our profit interest units and common stock was determined by BTX’s Board based in part on valuations of our profit interest units and common stock prepared by a third-party valuation firm. See the subsection titled “Determination of Fair Value of Common Stock” below.

•
Expected term — The expected term represents the period that our profit interest units and options granted are expected to be outstanding and is determined using the simplified method for employees (based on the mid-point between the vesting date and the end of the contractual term) and is based on the remaining contractual term for non-employees. We have very limited historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior for our stock option grants.

•
Expected volatility — Since we are a privately-held company and do not have any trading history for our common stock, the expected volatility was estimated based on the average volatility for comparable publicly traded companies over a period equal to the expected term of the profit interest units and stock option grants. The comparable companies were chosen based on their similar size, life cycle stage, or area of specialty.

•
Risk-free interest rate — The risk-free interest rate is based on the U.S. constant maturity rates with remaining terms similar to the expected term of the profit interest units and stock options.

•
Expected dividend yield — We have never paid dividends on our common stock and have no plans to pay dividends on our common stock. Therefore, we used an expected dividend yield of zero.

We will continue to use judgment in evaluating the expected volatility, expected terms, and interest rates utilized for our stock-based compensation expense calculations on a prospective basis.
Prior to our conversion into a Delaware corporation in August 2020, we had granted profit interest units to employees and non-employees. In August 2020, in conjunction with the conversion of the company to a

Delaware corporation, the profits interest units were converted to common stock of BTX, and the common stock issued in exchange for the profit interest units continue to be subject to the same vesting conditions as the previously granted profit interest. We accounted for the conversion of profit interest units into common stock as a modification under ASC 718.
The profits interest units were common units with a profits interest distribution threshold and give the holder a right to share in the appreciation in the value of BTX and share in of any distributions of profits. The profit interest unit awards generally vest over four years and automatically in full upon a sale of the business. The grantees had the right to retain vested units upon termination of employment or when non-employees ceasing to provide services or goods to us. Prior to the conversion, we had not made distributions to the holders of the profits interest units.
Determination of Fair Value of Profit Interests and Common Stock
As there has been no public market for our profit interests or common stock to date, the estimated fair value of our profit interests and common stock has been determined by BTX’s Board as of the date of each stock award grant, with input from management, considering contemporaneous independent third-party valuations of our profit interests and common stock, and BTX’s Board’s assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These independent third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Practice Aid. The methodology to determine the fair value of our profit interests and common stock included estimating the fair value of the enterprise using a market approach, which estimates the fair value of a company by including an estimation of the value of the business based on guideline public companies under a number of different scenarios. The assumptions used to determine the estimated fair value of our profit interests and common stock are based on numerous objective and subjective factors, combined with management judgment, including external market conditions affecting the pharmaceutical and biotechnology industry and trends within the industry; our stage of development; the rights, preferences and privileges of our redeemable convertible preferred stock relative to those of our common stock; the prices at which we sold shares of our redeemable convertible preferred stock; our financial condition and operating results, including our levels of available capital resources; the progress of our research and development efforts and business strategy; the timing and probability of future financings; equity market conditions affecting comparable public companies; general U.S. market conditions; and the lack of marketability of our common stock.
The Practice Aid identifies various available methods for allocating enterprise value across classes and series of capital stock to determine the estimated fair value of common stock at each valuation date. Given the absence of a public trading market of our common stock, the BTX Board considered numerous subjective and objective factors to determine the best estimate of fair value of our profit interests and common stock underlying the stock options granted to our employees and non-employees.
The grant date fair value of our profit interests and common stock was determined using the Option Pricing Method, or OPM. Under the OPM, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The estimated fair values of the preferred and common stock are inferred by analyzing these options. This method is appropriate to use when the range of possible future outcomes is so difficult to predict that estimates would be highly speculative, and dissolution or liquidation is not imminent.
Application of the OPM involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding time from valuation date to the option or incentive unit expiration, volatility of the underlying stock or incentive unit, and an assumption for a discount for lack of marketability. Changes in any or all of these estimates and assumptions, or the relationships between those assumptions, impact our valuations as of each valuation date and may have a material impact on the valuation of common stock. The assumptions underlying these valuations represent our management’s best estimate, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our stock-based compensation expense could be materially different. Following the closing of the offering, the fair value of our common stock will be determined based on the quoted market price of our common stock.

When, and if, Business Combination is completed, we intend to determine the fair value of our common stock based on the closing price of our common stock on the date of grant.
JOBS Act
We are an “emerging growth company” as defined in the JOBS Act. The JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period under the JOBS Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
We could be an emerging growth company until the last day of the fiscal year ending after the fifth anniversary of this offering, although circumstances could cause us to lose that status earlier, including if we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act or if we have total annual gross revenue of $1.07 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three year period before that time, we would cease to be an emerging growth company immediately.
Recently Adopted Accounting Pronouncements
See Note 2 to our annual financial statements, each included elsewhere in this prospectus, for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one yet, of their potential impact on our financial condition and our results of operations.
Quantitative and Qualitative Disclosures About Market Risk
Interest Rate Risk
Our cash and cash equivalents as of June 30, 2021 and December 31, 2020 consisted of readily available checking funds. We do not believe that our cash or cash equivalents have significant risk of default or illiquidity. While we believe our cash and cash equivalents do not contain excessive risk, we cannot provide absolute assurance that in the future any investment will not be subject to adverse changes in market value. In addition, we maintain significant amounts of cash and cash equivalents at one financial institution that is in excess of federally insured limits.
Additionally, on August 14, 2020, upon the conversion of the company to a Delaware corporation, our convertible promissory notes and accrued interest were exchanged for an equivalent amount of simple agreements for future equity (“SAFE”) agreements. As such, as of December 31, 2020, we do not have any interest rate risk.
Effects of Inflation
Inflation generally affects us by increasing our cost of labor and clinical trial costs. We do not believe that inflation had a material effect on our financial statements included elsewhere in this prospectus.
Effects of Exchange Rate Fluctuations
We do not believe that exchange rate fluctuations had a significant impact on our results of operations for any periods presented herein.

DESCRIPTION OF SECURITIES OF MCAD
Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to MCAD before the Business Combination.
The following description of MCAD’s capital stock and provisions of MCAD’s amended and restated certificate of incorporation, bylaws and the Delaware General Corporation Law are summaries and are qualified in their entirety by reference to MCAD’s amended and restated certificate of incorporation and bylaws and the text of the Delaware General Corporation Law. Copies of these documents have been filed with the SEC as exhibits to the Annual Report on Form 10-K to which this description has been filed as an exhibit.
General
MCAD’s authorized capital stock consists of 30,000,000 shares of common stock, par value $0.0001 per share. The authorized and unissued shares of common stock are available for issuance without further action by MCAD’s stockholders, unless such action is required by applicable law or the rules of any stock exchange on which MCAD’s securities may be listed. Unless approval of stockholders is so required, the Board will not seek stockholder approval for the issuance and sale of common stock.
Units
Each unit consists of one share of common stock, $0.0001 par value and one right to acquire 1/10 of one share of common stock upon the consummation of an initial business combination. In the event MCAD will not be the surviving company upon completion of its initial business combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one- tenth (1/10) of a share underlying each right upon consummation of the business combination. MCAD will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Delaware General Corporation Law. As a result, stockholders must hold rights in multiples of 10 in order to receive shares for all of his, her, or its rights upon closing of a business combination. The private units held by MCAD’s Sponsor and underwriters are identical to the public units described above.
Common Stock
Holders of record of MCAD’s common stock are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with any vote held to approve MCAD’s initial business combination, MCAD’s insiders, officers and directors, have agreed to vote their respective shares of common stock owned by them, including both the insider shares and the private shares, and any shares acquired in the open market, in favor of the proposed business.
MCAD will consummate its initial business combination only if public stockholders do not exercise conversion rights in an amount that would cause its net tangible assets to be less than $5,000,001 and a majority of the outstanding shares of common stock voted are voted in favor of the business combination.
The Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.
Pursuant to MCAD’s certificate of incorporation, if MCAD does not consummate its initial business combination within 15 months from the closing of its initial public offering, since MCAD entered into a definitive business combination agreement within 9 months from the closing of the intial public offering, MCAD will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of MCAD’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under

Delaware law to provide for claims of creditors and the requirements of other applicable law. MCAD’s insiders have agreed to waive their rights to share in any distribution with respect to their insider shares and private shares. Further, if MCAD anticipates that it may not be able to consummate its initial business combination within 9 months and it has not entered into a definitive agreement for an initial business combination by such date, MCAD’s insiders or their affiliates may, but are not obligated to, extend the period of time to consummate a business combination two times by an additional three months each time (for a total of up to 15 months to complete a business combination), provided that, pursuant to the terms of its amended and restated certificate of incorporation and the trust agreement to be entered into between MCAD and Continental Stock Transfer & Trust Company on the date of this prospectus, the only way to extend the time available for MCAD to consummate its initial business combination in the absence of a definitive agreement is for MCAD’s insiders or their affiliates or designees, upon five days’ advance notice prior to the applicable deadline, to deposit into the trust account $500,000, or $575,000 if the over-allotment option is exercised in full ($0.10 per share in either case, or an aggregate of $1,000,000 (or $1,150,000 if the over-allotment option is exercised in full)), on or prior to the date of the applicable deadline. In the event that they elected to extend the time to complete a business combination and deposited the applicable amount of money into trust, the insiders would receive a non-interest bearing, unsecured promissory note equal to the amount of any such deposit that will not be repaid in the event that MCAD is unable to close a business combination unless there are funds available outside the trust account to do so. Such notes would either be paid upon consummation of MCAD’s initial business combination, or, at the relevant insider’s discretion, converted upon consummation of its business combination into additional private units at a price of $10.00 per unit. MCAD’s stockholders have approved the issuance of the private units upon conversion of such notes, to the extent the holder wishes to so convert such notes at the time of the consummation of its initial business combination. In the event that MCAD receives notice from its insiders five days prior to the applicable deadline of their intent to effect an extension, MCAD intends to issue a press release announcing such intention at least three days prior to the applicable deadline. In addition, MCAD intends to issue a press release the day after the applicable deadline announcing whether or not the funds had been timely deposited. MCAD’s insiders and their affiliates or designees are not obligated to fund the trust account to extend the time for MCAD to complete its initial business combination. To the extent that some, but not all, of MCAD’s insiders, decide to extend the period of time to consummate MCAD’s initial business combination, such insiders (or their affiliates or designees) may deposit the entire amount required.
As described elsewhere in the proxy statement/prospectus, as a result of MCAD’s entering into the Merger Agreement, MCAD has until April 12, 2022 to consummate the Business Combination.
MCAD’s stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of common stock, except that public stockholders have the right to sell their shares to MCAD in any tender offer or have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote on the proposed business combination and the business combination is completed. If MCAD hold a stockholder vote to amend any provisions of MCAD’s certificate of incorporation relating to stockholder’s rights or pre-business combination activity (including the substance or timing within which MCAD has to complete a business combination), MCAD will provide its public stockholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to MCAD to pay its franchise and income taxes, divided by the number of then outstanding public shares, in connection with any such vote. In either of such events, converting stockholders would be paid their pro rata portion of the trust account promptly following consummation of the business combination or the approval of the amendment to the certificate of incorporation. If the business combination is not consummated or the amendment is not approved, stockholders will not be paid such amounts.
Rights included as part of units
Except in cases where MCAD is not the surviving company in a business combination, each holder of a right will automatically receive one- tenth (1/10) of a share of common stock upon consummation of MCAD’s initial business combination, even if the holder of a public right converted all shares of common stock held by him, her or it in connection with the initial business combination or an amendment to MCAD’s certificate of incorporation with respect to MCAD’s pre-business combination activities. In the event MCAD will not be the surviving company upon completion of its initial business combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth (1/10) of a share underlying each right upon consummation of the business combination. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional shares of common stock upon consummation of an initial business combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of MCAD). If MCAD enter into a definitive agreement for a business combination in which it will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the common stock will receive in the transaction on an as-converted into common stock basis.
MCAD will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Delaware General Corporation Law. As a result, holders must hold rights in multiples of 10 in order to receive shares for all of the holders’ rights upon closing of a business combination. If MCAD is unable to complete an initial business combination within the required time period and it liquidate the funds held in the trust account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from MCAD’s assets held outside of the trust account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial business combination. Additionally, in no event will MCAD be required to net cash settle the rights. Accordingly, the rights may expire worthless.
Certain Anti-Takeover Effects of Delaware Law and Provisions of MCAD’s Amended and Restated Certificate of Incorporation and Bylaws
MCAD is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•
a stockholder who owns 10% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•
an affiliate of an interested stockholder; or

•
an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of MCAD’s assets. However, the above provisions of Section 203 do not apply if:
•
the board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•
on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at a meeting of stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Exclusive Forum For Certain Lawsuits
MCAD’s amended and restated by laws require that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the exclusive forum for: (i) any derivative action or proceeding brought on its behalf; (ii) any action asserting a breach of fiduciary duty; (iii) any action asserting a claim against the Combined Entity arising under the Delaware General Corporation Law, the Combined Entity’s amended and restated certificate of incorporation, or the Combined Entity’s amended and restated bylaws; and (iv) any action asserting a claim against the Combined

Entity that is governed by the internal-affairs doctrine. This provision may have the effect of discouraging lawsuits against MCAD’s directors and officers.
Special meeting of stockholders
MCAD’s bylaws provide that special meetings of stockholders may be called by the Chairman or the President or by the number of directors who then legally constitute a quorum.
Advance notice requirements for stockholder proposals and director nominations
MCAD’s bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to MCAD’s Chairman or the President, the Secretary, or the persons calling the meeting, not later than the close of business not less than 10 nor more than 60 days before the date of the meeting of stockholders. MCAD’s bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
Authorized but unissued shares
MCAD’s authorized but unissued common stock is available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could render more difficult or discourage an attempt to obtain control of MCAD by means of a proxy contest, tender offer, merger or otherwise.

DESCRIPTION OF SECURITIES AFTER THE BUSINESS COMBINATION
The following descriptions are summaries of the material terms of our Proposed Certificate of Incorporation and the Combined Entity’s Bylaws, which will be effective immediately upon the closing of the Business Combination. The descriptions of the common stock and preferred stock give effect to changes to our capital structure that will occur immediately upon the closing of the Business Combination.
Authorized and Outstanding Stock
The Proposed Certificate of Incorporation authorizes the issuance of 200,000,000 shares of Common Stock, $0.0001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value. As of the Record Date, there were 7,557,500 shares of MCAD Common Stock outstanding. No shares of preferred stock are currently outstanding.
Common Stock
The Proposed Certificate of Incorporation, which MCAD will adopt if the Charter Amendment Proposal is approved, provides that the Common Stock will have identical rights, powers, preferences and privileges.
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of the Combined Entity’s directors and all other matters requiring stockholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders.
Dividends
Holders of Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Combined Entity’s board of directors in its discretion out of funds legally available therefor.
Liquidation, Dissolution and Winding Up
In the event of the Combined Entity’s voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Common Stock will be entitled to receive an equal amount per share of all of the Combined Entity’s assets of whatever kind available for distribution to stockholders.
Preemptive or Other Rights
There are no sinking fund provisions applicable to the Common Stock.
Preferred Stock
Upon the closing of the Business Combination, the Board will have the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control or other corporate action. Immediately after the closing of this Business Combination, no shares of preferred stock will be outstanding, and there is no present plan to issue any shares of preferred stock.
Undesignated Preferred Stock.
The Proposed Certificate of Incorporation provides for 10,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable the Board to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board were to determine that a takeover proposal is not in the best interests of the stockholders, the Board could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, the Proposed Certificate of Incorporation grants the Board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.
Anti-Takeover Provisions
Proposed Certificate of Incorporation and Amended and Restated Bylaws
Among other things, the Proposed Certificate of Incorporation and Combined Entity’s Bylaws will:
•
permit the Combined Entity’s board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

•
provide that the authorized number of directors may be changed only by resolution of the Combined Entity’s board of directors;

•
provide that, subject to the rights of any series of undesignated preferred stock to elect directors, directors may be removed only with cause by the holders of at least two-thirds (2/3) of the outstanding shares of capital stock entitled to vote generally at an election of directors;

•
provide that, subject to the rights of any series of undesignated preferred stock to fill vacancies, all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•
provide that Special Meetings of the Combined Entity’s stockholders may be called by the Combined Entity’s board of directors, pursuant to a resolution adopted by a majority of the total number of authorized directors then in office;

•
provide that the Combined Entity’s board of directors will be divided into three classes of directors, with the directors serving three-year terms (see the section titled “Management After the Business Combination”), therefore making it more difficult for stockholders to change the composition of our Board; and

•
not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least a majority of all of the then-outstanding capital stock entitled to vote on such amendment, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.
The combination of these provisions will make it more difficult for the existing stockholders to replace the Combined Entity’s board of directors as well as for another party to obtain control of the Combined Entity by replacing the Combined Entity’s board of directors. Because the Combined Entity’s board of directors has the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the Combined Entity’s board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.
These provisions are intended to enhance the likelihood of continued stability in the composition of the Combined Entity’s board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce the Combined Entity’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Combined Entity’s shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.
Delaware Anti-Takeover Law
Upon completion of the Business Combination, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•
before the stockholder became interested, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•
at or after the time the stockholder became interested, the business combination was approved by the Board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:
•
any merger or consolidation involving the corporation and the interested stockholder;

•
any sale, transfer, lease, pledge, exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•
subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
Choice of Forum
The Combined Entity’s Bylaws provide that, unless we consent in writing to the selection of an alternative form, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders; (iii) any action asserting a claim arising out of or pursuant to any provision of the General Corporation Law of the State of Delaware or the Proposed Certificate of Incorporation or the Combined Entity’s Bylaws; and (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that this choice of forum provision does not apply to any causes of action arising under the Securities Act or the Exchange Act. The Combined Entity’s Bylaws further provide that, unless we consent in writing to an alternative forum, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. The Combined Entity’s Bylaws also provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. We recognize that the forum selection clause in the Combined Entity’s Bylaws may impose additional litigation costs on stockholders in pursuing any such claims. Additionally, the forum selection clause in the Combined Entity’s Bylaws may limit our stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and employees even though an action, if successful, might benefit our stockholders. The Court of Chancery of the State of Delaware or the federal district courts of the United States of America may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

SHARES ELIGIBLE FOR FUTURE SALE
Business Combination Shares
MCAD will issue up to 15,200,000 shares of Common Stock to BTX Equityholders in connection with the Business Combination. All of the shares of Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by MCAD’s “affiliates” without restriction or further registration under the Securities Act, subject to any lock-up restrictions. Sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices of the Common Stock.
Lock-up Provisions
In connection with the Closing, certain of the BTX shareholders will agree, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, pledge or otherwise dispose of, directly or indirectly, any shares of MCAD Common Stock held by them (such shares, together with any securities convertible into or exchangeable for or representing the rights to receive shares of MCAD Common Stock if any, acquired during the Lock-Up Period (as defined below), the “Lock-up Shares”), (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or otherwise or engage in any short sales or other arrangement with respect to the Lock-Up Shares or (iv) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until the date that is 6 months after the Closing (the “Lock-Up Period”).
MCAD Equityholders’ Registration Rights
The holders of MCAD’s insider shares issued and outstanding on the date of MCAD’s IPO, Chardan who was the underwriter in MCAD’s initial public offering, as well as the holders of the private units and any shares our insiders or their affiliates may be issued in payment of working capital loans made to us, are entitled to registration rights pursuant to an agreement entered into on the effective date of our initial public offering requiring us to register such securities for resale. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the units issued in payment of working capital loans made to us can elect to exercise these registration rights at any time commencing on the date that we consummate our initial business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of our initial business combination. Notwithstanding the foregoing, Chardan may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years, respectively, after the effective date of the registration statement of which this prospectus forms a part and may not exercise its demand rights on more than one occasion. We will bear the expenses incurred in connection with the filing of any such registration statements.
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted shares of Common Stock or private units for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of Common Stock or private units for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:
•
1% of the total shares of the Combined Entity’s common stock then outstanding; or

•
the average weekly reported trading volume of the Combined Entity’s Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of MCAD under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about MCAD.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are 7,557,500 shares of MCAD Common Stock outstanding. Of these shares, the 5,750,000 shares sold in the MCAD IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 1,807,500 shares owned collectively by the Sponsor, officers and directors, and certain affiliates are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

COMPARISON OF STOCKHOLDERS’ RIGHTS
If the Charter Amendment Proposal is approved, the Proposed Certificate of Incorporation will amend and replace the MCAD’s Current Charter, as amended.
The following table sets forth a summary of the principal proposed changes and the differences between MCAD’s stockholders’ rights under the Current Charter and under the Proposed Certificate of Incorporation. This summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B. We urge you to read the Proposed Certificate of Incorporation in its entirety for a complete description of the rights and preferences of the securities of Company Entity.
For more information on the Post-Mergers Charter Proposals, see the section entitled “The Charter Amendment Proposal.”
	Existing Charter	Proposed Charter
Number of Authorized Shares
a) Common Stock	30,000,000	200,000,000
b) Preferred Stock	0	10,000,000
Voting Power
a) Director Removal	60% of the voting power of the outstanding shares of capital stock	2/3rd of the voting power of the outstanding shares of capital stock
b) Amend/Repeal Bylaws	Board of Directors, acting alone, without consent of the stockholders	2/3rd of the voting power of the outstanding shares of capital stock at any annual or special meeting of stockholders
c) Amend/Repeal Certificate of Incorporation	Not specified	Majority of the voting power of the outstanding shares of capital stock except 2/3rd of the voting power of the outstanding shares of capital stock (and 2/3rd of each class entitled to vote thereon) for any amendments to provisions involving stockholder action, the classified board, limitation of liability, and bylaws amendment by stockholders
Liquidation, Dissolution and Winding Up	Redemption of the IPO Shares for cash and distribution of remaining assets to stockholders in accordance with DGCL	Assets to be distributed pro-rata to the holders of Common Stock

TICKER SYMBOL, MARKET PRICE AND DIVIDEND POLICY
Ticker Symbol and Market Price
MCAD Common Stock, Units and Rights are currently listed on Nasdaq under the symbols “MCAD,” “MCADU” and “MCADR,” respectively. The closing price of the MCAD Common Stock, Units and Rights on April 6, 2021, the last trading day before announcement of the execution of the Merger Agreement, was $9.94, $10.32 and $0.46, respectively. As of September 8, 2021, the Record Date for the special meeting, the closing price for the MCAD Common Stock, Units and Rights was $9.96, $10.59 and $0.73, respectively.
Dividend Policy
We have not paid any cash dividends on our shares of common stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. The payment of any dividends subsequent to Business Combination will be within the discretion of our then board of directors. It is the present intention of the Board to retain all earnings, if any, for use in our business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding (i) the actual beneficial ownership of MCAD Common Stock as of September 8, 2021 (the “Record Date”), which is a date prior to the consummation of the Business Combination (pre-Business Combination) and (ii) expected beneficial ownership of the Combined Entity’s common stock immediately following the Closing (post-Business Combination), assuming that no Public Shares are redeemed, and alternatively that the maximum number of Public Shares are redeemed, by:
•
each of MCAD’s current executive officers and directors;

•
each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of MCAD Common Stock or of the Combined Entity’s common stock;

•
each person who will (or is expected to) become an executive officer or director of the Combined Entity following the Closing; and

•
all executive officers and directors of MCAD as a group pre-Business Combination and all executive officers and directors of the Combined Entity post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options rights and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of shares of MCAD Common Stock pre-Business Combination is based on 7,557,500 issued and outstanding shares of MCAD Common Stock as of September 8, 2021.
The expected beneficial ownership of common stock post-Business Combination assuming none of our Public Shares are redeemed has been determined based upon the following: (i) no MCAD stockholder has exercised its redemption rights to receive cash from the Trust Account in exchange for its MCAD Common Stock and we have not issued any additional Common Stock and (ii) there will be an aggregate of 28,382,000 shares of Common Stock issued and outstanding at Closing (after accounting for certain de minimis rounding adjustments that may occur in the allotment of Merger Consideration Shares).
The expected beneficial ownership of common stock post-Business Combination assuming 5,049,200 Public Shares have been redeemed has been determined based on the following: (i) MCAD stockholders (other than the stockholders listed in the table below) have exercised their redemption rights with respect 5,049,200 Public Shares, and (ii) there will be an aggregate of 23,332,800 shares of Common Stock issued and outstanding at Closing (after accounting for certain de minimis rounding adjustments that may occur in the allotment of Merger Consideration Shares).

Unless otherwise indicated, MCAD believes that all persons named in the table have sole voting and investment power with respect to all MCAD Common Stock beneficially owned by them.
	Pre-Business Combination		Successor Post-Business Combination
	Common Stock		Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Outstanding Shares of Common Stock(2)	Number of Shares	%(3)	Number of Shares	%(4)
Directors and Named Executive Officers of MCAD(1)
Mountain Crest Capital LLC (our Sponsor)(5)(6)	1,574,000	20.8%	1,388,250	4.9%	1,388,250	5.9%
Suying Liu(7)	1,574,000	20.8%	1,388,250	4.9%	1,388,250	5.9%
Dong Liu(7)	1,574,000	20.8%	1,388,250	4.9%	1,388,250	5.9%
Nelson Haight	2,000	*	2,000	*	2,000	*
Todd T. Milbourn	2,000	*	2,000	*	2,000	*
Wenhua Zhang	2,000	*	2,000	*	2,000	*
All officers and directors of MCAD as a group (5 individuals)	1,580,000	20.9%	1,394,250	4.9%	1,394,250	6.0%
Five Percent Holders of MCAD and the Combined Company
David P. Perry 2015 Trust(8)	250,000	3.3%	10,696,539	37.7%	10,696,539	45.8%
K2 Principal Fund, L.P.(9)	500,000	6.6%	550,000	1.9%	550,000	2.4%
Boothbay Fund Management LLC(10)	416,166	5.5%	457,783	1.6%	457,783	2.0%
Lawrence M. Feis(11)	532,762	7.0%	586,038	2.1%	586,038	2.5%
Entities affiliated with Farallon Capital Management LLC(12)			2,016,667	7.1%	2,016,667	8.6%
Directors and Executive Officers of Combined Entity After Consummation of the Business Combination:
David Perry(8)	250,000	3.3%	10,696,539	37.7%	10,696,539	45.8%
Kevin Appelbaum(13)			2,400,891	8.5%	2,400,891	10.3%
Dr. Mark Berman(14)			231,409	*	231,409	1.0%
Kristin Wynholds(15)			101,612	*	101,612	*
Justin Zamirowski(16)			25,107	*	25,107	*
Dr. Richard Carmona			153,247	*	153,247	*
Andy Armanino(17)			34,943	*	34,943	*
Geoffrey Parker(18)			33,333	*	33,333	*
Risa Lavizzo-Mourey			—	*	—	*
Mark Heinen(19)			6,667	*	6,667	*
Suying Liu(7)	1,574,000	20.8%	1,388,250	4.9%	1,388,250	5.9%
All Directors and Executive Officers of Combined Entity as a Group (11 Individuals)	1,824,000	24.1%	15,071,998	53.1%	15,071,998	64.5%

*
Less than 1%.

(1)
Unless otherwise indicated, the business address of each of the officers and directors is c/o Mountain Crest Acquisition Corp. II, 311 West 43rd Street, 12th Floor, New York, New York 10036.

(2)
Based on 7,557,500 shares of common stock issued and outstanding as of September 8, 2021.

(3)
The expected beneficial ownership of the Combined Entity immediately upon consummation of the

Business Combination, assuming no holders of public shares exercise their redemption rights in connection therewith and the closing of the Business Combination occurs, is based on 28,382,000 shares of Combined Entity Common Stock outstanding as of such date, and consists of (i) 5,750,000 shares of MCAD Common Stock that will convert into a like number of shares of Combined Entity Common Stock, (ii) 595,000 shares of MCAD Common Stock issuable upon conversion of Rights that will convert into a like number of shares of Combined Entity Common Stock, (iii) 1,637,000 shares of MCAD Common Stock held by the Sponsor, MCAD officers and directors and certain affiliates that will convert into a like number of shares of Combined Entity Common Stock, (iv) 200,000 shares of MCAD Common Stock held by the David P. Perry 2015 Trust that will convert into a like number of shares of Combined Entity Common Stock, (v) 15,200,000 shares of Combined Entity Common Stock issuable in connection with the Business Combinbation and (vi) 5,000,000 shares of Combined Entity Common Stock issuable in connection with the PIPE Investment pursuant to the Subscription Agreements.
(4)
The expected beneficial ownership of the Combined Entity immediately upon consummation of the Business Combination, assuming the holders of 5,049,200 public shares exercise their redemption rights in connection therewith and the closing of the Business Combination occurs, is based on 23,332,800 shares of Combined Entity Common Stock outstanding as of such date, and consists of (i) 700,800 shares of MCAD Common Stock that will convert into a like number of shares of Combined Entity Common Stock, (ii) 595,000 shares of MCAD Common Stock issuable upon conversion of Rights that will convert into a like number of shares of Combined Entity Common Stock, (iii) 1,637,000 shares of MCAD Common Stock held by the Sponsor, MCAD officers and directors and certain affiliates that will convert into a like number of shares of Combined Entity Common Stock, (iv) 200,000 shares of MCAD Common Stock held by the David P. Perry 2015 Trust that will convert into a like number of shares of Combined Entity Common Stock, (v) 15,200,000 shares of Combined Entity Common Stock issuable in connection with the Business Combinbation and (vi) 5,000,000 shares of Combined Entity Common Stock issuable in connection with the PIPE Investment pursuant to the Subscription Agreements.

(5)
Includes (i) 1,431,500 shares of Common Stock and (ii) 142,500 shares of Common Stock underlying Private Units. This number also includes 200,000 shares of MCAD Common Stock sold pursuant to a stock purchase agreement by and between MCAD, Mountain Crest Capital LLC and the David P. Perry 2015 Trust, whereby Mountain Crest Capital LLC will transfer such shares to the David P. Perry 2015 Trust upon the colsing of the Business Combination. The Post- Combination Number of Shares (i) does not include the 200,000 shares of common stock sold to the David P. Perry 2015 Trust, which will be transferred upon the closing of the Business Combination and (ii) includes 14,250 shares of Common Stock issuable upon conversion of Rights upon the consummation of the Business Combination.

(6)
Dr. Suying Liu and Dong Liu have voting and dispositive power over the shares owned by Mountain Crest Capital LLC.

(7)
Consists of shares owned Mountain Crest Capital LLC, over which Dr. Suying Liu and Dong Liu have voting and dispositive power.

(8)
Includes (i) 10,146,539 shares of MCAD Common Stock issuable pursuant to the Business Combination upon the conversion of shares of BTX common stock held by the David P. Perry 2015 Trust, (ii) 200,000 shares of MCAD Common Stock purchased pursuant to a stock purchase agreement by and between MCAD, Mountain Crest Capital LLC and the David P. Perry 2015 Trust, whereby Mountain Crest Capital LLC will transfer such shares to the David P. Perry 2015 Trust upon the closing of the Business Combination, (iii) 100,000 shares of Combined Entity Common Stock issuable in connection with the PIPE Investment, (iv) 952,000 shares of Combines Entity Common Stock issuable in connection with the SAFEs and (v) 250,000 shares of MCAD Common Stock owned as of September 8, 2021.

(9)
Includes (i) 500,000 shares of MCAD Common Stock and (ii) 50,000 shares of MCAD Common Stock underlying Units which are issuable upon the conversion of Rights upon the closing of the Business Combination held by The K2 Principal Fund, L.P. (the “K2 Fund”). K2 Genpar 2017 Inc. (“Genpar 2017”) is the general partner of the K2 Fund and K2 & Associates Investment Management Inc. (“K2 & Associates”) is the investment manager of the K2 Fund and a direct 66.5% owned subsidiary of Shawn Kimel Investments, Inc. (“SKI”). Daniel Gosselin is Vice President of SKI,

Secretary of GenPar 2017 and President of K2 & Associates, and exercises ultimate voting and investment powers over the units held by the K2 Fund. The business address of each of K2 Fund, Genpar 2017, K2 & Associates, SKI and Daniel Gosselin is 2 Bloor St West, Suite 801, Toronto, Ontario, M4W 3E2, Canada. The information is based solely on a Schedule 13G filed by K2 Principal Fund, L.P. with the SEC on January 20, 2021.
(10)
Includes (i) 416,166 shares of MCAD Common Stock and (ii) 41,617 shares of MCAD Common Stock underlying Units which are issuable upon the conversion of Rights upon closing of the Business Combination held by Boothbay Absolute Return Strategies, LP, a Delaware limited partnership and one or more other private funds (the “Boothbay Fund”), which is managed by Boothbay Fund Management, LLC, a Delaware limited liability company (the “Boothbay Adviser”). The Boothbay Adviser, in its capacity as the investment manager of the Fund, has the power to vote and the power to direct the disposition of all the units held by the Boothbay Fund. Ari Glass is the managing member of the Adviser. Each of the reporting persons disclaims beneficial ownership of the securities, except to the extent of the reporting person’s pecuniary interest therein. The business address of each of the Boothbay Fund, Boothbay Adviser and Ari Glass is 140 East 45th Street, 14th Floor, New York, NY 10017. The information is based solely on a Schedule 13G filed by Boothbay Fund Management, LLC with the SEC on April 16, 2021.

(11)
Includes (i) 532,762 shares of MCAD Common Stock and (ii) 53,276 shares of MCAD Common Stock underlying Units which are issuable upon the conversion of Rights upon closing of the Business Combination held by Feis Equities LLC. Lawrence M. Feis is the managing member of Feis Equities LLC and has sole voting and dispositive power over the shares held by Feis Equities LLC. The business address of each of Feis Equities LLC and Lawrence M. Feis is 20 North Wacker Drive, Suite 2115, Chicago, IL 60606. The information is based solely on a Schedule 13G filed with the SEC by Lawrence Feis on August 9, 2021.

(12)
Consists of shares held by eight limited partnerships for which Farallon Capital Management, L.L.C. is the registered investment adviser, including (i) 19,305 shares of Combined Entity Common Stock held by Farallon Capital (AM) Investors, L.P. (“FCAMI”), (ii) 102,195 shares of Combined Entity Common Stock held by Farallon Capital F5 Master I, L.P. (“F5MI”), (iii) 557,685 shares of Combined Entity Common Stock held by Farallon Capital Offshore Investors II, L.P. (“FCOI II”), (iv) 124,065 shares of Combined Entity Common Stock held by Farallon Capital Partners, L.P. (“FCP”), (v) 371,655 shares of Combined Entity Common Stock held by Farallon Capital Institutional Partners, L.P. (“FCIP”), (vi) 77,355 shares of Combined Entity Common Stock held by Farallon Capital Institutional Partners II, L.P. (“FCIP II”), (vii) 46,710 shares of Combined Entity Common Stock held by Farallon Capital Institutional Partners III, L.P. (“FCIP III”), (viii) 51,030 shares of Combined Entity Common Stock held by Four Crossings Institutional Partners V, L.P. (“FCIP V” and collectively with FCAMI, F5MI, FCOI II, FCP, FCIP, FCIP II and FCIP III, the “Farallon Funds”), all issuable in connection with the PIPE Investment and (ix) 666,667 shares of Combined Entity Common Stock held among the Farallon Funds issuable in connection with the SAFEs. Farallon Partners, L.L.C., (“FPLLC”), as the general partner of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI, or the FPLLC Entities, may be deemed to beneficially own such shares of Combined Entity Common Stock held by each of the FPLLC Entities. Farallon F5 (GP), L.L.C., or F5MI GP, as the general partner of F5MI, may be deemed to beneficially own such shares of Combined Entity Common Stock held by F5MI. Farallon Institutional (GP) V, L.L.C., or FCIP V GP, as the general partner of FCIP V, may be deemed to beneficially own such shares of Combined Entity Common Stock held by FCIP V. Each of Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, Nicolas Giauque, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly, or the Farallon Managing Members, as a (i) managing member or senior managing member, as the case may be, of FPLLC, or (ii) manager or senior manager, as the case may be, of F5MI GP and FCIP V GP, in each case with the power to exercise investment discretion with respect to the shares that may be deemed to be beneficially owned by FPLLC, F5MI GP or FCIP V GP, may be deemed to beneficially own such shares of Combined Entity Common Stock held by the FPLLC Entities, F5MI or FCIP V. Each of FPLLC, F5MI GP, FCIP V GP and the Farallon Managing Members disclaims beneficial ownership of any such shares of Combined Entity Common Stock. The address of each of the entities and individuals identified in this footnote is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

(13)
Represents shares of Combined Entity Common Stock held by Kevin Appelbaum, or his successor(s), as Trustee of the Kevin Appelbaum Revocable Trust under Revocable Trust Declaration dated May 16, 2020, as amended, over which Mr. Appelbaum has sole voting and dispositive power.

(14)
Includes 13,333 shares of Combined Entity Common Stock to be issued to Mr. Berman in connection with the SAFEs.

(15)
Includes 11,815 shares of Combined Entity Common Stock which Ms. Wynholds has the right to acquire through exercise of stock options within 60 days from September 8, 2021.

(16)
Represents 25,107 shares of Combined Entity Common Stock which Mr. Zamirowski has the right to acquire through exercise of stock options within 60 days from September 8, 2021.

(17)
Represents shares of Combined Entity Common Stock held by Andrew J Armanino III and Denise M Armanino Family Trust, over which Mr. Armanino and his spouse, Denise M. Armanino, have shared voting and dispositive power, and includes 13,333 shares of Combined Entity Common Stock issued to Mr. Armanino in connection with the SAFEs.

(18)
Represents 33,333 shares of Combined Entity Common Stock to be issued to Geoffrey and Jill Parker in connection with the SAFEs.

(19)
Represents 6,667 shares of Combined Entity Common Stock to be issued to Mr. Heinen in connection with the SAFEs.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS OF MCAD
Founder Shares
On October 16, 2020, the Company issued 1,437,500 shares of common stock (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000 or approximately $0.017 per share. The 1,437,500 Founder Shares included an aggregate of up to 187,500 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the Sponsor will collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option on January 14, 2021, no Founder Shares are currently subject to forfeiture.
The Sponsor has agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of six months after the date of the consummation of a Business Combination and the date on which the closing price of the Company’s common stock equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of a Business Combination and, with respect to the remaining 50% of the Founder Shares, six months after the date of the consummation of a Business Combination, or earlier in each case if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Private Placement
In connection with our initial public offering, Mountain Crest Capital LLC and Chardan purchased, pursuant to a written purchase agreement with us, 185,000 private units for a total purchase price of $1,850,000, of which 135,000 private units were be purchased by Mountain Crest Capital LLC and 50,000 private units will be purchased by Chardan. These purchases took place on a private placement basis simultaneously with the consummation of MCAD’s initial public offering. The private units are identical to the units sold in MCAD’s initial public offering. Additionally, simultaneously with the sale of the over-allotment option, MCAD consummated the private sale of an additional 15,000 Private Units, generating gross proceeds of $150,000. Mountain Crest Capital LLC and Chardan have agreed not to transfer, assign or sell any of the private units or underlying securities (except to the same permitted transferees as the insider shares and provided the transferees agree to the same terms and restrictions as the permitted transferees of the insider shares must agree to, each as described above) until the completion of our initial business combination.
Registration Rights Agreement
Pursuant to a registration rights agreement entered into on January 7, 2021, the holders of the Founder Shares, the Private Units, and any shares that may be issued in payment of Working Capital Loans (and all underlying securities) will be entitled to registration rights requiring the Company to register such securities for resale. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Units (and underlying securities) and securities issued in payment of Working Capital Loans can elect to exercise these registration rights at any time commencing on the date that the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding the foregoing, Chardan may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years, respectively, after the effective date of the Initial Public Offering and may not exercise its demand rights on more than one occasion. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Administrative Services Agreement
MCAD entered into an agreement, commencing on January 12, 2021 through the earlier of the MCAD’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. However, pursuant to the terms of such agreement, the Company may delay payment of such monthly fee upon a determination by the Company’s Audit Committee that the Company lacks sufficient funds held outside the Trust Account to pay actual or anticipated expenses in connection with a Business Combination.
Promissory Note — Related Party
On August 1, 2020, the Company issued the Promissory Note to the Sponsor, pursuant to which the Company may borrow up to an aggregate amount of $500,000 to cover expenses related to the Initial Public Offering. The Promissory Note is non-interest bearing and payable on the completion of the Initial Public Offering. The promissory note was repaid at the closing of the IPO on January 12, 2021.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or MCAD’s officers and directors may, but are not obligated to, loan MCAD funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans may be converted into private units at a price of $10.00 per unit. The private units would be identical to the Private Units. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
Other than the fees described above, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to our insiders or any of the members of our management team, for services rendered to us prior to, or in connection with the consummation of our initial business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the trust account and the interest income earned on the amounts held in the trust account, such expenses would not be reimbursed by us unless we consummate an initial business combination.
After our initial business combination, members of our management team who remain with us may be paid consulting, board, management or other fees from the Company Entity with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of a stockholder meeting held to consider our initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.
Stock Purchase Agreement for the Sale of MCAD Shares
MCAD, Mountain Crest Capital LLC and David P. Perry 2015 Trust, an entity affiliated with BTX’s Executive Chairman entered into a stock purchase agreement pursuant to which Mountain Crest Capital LLC agreed to transfer 200,000 shares (the “Shares”) of MCAD common stock held by Mountain Crest Capital LLC to the David P. Perry 2015 Trust upon the consummation of any business combination, including the Business Combination, for $1.8 million. The Shares have been fully paid, and will be transferred to Purchaser upon the consummation of the Business Combination.
Related Party Policy
MCAD’s Code of Ethics requires it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.
We also require each of our directors and executive officers to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.
To further minimize conflicts of interest, we have agreed not to consummate our initial business combination with an entity that is affiliated with any of our insiders, officers or directors unless we have obtained an opinion from an independent investment banking firm and the approval of a majority of our disinterested and independent directors (if we have any at that time) that the business combination is fair to our unaffiliated stockholders from a financial point of view. In no event will our insiders, or any of the members of our management team be paid any finder’s fee, consulting fee or other similar compensation prior to, or for any services they render in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is).
BTX
Certain Relationships and Related Person Transactions — BTX
Other than as described above under the sections entitled “Executive Compensation” and “Director Compensation” in this proxy statement/prospectus and the transactions described below, since April 1, 2015, there has not been and there is not currently proposed, any transaction or series of similar transactions to which:
•
BTX was, or will be, a participant;

•
the amount involved exceeded, or will exceed, $120,000; and

•
in which any director, executive officer, holder of 5% or more of any class of its capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

Series Seed Preferred Unit Financing
On May 4, 2015, BTX entered into the Preferred Unit Purchase Agreement, pursuant to which BTX sold to the David P. Perry 2015 Trust (the “Perry Trust”) an aggregate of 1,066,667 Preferred Units at a purchase price of $1.875 per share. The Perry Trust is an affiliate of David Perry who is the executive chairman of BTX and beneficial owner of more than 5% of BTX capital stock.
Convertible Note Financings
From February 24, 2017 to May 22, 2018, BTX issued and sold convertible promissory notes in the aggregate principal amount of $7,800,000 to the Perry Trust. Such notes together with accrued interest were converted into Series A Preferred Units on August 27, 2018 as described below.

From July 9, 2019 to July 19, 2020, BTX issued and sold convertible promissory notes to the following affiliates of David Perry and his immediate family members: $7,650,000 in aggregate principal amount to the Perry Trust and $1,000,000 in principal amount to Belinda Barclay-White. Such notes together with accrued interest were exchange for SAFEs on August 14, 2020 as described below.
Series A Preferred Unit Financings
On December 2, 2015, BTX entered into the Series A Preferred Unit Purchase Agreement, pursuant to which BTX sold to the Perry Trust an aggregate of 1,351,048 Series A Preferred Units at a purchase price of $4.441 per unit.
On August 27, 2018, BTX entered into the Series A Preferred Unit Purchase Agreement, as amended, pursuant to which BTX sold to Series A Preferred Units at a purchase price of $4.441 per units to the following affiliates of David Perry or his immediate family members: 3,399,056 units to the Perry Trust; 5,630 units to Allison Perry, Trustee of the Allison Perry Trust; 22,518 units to Pensus Limited Trust FBO Georgianna Maule-Ffinch; 11,259 units to Pensus Limited Trust FBO Ashleigh Maule-Ffinch; and 4,504 units to Belinda Barclay-White. The Perry Trust paid $8,195,199 of the purchase price for such Series A Preferred Units via conversion of its then-outstanding convertible promissory notes.
SAFE Financings
From August 14, 2020 to January 29, 2021, BTX issued Simple Agreements for Future Equity, as amended (“SAFEs”) to the following affiliates of David Perry or his immediate family members: $13,961,878 in aggregate purchase amount to the Perry Trust and $1,015,738 in purchase amount to Belinda Barclay-White. Of such SAFEs, $8,672,617 were issued upon the exchange of then-outstanding convertible promissory notes as described above.
On April 6, 2021, BTX sold and issued SAFEs to the following related parties: $250,000 in purchase amount to Geoffrey M. Parker and Jill G. Parker Rev Trust, an affiliate of Geoffrey M. Parker, a director of BTX; and $100,000 in purchase amount to Andy Armanino, a director of BTX.
Indemnification Agreements
BTX has entered into agreements to indemnify its directors. These agreements require BTX to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in BTX’s right, on account of any services undertaken by such person on behalf of BTX or that person’s status as a member of BTX’s board of directors to the maximum extent allowed under Delaware law.
Policies for Approval of Related Party Transactions
BTX’s board of directors reviews and approves transactions with directors, officers and holders of 5% or more of its capital stock and their affiliates, each a related party. Prior to this transaction, the material facts as to the related party’s relationship or interest in the transaction are disclosed to its board of directors prior to their consideration of such transaction, and the transaction is not considered approved by BTX’s board of directors unless a majority of the directors who are not interested in the transaction approve the transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

ADDITIONAL INFORMATION
Submission of Stockholder Proposals
The Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the Notice of Special Meeting to Stockholders may be transacted at the Special Meeting.
Future Stockholder Proposals
The Combined Entity’s proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Combined Entity’s proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the Combined Entity Board, (ii) otherwise properly brought before such meeting by or at the direction of the Combined Entity Board, or (iii) otherwise properly brought before such meeting by a stockholder who is a stockholder of record on the date of giving of the notice and on the record date for determination of stockholders entitled to vote at such meeting who has complied with the notice procedures specified in the Combined Entity’s proposed Bylaws. To be timely for the Combined Entity’s annual meeting of stockholders, the Combined Entity’s secretary must receive the written notice at the Combined Entity’s principal executive offices:
•
not earlier than the 120th day; and

•
not later than the 90th day

before the one-year anniversary of the preceding year’s annual meeting.
In the event that no annual meeting was held in the previous year (as would be the case for the Combined Entity) or the Combined Entity holds its annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be received no later than the close of business on the later of the 90th day prior to the scheduled date of such annual meeting or the 10 day following the day on which the public announcement of the date of such meeting was first made.
Nominations and proposals also must satisfy other requirements set forth in the Bylaws. The Chairperson of the Combined Entity Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.
Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2022 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before the Combined Entity begins to print and send out its proxy materials for such 2022 annual meeting (and the Combined Entity will publicly disclose such date when it is known).
Stockholder Communications
Stockholders and interested parties may communicate with the Board, any committee chairperson or the non-management directors as a group by writing to the Board or committee chairperson in care of Better Therapeutics, Inc. Following the Business Combination, such communications should be sent to 548 Market St #49404, San Francisco, California 94104. Each communication will be forwarded, depending on the subject matter, to the Board, the appropriate committee chairperson or all non-management directors.
Legal Matters
The validity of the shares of Common Stock to be issued in connection with the Business Combination will be passed upon by Loeb & Loeb LLP, New York, New York.

Experts
The audited financial statements of Mountain Crest Acquisition Corp. II as of December 31, 2020 and for the period from July 31, 2020 (inception) through December 31, 2020 included in this proxy statement/prospectus have been so included in reliance on a report of Marcum LLP, an independent registered public accounting firm, appearing elsewhere herein and are included in reliance on such report given upon such firm as experts in auditing and accounting.
The financial statements of BTX as of December 31, 2019 and December 31, 2020, and for the years then ended included in this proxy statement/prospectus have been audited by Elliott Davis, LLC, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Delivery of Documents to Stockholders
Pursuant to the rules of the SEC, MCAD and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, MCAD will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request delivery of single copies of this proxy statement/prospectus in the future. Stockholders may notify MCAD of their requests by calling or writing MCAD at its principal executive offices 311 West 43rd Street, 12th Floor, New York, NY 10036.
Transfer Agent and Registrar
The registrar and transfer agent for the shares of Common Stock is Continental Stock Transfer & Trust Company. MCAD has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION
We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read MCAD’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact MCAD by telephone or in writing:
Suying Liu
Mountain Crest Acquisition Corp. II
311 West 43rd Street
12th Floor
New York, NY 10036
(646) 493-6558
You may also obtain these documents by requesting them in writing or by telephone from MCAD’s proxy solicitation agent at the following address and telephone number:
Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com]
If you are a stockholder of MCAD and would like to request documents, please do so by October 20, 2021, in order to receive them before the Special Meeting. If you request any documents from MCAD, MCAD will mail them to you by first class mail, or another equally prompt means.
All information contained in this proxy statement/prospectus relating to MCAD has been supplied by MCAD, and all such information relating to BTX has been supplied by BTX. Information provided by either MCAD or BTX does not constitute any representation, estimate or projection of any other party.
This document is a proxy statement/prospectus of MCAD for the Special Meeting. MCAD has not authorized anyone to give any information or make any representation about the Business Combination, MCAD or BTX that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

 MOUNTAIN CREST ACQUISITION CORP. II
UNAUDITED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholder and Board of Directors of
Mountain Crest Acquisition Corp. II
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Mountain Crest Acquisition Corp. II. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholder’s equity and cash flows for the period from July 31, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from July 31, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
New York, NY
March 30, 2021

MOUNTAIN CREST ACQUISITION CORP. II
BALANCE SHEET
DECEMBER 31, 2020
ASSETS
Current asset – cash	$24,764
Deferred offering costs	61,894
TOTAL ASSETS	$86,658
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accrued expenses	$1,450
Promissory note – related party	61,894
Total Current Liabilities	63,344
Commitments and Contingencies
Stockholder’s Equity
Common stock, $0.0001 par value; 5,000,000 shares authorized; 1,437,500 shares issued and outstanding(1)	144
Additional paid-in capital	24,856
Accumulated deficit	(1,686)
Total Stockholder’s Equity	23,314
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$86,658

(1)
Included up to 187,500 shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of the financial statements.

MOUNTAIN CREST ACQUISITION CORP. II
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JULY 31, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
Formation and operating costs	$1,686
Net Loss	$(1,686)
Weighted average shares outstanding, basic and diluted(1)	1,250,000
Basic and diluted net loss per common share	$(0.00)

(1)
Excluded an aggregate of up to 187,500 shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of the financial statements.

MOUNTAIN CREST ACQUISITION CORP. II
STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
FOR THE PERIOD FROM JULY 31, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount
Balance – July 31, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Founder Shares to Sponsor(1)	1,437,500	144	24,856	—	25,000
Net loss	—	—	—	(1,686)	(1,686)
Balance – December 31, 2020	1,437,500	$144	$24,856	$(1,686)	$23,314

(1)
Included 187,500 shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of the financial statements.

MOUNTAIN CREST ACQUISITION CORP. II
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JULY 31, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
Cash Flows from Operating Activities:
Net loss	$(1,686)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Accrued expenses	1,450
Net cash used in operating activities	(236)
Cash Flows from Financing Activities:
Proceeds from issuance of common stock to the Sponsor	25,000
Proceeds from promissory note – related party	61,894
Payment of offering costs	(61,894)
Net cash provided by financing activities	25,000
Net Change in Cash	24,764
Cash – Beginning	—
Cash – Ending	$24,764
The accompanying notes are an integral part of the financial statements.

MOUNTAIN CREST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Mountain Crest Acquisition Corp. II (the “Company”) was incorporated in Delaware on July 31, 2020. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, reorganization or other similar business transaction with one or more businesses that the Company has not yet identified (a “Business Combination”).
The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from July 31, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on January 7, 2021. On January 12, 2021, the Company consummated the Initial Public Offering of 5,000,000 units (the “Units”) “and, with respect to the shares of common stock included in the Units sold, the “Public Shares at $10.00 per Unit, generating gross proceeds of $50,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 185,000 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to Mountain Crest Capital LLC (the “Sponsor”) and Chardan Capital Markets, LLC (“Chardan”), generating gross proceeds of $1,850,000, which is described in Note 4.
Following the closing of the Initial Public Offering on January 12, 2021, an amount of $50,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”), of which $500,000 was deposited on January 13, 2021, and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account as described below.
On January 14, 2021, the underwriters fully exercised their over-allotment option, resulting in an additional 750,000 Units issued for an aggregate amount of $7,500,000. In connection with the underwriters’ full exercise of their over-allotment option, the Company also consummated the sale of an additional 15,000 Private Units at $10.00 per Private Unit, generating total proceeds of $7,650,000. A total of $7,500,000 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $57,500,000 (see Note 8).
Transaction costs amounted to $4,844,093 consisting of $1,150,000 of underwriting fees, $1,725,000 of deferred underwriting fees and $1,969,093 of other offering costs.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and net of amounts previously released to the Company to pay its tax obligations) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the

MOUNTAIN CREST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (continued)
outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commission the Company will pay to the underwriters (as discussed in Note 6).
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to (a) vote its Founder Shares (as defined in Note 5), Private Shares (as defined in Note 4) and any Public Shares held by it in favor of a Business Combination and (b) not to redeem any shares in connection with a stockholder vote to approve a Business Combination or sell any such shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed to (i) waive its redemption rights with respect to Founder Shares, Private Shares and any Public Shares it may acquire during or after the Initial Public Offering in connection with the consummation of a Business Combination and (ii) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders an opportunity to redeem their Public Shares in conjunction with any such amendment. However, the Sponsor will be entitled to liquidating distributions with respect to any Public Shares acquired if the Company fails to consummate a Business Combination or liquidates within the Combination Period (defined below).
The Company has until October 12, 2021 (or until April 12, 2022 if the Company has executed a definitive agreement for a Business Combination by October 12, 2021 but has not completed the Business

MOUNTAIN CREST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (continued)
Combination within such 9-month period) to consummate a Business Combination. However, if the Company anticipates that it may not be able to consummate a Business Combination by October 12, 2021, and the Company has not entered into a definitive agreement for a Business Combination by such date, the Company may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of 15 months to complete a Business Combination (the “Combination Period”). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliate or designees must deposit into the Trust Account $500,000, or $575,000 if the underwriters’ over-allotment option is exercised in full ($0.10 per Public Share in either case, or an aggregate of $1,000,000 (or $1,150,000 if the over-allotment option is exercised in full)), on or prior to the date of the applicable deadline, for each three month extension.
If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor has agreed to waive its liquidation rights with respect to the Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

MOUNTAIN CREST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (continued)
Going Concern and Management’s Plan
Prior to the completion of the initial public offering, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statement. The Company has since competed its Initial Public Offering at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company for general working capital purposes. Accordingly, management has since reevaluated the Company’s liquidity and financial condition and determined that sufficient capital exists to sustain operations one year from the issuance date of these financial statements and therefore substantial doubt has been alleviated.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and Stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

MOUNTAIN CREST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.
Deferred Offering Costs
Deferred offering costs consisted of legal, accounting and other expenses incurred through the balance sheet date that were directly related to the Initial Public Offering. On January 12, 2021, offering costs amounting to $4,844,093 were charged to stockholder’s equity upon the completion of the Initial Public Offering (see Note 1). As of December 31, 2020, there were $61,894 of deferred offering costs recorded in the accompanying balance sheet.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Net Loss Per Common Share
Net loss per share of common stock is computed by dividing net loss by the weighted average number of common shares outstanding during the period, excluding shares of common stock subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 187,500 shares of common stock that were subject to forfeiture by the Sponsor if the over-allotment option is not exercised by the underwriter

MOUNTAIN CREST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
(see Note 5). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheet, primarily due to their short-term nature.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 5,750,000 Units, inclusive of 750,000 Units sold to the underwriters on January 14, 2021 upon the underwriters’ election to fully exercise their over-allotment option at a purchase price of $10.00 per Unit. Each Unit consists of one share of common stock and one right (“Public Right”). Each Public Right entitles the holder to receive one-tenth of one share of common stock at the closing of a Business Combination (see Note 7).
NOTE 4 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor and Chardan (and/or their designees) purchased an aggregate of 185,000 Private Units, at a price of $10.00 per Private Unit, for an aggregate purchase price of $1,850,000, in a private placement. The Sponsor purchased 135,000 Private Units and Chardan purchased 50,000 Private Units. On January 14, 2021, in connection with the underwriters’ election to fully exercise their over-allotment option, the Company sold an additional 15,000 Private Units to the Sponsor, at a price of $10.00 per Private Unit, generating additional gross proceeds of $150,000. (see Note 8). Each Private Unit consists of one share of common stock (“Private Share”) and one right (“Private Right”). Each Private Right entitles the holder to receive one-tenth of one share of common stock at the closing of a Business Combination. The proceeds from the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Units and all underlying securities will expire worthless.
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
On October 16, 2020, the Company issued 1,437,500 shares of common stock (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000. The 1,437,500 Founder Shares include an

MOUNTAIN CREST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
NOTE 5 — RELATED PARTY TRANSACTIONS (continued)
aggregate of up to 187,500 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the Sponsor will collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering and excluding the Private Shares). As a result of the underwriters’ election to fully exercise their over-allotment option on January 14, 2021, no Founder Shares are currently subject to forfeiture (see Note 8).
The Sponsor has agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of six months after the date of the consummation of a Business Combination and the date on which the closing price of the Company’s common stock equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of a Business Combination and, with respect to the remaining 50% of the Founder Shares, six months after the date of the consummation of a Business Combination, or earlier in each case if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Administrative Services Agreement
The Company entered into an agreement, commencing on January 12, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. However, pursuant to the terms of such agreement, the Company may delay payment of such monthly fee upon a determination by the Company’s Audit Committee that the Company lacks sufficient funds held outside the Trust Account to pay actual or anticipated expenses in connection with a Business Combination.
Promissory Note — Related Party
On August 1, 2020, the Company issued the Promissory Note to the Sponsor, pursuant to which the Company may borrow up to an aggregate amount of $500,000 to cover expenses related to the Initial Public Offering. The Promissory Note is non-interest bearing and payable on the completion of the Initial Public Offering. As of December 31, 2020, there was $61,894 in borrowings outstanding under the Promissory Note, which is currently due on demand.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans may be converted into private units at a price of $10.00 per unit. The private units would be identical to the Private Units. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
Related Party Extension Loans
As discussed in Note 1, the Company may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of 15 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the Trust Account $500,000, or

MOUNTAIN CREST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
NOTE 5 — RELATED PARTY TRANSACTIONS (continued)
$575,000 if the underwriters’ over-allotment option is exercised in full ($0.10 per Public Share in either case, or an aggregate of $1,000,000 (or $1,150,000 if the over-allotment option is exercised in full)), on or prior to the date of the applicable deadline, for each three month extension. Any such payments would be made in the form of a non-interest bearing, unsecured promissory note. Such notes would either be paid upon consummation of a Business Combination, or, at the relevant insider’s discretion, converted upon consummation of a Business Combination into additional Private Units at a price of $10.00 per Private Unit. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete a Business Combination.
NOTE 6 — COMMITMENTS
Registration Rights
Pursuant to a registration rights agreement entered into on January 7, 2021, the holders of the Founder Shares, the Private Units, and any shares that may be issued in payment of Working Capital Loans (and all underlying securities) will be entitled to registration rights requiring the Company to register such securities for resale. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founders Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Units (and underlying securities) and securities issued in payment of Working Capital Loans can elect to exercise these registration rights at any time commencing on the date that the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding the foregoing, Chardan may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years, respectively, after the effective date of the Initial Public Offering and may not exercise its demand rights on more than one occasion. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to 5.5% of the gross proceeds of the Company’s IPO as underwriting discounts, of which 2.0% was paid at the closing of the Company’s IPO. The payment of 3.5% of the gross proceeds of the Company’s IPO was deferred until the consummation of a business combination involving the Company, out of which 3.0% will be paid in cash and 0.5% will be paid in the form of the Company’s shares. On January 12, 2021, the Company consummated the IPO of 5,000,000 units, generating gross proceeds of $50,000,000, and paid $1,000,000 to the underwriters as the underwriting discounts.
The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 750,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On January 14, 2021, the underwriter’s elected to fully exercise the over-allotment option to purchase an additional 750,000 Public Shares at a price of $10.00 per Public Share (see Note 8).
The underwriters are entitled to a deferred fee of $0.30 per Unit, or $1,725,000, upon the exercise of the over-allotment option, on January 14, 2021. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

MOUNTAIN CREST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
NOTE 6 — COMMITMENTS (continued)
In addition, the Company has agreed to issue Chardan and/or its designees at the close of a Business Combination, a deferred discount equal to 0.5% of the amount sold in the Initial Public Offering in the form of the Company’s shares of common stock, at a price of $10.00 per share (28,750 shares), see Note 8.
NOTE 7 — STOCKHOLDER’S EQUITY
Common Stock — The Company is authorized to issue 5,000,000 shares of common stock with a par value of $0.0001 per share. At December 31, 2020, there were 1,437,500 shares of common stock issued and outstanding.
Rights — Except in cases where the Company is not the surviving company in a Business Combination, each holder of a Public Right will automatically receive one-tenth (1/10) of one share of common stock upon consummation of a Business Combination, even if the holder of a Public Right converted all shares held by him, her or it in connection with a Business Combination or an amendment to the Company’s Amended and Restated Certificate of Incorporation with respect to its pre-business combination activities. In the event that the Company will not be the surviving company upon completion of a Business Combination, each holder of a Public Right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth (1/10) of a share underlying each Public Right upon consummation of the Business Combination. No additional consideration will be required to be paid by a holder of Public Rights in order to receive his, her or its additional shares of common stock upon consummation of a Business Combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of Public Rights to receive the same per share consideration the holders of the common stock will receive in the transaction on an as-converted into common stock basis.
The Company will not issue fractional shares in connection with an exchange of Public Rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Delaware General Corporation Law. As a result, the holders of the Public Rights must hold rights in multiples of 8 in order to receive shares for all of the holders’ rights upon closing of a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Rights will not receive any of such funds with respect to their Public Rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Rights, and the Public Rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the Public Rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.
Representative Shares
In January 2021, the Company intended to issue to Chardan and/or its designees 170,000 shares of common stock (the “Representative Shares”). The Company accounted for the Representative Shares as an expense of the Initial Public Offering, resulting in a charge directly to stockholders’ equity. The Company estimated the fair value of Representative Shares to be $1,700,000 based upon the offering price of the Units of $10.00 per Unit. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.
The Representative Shares have been deemed compensation by the Financial Industry Regulatory Authority (“FINRA”) and are therefore subject to a lock-up for a period of 180 days immediately following

MOUNTAIN CREST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
NOTE 7 — STOCKHOLDER’S EQUITY (continued)
the effective date of the registration statement related to the Initial Public Offering pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.
NOTE 8 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On January 12, 2021, the Company consummated the IPO of 5,000,000 units, which were sold at an offering price of $10.00 per unit, generating gross proceeds of $50,000,000. The Company granted the underwriters a 45-day option to purchase up to 750,000 additional Units to cover over-allotments. Simultaneously with the closing of the IPO, the Company consummated the private placement with Mountain Crest Capital LLC and Chardan Capital Markets, LLC of 185,000 units, generating total proceeds of $1,850,000.
Transaction costs associated with the underwriters’ full exercise of their over-allotment option amounted to $375,000, consisting of $150,000 in cash underwriting fees and $225,000 of deferred underwriting fees. A total of $7,500,000 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $57,500,000.
As a result of the underwriters’ election to fully exercise their over-allotment option, a total of 187,500 Founder Shares are no longer subject to forfeiture.

MOUNTAIN CREST ACQUISITION CORP. II
UNAUDITED FINANCIAL STATEMENTS

FINANCIAL STATEMENTS
MOUNTAIN CREST ACQUISITION CORP. II
CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30, 2021	December 31, 2020
	(unaudited)
ASSETS
Current Assets
Cash	$296,363	$24,764
Prepaid expenses	99,506	—
Total Current Assets	395,869	24,764
Deferred offering costs	—	61,894
Marketable securities held in Trust Account	57,505,231	—
Total Assets	$57,901,100	$86,658
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accrued expenses	$108,333	$1,450
Promissory note – related party	—	61,894
Total Current Liabilities	108,333	63,344
Deferred underwriting fee payable	2,012,500	—
Total Liabilities	2,120,833	63,344
Commitments
Common stock subject to possible redemption 5,077,564 and no shares at redemption value at June 30, 2021 and December 31, 2020, respectively	50,780,263	—
Stockholders’ Equity
Common stock, $0.0001 par value; 30,000,000 shares authorized, and 2,479,936 and 1,437,500 shares issued and outstanding as of June 30, 2021 and December 31, 2020 (excluding 5,077,564 and no shares subject to possible redemption at June 30, 2021 and December 31, 2020), respectively(1)	247	144
Additional paid in capital	5,312,897	24,856
Accumulated deficit	(313,140)	(1,686)
Total Stockholders’ Equity	5,000,004	23,314
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$57,901,100	$86,658

(1)
At December 31, 2020, included up 187,500 shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MOUNTAIN CREST ACQUISITION CORP. II
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
General and administrative expenses	$165,253	$316,685
Loss from operations	(165,253)	(316,685)
Other income (expense):
Interest earned on marketable securities held in Trust Account	4,979	5,231
Unrealized loss on marketable securities held in Trust Account	(3,545)	—
Other expense, net	1,434	5,231
Net loss	$(163,819)	$(311,454)
Basic and diluted weighted average shares outstanding common stock subject to redemption	5,094,072	5,092,476
Basic and diluted net income per share, Common stock subject to redemption	$—	$—
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	2,463,428	2,387,287
Basic and diluted net loss per share, Non-redeemable common stock	$(0.07)	$(0.13)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MOUNTAIN CREST ACQUISITION CORP. II
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
(UNAUDITED)
	Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance – December 31, 2020	1,437,500	$144	$24,856	$(1,686)	$23,314
Sale of 5,750,000 Units, net of underwriting discounts and offering expenses	5,750,000	575	52,367,832	—	52,368,407
Sale of 200,000 Private Placement Units	200,000	20	1,999,980	—	2,000,000
Issuance of Representative Shares	170,000	17	1,699,983	—	1,700,000
Common stock subject to possible redemption	(5,094,072)	(510)	(50,943,574)	—	(50,944,084)
Net loss	—	—	—	(147,635)	(147,635)
Balance – March 31, 2021	2,463,428	246	5,149,077	(149,321)	5,000,002
Common stock subject to possible redemption	16,508	1	163,820	—	163,821
Net loss	—	—	—	(163,819)	(163,819)
Balance – June 30, 2021	2,479,936	$247	$5,312,897	$(313,140)	$5,000,004
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MOUNTAIN CREST ACQUISITION CORP. II
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)
Six Months Ended June 30, 2021
Cash Flows from Operating Activities:
Net loss	$(311,454)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(5,231)
Changes in operating assets and liabilities:
Prepaid expenses	(99,506)
Accrued expenses	106,883
Net cash used in operating activities	(309,308)
Cash Flows from Investing Activities:
Investment of cash into Trust Account	(57,500,000)
Net cash used in investing activities	(57,500,000)
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	56,350,000
Proceeds from sale of Private Placement Units	2,000,000
Repayment of promissory note – related party	(61,894)
Payment of offering costs	(207,199)
Net cash provided by financing activities	58,080,907
Net Change in Cash	$271,599
Cash – Beginning of period	24,764
Cash – End of period	$296,363
Non-cash financing activities:
Issuance of Representative Shares	$1,700,000
Initial classification of common stock subject to possible redemption	$51,091,720
Change in value of common stock subject to possible redemption	$(311,457)
Deferred underwriting fee payable	$2,012,500
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MOUNTAIN CREST ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Mountain Crest Acquisition Corp. II (the “Company”) was incorporated in Delaware on July 31, 2020. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, reorganization or other similar business transaction with one or more businesses (a “Business Combination”). On April 6, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with First Merger Sub, and Better Therapeutics, Inc., a Delaware Corporation, (“Better Therapeutics”) relating to a proposed Business Combination transaction between the Company and Better Therapeutics (the “Transaction”).
The Company has one subsidiary, MCAD Merger Sub Inc., a direct wholly owned subsidiary of the Company incorporated in Delaware on April 6, 2021 (“First Merger Sub”.) (see Note 9)
As of June 30, 2021, the Company had not yet commenced any operations. All activity for the period July 31, 2020 (inception) through June 30, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, identifying a target company for a Business Combination and activities in connection with the proposed acquisition of Better Therapeutics (see Note 9). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, though it is the Company’s intention to pursue prospective targets in North America. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
The registration statement for the Company’s Initial Public Offering was declared effective on January 7, 2021. On January 12, 2021, the Company consummated the Initial Public Offering of 5,000,000 units (the “Units”) and, with respect to the shares of common stock included in the Units sold, (the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $50,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 185,000 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to Mountain Crest Capital LLC (the “Sponsor”) and Chardan Capital Markets, LLC (“Chardan”), generating gross proceeds of $1,850,000, which is described in Note 4.
Following the closing of the Initial Public Offering on January 12, 2021, an amount of $50,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”), of which $500,000 was deposited on January 13, 2021, and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account as described below.
On January 14, 2021, the underwriters fully exercised their over-allotment option, resulting in an additional 750,000 Units issued for an aggregate amount of $7,500,000. In connection with the underwriters’ full exercise of their over-allotment option, the Company also consummated the sale of an additional 15,000 Private Units at $10.00 per Private Unit, generating total proceeds of $7,650,000. A total of $7,500,000 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $57,500,000.

MOUNTAIN CREST ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
Transaction costs amounted to $5,131,593 consisting of $1,150,000 of underwriting fees, $2,012,500 of deferred underwriting fees and $1,969,093 of other offering costs. As a result of the underwriters’ election to fully exercise their over-allotment option, a total of 187,500 Founder Shares are no longer subject to forfeiture.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and net of amounts previously released to the Company to pay its tax obligations) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commission the Company will pay to the underwriters (as discussed in Note 6).
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to (a) vote its Founder Shares (as defined in Note 5), Private Shares (as defined in Note 4) and any Public Shares held by it in favor of a Business Combination and (b) not to redeem any shares in connection with a stockholder vote to approve a Business Combination or sell any such shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming

MOUNTAIN CREST ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed to (i) waive its redemption rights with respect to Founder Shares, Private Shares and any Public Shares it may acquire during or after the Initial Public Offering in connection with the consummation of a Business Combination and (ii) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders an opportunity to redeem their Public Shares in conjunction with any such amendment. However, the Sponsor will be entitled to liquidating distributions with respect to any Public Shares acquired if the Company fails to consummate a Business Combination or liquidates within the Combination Period (defined below).
The Company has until October 12, 2021 (or until April 12, 2022 if the Company has executed a definitive agreement for a Business Combination by October 12, 2021 but has not completed the Business Combination within such 9-month period) to consummate a Business Combination. However, if the Company anticipates that it may not be able to consummate a Business Combination by October 12, 2021, and the Company has not entered into a definitive agreement for a Business Combination by such date, the Company may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of 15 months to complete a Business Combination (the “Combination Period”). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliate or designees must deposit into the Trust Account $500,000, or $575,000 if the underwriters’ over-allotment option is exercised in full ($0.10 per Public Share in either case, or an aggregate of $1,000,000 (or $1,150,000 if the over-allotment option is exercised in full)), on or prior to the date of the applicable deadline, for each three month extension.
If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor has agreed to waive its liquidation rights with respect to the Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction

MOUNTAIN CREST ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern Consideration
At June 30, 2021, we have $296,363 in its operating bank accounts, $57,505,231 in securities held in the Trust Account, to be for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and working capital of $370,869.
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating, and consummating the Business Combination.
If the Business Combination is not consummated, the Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year from the date of these financial statements if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for

MOUNTAIN CREST ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the period ended December 31, 2020, as filed with the SEC on March 31, 2021. The interim results for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and Stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in

MOUNTAIN CREST ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2021 and December 31, 2020.
Marketable Securities Held in Trust Account
At June 30, 2021 substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities. At December 31, 2020 the Company had no assets held in the Trust Account.
Deferred Offering Costs
Deferred offering costs consisted of legal, accounting and other expenses incurred through the balance sheet date that were directly related to the Initial Public Offering. Offering costs amounting to $5,131,593 were charged to stockholder’s equity upon the completion of the Initial Public Offering (see Note 1). As of June 30, 2021, and December 31, 2020, there were $0 and $61,894 of deferred offering costs recorded in the accompanying balance sheets.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheets.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and

MOUNTAIN CREST ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
penalties as of June 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s effective tax rates for the periods presented differ from the expected (statutory) rates due to start-up costs not being currently deductible, the recording of full valuation allowances on deferred tax assets and permanent differences.
Net Income (Loss) Per Common Share
Net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. At June 30, 2021 and December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the period presented.
The Company’s statement of operations includes a presentation of income (loss) per share for common stock subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net loss per common share, basic and diluted, for common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, by the weighted average number of common stock subject to possible redemption outstanding since original issuance.
Net income (loss) per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.
Non-redeemable common stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

MOUNTAIN CREST ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):
	Three Months Ended June 30, 2021	Six Months Ended June 30,2021
Common stock subject to possible redemption
Numerator: Earnings allocable to common stock subject to possible redemption
Interest earned on marketable securities held in Trust Account	$1,434	$5,231
Income and franchise taxes	(1,434)	(5,231)
Redeemable Net earnings	$—	$—
Denominator: Weighted Average common stock subject to possible redemption
Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	5,094,072	5,092,476
Basic and diluted net income per share, common stock subject to possible redemption	$0.00	$0.00
Non-Redeemable Common Stock
Numerator: Net Loss minus Net Earnings
Net loss	$(163,819)	$(311,454)
Less: Net income allocable to common stock subject to possible redemption	—	—
Non-Redeemable Net Loss	$(163,819)	$(311,454)
Denominator: Weighted Average Non-redeemable Common stock
Basic and diluted weighted average shares outstanding, Non-redeemable Common stock	2,463,428	2,387,287
Basic and diluted net loss per share, Non-redeemable Common stock	$(0.07)	$(0.13)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheet, primarily due to their short-term nature.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives

MOUNTAIN CREST ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted beginning on January 1, 2021 adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s financial statements.
NOTE 3 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 5,750,000 Units, inclusive of 750,000 Units sold to the underwriters on January 14, 2021 upon the underwriters’ election to fully exercise their over-allotment option at a purchase price of $10.00 per Unit. Each Unit consists of one share of common stock and one right (“Public Right”). Each Public Right entitles the holder to receive one-tenth of one share of common stock at the closing of a Business Combination.
NOTE 4 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor and Chardan (and/or their designees) purchased an aggregate of 185,000 Private Units, at a price of $10.00 per Private Unit, for an aggregate purchase price of $1,850,000, in a private placement. The Sponsor purchased 135,000 Private Units and Chardan purchased 50,000 Private Units. On January 14, 2021, in connection with the underwriters’ election to fully exercise their over-allotment option, the Company sold an additional 15,000 Private Units to the Sponsor, at a price of $10.00 per Private Unit, generating additional gross proceeds of $150,000. Each

MOUNTAIN CREST ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
Private Unit consists of one share of common stock (“Private Share”) and one right (“Private Right”). Each Private Right entitles the holder to receive one-tenth of one share of common stock at the closing of a Business Combination.
The proceeds from the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Units and all underlying securities will expire worthless.
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
On October 16, 2020, the Company issued 1,437,500 shares of common stock (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000. The 1,437,500 Founder Shares include an aggregate of up to 187,500 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the Sponsor will collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering and excluding the Private Shares). As a result of the underwriters’ election to fully exercise their over-allotment option on January 14, 2021, no Founder Shares are currently subject to forfeiture.
The Sponsor has agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of six months after the date of the consummation of a Business Combination and the date on which the closing price of the Company’s common stock equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of a Business Combination and, with respect to the remaining 50% of the Founder Shares, six months after the date of the consummation of a Business Combination, or earlier in each case if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Administrative Services Agreement
The Company entered into an agreement, commencing on January 12, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. However, pursuant to the terms of such agreement, the Company may delay payment of such monthly fee upon a determination by the Company’s Audit Committee that the Company lacks sufficient funds held outside the Trust Account to pay actual or anticipated expenses in connection with a Business Combination. For the three and six months ended June 30, 2021, the Company incurred and paid $30,000 and $60,000, respectively, in fees for these services.
Promissory Note — Related Party
On August 1, 2020, the Company issued the Promissory Note to the Sponsor, pursuant to which the Company may borrow up to an aggregate amount of $500,000 to cover expenses related to the Initial Public Offering. The Promissory Note is non-interest bearing and payable on the completion of the Initial Public Offering. As of June 30, 2021 and December 31, 2020, there was $0 and $61,894 in borrowings outstanding under the Promissory Note.

MOUNTAIN CREST ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans may be converted into private units at a price of $10.00 per unit. The private units would be identical to the Private Units. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
Related Party Extension Loans
As discussed in Note 1, the Company may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of 15 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the Trust Account $500,000, or $575,000 if the underwriters’ over-allotment option is exercised in full ($0.10 per Public Share in either case, or an aggregate of $1,000,000 (or $1,150,000 if the over-allotment option is exercised in full)), on or prior to the date of the applicable deadline, for each three month extension. Any such payments would be made in the form of a non-interest bearing, unsecured promissory note. Such notes would either be paid upon consummation of a Business Combination, or, at the relevant insider’s discretion, converted upon consummation of a Business Combination into additional Private Units at a price of $10.00 per Private Unit. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete a Business Combination.
NOTE 6 — COMMITMENTS
Registration Rights
Pursuant to a registration rights agreement entered into on January 7, 2021, the holders of the Founder Shares, the Private Units, and any shares that may be issued in payment of Working Capital Loans (and all underlying securities) will be entitled to registration rights requiring the Company to register such securities for resale. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founders Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Units (and underlying securities) and securities issued in payment of Working Capital Loans can elect to exercise these registration rights at any time commencing on the date that the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding the foregoing, Chardan may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years, respectively, after the effective date of the Initial Public Offering and may not exercise its demand rights on more than one occasion. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.30 per Unit, or $1,725,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

MOUNTAIN CREST ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
In addition, the Company has agreed to issue Chardan and/or its designees at the close of a Business Combination, a deferred discount equal to 0.5% of the amount sold in the Initial Public Offering in the form of the Company’s shares of common stock, at a price of $10.00 per share (28,750 shares). The Company recorded the value of the shares to be issued in the amount of $287,500 as an expense of the Initial Public Offering, resulting in a charge to stockholders’ equity, with a corresponding credit to deferred underwriting fee payable.
NOTE 7 — STOCKHOLDERS’ EQUITY
Common Stock — The Company is authorized to issue 30,000,000 shares of common stock with a par value of $0.0001 per share. At June 30, 2021, there were 2,479,936 shares of common stock issued and outstanding, excluding 5,077,564 shares subject to possible redemption. At December 31, 2020, there were 1,437,500 shares of common stock issued and outstanding, excluding no shares subject to possible redemption.
Rights — Except in cases where the Company is not the surviving company in a Business Combination, each holder of a Public Right will automatically receive one-tenth (1/10) of one share of common stock upon consummation of a Business Combination, even if the holder of a Public Right converted all shares held by him, her or it in connection with a Business Combination or an amendment to the Company’s Amended and Restated Certificate of Incorporation with respect to its pre-business combination activities. In the event that the Company will not be the surviving company upon completion of a Business Combination, each holder of a Public Right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth (1/10) of a share underlying each Public Right upon consummation of the Business Combination. No additional consideration will be required to be paid by a holder of Public Rights in order to receive his, her or its additional shares of common stock upon consummation of a Business Combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of Public Rights to receive the same per share consideration the holders of the common stock will receive in the transaction on an as-converted into common stock basis.
The Company will not issue fractional shares in connection with an exchange of Public Rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Delaware General Corporation Law. As a result, the holders of the Public Rights must hold rights in multiples of 8 in order to receive shares for all of the holders’ rights upon closing of a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Rights will not receive any of such funds with respect to their Public Rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Rights, and the Public Rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the Public Rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.
Representative Shares
In January 2021, the Company intended to issue to Chardan and/or its designees 170,000 shares of common stock (the “Representative Shares”). The Company accounted for the Representative Shares as an expense of the Initial Public Offering, resulting in a charge directly to stockholders’ equity. The Company estimated the fair value of Representative Shares to be $1,700,000 based upon the offering price of the Units of $10.00 per Unit. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of a Business

MOUNTAIN CREST ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.
The Representative Shares have been deemed compensation by the Financial Industry Regulatory Authority (“FINRA”) and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.
NOTE 8. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2021, and December 31, 2020, indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	June 30, 2021	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$57,505,231	$—
NOTE 9 — BUSINESS COMBINATIONS
On April 6, 2021, the Company entered into an agreement and plan of merger (as it may be amended or restated from time to time the “Merger Agreement”), by and among Merger Sub and Better Therapeutics.

MOUNTAIN CREST ACQUISITION CORP. II
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
Under the Merger Agreement, the Company has agreed to acquire all of the outstanding shares of Better Therapeutics’ common stock in exchange for 15,000,000 shares of the Company’s common stock, subject to adjustment.
On the date the Transaction is effective (the “Effective Time”), among other items: each share of Better Therapeutics common stock (other than its restricted stock) issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into such Better Therapeutics Shareholder’s right to receive, without interest, the number of shares of the Company’s common stock equal to the product of (i) the number of shares of Better Therapeutics common stock (other than Better Therapeutics restricted stock) held by such Better Therapeutics Shareholder and (ii) the “Exchange Ratio” determined by dividing (A) the Merger Consideration (as defined in the Merger Agreement) by (B) the issued and outstanding number of shares of Better Therapeutics common stock as of the closing.
In connection with the proposed Transaction, the Company has obtained commitments from interested accredited investors (each a “Subscriber”) to purchase shares of the Company’s common stock which will be issued in connection with the closing (the “PIPE Shares”), for an aggregate cash amount of $50,000,000 at a purchase price of $10.00 per share , in a private placement (the “PIPE”). Certain offering related expenses are payable by the Company, including customary fees payable to the placement agents. Such commitments are being made by way of the Subscription Agreements (the “PIPE Subscription Agreements”), by and among each Subscriber and the Company. The closing of the sale of PIPE Shares (the “PIPE Closing”) will be contingent upon the substantially concurrent consummation of the Transaction. The PIPE Closing will occur on the date of, and immediately prior to, the consummation of the Transaction.
The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the Merger Agreement.
NOTE 10 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based on this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

BETTER THERAPEUTICS INC.
UNAUDITED FINANCIAL STATEMENTS
OF BETTER THERAPEUTICS INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders
and the Board of Directors of Better Therapeutics, Inc.
San Francisco, California
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Better Therapeutics, Inc. (the Company) as of December 31, 2020 and 2019, the related statements of operations and comprehensive loss, convertible preferred units/stock and members’/shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2020, and the related notes to the financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020 ended, in conformity with accounting principles generally accepted in the United States of America.
Going concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has as a substantial accumulated deficit. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Elliott Davis, LLC
We have served as the Company’s auditor since 2021.
Greenville, South Carolina
March 19, 2021

BETTER THERAPEUTICS, INC.
BALANCE SHEETS
(in thousands, except unit/share data)
	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$123	$757
Prepaid expenses	124	230
Other current assets	216	—
Total current assets	463	987
Capitalized software development costs	5,555	3,267
Property and equipment, net	89	183
Other long-term assets	280	444
Total Assets	$6,387	$4,881
LIABILITIES, CONVERTIBLE PREFERRED UNITS/STOCK, AND MEMBERS’/STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$514	$335
Accrued payroll	39	124
Other accrued expenses	60	27
Total current liabilities	613	486
Long-term Debt	640	5,000
Deferred tax liability	152	—
Simple Agreements for Future Equity	11,740	—
Total liabilities	13,145	5,486
Commitments and contingencies (Note 14)
Convertible preferred units/stock:
Series Seed Convertible Preferred Units, 0 and 1,066,667 authorized, issued and outstanding as of December 31, 2020 and 2019, respectively	—	2,000
Series A Convertible Preferred Units, 0 and 5,500,000 authorized, and 0 and 4,999,807 issued and outstanding as of December 31, 2020 and 2019, respectively	—	22,204
Series Seed Convertible Preferred Stock, $0.0001 par value per share, 1,066,667 and 0 authorized, issued and outstanding as of December 31, 2020 and 2019, respectively	2,000	—
Series A Convertible Preferred stock, $0.0001 par value per share, 4,999,807 and 0 authorized, issued and outstanding as of December 31, 2020 and 2019, respectively	22,204	—
Stockholders’/Members’ deficit:
Common Units, 0 and 6,250,000 authorized and 0 and 4,000,000 issued and outstanding as of December 31, 2020 and 2019, respectively	—	212
Common stock, $0.0001 par value per share, 14,000,000 and 0 shares authorized as of December 31, 2020 and 2019, respectively and 5,697,314 and 0 shares issued and outstanding as of December 31, 2020 and 2019, respectively	1	—
Additional paid-in capital	445	—
Accumulated deficit	(31,408)	(25,021)
Total Stockholders’/Members’ Deficit	(30,962)	(24,809)
Total Liabilities, Convertible Preferred Units/Stock, and Members’/Stockholders’ Deficit	$6,387	$4,881
The accompanying notes are an integral part of these Financial Statements.

BETTER THERAPEUTICS, INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except unit/share and per unit/share data)
	Years Ended December 31,
	2020	2019
Revenue	$8	$18
Cost of revenue	682	898
Gross loss	(674)	(880)
Operating expenses:
Research and development	2,978	2,290
Sales and marketing	216	406
General and administrative	2,455	2,197
Total operating expenses	5,649	4,893
Loss from operations	(6,323)	(5,773)
Interest expense, net	(100)	(11)
Change in fair value of SAFEs	189	—
Loss before provision for income taxes	(6,234)	(5,784)
Provision for income taxes	153	—
Net loss	$(6,387)	$(5,784)
Cumulative preferred dividends allocated to Series A Preferred Unit/Shareholders	(1,507)	(1,379)
Net loss attributable to common unit/shareholders, basic and diluted	$(7,894)	$(7,163)
Loss per share attributable to common unit/shareholders, basic and diluted	$(1.57)	$(1.51)
Weighted-average shares used in computing net loss per unit/share	5,022,339	4,743,755
The accompanying notes are an integral part of these Financial Statements.

BETTER THERAPEUTICS, INC.
STATEMENTS OF CONVERTIBLE PREFERRED UNITS/STOCK AND MEMBERS’/SHAREHOLDERS’ DEFICIT
(in thousands, except unit/share data)
	Series Seed Convertible Preferred Units		Series A Convertible Preferred Units		Series Seed Convertible Preferred Stock		Series A Convertible Preferred Stock		Common Units		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2018	1,066,667	$2,000	4,166,660	$18,504	—	$—	—	$—	4,000,000	$128	—	$—	$—	$(19,237)	$(19,109)
Net Loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(5,784)	(5,784)
Issuance of Series A Preferred Units	—	—	833,147	3,700	—	—	—	—	—	—	—	—	—	—	—
Share-based compensation	—	—	—	—	—	—	—	—	—	84	—	—	—	—	84
Balance as of December 31, 2019	1,066,667	$2,000	4,999,807	$22,204	—	$—	—	$—	4,000,000	$212	—	$—	$—	$(25,021)	$(24,809)
Net Loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(6,387)	(6,387)
Share-based compensation prior to conversion from an LLC to a corporation	—	—	—	—	—	—	—	—	—	37	—	—	—	—	37
Conversion of Common Units to Common Stock	—	—	—	—	—	—	—	—	(4,000,000)	(249)	4,000,000	1	249	—	1
Conversion of Preferred Units to Preferred Stock	(1,066,667)	(2,000)	(4,999,807)	(22,204)	1,066,667	2,000	4,999,807	22,204	—	—	—	—	—	—	—
Conversion of Profits Interest Units to Common Stock	—	—	—	—	—	—	—	—	—	—	1,697,314	—	—	—	—
Share-based compensation after conversion from an LLC to a corporation	—	—	—	—	—	—	—	—	—	—	—	—	196	—	196
Balance as of December 31, 2020	—	$—	—	$—	1,066,667	$2,000	4,999,807	$22,204	—	$—	5,697,314	$1	$445	$(31,408)	$(30,962)
The accompanying notes are an integral part of these Financial Statements.

BETTER THERAPEUTICS, INC.
STATEMENTS OF CASH FLOWS
(in thousands)
	Years Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(6,387)	$(5,784)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	75	72
Change in fair value of SAFEs	(189)	—
Loss of write-off of property and equipment	36	—
Share-based compensation expense	233	84
Deferred income taxes	152	—
Changes in operating assets and liabilities
Prepaid expenses and other assets	54	(532)
Accounts payable	181	(68)
Accrued expenses and other liabilities	71	11
Net cash used in operating activities	(5,774)	(6,217)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(17)	(50)
Capitalized internal-use software costs	(2,288)	(2,686)
Net cash used in investing activities	(2,305)	(2,736)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from payroll protection program note	640	—
Proceeds from issuance of convertible notes	3,650	5,000
Proceeds from issuance of SAFE notes	3,155	—
Proceeds from issuance of Series A Preferred Units	—	3,700
Net cash provided by financing activities	7,445	8,700
Net change in cash and cash equivalents	(634)	(253)
Cash and cash equivalents, beginning of period	757	1,010
Cash and cash equivalents, end of period	$123	$757
Supplemental disclosures of noncash investing and financing activities
Conversion of convertible notes to Series A Preferred Units	$—	$—
Conversion of convertible notes to SAFE notes	$8,774	$—
Conversion of Series Seed Preferred Units to Series Seed Preferred Stock	$2,000	$—
Conversion of Series A Preferred Units to Series A Preferred Stock	$22,204	$—
Conversion of common units to common stock(1)	$—	$—
Conversion of profits interest units to restricted stock(1)	$—	$—

(1)
Amounts in 2020 round to zero.

The accompanying notes are an integral part of these Financial Statements.

BETTER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS
1.   Organization and Description of Business
Better Therapeutics, Inc. (“we”, “us”, “the Company”, or “Better”), a Delaware corporation, was founded in April 2015 as Nutrition Development Group, LLC. In August 2016, we changed our name to Farewell LLC and in January 2018 we changed our name to Better Therapeutics LLC. On August 14, 2020, we converted to a Delaware corporation. As a result of the conversion to a Delaware corporation, as discussed below, all common units, Series Seed Preferred Units and Series A Preferred Units converted to an equivalent number of common stock, Series Seed Preferred Stock and Series A Preferred Stock. In addition, all outstanding profits interest units were converted to common stock, and all outstanding convertible promissory notes were converted to simple agreements for future equity (“SAFEs”).
Better Therapeutics has developed a platform of FDA-regulated, software-based, Prescription Digital Therapeutics (PDTs) for treating diabetes, heart disease, and other cardiometabolic conditions. Our PDTs deliver a novel form of cognitive behavioral therapy that enables changes in neural pathways of the brain so that lasting changes in behavior become possible. Addressing the underlying causes of these diseases has the potential to dramatically improve patient health and lower healthcare costs. Our current clinical development candidates are intended to treat cardiometabolic diseases, including type 2 diabetes, hypertension, hyperlipidemia, non-alcoholic fatty liver disease (NAFLD), non-alcoholic steatohepatitis (NASH) and chronic kidney disease (CKD). Our headquarters are in San Francisco, California.
The Company is in the development stage and our activities have consisted principally of raising capital and preforming research and development. Since inception we have incurred significant losses from operations. As of December 31, 2020, we had cash of $123 an accumulated deficit of $31,408. We incurred a net loss of $6,387 and used $5,774 of cash in operating activities during the year ended December 31, 2020. We incurred a net loss of $5,784 and used $6,217 in operating activities during the year ended December 31, 2019. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.
We have primarily funded our operations through the sale of preferred stock, convertible notes and SAFEs. The continued execution of our long-term business plan will require us to explore financing options such as issuance of equity or debt instruments. While we have historically been successful in obtaining equity financing, there can be no assurance that such additional financing, if necessary, will be available or, if available, that such financings can be obtained on satisfactory terms.
At this time, there is significant uncertainty relating to the COVID-19 pandemic and the impact of related responses. Any impact of COVID-19 on our business, results of operations and financial condition will largely depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the geographic spread of the disease, the duration of the pandemic, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions, the ultimate impact on financial markets and the global economy, and the effectiveness of actions taken in the United States and other countries to contain and treat the disease.
Subsequent to the issuance of the Company’s financial statements for the years ended December 31, 2020 and 2019, it was identified that the Company’s loss per share attributable to common unit / shareholders, basic and diluted, reflected on the statements of operations and comprehensive loss was calculated incorrectly by including cumulative preferred dividends allocated to Series A Preferred Unit/Shareholders rather than including dividends declared in the current period.
On the statements of operations and comprehensive loss, loss per share attributable to common unit / shareholders, basic and diluted, has been adjusted from $2.05 to $1.57 for the year ended December 31, 2020, and from $1.73 to $1.51 for the year ended December 31, 2019. The impact of the changes in the calculation of loss per share attributable to common unit / shareholders, basic and diluted, were not considered material to the financial statements. These changes to loss per share attributable to common unit / shareholders, basic and diluted, are also reflected within Note 11 to the financial statements.

BETTER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS
2.   Summary of Significant Accounting Policies
Basis of Presentation
The financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Amounts are presented in thousands except share and per share information.
Comprehensive Loss
For the years ended December 31, 2020 and 2019, there was no difference between comprehensive loss and net loss.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities and the related disclosures at the date of the financial statements, as well as the reported amounts of revenue and expenses during the periods presented. The estimates and assumptions used in the accompanying financial statements are based upon management’s evaluation of the relevant facts and circumstances. Such estimates, judgments, and assumptions include estimated costs for capitalized internal-use software, fair values of stock-based awards, valuation allowance for deferred tax assets, fair value of SAFEs and useful lives for property and equipment. Actual results could be different from these estimates. To the extent there are material differences between these estimates, judgments, or assumptions and actual results, our financial statements will be affected.
Emerging Growth Company Status
We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued after the enactment of the JOBS Act until such time as those standards apply to private companies. The JOBS Act provides that an emerging growth company can take advantage of the extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we do not adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies until required by private company accounting standards.
Concentration of Risk
Financial instruments that potentially subject us to credit risk consist principally of cash and cash equivalents. We maintain our cash primarily with domestic financial institutions of high credit quality, which may exceed federal deposit insurance corporation limits. We invest our cash equivalents in highly rated money market funds. We have not experienced any losses in such accounts. We believe we are not exposed to any significant credit risk on cash and cash equivalents and perform periodic evaluations of the credit standing of such institutions.
Fair Value Measurements
The carrying value of our financial instruments, including cash equivalents, accounts payable, accrued liabilities and notes payable approximates fair value due to their short-term nature. The Company’s investment portfolio consists of money market funds, which are carried at fair value. The company has determined the carrying value to be equal to the fair value and has classified these investments as Level 1 financial instruments.

BETTER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS
2.   Summary of Significant Accounting Policies (continued)
We measure financial assets and liabilities at fair value at each reporting period using a fair value hierarchy that requires the use of observable inputs and minimizes the use of unobservable inputs. We define fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:
•
Level 1 — Quoted prices in active markets for identical assets or liabilities.

•
Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•
Level 3 — Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

Certain SAFEs are classified as Level 3 financial instruments. The balance of the SAFEs are $11,740 as of December 31, 2020, and are presented as long-term liabilities in the accompanying balance sheets.
Property and Equipment, Net
Property and equipment, net, are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which are generally three to five years. Expenditures for repairs and maintenance are expensed in the period incurred.
Useful lives for property and equipment are as follows:
Property and Equipment	Estimated Useful Life
Computer, equipment and software	3 years
Furniture and fixtures	5 years
Capitalized Internal-Use Software Costs
Costs incurred to develop software and our platform for internal use consist primarily of direct employee-related and third-party contractor costs and are accounted for pursuant to ASC 350-40, Internal Use Software. Costs incurred during the preliminary planning and evaluation stage of the project are expensed as incurred. Costs incurred during the application development stage of the project are capitalized. We capitalized $2,288 and $2,686 for software developed to meet our internal requirements during the years ended December 31, 2020 and 2019, respectively. We have not completed the application development stage and, accordingly, have not recorded amortization expense related to the capitalized internal-use software in any of the years presented.
Impairment of Long-Lived Assets
We review long-lived assets for impairment when circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to the sum of the future undiscounted cash flows the assets are expected to generate over the remaining useful lives of the assets. If a long-lived asset fails a recoverability test, we measure the amount by which the carrying value of the asset exceeds its fair value. There were no events or changes in business circumstances during the years ended December 31, 2020 and 2019 that indicated the carrying amounts of any long-lived assets were not fully recoverable.

BETTER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS
2.   Summary of Significant Accounting Policies (continued)
Advertising Expense
We recognize advertising expenses as they are incurred, and such costs are included in sales and marketing expense in the statements of operations. During the years ended December 31, 2020 and 2019, advertising expense totaled $14 and $122, respectively.
Equity-Based Compensation
We account for equity-based compensation arrangements granted to employees in accordance with ASC 718, “Compensation: Stock Compensation”, by measuring the grant date fair value of the award and recognizing the resulting expense over the period during which the employee is required to perform service in exchange for the award. Equity-based compensation expense is only recognized for awards subject to performance conditions if it is probable that the performance condition will be achieved.
We account for equity-based compensation arrangements issued to non-employees using the fair value approach prescribed by ASU 2018-07, “Compensation-Stock Compensation (ASC 718): Improvements to Nonemployee Share-Based Payment Accounting”. The value of non-employee equity-based compensation is measured at the grant date using a fair value-based measure.
We estimate the fair value of each equity-based award on the date of grant using the Black-Scholes option-pricing model. The determination of the fair value of each stock award using this option-pricing model is affected by our assumptions regarding a number of complex and subjective variables. These variables include, but are not limited to, the fair value of the common unit or common stock at the date of grant, the expected term of the awards, the expected stock price volatility over the term of the awards, risk-free interest rate, and dividend yield as follows:
Fair Value of Common Units or Common Stock — Given the absence of a public trading market, our board of directors considered numerous objective and subjective factors to determine the fair value of our common stock at each grant date. These factors included, but were not limited to (i) contemporaneous third-party valuations of common stock; (ii) the prices for our redeemable convertible preferred stock sold to outside investors; (iii) the rights and preferences of redeemable convertible preferred stock relative to common stock; (iv) the lack of marketability of our common stock; (v) developments in the business; and (vi) the likelihood of achieving a liquidity event given prevailing market conditions.
Expected Term — The expected term represents the period that the equity-based awards are expected to be outstanding. We determine the expected term using the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options. For stock options granted to non-employees, the expected term equals the remaining contractual term of the option from the vesting date.
Expected Volatility — As we had no trading history for our common stock when we granted our option awards prior to our IPO, the expected volatility was estimated by taking the average historic price volatility for industry peers, consisting of several public companies in our industry that are either similar in size, stage, or financial leverage, over a period equivalent to the expected term of the awards.
Risk-Free Interest Rate — The risk-free interest rate is calculated using the average of the published interest rates of U.S. Treasury zero-coupon issues with maturities that are commensurate with the expected term.
Dividend Yield — The dividend yield assumption is zero, as we have no history of, or plans to make, dividend payments.
We account for forfeitures when they occur. For awards forfeited before completion of the requisite service period, previously recognized compensation cost is reversed in the period the award is forfeited.

BETTER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS
2.   Summary of Significant Accounting Policies (continued)
Income Taxes
Prior to August 14, 2020, the Company was a limited liability company taxed as a partnership. The income and losses of the Company flowed directly through to the members of the partnership. Accordingly, no provision for U.S. federal and state income taxes was reflected in the financial statements.
We account for income taxes using the asset and liability method under which deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities with consideration given to net operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates that are expected to be in effect when the differences are expected to reverse.
We assess the likelihood that deferred tax assets will be recovered from future taxable income and a valuation allowance is established when necessary to reduce deferred tax assets to the amounts more likely than not expected to be realized. We adopted Accounting Standards Update (“ASU”) No. 2015-17, Income Taxes — Balance Sheet Classification of Deferred Taxes, and classified our deferred income taxes as noncurrent in the balance sheets.
We recognize and measure uncertain tax positions using a two-step approach. The first step is to evaluate the tax position taken or expected to be taken by determining if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, after resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. Significant judgment is required to evaluate uncertain tax positions. We evaluate our uncertain tax positions on a regular basis. Our evaluations are based on a number of factors, including changes in facts and circumstances, changes in tax law, correspondence with tax authorities during the course of the audit, and effective settlement of audit issues.
Net Loss Per Share Attributable to Common Stockholders
Basic and diluted net loss per share attributable to common unit/stockholders is presented in conformity with the two-class method required for participating securities. Under the two-class method, the net loss attributable to common unit/stockholders is not allocated to the preferred units/stock as the holders of our convertible preferred units/stock did not have a contractual obligation to share in our losses. Under the two-class method, net loss is attributed to common unit/stockholders and participating securities based on their participation rights.
Basic net loss per share attributable to common unit/stockholders is computed by dividing the net loss attributable to common unit/stockholders by the weighted-average number of shares of common units/stock outstanding during the period. Cumulative dividends attributable to participating securities are subtracted from net loss in determining net loss attributable to common unit/stockholders. As we have reported net losses for all periods presented, all potentially dilutive securities are antidilutive and, accordingly, basic net loss per share equals diluted net loss per share.
Revenue Recognition
On January 1, 2020, we adopted the requirements of Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”) as discussed further in “Recent Accounting Pronouncements Adopted” below. ASC 606 establishes a principle for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. The adoption of ASC 606 also requires the adoption of ASC Subtopic 340-40, Other Assets and Deferred Costs-Contracts with Customers, which provides for the deferral of certain incremental costs of obtaining a contract with a customer. Collectively, references

BETTER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS
2.   Summary of Significant Accounting Policies (continued)
to ASC 606 used herein refer to both ASC 606 and Subtopic 340-40. The core principle of ASC 606 is to recognize revenue to depict the transfer of promised goods or services to clients in an amount that reflects the consideration the entity expects to be entitled in exchange for those goods or services. This principle is achieved through applying the following five-step approach:
•
Identification of the contract, or contracts, with a client.

•
Identification of the performance obligations in the contract.

•
Determination of the transaction price.

•
Allocation of the transaction price to the performance obligations in the contract

•
Recognition of revenue when, or as, we satisfy a performance obligation.

Our historical revenue is derived from pilot agreements with customers to provide a digital therapeutic program that includes mobile apps and health coaching services. Clients are private health insurance providers that have contracted with us to offer our solution as a free benefit offering to their covered population. The monthly fees are recognized as earned based on the end user’s health outcomes and app usage. These pilot agreements ended during 2020.
Cost of Revenue
Cost of revenue consists of expenses that are closely correlated or directly related to delivery of our solutions, including salaries and benefits, equity-based compensation, consultant costs and allocated overhead costs.
Segment Reporting
We operate as one operating segment as we only report financial information on an aggregate basis to the Chief Executive Officer, our chief operating decision maker, who regularly reviews financial operating results for purposes of allocating resources and evaluating financial performance. There are no segment managers who are held accountable for operations, operating results, and plans for components or types of products or services below the unit level. As of December 31, 2020, all long-lived assets were in the United States.
Recent Accounting Pronouncements
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which modifies lease accounting for lessees to increase transparency and comparability by recording lease assets and liabilities for operating leases and disclosing key information about leasing arrangements. In July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, and ASU No. 2018-11, Leases (Topic 842), Targeted Improvements, which affect certain aspects of the previously issued guidance. In December 2018, the FASB issued ASU No. 2018-20, Narrow-Scope Improvements for Lessor, Leases (Topic 842), which provides guidance on sales tax and other taxes collected from lessees. In December 2019, the FASB issued ASU No. 2019-01, Codification Improvements to Topic 842, Leases, which affect certain aspects of the previously issued guidance. Amendments include an additional transition method that allows entities to apply the new standard on the adoption date and recognize a cumulative effect adjustment to the opening balance of retained earnings, as well as a new practical expedient for lessors. Under the JOBS Act, we have elected to avail ourselves of the extended transition period and, as a result, we will adopt this standard on January 1, 2022.
In June 2018, the FASB issued ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting. The standard simplifies the accounting for share-based payments granted to nonemployees for goods and services and aligns most of the guidance on such payments to the nonemployees with the

BETTER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS
2.   Summary of Significant Accounting Policies (continued)
requirements for share-based payments granted to employees. We adopted this standard on January 1, 2020 and the adoption of this standard did not have a material impact on our financial statements.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, which eliminates, adds and modifies certain disclosure requirements for fair value measurements as part of the FASB’s disclosure framework project. The new standard is effective for fiscal years beginning after December 15, 2019, with early adoption permitted, including interim reporting periods within those fiscal years. Our adoption of this new standard on January 1, 2020 did not have a material impact on our financial statements.
In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). This ASU simplifies the accounting for income taxes by, among other things, eliminating certain existing exceptions related to the general approach in ASC 740 relating to franchise taxes, reducing complexity in the interim-period accounting for year-to-date loss limitations and changes in tax laws, and clarifying the accounting for transactions outside of business combination that result in a step-up in the tax basis of goodwill. The transition requirements are primarily prospective, and the effective date is January 1, 2021, with early adoption permitted. We are currently evaluating the impact of this ASU on our financial statements.
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (ASC 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (ASC 815-40). ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The ASU 2020-06 is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in GAAP. This ASU’s amendments are effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company is currently evaluating the impact ASU 2020-06 will have on its financial statements.
3.   Property and Equipment, net
Property and equipment consisted of the follow:
	December 31,
	2020	2019
Computer, equipment and software	$100	$83
Furniture and fixtures	155	155
Leasehold improvements	—	109
Property and equipment	255	347
Less: accumulated depreciation	(166)	(164)
Property and equipment, net	$89	$183
Depreciation expense for the years ended December 31, 2020 and 2019 was $75 and $72, respectively. All of the company’s long-lived assets are located in the United States.
4.   Research and Development Payroll Tax Credits
As of December 31, 2020 and 2019, the Company had research and development payroll tax credit receivables of $496 and $250, respectively. The current portion as of December 31, 2020 of $216 was reflected in other current assets and the long-term portion of $280 was reflected in other long-term assets. As of December 31, 2019, the entire balance was reflected in other long-term assets.

BETTER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS
5.   Debt
In 2019, the company issued $5,000 in convertible promissory notes. In 2020, the company issued $3,650 additional convertible promissory notes. These notes bore interest at 2.13% per annum and were due upon written demand of the purchaser at any time after July 19, 2020 or upon a change in control. The notes were convertible into series B preferred units upon the occurrence of a series B financing at a price equal to the convertible note principle plus accrued interest divided by the price per series B preferred unit sold to the investors in the series B financing. As of December 31, 2019, accrued interest of $27 was recorded in other accrued liabilities. On August 14, 2020, upon the conversion of the company to a Delaware corporation, the convertible promissory notes and accrued interest were exchanged for an equivalent amount of SAFE agreements as described in Note 6.
On May 9, 2020 (the “Origination Date”), the Company received $640 in aggregate loan proceeds (the “PPP Loan”) from Celtic Bank Corporation (the “Lender”) pursuant to the Paycheck Protection Program established under the CARES Act (the Coronavirus Aid, Relief, and Economic Security Act) of 2020. Payments of principal and interest were deferred for the first ten months following the Origination Date, and the PPP Loan was maturing in two years after the Origination Date. Following the deferral period, the Company will be required to make payments of principal and interest accrued under the PPP Loan in monthly installments of $36 and taking into consideration any portion of the PPP Loan that may be forgiven prior to that time. The PPP Loan bore interest at 1%. On December 30, 2020, the Company applied for loan forgiveness under the CARES Act and the monthly installment payments have been further deferred until notification of any loan forgiveness. The Company believes it meets the eligibility and requirements for debt forgiveness; however, it cannot be certain of any such forgiveness until all steps of the application have been completed and approved. Therefore, the PPP Loan’s outstanding debt and accrued interest balance is reported as long-term debt on the balance sheet as of December 31, 2020.
6.   SAFE Agreements
On August 14, 2020, upon the conversion of the company to a Delaware corporation, $8,774 in convertible promissory notes and related accrued interest were exchanged for an equivalent number of SAFE agreements. In addition, during 2020, the Company issued an additional $3,155 in SAFEs. These SAFEs allow the investors to participate in future equity financings through a share-settled redemption of the amount invested. Alternatively, upon the occurrence of a change of control or an initial public offering, the investors shall have the option to receive either (i) a cash payment equal to the invested amount under such SAFE, or (ii) the amount payable on the number of shares of common stock equal to the invested amount divided by the liquidity price set forth in the applicable SAFE. If there is a dissolution of the company, the investor will be entitled to receive the cash payment equal to the invested amount under such SAFE.
The SAFEs include a provision allowing for cash redemption upon the occurrence of a change of control, the occurrence of which is outside the control of the Company. Therefore, the SAFEs are classified as marked-to-market liabilities pursuant to ASC 480 in other long-term liabilities.
The SAFEs were marked to fair value as of December 31, 2020, resulting in a change in fair value reported as a gain of $189 for the year ended December 31, 2020.
7.   Preferred Units
	As of December 31, 2019
	Units Authorized	Units Issuance and Outstanding	Aggregate liquidation Preference
Series Seed Preferred Units	1,066,667	1,066,667	$2,000
Series A Preferred Units	5,500,000	4,999,807	24,646
Total Preferred Units	6,566,667	6,066,474	$26,646

BETTER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS
7.   Preferred Units (continued)
Series Seed
On May 4, 2015, the company entered into a Series Seed Preferred Unit Purchase Agreement to issue Series Seed Preferred Units to an investor for cash. The Company issued 1,066,667 units of Series Seed Preferred Units at an issue price of $1.875 per share, or $2,000.
Series A
On December 2, 2015, the company entered into a Series A Preferred Unit Purchase Agreement to issue Series A Preferred Units to investors for cash. The Company issued 1,480,527 Series A Preferred Units at an issue price of $4.441 per share, or $6,575.
Dividends
Holders of the Series A Preferred Units are entitled to an annual return equal to six percent compounding annually of the holders’ unreturned capital contribution balance, if and when declared by the Company’s board of directors. The Series A Preferred Unit holders receive dividends prior to and in preference to any distributions to Common Unit holders. No dividends have been declared or paid.
Liquidation
Holders of both Series Seed and Series A Preferred Units are entitled to receive a liquidation preference prior to any distribution to holders of common units. The liquidation preference is in the following order of priority: first, to the holders of Series A Preferred Units pro rata based on their respective unreturned capital contribution balance, $22,204 as of December 31, 2019; second, to the holders of the Series A Preferred Units pro rata based on their unpaid cumulative dividends, $2,442 as of December 31, 2019; third, to the holders of Series Seed Preferred Units pro rata based on their respective unreturned capital contribution balance, $2,000 as of December 31, 2019; and thereafter, all unit holders (preferred and common) pro rata in accordance with their respective percentage of ownership of units.
Conversion
The holders of Series Seed and Series A Preferred Units had a right to convert into common units at any time. The conversion ratio is determined by dividing the original issue price by the applicable conversion price. The Series Seed Preferred Unit conversion price shall initially be $1.875 and the Series A Preferred Unit conversion price shall initially be equal to $4.441. The Conversion Price is subject to customary anti-dilution provisions, including adjustments for stock splits and stock dividends.
The convertible preferred stock is classified in the balance sheet as temporary equity as a result of a redemption feature that is not solely in the control of the Company.
8.   Preferred Stock
On August 14, 2020, the Company changed the corporate structure to a Delaware corporation. Upon the change in the corporate structure, each of the Series Seed Preferred Units and Series A Preferred Units were canceled and converted into a corresponding number of shares of Series Seed Preferred Stock and Series A Preferred Stock, $0.0001 par value, at an original issue price of $1.875 and $4.441, respectively. The total number of shares of preferred stock authorized and issued as of December 31, 2020 is 6,066,474.
Dividends
Holders of the Series A Preferred Stock are entitled to six percent dividends of the holders’ of the original issue price, whether or not declared by the Company’s board of directors. The dividends are

BETTER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS
8.   Preferred Stock (continued)
cumulative, compound annually and are payable when and if declared by the Company’s board of directors. The Series A Preferred Stockholders receive dividends prior to and in preference to any distributions to Common Stockholders. No dividends have been declared or paid as of December 31, 2020.
Liquidation
Holders of both Series Seed and Series A Preferred Stock are entitled to receive a liquidation preference prior to any distribution to holders of common stock. The liquidation preference is in the following order of priority: first, to the holders of Series A Preferred Stock pro rata based on their respective original issue price; second, to the holders of the Series A Preferred Stock pro rata based on their unpaid cumulative dividends; third, to the holders of Series Seed Preferred Stock pro rata based on their respective original issue price; and thereafter, all stockholders (preferred and common) pro rata in accordance with their respective percentage of ownership of units.
Conversion
The holders of Series Seed and Series A Preferred Stock have a right to convert into common stock at any time. The conversion ratio is determined by dividing the original issue price by the applicable conversion price. The Series Seed Preferred Stock conversion price shall initially be $1.875 and the Series A Preferred Stock conversion price shall initially be equal to $4.441. The Conversion Price is subject to customary anti-dilution provisions, including adjustments for stock splits and stock dividends. Additionally, all outstanding shares of the preferred stock shall automatically be converted into shares of underlying common stock upon the Company’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, the public offering price of which is not less than $13.323 per share.
Voting Rights
Holders of preferred stock are entitled to the same voting rights as the common stockholders. The holders of common stock and preferred stock shall vote together as a single class (on an as-converted basis) on all matters. Each holder of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock could be converted.
The convertible preferred stock is classified in the balance sheet as temporary equity as a result of a redemption feature that is not solely in the control of the Company.
9.   Shareholders’ Deficit
Common Units
In 2015, we issued 4,000,000 common units of Better Therapeutics LLC for a purchase price of $10.
Common Stock
On August 14, 2020, the Company changed the corporate structure to a Delaware corporation. Upon the change in the corporate structure, each of the Common Units were canceled and converted into a corresponding number of shares of Common Stock with a par value of $0.0001 per share. In addition, each of the outstanding profits interest units were canceled and converted into 1,697,314 shares of Common stock. The total number of shares of common stock authorized and issued as of December 31, 2020 is 14,000,000 and 5,697,314, respectively.

BETTER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS
10.   Fair Value Measurements
The Company measures and reports certain financial instruments as assets and liabilities at fair value on a recurring basis. The following tables sets forth the fair value of the Company’s financial assets and liabilities at fair value on a recurring basis based on the three-tier fair value hierarchy (in thousands):
	December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities
SAFE Agreements	$—	$—	$11,740	$11,740
The Company’s SAFE agreements issued in 2020 are recorded at fair value in our balance sheet. The fair value of the Company’s SAFE agreements is based on significant inputs not observable in the market which cause the instrument to be classified as a Level 3 measurements with the fair value hierarchy. The valuation uses assumptions and estimates in a discounted cash flow model, under a future as-if converted value in a qualified round of financing and if paid out in a change in control, with payouts discounted to their present value using a discount rate that reflected the risk of the payoff to the holder. The future as-if converted values were estimated based on the fixed discount to the next round based on Management’s estimate of the next round timing, and the Monte Carlo method which was used to estimate the future enterprise value of the Company at a change in control event and the expected payment to the SAFE holders at each simulated enterprise value. The rate of return for the next financing event and liquidation event scenarios was 0.08% and 40%, respectively. The Company believes these assumptions would be made by a market participant in estimating the valuation of the SAFE. The Company assesses these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained. Changes in the fair value of the SAFE agreements are recognized with the statement of operations. The fair value of the Company’s SAFE agreements was $11,740 as of December 31, 2020. As of December 31, 2020 and 2019, the Company did not have any other financial assets or liabilities measured at fair value.
11.   Net Loss Per Share Attributable to Common Unit/Stockholders
Series Seed Preferred Stock, Series A Preferred Stock, and common stock are participating securities in the calculation of loss per share as they participate in undistributed earnings on an as-if-converted basis. Basic and diluted earnings per share was the same for each period presented as the inclusion of all potential common stock outstanding would have been anti-dilutive.
The following table sets forth the computation of basic and diluted loss (in thousands, except for share and per share amounts):
	Year Ended December 31,
	2020	2019
Net Loss	$(6,387)	$(5,784)
Less: Cumulative preferred dividends allocated to Series A preferred stockholders	(1,507)	(1,379)
Net loss attributable to common stockholders, basic and diluted	(7,894)	(7,163)
Weighted average common stock outstanding	5,022,339	4,743,755
Loss per share attributable to common unit/shareholders, basic and diluted	$(1.57)	$(1.51)

BETTER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS
11.   Net Loss Per Share Attributable to Common Unit/Stockholders (continued)
The following potentially dilutive securities have been excluded from the computation of diluted weighted average shares outstanding, as they would be antidilutive:
	For the Year Ended
	2020	2019
Convertible Series Seed Preferred Units/Stock	1,066,667	1,066,667
Convertible Series A Preferred Units/Stock	4,999,807	4,999,807
Profits Interest Units	—	349,493
SAFE agreements	2,719,827	—
Restricted stock	517,528	—
Stock Options	215,625	—
	9,519,454	6,415,967
12.   Share-Based Compensation
In August 2020, we adopted the Better Therapeutics, Inc. 2020 Stock Option and Grant Plan (the “2020 Plan”) to grant equity-based incentives to officers, directors, consultants and employees. The equity-based incentives include Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Unrestricted Stock Awards, and Restricted Stock Units. A total of 807,326 shares of our common stock have been reserved for issuance pursuant to the plan.
Stock Options
Stock options granted vest over four years with 25% of the option shares vesting one year from the vesting commencement date and then ratably on a monthly basis over the following 36 months. Options generally expire 10 years from the date of grant. Stock option activity under the Plans for the periods presented is as follows:
Options Outstanding
	Shares Subject to Options Outstanding	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Balance as of August 14, 2020	—	$—
Authorized	—	—
Granted	215,625	0.47
Exercised	—	—
Forfeited	—	—
Balance as of December 31, 2020	215,625	$0.47	9.6	—
Aggregate intrinsic value represents the difference between the exercise price and the fair value of the shares underlying common stock.
The weighted-average grant date fair value of stock options granted to employees during the years ended December 31, 2020 was $0.18 per share. As of December 31, 2020, total unrecognized compensation expense related to unvested stock options was $29, which is expected to be recognized over a weighted-average period of 3.1 years.

BETTER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS
12.   Share-Based Compensation (continued)
The fair value of each option award granted to employees is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of subjective assumptions, including the fair value of the underlying common stock, the expected term of the option, the expected volatility of the price of our common stock, risk-free interest rates, and the dividend yield of our common stock. The assumptions used to determine the fair value of the option awards represent our best estimates. These estimates involve inherent uncertainties and the application of our judgment. The related stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the awards, which is generally four years.
The Black-Scholes option pricing model assumptions used in evaluating our awards to employees are as follows:
Year Ended December 31, 2020
Expected Term (Years)	6.08
Expected Volatility	45%
Risk-free interest rate	0.41%
Dividend Yield	—
Restricted Stock
The Company issued 622,126 shares of restricted stock under the 2020 Plan during the year ended December 31, 2020 in connection with the conversion of the profits interest units. During 2020, 104,598 were vested and converted into unrestricted common stock. As of December 31, 2020 there were 517,528 shares of restricted stock.
Total stock-based compensation expense for time-based stock options of $119 is expected to be recognized on a straight-line basis over approximately the next 2.1 years for the unvested restricted stock outstanding as of December 31, 2020. Total stock-based compensation expense for performance-based stock options of $40 is expected to be recognized on a straight-line basis over approximately the next 1.25 years for the unvested restricted stock outstanding as of December 31, 2020. For the year ended December 31, 2020, the Company recorded compensation expense of $127 related to the modification of terms of the profits interest units upon conversion to restricted shares.
Profits Interest Unit Awards
In 2015, the Company adopted the 2015 Equity Incentive Plan for the issuance of profits interest unit awards to employees, directors, members and consultants. Since the profits interest units are not redeemable for cash, the Company has classified these awards as equity. The profits interest units are common units with a profits interest distribution threshold and give the holder a right to share in the appreciation in the value of the Company and share in any distributions of profits. The profits interest units are not transferrable and do not require an initial investment. The profit interest unit awards generally vest over four years and automatically in full upon a sale of the business. In August 2020, in conjunction with the conversion of the

BETTER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS
12.   Share-Based Compensation (continued)
company to a Delaware corporation, the profits interest units were converted to common stock of the Company. Prior to the conversion, no distributions were made to the holders of the profits interest units.
	Profits Interest Units Outstanding
	Profits Interest Units Available for Grant	Units Subject to Profits Interest Units Outstanding	Weighted- Average Grant Date Fair Value
Balance as of December 31, 2018	679,000	780,710	0.25
Granted	(373,961)	373,961	0.32
Exercised	—	(271,229)	0.25
Forfeited	44,454	(44,454)	0.24
Balance as of December 31, 2019	349,493	838,988	$0.30
The Black-Scholes option pricing model assumptions used in evaluating our awards to employees are as follows:
Year Ended December 31, 2019
Expected Term (Years)	3.50
Expected Volatility	50%
Risk-free interest rate	2.45%
Dividend Yield	—
Equity-Based Compensation Expense
Equity-based compensation expense in the statement of operations is summarized as follows:
	Year Ended December 31,
	2020	2019
Cost of Revenue	$3	$1
Research and development	102	43
General and administrative	128	40
Total equity-based compensation expense	$233	$84
13.   Income Taxes
We recorded an income tax provision of $153 for period from August 14, 2020 to December 31, 2020. Prior to August 14, 2020 Better was a limited liability company and had no income tax liability. Our provision for income taxes consisted of the following:

BETTER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS
13.   Income Taxes (continued)
December 31, 2020
Current:
Federal	$—
State	1
Total current	1
Deferred:
Federal	152
State	—
Total deferred	152
Total provision for income taxes	$153
The reconciliation of federal statutory income tax rate to our effective income tax rate is as follows:
Year Ended December 31, 2020
Expected income tax benefit at the federal statutory rate	$(1,309)
State taxes, net of federal benefit	(2)
Research and development credit, net	(208)
Deferred tax on conversion to a corporation	907
Non-deductible items	3
Partnership loss	676
Other	1
Change in valuation allowance	85
Total	$153
Significant components of our deferred tax assets are summarized as follows:
December 31, 2020
Deferred tax assets:
Federal and state new operating loss carryforwards	$864
Research and development tax credits	207
Depreciation and amortization	29
Accruals and reserves	1
Gross deferred tax assets	1,101
Valuation Allowance	(85)
Net deferred tax assets	1,016
Deferred tax Liabilities:
Capitalization of internal use software	(1,168)
Net deferred tax liabilities	(1,168)
Net deferred tax liability	$(152)

BETTER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS
13.   Income Taxes (continued)
As of December 31, 2020, we had $4,109 of federal and $21 of state net operating loss carryforwards available to offset future taxable income. Carryforwards for the current period and future years do not expire for federal purposes and begin to expire in 2040 for state purposes. As of December 31, 2020, the Company had federal and state research credit carryforwards of $163 and $144, respectively. The federal research credits begin to expire in 2040 while the California research credits carry forward have an indefinite life.
Management regularly assesses the ability to realize deferred tax assets recorded based upon the weight of available evidence, including such factors as recent earnings history and expected future taxable income on a jurisdiction-by-jurisdiction basis. In the event that the Company changes its determination as to the amount of realizable deferred tax assets, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made. The Company’s management believes that, based on a number of factors, it is more likely than not, that all or some portion of the deferred tax assets will not be realized; and accordingly, for the year ended December 31, 2020, the Company has provided a valuation allowance against the Company’s U.S. net deferred tax assets. The net change in the valuation allowance for the year ended December 31, 2020 was an increase of $85.
The Internal Revenue Code of 1986, as amended, imposes restrictions on the utilization of net operating losses in the event of an “ownership change” of a corporation. Accordingly, a company’s ability to use net operating losses may be limited as prescribed under Internal Revenue Code Section 382 (“IRC Section 382”). Events which may cause limitations in the amount of the net operating losses that the Company may use in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period. Utilization of the federal and state net operating losses may be subject to substantial annual limitation due to the ownership change limitations provided by the IRC Section 382 and similar state provisions. The Company has not completed a Section 382 analysis.
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was passed into law. The CARES Act includes several significant business tax provisions including modification to the taxable income limitation for utilization of net operating losses incurred in 2019 and 2020, an increase to the limitation on deductibility of certain business interest expense, bonus depreciation for purchases of qualified improvement property and special deductions on certain corporate charitable contributions. The Company analyzed the provisions of the CARES Act and determined there was no impact to its income tax provision for the year ended December 31, 2020.
Uncertain Tax Positions
We are required to inventory, evaluate, and measure all uncertain tax positions taken or to be taken on tax returns and to record liabilities for the amount of such positions that may not be sustained, or may only partially be sustained, upon examination by the relevant taxing authorities.
The following is a summary of the changes in the Company’s gross unrecognized tax benefits:
December 31, 2020
Balance as of August 14, 2020	$—
Increase related to tax position taken	77
Balance as of December 31, 2020	77
As of December 31, 2020, the total amount of gross unrecognized tax benefits was $77, which, if recognized, would have an impact on the Company’s effective tax rate. The Company estimates that there will be no material changes in its uncertain tax positions in the next 12 months. Our policy is to include interest and penalties related to unrecognized tax benefits as a component of income tax expense. There are no interest and penalties recognized in the statement of operations for the year ended December 31, 2020.

BETTER THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS
13.   Income Taxes (continued)
We file federal and state income tax returns in the U.S. For U.S. federal and state income tax purposes, the statute of limitations currently remains open for all years due to our NOL carryforwards. We are not currently under examination in any jurisdiction.
Since the losses of the Company prior to the conversion to a Delaware corporation flowed directly to the members of the Company for tax purposes, no provision for income taxes has been reflected in the financial statements for the year ended December 31, 2019.
14.   Commitments and Contingencies
Operating Leases
We entered into an operating lease agreement for our office. We recognized the operating lease costs on a straight-line basis over the term of each agreement, considering provisions such as free or escalating base monthly rental payments or deferred payment terms. We record rent expense associated with operating lease obligations in operating expenses in the statements of operations. In August 2020, we negotiated a termination settlement of this office lease for $168 with $56 remaining in other accrued liabilities as of December 31, 2020. As a result, our minimum payments under the operating lease as of December 31, 2020 was zero. Rent expense for the years ended December 31, 2020 and 2019 was $131 and $331, respectively.
Legal Matters
From time to time, we become involved in claims and other legal matters arising in the ordinary course of business. We investigate these claims as they arise. Although claims are inherently unpredictable, we are currently not aware of any matters that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, results of operations, financial position or cash flows. We record liabilities for legal and other contingencies when losses are probable and estimable.
Although the results of litigation and claims are inherently unpredictable, we have not recorded an accrual for such contingencies as we believe that there was not at least a reasonable possibility that we had incurred a material loss with respect to such loss contingencies as of December 31, 2020 and 2019.
15.   Related Party Transactions
In 2019, the Company issued $4,000 in convertible promissory notes to a significant holder of common and preferred units. In 2020, the company issued $3,550 in additional convertible promissory notes to the same significant holder of common and preferred units. As part of the conversion to a Delaware corporation in August 2020, these convertible promissory notes and accrued interest were exchanged for $7,657 of SAFEs. After the conversion to a Delaware corporation, an additional $2,630 in SAFEs were issued to the significant shareholder.
16.   Subsequent Events
In January 2021, the Company issued $4,700 in SAFEs to a significant shareholder.
In March 2021, Andy Armanino, the former chief executive officer of Armanino LLP and close relative to the current chief executive officer of Armanino LLP joined the company’s board of directors. The company uses Armanino LLP for tax, valuation and outsourced accounting services. During the year ended December 31, 2020 and 2019, the company incurred $62 and $191, respectively, in fees related to these services.
In March 2021, the Company signed a non-binding letter of intent to be acquired by Mountain Crest Acquisition Corp. II, a special purpose acquisition company. The Company and Mountain Crest Acquisition Corp. II are engaged in due diligence and there can be no guarantee the acquisition will be consummated.

UNAUDITED FINANCIAL STATEMENTS
OF BETTER THERAPEUTICS INC.

BETTER THERAPEUTICS, INC.
UNAUDITED BALANCE SHEETS
(in thousands, except share data)
	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$2,118	$123
Prepaid expenses	222	124
Deferred offering costs	1,211	—
Other current assets	302	216
Total current assets	3,853	463
Capitalized software development costs	5,625	5,555
Property and equipment, net	58	89
Other long-term assets	193	280
Total Assets	$9,729	$6,387
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,404	$514
Accrued payroll	16	39
Other accrued expenses	1,257	60
Total current liabilities	2,677	613
Long-term debt	—	640
Deferred tax liability	—	152
Simple Agreements for Future Equity	27,728	11,740
Total liabilities	30,405	13,145
Commitments and contingencies (Note 8)
Convertible preferred stock:
Series Seed Convertible Preferred Stock, $0.0001 par value per share, 1,066,667 authorized, issued and outstanding as of June 30, 2021 and December 31, 2020	2,000	2,000
Series A Convertible Preferred stock, $0.0001 par value per share, 4,999,807, issued and outstanding as of June 30, 2021 and December 31, 2020	22,204	22,204
Stockholders’ deficit:
Common stock, $0.0001 par value per share, 14,000,000 shares authorized as of June 30, 2021 and December 31, 2020, and 5,647,626 and 5,697,314 issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	1	1
Additional paid-in capital	507	445
Accumulated deficit	(45,388)	(31,408)
Total stockholders’ deficit	(44,880)	(30,962)
Total Liabilities, Convertible Preferred Stock and Stockholders’ Deficit	$9,729	$6,387
The accompanying notes are an integral part of these Financial Statements.

BETTER THERAPUTICS, INC.
UNAUDITED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except unit / share and per unit / share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$—	$3	$—	$7
Cost of revenue	142	154	297	358
Gross loss	(142)	(151)	(297)	(351)
Operating expenses:
Research and development	4,896	476	6,119	1,143
Sales and marketing	564	12	607	57
General and administrative	872	376	2,439	844
Total operating expenses	6,332	864	9,165	2,044
Loss from operations	(6,474)	(1,015)	(9,462)	(2,395)
Interest expense, net	(1)	(41)	(2)	(74)
Change in fair value of SAFEs	(2,821)	—	(5,313)	—
Gain on loan forgiveness	647	—	647	—
Loss before provision for/benefit from income taxes	(8,649)	(1,056)	(14,130)	(2,469)
Provision for (benefit from) income taxes	1	—	(150)	—
Net loss	$(8,650)	$(1,056)	$(13,980)	$(2,469)
Cumulative preferred dividends allocated to Series A Preferred Unit / Shareholders	(394)	(370)	(782)	(739)
Net loss attributable to common unit / shareholders, basic and diluted	$(9,044)	$(1,426)	$(14,762)	$(3,208)
Loss per share attributable to common unit / shareholders, basic and diluted	$(1.73)	$(0.29)	$(2.83)	$(0.65)
Weighted-average shares used in computing net loss per unit / share	5,231,268	4,976,032	5,209,490	4,947,733
The accompanying notes are an integral part of these Financial Statements.

BETTER THERAPUTICS, INC.
UNAUDITED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(in thousands, except share data)
	Series Seed Convertible Preferred Stock		Series A Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	1,066,667	$2,000	4,999,807	$22,204	5,697,314	$1	$445	$(31,408)	$(30,962)
Net Loss	—	—	—	—	—	—	—	(5,330)	(5,330)
Share-based compensation	—	—	—	—	—	—	34	—	34
Balance as of March 31, 2021	1,066,667	2,000	4,999,807	22,204	5,697,314	1	479	(36,738)	(36,258)
Net Loss	—	—	—	—	—	—	—	(8,650)	(8,650)
Forfeiture of restricted stock	—	—	—	—	(49,688)	—	—	—	—
Share-based compensation	—	—	—	—	—	—	28	—	28
Balance as of June 30, 2021	1,066,667	$2,000	4,999,807	$22,204	5,647,626	$1	$507	$(45,388)	$(44,880)
	Series Seed Convertible Preferred Units		Series A Convertible Preferred Units		Common Units		Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2019	1,066,667	$2,000	4,999,807	$22,204	4,000,000	$212	$(25,021)	$(24,809)
Net Loss	—	—	—	—	—	—	(1,413)	(1,413)
Share-based compensation	—	—	—	—	—	15	—	15
Balance as of March 31, 2020	1,066,667	2,000	4,999,807	22,204	4,000,000	227	(26,434)	(26,207)
Net Loss	—	—	—	—	—	—	(1,056)	(1,056)
Share-based compensation	—	—	—	—	—	15	—	15
Balance as of June 30, 2020	1,066,667	$2,000	4,999,807	$22,204	4,000,000	$242	$(27,490)	$(27,248)
The accompanying notes are an integral part of these Financial Statements.

BETTER THERAPUTICS, INC.
UNAUDITED STATEMENTS OF CASH FLOWS
(in thousands)
	Six Months Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(13,980)	$(2,469)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	542	42
Change in fair value of SAFEs	5,313	—
Share-based compensation expense	62	30
Deferred income taxes	(152)	—
Gain on loan forgiveness	(647)	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(1,308)	(25)
Accounts payable	890	(163)
Accrued expenses and other liabilities	1,181	(87)
Net cash used in operating activities	(8,099)	(2,672)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	—	(6)
Capitalized internal-use software costs	(581)	(1,172)
Net cash used in investing activities	(581)	(1,178)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible notes	—	2,950
Proceeds from PPP loan	—	640
Proceeds from issuance of SAFE notes	10,675	—
Net cash provided by financing activities	10,675	3,590
Net change in cash and cash equivalents	1,995	(260)
Cash and cash equivalents, beginning of period	123	757
Cash and cash equivalents, end of period	$2,118	$497
Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—
The accompanying notes are an integral part of these Financial Statements.

BETTER THERAPEUTICS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(in thousands, except unit / share and per unit / share data)
1.
Description of Business and Summary of Significant Accounting Policies

Description of Business
Better Therapeutics, Inc. (“we”, “us”, “the Company”, or “Better”), has developed a platform of software-based, Prescription Digital Therapeutics (PDTs) for treating diabetes, heart disease, and other cardiometabolic conditions. Our PDTs deliver a novel form of cognitive behavioral therapy that enables changes in neural pathways of the brain so that lasting changes in behavior become possible. Addressing the underlying causes of these diseases has the potential to dramatically improve patient health and lower healthcare costs. Our current clinical development candidates are intended to treat cardiometabolic diseases, including type 2 diabetes, hypertension, hyperlipidemia, non-alcoholic fatty liver disease (NAFLD), non-alcoholic steatohepatitis (NASH) and chronic kidney disease (CKD). Our headquarters are in San Francisco, California.
On April 6, 2021, the Company entered into a merger agreement with Mountain Crest Acquisition Corp. II (“MCAD”), a special purpose acquisition company. Under the merger Agreement, MCAD will acquire all of the outstanding shares of the Company in exchange for 15,000,000 shares of MCAD subject to adjustment based on the closing net debt as defined in the merger agreement. In connection with the merger, MCAD shall be renamed Better Therapeutics, Inc.
Basis of Presentation
The financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Amounts are presented in thousands except share and per share information. Certain information and disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for fair presentation have been included. Operating results for the three and six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the year ended December 31, 2021. Accordingly, these interim financial statements should be read in conjunction with the audited financial statements and accompanying notes for the years ended December 31, 2020 and 2019.
Emerging Growth Company Status
We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued after the enactment of the JOBS Act until such time as those standards apply to private companies. The JOBS Act provides that an emerging growth company can take advantage of the extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we do not adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies until required by private company accounting standards.
Liquidity
The Company is in the development stage and our activities have consisted principally of raising capital and performing research and development. Since inception we have incurred significant losses from operations. As of June 30, 2021, we had cash of $2,118 and an accumulated deficit of $45,388. We incurred a net loss of $13,980 and used $8,099 of cash in operating activities during the six months ended June 30, 2021. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

BETTER THERAPEUTICS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(in thousands, except unit / share and per unit / share data)
We have primarily funded our operations through the sale of preferred stock, convertible notes and simple agreements for future equity (“SAFEs”). The continued execution of our long-term business plan will require us to explore financing options such as issuance of equity or debt instruments. While we have historically been successful in obtaining equity financing, there can be no assurance that such additional financing, if necessary, will be available or, if available, that such financings can be obtained on satisfactory terms.
Significant Risks and Uncertainties
The Company is subject to those risks common in its industry and also those risks common to early-stage companies including, but not limited to, the possibility of not being able to successfully develop or market its products, technological obsolescence, competition, dependence on key personnel, the successful protection of its proprietary technologies, compliance with government regulations, and the possibility of not being able to obtain additional financing when needed.
At this time, there is significant uncertainty relating to the COVID-19 pandemic and the impact of related responses. Any impact of COVID-19 on our business, results of operations and financial condition will largely depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the geographic spread of the disease, the duration of the pandemic, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions, the ultimate impact on financial markets and the global economy, and the effectiveness of actions taken in the United States and other countries to contain and treat the disease.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities and the related disclosures at the date of the financial statements, as well as the reported amounts of revenue and expenses during the periods presented. The estimates and assumptions used in the accompanying financial statements are based upon management’s evaluation of the relevant facts and circumstances. Such estimates, judgments, and assumptions include estimated costs for capitalized internal-use software, fair values of stock-based awards, valuation allowance for deferred tax assets, fair value of SAFEs and useful lives for property and equipment. Actual results could be different from these estimates. To the extent there are material differences between these estimates, judgments, or assumptions and actual results, our financial statements will be affected.
Net Loss Per Share Attributable to Common Stockholders
Basic and diluted net loss per share attributable to common unit / stockholders is presented in conformity with the two-class method required for participating securities. Under the two-class method, the net loss attributable to common unit / stockholders is not allocated to the preferred units / stock as the holders of our convertible preferred units / stock did not have a contractual obligation to share in our losses. Under the two-class method, net loss is attributed to common unit / stockholders and participating securities based on their participation rights.
Basic net loss per share attributable to common unit / stockholders is computed by dividing the net loss attributable to common unit / stockholders by the weighted-average number of shares of common units / stock outstanding during the period. Cumulative dividends attributable to participating securities are subtracted from net loss in determining net loss attributable to common unit / stockholders. As we have reported net losses for all periods presented, all potentially dilutive securities are antidilutive and, accordingly, basic net loss per share equals diluted net loss per share.

BETTER THERAPEUTICS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(in thousands, except unit / share and per unit / share data)
2.
Debt

On May 9, 2020 (the “Origination Date”), the Company received $640 in aggregate loan proceeds (the “PPP Loan”) from Celtic Bank Corporation (the “Lender”) pursuant to the Paycheck Protection Program established under the CARES Act (the Coronavirus Aid, Relief, and Economic Security Act) of 2020. Payments of principal and interest were deferred for the first ten months following the Origination Date, and the PPP Loan was maturing in two years after the Origination Date. Following the deferral period, the Company will be required to make payments of principal and interest accrued under the PPP Loan in monthly installments of $36 and taking into consideration any portion of the PPP Loan that may be forgiven prior to that time. The PPP Loan bore interest at 1%. On December 30, 2020, the Company applied for loan forgiveness under the CARES Act and received approval of loan forgiveness in May 2021. As a result the Company has recorded a gain on loan forgiveness on the statements of operations and comprehensive loss and removed the balance from long-term debt on the balance sheet.
3.
SAFE Agreements

On August 14, 2020, upon the conversion of the company to a Delaware corporation, $8,774 in convertible promissory notes and related accrued interest were exchanged for an equivalent number of SAFE agreements. In addition, during 2020, the Company issued an additional $3,155 in SAFEs. During the six months ended June 30, 2021, the Company issued an additional $10,675 in SAFEs. These SAFEs allow the investors to participate in future equity financings through a share-settled redemption of the amount invested. Alternatively, upon the occurrence of a change of control or an initial public offering, the investors shall have the option to receive either (i) a cash payment equal to the invested amount under such SAFE, or (ii) the amount payable on the number of shares of common stock equal to the invested amount divided by the liquidity price set forth in the applicable SAFE. If there is a dissolution of the company, the investor will be entitled to receive the cash payment equal to the invested amount under such SAFE.
The SAFEs include a provision allowing for cash redemption upon the occurrence of a change of control, the occurrence of which is outside the control of the Company. Therefore, the SAFEs are classified as marked-to-market liabilities pursuant to ASC 480 in other long-term liabilities.
The SAFEs were marked to fair value as of June 30, 2021 resulting in a change in fair value reported as a loss of $5,313 for the six months ended June 30, 2021.
4.
Fair Value Measurements

The Company measures and reports certain financial instruments as assets and liabilities at fair value on a recurring basis. The following tables sets forth the fair value of the Company’s financial assets and liabilities at fair value on a recurring basis based on the three-tier fair value hierarchy (in thousands):
	June 30, 2021
	Level 1	Level 2	Level 3	Total
Liabilities
SAFE Agreements	$—	$—	$27,728	$27,728
	December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities
SAFE Agreements	$—	$—	$11,740	$11,740
The Company’s SAFE agreements are recorded at fair value in our balance sheet. The fair value of the Company’s SAFE agreements is based on significant inputs not observable in the market which cause the instrument to be classified as Level 3 measurements within the fair value hierarchy. The valuation uses

BETTER THERAPEUTICS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(in thousands, except unit / share and per unit / share data)
assumptions and estimates the Company believes would be made by a market participant in making the same valuation. The Company assess these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained. Changes in the fair value of the SAFE agreements are recognized within the statement of operations and comprehensive loss. The fair value of the Company’s SAFE agreements was $27,728 and $11,740 as of June 30, 2021 and December 31, 2020, respectively. As of June 30, 2021 and December 31, 2020, the Company did not have any other financial assets or liabilities measured at fair value.
5.
Net Loss Per Share Attributable to Common Unit / Stockholders

Series Seed Preferred Stock, Series A Preferred Stock, and common stock are participating securities in the calculation of loss per share as they participate in undistributed earnings on an as-if-converted basis. Basic and diluted earnings per share was the same for each period presented as the inclusion of all potential common stock outstanding would have been anti-dilutive.
The following table sets forth the computation of basic and diluted loss (in thousands, except for share and per share amounts):
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net Loss	$(8,650)	$(1,056)	$(13,980)	$(2,469)
Less: Cumulative preferred dividends allocated to Series A preferred stockholders	(394)	(370)	(782)	(739)
Net loss attributable to common stockholders, basic and diluted	(9,044)	(1,426)	(14,762)	(3,208)
Weighted average common stock outstanding	5,231,268	4,976,032	5,209,490	4,947,733
Loss per share attributable to common unit / shareholders, basic and diluted	$(1.73)	$(0.29)	$(2.83)	$(0.65)
The following potentially dilutive securities have been excluded from the computation of diluted weighted average shares outstanding, as they would be antidilutive:
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Convertible Series Seed Preferred Units / Stock	1,066,667	1,066,667	1,066,667	1,066,667
Convertible Series A Preferred Units / Stock	4,999,807	4,999,807	4,999,807	4,999,807
Profits Interest Units	—	835,789	—	835,789
SAFE agreements	5,115,123	—	5,115,123	—
Restricted stock	443,203	—	443,203	—
Stock Options	227,125	—	227,125	—
	11,851,925	6,902,263	11,851,925	6,902,263

6.
Share-Based Compensation

In August 2020, we adopted the Better Therapeutics, Inc. 2020 Stock Option and Grant Plan (the “2020 Plan”) to grant equity-based incentives to officers, directors, consultants and employees. The equity-based incentives include Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Unrestricted Stock Awards, and Restricted Stock Units. A total of 807,326 shares of our common stock have been reserved for issuance pursuant to the plan.

BETTER THERAPEUTICS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(in thousands, except unit / share and per unit / share data)
Stock Options
Stock options granted vest over four years with 25% of the option shares vesting one year from the vesting commencement date and then ratably on a monthly basis over the following 36 months. Options generally expire 10 years from the date of grant. Stock option activity under the Plans for the periods presented is as follows:
	Options Outstanding
	Shares Subject to Options Outstanding	Weighted-Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Balance as of December 31, 2020	215,625	$0.47	9.6	—
Authorized	—	—
Granted	11,500	$0.47
Exercised	—	—
Forfeited	—	—
Balance as of June 30, 2021	227,125	$0.47	9.2	$1,978
Aggregate intrinsic value represents the difference between the exercise price and the fair value of the shares underlying common stock.
The weighted-average grant date fair value of stock options granted to employees during the six months ended June 30, 2021 was $1.59 per share. As of June 30, 2021, total unrecognized compensation expense related to unvested stock options was $41, which is expected to be recognized over a weighted-average period of 2.9 years.
The fair value of each option award granted to employees is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of subjective assumptions, including the fair value of the underlying common stock, the expected term of the option, the expected volatility of the price of our common stock, risk-free interest rates, and the dividend yield of our common stock. The assumptions used to determine the fair value of the option awards represent our best estimates. These estimates involve inherent uncertainties and the application of our judgment. The related stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the awards, which is generally four years.
The Black-Scholes option pricing model assumptions used in evaluating our awards to employees are as follows:
Six Months Ended June 30, 2021
Expected Term (Years)	6.08
Expected Volatility	42%
Risk-free interest rate	0.77%
Dividend Yield	—
Restricted Stock
The Company issued 622,126 shares of restricted stock under the 2020 Plan during the year ended December 31, 2020 in connection with the conversion of the profits interest units. During the three and six months ended June 30, 2021, 43,579 and 87,344, respectively were vested and converted into unrestricted common stock. As of June 30, 2021 there were 443,203 shares of restricted stock.

BETTER THERAPEUTICS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(in thousands, except unit / share and per unit / share data)
Total stock-based compensation expense for time-based restricted stock of $80 is expected to be recognized on a straight-line basis over approximately the next 1.6 years for the unvested restricted stock outstanding as of June 30, 2021. Total stock-based compensation expense for performance-based stock options of $24 is expected to be recognized on a straight-line basis over approximately the next nine months for the unvested restricted stock outstanding as of June 30, 2021.
Equity-Based Compensation Expense
Equity-based compensation expense in the statement of operations is summarized as follows:
	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Cost of Revenue	$1	$—
Research and development	27	11
General and administrative	34	19
Total equity-based compensation expense	$62	$30

7.
Income Taxes

The effective tax rate was 1% for the six months ended June 30, 2021. The effective tax rate differs from our statutory tax rate of 21%, primarily due to a reduction in the deferred tax liability as of June 30, 2021 resulting in a benefit from income taxes for the six months ended June 30, 2021. Prior to August 14, 2020 Better was a limited liability company and had no income tax liability.
8.
Commitments and Contingencies

From time to time, we become involved in claims and other legal matters arising in the ordinary course of business. We investigate these claims as they arise. Although claims are inherently unpredictable, we are currently not aware of any matters that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, results of operations, financial position or cash flows. We record liabilities for legal and other contingencies when losses are probable and estimable. We have recorded an accrual for such contingencies as we believe that there was at least a reasonable possibility that we will incur a material loss with respect to such loss contingencies as of June 30, 2021.
9.
Related Party Transactions

In the first quarter of 2021, the Company issued $4,675 in SAFEs to a significant shareholder.
In March 2021, Andy Armanino, the former chief executive officer of Armanino LLP and close relative to the current chief executive officer of Armanino LLP joined the company’s board of directors. The company used Armanino LLP for tax, valuation and outsourced accounting services. During the six months ended June 30, 2021, the company incurred $198 in fees related to these services.
10.
Subsequent Events

In July 2021, the Company issued $2,000 in SAFEs and in August 2021 the company issued an additional $3,000 in SAFEs. Both issuances had terms similar to the previously issued SAFEs.
On August 18, 2021, we entered into a $50.0 million secured term loan agreement with Hercules Capital, Inc. (“Hercules”). The term loan has a maturity date of August 1, 2025, which can be extended to February 1, 2026, and is secured by substantially all of our assets. Payments due for the term loan are interest-only until March 1, 2023 (subject to extension to September 1, 2023 or September 1, 2024 upon the achievement of certain milestones), after which principal shall be repaid in equal monthly installments. Interest is payable monthly in arrears. The outstanding principal bears interest at the greater of (a) 8.95% or

BETTER THERAPEUTICS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
(in thousands, except unit / share and per unit / share data)
(b) 8.95% plus the prime rate minus 3.25%. Prepayment of the outstanding principal is permitted under the secured term loan agreement and subject to certain prepayment fees. In connection with the secured term loan agreement, we paid an initial facility charge of $212,500. In addition, we will be required to pay an end of term charge of the greater of (a) $892,500 and (b) 5.95% of the aggregate outstanding principal upon repayment of the loan. The secured term loan agreement contains customary representations, warranties, non-financial covenants, and events of default. We are permitted to borrow the loans in four tranches based on the completion of certain milestones which include, as set forth more fully in the secured term loan agreement: (i) $15.0 million upon the closing of the Business Combination, (ii) $10.0 million when we achieve certain positive clinical trial results sufficient to submit a de-novo classification request with respect to BT-001, (iii) $10.0 million when we have received FDA approval for such marketing of BT-001 for the improvement of glycemic control in people with type 2 diabetes and received, prior to March 15, 2023, net cash proceeds of at least $40.0 million dollars from equity financings, and (iv) $15.0 million on or before June 15, 2023, subject to Hercules’, approval.
In August 2021, the Company entered into an amendment to the merger agreement with MCAD. Under the terms of the amendment, the Outside Date to the merger agreement was changed to October 8, 2021. In September 2021, the Company entered into a second amendment to the merger agreement, changing the Outside Date to the merger agreement to October 31, 2021.

Annex A
AGREEMENT AND PLAN OF MERGER
by and among
MOUNTAIN CREST ACQUISITION CORP. II,
MCAD MERGER SUB Inc.,
and
BETTER THERAPEUTICS, INC.
Dated as of April 6, 2021

A-i

A-ii

A-iii

EXHIBITS
Exhibit A Form of Parent Support Agreement
Exhibit B Form of Company Support Agreement
Exhibit C Form of Certificate of Merger
Exhibit D Form of Lock-up Agreement
Exhibit E Form of Amended and Restated Certificate of Incorporation of Parent
Exhibit F Form of Second Amended and Restated Bylaws of Parent
Exhibit G Form of Registration Rights Agreement
SCHEDULES
Disclosure Schedules

A-iv

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 6, 2021, is entered into by and among Mountain Crest Acquisition Corp. II, a Delaware corporation, (“Parent”), MCAD Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Better Therapeutics, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are sometimes referred to herein as a “Party” or collectively as the “Parties”. Certain terms used in this Agreement are used as defined in Section 10.13.
RECITALS:
WHEREAS, Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;
WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”);
WHEREAS, it is intended, for U.S. federal income Tax purposes, that the Merger will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). By executing this Agreement, the Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and intend to file the statement required by Treasury Regulations Section 1.368-3(a);
WHEREAS, it is anticipated that, immediately prior to the consummation of the Merger, all shares of Company Preferred Stock will be converted into shares of Company Common Stock (as defined below);
WHEREAS, it is anticipated that, immediately prior to the consummation of the Merger, all Company SAFEs (as defined below) will be converted into shares of Company Common Stock;
WHEREAS, upon consummation of the Merger, Merger Sub will cease to exist, the Company will become a wholly owned subsidiary of Parent and the then-outstanding (i) shares of the Company’s common stock, par value $0.0001 per share, including the Company Restricted Stock (the “Company Common Stock”), and (ii) Company Options will be converted into the right to receive the consideration described in this Agreement;
WHEREAS, in connection with the Transactions, Parent has entered into (or will enter into prior to the Closing) subscription agreements (each, as amended or modified from time to time, a “Subscription Agreement”), with the Parent Investors providing for investments in Parent of Parent Common Stock in a private placement in an amount of at least $50,000,000 (the “PIPE Financing”);
WHEREAS, the Board of Directors of the Company has determined that this Agreement, the Merger and the Transactions are fair and advisable to, and in the best interests of the Company and the Stockholders;
WHEREAS, the Board of Directors of the Parent has determined that this Agreement, the Merger and the Transactions are fair and advisable to, and in the best interests of Parent and its stockholders;
WHEREAS, the Board of Directors of the Parent has approved the Merger and adopted this Agreement as the sole stockholder of Merger Sub and has determined to recommend that the stockholders of the Parent adopt, authorize and approve this Agreement, the Merger and the Transactions;
WHEREAS, in conjunction with, inter alia, obtaining approval from the stockholders of Parent for the Merger and the Transactions, Parent shall provide an opportunity to its Parent Public Stockholders who purchased Parent Units in the IPO to have their shares redeemed for the consideration, on the terms and subject to the conditions and limitations, set forth in the Prospectus and the Certificate of Incorporation of Parent; and
WHEREAS, Mountain Crest Capital LLC (“Sponsor”), Suying Liu, Dong Liu and the directors of Parent, in their capacities as stockholders of Parent, have entered into that certain support agreement in the form attached hereto as Exhibit A (the “Parent Support Agreement”), pursuant to which such stockholders of Parent agreed to, among other things, vote in favor of the Transactions and each of the Parent Proposals; and

WHEREAS, the Company and certain stockholders of the Company have each entered into that certain support agreement in the form attached hereto as Exhibit B (the “Company Support Agreement” and, together with the Parent Support Agreement, the “Support Agreements”), pursuant to which such stockholders of the Company agreed to, among other things, vote in favor of each of the Transactions and the Merger.
NOW, THEREFORE, in consideration of the premises, covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement, intending to be legally bound, agree as follows:
ARTICLE I
THE MERGER
Section 1.1.   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent.
Section 1.2.   Closing.   The closing of the Merger (the “Closing”) shall take place as promptly as practicable, but in no event later than the third (3rd) Business Day following the satisfaction or waiver (to the extent permitted by applicable Law and the Organizational Documents of Parent) of the conditions set forth in ARTICLE VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time), unless another time or date, or both, are agreed in writing by the Company and Parent. The date on which the Closing is held is herein referred to as the “Closing Date”. The Closing will take place remotely via exchange of documents and signature pages via electronic transmission.
Section 1.3.   Effective Time.   Subject to the provisions of this Agreement, at the Closing, the Company shall file a certificate of merger in the form attached hereto as Exhibit C with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the Parties and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).
Section 1.4.   Effects of the Merger.   The Merger shall have the effects set forth herein and in the DGCL.
Section 1.5.   Certificate of Incorporation and Bylaws of the Surviving Corporation.
(a) From and after the Effective Time and until further amended in accordance with applicable Law, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation; provided, that such Certificate of Incorporation shall be amended to reflect that the name of the Surviving Corporation shall be “Better Therapeutics OpCo, Inc.”.
(b) From and after the Effective Time and until further amended in accordance with applicable Law, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation.
Section 1.6.   Post-Closing Board of Directors and Officers.
(a) Immediately after the Closing, the Parent’s board of directors after the Closing (the “Post-Closing Board of Directors”) will consist of seven (7) directors: three (3) of whom shall be David Perry, Kevin Appelbaum and Richard Carmona; three (3) of whom shall be designated by the Company and shall qualify as independent directors under the Securities Act and the Nasdaq rules; and one (1) of whom shall be designated by Parent and shall be Suying Liu. At least a majority of the Post-Closing Board of Directors shall qualify as independent directors under the Securities Act and the Nasdaq rules; provided that for purposes of complying with such independence rules, Mr. Liu shall not be treated as an independent director unless explicitly agreed to between Mr. Liu and the Company. If, at or after the Effective Time, a vacancy shall exist on the Post-Closing Board of Directors, such vacancy shall be filled in the manner provided in the Parent Organizational Documents and applicable Law. In accordance with the Organizational Documents of Parent as in effect as of the Closing, the Parties acknowledge and agree that the Post-Closing Board of Directors will be a classified board with three classes of directors in the manner set forth on Schedule 1.6(a).
(b) Parent shall take all action necessary, including causing the executive officers of Parent to resign, so that the individuals serving as executive officers of Parent immediately after the Closing will be the same individuals (in the same offices) as those of the Company immediately prior to the Closing.
(c) Prior to the Closing, the Parent’s board of directors shall review the Second Amended and Restated Bylaws of Parent in the form set forth in Exhibit F (the “Parent Amended and Restated Bylaws”), and thereafter shall adopt the Parent Amended and Restated Bylaws, with effect from the Closing.
Section 1.7.   Directors and Officers of the Surviving Corporation.   From and after the Effective Time, the directors and the officers of the Surviving Corporation shall be those persons set forth on Schedule 1.7 (or such other Persons as designated by the Company prior to the Closing). The directors and officers of the Surviving Corporation shall hold office for the term specified in, and subject to the provisions contained in, the Surviving Corporation’s Organizational Documents and applicable Law.
Section 1.8.   Pre-Closing Conversions.
(a) Preferred Stock. The Company shall take all actions necessary to cause each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted immediately prior to the Effective Time into a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to and in accordance with the Company’s Organizational Documents (the “Company Preferred Stock Conversion”). All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall be canceled, shall no longer be outstanding and shall cease to exist and no payment or distribution shall be made with respect thereto, and each holder of shares of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.
(b) Company SAFEs. The Company shall take all actions necessary to cause each Company SAFE that is outstanding immediately prior to the Effective Time to be automatically converted immediately prior to the Effective Time into a number of shares of Company Common Stock pursuant to the terms of such Company SAFEs (the “Company SAFE Conversion”). All of the Company SAFEs so converted into shares of Company Common Stock shall be canceled, shall no longer be outstanding and shall cease to exist and no payment or distribution shall be made with respect thereto, and each holder of Company SAFEs shall thereafter cease to have any rights with respect to such Company SAFEs.
Section 1.9.   No Further Ownership Rights in Company Common Stock.   At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company.
Section 1.10.   Rights Not Transferable.   The rights of the Stockholders as of immediately prior to the Effective Time are personal to each such holder and shall not be assignable or otherwise transferable for any reason (except (a) (i) in the case of an entity, by operation of Law or (ii) in the case of a natural person, by will or the Laws of descent and distribution). Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.
Section 1.11.   Taking of Necessary Action; Further Action.   Parent, Merger Sub and the Company, respectively, shall each use its respective best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the DGCL at the time specified in Section 1.3. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either of the constituent corporations, the officers of Parent and the

Surviving Corporation are fully authorized in the name of each constituent corporation or otherwise to take, and shall take, all such lawful and necessary action.
Section 1.12.   Section 368 Reorganization.   For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (i) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. If, in connection with the preparation and filing of the Parent SEC Documents, the Additional Parent SEC Documents, the Form S-4/Proxy Statement or any other filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws (each individually, a “Securities Filing”) or the SEC’s review thereof, the SEC requests or requires that a tax opinion (or tax opinions) with respect to the U.S. federal income tax consequences of the Merger be prepared and submitted in such connection (each, a “Tax Opinion”), (i) the Company shall use its reasonable best efforts to deliver to Goodwin Procter LLP (“Goodwin”) (or another nationally recognized tax or accounting firm in the United States reasonably acceptable to the Parties), in connection with any Tax Opinion rendered by Goodwin (or such other nationally recognized tax or accounting firm), customary Tax representation letters in a mutually agreeable form, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by Goodwin (or such other nationally recognized tax or accounting firm) in connection with the preparation and filing of such Securities Filing, (ii) Parent shall use its reasonable best efforts to deliver to Loeb & Loeb LLP (“Loeb”) (or another nationally recognized tax or accounting firm in the United States reasonably acceptable to the Parties), in connection with any Tax Opinion rendered by Loeb (or such other nationally recognized tax or accounting firm), customary Tax representation letters in a mutually agreeable form, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by Loeb (or such other nationally recognized tax or accounting firm) in connection with the preparation and filing of such Securities Filing and (iii) each of the Company and Parent shall use their respective reasonable best efforts to cause Goodwin (or such other nationally recognized tax or accounting firm) and Loeb (or such other nationally recognized tax or accounting firm), as applicable, to furnish the Tax Opinions, subject to customary assumptions and limitations.
Section 1.13.   Withholding.   Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law, provided, however, that in the event that Parent or the Surviving Corporation, as applicable, determines that it must deduct or withhold any such amounts (except in the case of any compensatory payments made to employees subject to wage withholding), Parent or the Surviving Corporation, as applicable, shall provide at least five Business Days’ prior written notice thereof to the Company, including a reasonably detailed explanation therefor, and shall reasonably cooperate with the Company in responding to any requests for information or clarification made by the Company in respect thereof. To the extent that amounts are so deducted and withheld and paid over to the appropriate taxing authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 1.14.   Dissenting Shares.   Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the aggregate Merger Consideration in accordance with Section 2.1 without interest thereon, upon transfer of such shares. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.
ARTICLE II
MERGER CONSIDERATION
Section 2.1.   Conversion of Company Common Stock.
(a) Two Business Days prior to the anticipated Closing Date (by 8:00 PM Eastern Time), the Company shall deliver to Parent a schedule setting forth each Stockholder (assuming the consummation of the Company SAFE Conversion), and such Stockholder’s respective percentage of the Merger Consideration (the “Equityholder Allocation Schedule”) determined pursuant to this Article II. If there is any change to the Equityholder Allocation Schedule between the time of such delivery and the Closing, the Company shall promptly deliver an updated Equityholder Allocation Schedule to Parent.
(b) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub or the Company, each Stockholder’s shares of the Company Common Stock (other than Company Restricted Common Stock) issued and outstanding immediately prior to the Effective Time (and after giving effect to the Company SAFE Conversion) shall be canceled and automatically converted into such Stockholder’s right to receive, without interest, the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock (other than Company Restricted Common Stock) held by such Stockholder and (ii) the “Exchange Ratio” determined by dividing (x) the Merger Consideration (after giving effect to Section 2.2) by (y) the sum of the issued and outstanding number of shares of Company Common Stock as of the Closing.
(c) Schedule 2.1 sets forth a non-binding example of the Equityholder Allocation Schedule assuming the inputs set forth therein.
Section 2.2.   Net Debt Adjustment.   Two Business Days prior to the anticipated Closing Date (the date of such calculation, the “Net Debt Calculation Date”), the Company shall deliver to Parent the calculation of Net Debt (by 8:00 PM Eastern Time). The Merger Consideration shall be adjusted as follows to account for the Net Debt: (a) if Net Debt is greater than $0.00 (the “Net Debt Target”), then the Merger Consideration shall be reduced at a rate of one share of Parent Common Stock for each $10.00 increment that the Net Debt is greater than the Net Debt Target; (b) if Net Debt is less than the Net Debt Target, then the Merger Consideration shall be increased at a rate of one share of Parent Common Stock for each $10.00 increment that the Net Debt is less than the Net Debt Target; or (c) if Net Debt equals the Net Debt Target, then no adjustment will be made to the Merger Consideration. Any adjustment to the Merger Consideration pursuant to this Section 2.2 shall be in whole shares of Parent Common Stock and no adjustment shall be made for any divergence that is in an increment of $10.00 or less.
Section 2.3.   Effect on Capital Stock of the Company.   Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub or the Company, any shares of Company Common Stock then held by the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
Section 2.4.   Effect on Company Options and Company Restricted Stock.
(a) At the Effective Time, by virtue of the Merger, each Company Option (whether vested or unvested) that is outstanding and unexercised immediately prior to the Effective Time shall be assumed by Parent and automatically converted into an option to purchase shares of Parent Common Stock

(each an “Assumed Option”). The number of shares of Parent Common Stock (rounded down to the nearest whole share) that are subject to each Assumed Option shall be equal to the product of (i) the number of shares of Company Common Stock subject to the Company Option and (ii) the Exchange Ratio, and the exercise price per share of the Assumed Option (rounded up to the nearest whole cent) shall be equal to the quotient obtained by dividing (A) the exercise price per share of the Company Option by (B) the Exchange Ratio. Each Assumed Option will continue to be subject to the terms and conditions set forth in the Company Stock Plan and its applicable grant agreement (except any references therein to the Company or shares of Company Common Stock will instead mean the Parent and shares of Parent Common Stock, respectively). Parent shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any Assumed Options remain outstanding, a sufficient number of shares of Parent Common Stock for delivery upon the exercise of such Assumed Options. The assumption of Company Options pursuant to this Section 2.4(a) shall be effected in a manner intended to satisfy the requirements of Sections 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder.
(b) At the Effective Time, by virtue of the Merger, each award of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall be assumed by Parent and automatically converted into an award of restricted Parent Common Stock with the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Restricted Stock and (ii) the Exchange Ratio (the “Assumed Restricted Stock Award”). Each Assumed Restricted Stock Award will continue to be subject to the terms and conditions set forth in the applicable Restricted Stock Agreement (except any references therein to the Company or shares of Company Common Stock will instead mean the Parent and shares of Parent Common Stock, respectively). Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon issuance of such Assumed Restricted Stock Award.
Section 2.5.   Capital Stock of Merger Sub.   Each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of Parent, be converted into and become one share of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub common stock will, as of the Effective Time, evidence ownership of such share of common stock of the Surviving Corporation.
Section 2.6.   Issuance of the Merger Consideration.
(a) No Issuance of Fractional Shares.   No certificates or scrip representing fractional shares of Parent Common Stock will be issued pursuant to the Merger, and instead any such fractional share that would otherwise be issued will be rounded to the nearest whole share, with a Stockholder’s portion of the Merger Consideration that would result in a fractional share of 0.50 or greater rounding up and a Stockholder’s portion of the Merger Consideration that would result in a fractional share of less than 0.50 rounding down.
(b) Exchange Fund.   On the Closing Date, Parent shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company (“Continental”) for the benefit of the Stockholders, for exchange in accordance with this ARTICLE II, the number of shares of Parent Common Stock sufficient to deliver the aggregate Merger Consideration payable pursuant to this Agreement (such shares of Parent Common Stock, the “Exchange Fund”). Parent shall cause Continental, pursuant to irrevocable instructions, to pay the Merger Consideration out of the Exchange Fund in accordance with the Equityholder Allocation Schedule and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.
(c) Exchange Procedures.   As soon as practicable following the Effective Time, and in any event within two Business Days following the Effective Time (but in no event prior to the Effective Time), Parent shall cause Continental to deliver to each Stockholder, as of immediately prior to the Effective Time, represented by certificate or book-entry, a letter of transmittal and instructions for use in exchanging such Stockholder’s shares of Company Common Stock for such Stockholder’s applicable portion of the Merger Consideration from the Exchange Fund (a “Letter of Transmittal”), and promptly following receipt of a Stockholder’s properly executed Letter of Transmittal, deliver such Stockholder’s applicable portion of the Merger Consideration to such Stockholder.
(d) Adjustments.   The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock occurring prior to the date the Merger Consideration is issued.
(e) Termination of Exchange Fund.   Any portion of the Exchange Fund relating to the Merger Consideration that remains undistributed to the Stockholders for one year after the Effective Time shall be delivered to Parent, upon demand, and any Stockholders who have not theretofore complied with this Section 2.6 shall thereafter look only to Parent for their portion of the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.
Section 2.7.   No Liability.   The Parties agree that Parent shall be entitled to rely conclusively on information set forth in the Equityholder Allocation Schedule and any amounts delivered by Parent to an applicable Stockholder in accordance with the Equityholder Allocation Schedule shall be deemed for all purposes to have been delivered to the applicable Stockholder in full satisfaction of the obligations of Parent under this Agreement and Parent shall not be responsible or liable for the calculations or the determinations regarding such calculations set forth therein.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in Disclosure Schedule (which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company represents and warrants to Parent as hereafter set forth in this ARTICLE III, that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date):
Section 3.1.   Organization, Qualification and Standing.
(a) The Company is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, has all requisite power and authority to own, lease and operate its Assets and to conduct its business as presently conducted, and is duly registered, qualified and authorized to transact business and in good standing in every jurisdiction in which the failure to so qualify would have a Material Adverse Effect. The Organizational Documents of the Company, true, complete and correct copies of which have been made available to Parent, are in full force and effect. The Company is not in violation of its Organizational Documents.
(b) The Company does not currently own or control any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.
Section 3.2.   Authority; Enforceability.   The Company’s board of directors has declared the Merger, this Agreement and the Transactions contemplated herein advisable. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document and to consummate the Transactions, other than the Company Stockholder Approval. The execution and delivery of this Agreement, the other Transaction Documents to which the Company is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, other than the Company Stockholder Approval. This Agreement has been, and the other

Transaction Documents to which the Company is a party will be, duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Parent and Merger Sub, constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Law affecting creditors’ rights generally and, as to enforceability, subject to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law). The (i) affirmative vote of (A) holders of a majority of the Company’s capital stock, (B) holders of a majority of the Company Common Stock, and (C) holders of a majority of the Company Preferred Stock (collectively, the “Requisite Company Vote”) having voting power present in person or represented by proxy at a meeting of the Company’s stockholders at which a quorum is present or (ii) written consent of the Requisite Company Vote, is the only vote or consent of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions (the “Company Stockholder Approval”).
Section 3.3.   Consents; Required Approvals.   Assuming the truth and accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.7, no notices to, filings with, or authorizations, consents or approvals from any Governmental Authority are necessary for the execution, delivery or performance by the Company of this Agreement, each other Transaction Document or the consummation by the Company of the Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Material Adverse Effect.
Section 3.4.   Non-contravention.   Except as set forth in Schedule 3.4, the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party by the Company and the consummation of the Merger and compliance with the provisions hereof and thereof do not and will not with or without notice or lapse of time or both (a) violate any Law or Order to which the Company or any of the Company’s Assets are subject, (b) violate any provision of the Organizational Documents of the Company, or any Affiliate thereof (subject to obtaining the Company Stockholder Approval), (c) violate, conflict with, result in a breach of, constitute (or with due notice or lapse of time or both would become) a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice under, or otherwise give rise to any Liability under, any Contract, or (d) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the properties or Assets of the Company, except, in the case of each of clauses (a), (c), and (d), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.5.   Capitalization.
(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (x) 14,000,000 shares of Company Common Stock, of which 5,697,314 shares are issued and outstanding as of the date of this Agreement, and (y) 6,066,474 shares of Company Preferred Stock (of which (i) 1,066,667 shares are designated Series Seed Preferred Stock, par value $0.0001 per share, all of which are issued and outstanding as of the date of this Agreement (the “Series Seed Preferred Stock”), and (ii) 4,999,807 shares are designated Series A Preferred Stock, par value $0.0001 per share, all of which are issued and outstanding as of the date of this Agreement (the “Series A Preferred Stock”), and there are no other authorized equity interests of the Company that are issued and outstanding. As of the date of this Agreement, all outstanding shares of the Company Common Stock and Company Preferred Stock are owned of record by the Persons set forth on Schedule 3.5(a) in the amounts set forth opposite their respective names. Schedule 3.5(a) sets forth for each outstanding Company Option, the name of the Person holding such Company Option and the number of shares of Company Common Stock issuable upon the exercise of such Company Option, and whether such Company Option is subject to acceleration as a result of the Transactions. All of the outstanding shares of Company Common Stock and Company Preferred Stock are validly issued and outstanding, fully paid and nonassessable with no personal Liability attaching to the ownership thereof.

(b) As of the date hereof, there are (other than the Company Options, Company Restricted Stock and Company SAFEs set forth in Schedule 3.5(a)), and immediately after consummation of the Closing there will be, no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding capital stock of the Company or any securities convertible into or exchangeable for any shares of capital stock of the Company, (iii) treasury shares of capital stock of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company pursuant to any provision of Law, the Company’s Organizational Documents or any Contract to which the Company is a party, or (vi) Lien (other than a Permitted Lien) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable).
(c) With respect to the Company Options that were issued and remain outstanding as of the date of this Agreement, (i) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company board of directors, or a committee thereof and (ii) each Company Option was granted in compliance in all material respects with all applicable Laws and the terms and conditions of the Company Stock Plan. Except as described on Schedule 3.5(c) or as set forth in a Benefit Arrangement, no employee or other Person has an offer letter or other Contract or Benefit Arrangement that contemplates a grant of, or right to purchase or receive: (A) options, restricted stock unit awards or other equity awards with respect to the equity of the Company or (B) other securities of the Company, that in each case, have not been issued or granted as of the date of this Agreement. The treatment of Company Options under this Agreement, complies in all respects with applicable Law and with the terms and conditions of the Company Stock Plan and the applicable Company Option award agreements.
(d) Upon the consummation of the Merger, Parent will own all of the issued and outstanding capital stock and equity securities of the Company free and clear of all Liens (other than Permitted Liens).
Section 3.6.   Bankruptcy.   The Company is not involved in any Proceeding by or against it as a debtor before any Governmental Authority under the United States Bankruptcy Code or any other insolvency or debtors’ relief act or Law or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of the Assets of the Company. The Company is not, and after giving effect to the consummation of the Transactions, will not be “insolvent” within the meaning of Section 101(32) of title 11 of the United States Code or any applicable state fraudulent conveyance or transfer Law.
Section 3.7.   Financial Statements.   Attached hereto as Schedule 3.7 are true, complete and correct copies of, the audited balance sheets of the Company, and the related statements of operations, changes in stockholders’ equity and cash flows, for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020 including the notes thereto (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared on an accrual basis in conformity with U.S. GAAP (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto) but have not been prepared in accordance with the requirements of the Public Company Accounting Oversight Board (the “PCAOB”) for public companies. The Company Financial Statements are complete and accurate in all material respects and fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein, subject, in the case of the Company Financial Statements, to normal and year-end adjustments as permitted by GAAP. Except as otherwise noted therein, the Company Financial Statements (i) were prepared from the Books and Records of the Company; (ii) contain and reflect all necessary adjustments and accruals for a fair presentation in all material respects of the Company’s financial condition as of their dates; and (iii) contain and reflect adequate provisions for all material liabilities applicable to the Company with respect to the periods then ended. The Company has delivered to Parent true, complete and correct copies of all

“management letters” received by it from its accountants and all responses by lawyers engaged by the Company to inquiries from its accountant or any predecessor accountants since January 1, 2019. Since December 31, 2020 (the “Balance Sheet Date”), except as required by applicable Law or GAAP, there has been no material change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.
Section 3.8.   Liabilities.
(a) Except (i) as set forth in the Company Financial Statements, (ii) for Liabilities incurred since the Balance Sheet Date in the Ordinary Course that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iii) as set forth in Schedule 3.8(a), (iv) Liabilities under Contracts that relate to obligations that have not yet been performed, and are not yet required to be performed, or (v) for Liabilities incurred in connection with the Transactions, the Company has no Liabilities of a nature required to be reflected on a balance sheet of the Company prepared in accordance with GAAP.
(b) Except for Indebtedness as set forth in Schedule 3.8(b), as of the date hereof, the Company does not have any Indebtedness and has not guaranteed any other Person’s Indebtedness.
Section 3.9.   Internal Accounting Controls.   The Company have established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations in all material respects; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Company’s historical practices and to maintain asset accountability in all material respects; (c) access to material assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for material assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
Section 3.10.   Absence of Certain Developments.   Between the Balance Sheet Date and the date hereof, the Company has not taken any action that, if such action were taken between the Balance Sheet Date and the date hereof, would have required Parent consent pursuant to Section 5.1. The Company has not received any grant or other financial support, financial benefits or relief from any Governmental Authority, including pursuant to any COVID-19 Law programs or under any COVID-19 Law.
Section 3.11.   Accounts Receivable.   All notes and accounts receivable of the Company reflected on the its Financial Statements are current and collectible in amounts not less than the aggregate amount thereof (net of reserves that are established in accordance with GAAP applied consistently with prior practice) carried (or to be carried) on the books of the Company and represent bona fide transactions that arose in the Ordinary Course and are properly reflected on the Company’s books and records. As of the date of this Agreement, except as set forth on Schedule 3.11, none of such notes or accounts receivable that relate to a Material Partner are (i) past due more than ninety (90) days and there is no contest, claim, defense or right of setoff with any account debtor of an accounts receivable relating to the amount or validity of such accounts receivable, and to the Knowledge of the Company, all such notes or accounts receivable that relate to a Material Partner (net of reserves that are established in accordance with GAAP applied consistently with prior practice) are collectable in the Ordinary Course and (ii) to the Knowledge of the Company, no request for or an agreement for deduction or discount has been made with respect to such accounts receivable that relate to a Material Partner.
Section 3.12.   Compliance with Law.
(a) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company has not been since January 1, 2018 in, and does not have any Liability in respect of any, violation of, and no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would constitute or result in a violation by the Company of, or failure on the part of the Company to comply with, or any Liability suffered or incurred by the Company in respect of any violation of or material noncompliance with, any Laws and Orders or policies by Governmental Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its Assets, and no Proceeding is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance.

(b) The Company has all Permits necessary for the conduct of its business as presently conducted, and, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Permits is in full force and effect; (ii) the Company is in compliance with the terms, provisions and conditions thereof; (iii) there are no outstanding violations, notices of noncompliance, Orders or Proceedings adversely affecting any of the Permits; and (iv) no condition (including the execution of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions) exists and no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would reasonably be expected to result in the suspension or revocation of any of the Permits other than by expiration of the term set forth therein.
Section 3.13.   Title to Properties.
(a) There is no real property owned by the Company. The Company does not lease, sublease, license or otherwise use or occupies any real property as a lessee, sublessee, licensee or occupant thereof.
(b) The Company owns good, valid and marketable title, free and clear of all Liens (other than Permitted Liens), to all of its material Assets which are tangible in nature. The Company owns, leases under valid leases or has use of and/or valid access under valid agreements to all material computer equipment and other tangible Assets necessary for the conduct of its business as presently conducted, and all such facilities, machinery and equipment are in good working condition and repair and generally are adequate and suitable in all material respects for their present use, Ordinary Course wear and tear excepted.
Section 3.14.   International Trade Matters; Anti-Bribery Compliance.
(a) The Company currently is and, for the past five years has been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Governmental Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).
(b) Neither the Company, nor any director or officer, nor, to the Knowledge of the Company, any employee or agent of the Company (acting on behalf of the Company), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by a Governmental Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Governmental Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Governmental Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company, nor any director or officer, nor, to the Knowledge of the Company, any employee or agent of the Company (acting on behalf of the Company), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the

Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.
(c) The Company, has not received written notice of, nor, to the Knowledge of the Company, any of its officers, employees, agents or third-party representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.
Section 3.15.   Tax Matters.
(a) The Company has filed (taking into account all applicable extensions) when due all material Tax Returns required by applicable Law to be filed with respect to the Company, and all material Taxes (whether or not shown on any Tax Returns) of the Company have been paid, and all such Tax Returns were true, complete and correct in all material respects as of the time of such filing.
(b) There is no material Proceeding, audit or claim now pending against, or with respect to, the Company in respect of any Tax, nor is any material Proceeding for additional Tax being asserted in writing by any Governmental Authority that has not been resolved or settled in full.
(c) No written claim has been made by any Governmental Authority in a jurisdiction where the Company has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.
(d) The Company is not a party to any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar agreement (other than Contracts entered into in the Ordinary Course and not relating primarily to Taxes).
(e) Except as set forth in Schedule 3.15(e), the Company has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.
(f) The Company has complied in all material respects with all requirements and procedures of any applicable transfer pricing Laws.
(g) There is no outstanding request for any extension of time within which to pay any material Taxes or file any material Tax Returns (other than extensions requested in the Ordinary Course), there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes of the Company that will remain outstanding as of the Closing Date, and no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of the Company.
(h) The Company has not distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(i) There are no Liens for Taxes upon any Assets of the Company other than Permitted Liens.
(j) The Company has not been a party to or bound by any closing agreement, private letter rulings, technical advice memoranda, offer in compromise, or any other similar agreement with any Governmental Authority in respect of which the Company could have any material Tax Liability after the Closing.
(k) The Company (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company) or other comparable group for state, local or foreign Tax purposes and (ii)is not Liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.
(l) The Company has not participated in a “listed transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b).
(m) Except as set forth on Schedule 3.15(m), the Company is not or may not be subject to Tax in any country other than the country of incorporation of the Company by virtue of having a permanent establishment in that country.
(n) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of any: (i) use of an improper or change in method of accounting for a Tax period ending prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed prior to the Closing; or (iii) installment sale or open transaction disposition made prior to the Closing.
(o) The Company is not required to include in income any amounts determined pursuant to Section 965 of the Code, or to make any deferred payments with respect thereto including pursuant to Section 965(h) of the Code.
(p) Except as set forth on Section 3.14(p), the Company has not claimed any Tax credit or deferral pursuant to a COVID-19 Law.
(q) The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.
Section 3.16.   Intellectual Property.
(a) Schedule 3.16(a) sets forth a true, accurate and complete list of all (i) issued patents and pending patent applications, (ii) trademark registrations and pending trademark applications, (iii) registered copyrights and pending copyright applications, (iv) internet domain name registrations, (v) material unregistered trademarks, and (vi) material proprietary software Intellectual Property; in each case that are owned by the Company (collectively, the “Scheduled Intellectual Property”). All of the registrations, applications, and issuances within the Scheduled Intellectual Property is subsisting, in full force and effect, and has not been cancelled, expired, abandoned, or otherwise terminated, and payment of all renewal and maintenance fees due in respect thereto, and all filings related thereto, have been duly made, except in each case with respect to such registrations, applications and issuances that the Company has permitted to expire or has cancelled, abandoned or terminated in its reasonable business judgment. To the Knowledge of the Company, all such registrations and issuances within the Scheduled Intellectual Property are valid. Immediately after the Closing, the Company will continue to have the right to exploit all Owned Intellectual Property and Licensed Intellectual Property on substantially similar terms and conditions as the Company enjoyed immediately prior to Closing. Except as set forth in Schedule 3.16(a), there are no annuities, payments, fees, responses to office actions or other filings required to be made and having a due date with respect to any Owned Intellectual Property within ninety (90) days after the date of this Agreement.
(b) The Company exclusively owns all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens, other than Permitted Liens. Except as set forth on Schedule 3.16(b), (i) no Owned Intellectual Property is or has been, in the six (6) year period immediately prior to the date of this Agreement, the subject of any opposition, cancellation, or similar Proceeding before any Governmental Authority other than Proceedings involving the examination of applications for registration of Intellectual Property (e.g., patent prosecution Proceedings, trademark prosecution Proceedings, and copyright prosecution Proceedings), and to the Knowledge of the Company, no such Proceeding is or has been threatened in writing, (ii) the Company is not subject to any injunction or other specific judicial, administrative, or other Order that restricts or impairs its ownership, registrability, enforceability, use or distribution of any Owned Intellectual Property, and (iii) the Company is or has been, in the six (6) year period immediately prior to the date of this Agreement, subject to any current Proceeding that the Company reasonably expects would materially and adversely affect the validity, use or enforceability of any Owned Intellectual Property other than Proceedings involving the examination of applications for registration of Intellectual Property (e.g., patent prosecution Proceedings, trademark prosecution Proceedings, and copyright prosecution Proceedings), and to the Knowledge of the Company, no such Proceeding is or has been threatened in writing.
(c) To the Knowledge of the Company, the Company has valid, sufficient, subsisting and enforceable rights to use all Licensed Intellectual Property. The Company is in compliance with all material contractual obligations in a Contract set forth on Schedule 3.25(f) and all applicable Contracts involving Public Software. The consummation of the Transactions will not, by itself, directly and immediately materially impair any rights of the Company to any Owned Intellectual Property or Licensed Intellectual Property.
(d) To the Knowledge of the Company, the conduct of the business of the Company, as is currently conducted or conducted in the six (6) year period immediately preceding the date hereof, including any use of the Owned Intellectual Property as currently or previously used by the Company in the six (6) year period immediately preceding the date here, does not infringe, misappropriate, or violate any Intellectual Property or other proprietary right of any Person. Except as set forth in Schedule 3.16(d), there is no Proceeding pending or threatened in writing in which it is alleged that the Company is infringing, misappropriating, or violating the Intellectual Property of any Person.
(e) Schedule 3.16(e) sets forth a true, accurate, and complete list, as of the date of this Agreement, of pending Proceedings in which it is alleged that any Person is infringing, misappropriating or violating rights of the Company to Owned Intellectual Property or Licensed Intellectual Property exclusively licensed to Company. Except as would not have a Material Adverse Effect or except as set forth in Schedule 3.16(e), to the Knowledge of the Company, no Person is or was in the six (6) year period immediately preceding the date hereof infringing, violating or misappropriating the rights of the Company in or to any Owned Intellectual Property or Licensed Intellectual Property exclusively licensed to Company.
(f) Each former and current officer and employee, contractor and other Person involved in the development or creation of any Intellectual Property on behalf of the Company has executed a written agreement with the Company (i) obligating such person to maintain the confidentiality of the Company’s confidential information both during and after the term of such Person’s employment or engagement; and (ii) assigning to the Company all right, title, and interest in and to such Intellectual Property. To the Knowledge of the Company, there has not been any breach by any such Persons to any such agreement. No Governmental Authority or academic institution has any right to, ownership of, or right or royalties for, any Owned Intellectual Property.
(g) The Company has taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of, and their proprietary rights in and to, non-public Owned Intellectual Property. To the Knowledge of the Company, no present or former officer, director, employee, agent, independent contractor, or consultant of the Company has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of responsibilities to the Company.
(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has established and implemented, and is operating in material compliance with, policies, programs and procedures that are commercially reasonable and consistent with reasonable industry practices and include administrative, technical and physical safeguards, designed to protect the confidentiality and security of Sensitive Data in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company maintains controls for all material information technology systems owned by the Company, including computer hardware, software, networks, information technology systems, electronic data processing systems, telecommunications networks, network equipment, interfaces, platforms, peripherals, and data or information contained therein or transmitted thereby, including any outsourced systems and processes (collectively, the “Computer Systems”) that are designed to protect the Computer Systems against attacks (including virus, worm and denial-of-service attacks), unauthorized activities or access of any employee, hackers or any other person, and to otherwise maintain and protect the integrity, operation and security of such Computer Systems and all information (including Sensitive Data) stored thereon or transmitted thereby against loss, unauthorized access or other misuse, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures, business continuity procedures and encryption technology. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, for the past twenty-four (24) months, the Computer Systems have not suffered any material failures, breakdowns, continued substandard performance, unauthorized intrusions or use, or other adverse events affecting any such Computer Systems, and there have not been any unauthorized access or use of any information (including Sensitive Data) stored thereon or transmitted thereby that, in each case, have caused any substantial disruption of or interruption in or to the use of such Computer Systems. Except as would not have a Material Adverse Effect, the Company has remedied in all material respects any privacy or data security vulnerabilities identified in any privacy or data security audits of its businesses and classified as critical or high (or similar designation) (including third-party audits of the Computer Systems). The Computer Systems are, to the Knowledge of the Company, (i) sufficient in all material respects for the current operations of the Company and, all currently contemplated operations, and (ii) operate in material conformance with their documentation and without any material defect, unavailability, virus, malware or error.
(i) The Company has implemented and maintains, and has used commercially reasonable efforts to ensure that all providers of information technology services to the Company that involve or relate to the collection, storage, processing or transmission of sensitive information, including Personal Data and Protected Health Information (the “IT Providers”), have implemented and maintain: (i) commercially reasonable administrative, technical, and physical safeguards designed to prevent the loss, alteration, or destruction of, or unauthorized access to or disclosure of, Personal Data and Protected Health Information and (ii) a security plan that is designed to (A) identify internal and external risks to the security of the confidential information included in Personal Data or Protected Health Information maintained by, or provided to, the Company; (B) implement, monitor and provide adequate and effective administrative, electronic (including technical safeguards, such as 128 bit encryption for all data at rest) and physical safeguards to control such risk; and (C) maintain notification procedures in compliance with applicable Laws in the case of any breach of security with respect to sensitive information, including Personal Data and Protected Health Information.
(j) To the Knowledge of the Company, since January 1, 2018, no IT Provider has experienced any breach of security or otherwise unauthorized use or access by or disclosure to third parties by any such IT Provider or its employees, consultants or contractors with respect to any Personal Data or Protected Health Information collected, obtained, or stored by or on behalf of the Company.
(k) The Company has in place and has previously had in place commercially reasonable policies (including a privacy policy), rules, and procedures (the “Privacy Policy”) regarding the Company’s collection, use, processing, disclosure, disposal, dissemination, storage and protection of customers’ Personal Data. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has materially complied with the then applicable Privacy Policy. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not violate any such Privacy Policies and Company has provided Parent true, correct and complete copies of such Privacy Policies.
(l) Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Proceedings are pending or have been threatened in writing against the Company relating to the collection, use, dissemination, storage and protection of Personal Data.
(m) Except as set forth in Schedule 3.16(m) none of the tangible embodiments of Owned Intellectual Property (including software) is currently or was in the past distributed or used by the Company with any Public Software in a manner that requires that any of the Owned Intellectual Property (in whole or in part) or tangible embodiments thereof be dedicated to the public domain, disclosed, distributed in source code form, made available at no charge, or reverse engineered.   Schedule 3.16(m) further identifies the Public Software with which such tangible embodiments identified pursuant to the previous sentence were distributed or used, and the manner of such distribution or use, and how such Public Software was integrated or combined with or linked to any such tangible embodiments.

(n) The Company is in actual possession and control of the source code of the software within the Owned Intellectual Property and all related documentation, specifications and know-how. Except as set forth on Schedule 3.16(n), no Person other than the Company and its employees and contractors (i) has a right to access or possess any source code of the software within the Owned Intellectual Property, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement and the consummation of the Transactions.
(o) Schedule 3.16(o): (i) identifies each standards-setting organization (including ETSI, 3GPP, 3GPP2, TIA, IEEE, IETF, and ITU-R), university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which the Company is currently participating, or has participated in the past or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Governmental Authority, in all cases, to the extent related to any Intellectual Property (each a “Standards Body”); and (ii) sets forth a listing and description of the membership agreements and other Contracts, bylaws, policies, rules and similar materials relating to such Standards Bodies, to which Company is bound (collectively, “Standards Agreements”). True, complete and correct copies of all Standards Agreements have been delivered to Parent. The Company is not bound by, and have not agreed in writing to be bound by, any Contract (including any written licensing commitment), bylaw, policy, or rule of any Standards Body that requires or purports to require Company to contribute, disclose or license any Intellectual Property to such Standards Body or its other members, other than the Standards Agreements. The Company has not made any written Patent disclosures to any Standards Body. The Company is in material compliance with all Standards Agreements that relate to Intellectual Property. The Company is not engaged in any material dispute with any Standards Body with respect to any Intellectual Property or with any third Persons with respect to Company’s conduct with respect to any Standards Body.
Section 3.17.   Insurance.
(a) Schedule 3.17 sets forth, as of the date hereof, a true, complete and correct list of all fidelity bonds, letters of credit, cash collateral, performance bonds and bid bonds issued to or in respect of the Company (collectively, the “Bonds”) and all policies of title insurance, liability and casualty insurance, property insurance, auto insurance, business interruption insurance, tenant’s insurance, workers’ compensation, life insurance, disability insurance, excess or umbrella insurance and any other type of insurance insuring the properties, Assets, employees and/or operations of the Company (collectively, the “Policies”), including in each case the applicable coverage limits, deductibles and the policy expiration dates. All Policies and Bonds are of at least like character and amount as are carried by like businesses similarly situated, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
(b) All such Policies and Bonds are in full force and effect and will not in any way be affected by or terminated or lapsed by reason of the consummation of the Transactions. The Company is not in default under any provisions of the Policies or Bonds, except as would not reasonably be expected to have a Material Adverse Effect, and there is no claim by the Company or any other person, corporation or firm pending under any of the Policies or Bonds as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such Policies or Bonds; nor has the Company received any written notice from or on behalf of any insurance carrier or other issuer issuing such Policies or Bonds that insurance rates or other annual premium or fee in effect as of the date hereof will hereafter be substantially increased (except to the extent that insurance rates or other fees may be increased for all similarly situated risks), that there will be a non-renewal, cancellation or increase in a deductible (or an increase in premiums in order to maintain an existing deductible) of any of the Policies or Bonds in effect as of the date hereof.
Section 3.18.   Litigation. As of the date hereof, there is no Proceeding pending or, to the Knowledge of the Company, threatened by or against the Company or any of their predecessors or against any officer, director, or shareholder of the Company in their capacity as such or relating to their employment services or relationship with the Company, or any of their Affiliates, and the Company is not bound by any Order. As of the date hereof, the Company does not have any Proceeding pending against any Governmental Authority or other Person. To the Knowledge of the Company, there is no basis for any Material Partner to assert a claim against the Company based upon the Company entering into of this Agreement or the other Transaction Documents to which it is a party or the consummation of the Transactions.
Section 3.19.   Bank Accounts; Powers of Attorney.   Schedule 3.19 sets forth, as of the date hereof, a true, complete and correct list of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company has an account or safe deposit box, including the names and identification of all Persons authorized to draw thereon or have access thereto.
Section 3.20.   Material Partners.   Schedule 3.20 sets forth the ten (10) largest customers of the Company by revenue and the ten (10) largest vendors (including, without limitation, suppliers and manufacturers) of the Company by expense, in each case for the 12-month period ended December 31, 2020 (each a “Material Partner”). No such Material Partner has terminated or adversely changed its relationship with the Company nor has the Company received written notification that any such Material Partner intends to terminate or materially and adversely change such relationship or that such Material Partner is not solvent. There are no currently pending or, to the Knowledge of the Company, threatened disputes between the Company and any of its Material Partners that (a) could reasonably be expected to materially and adversely affect the relationship between the Company and any Material Partner or (b) could reasonably be expected to materially and adversely affect the Company.
Section 3.21.   Labor Matters.
(a) Since January 1, 2018, the Company has complied in all material respects with all Laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes. Since January 1, 2018, the Company has met in all material respects all requirements required by Law or regulation relating to the employment of foreign citizens, including all requirements of Form I-9 Employment Verification, and the Company currently does not employ, and has never employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. Since January 1, 2018, to the Knowledge of the Company, the Company has complied in all material respects with all Laws that could require overtime to be paid to any current or former employee of the Company, and no employee has ever brought or, to the Knowledge of the Company, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.
(b) To the Knowledge of the Company, the Company is not delinquent in material payments to any of its current or former employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees or in payments owed upon any termination of the employment of any such employees.
(c) There is no unfair labor practice complaint pending, or to the Knowledge of the Company, threatened against or involving the Company pending before the National Labor Relations Board or any other Governmental Authority.
(d) There is no labor strike, material dispute, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened against or involving the Company. Since January 1, 2018, the Company has not engaged in any location closing or employee layoff activities that would trigger notice or liability under the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.
(e) No labor union represents any employees of the Company with regard to their employment with the Company. Since January 1, 2018, to the Knowledge of the Company, no labor union has taken any action with respect to organizing the employees of the Company regarding their employment with the Company. The Company is not a party to or bound by any collective bargaining or similar agreement or union contract.
(f) To the Knowledge of the Company, (i) no Key Employee or officer of the Company is a party to or is bound by any confidentiality agreement, non-competition agreement or other contract (with any Person) that would materially interfere with: (A) the performance by such officer or Key Employee of any of his or her duties or responsibilities as an officer or employee of the Company or (B) the Company’s business or operations; or (ii) no Key Employee or officer of the Company, or any group of officers of the Company, has given written notice of their intent to terminate their employment with the Company, nor does the Company have any intention to terminate the employment of any of the foregoing.
(g) Except as set forth on Schedule 3.21(g), the employment of each of the Key Employees is terminable at will without any penalty or severance obligation of any kind on the part of the employer. All material sums due for employee compensation and benefits and all accrued and unused vacation time (if any and if applicable) owing to any employees of the Company have been duly and adequately reflected on the accounting records of the Company.
(h) Since January 1, 2018, with regard to any individual who performs or performed services for the Company and who is not treated as an employee for Tax purposes by the Company, to the Knowledge of the Company, the Company has complied in all material respects with applicable Laws concerning independent contractors, including for Tax withholding purposes or Benefit Arrangement purposes and, to the Knowledge of the Company, the Company does not have any Liability by reason of any individual who performs or performed services for the Company in any capacity, being improperly excluded from participating in any Benefit Arrangement. Since January 1, 2018, to the Knowledge of the Company, each of the employees of the Company has been properly classified by the Company as “exempt” or “non-exempt” under applicable Law except as would not be material and adverse to the Company.
(i) Except as set forth on Schedule 3.21(i), since January 1, 2018 the Company has not entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any director, officer or employee.
Section 3.22.   Employee Benefits.
(a) Schedule 3.22(a) sets forth an accurate and complete list of all material “Benefit Arrangements.” For purposes of this Agreement, “Benefit Arrangements” means all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and any other plan providing for non-discretionary bonus, commission or incentive compensation, profit sharing, pension, severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, stock purchase, restricted stock, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, executive compensation, payroll practices, retention, change in control, or other plan, agreement, policy, trust fund, or arrangement (whether written or unwritten, insured or self-insured) maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company on behalf of any employee, officer, director, consultant or other service provider of the Company or under which the Company has any Liability.
(b) With respect to each Benefit Arrangement, the Company has made available to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Benefit Arrangement and all amendments thereto, (ii) the most recent annual report and accompanying schedule; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or opinion letter received by the Company from the IRS regarding the tax-qualified status of such Benefit Arrangement and (vi) the most recent written results of all required compliance testing.
(c) With respect to each Benefit Arrangement, (i) each Benefit Arrangement has been established, maintained and administered in all material respects in accordance with its express terms and with the requirements of ERISA, the Code and other applicable Law; (ii) there are no pending or, to the Knowledge of the Company, threatened actions, claims or lawsuits against or relating to the Benefit Arrangement or, to the Knowledge of the Company, against any fiduciary of the Benefit Arrangement with respect to the operation of such arrangements (other than routine benefits claims); (iii) each

Benefit Arrangement intended to be qualified under Section 401(a) of the Code has received a favorable determination, or may rely upon a favorable opinion letter, from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter with respect to the operation of such Benefit Arrangement which could cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code; (iv) no such Benefit Arrangement is under audit or investigation by any Governmental Authority or regulatory authority; (v) all payments required to be made by the Company under any Benefit Arrangement, any contract, or by Law (including all contributions (including all employer contributions and employee salary reduction contributions), insurance premiums or intercompany charges) since January 1, 2018 have been timely made or properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in accordance with the provisions of each of the Benefit Arrangement, applicable Law and GAAP, in each case, in all material respects; and (vi) to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to subject the Company to any assessable payment under Section 4980H of the Code with respect to any period prior to the Closing Date.
(d) Since January 1, 2018, no Benefit Arrangement is, and none of the Company, any corporation, trade, business, or entity that would be deemed a “single employer” with the Company within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”), or any of their respective predecessors has contributed to, contributes to, has been required to contribute to, or otherwise participated in or participates in or in any way has any Liability with respect to any plan subject to Section 412, 430 or 4971 of the Code, Section 302 or Title IV of ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), a “multiple employer plan” (as defined in Section 413 of the Code), a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 and 4069 of ERISA or Section 413(c) of the Code, or a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. Since January 1, 2018, no event has occurred and no condition exists that would subject the Company by reason of its affiliation with any current or former ERISA Affiliate to any material (i) Tax, penalty, fine, (ii) Lien or (iii) other Liability imposed by ERISA, the Code or other applicable Laws. None of the Benefit Arrangements provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, or any other applicable Law, or at the expense of the participant or the participant’s beneficiary.
(e) Except as specified in Schedule 3.22(e), neither the execution, delivery and performance of this Agreement or the other Transaction Documents to which the Company is a party nor the consummation of the Transactions will (either alone or in combination with another event) (i) result in any severance or other payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director, consultant or other service provider of the Company; (ii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Arrangement; or (iii) result in the acceleration of the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise) of any such compensation or benefits under, or increase the amount of compensation or benefits due under, any Benefit Arrangement.
(f) Neither the execution, delivery and performance of this Agreement or the other Transaction Documents to which the Company is a party nor the consummation of the Transactions will (either alone or in combination with another event) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) on account of the Transactions. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.
(g) Each Benefit Arrangement that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is, in all material respects, in documentary compliance with, and has in all material respects been administered in compliance with, Section 409A of the Code.

Section 3.23.   Environmental and Safety. Since January 1, 2018, to the Knowledge of the Company, the Company has complied and is in compliance with all, and have not received any written notice alleging or otherwise relating to any violation of any, Environmental and Safety Requirements, and there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company alleging any failure to so comply, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2018, to the Knowledge of the Company, the Company has not received any written notice or report with respect to it or its facilities regarding any (a) actual or alleged violation of Environmental and Safety Requirements, or (b) actual or potential Liability arising under Environmental and Safety Requirements, including any investigatory, remedial or corrective obligation, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.24.   Related Party Transactions.
(a) Schedule 3.24 sets forth a true, complete and correct list of the following (each such arrangement of the type required to be set forth thereon, whether or not actually set forth thereon, an “Affiliate Transaction”): (i) each Contract entered into between January 1, 2018 and the date hereof, between the Company, on the one hand, and any current or former Affiliate of the Company on the other hand; and (ii) all Indebtedness (for monies actually borrowed or lent) owed during the period beginning January 1, 2018 and ended on the date hereof by any current or former Affiliate to the Company.
(b) None of the Stockholders nor any of their Affiliates own or have any rights in or to any of the material Assets, properties or rights used by the Company.
Section 3.25.   Material Contracts.   Schedule 3.25 sets forth a true, complete and correct list, as of the date hereof, of each of the following Contracts (other than Benefit Arrangements) to which the Company is a party (each such Contract of the type required to be set forth thereon, whether or not actually set forth thereof, a “Material Contract”):
(a) Collective bargaining agreement or other Contract with any labor organization, union or association or Contract with a professional employer organization, or other Contract providing for co-employment of employees of the Company, or Contract with a professional employer organization or co-employer organization or other Contract provision for co-employment of employees of the Company;
(b) Contract that provides for a payment or benefit, accelerated vesting, upon the execution of this Agreement, the other Transaction Documents to which the Company is a party or the Closing in connection with any of the Transactions;
(c) Contract relating to Indebtedness, including the mortgaging, pledging or otherwise placing a Lien (other than Permitted Liens) on any Asset or group of Assets of the Company and issuance of any Indebtedness by the Company in excess of $500,000;
(d) any Real Property Lease or Contract under which the Company is the lessee of or the holder or operator of any material personal property owned by any other Person;
(e) Contract under which the Company is the lessor of or permits any third Person to hold or operate any material personal property owned or controlled by the Company;
(f) IP Contracts;
(g) Affiliate Contracts;
(h) Contracts involving any Governmental Authority other than Contracts for the sale of the Company’s products in the Ordinary Course;
(i) Contracts related to joint ventures, partnerships, relationships for joint marketing (other than co-marketed items) or joint development with another Person; and
(j) Contracts with Material Partners.

Each Material Contract (x) is valid, binding and enforceable against the Company, as the case may be, and, to the Knowledge of the Company, against each other party thereto, in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity, and (y) is in full force and effect on the day hereof and the Company, as the case may be, has performed all obligations, including the timely making of all payments, required to be performed by it under, and is not in default or breach of in respect of, any Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, each other party to each Material Contract has performed all obligations required to be performed by it under, including, but not limited to, the timely making of any payments, and is not in default or breach of in respect of, any Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. There has been made available to Parent a true, complete and correct copy of each of the Material Contracts listed on Schedule 3.25.
Section 3.26.   Compliance with Privacy Laws, Privacy Policies and Certain Contracts.
(a) Except as set forth on Schedule 3.26(a):
(i) Neither the Company, nor, the Knowledge of the Company, its officers, directors, managers, employees, agents, subcontractors and vendors to whom Company has given access to Personal Data or Protected Health Information, are and have been at all times since January 1, 2018, in compliance in all material respects with all applicable Privacy Laws;
(ii) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, since January 1, 2018, the Company has not experienced any loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Data or Protected Health Information maintained by or on behalf of the Company (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company);
(iii) Except as would not, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2018, to the Knowledge of the Company, (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company (ii) the Company has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data or Protected Health Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company); and
(iv) Neither the Company nor, to the Knowledge of the Company, any subcontractor agent or vendor of the Company, has incurred any breach of “unsecured protected health information” (as defined in 45 C.F.R. Part 164, Subpart D) requiring reporting to any Governmental Authority.
(b) To the Knowledge of the Company, all activities conducted by the Company with respect to any Protected Health Information or Personal Data are permitted under the Contracts relating to Personal Data or Protected Health Information.
(c) To the Knowledge of the Company, each Contract between the Company and a customer of the Company contains all the terms and conditions that the Company is required to include therein under the Company’s Contracts with its vendors and suppliers.
Section 3.27.   Compliance with Health Care Laws and Certain Contracts.
(a) Except as set forth on Schedule 3.27(a):
(i) the Company, including the conduct of its business, is and has been at all times since January 1, 2018 in compliance in all material respects with all applicable Health Care Laws;

(ii) all data, information and representations contained in any submission to, or communications with, the FDA were accurate, complete, truthful and non-misleading in all material respects when submitted or communicated to FDA and, to the Knowledge of the Company, remain so currently. All clinical, non-clinical, manufacturing and product quality studies and tests conducted in development of the products or services and upon which the Company intends to rely in support of any application to the FDA related to product clearance or approval were conducted in compliance with all applicable Laws and all Health Care Laws, including without limitation those related to Good Clinical Practice, Good Laboratory Practice, Quality Systems Regulations/Good Manufacturing Practices, and the protection of human study subjects.
(iii) All required approvals and authorizations for clinical studies to proceed have been obtained from an appropriate Institutional Review Board (IRB), and informed consent, in compliance with applicable Health Care Laws, has been obtained from all subjects enrolled in the study.
(iv) the Company has to date promoted the Company products and services in compliance in all material respects with all applicable Health Care Laws and other Legal Requirements. As of the date of this Agreement, the Company has not received, and to the Company’s Knowledge, there is no pending civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, proceeding or request for information from the FDA or any Governmental Body concerning material noncompliance with Health Care Laws and other Legal Requirements with regard to promotion of Company products or services.
(v) (A) since January 1, 2018, to the Knowledge of the Company, the Company has not been charged in or identified as a target or subject of, or threatened to be charged in or identified as a target or subject of, an investigation, audit or inquiry by any Person or Governmental Authority under any Health Care Law and (B) to the Knowledge of the Company, the Company is not currently under investigation or review with respect to any suspected or actual violation of any Health Care Law;
(vi) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Health Care Law by the Company or has not been given written notice of any potential criminal, civil or administrative violation of any Health Care Law;
(vii) neither the Company nor, to the Knowledge of the Company, any of its current officers, directors, managers, employees has engaged or is engaging, in any activities which are cause for civil monetary or criminal penalties or mandatory or permissive exclusion from any Medicare, Medicaid or any other similar reimbursement program (each, a “Health Care Program”);
(viii) neither the Company nor any of its Affiliates, officers, directors, or employees has: (i) been debarred, excluded or received notice of action or threat of action with respect to debarment, exclusion or other action under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7 or any equivalent provisions in any other applicable jurisdiction; (ii) made or offered any payment, gratuity or other thing of value that is prohibited by any law to personnel of the FDA or any other Governmental Authority; (iii) made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or in any records and documentation prepared or maintained to comply with applicable Laws, or committed any act, made any statement, or failed to make any statement that, at the time such disclosure in the foregoing in this subsection (iii) was made could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, nor (iv) received written notice of or, to the Knowledge of the Company, been subject to any other material enforcement action involving the FDA or any other similar Governmental Authority, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter that would result in a Material Adverse Effect, and none of the foregoing are pending or threatened in writing;
(ix) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has truthfully and accurately completed and submitted all applications, forms and filings required to be submitted to all Governmental Authorities, and their contractors, with respect to accessing eligibility information or claims systems, or submitting claims or appeals on behalf of its customers; and
(x) the Company has obtained, maintains and has maintained at all times all required registrations and enrollments with all Governmental Authorities, with respect to accessing eligibility information or claims systems, or submitting claims or appeals on behalf of its customers.
(b) As required under Law or a Contract to which the Company is a party or is otherwise bound, the Company has entered into a fully executed “business associate agreement” with (i) each customer of the Company that is a Covered Entity or Business Associate (as each term is defined under 45 CFR § 164.502) from whom the Company receives or maintains Protected Health Information, and (ii) each supplier, vendor and/or other applicable Person that has or may have access to Protected Health Information as a result of such Person’s relationship with the Company and is a Business Associate of the Company. Each “business associate agreement” contains all the terms and conditions that the Company is required to include therein under Contracts to which the Company is a party or otherwise bound, including Contracts with customers, resellers, referral partners, vendors and other Persons, and, in all material respects, in accordance with Law. Neither the Company, nor to the Knowledge of the Company, any other party to any “business associate agreement” is in material breach thereof.
Section 3.28.   SEC Matters.   The information relating to the Company supplied by the Company for inclusion in the Form S-4/Proxy Statement (as defined below), will not as of the Form S-4 Effective Date and date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to Parent Stockholders or at the time of Parent Stockholder Meeting contain any statement which, at such time and in light of the circumstances under which they were made, are false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.
Section 3.29.   Brokers and Other Advisors.   Except for Cowen and Company LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Company.
Section 3.30.   Disclaimer of Other Representations and Warranties.   Except for the representations and warranties contained in this ARTICLE III, none of the Company or any other Person makes any express or implied representation or warranty, either written or oral, with respect the Company, and the Company expressly disclaim any other representations or warranties, whether made by the Company, or any other Person (including their respective Affiliates, officers, directors, managers, employees, agents, representatives or advisors). Without limiting the generality of the foregoing, except for the representations and warranties contained in this ARTICLE III (as modified by the Disclosure Schedules), the Company hereby expressly disclaims any other representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent or its Affiliates or representatives (including any opinion, information, projection or advice that may heretofore have been or may hereafter be made available to Parent or its Affiliates or representatives, whether in any “data rooms,” “management presentations,” or “break-out sessions”, in response to questions submitted by or on behalf of Parent or otherwise by any director, manager, officer, employee, agent, advisor, consultant, or representative of the Company or any of their respective Affiliates).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as disclosed in the Parent SEC Documents, filed with or furnished to the SEC prior to the date of this Agreement (other than any risk factor disclosures or other similar cautionary or predictive statements therein), Parent and Merger Sub, jointly and severally, represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date:

Section 4.1.   Organization, Qualification and Standing.   Each of Parent and Merger Sub are duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and each is qualified to do business and in good standing in every jurisdiction in which its operations require it to be so qualified. The Organizational Documents of each of Parent and Merger Sub are in full force and effect. Neither Parent nor Merger Sub is in violation of its Organizational Documents.
Section 4.2.   Authority; Enforceability.   Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Transaction Documents to which either is a party, and the consummation by Parent and Merger Sub of the Transactions, has been duly authorized and approved by their respective boards of directors and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent or Merger Sub of this Agreement, the other Transaction Documents to which either is a party, and the consummation by them of the Transactions. This Agreement and the other Transaction Documents to which either is a party have been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
Section 4.3.   Non-contravention.   Neither the execution and delivery of this Agreement or the other Transaction Documents to which either is a party by Parent or Merger Sub, nor the consummation by Parent and Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (a) conflict with or violate any provision of the Organizational Documents of Parent or Merger Sub or (b) assuming that the authorizations, consents and approvals referred to in Section 4.7 are obtained and the filings referred to in Section 4.7 are made, (i) violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets, and (ii) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub under, any of the terms, conditions or provisions of any contract or other agreement to which Parent or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (ii), for such violations, conflicts, Losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially impair the ability of Parent or Merger Sub to consummate the Transactions.
Section 4.4.   Brokers and Other Advisors.   Except for the deferred underwriting commissions in the amount of $1,725,000 payable to Chardan Capital Markets, LLC (“Chardan”), as described in the Parent SEC Documents and the advisory fee payable to Chardan pursuant to that certain M&A Advisory Fee Agreement dated March 27, 2021 between Parent and Chardan (the “Business Combination Fees”), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent or its Affiliates who might be entitled to any fee or commission from the Parent or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Transaction Documents.
Section 4.5.   Capitalization.
(a) The authorized share capital of Parent consists of 30,000,000 shares of Parent Common Stock, of which 7,557,500 shares of Parent Common Stock are issued and outstanding as of the date hereof. 595,000 shares of Parent Common Stock are reserved for issuance upon the exercise of the Parent Rights. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Common Stock or any capital equity of Parent. Other than as set forth in the Parent SEC Documents, and any promissory notes that may be issued by the Sponsor to the Parent for working capital purposes that are set forth on Schedule 4.5 there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Parent or obligating Parent to issue or sell any shares of capital stock of, or any other interest in, Parent. Parent does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Except as set forth in the Parent SEC Documents, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of Parent Common Stock. There are no outstanding contractual obligations of the Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
(b) Other than Merger Sub, Parent does not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities or interests in any other Person.
Section 4.6.   Issuance of Shares.   The Merger Consideration, when issued in accordance with this Agreement, will be duly authorized and validly issued, fully paid and nonassessable.
Section 4.7.   Consents; Required Approvals.   Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.3, no notices to, filings with, or authorizations, consents or approvals of any Governmental Authority are necessary for the execution, delivery or performance of this Agreement, the other Transaction Documents to which either is a party or the consummation by Parent and/or Merger Sub of the Transactions, except the Company.
Section 4.8.   Trust Account.   As of March 31, 2021, Parent has $57,503,797.18 in the trust account established by Parent for the benefit of its Parent Public Stockholders at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by Continental pursuant to the Investment Management Trust Agreement, dated as of January 7, 2021, between the Parent and Continental (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. Parent has complied in all respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to the Knowledge of Parent, by Continental. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect and/or that would entitle any Person (other than the payment of the Business Combination Fees payable to Chardan, for deferred underwriting commissions as described in the Parent SEC Documents and certain advisory fees and the Parent Public Stockholders who elect to redeem their shares of Parent Common Stock pursuant to Parent’s Certificate of Incorporation), to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (x) to pay income and other tax obligations from any interest income earned in the Trust Account or (y) to redeem Parent Common Stock in accordance with the provisions of the Parent’s Organizational Documents.
Section 4.9.   Employees.
(a) Other than any officers as described in the Parent SEC Documents and consultants and advisors in the Ordinary Course, Parent and Merger Sub have never employed any employees or retained any contractors.
(b) Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, neither Parent nor Merger Sub has any unsatisfied material Liability with respect to any officer or director.
(c) Parent and Merger Sub have never, and do not currently, maintain, sponsor, or contribute to or have any Liability pursuant to any plan, program or arrangement that would fall under the definition of “Benefit Arrangement” determined as if such definition referenced Parent instead of the Company (“Parent Benefit Arrangement”).
Section 4.10.   Tax Matters.   For purposes of this Section 4.10, any reference to “Parent” shall also include Merger Sub.
(a) Parent has filed (taking into account all applicable extensions) when due all material Tax Returns required by applicable Law to be filed by Parent, all material Taxes (whether or not shown on any Tax Returns) due and owing by Parent have been paid, and all such Tax Returns were true, complete and correct in all material respects as of the time of such filing as of the time of such filing.
(b) There is no material Proceeding, audit or claim now pending against, or with respect to, Parent in respect of any Tax, nor is any material Proceeding for additional Tax being asserted in writing by any Governmental Authority that has not been resolved or settled in full.
(c) No written claim has been made by any Governmental Authority in a jurisdiction where Parent has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.
(d) Parent is not a party to any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar agreement (other than Contracts entered into in the Ordinary Course and not relating primarily to Taxes).
(e) Parent has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.
(f) Parent has complied in all material respects with all requirements and procedures of any applicable transfer pricing Laws.
(g) There is no outstanding request for any extension of time within which to pay any material Taxes or file any material Tax Returns (other than extensions requested in the Ordinary Course), there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes of Parent that will remain outstanding as of the Closing Date, and no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of the Company.
(h) Parent has not distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(i) There are no Liens for Taxes upon any Assets of Parent other than Permitted Liens.
(j) Parent has not been a party to or bound by any closing agreement, private letter rulings, technical advice memoranda, offer in compromise, or any other similar agreement with any Governmental Authority in respect of which Parent could have any material Tax Liability after the Closing. Parent does not have any request for a ruling in respect of Taxes pending between Parent and any Governmental Authority.
(k) Parent (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or other comparable group for state, local or foreign Tax purposes and (ii) has no Liability for the Taxes of any Person (other than Parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract (other than Contracts entered into in the Ordinary Course and not relating primarily to Taxes), or otherwise by Law.
(l) Parent has not participated in a “listed transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b).
(m) Parent is not and will not be subject to Tax in any country other than the country of incorporation of Parent by virtue of having a permanent establishment in that country.

(n) Parent will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of any: (i) use of an improper or change in method of accounting for a Tax period ending prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed prior to the Closing; or (iii) installment sale or open transaction disposition made prior to the Closing.
(o) Parent is not required to include in income any amounts determined pursuant to Section 965 of the Code, or to make any deferred payments with respect to Section 965(h) of the Code.
(p) Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.
(q) Except as set forth on Section 4.10(o), Parent has not claimed any Tax credit or deferral pursuant to a COVID-19 Law.
(r) Parent is not aware of the existence of any fact, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.
Section 4.11.   Listing.   Parent Units, Parent Common Stock and Parent Rights are listed on Nasdaq, with trading tickers MCADU, MCAD and MCADR. There is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to prohibit or terminate the listing of Parent Units, Parent Common Stock and Parent Rights on Nasdaq.
Section 4.12.   Reporting Company.   Parent is a publicly held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the shares of Parent Common Stock, Parent Units and Parent Rights are registered pursuant to Section 12(b) of the Exchange Act. There is no Proceeding pending or, to Parent’s Knowledge, threatened in writing against Parent by the SEC with respect to the deregistration of Parent Common Stock under the Exchange Act. Parent has taken no action in an attempt to terminate the registration of Parent Common Stock, Parent Units or Parent Rights under the Exchange Act.
Section 4.13.   Undisclosed Liabilities.   Parent has no Liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the Parent Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except: (a) Liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Parent Financial Statements or in the notes to the most recent Parent Financial Statements, and (b) such Liabilities arising in the Ordinary Course of Parent’s business since the date of the most recent Parent Financial Statement, none of which, individually or in the aggregate, would have a Parent Material Adverse Effect taken as a whole.
Section 4.14.   Parent SEC Documents and Parent Financial Statements.
(a) Parent has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto (the “Parent SEC Documents”), and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has heretofore furnished to the Company true and correct copies of all amendments and modification that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.14, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. Each director and executive officer of Parent has filed with the SEC on a timely basis all documents required with respect to Parent by Section 16(a) of the Exchange Act.
(b) Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Parent SEC Documents and Additional Parent SEC Documents is in conformity with GAAP (applied on a consistent basis), Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated and each is complete and fairly presents, in all material respects, the financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein.
(c) Parent has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Parent SEC Document (the “Parent Certifications”). Each of the Parent Certifications is true and correct.
(d) Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC filings and other public disclosure documents. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.
(e) Parent maintains a standard system of accounting established and administered in accordance with GAAP. Parent has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Parent has delivered to the Company, to the extent applicable, a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Parent to Parent’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Parent to record, process, summarize and report financial data.
(f) Parent has no off-balance sheet arrangements. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.
(g) Neither Parent nor, to the Knowledge of Parent, any manager, director, officer, employee, auditor, accountant or representative of Parent has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices or fraud. No attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent board of directors (or any committee thereof) or to any director or officer of Parent. Since Parent’s inception, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Parent board of directors or any committee thereof.
(h) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.
(i) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent and Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(j) Except as and to the extent set forth in Parent SEC Documents, neither Parent nor Merger Sub has any Liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the Ordinary Course of Parent’s and Merger Sub’s business.
(k) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Parent SEC Documents. To the Knowledge of Parent, none of the Parent SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
Section 4.15.   Business Activities.   Since its incorporation, Parent has not conducted any business activities other than activities directed toward completing a business combination (as defined in Parent’s Organizational Documents). Merger Sub was formed solely for the purpose of engaging in the Transactions and have not engaged in any business activities or conducted any operations or incurred any obligation or Liability, other than as contemplated by this Agreement. Except as set forth in Parent’s Organizational Documents, there is no agreement, commitment, or Order binding upon Parent or to which Parent is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted or as contemplated to be conducted as of the Closing. Other than Merger Sub, Parent does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.
Section 4.16.   Parent Contracts.   Except as disclosed in the Parent SEC Documents, as of the date hereof, Parent is not party to any Contract (other than nondisclosure agreements (containing customary terms) to which Parent is a party that were entered into in the Ordinary Course).
Section 4.17.   PIPE Financing.   Parent has delivered to the Company a true, correct and complete copy of each Subscription Agreement executed on or prior to the date hereof, pursuant to which certain Persons who have committed to purchasing Parent Common Stock in connection with the Transactions prior to the Closing (each, a “Parent Investor”).To the Knowledge of Parent, each Subscription Agreement is in full force and effect and is legal, valid and binding upon Parent and the applicable Parent Investor, enforceable in accordance with its terms. As of the date hereof, each Subscription Agreement has not been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the Knowledge of Parent, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in each Subscription Agreement have not been withdrawn, terminated or rescinded by the applicable Parent Investor in any respect. As of the date hereof, there are no side letters or Contracts to which Parent or Merger Sub is a party related to the provision or funding, as applicable, of the purchases contemplated by each Subscription Agreement or the Transactions other than as expressly set forth in this Agreement, each Subscription Agreement or any other agreement entered into (or to be entered into) in connection with the Transactions delivered to the Company. Parent has, and to the Knowledge of Parent, each Investor has, complied with all of its obligations under each Subscription Agreement. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in each Subscription Agreement, other than as expressly set forth in each Subscription Agreement. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Parent or, to the Knowledge of Parent as of the date hereof, any Parent Investor, (ii) assuming the conditions set forth in Section 8.1 and Section 8.2 will be satisfied, constitute a failure to satisfy a condition on the part of Parent or, to the Knowledge of Parent as of the date hereof, the applicable Parent Investor or (iii) assuming the conditions set forth in Section 8.1 and Section 8.2 will be satisfied, to the Knowledge of Parent as of the date hereof, result in any portion of the amounts to be paid by each Parent Investor in accordance with each Subscription Agreement being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Section 8.1 and Section 8.2 will be satisfied, Parent has no reason to believe that any of the conditions to the consummation of the purchases under each Subscription Agreement will not be satisfied, and, as of the date hereof, Parent is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.
Section 4.18.   Litigation.   (a) There is no Proceeding pending, or to the Knowledge of Parent, threatened against Parent or Merger Sub or any of their respective properties or rights, and (b) none of Parent nor Merger Sub is subject to any outstanding Order. As of the date hereof, there are no Proceedings (at Law or in equity) or investigations pending or, to the Knowledge of Parent, threatened, seeking to or that would reasonably be expected to prevent, hinder, modify, delay or challenge the Transactions.
Section 4.19.   Independent Investigation.   Parent acknowledges that it has conducted its own independent review and analysis of the business, operations, enrollment, assets, liabilities, results of operations, financial condition and prospects of the Company, and acknowledges that the Company has provided Parent with adequate access to the personnel, properties, premises and books and records of the Company for this purpose.
Section 4.20.   Information Supplied.   None of the information supplied or to be supplied by Parent expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the Transactions will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in the Parent SEC Documents).
Section 4.21.   Investment Company.   Parent is not as of the date of this Agreement, nor upon the Closing will be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.
Section 4.22.   Lockup.   All existing lock up agreements between Parent and any of its stockholders or holders of any other securities of Parent entered into in connection with the IPO provide for a lock up period that is in full force and effect.
Section 4.23.   Insider Letter Agreement.   The letter agreement, dated January 7, 2021, between Parent, Chardan and the Insiders, pursuant to which the Insiders agreed that if Parent solicits approval of its stockholders of an initial business combination the Insiders will vote all shares of Parent Common Stock beneficially owned by each such Insider whether acquired before, in or after the IPO, in favor of such business combination, is in full force and effect (the “Insider Letter Agreement”).
Section 4.24.   Board Approval.   Parent’s board of directors (including any required committee or subgroup of such boards) has, as of the date of this Agreement, unanimously (a) declared the advisability of the Merger and other transactions contemplated by this Agreement, (b) determined that the Merger and other transactions contemplated hereby are in the best interests of the stockholders of Parent, (c) determined that the transactions contemplated hereby constitutes a “business combination” as such term is defined in Parent’s Organizational Documents and (d) resolved to recommend that the stockholders of Parent approve each of the matters requiring the Parent Required Vote and directed that this Agreement and the Merger, be submitted for consideration by the stockholders of Parent.
Section 4.25.   Vote Required.   The affirmative vote of the holders of a majority of the shares of Parent Common Stock entitled to vote thereon and present in person, virtually or by proxy at a meeting in which a quorum is present with respect to the matters set forth in Section 7.4(e) (other than Section 7.4(e)(ii)) and the affirmative vote of the holders of a majority of the shares of Parent Common Stock entitled to vote thereon with respect to the matters set forth in Section 7.4(e)(ii) (collectively, the “Parent Required Vote”) are the only votes of the holders of any class or series of Parent’s capital stock necessary to obtain approval of the Merger and this Agreement.

Section 4.26.   Disclaimer of Other Representations and Warranties.   Except for the representations and warranties contained in this ARTICLE IV, none of Parent, Parent’s Affiliates or any other Person makes any express or implied representation or warranty with respect to Parent, and Parent expressly disclaims any other representations or warranties, whether made by Parent or any other Person (including its Affiliates, officers, directors, employees, agents, representatives or advisors).
ARTICLE V
COVENANTS AND AGREEMENTS OF THE COMPANY
Section 5.1.   Conduct of Business of the Company.   Except as contemplated by this Agreement, set forth on Schedule 5.1, or as required by applicable Law, during the period from the date of this Agreement until the earlier of the Effective Time or valid termination of this Agreement pursuant to ARTICLE IX, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed and may be given as set forth below), the Company (a) shall use commercially reasonable efforts to (i) conduct its business in the Ordinary Course, and (ii) preserve its goodwill, keep available the services of its officers and employees, and maintain satisfactory relationships with customers and vendors and (b) shall not:
(i) amend its Organizational Documents;
(ii) adopt a plan or agreement of liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization, or otherwise merge or consolidate with or into any other Person;
(iii) (A) issue, sell, pledge, amend, grant, create a Lien upon, or authorize the issuance, sale, pledge, amendment, grant or creation of a Lien upon, any equity interests of the Company, or Company Options, Company Restricted Stock, convertible securities, or other commitments or instruments pursuant to which the Company may become obligated to issue or sell any of its shares of capital stock or other securities, or the holders may have the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, other than the issuance of shares of Company Common Stock upon the exercise, exchange or conversion of Company Options, convertible securities or other commitments or instruments; (B) split, combine, subdivide or reclassify any of its shares of capital stock, (C) declare, set aside or pay any dividend or other distribution with respect to shares of its capital stock, or (D) redeem, purchase or otherwise acquire any of its shares of capital stock, other than (1) forfeitures of unvested Company Options or Company Restricted Stock, (2) redemptions, repurchases or acquisitions from former employees, non-employee directors and consultants, (3) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Options or (4) the issuance of Company SAFEs as permitted under Section 5.1(iv);
(iv) (A) make, cancel or compromise any loans, advances, guarantees or capital contributions to any Person or (B) incur, assume, accelerate or guarantee any Indebtedness other than the issuance of up to $7 million of Company SAFEs from time to time for purposes of funding any activity of the Company;
(v) make or commit to make any capital expenditures except (A) as contemplated by the Company’s current budget, (B) in the Ordinary Course, or (C) such expenditures as do not exceed $500,000 in the aggregate;
(vi) transfer, mortgage, assign, sell, lease, create a Lien upon (other than Permitted Liens) or otherwise dispose of or pledge, any Asset of the Company other than (A) in the Ordinary Course. (B) any such tangible Assets at the end of their useful lives, (C) out of redundancy, (D) pursuant to Contracts in effect as of the date hereof, or (E) Assets of the Company that do not exceed $500,000 in the aggregate;
(vii) commence any Proceeding or release, assign, compromise, settle, waive or abandon any pending or threatened Proceeding, other than any such Proceeding that would not reasonably be expected to result in damages or otherwise have a value, individually in excess of $500,000;

(viii) except as required under the terms of any Benefit Arrangement disclosed in Schedule 3.22(a), applicable Law or in the Ordinary Course (1) grant or announce any material increase in salaries, bonuses, severance, termination, retention or change-in-control pay, or other compensation and benefits payable or to become payable by the Company to any current or former C-level employee, or (2) adopt, establish or enter into any plan, policy or arrangement that would constitute a Benefit Arrangement if it were in existence on the date hereof, other than in the case of the renewal of group health or welfare plans;
(ix) enter into, amend, terminate or extend any collective bargaining agreement or any other agreement with, a labor or trade union, employee association or works council;
(x) change its fiscal year or any material method of accounting or material accounting practice, except for any such change required by GAAP;
(xi) except in the Ordinary Course, terminate or amend any material term of any Material Contract;
(xii) assign, transfer, abandon, modify, waive, terminate, fail to renew, let lapse or otherwise fail to maintain or otherwise change any material Permit, except in the Ordinary Course;
(xiii) make, revoke or change any material Tax election, adopt or change any Tax accounting method or period, enter into any closing agreement or settlement for a material amount of Taxes, settle any material Tax claim or assessment, unless such action would not have the effect of materially increasing the Tax Liability of Parent, the Company for any taxable period (or portion thereof) beginning after the Closing Date or of materially reducing any Tax asset or attribute of the Company or such action is required in connection with any Tax audit or examination or as a result of a final determination by a Governmental Authority or as otherwise required by applicable Law;
(xiv) grant, modify, abandon, dispose of or terminate any rights relating to any Intellectual Property of the Company, other than in the Ordinary Course, or otherwise permit any of its rights relating to any Intellectual Property to lapse (other than in the Ordinary Course or registrations for trademarks that are no longer in use by, are not planned to be used in the future by, and are no longer being maintained by the Company);
(xv) take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment; or
(xvi) agree or commit to do, or resolve, authorize or approve any action to do, any of the foregoing, or take any action or omission that would result in any of the foregoing.
The Company shall be permitted to request consent from Parent in writing (including by electronic mail) by delivering written notice (including by electronic mail) to any of the individuals specified on Schedule 5.1. For purposes of this Section 5.1, Parent shall respond (including by return email) to such request as promptly as practicable, and if Parent does not respond (including by return email) to any request within three Business Days after the Company delivers such written request for consent to Parent (including at the email addresses set forth on Schedule 5.1 (or such other email addresses as Parent shall specify in a notice delivered in accordance with Section 10.9), Parent shall be deemed to have provided its prior written consent to the taking of such action.
Section 5.2.   Access to Information.   From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide to Parent and its authorized Representatives reasonable access (which access will be under the supervision of the Company’s personnel) to the personnel, books, records, properties, financial statements, internal and external audit reports, regulatory reports, Contracts, Permits, commitments and any other reasonably requested documents and other information of the Company during normal business hours (in a manner so as to not interfere with the normal business operations of the Company) and use commercially reasonable efforts to cause the employees, legal counsel, accountants and representatives of the Company to reasonably cooperate with the Parent in its investigation of the Company; provided that no investigation pursuant to this Section 5.2 shall affect any representation or warranty given by the Company. All of such information shall be treated as confidential information pursuant to the terms of the Non-Disclosure Agreement. Notwithstanding anything herein to the contrary, Parent and Merger Sub shall not, without the prior written consent of the Company, make inquiries of Persons having business relationships with the Company (including suppliers, customers and vendors) regarding the Company or such business relationships. From and after the Closing, the Non-Disclosure Agreement shall terminate and be of no force and effect with respect to any information relating to the Company.
Section 5.3.   Additional Financial Information.   The Company shall provide Parent with the Company’s audited financial statements for the twelve month periods ended December 31, 2020 and 2019 consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve month period ended on such date, and the audited consolidated cash flow statements for the twelve month period ended on such date (the “Year End Financials”). Subsequent to the delivery of the Year End Financials, the Company’s consolidated interim financial information for each quarterly period thereafter shall be delivered to Parent no later than 40 calendar days following the end of each quarterly period (the “Required Financial Statements”). All of the financial statements to be delivered pursuant to this Section 5.3, shall be prepared under U.S. GAAP in accordance with requirements of the PCAOB for public companies. The Year End Financials and the Required Financial Statements shall be accompanied by a certificate of the Chief Executive Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments (other than with respect to the Year End Audited Financials). The Company will promptly provide additional Company financial information reasonably requested by Parent for inclusion in the Proxy Statement and any other filings to be made by Parent with the SEC.
Section 5.4.   Lock-Up.   Prior to the Closing, the Company shall cause those persons set forth on Schedule 5.4 to enter into an agreement with Parent to be effective as of the Closing, pursuant to which the Merger Consideration shall be subject to a lock-up in accordance with the terms and conditions more fully set forth in the Lock-up Agreement in substantially the form attached hereto as Exhibit D.
Section 5.5.   Notice of Changes.   The Company shall give prompt written notice to Parent of (a) any representation or warranty made by the Company contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 8.2(a) would not be satisfied, (b) any breach of any covenant or agreement of the Company contained in this Agreement such that the condition set forth in Section 8.2(b) would not be satisfied, and (c) any event, circumstance or development that would reasonably be expected to have a Material Adverse Effect; provided, however, that in each case (i) no such notification shall affect the representations, warranties, covenants, agreements or conditions to the obligations of the Parties under this Agreement and (ii) no such notification shall be deemed to amend or supplement the Disclosure Schedules or to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty.
Section 5.6.   D&O Insurance; Indemnification of Officers and Directors.
(a) From and after the Closing Date through the sixth anniversary of the Closing Date, Parent shall cause (i) the Organizational Documents of Parent to contain provisions no less favorable to the current or former directors, managers, officers or employees of the Company or Parent (collectively, “D&O Indemnitees”) with respect to limitation of certain liabilities, advancement of expenses and indemnification than are set forth as of the date of this Agreement in the Organizational Documents of the Company or Parent, as applicable, which provisions in each case, except in accordance with Law, shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the D&O Indemnitees with respect to any acts or omissions occurring at or prior to the Closing.
(b) Prior to the Closing Date, Parent may obtain a directors’ and officers’ liability tail insurance policy on terms and conditions reasonably satisfactory to Parent and the Company for all of the officers and directors of Parent as of immediately prior to the Merger, with respect to claims arising from facts and events that occurred prior to the Closing Date (the “D&O Tail Policy”).

(c) The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.
ARTICLE VI
COVENANTS OF PARENT AND MERGER SUB
Section 6.1.   Operations of Parent Prior to the Closing.   Between the date hereof and the Closing, and except as contemplated by this Agreement or with the prior written approval of the Company (which consent shall not be unreasonably withheld, conditioned or delayed and may be given as set forth below), Parent shall, and shall cause Merger Sub (a) to use commercially reasonable efforts to (i) conduct their respective businesses in the Ordinary Course and (ii) keep available the services of their respective officers, and (b) to not take any of the following actions:
(i) make any amendment or modification to any of Parent’s Organizational Documents or Merger Sub’s Organizational Documents, other than in connection with an amendment to extend the date by which the Merger may be consummated;
(ii) take any action in violation or contravention of any of Parent’s Organizational Documents, Merger Sub’s Organizational Documents, applicable Law or any applicable rules and regulations of the SEC or Nasdaq;
(iii) terminate or amend any material Contract to which Parent is a party to;
(iv) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other security interests, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such equity securities or other security interests, other than in connection with the PIPE Financing;
(v) make any redemption or purchase of its equity interests, except pursuant to the Offer;
(vi) amend, modify, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, the Trust Agreement or any other Contract related to the Trust Account;
(vii) make or allow to be made any reduction or increase in the Trust Amount, other than as expressly permitted by Parent’s Organizational Documents and the Trust Agreement;
(viii) amend, modify, waive any provision of, terminate, or otherwise compromise in any way, any Subscription Agreement;
(ix) incur any loan or Indebtedness (other than the promissory notes that may be issued by the Sponsor to the Parent for working capital purposes) or issue or sell any debt securities or warrants or rights to acquire any debt securities of Parent or Merger Sub or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person for Indebtedness;
(x) merge or consolidate with or acquire any other Person or business or be acquired by any other Person or enter into any joint venture, partnership, joint marketing or joint development with another Person;
(xi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(xii) adopt any Parent Benefit Arrangements not in existence as of the date hereof (excluding any renewal or replacement of any Parent Benefit Arrangements in existence as of the date hereof in the Ordinary Course), other than the Equity Incentive Plan and ESPP;

(xiii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other security interests, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, except for redemptions from the Trust Account that are required pursuant to Parent’s Organizational Documents;
(xiv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other security interests, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, except for redemptions from the Trust Account that are required pursuant to Parent’s Organizational Documents;
(xv) change its fiscal year or any material method of accounting or material accounting practice, except for any such change required by GAAP;
(xvi) make, revoke or change any material Tax election, adopt or change any Tax accounting method or period, enter into any closing agreement or settlement for a material amount of Taxes, settle any material Tax claim or assessment, unless such action would not have the effect of materially increasing the Tax Liability of Parent for any taxable period (or portion thereof) beginning after the Closing Date or of materially reducing any Tax asset or attribute of the Company or such action is required in connection with any Tax audit or examination or as a result of a final determination by a Governmental Authority or as otherwise required by applicable Law;
(xvii) take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment; or
(xviii) enter into any agreement or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Parent shall be permitted to request consent from the Company in writing (including by electronic mail) by delivering written notice (including by electronic mail) to any of the individuals specified on Schedule 6.1(b). For purposes of this Section 6.1, the Company shall respond (including by return email) to such request as promptly as practicable, and if the Company does not respond (including by return email) to any request within three Business Days after Parent delivers such written request for consent to the Company (including at the email addresses set forth in Schedule 6.1(b) (or such other email addresses as Parent shall specify in a notice delivered in accordance with Section 10.9), the Company shall be deemed to have provided its prior written consent to the taking of such action.
Section 6.2.   Listing.   Parent shall use its reasonable best efforts: (i) to maintain its existing listing on The Nasdaq Capital Market until the Closing Date and to obtain approval of the listing of the combined company on The Nasdaq Capital Market; (ii) without derogating from the generality of the requirements of clause “(i)” and to the extent required by the rules and regulations of Nasdaq, to (x) prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in the Merger and (y) to cause such shares to be approved for listing (subject to notice of issuance) on The Nasdaq Capital Market; and (iii) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. The Company will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this section.
Section 6.3.   Trust Account.   Parent has established the Trust Account from the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO for the benefit of the Parent Public Stockholders and certain parties (including the underwriters of the IPO). Prior to the Closing, Parent shall disburse monies from the Trust Account only (x) to pay income and other tax obligations from any interest income earned in the Trust Account or (y) to redeem Parent Common Stock in accordance with the provisions of Parent’s Organizational Documents.
Section 6.4.   Insider Letter Agreement.   Parent shall ensure that the Insider Letter Agreement shall remain in full force and effect, and that the Insiders shall vote in favor of this Agreement and the Merger and the other Parent Proposals in accordance with the terms thereof.
Section 6.5.   Parent Public Filings.   From the date hereof through the Closing, Parent will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.
Section 6.6.   Section 16 Matters.   Prior to the Closing, the board of directors of Parent, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Merger Consideration pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Parent following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.
Section 6.7.   Notice of Changes.   Parent shall give prompt written notice to the Company of (a) any representation or warranty made by Parent or Merger Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 8.3(a) would not be satisfied, (b) any breach of any covenant or agreement of Parent or Merger Sub contained in this Agreement such that the condition set forth in Section 8.3(b) would not be satisfied, and (c) any event, circumstance or development that would reasonably be expected to have a Parent Material Adverse Effect; provided, however, that in each case (i) no such notification shall affect the representations, warranties, covenants, agreements or conditions to the obligations of the Parties under this Agreement and (ii) no such notification shall be deemed to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty.
Section 6.8.   Adoption of Equity Incentive Plan and ESPP.   The Company shall prepare and present to the Parent’s board of directors, a long-term incentive plan for service providers to Parent and its subsidiaries that initially reserves 3,600,000 shares of Parent Common Stock with effect at Closing (the “Equity Incentive Plan”) and an employee stock purchase plan for service providers to Parent and its subsidiaries that initially reserves 280,000 shares of Parent Common Stock with the effect at Closing (the “ESPP”). The Equity Incentive Plan and ESPP shall be subject to reasonable review and comment by Parent, and thereafter adopted by Parent’s board of directors prior to the Closing.
Section 6.9.   Access to Information.   From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Parent shall provide to Company and its authorized Representatives reasonable access (which access will be under the supervision of Parent’s personnel) to the personnel, books, records, properties, financial statements, internal and external audit reports, regulatory reports, Contracts, Permits, commitments and any other reasonably requested documents and other information of Parent and Merger Sub during normal business hours (in a manner so as to not interfere with the normal business operations of Parent or the Merger Sub) and use commercially reasonable efforts to cause the employees, legal counsel, accountants and representatives of Parent to reasonably cooperate with the Company in its investigation of Parent; provided that no investigation pursuant to this Section 6.9 shall affect any representation or warranty given by Parent or the Merger Sub. All of such information shall be treated as confidential information pursuant to the terms of the Non-Disclosure Agreement. Notwithstanding anything herein to the contrary, the Company shall not, without the prior written consent of Parent, make inquiries of Persons having business relationships with Parent regarding Parent or such business relationships. From and after the Closing, the Non-Disclosure Agreement shall terminate and be of no force and effect with respect to any information relating to Parent and the Merger Sub.

ARTICLE VII
ACTIONS PRIOR TO THE CLOSING
Section 7.1.   No Shop.   From the date hereof through the earlier of (a) the Closing Date, and (b) the date that this Agreement is properly terminated in accordance with Article VIII, neither the Company, on the one hand, nor the Parent, on the other hand, shall, and such Persons shall use commercially reasonable efforts to cause each of their respective members, officers, directors, Affiliates, managers, consultants, employees, representatives and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage, participate, enter into discussions or negotiations with, or make any proposal to, any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction (including, without limitation, providing any due diligence materials), (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. In the event that there is an unsolicited proposal for, or an indication of an interest in entering into, an Alternative Transaction, communicated orally or in writing to the Company or Parent or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one Business Day after receipt) advise the other Party orally and in writing of such Alternative Proposal and the material terms and conditions of such Alternative Proposal (including any changes thereto). The Company and Parent shall keep the other Party informed on a reasonably current basis (and in any event at least daily) of material developments with respect to any such Alternative Proposal. From and after the date hereof, the Company, on the one hand, and the Parent, on the other hand, shall, instruct their officers and directors to, and such parties shall instruct and cause its representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Alternative Transaction.
Section 7.2.   Efforts to Consummate the Transactions.
(a) Subject to the terms and conditions herein provided, each of Parent, Merger Sub and the Company shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger (including the satisfaction, but not waiver, of the closing conditions set forth in Article VIII). Without limiting the foregoing, Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement. Each of Parent, Merger Sub and the Company shall use reasonable best efforts to obtain consents of any Governmental Authority necessary to consummate the Transactions, including to make all filings contemplated under the HSR Act as promptly as practicable and, in any event, shall each file the Notification and Report Form under the HSR Act, if required, no more than ten (10) Business Days after the as of the date of this Agreement. The parties agree to request at the time of filing early termination of the applicable waiting period under the HSR Act.
(b) Without limiting the foregoing, the Parties agree to use reasonable best efforts to (1) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Governmental Authority with respect to the this Agreement or the Transactions contemplated hereby, (2) permit the other to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed written or oral communication with any Governmental Authority, (3) not participate in any substantive meeting or have any substantive communication with any Governmental Authority unless it has given the other party a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate therein, (4) furnish the other Party’s outside legal counsel with copies of all filings and communications between it and any such Governmental Authority with respect to this Agreement and the transactions contemplated hereby; provided that such material may (a) be redacted as necessary (I) to comply with contractual arrangements, (II) to address legal privilege concerns, or (III) to remove references concerning the valuation of the parties or (b) be designated as “outside counsel only,” which materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials; and (5) furnish the other Party’s outside legal counsel with such necessary information and reasonable assistance as the other Party’s outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Authority.
(c) In the event any Proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the Merger or seeks damages in connection therewith, Parent, Merger Sub and the Company agree to cooperate and use their reasonable best efforts to defend against such Proceeding and, if an injunction or other Order is issued in any such Proceeding, to use reasonable best efforts to have such injunction or other Order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Merger.
(d) Notwithstanding the foregoing, nothing in this Section 7.2 shall require, or be construed to require, Parent, Merger Sub or the Company or any of their respective Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, Merger Sub or the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests; or (iii) any modification or waiver of the terms and conditions of this Agreement.
(e) The Company shall use its commercially reasonable efforts to obtain or provide, as applicable, at the earliest practicable date, all consents, approvals and notices listed in Schedule 7.2(e). The Company shall keep Parent apprised of its efforts undertaken by reason of this Section 7.2(e) and the results of such efforts including by giving Parent copies of consents obtained and notices provided.
Section 7.3.   PIPE Financing.   Parent and Merger Sub shall use its commercially reasonable best efforts to enter into Subscription Agreements of at least an aggregate of $50,000,000 of Parent Common Stock in the PIPE Financing and to consummate the purchases contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein.
Section 7.4.   Cooperation with Proxy Statement; Other Filings.
(a) The Company shall promptly provide to Parent such information concerning the Company and the Stockholders as is either required by the federal securities Laws, or reasonably requested by Parent for inclusion in the Form S-4 (as hereinafter defined) and Offer Documents (as hereinafter defined). As promptly as practicable after the receipt by Parent from the Company of all such information relating to the Company, Parent shall prepare and file with the SEC, and with all other applicable regulatory bodies, a Registration Statement on Form S-4 (the “Form S-4”) which shall include proxy materials in the form of a proxy statement (the “Proxy Statement”, and together the “Form S-4/Proxy Statement”) for the purpose of soliciting proxies from holders of Parent Common Stock to, among other things, vote in favor of the adoption of this Agreement and the approval of the Merger and the other Parent Proposals at the Parent Stockholder Meeting.
(b) Parent (i) shall permit the Company and its counsel to review and comment on the Form S-4/Proxy Statement and all exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company and its counsel in connection therewith; and (iii) shall not file the Form S-4/Proxy Statement or any exhibit, amendment or supplement thereto without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a complete summary thereof), including any comments from the SEC or its staff, between Parent or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Form S-4/Proxy Statement, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Parent shall not file any response letters to any comments from the SEC without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4/Proxy Statement or any amendment or supplement thereto has been filed with the SEC and the time when all SEC comments to the Form S-4/Proxy Statement have been cleared.

(c) As soon as practicable following the date on which all comments to the Form S-4/Proxy Statement is declared effective by the SEC (the “Form S-4 Effective Date”), Parent shall distribute the Form S-4/Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call a Parent Stockholder Meeting in accordance with its Organizational Documents and the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the Merger and the approval of the other matters presented to Parent Stockholders for approval or adoption at Parent Stockholder Meeting, including, without limitation, Parent Proposals (as hereinafter defined), and (ii) provide its stockholders the opportunity to elect to effect a redemption as contemplated in Section 7.4(f) below. The prospectus included in the Form S-4 shall be distributed to the Company Stockholders in connection with the solicitation of the Company Stockholder Approval.
(d) Parent and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable Laws of the State of Delaware and Nasdaq, in the preparation, filing and distribution of the Form S-4/Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement and the calling and holding of Parent Stockholder Meeting. Without limiting the foregoing, Parent shall ensure that Form S-4, as of the Form S-4 Effective Date, and the Proxy Statement, as of the date on which it is first distributed to Parent Stockholders, and as of the date of Parent Stockholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Form S-4/Proxy Statement). If at any time prior to Closing, a change in the information relating to Parent or any other information furnished by Parent for inclusion in the Form S-4/Proxy Statement, which would make the preceding sentence incorrect, should be discovered by Parent, it shall promptly notify the Company of such change. The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Form S-4/Proxy Statement, as applicable, will not as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to Parent Stockholders or at the time of Parent Stockholder Meeting contain any statement which, at such time and in light of the circumstances under which they were made, are false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading. If at any time prior to Closing, a change in the information relating to the Company or any other information furnished by the Company for inclusion in the Form S-4/Proxy Statement, which would make the preceding sentence incorrect, should be discovered by the Company, it shall promptly notify Parent of such change. In connection therewith, the Company shall instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company to reasonably cooperate with Parent as relevant if required to achieve the foregoing.
(e) In the Proxy Statement, Parent shall seek, in accordance with Parent’s Organizational Documents and applicable securities Laws, rules and regulations, including the DGCL and rules and regulations of Nasdaq, from the holders of Parent Common Stock, approval of certain proposals, including (i) approval of this Agreement and the Merger; (ii) adoption and approval of the Second Amended and Restated Certificate of Incorporation of Parent set forth in Exhibit E, with effect from the Closing, including the change of the name of Parent to “Better Therapeutics, Inc.”, and increasing the number of authorized shares of Parent Common Stock; (iii) all required approvals under the Nasdaq rules of the issuance of the shares of Parent Common Stock to the Stockholders in connection with the Merger; (iv) all required approvals under the Nasdaq rules of the issuance of the shares of Parent Common Stock in connection with the PIPE Financing; (v) approval of the appointment of the Company’s Designees to the Post-Closing Board of Directors as contemplated by Section 1.6; (vi) approval of the Equity Incentive Plan and ESPP; (vii) approval to adjourn the Parent Stockholder Meeting, if necessary; and (viii) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger, the PIPE and the other transactions contemplated by this Agreement (the proposals set forth in the forgoing clauses (i) through (viii) are referred to as the “Parent Proposals”).

(f) Parent, with the assistance of the Company, shall use its reasonable best efforts to cause the Form S-4/Proxy Statement to “clear” comments from the SEC and the Form S-4 to become effective as promptly as reasonably practicable. Concurrently with the dissemination of the Proxy Statement, Parent shall commence (within the meaning of Rule 14d-2 under the Exchange Act) an offer to the Parent Public Stockholders to redeem all or a portion of their Parent Public Shares, up to that number of Parent Public Shares that would permit Parent to maintain net tangible assets of at least $5,000,001, all in accordance with and as required by Parent’s Organizational Documents, applicable Law, and any applicable rules and regulations of the SEC (the “Offer”). In accordance with Parent’s Organizational Documents, the proceeds held in the Trust Account will be used for the redemption of Parent Public Shares held by Parent Public Stockholders who have elected to redeem such Parent Public Shares.
(g) Parent shall extend the Offer for any minimum period required by any rule, regulation, interpretation or position of the SEC, Nasdaq or the respective staff thereof that is applicable to the Offer, and pursuant to Parent’s Organizational Documents. Nothing in this Section 7.4(g) shall (i) impose any obligation on Parent to extend the Offer beyond the Outside Date or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement in accordance with ARTICLE IX.
(h) Notwithstanding anything else to the contrary in this Agreement or any Transaction Document, Parents may make any public filing with respect to the Merger to the extent required by applicable Law; provided, however, Parent (i) shall permit the Company and its counsel to review and comment on any such filing and all exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company and its counsel in connection therewith; and (iii) shall not file any such filing or any exhibit, amendment or supplement thereto without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed.
Section 7.5.   Stockholder Vote; Recommendation of Parent’s Board of Directors.   Parent, through Parent’s board of directors, shall recommend that Parent’s stockholders vote in favor of adopting and approving all Parent Proposals, and Parent shall include such recommendation in the Proxy Statement.
Section 7.6.   Parent Stockholder Meeting.
(a) Parent shall take all action necessary under applicable Law to, in consultation with the Company, establish a record date for, call, give notice of and hold a meeting of the holders of Parent Common Stock to consider and vote on Parent Proposals at the Parent Stockholder Meeting. Parent Stockholder Meeting shall be held as promptly as practicable, in accordance with applicable Law and Parent’s Organizational Documents, after the Form S-4 Effective Date, provided that Parent may postpone or adjourn the Parent Stockholder Meeting on one or more occasions for up to 30 days in the aggregate upon the good faith determination the Parent Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Parent Proposals. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholder Meeting, or a date preceding the date on which the Parent Stockholder Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the applicable Parent Required Vote for each Parent Proposal, whether or not a quorum would be present or (ii) it will not have sufficient Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholder Meeting in compliance with the DGCL and Parent’s Certificate of Incorporation, as long as the date of the Parent Stockholder Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.
(b) Promptly following the execution of this Agreement, Parent shall approve and adopt this Agreement and approve the Merger and the Transactions, in its capacity as the sole stockholder of Merger Sub.

Section 7.7.   Form 8-K; Press Releases.
(a) As promptly as practicable after execution of this Agreement, but no later than four Business Days thereafter, Parent will file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, a copy of which will be provided to the Company at least two Business Days before its filing deadline and which the Company may review and comment upon prior to filing. Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release announcing the execution of this Agreement, in form and substance mutually acceptable to Parent and the Company.
(b) Prior to the Closing, Parent and the Company shall prepare a mutually agreeable press release announcing the consummation of the Merger (the “Closing Press Release”). Concurrently with the Closing, Parent shall distribute the Closing Press Release and, as soon as practicable thereafter, file a Current Report on Form 8-K with the SEC.
Section 7.8.   Fees and Expenses.   Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Parent shall pay or cause to be paid, the Company Transaction Expenses and the Parent Transaction Expenses related to the Merger and the Transactions. For the avoidance of doubt, any payments to be made (or to cause to be made) by Parent pursuant to this Section 7.8 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.
Section 7.9.   Section 368 Reorganization; FIRPTA Certificate.   Notwithstanding any other provision in this Agreement, the Company Disclosure Schedule or the Parent Disclosure Schedule to the contrary, each of the Parties shall, and shall cause each of their respective Affiliates to not take any action that would reasonably be expected to prevent or impede the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. The Company shall deliver to Parent a duly executed certificate conforming to the requirements of Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the United States Treasury regulations, and a notice to be delivered to the United States Internal Revenue Service as required under Section 1.897-2(h)(2) of the United States Treasury regulations, each dated no more than thirty (30) days prior to the Closing Date.
Section 7.10.   Litigation.   From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Proceedings (including derivative claims) relating to this Agreement, any of the other Transaction Documents or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Parent, any of the Parent Parties or any of their respective Representatives (in their capacity as a representative of a Parent Party) or, in the case of the Company, the Company or any of its Representatives (in their capacity as a representative of an Parent Party). Parent and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, the Company shall, subject to and without limiting the covenants and agreements, and the rights of Parent, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall the Company or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed, provided that it shall be deemed to be reasonable for Parent to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of each Parent Party and Representative that is the subject of such Transaction Litigation, (B) provides for (x) the payment of cash any portion of which is payable by any Parent Party or Representative thereof or would otherwise constitute an Parent Liability or (y) any non-monetary, injunctive, equitable or similar relief against any Parent Party or (C) contains an admission of wrongdoing or Liability by an Parent Party or any of its Representatives). Without limiting the generality of the foregoing, in no event shall Parent, any of the

Parent Parties or any of their respective Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent.
ARTICLE VIII
CONDITIONS PRECEDENT
Section 8.1.   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a) There shall not be any Proceeding pending by or before any Governmental Authority in which a Governmental Authority is a party, nor shall there be any Order or Law in effect that restrains, enjoins, prevents, prohibits or make illegal the consummation of the Merger;
(b) The Merger and each of the Parent Proposals (other than the Parent Proposals described in Section 7.4(e)(v)-(viii)) have been approved by the applicable Parent Required Vote in accordance with the provisions of Parent’s Organizational Documents and the DGCL;
(c) The Company Stockholder Approval shall have been obtained;
(d) The Parent’s initial listing application in connection with the Transactions shall have been approved by Nasdaq so that immediately following the Merger, Parent satisfies any applicable initial and continuing listing requirements of Nasdaq;
(e) After giving effect to all redemptions of Parent Public Shares pursuant to the Offer, Parent shall have net tangible assets of at least $5,000,001 upon consummation of the Merger;
(f) All consents, approvals and actions of, filings with and notices to any Governmental Authority required to consummate the Transactions shall have been made or obtained; and
(g) The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement.
Section 8.2.   Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a) The Fundamental Representations (other than Section 3.5(a)) set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, except the Fundamental Representations (other than Section 3.5(a)) made as of an earlier date or time, which need be true and correct only as of such earlier date or time.   Section 3.5(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date, except (i) for the portions of Section 3.5(a) made as of an earlier date or time, which need be true and correct only as of such earlier date or time and (ii) for breaches of Section 3.5(a) that, in the aggregate, would not result in a misrepresentation as to securities of the Company valued at less than $100,000. The representations of the Company set forth in this Agreement other than the Fundamental Representations shall be true and correct as of the date hereof and as the Closing Date except (i) for representations and warranties that speak as of a specific date or time, which need be true and correct only as of such date or time and (ii) for breaches of the representations and warranties of the Company set forth in ARTICLE III (other than the Fundamental Representations) that, in the aggregate, would not have a Material Adverse Effect;
(b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;
(c) There shall not be any event that is continuing that would individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(d) Parent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth Section 8.2(a), Section 8.2(b) and Section 8.2(c);

(e) The Company Preferred Stock Conversion shall have been consummated;
(f) The Company SAFE Conversion shall have been consummated;
(g) The Company shall have executed and delivered to the Parent a copy of each Transaction Document to which it is a party;
(h) The Stockholders set forth on Schedule 8.2(h) (the “Key Stockholders”) shall have executed and delivered to Parent the Lock-Up Agreement;
(i) Parent shall have received a certificate, signed by an officer of the Company, certifying that true, complete and correct copies of the Organizational Documents of the Company, as in effect on the Closing Date, are attached to such certificate;
(j) Parent shall have received a certificate, signed by an officer of the Company, certifying that true, complete and correct copies of the resolutions of the directors of the Company authorizing the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and performance by the Company of the Transactions, including the Merger, having been duly and validly adopted and being in full force and effect as of the Closing Date, are attached to such certificate;
(k) Parent has received from Parent Investors in the PIPE Financing at least $50,000,000; and
(l) The Company shall have delivered to Parent a certificate of good standing with respect to the Company from State of Delaware and the State of California.
If the Closing occurs, all Closing conditions set forth in Section 8.1 and Section 8.2 that have not been fully satisfied as of the Closing will be deemed to have been waived by Parent and Merger Sub.
Section 8.3.   Conditions to Obligation of the Company.   The obligation of the Company and the Stockholders to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a) The representations and warranties of Parent and Merger Sub (other than Section 4.5(a)) set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date, except for (i) representations and warranties (other than Section 4.5(a)) made as of an earlier date or time, which need be true and correct only as of such earlier date or time and (ii) for breaches of the representations and warranties of Parent and Merger Sub set forth in ARTICLE IV that, in the aggregate, would not have a Material Adverse Effect.   Section 4.5(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date, except (i) for the portions of Section 4.5(a) made as of an earlier date or time, which need be true and correct only as of such earlier date or time and (ii) for breaches of Section 4.5(a) that, in the aggregate, would not result in a misrepresentation as to securities of Parent valued at less than $100,000.
(b) Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date;
(c) There shall not be any event that is continuing that would individually, or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;
(d) Company shall have received a certificate, signed by the chief executive officer or chief financial officer of Parent, certifying as to the matters set forth Section 8.3(a), Section 8.3(b) and Section 8.3(c);
(e) Parent shall have executed and delivered to the Company copy of each Transaction Documents to which it is a party;
(f) Parent shall have delivered to the Company a certificate, signed by an officer of the Company, certifying true, complete and correct copies of (i) the resolutions duly adopted by the applicable Parent Required Vote at the Parent Stockholder Meeting and by the sole stockholder of the Merger Sub approving the Merger and the consummation of the Transactions contemplated by this Agreement and the other Transaction Documents; (ii) certified copies of the resolutions duly adopted by Parent’s board of directors and Merger Sub’s board of directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which each is a party and performance by Parent and the Merger Sub of the Transactions, including the Merger, each having been duly and validly adopted and being in full force and effect as of the Closing Date; and (iii) written resignations, in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by (X) all officers of Parent and (Y) all persons serving as directors of Parent immediately prior to the Closing;
(g) Parent shall have delivered to the Company a certificate, signed by an officer of Parent, certifying that true, complete and correct copies of the Organizational Documents of Parent and Merger Sub, as in effect on the Closing Date, are attached to such certificate;
(h) Parent shall have delivered to the Company certificates of good standing with respect to Parent and Merger Sub from their respective applicable jurisdictions of incorporation;
(i) Parent and the Key Stockholders shall have entered into a registration rights agreement in substantially the form attached hereto as Exhibit G;
(j) A supplemental listing application shall have been filed with Nasdaq as of the Closing Date to list the shares constituting the Merger Consideration and the PIPE Financing and such listing shall have been approved by Nasdaq, subject to official notice of issuance;
(k) Except for shares of Parent Common Stock (i) issued pursuant to the PIPE Financing, and (ii) to be issued pursuant to this Agreement, from the date of this Agreement through the Closing, no shares of Parent Common Stock shall have been issued to any Person in an amount or on terms other than those approved with the prior written consent of the Company;
(l) The Company shall have received the Resignation Letters of each of the directors (other than Suying Liu) and each of the officers of Parent;
(m) Each of the Parent Proposals described in Section 7.4(e) (other than the Parent Proposals described in Section 7.4(e)(i)-(iv)) have been approved by the applicable Parent Required Vote in accordance with the provisions of Parent’s Organizational Documents and the DGCL; and
(n) The Parent board of directors shall have adopted and approved the Parent Amended and Restated Bylaws.
If the Closing occurs, all Closing conditions set forth in Section 8.1 and Section 8.3 that have not been fully satisfied as of the Closing will be deemed to have been waived by Company.
ARTICLE IX
TERMINATION
Section 9.1.   Termination.   This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:
(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors;
(b) by Parent, if any of the representations or warranties of the Company set forth in ARTICLE III shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to Closing set forth in either Section 8.2(a), Section 8.2(b) or Section 8.2(c) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by Parent) by the earlier of (i) the Outside Date or (ii) 30 days after written notice thereof is delivered to the Company; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(b) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

(c) by the Company, if any of the representations or warranties of Parent or Merger Sub set forth in ARTICLE IV shall not be true and correct or if either Parent or Merger Sub has failed to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to Closing set forth in either Section 8.3(a) or Section 8.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by the Company) by the earlier of (i) the Outside Date or (ii) 30 days after written notice thereof is delivered to Parent; provided that the Company is not then in breach of this Agreement so as to cause the conditions to Closing set forth in Section 8.3(a) or Section 8.3(b) from being satisfied;
(d) by either the Company or Parent:
(i) on or after August 31, 2021 (the “Outside Date”), if the Merger shall not have been consummated prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(d)(i) shall not be available to a Party if the failure of the Merger to have been consummated on or before the Outside Date was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement; and
(ii) if any Order having the effect set forth in Section 8.1 shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(d)(ii) shall not be available to a Party if such Order was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;
(e) by the Company, if any of the Parent Proposals shall fail to receive the applicable Parent Required Vote for approval at the Parent Stockholder Meeting (unless such Parent Stockholder Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); and
(f) by Parent, if the Company Stockholder Approval shall not have been obtained within five (5) Business Days of the delivery to the Company Stockholders of the prospectus that is part of the Form S-4.
Section 9.2.   Effect of Termination.   In the event of the termination of this Agreement as provided in Section 9.1 (other than termination pursuant to Section 9.1(a)), written notice thereof shall be given by the Party desiring to terminate to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall following such delivery become null and void, ARTICLE IX and this Section 9.2), and there shall be no Liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates; provided, however, that nothing in this Agreement will relieve any Party from Liability for any fraud, intentional misrepresentation or willful breach or willful misconduct. For avoidance of doubt, the termination of this Agreement shall not affect the obligations of Parent or its Affiliates under the Non-Disclosure Agreement.
ARTICLE X
MISCELLANEOUS
Section 10.1.   Amendment or Supplement.   This Agreement may only be amended or supplemented by written agreement signed by each of the Parties.
Section 10.2.   Extension of Time, Waiver, Etc.   At any time prior to the Effective Time, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party hereto, (b) extend the time for the performance of any of the obligations or acts of any other Party hereto or (c) waive compliance by the other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.
Section 10.3.   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 10.3 shall be null and void.
Section 10.4.   Counterparts; Facsimile; Electronic Transmission.   This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.
Section 10.5.   Entire Agreement; No Third-Party Beneficiaries.   This Agreement and the Transaction Documents (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof and (b) are not intended to and shall not confer any rights upon any Person other than the Parties.
Section 10.6.   Governing Law.   This Agreement, and all claims or causes of action that may be based upon, arise out of, or related to this Agreement, the Transactions or the negotiation, execution or performance of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.
Section 10.7.   Specific Enforcement.
(a) The Parties hereby agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger or the other Transactions) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the Parties agree that each Party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in accordance with Section 10.8, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy).
(b) Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such Order or injunction.
Section 10.8.   Consent to Jurisdiction. The Parties agree to submit any matter or dispute resulting from or arising out of the execution, performance, interpretation, breach or termination of this Agreement to the non-exclusive jurisdiction of federal or state courts within the State of Delaware. Each of the Parties agrees that service of any process, summons, notice or document in the manner set forth in Section 10.9 hereof or in such other manner as may be permitted by Law, shall be effective service of process for any Proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 10.8. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
Section 10.9.   Notices.   Except as otherwise permitted by Section 2.1, Section 2.2, Section 5.1 and Section 6.1, all notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), by 5:00 PM Eastern Time on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery, (b) when sent by email (with written confirmation of transmission) if by 5:00 PM Eastern Time on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such written confirmation; (c) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepared; or (d) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Parties pursuant to this Section 10.9):
If to Parent or Merger Sub:
Mountain Crest Acquisition Corp. II
311 West 43rd Street, 12th Floor
New York, New York
Attention: Suying Liu
E-mail: sliu@mcacquisition.com
with a copy to (which shall not constitute notice):
Loeb & Loeb
345 Park Avenue, 19th Floor
New York, NY 10154
Attention: Mitchell S. Nussbaum, Esq.
E-mail: mnussbaum@loeb.com
If to the Company:
Better Therapeutics, Inc.
548 Market Street, #49404
San Francisco, CA 94104
Attention: Kevin Appelbaum
E-mail: Kevin@bettertx.com
with a copy to (which shall not constitute notice):
Goodwin Procter LLP
100 Norther Avenue
Boston, MA 02210
Attention: Arthur R. McGivern and Heidi Mayon
E-mail: AMcGivern@goodwinlaw.com; HMayon@goodwinlaw.com
Section 10.10.   Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
Section 10.11.   Remedies.   Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a Party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.
Section 10.12.   Waiver.   The Company understands that the Parent has established the Trust Account for the benefit of the Public Stockholders and the underwriters of the IPO pursuant to the Trust Agreement and that Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement and the Parent Organizational Documents. For and in consideration of the Parent agreeing to enter into this Agreement, the Company and the Stockholders hereby agree that they do not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agree that they will not seek recourse against the Trust Account for any claim they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Parent.
Section 10.13.   Definitions.   As used in this Agreement, the following terms have the meanings ascribed thereto below:
      “Affiliate” means, as to any Person, any (i) officer or director of such Person, (ii) spouse, parent, sibling or descendant (including adopted or stepchildren) of such Person (or a spouse, parent, sibling or descendant (including adopted or stepchildren) of any director or officer of such Person), and (iii) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall include the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
      “Alternative Transaction” mean any of the following transactions involving the Company or the Parent (other than the transactions contemplated by this Agreement): (i) any merger, acquisition consolidation, recapitalization, share exchange, business combination or other similar transaction, public investment or public offering, or (ii) any sale, lease, exchange, transfer or other disposition of a majority of the assets of such Person (other than sales of inventory or obsolete equipment in the Ordinary Course) or any class or series of the capital stock, membership interests or other equity interests of the Company or Parent in a single transaction or series of transactions (other than the PIPE Financing or the issuance of Company SAFEs).
      “Assets” means, with respect to any Person, all of the assets, rights, interests and other properties, real, personal and mixed, tangible and intangible, owned, leased, subleased or licensed by such Person.
      “Business Day” means a day except a Saturday, a Sunday or any other day on which the Securities and Exchange Commission or banks in the City of New York are authorized or required by Law to be closed.
      “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, P.L. 116-136 (2020).
      “Cash” means (i) cash or cash equivalents on hand or in the bank account of the Company (including deposits in transit and restricted cash) less outstanding checks or other pending payments, (ii) demand deposits, amounts held in money market funds or similar accounts of the Company and (iii) any highly liquid investments with original maturities of 90 days or less of the Company, in each case excluding cash, cash equivalents or investments attributable to funds held for the benefit or on behalf of any client or customer.
      “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

      “Company Option” means any option to purchase shares of Company Common Stock issued under the Company Stock Plan, whether vested or unvested.
      “Company Restricted Stock” means any shares of Company Common Stock issued pursuant to Restricted Stock Agreements that are unvested or subject to a risk of forfeiture or repurchase option in favor of the Company.
      “Company SAFEs” mean each of the Simple Agreement for Future Equity by and between the Company and the purchaser named therein, whether outstanding as of the date hereof or to be issued after the date hereof and before the Closing, as amended.
      “Company Stock Plan” means the Company’s 2020 Stock Option and Grant Plan, as amended from time to time.
      “Company Transaction Expenses” means all costs, fees and expenses paid by the Company prior to the Net Debt Calculation Date in connection with the Transactions, including the preparation, negotiation, execution and delivery of this Agreement and the consummation of the Transactions, in each case, including any amounts payable to financial, tax, accounting and legal advisors, brokers or consultants.
      “Contracts” means any and all written and oral agreements, contracts, deeds, arrangements, purchase orders, binding commitments and understandings, and other instruments and interests therein, and all amendments thereof.
      “COVID-19 Law” shall mean the CARES Act, the Families First Coronavirus Response Act of 2020 or any other Law intended to address the consequences of COVID-19.
      “Disclosure Schedules” means the Disclosure Schedules delivered to Parent on the date hereof.
      “Environmental and Safety Requirements” means all Laws and Orders concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.
      “Exchange Act” means the Securities Exchange Act of 1934, as amended.
      “FDA” means the U.S. Food and Drug Administration.
      “Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.1 (Organization, Qualification and Standing), Section 3.2 (Authority; Enforceability), Section 3.3 (Consents; Required Approvals), Section 3.4 (Non-Contravention), Section 3.5(a) (Capitalization), and Section 3.26 (Brokers and Other Advisors).
      “GAAP” means generally accepted accounting principles in the United States.
      “Governmental Authority” means any United States or non-United States government entity, body or authority, including (i) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (ii) any non-United States government or governmental authority or any political subdivision thereof, (iii) any United States or non-United States regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, or (iv) any official of any of the foregoing acting in such capacity.
      “Health Care Laws” means any and all Laws of any Governmental Authority pertaining to health regulatory matters applicable to the business of the Company, including (a) the Federal Food, Drug & Cosmetic Act (FDC Act) (21 U.S.C. §§ 301 et seq.) and the regulations promulgated thereunder; (b) requirements of Law relating to the manufacturing, labeling or, packaging, marketing, sale, or distribution of drugs or medical devices, including laws governing license requirements for any of the foregoing activities; (c) fraud and abuse (including the following Laws: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Civil False Claims Act (31 U.S.C. § 3729 et seq.) and the Criminal False Claims Act (18 U.S.C.§ 287); the Stark Law (42. U.S.C. §1395nn); Sections 1320a-7, 1320a-7a and 1320a-7b of Title 42 of the United States Code; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (b) Medicare, Medicaid, TRICARE or other governmental health care or payment program (including but not limited to Title XVIII and Title XIX of the Social Security Act); (c) quality, safety certification and accreditation standards and requirements; (d) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; and (e) any other Law or regulation of any Governmental Authority which regulates kickbacks, patient or Health Care Program reimbursement, Health Care Program claims processing, medical record documentation requirements, the hiring of employees or acquisition of services or products from those who have been excluded from governmental health care programs or any other aspect of providing health care applicable to the operations of the Company.
      “HIPAA” has the meaning set forth in the definition of “Privacy Laws”.
      “Indebtedness” means without duplication, the following obligations of a Person, whether or not contingent, in respect of: (a) any indebtedness for borrowed money, (b) any obligation evidenced by bonds, debentures, notes, or other similar instruments, (c) any reimbursement obligation with respect to mortgages, letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of the Company (inclusive of any current portion thereof), (d) any unfunded or underfunded liabilities pursuant to any retirement or nonqualified deferred compensation plan or arrangement and any earned but unpaid compensation (including salary, bonuses and paid time off) for any period prior to the Closing Date; and (e) any obligation of the type referred to in clauses (a) through (d) of another Person the payment of which the Company has guaranteed or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor. For purposes of calculating “Indebtedness”, any amount that is conditioned upon the Closing shall be included in the calculation of Indebtedness as though the Closing occurred immediately prior to such calculation. For the avoidance of doubt, Indebtedness shall not include any deferred revenue of the Company or any Taxes.
      “Insiders” means the Parent’s Sponsor, officers, directors and any holder of Parent Common Stock set forth on Schedule 10.13(b).
      “Intellectual Property” means all of the worldwide intellectual property and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: (a) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) discoveries, inventions, ideas, Know-How, systems, technology, whether patentable or not, and all issued patents, industrial designs, and utility models, and all applications pertaining to the foregoing, in any jurisdiction, including re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, validations, and other extensions of legal protestation pertaining thereto; (c) trade secrets and other rights in confidential and other nonpublic information that derive economic value from not being generally known and not being readily ascertainable by proper means, including the right in any jurisdiction to limit the use or disclosure thereof; (d) software; (e) copyrights in writings, designs, software, mask works, content and any other original works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing; (f) data and databases; (g) internet websites, domain names and applications and registrations pertaining thereto.; and (h) social media accounts, and all content contained therein.
      “IP Contracts” means, collectively, any and all Contracts under which the Company (i) is granted a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property of a third Person, (ii) grants a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Owned Intellectual Property or (iii) has entered into an agreement not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements), in each case excluding (A) non-exclusive licenses and subscriptions to commercially available software or technology used for internal use by the Company, with a dollar value individually not in excess of $150,000, (B) any Contract related to Public Software, or (C) any Contract under which the Company licenses any of the Owned Intellectual Property in the Ordinary Course.

      “IPO” means the initial public offering of the Parent pursuant to a prospectus dated January 7, 2021 (the “Prospectus”).
      “Know-How” means all information, unpatented inventions (whether or not patentable), improvements, practices, algorithms, formulae, trade secrets, techniques, methods, procedures, knowledge, results, protocols, processes, models, designs, drawings, specifications, materials and any other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing of products.
      “Knowledge” means, (a) in the case of any Person other than the Company that is not an individual, with respect to any matter in question, the actual knowledge, after due inquiry, of such Person’s executive officers and (b) in the case of the Company, the actual knowledge, after due inquiry, of the persons set forth on Schedule 10.13(c).
      “Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, ordinance, code, rule or regulation, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
      “Liability” means any liability, obligation or commitment of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
      “Licensed Intellectual Property” means all Intellectual Property of a third Person that is licensed to the Company.
      “Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, reservation, restriction, cloud, right of first refusal or first offer, third-party-claim, encroachment, encumbrance, right-of-way, option, or other similar arrangement or interest in real or personal property, but excluding Intellectual Property licenses and covenants not to sue.
      “Losses” mean any claims, losses, royalties, Liabilities, damages, deficiencies, interest and penalties, costs and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Proceeding).
      “Material Adverse Effect” means any change, development, circumstance, effect, event or fact that has had, or would reasonably be expected to have, a material adverse effect upon the financial condition, business, liabilities or results of operations of the Company, taken as a whole; provided, however, that any change, development, circumstance, effect, event or fact arising from or related to: (i) conditions affecting the economy, financial, credit, debt, capital, or securities markets generally (including with respect to or as a result of COVID-19), (ii) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (iii) changes or proposed changes in GAAP, (iv) changes or proposed changes in any Law or other binding directives issued by any Governmental Authority, (v) general conditions in the industry in which the Company operates (including with respect to or as a result of COVID-19), (vi) actions or omissions taken by Parent or its Affiliates, (vii) actions or omissions taken by the Company that is required by this Agreement or any Transaction Document or taken with the prior written consent of Parent, (viii) the public announcement of the Transactions or the identity of Parent or the Company in connection with the Transaction, (ix) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, (x) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (xi) the failure by the Company to take any action that is prohibited by this Agreement unless Parent has consented in writing to the taking thereof, or (xii) any change or prospective change in the Company credit ratings, shall not be taken into account in determining whether a “Material Adverse Effect” has occurred, unless, such change, development, circumstance, effect, event or fact has a disproportionate effect on the Company, taken as a whole, compared to other Persons in the industry or geographic regions in which the Company conducts business.

      “Merger Consideration” means the issuance of 15,000,000 shares of Parent Common Stock (as such number of shares may be increased or decreased pursuant to Section 2.2), which shares of Parent Common Stock shall have a deemed price per share of $10.00.
      “Nasdaq” means The Nasdaq Capital Market.
      “Net Debt” means, without duplication, (i) the amount outstanding under the Paycheck Protection Program Loan Promissory Note dated May 9, 2020 issued by Celtic Bank Corporation, minus (ii) the Cash of the Company, in each case, as of the Net Debt Calculation Date.
      “Non-Disclosure Agreement” means that certain non-disclosure agreement, dated as of February 4, 2021, by and between the Company and Parent.
      “Optionholder” means the holder of any Company Options.
      “Order” means any order, decision, ruling, charge, writ, judgment, injunction, decree, stipulation, award or binding determination issued, promulgated or entered by or with any Governmental Authority.
      “Ordinary Course” means in the ordinary course of business of the Person, consistent with past practice before the date hereof.
      “Organizational Documents” means the certificate or articles of incorporation and bylaws of a Person, as in effect from time to time including any amendments thereto.
      “Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.
      “Parent Common Stock” means the shares of common stock, par value $0.0001 per share of Parent.
      “Parent Financial Statements” means the audited financial statements of the Parent as of October 16, 2020 or the period from July 31, 2020 (inception) through October 16, 2020.
      “Parent Material Adverse Effect” means any change, development, circumstance, effect, event or fact that has had, or would reasonably be expected to have, a material adverse effect upon the financial condition, business, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that any change, development, circumstance, effect, event or fact arising from or related to: (i) conditions affecting the economy, financial, credit, debt, capital, or securities markets generally (including with respect to or as a result of COVID-19), (ii) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (iii) changes or proposed changes in GAAP, (iv) changes or proposed changes in any Law or other binding directives issued by any Governmental Authority, (v) general conditions in the industry in which Parent and its Subsidiaries operate (including with respect to or as a result of COVID-19), (vi) actions or omissions taken by the Company or its Affiliates, (vi) actions or omissions taken by Parent or any of its Subsidiaries that is required by this Agreement or any Transaction Document or taken with the prior written consent of the Company, (vii) the public announcement of the Transactions or the identity of Parent or the Company in connection with the Transaction, (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, (ix) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (x) the failure by Parent to take any action that is prohibited by this Agreement unless the Company has consented in writing to the taking thereof, or (xi) any change or prospective change in Parent or any of its Subsidiaries credit ratings, shall not be taken into account in determining whether a “Parent Material Adverse Effect” has occurred, unless, such change, development, circumstance, effect, event or fact has a disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared to other Persons in the industry or geographic regions in which Parent or its Subsidiaries conducts business.
      “Parent Public Shares” means the shares of Parent Common Stock issued as a component of the Parent Units.

      “Parent Public Stockholders” the stockholders of Parent who purchased Parent Units in the IPO.
      “Parent Right” means the right to receive one-tenth (1/10) of a share of Parent Common Stock included as component of the Parent Units.
      “Parent Stockholder Meeting” the meeting of stockholders of Parent Common Stock to be called for the purpose of soliciting proxies from the stockholders of Parent Common Stock to, among other things, vote in favor of the adoption of this Agreement, the approval of the Merger and the Parent Proposals.
      “Parent Unit” means a unit of the Parent comprised of (a) one share of Parent Common Stock, and (b) one Parent Right.
      “Permit” means any permit, license, authorization, registration, franchise, approval, consent, certificate, variance and similar right obtained, or required to be obtained for the conduct of the Company’s business as currently conducted, from any Governmental Authority.
      “Permitted Liens” means only (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which appropriate and adequate reserves have been created in the applicable financial statements; (b) workers or unemployment compensation Liens arising in the Ordinary Course; (c) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising in the Ordinary Course securing amounts that are past due and being contested in good faith, and for which appropriate and adequate reserves have been created in the applicable financial statements, or not delinquent; (d) zoning ordinances, easements and other restrictions of legal record affecting real property which would be revealed by a survey or a search of public records and would not, individually or in the aggregate, materially interfere with the value or usefulness of such real property to the respective businesses of the Company as presently conducted; (e) title of a lessor under a capital or operating lease; (f) Liens arising under Indebtedness to be paid at Closing; (g) Liens imposed by applicable securities Laws; (h) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair or interfere with the current use of the Company’s Assets that are subject thereto; and (i) rights of first refusal, rights of first offer, proxy, voting trusts, voting agreements or similar arrangements.
      “Person” means an individual, a corporation, a limited liability company, a partnership, an association, joint stock company, joint venture, a trust or any other entity, including a Governmental Authority.
      “Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.
      “Privacy Laws” means all applicable United States state and federal Laws, and the laws of applicable jurisdictions, relating to privacy and protection of Personal Data and/or Protected Health Information, including the General Data Protection Regulation, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); the Health Information Technology for Economic and Clinical Health Act;; and any and all similar state and federal Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.
      “Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry or investigation before or by a Governmental Authority or an arbitrator.
      “Protected Health Information” has the meaning given to such term under HIPAA, including all such information in electronic form.
      “Public Software” means any software that (i) is made generally available to the public without requiring payment of fees or royalties, (ii) is generally considered to be “copyleft”, “open source” or “public software”, including software distributed or made available via the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), the Artistic License (e.g., PERL), the Mozilla Public License, the Netscape

Public License, the BSD License, the Sun Community Source License (SCSL) or Industry Source License (SISL), the Apache License or any license or distribution model similar to the foregoing, or (iii) requires as a condition of use, modification or distribution that any other software distributed therewith be disclosed, licensed or distributed in source code form, be redistributable at no charge or be licensed for the purpose of making derivative works.
      “Representative” means, with respect to any Person, each of such Person’s Affiliates and its and their directors, officers, and employees, shareholders (if such Person is a corporation, a company limited by shares or similar entity), participants or members (if such Person is a limited liability company or similar entity), partners (if such person is a partnership or similar entity), attorneys-in-fact, financial advisers, counsel, and other agents and third-party representatives, including independent contractors such as sales representatives, consultants, intermediaries, contractors, and distributors and anyone acting on behalf of the Person.
      “Restricted Stock Holder” means the holder of any Company Restricted Stock.
      “SEC” means the Securities and Exchange Commission.
      “Securities Act” means the Securities Act of 1933, as amended.
      “Sensitive Data” means all confidential information, classified information, proprietary information, trade secrets and any other information, the security or confidentiality of which is protected by Law or Contract, that is collected, maintained, stored, transmitted, used, disclosed or otherwise processed by the Company. Sensitive Data also includes Personal Data which is held, stored, collected, transmitted, transferred (including cross-border transfers), disclosed, sold or used by the Company.
      “Stockholders” means the holders of Company Common Stock and Company Preferred Stock.
      “Subsidiary” when used with respect to any Party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Party in such Party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Party or one or more Subsidiaries of such Party or by such Party and one or more Subsidiaries of such Party.
      “Tax” or “Taxes” means any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, utility, unemployment compensation, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties, whether disputed or not.
      “Tax Return” means all returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, claim for refund or collection of any Tax, including any amendment or attachment thereto.
      “Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Support Agreements, the Lock-up Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.
      “Transactions” refers collectively to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including the Merger and the transactions contemplated thereby.

Section 10.14.   Interpretation.
(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and all rules and regulations promulgated thereunder, unless the context requires otherwise.
References to a Person are also to its permitted successors and assigns. The word “or” shall not be exclusive. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. All references to “$” or “dollars” shall mean United States Dollars.
(b) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
Section 10.15.   Publicity.   Except as required by any Governmental Authority or Law including any applicable securities Law or stock exchange rule, in which case the party making the announcement shall use commercially reasonable efforts to consult with the other party in advance as to its form, content and timing, or as contemplated by this Agreement, the Parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the Transactions without the prior approval of the other Party hereto, which approval shall not be unreasonably withheld. If a Party is required to make such a disclosure as required by Law, the Parties will use their commercially reasonable efforts to cause a mutually agreeable release or public disclosure to be issued.
Section 10.16.   Nonsurvival of Representations.   None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no Liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring on or after the Closing and (b) this Section 10.16.
[signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.
MOUNTAIN CREST ACQUISITION CORP. II
By:	/s/ Suying Liu Name: Suying Liu Title: Chief Executive Officer
MCAD MERGER SUB INC.
By:	/s/ Suying Liu Name: Suying Liu Title: President
BETTER THERAPEUTICS, INC.
By:	/s/ Kevin Applebaum Name: Kevin Applebaum Title: President and Chief Executive Officer

AMENDMENT TO AGREEMENT AND PLAN OF MERGER
THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of August 30, 2021 by and among Mountain Crest Acquisition Corp. II, a Delaware corporation (“Parent”), MCAD Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Better Therapeutics, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are sometimes referred to herein as a “Party” or collectively as the “Parties”. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement (as defined below).
RECITALS
A.
Parent, Merger Sub, and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 6, 2021.

B.
The parties hereto wish to amend the Merger Agreement in accordance with the terms of this Amendment.

C.
Section 10.1 of the Merger Agreement provides that the Merger Agreement may be amended by written agreement signed by each of the Parties.

NOW, THEREFORE, in consideration of promises, and of the representations, warranties, covenants and agreements contained herein, Parent, Merger Sub and the Company agree as follows:
1.
Amendment of Section 9.1(d)(i).   Section 9.1(d)(i) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(i) on or after October 8, 2021 (the “Outside Date”), if the Merger shall not have been consummated prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(d)(i) shall not be available to a Party if the failure of the Merger to have been consummated on or before the Outside Date was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;
2.
Effect of the Amendment.   Each of the Parties represents that it has all necessary power and authority to enter into and perform the obligations of this Amendment and that there are no consents or approvals required to be obtained by such Party for such Party to enter into and perform its obligations under this Amendment that have not been obtained. This Amendment shall be deemed incorporated into, and form a part of, the Merger Agreement and have the same legal validity and effect as the Merger Agreement. Except as expressly and specifically amended hereby, all terms and provisions of the Merger Agreement are and shall remain in full force and effect, and all references to the Merger Agreement in this Amendment and in any ancillary agreements or documents delivered in connection with the Merger Agreement shall hereafter refer to the Merger Agreement as amended by this Amendment, and as it may hereafter be further amended or restated. Each reference in the Merger Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall hereafter be deemed to refer to the Merger Agreement as amended hereby (except that references in the Merger Agreement to the “date hereof” or “date of this Agreement” or words of similar import shall continue to mean April 6, 2021).

3.
Counterparts; Facsimile; Electronic Transmission.   This Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. The exchange of copies of this Amendment and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Amendment as to the Parties and may be used in lieu of the original Amendment for all purposes. Signatures of the Parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

4.
Governing Law.   This Amendment, and all claims or causes of action that may be based upon, arise out of, or related to this Amendment, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

[Signature page follows]

IN WITNESS WHEREOF, the entities listed below, by their duly authorized representatives, have executed this Amendment as of the date first written above.
PARENT:
Mountain Crest Acquisition Corp. II
By:	/s/ Suying Liu Name: Suying Liu Title: Chief Executive Officer
MERGER SUB:
MCAD Merger Sub, Inc.
By:	/s/ Suying Liu Name: Suying Liu Title: President and Chief Executive Officer
COMPANY:
BETTER THERAPEUTICS, INC.
By:	/s/ Kevin Appelbaum Name: Kevin Appelbaum Title: President and Chief Executive Officer
[Signature Page to Amendment to Agreement and Plan of Merger]

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER
THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of September 27, 2021 by and among Mountain Crest Acquisition Corp. II, a Delaware corporation (“Parent”), MCAD Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Better Therapeutics, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are sometimes referred to herein as a “Party” or collectively as the “Parties”. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement (as defined below).
RECITALS
A.
Parent, Merger Sub, and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 6, 2021.

B.
The parties hereto wish to amend the Merger Agreement in accordance with the terms of this Amendment.

C.
Section 10.1 of the Merger Agreement provides that the Merger Agreement may be amended by written agreement signed by each of the Parties.

NOW, THEREFORE, in consideration of promises, and of the representations, warranties, covenants and agreements contained herein, Parent, Merger Sub and the Company agree as follows:
1.
Amendment of Section 9.1(d)(i).   Section 9.1(d)(i) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(i) on or after October 31, 2021 (the “Outside Date”), if the Merger shall not have been consummated prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(d)(i) shall not be available to a Party if the failure of the Merger to have been consummated on or before the Outside Date was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;
2.
Effect of the Amendment.   Each of the Parties represents that it has all necessary power and authority to enter into and perform the obligations of this Amendment and that there are no consents or approvals required to be obtained by such Party for such Party to enter into and perform its obligations under this Amendment that have not been obtained. This Amendment shall be deemed incorporated into, and form a part of, the Merger Agreement and have the same legal validity and effect as the Merger Agreement. Except as expressly and specifically amended hereby, all terms and provisions of the Merger Agreement are and shall remain in full force and effect, and all references to the Merger Agreement in this Amendment and in any ancillary agreements or documents delivered in connection with the Merger Agreement shall hereafter refer to the Merger Agreement as amended by this Amendment, and as it may hereafter be further amended or restated. Each reference in the Merger Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall hereafter be deemed to refer to the Merger Agreement as amended hereby (except that references in the Merger Agreement to the “date hereof” or “date of this Agreement” or words of similar import shall continue to mean April 6, 2021).

3.
Counterparts; Facsimile; Electronic Transmission.   This Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. The exchange of copies of this Amendment and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Amendment as to the Parties and may be used in lieu of the original Amendment for all purposes. Signatures of the Parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

4.
Governing Law.   This Amendment, and all claims or causes of action that may be based upon, arise out of, or related to this Amendment, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

[Signature page follows]

IN WITNESS WHEREOF, the entities listed below, by their duly authorized representatives, have executed this Amendment as of the date first written above.
PARENT:
Mountain Crest Acquisition Corp. II
By:	/s/ Suying Liu Name: Suying Liu Title: Chief Executive Officer
MERGER SUB:
MCAD Merger Sub, Inc.
By:	/s/ Suying Liu Name: Suying Liu Title: President and Chief Executive Officer
COMPANY:
BETTER THERAPEUTICS, INC.
By:	/s/ Kevin Appelbaum Name: Kevin Appelbaum Title: President and Chief Executive Officer
[Signature Page to Amendment to Agreement and Plan of Merger]

Annex B
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MOUNTAIN CREST ACQUISITION CORP. II
Mountain Crest Acquisition Corp. II, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
1. The name of the Corporation is Mountain Crest Acquisition Corp. II. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was July 31, 2020 (the “Original Certificate”). The name under which the Corporation filed the Original Certificate was Mountain Crest Acquisition Corp. II. The Corporation filed an Amended and Restated Certificate of Incorporation on January 7, 2021.
2. This Second Amended and Restated Certificate of Incorporation (the “Certificate”) amends, restates and integrates the provisions of the Amended and Restated Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on January 7, 2021 (the “Amended and Restated Certificate of Incorporation”), and was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).
3. The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to provide as herein set forth in full.
ARTICLE I
The name of the Corporation is Better Therapeutics, Inc.
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
CAPITAL STOCK
The total number of shares of capital stock which the Corporation shall have authority to issue is 210,000,000, of which (i) 200,000,000 shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 10,000,000 shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).
Except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock, the number of authorized shares of the class of Common Stock or Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.
The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A. COMMON STOCK
Subject to all the rights, powers and preferences of the Undesignated Preferred Stock and except as provided by law or in this Certificate (or in any certificate of designations of any series of Undesignated Preferred Stock):
(a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series of Undesignated Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;
(b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof;
(c) there shall be no cumulative voting; and
(d) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.
B. UNDESIGNATED PREFERRED STOCK
The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof, all to the fullest extent now or hereafter permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of each such series of Undesignated Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Undesignated Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Undesignated Preferred Stock to the extent permitted by law.
ARTICLE V
STOCKHOLDER ACTION
1. Action without Meeting.   Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.
2. Special Meetings.   Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI
DIRECTORS
1. General.   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.
2. Election of Directors.   Election of Directors need not be by written ballot unless the Second Amended and Restated Bylaws of the Corporation (as the same may hereafter be amended and/or restated, the “Bylaws”) shall so provide.
3. Number of Directors; Term of Office.   The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes The initial Class I Directors of the Corporation shall be Richard Carmona and David Perry; the initial Class II Directors of the Corporation shall be Suying Liu, Kevin Appelbaum, and Geoffrey Parker; and the initial Class III Directors of the Corporation shall be Andy Armanino and Risa Lavizzo-Mourey. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2022, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2023, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2024. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.
      Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.
4. Vacancies.   Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI, Section 3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.
5. Removal.   Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only for cause and (ii) only by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of Directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

ARTICLE VII
LIMITATION OF LIABILITY
To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.
ARTICLE VIII
AMENDMENT OF BYLAWS
1. Amendment by Directors.   Except as otherwise provided by law, the Bylaws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.
2. Amendment by Stockholders.   Except as otherwise provided therein, the Bylaws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.
ARTICLE IX
AMENDMENT OF CERTIFICATE OF INCORPORATION
If any provision of this Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate, and the court will replace such illegal, void or unenforceable provision of this Certificate with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate shall be enforceable in accordance with its terms.
The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Certificate or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of (i) Article V, Section 1, (ii) Article VI, Section 3, (iii) Article VII, (iv) Article VIII, Section 2 or (v) this proviso of Article IX of this Certificate.
[End of Text]

THIS THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this [      ] day of [      ], 2021.
MOUNTAIN CREST ACQUISITION CORP. II
By:
Name:
Title:

Annex C
AMENDED AND RESTATED
BYLAWS
OF
BETTER THERAPEUTICS, INC.
(the “Corporation”)
ARTICLE I
Stockholders
SECTION 1.   Annual Meeting.   The annual meeting of stockholders (any such meeting being referred to in these Bylaws as an “Annual Meeting”) shall be held at the hour, date and place within or without the United States which is fixed by the Board of Directors of the Corporation (the “Board of Directors”), which time, date and place may subsequently be changed at any time, before or after the notice for such meeting has been sent to the stockholders, by vote of the Board of Directors. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office. If no Annual Meeting has been held for a period of thirteen (13) months after the Corporation’s last Annual Meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these Bylaws or otherwise, all the force and effect of an Annual Meeting. Any and all references hereafter in these Bylaws to an Annual Meeting or Annual Meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.
SECTION 2.   Notice of Stockholder Business and Nominations.
(a) Annual Meetings of Stockholders.
(1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of other business to be considered by the stockholders may be brought before an Annual Meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Bylaw, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in this Bylaw as to such nomination or business. For the avoidance of doubt, the foregoing clause (ii) shall be the exclusive means for a stockholder to bring nominations or business properly before an Annual Meeting (other than matters properly brought under Rule 14a-8 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such stockholder must comply with the notice and other procedures set forth in Article I, Section 2(a)(2), (3) and (4) of this Bylaw to bring such nominations or business properly before an Annual Meeting. In addition to the other requirements set forth in this Bylaw, for any proposal of business to be considered at an Annual Meeting, it must be a proper subject for action by stockholders of the Corporation under Delaware law.
(2) For nominations or other business to be properly brought before an Annual Meeting by a stockholder pursuant to clause (ii) of Article I, Section 2(a)(1) of this Bylaw, the stockholder must (i) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (ii) have provided any updates or supplements to such notice at the times and in the forms required by this Bylaw and (iii) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by this Bylaw. To be timely, a stockholder’s written notice shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the Annual Meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no Annual Meeting were held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Notwithstanding anything to the contrary provided herein, for the first Annual Meeting following the initial public offering of common stock of the Corporation, a stockholder’s notice shall be timely if received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such Annual Meeting is first made or sent by the Corporation. Such stockholder’s Timely Notice shall set forth:
(A) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of the Corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (v) a description of all arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the Board of Directors, (vi) a questionnaire with respect to the background and qualifications of the nominee completed by the nominee in the form required by the Corporation (which questionnaire shall be provided by the Secretary upon written request), (vii) a representation and agreement in the form required by the Corporation (which form shall be provided by the Secretary upon written request) that: (a) such proposed nominee is not and will not become party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law; (b) such proposed nominee is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed to the Corporation; (c) such proposed nominee would, if elected as a director, comply with applicable law of the exchanges upon which the Corporation’s shares of common stock trade, all of the Corporation’s corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and guidelines applicable generally to the Corporation’s directors, and applicable fiduciary duties under state law and, if elected as a director of the Corporation, such person currently would be in compliance with any such policies and guidelines that have been publicly disclosed; (d) intends to serve as a director for the full term for which he or she is to stand for election; (e) such proposed nominee will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects, and that do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading and (f) will promptly provide to the Corporation such other information as it may reasonably request and (viii) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);
(B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text, if any, of any resolutions or Bylaw amendment proposed for adoption, and any material interest in such business of each Proposing Person (as defined below);
(C) (i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any) and (ii), as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future (whether or not such right is exercisable immediately or only after the passage of time or upon the satisfaction of any conditions or both) pursuant to any agreement, arrangement or understanding (whether or not in writing), (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (1) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person, (2) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (3) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (e) any performance-related fees (other than an asset-based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation, or any Synthetic Equity Interests, (f)(1) if such Proposing Person is not a natural person, the identity of the natural person or persons associated with such Proposing Person responsible for the formulation of and decision to propose the business to be brought before the meeting (such person or persons, the “Responsible Person”), the manner in which such Responsible Person was selected, any fiduciary duties owed by such Responsible Person to the equity holders or other beneficiaries of such Proposing Person, the qualifications and background of such Responsible Person and any material interests or relationships of such Responsible Person that are not shared generally by any other record or beneficial holder of the shares of any class or series of the Corporation and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting, and (2) if such Proposing Person is a natural person, the qualifications and background of such natural person and any material interests or relationships of such natural person that are not shared generally by any other record or beneficial holder of the shares of any class or series of the Corporation and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting, (g) any significant equity interests or any Synthetic Equity Interests in any principal competitor of the Corporation held by such Proposing Persons, (h) any direct or indirect interest of such Proposing Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, without limitation, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (i) any pending or threatened litigation in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (j) any material transaction occurring during the prior twelve months between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand, (k) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation and (l) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (a) through (l) are referred to, collectively, as “Material Ownership Interests”); provided, however, that the Material Ownership Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder of record directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner;
(D) (i) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s) or other business proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and
(E) a statement (i) that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to propose such business, (ii) whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, (a) will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the proposal or, in the case of a nomination or nominations, at least a majority of all of the shares of capital stock of the Corporation or (b) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, as applicable and (iii) providing any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (such statement, the “Solicitation Statement”).
For purposes of this Article I of these Bylaws, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting, and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made. For purposes of this Section 2 of Article I of these Bylaws, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit, or share in any profit, or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit, or share in any profit, or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.
(3) A stockholder providing Timely Notice of nominations or business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to this Bylaw shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) business day after the record date for the Annual Meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting). For the avoidance of doubt, the obligation to update as set forth in this Section 2(a)(3) shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or nomination or to submit any new proposal, including by changing or adding nominees, matters, business and or resolutions proposed to be brought before a meeting of the stockholders.
(4) Notwithstanding anything in the second sentence of Article I, Section 2(a)(2) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with the second sentence of Article I, Section 2(a)(2), a stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.
(b) General.
(1) Only such persons who are nominated in accordance with the provisions of this Bylaw shall be eligible for election and to serve as directors and only such business shall be conducted at an Annual Meeting as shall have been brought before the meeting in accordance with the provisions of this Bylaw or in accordance with Rule 14a-8 under the Exchange Act. The Board of Directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of this Bylaw. If neither the Board of Directors nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of this Bylaw, the presiding officer of the Annual Meeting shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of this Bylaw. If the Board of Directors or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of this Bylaw, such proposal or nomination shall be disregarded and shall not be presented for action at the Annual Meeting.
(2) Except as otherwise required by law, nothing in this Article I, Section 2 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director or any other matter of business submitted by a stockholder.
(3) Notwithstanding the foregoing provisions of this Article I, Section 2, if the nominating or proposing stockholder (or a qualified representative of the stockholder) does not appear at the Annual Meeting to present a nomination or any business, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Article I, Section 2, except as provided under Rule 14a-8 under the Exchange Act, to be considered a qualified representative of the proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding officer at the meeting of stockholders.
(4) For purposes of this Bylaw, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights of (i) stockholders to have proposals included in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor rule), as applicable, under the Exchange Act and, to the extent required by such rule, have such proposals considered and voted on at an Annual Meeting or (ii) the holders of any series of Undesignated Preferred Stock (as defined in the Certificate (as defined below)) to elect directors under specified circumstances.
SECTION 3.   Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. The Board of Directors may postpone or reschedule any previously scheduled special meeting of stockholders. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Nominations of persons for election to the Board of Directors of the Corporation and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Article I, Section 1 of these Bylaws, in which case such special meeting in lieu thereof shall be deemed an Annual Meeting for purposes of these Bylaws and the provisions of Article I, Section 2 of these Bylaws shall govern such special meeting.
SECTION 4.   Notice of Meetings; Adjournments.
(a) A notice of each Annual Meeting stating the hour, date and place, if any, of such Annual Meeting and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given not less than ten (10) days nor more than sixty (60) days before the Annual Meeting, to each stockholder entitled to vote thereat by delivering such notice to such stockholder or by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on the Corporation’s stock transfer books. Without limiting the manner by which notice may otherwise be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.
(b) Unless otherwise required by the DGCL, notice of all special meetings of stockholders shall be given in the same manner as provided for Annual Meetings, except that the notice of all special meetings shall state the purpose or purposes for which the meeting has been called.
(c) Notice of an Annual Meeting or special meeting of stockholders need not be given to a stockholder if a waiver of notice is executed, or waiver of notice by electronic transmission is provided, before or after such meeting by such stockholder or if such stockholder attends such meeting, unless such attendance is for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.
(d) The Board of Directors may postpone and reschedule or cancel any previously scheduled Annual Meeting or special meeting of stockholders and any record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 2 of this Article I of these Bylaws or otherwise. In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders commence a new time period for the giving of a stockholder’s notice under this Article I of these Bylaws.
(e) When any meeting is convened, the presiding officer or the stockholders present or represented by proxy at such meeting may adjourn the meeting from time to time for any reason, regardless of whether a quorum is present, to reconvene at any other time and at any place at which a meeting of stockholders may be held under these Bylaws. When any Annual Meeting or special meeting of stockholders is adjourned to another hour, date or place, notice need not be given of the adjourned meeting other than an announcement at the meeting at which the adjournment is taken of the hour, date and place, if any, to which the meeting is adjourned and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting; provided, however, that if the adjournment is for more than thirty (30) days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote thereat and each stockholder who, by law or under the Second Amended and Restated Certificate of Incorporation of the Corporation (as the same may hereafter be amended and/or restated, the “Certificate”) or these Bylaws, is entitled to such notice. If a quorum was present at the original meeting, it shall also be deemed present at an adjourned session of such meeting, unless a new record date is, or is required to be, set for the adjourned session.
SECTION 5.   Quorum. A majority of the outstanding shares entitled to vote, present in person or by remote communication, if applicable, or represented by proxy, shall constitute a quorum at any meeting of stockholders. If less than a quorum is present at a meeting, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 4 of this Article I. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
SECTION 6.   Voting and Proxies. The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section Article IV, Section 5 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the stock ledger of the Corporation as of the record date, unless otherwise provided by law or by the Certificate. Stockholders may vote either (i) in person, (ii) by written proxy or (iii) by a transmission permitted by Section 212(c) of the DGCL. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission permitted by Section 212(c) of the DGCL may be substituted for or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Proxies shall be filed in accordance with the procedures established for the meeting of stockholders. Except as otherwise limited therein or as otherwise provided by law, proxies authorizing a person to vote at a specific meeting shall entitle the persons authorized thereby to vote at any adjournment of such meeting, but they shall not be valid after final adjournment of such meeting. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by or on behalf of any one of them unless at or prior to the exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them.
SECTION 7.   Action at Meeting. When a quorum is present at any meeting of stockholders, any matter before any such meeting (other than an election of a director or directors) shall be decided by a majority of the votes properly cast for and against such matter, except where a larger vote is required by law, by the Certificate or by these Bylaws. Any election of directors by stockholders shall be determined by a plurality of the votes properly cast on the election of directors.
SECTION 8.   Stockholder Lists. The Secretary or an Assistant Secretary (or the Corporation’s transfer agent or other person authorized by these Bylaws or by law) shall prepare and make, at least ten (10) days before every Annual Meeting or special meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for a period of at least ten (10) days prior to the meeting in the manner provided by law. The list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.
SECTION 9.   Presiding Officer. The Board of Directors shall designate a representative to preside over all Annual Meetings or special meetings of stockholders, provided that if the Board of Directors does not so designate such a presiding officer, then the Chairperson of the Board of Directors, if one is elected, shall preside over such meetings. If the Board of Directors does not so designate such a presiding officer and there is no Chairperson of the Board of Directors or the Chairperson of the Board of Directors is unable to so preside or is absent, then the Chief Executive Officer, if one is elected, shall preside over such meetings, provided further that if there is no Chief Executive Officer or the Chief Executive Officer is unable to so preside or is absent, then a director or officer chosen by resolution of the Board of Directors shall act as Chairperson at all meetings of stockholders. The presiding officer or director at any Annual Meeting or special meeting of stockholders shall have the power, among other things, to adjourn such meeting at any time and from time to time, subject to Sections 4 and 5 of this Article I. The order of business and all other matters of procedure at any meeting of the stockholders shall be determined by the presiding officer.
SECTION 10.   Inspectors of Elections. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer shall appoint one or more inspectors to act at the meeting. Any inspector may, but need not, be an officer, employee or agent of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall perform such duties as are required by the DGCL, including the counting of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The presiding officer may review all determinations made by the inspectors, and in so doing the presiding officer shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspectors. All determinations by the inspectors and, if applicable, the presiding officer, shall be subject to further review by any court of competent jurisdiction.
ARTICLE II
Directors
SECTION 1.   Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided by the Certificate or required by law.
SECTION 2.   Number and Terms. The number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors, provided the Board of Directors shall consist of at least one (1) member. The directors shall hold office in the manner provided in the Certificate.
SECTION 3.   Qualification. No director need be a stockholder of the Corporation.
SECTION 4.   Vacancies. Vacancies in the Board of Directors shall be filled in the manner provided in the Certificate.
SECTION 5.   Removal. Directors may be removed from office only in the manner provided in the Certificate.
SECTION 6.   Resignation. A director may resign at any time by electronic transmission or by giving written notice to the Chairperson of the Board, if one is elected, the President or the Secretary. A resignation shall be effective upon receipt, unless the resignation otherwise provides.
SECTION 7.   Regular Meetings. The regular meetings of the Board of Directors may be held at such hour, date and place as the Board of Directors may by resolution from time to time determine and publicize by means of reasonable notice given to any director who is not present at the meeting at which such resolution is adopted.
SECTION 8.   Special Meetings. Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the directors, the Chairperson of the Board, if one is elected, or the President. The person calling any such special meeting of the Board of Directors may fix the hour, date and place thereof.
SECTION 9.   Notice of Meetings. Notice of the hour, date and place of all special meetings of the Board of Directors shall be given to each director by the Secretary or an Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the Chairperson of the Board, if one is elected, or the President or such other officer designated by the Chairperson of the Board, if one is elected, or the President. Notice of any special meeting of the Board of Directors shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communication, sent to his or her business or home address, at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his or her business or home address, at least forty-eight (48) hours in advance of the meeting provided, however, that if the Chairperson of the Board or the President determines that it is otherwise necessary or advisable to hold the meeting sooner, then the Chairperson of the Board or the President, as the case may be, may prescribe a shorter time period for notice to be given personally or by telephone, facsimile, electronic mail or other similar means of communication. Such notice shall be deemed to be delivered when hand-delivered to such address, read to such director by telephone, deposited in the mail so addressed, with postage thereon prepaid if mailed, dispatched or transmitted if sent by facsimile transmission or by electronic mail or other form of electronic communications. A written waiver of notice signed or electronically transmitted before or after a meeting by a director and filed with the records of the meeting shall be deemed to be equivalent to notice of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. Except as otherwise required by law, by the Certificate or by these Bylaws, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.
SECTION 10.   Quorum. At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. Any business which might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present. For purposes of this section, the total number of directors includes any unfilled vacancies on the Board of Directors.
SECTION 11.   Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of the directors present shall constitute action by the Board of Directors, unless otherwise required by law, by the Certificate or by these Bylaws.
SECTION 12.   Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a resolution of the Board of Directors for all purposes.
SECTION 13.   Manner of Participation. Directors may participate in meetings of the Board of Directors by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for purposes of these Bylaws.
SECTION 14.   Presiding Director. The Board of Directors shall designate a representative to preside over all meetings of the Board of Directors, provided that if the Board of Directors does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the Chairperson of the Board, if one is elected, shall preside over all meetings of the Board of Directors. If both the designated presiding director, if one is so designated, and the Chairperson of the Board, if one is elected, are unable to preside or are absent, the Board of Directors shall designate an alternate representative to preside over a meeting of the Board of Directors.
SECTION 15.   Committees. The Board of Directors, by vote of a majority of the directors then in office, may elect one or more committees, including, without limitation, a Compensation Committee, a Nominating & Corporate Governance Committee and an Audit Committee, and may delegate thereto some or all of its powers except those which by law, by the Certificate or by these Bylaws may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these Bylaws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings and shall report its action to the Board of Directors. The Corporation elects to be governed by the provisions of Section 141(c)(2) of the DGCL.
SECTION 16.   Compensation of Directors. Directors shall receive such compensation for their services as shall be determined by a majority of the Board of Directors, or a designated committee thereof, provided that directors who are serving the Corporation as employees and who receive compensation for their services as such, shall not receive any salary or other compensation for their services as directors of the Corporation.
ARTICLE III
Officers
SECTION 1.   Enumeration. The officers of the Corporation shall consist of a President, a Treasurer, a Secretary and such other officers, including, without limitation, a Chairperson of the Board, a Chief Executive Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine. Any number of offices may be held by the same person. The salaries and other compensation of the officers of the Corporation will be fixed by or in the manner designated by the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility.
SECTION 2.   Election. The Board of Directors shall elect the President, the Treasurer and the Secretary. Other officers may be elected by the Board of Directors at such regular annual meeting of the Board of Directors or at any other regular or special meeting.
SECTION 3.   Qualification. No officer need be a stockholder or a director. Any person may occupy more than one office of the Corporation at any time.
SECTION 4.   Tenure. Except as otherwise provided by the Certificate or by these Bylaws, each of the officers of the Corporation shall hold office until the regular annual meeting of the Board of Directors following the next Annual Meeting and until his or her successor is elected and qualified or until his or her earlier resignation or removal.
SECTION 5.   Resignation and Removal. Any officer may resign by delivering his or her written or electronically transmitted resignation to the Corporation addressed to the President or the Secretary, and such resignation shall be effective upon receipt, unless the resignation otherwise provides. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
Except as otherwise provided by law or by resolution of the Board of Directors, the Board of Directors may remove any officer with or without cause by the affirmative vote of a majority of the directors then in office. Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following his or her resignation or removal, or any right to damages on account of such removal, whether his or her compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the Corporation.
SECTION 6.   Absence or Disability. In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.
SECTION 7.   Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.
SECTION 8.   President. The President shall, subject to the direction of the Board of Directors, have such powers and shall perform such duties as the Board of Directors may from time to time designate.
SECTION 9.   Chairperson of the Board. The Chairperson of the Board, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate. The Board of Directors may further designate, from time to time, that the Chairperson of the Board shall serve as the Executive Chairman.
SECTION 10.   Chief Executive Officer. The Chief Executive Officer, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.
SECTION 11.   Vice Presidents and Assistant Vice Presidents. Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.
SECTION 12.   Treasurer and Assistant Treasurers. The Treasurer shall, subject to the direction of the Board of Directors and except as the Board of Directors or the Chief Executive Officer may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities, and valuable documents of the Corporation. He or she shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.
SECTION 13.   Secretary and Assistant Secretaries. The Secretary shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board of Directors) in books kept for that purpose. In his or her absence from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary shall have custody of the seal of the Corporation, and the Secretary, or an Assistant Secretary shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or that of an Assistant Secretary. The Secretary shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. In the absence of the Secretary, any Assistant Secretary may perform his or her duties and responsibilities. Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.
SECTION 14.   Other Powers and Duties. Subject to these Bylaws and to such limitations as the Board of Directors may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors or the Chief Executive Officer.
SECTION 15.   Representation of Shares of Other Corporations. The Chairperson of the Board, the President, any Vice President, the Treasurer, the Secretary or Assistant Secretary of this Corporation, or any other person authorized by the Board of Directors or the President or a Vice President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all securities of any other entity or entities standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
SECTION 16.   Bonded Officers. The Board of Directors may require any officer to give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors upon such terms and conditions as the Board of Directors may specify, including without limitation a bond for the faithful performance of his or her duties and for the restoration to the Corporation of all property in his or her possession or under his or her control belonging to the Corporation.
ARTICLE IV
Capital Stock
SECTION 1.   Certificates of Stock. Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by any two authorized officers of the Corporation. The Corporation seal and the signatures by the Corporation’s officers, the transfer agent or the registrar may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. Notwithstanding anything to the contrary provided in these Bylaws, the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares (except that the foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation), and by the approval and adoption of these Bylaws the Board of Directors has determined that all classes or series of the Corporation’s stock may be uncertificated, whether upon original issuance, re-issuance, or subsequent transfer.
SECTION 2.   Transfers. Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock that are represented by a certificate may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate theretofore properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Shares of stock that are not represented by a certificate may be transferred on the books of the Corporation by submitting to the Corporation or its transfer agent such evidence of transfer and following such other procedures as the Corporation or its transfer agent may require.
SECTION 3.   Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
SECTION 4.   Record Holders. Except as may otherwise be required by law, by the Certificate or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.
SECTION 5.   Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and (b) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
SECTION 6.   Replacement of Certificates. In case of the alleged loss, destruction or mutilation of a certificate of stock of the Corporation, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe.
ARTICLE V
Indemnification
SECTION 1.   Definitions. For purposes of this Article:
(a) “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, (iii) as a Non-Officer Employee of the Corporation, or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the Corporation. For purposes of this Section 1(a), a Director, Officer or Non-Officer Employee of the Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;
(b) “Director” means any person who serves or has served the Corporation as a director on the Board of Directors of the Corporation;
(c) “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;
(d) “Expenses” means all attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;
(e) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;
(f) “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;
(g) “Officer” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors of the Corporation;
(h) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and
(i) “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.
SECTION 2.   Indemnification of Directors and Officers.
(a) Subject to the operation of Section 4 of this Article V of these Bylaws, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 2.
(1) Actions, Suits and Proceedings Other than By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.
(2) Actions, Suits and Proceedings By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made under this Section 2(a)(2) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.
(3) Survival of Rights. The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.
(4) Actions by Directors or Officers. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board of Directors of the Corporation, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these Bylaws in accordance with the provisions set forth herein.
SECTION 3.   Indemnification of Non-Officer Employees. Subject to the operation of Section 4 of this Article V of these Bylaws, each Non-Officer Employee may, in the discretion of the Board of Directors of the Corporation, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate

Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board of Directors of the Corporation.
SECTION 4.   Determination. Unless ordered by a court, no indemnification shall be provided pursuant to this Article V to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.
SECTION 5.   Advancement of Expenses to Directors Prior to Final Disposition.
(a) The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the Board of Directors of the Corporation, or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these Bylaws.
(b) If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.
(c) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.
SECTION 6.   Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.
(a) The Corporation may, at the discretion of the Board of Directors of the Corporation, advance any or all Expenses incurred by or on behalf of any Officer or any Non-Officer Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.
(b) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.
SECTION 7.   Contractual Nature of Rights.
(a) The provisions of this Article V shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. Neither amendment, repeal or modification of any provision of this Article V nor the adoption of any provision of the Certificate inconsistent with this Article V shall eliminate or reduce any right conferred by this Article V in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article V shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.
(b) If a claim for indemnification hereunder by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.
(c) In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.
SECTION 8.   Non-Exclusivity of Rights. The rights to indemnification and to advancement of Expenses set forth in this Article V shall not be exclusive of any other right which any Director, Officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.
SECTION 9.   Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.
SECTION 10.   Other Indemnification. The Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article V as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “Primary Indemnitor”). Any indemnification or advancement of Expenses under this Article V owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.
ARTICLE VI
Miscellaneous Provisions
SECTION 1.   Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.
SECTION 2.   Seal. The Board of Directors shall have power to adopt and alter the seal of the Corporation.
SECTION 3.   Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by the Chairperson of the Board, if one is elected, the President or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors or the executive committee of the Board of Directors may authorize.
SECTION 4.   Voting of Securities. Unless the Board of Directors otherwise provides, the Chairperson of the Board, if one is elected, the President or the Treasurer may waive notice of and act on behalf of the Corporation (including with regard to voting and actions by written consent), or appoint another person or persons to act as proxy or attorney in fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by the Corporation.
SECTION 5.   Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.
SECTION 6.   Corporate Records. The original or attested copies of the Certificate, Bylaws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock transfer books, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, may be kept outside the State of Delaware and shall be kept at the principal office of the Corporation, at an office of its counsel, at an office of its transfer agent or at such other place or places as may be designated from time to time by the Board of Directors.
SECTION 7.   Exclusive Jurisdiction of Delaware Courts or the United States Federal District Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Certificate or Bylaws (including the interpretation, validity or enforceability thereof), or (iv) any action asserting a claim governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.
SECTION 8.   Amendment of Bylaws.
(a) Amendment by Directors. Except as provided otherwise by law, these Bylaws may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors then in office.
(b) Amendment by Stockholders. Except as otherwise provided herein, the Bylaws of the Corporation may be amended or repealed at any Annual Meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.
SECTION 9.   Notices. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.
SECTION 10.   Waivers. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in such a waiver.

Annex D
BETTER THERAPEUTICS, INC.
2021 STOCK OPTION AND INCENTIVE PLAN
SECTION 1.
GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Better Therapeutics, Inc. 2021 Stock Option and Incentive Plan (as amended from time to time, the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Better Therapeutics, Inc. (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.
The following terms shall be defined as set forth below:
“Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.
“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights.
“Award Agreement” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Agreement is subject to the terms and conditions of the Plan.
“Board” means the Board of Directors of the Company.
“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.
“Closing Date” means the date of the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of April 6, 2021, by and among Better Therapeutics OpCo, Inc. (f/k/a Better Therapeutics, Inc.), Better Therapeutics, Inc. (f/k/a Mountain Crest Acquisition Corp. II) and MCAD Merger Sub Inc.
“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.
“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on ordinary cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.
“Effective Date” means the date on which the Plan becomes effective as set forth in Section 19.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to the closing price on such date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.
“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.
“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.
“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.
“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.
“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Sale Event” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.
“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.
“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.
“Service Relationship” means any relationship as an employee, Non-Employee Director or Consultant of the Company or any Affiliate. Unless as otherwise set forth in the Award Agreement, a Service Relationship shall be deemed to continue without interruption in the event a grantee’s status changes from full-time employee to part-time employee or a grantee’s status changes from employee to Consultant or Non-Employee Director or vice versa, provided that there is no interruption or other termination of Service Relationship in connection with the grantee’s change in capacity.
“Stock” means the Common Stock, par value $0.0001 per share, of the Company, subject to adjustments pursuant to Section 3.
“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Agreement) having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.
“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.
“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.
“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.
SECTION 2.
ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a)
Administration of Plan. The Plan shall be administered by the Administrator.

(b)
Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)
to select the individuals to whom Awards may from time to time be granted;

(ii)
to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii)
to determine the number of shares of Stock to be covered by any Award;

(iv)
to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Agreements;

(v)
to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi)
subject to the provisions of Section 5(c) or 6(d), to extend at any time the period in which Stock Options or Stock Appreciation Rights, respectively, may be exercised; and

(vii)
at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.
(c)
Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to a committee consisting of one or more officers of the Company, including the Chief Executive Officer of the Company, all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not members of the delegated committee. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d)
Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event the Service Relationship terminates.

(e)
Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(f)
Non-U.S. Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Affiliates operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Affiliates shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be incorporated into and made part of this Plan); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

SECTION 3.
STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a)
Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 3,600,000 shares (the “Initial Limit”), plus on January 1, 2022 and on each January 1 thereafter, the number of shares of Stock reserved and available for issuance under the Plan shall be cumulatively increased by five percent (5%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31, or such lesser number of shares as approved by the Administrator, in all cases subject to adjustment as provided in this Section 3(c) (the “Annual Increase”). Subject to such overall limitation, the maximum aggregate number of shares of Stock that may be issued in the form of Incentive Stock Options shall not exceed the Initial Limit cumulatively increased on January 1, 2022 and on each January 1 thereafter by the lesser of the Annual Increase for such year or 3,600,000 shares of Stock, subject in all cases to adjustment as provided in Section 3(c). For purposes of this limitation, the shares of Stock underlying any awards under the Plan and the shares of Common Stock of the Company underlying any awards under the Company’s 2020 Stock Option and Grant Plan, as amended, that are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company. Awards that may be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the shares of Stock authorized for grant to a grantee in any calendar year.
(b)
Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year shall not exceed: (i) $1,000,000 in the first calendar year an individual becomes a Non-Employee Director and (ii) $750,000 in any other calendar year. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.

(c)
Changes in Stock. Subject to Section 3(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, extraordinary cash dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(d)
Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Agreement, all Options and Stock Appreciation Rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the Sale Event shall become fully vested and exercisable as of the effective time of the Sale Event, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Agreement. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and

Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Stock Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.
SECTION 4.
ELIGIBILITY

Grantees under the Plan will be such employees, Non-Employee Directors or Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to employees, Non-Employee Directors or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, unless (i) the stock underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company has determined that such Awards are exempt from or otherwise comply with Section 409A.
SECTION 5.
STOCK OPTIONS

(a)
Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.
Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.
(b)
Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the date of grant. Notwithstanding the foregoing, Stock Options may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant or (iii) if the Stock Option is otherwise compliant with Section 409A.

(c)
Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(d)
Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the date of grant. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e)
Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Award Agreement:

(i)
In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii)
Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii)
By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or

(iv)
With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Award Agreement or applicable provisions of laws (including the satisfaction of any taxes that the Company or an Affiliate is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.
(f)
Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6.
STOCK APPRECIATION RIGHTS

(a)
Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Agreement) having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b)
Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant. Notwithstanding the foregoing, Stock Appreciation Rights may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant, or (iii) if the Stock Appreciation Right is otherwise compliant with Section 409A.
(c)
Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(d)
Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

SECTION 7.
RESTRICTED STOCK AWARDS

(a)
Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives.

(b)
Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that if the lapse of restrictions with respect to the Restricted Stock Award is tied to the attainment of vesting conditions, any dividends paid by the Company shall accrue and shall not be paid to the grantee until and to the extent the vesting conditions are met with respect to the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c)
Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Agreement. Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and its Affiliates terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d)
Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

SECTION 8.
RESTRICTED STOCK UNITS

(a)
Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock (or cash, to the extent explicitly provided for in the Award Agreement) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.

(b)
Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Agreement.

(c)
Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his or her Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.

(d)
Termination. Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Affiliates for any reason.

SECTION 9.
UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.
SECTION 10.
CASH-BASED AWARDS

Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals, including continued employment (or other Service Relationship). The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

SECTION 11.
DIVIDEND EQUIVALENT RIGHTS

(a)
Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

(b)
Termination. Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Affiliates for any reason.

SECTION 12.
TRANSFERABILITY OF AWARDS

(a)
Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b)
Administrator Action. Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Agreement regarding a given Award or by subsequent written approval that the grantee (who is an employee or Non-Employee Director) may transfer his or her Non-Qualified Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award Agreement. In no event may an Award be transferred by a grantee for value.

(c)
Family Member. For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d)
Designation of Beneficiary. To the extent permitted by the Company and valid under applicable law, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the

Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate or legal heirs.
SECTION 13.
TAX WITHHOLDING

(a)
Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for tax purposes, pay to the Company or any applicable Affiliate, or make arrangements satisfactory to the Administrator regarding payment of, any U.S. and non-U.S. federal, state, or local taxes of any kind required by law to be withheld by the Company or any applicable Affiliate with respect to such income. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee or to satisfy any applicable withholding obligations by any other method of withholding that the Company and its Affiliates deem appropriate. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b)
Payment in Stock. The Administrator may cause any tax withholding obligation of the Company or any applicable Affiliate to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the grantees. The Administrator may also require any tax withholding obligation of the Company or any applicable Affiliate to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company or any applicable Affiliate in an amount that would satisfy the withholding amount due.

SECTION 14.
SECTION 409A AWARDS

Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A. The Company makes no representation that any or all of the payments or benefits described in the Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
SECTION 15.
TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.

(a)
Termination of Service Relationship. If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated his or her Service Relationship for purposes of the Plan.

(b)
For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:

(i)
a transfer to the Service Relationship of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or

(ii)
an approved leave of absence, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 16.
AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(b) or 3(c), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights, effect the repricing of such Awards through cancellation and re-grants or cancel such Awards in exchange for cash or other Awards. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(c) or 3(d).
SECTION 17.
STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.
SECTION 18.
GENERAL PROVISIONS

(a)
No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b)
Issuance of Stock. To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.
(c)
Stockholder Rights. Until Stock is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(d)
Other Incentive Arrangements; No Rights to Continued Service Relationship. Nothing contained in this Plan shall prevent the Board from adopting other or additional incentive arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any grantee any right to continued employment or other Service Relationship with the Company or any Affiliate.

(e)
Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(f)
Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

(g)
Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

SECTION 19.
EFFECTIVE DATE OF PLAN

This Plan shall become effective upon the date immediately preceding the Closing Date subject to prior stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.
SECTION 20.
GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware applied without regard to conflict of law principles.
DATE APPROVED BY BOARD OF DIRECTORS:            , 2021
DATE APPROVED BY STOCKHOLDERS:            , 2021

INCENTIVE STOCK OPTION AGREEMENT
UNDER THE BETTER THERAPEUTICS, INC.
2021 STOCK OPTION AND INCENTIVE PLAN
Name of Optionee:
No. of Option Shares:
Option Exercise Price per Share:	$ [FMV on Grant Date (110% of FMV if a 10% owner)]
Grant Date:
Expiration Date:	[up to 10 years (5 years if a 10% owner)]
Pursuant to the Better Therapeutics, Inc. 2021 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), Better Therapeutics, Inc. (the “Company”) hereby grants to the Optionee named above an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of shares of Common Stock, par value $0.0001 per share (the “Stock”), of the Company specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth herein and in the Plan.
1.
Exercisability Schedule. No portion of this Stock Option may be exercised until such portion shall have become exercisable. Except as set forth below, and subject to the discretion of the Administrator (as defined in Section 2 of the Plan) to accelerate the exercisability schedule hereunder, this Stock Option shall be exercisable with respect to the following number of Option Shares on the dates indicated so long as the Optionee continues to have a Service Relationship with the Company or a Subsidiary on such dates:

Incremental Number of Option Shares Exercisable*	Exercisability Date
( %)
( %)
( %)
( %)
( %)

*
Max. of $100,000 per yr.

Once exercisable, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan.
2.
Manner of Exercise.

(a)
The Optionee may exercise this Stock Option only in the following manner: from time to time on or prior to the Expiration Date of this Stock Option, the Optionee may give written notice to the Administrator of his or her election to purchase some or all of the Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased.

Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Administrator; or (iii) by the

Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; or (iv) a combination of (i), (ii) and (iii) above. Payment instruments will be received subject to collection.
The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full purchase price for the Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Stock Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations. In the event the Optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Optionee upon the exercise of the Stock Option shall be net of the Shares attested to.
(b)
The shares of Stock purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.

(c)
Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.

3.
Termination of Service Relationship. If the Optionee’s Service Relationship with the Company or a Subsidiary (as defined in the Plan) is terminated, the period within which to exercise the Stock Option may be subject to earlier termination as set forth below.

(a)
Termination Due to Death. If the Optionee’s Service Relationship with the Company or a Subsidiary terminates by reason of the Optionee’s death, any portion of this Stock Option outstanding on such date, to the extent exercisable on the date of death, may thereafter be exercised by the Optionee’s legal representative or legatee for a period of 12 months from the date of death or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of death shall terminate immediately and be of no further force or effect.

(b)
Termination Due to Disability. If the Optionee’s Service Relationship with the Company or a Subsidiary terminates by reason of the Optionee’s disability (as determined by the Administrator), any portion of this Stock Option outstanding on such date, to the extent exercisable on the date of such termination, may thereafter be exercised by the Optionee for a period of 12 months from the date of termination due to disability or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of termination due to disability shall terminate immediately and be of no further force or effect.

(c)
Termination for Cause. If the Optionee’s Service Relationship with the Company or a Subsidiary terminates for Cause, any portion of this Stock Option outstanding on such date shall terminate immediately and be of no further force and effect. For purposes hereof, “Cause” shall mean, unless otherwise provided in an employment or service agreement between the Company and the Optionee, a determination by the Administrator that the Optionee shall be dismissed as a result of (i) any material breach by the Optionee of any agreement between the Optionee and the Company; (ii) the conviction of, indictment for or plea of nolo contendere by the Optionee to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the Optionee of the Optionee’s duties to the Company.

(d)
Other Termination. If the Optionee’s Service Relationship with the Company or a Subsidiary terminates for any reason other than the Optionee’s death, the Optionee’s disability, or Cause, and unless otherwise determined by the Administrator, any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable on the date of termination, for a period of three months from the date of termination or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of termination shall terminate immediately and be of no further force or effect.

The Administrator’s determination of the reason for termination of the Optionee’s Service Relationship with the Company or a Subsidiary shall be conclusive and binding on the Optionee and his or her representatives or legatees.
4.
Incorporation of Plan. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

5.
Transferability. This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

6.
Status of the Stock Option. This Stock Option is intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), but the Company does not represent or warrant that this Stock Option qualifies as such. The Optionee should consult with his or her own tax advisors regarding the tax effects of this Stock Option and the requirements necessary to obtain favorable income tax treatment under Section 422 of the Code, including, but not limited to, holding period requirements and that this Stock Option must be exercised within three months after termination of employment as an employee (or 12 months in the case of death or disability) to qualify as an “incentive stock option.” To the extent any portion of this Stock Option does not so qualify as an “incentive stock option,” such portion shall be deemed to be a non-qualified stock option. If the Optionee intends to dispose or does dispose (whether by sale, gift, transfer or otherwise) of any Option Shares within the one-year period beginning on the date after the transfer of such shares to him or her, or within the two-year period beginning on the day after the grant of this Stock Option, he or she will so notify the Company within 30 days after such disposition.

7.
Tax Withholding. The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by (i) withholding from shares of Stock to be issued to the Optionee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due; or (ii) causing its transfer agent to sell from the number of shares of Stock to be issued to the Optionee, the number of shares of Stock necessary to satisfy the Federal, state and local taxes required by law to be withheld from the Optionee on account of such transfer.

8.
No Obligation to Continue Service Relationship. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Optionee in a Service Relationship with the Company or a Subsidiary and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Optionee’s Service Relationship with the Company or a Subsidiary at any time.

9.
Integration. This Agreement constitutes the entire agreement between the parties with respect to this Stock Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.

10.
Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Optionee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Optionee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Optionee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

11.
Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

Better Therapeutics, Inc.
By: Title:
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Optionee (including through an online acceptance process) is acceptable.
Dated:	Optionee’s Signature
Optionee’s name and address:

NON-QUALIFIED STOCK OPTION AGREEMENT
FOR COMPANY EMPLOYEES
UNDER THE BETTER THERAPEUTICS, INC.
2021 STOCK OPTION AND INCENTIVE PLAN
Name of Optionee:
No. of Option Shares:
Option Exercise Price per Share:	$ [FMV on Grant Date]
Grant Date:
Expiration Date:
Pursuant to the Better Therapeutics, Inc. 2021 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), Better Therapeutics, Inc. (the “Company”) hereby grants to the Optionee named above an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of shares of Common Stock, par value $0.0001 per share (the “Stock”) of the Company specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth herein and in the Plan. This Stock Option is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.
1.
Exercisability Schedule. No portion of this Stock Option may be exercised until such portion shall have become exercisable. Except as set forth below, and subject to the discretion of the Administrator (as defined in Section 2 of the Plan) to accelerate the exercisability schedule hereunder, this Stock Option shall be exercisable with respect to the following number of Option Shares on the dates indicated so long as the Optionee continues to have a Service Relationship with the Company or a Subsidiary on such dates:

Incremental Number of Option Shares Exercisable	Exercisability Date
( %)
( %)
( %)
( %)
( %)
Once exercisable, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan.
2.
Manner of Exercise.

(a)
The Optionee may exercise this Stock Option only in the following manner: from time to time on or prior to the Expiration Date of this Stock Option, the Optionee may give written notice to the Administrator of his or her election to purchase some or all of the Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased.

Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Administrator; (iii) by the

Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; (iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; or (v) a combination of (i), (ii), (iii) and (iv) above. Payment instruments will be received subject to collection.
The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full purchase price for the Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Stock Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations. In the event the Optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Optionee upon the exercise of the Stock Option shall be net of the Shares attested to.
(b)
The shares of Stock purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.

(c)
Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.

3.
Termination of Service Relationship. If the Optionee’s Service Relationship with the Company or a Subsidiary (as defined in the Plan) terminates, the period within which to exercise the Stock Option may be subject to earlier termination as set forth below.

(a)
Termination Due to Death. If the Optionee’s Service Relationship with the Company or a Subsidiary terminates by reason of the Optionee’s death, any portion of this Stock Option outstanding on such date, to the extent exercisable on the date of death, may thereafter be exercised by the Optionee’s legal representative or legatee for a period of 12 months from the date of death or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of death shall terminate immediately and be of no further force or effect.

(b)
Termination Due to Disability. If the Optionee’s Service Relationship with the Company or a Subsidiary terminates by reason of the Optionee’s disability (as determined by the Administrator), any portion of this Stock Option outstanding on such date, to the extent exercisable on the date of such termination, may thereafter be exercised by the Optionee for a period of 12 months from the date of termination due to disability or until the Expiration

Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of termination due to disability shall terminate immediately and be of no further force or effect.
(c)
Termination for Cause. If the Optionee’s Service Relationship with the Company or a Subsidiary terminates for Cause, any portion of this Stock Option outstanding on such date shall terminate immediately and be of no further force and effect. For purposes hereof, “Cause” shall mean, unless otherwise provided in an employment or other service agreement between the Company and the Optionee, a determination by the Administrator that the Optionee shall be dismissed as a result of (i) any material breach by the Optionee of any agreement between the Optionee and the Company; (ii) the conviction of, indictment for or plea of nolo contendere by the Optionee to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the Optionee of the Optionee’s duties to the Company.

(d)
Other Termination. If the Optionee’s Service Relationship with the Company or a Subsidiary terminates for any reason other than the Optionee’s death, the Optionee’s disability or Cause, and unless otherwise determined by the Administrator, any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable on the date of termination, for a period of three months from the date of termination or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of termination shall terminate immediately and be of no further force or effect.

The Administrator’s determination of the reason for termination of the Optionee’s Service Relationship with the Company or a Subsidiary shall be conclusive and binding on the Optionee and his or her representatives or legatees.
4.
Incorporation of Plan. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

5.
Transferability. This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

6.
Tax Withholding. The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by (i) withholding from shares of Stock to be issued to the Optionee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due; or (ii) causing its transfer agent to sell from the number of shares of Stock to be issued to the Optionee, the number of shares of Stock necessary to satisfy the Federal, state and local taxes required by law to be withheld from the Optionee on account of such transfer.

7.
No Obligation to Continue Service Relationship. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Optionee in a Service Relationship with the Company or a Subsidiary and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Optionee’s Service Relationship with the Company or a Subsidiary at any time.

8.
Integration. This Agreement constitutes the entire agreement between the parties with respect to this Stock Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.

9.
Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Optionee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Optionee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Optionee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

10.
Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

Better Therapeutics, Inc.
By: Title:
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Optionee (including through an online acceptance process) is acceptable.
Dated:	Optionee’s Signature
Optionee’s name and address:

NON-QUALIFIED STOCK OPTION AGREEMENT
FOR NON-EMPLOYEE DIRECTORS
UNDER THE BETTER THERAPEUTICS, INC.
2021 STOCK OPTION AND INCENTIVE PLAN
Name of Optionee:
No. of Option Shares:
Option Exercise Price per Share:	$ [FMV on Grant Date]
Grant Date:
Expiration Date:	[No more than 10 years]
Pursuant to the Better Therapeutics, Inc. 2021 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), Better Therapeutics, Inc. (the “Company”) hereby grants to the Optionee named above, who is a Non-Employee Director of the Company but is not an employee of the Company, an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of shares of Common Stock, par value $0.0001 per share (the “Stock”), of the Company specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth herein and in the Plan. This Stock Option is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.
1.
Exercisability Schedule. No portion of this Stock Option may be exercised until such portion shall have become exercisable. Except as set forth below, and subject to the discretion of the Administrator (as defined in Section 2 of the Plan) to accelerate the exercisability schedule hereunder, this Stock Option shall be exercisable with respect to the following number of Option Shares on the dates indicated so long as the Optionee remains in a continued Service Relationship on such dates:

Incremental Number of Option Shares Exercisable	Exercisability Date
( %)
( %)
( %)
( %)
( %)
Notwithstanding the foregoing, in the event of a Sale Event, 100% of the then-outstanding and unvested Option Shares shall immediately be deemed vested and exercisable on the date of such Sale Event; provided, that the Optionee remains in a continuous Service Relationship until the date of such Sale Event. Once exercisable, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan.
2.
Manner of Exercise.

(a)
The Optionee may exercise this Stock Option only in the following manner: from time to time on or prior to the Expiration Date of this Stock Option, the Optionee may give written notice to the Administrator of his or her election to purchase some or all of the Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased.

Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Administrator; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; (iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; or (v) a combination of (i), (ii), (iii) and (iv) above. Payment instruments will be received subject to collection.
The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full purchase price for the Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Stock Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations. In the event the Optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Optionee upon the exercise of the Stock Option shall be net of the Shares attested to.
(b)
The shares of Stock purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.

(c)
Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.

3.
Termination of Service Relationship. If the Optionee’s Service Relationship terminates, the period within which to exercise the Stock Option may be subject to earlier termination as set forth below.

(a)
Termination Due to Death. If the Optionee’s Service Relationship terminates by reason of the Optionee’s death, any portion of this Stock Option outstanding on such date, to the extent exercisable on the date of death, may thereafter be exercised by the Optionee’s legal representative or legatee for a period of 12 months from the date of death or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of death shall terminate immediately and be of no further force or effect.

(b)
Other Termination. If the Optionee’s Service Relationship terminates for any reason other than the Optionee’s death, any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable on the date the Optionee’s Service Relationship terminates, for a period of six months from the date the Optionee’s Service Relationship terminates or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date the Optionee’s Service Relationship terminates shall terminate immediately and be of no further force or effect.

4.
Incorporation of Plan. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

5.
Transferability. This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

6.
No Obligation to Continue Service Relationship. Neither the Plan nor this Stock Option confers upon the Optionee any rights with respect to continuance of Optionee’s Service Relationship.

7.
Integration. This Agreement constitutes the entire agreement between the parties with respect to this Stock Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.

8.
Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Optionee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Optionee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Optionee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

9.
Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

Better Therapeutics, Inc.
By: Title:
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Optionee (including through an online acceptance process) is acceptable.

Dated:	Optionee’s Signature
Optionee’s name and address:

RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR COMPANY EMPLOYEES
UNDER THE BETTER THERAPEUTICS, INC.
2021 STOCK OPTION AND INCENTIVE PLAN
Name of Grantee:
No. of Restricted Stock Units:
Grant Date:
Pursuant to the Better Therapeutics, Inc. 2021 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), Better Therapeutics, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.0001 per share (the “Stock”), of the Company.
1.
Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

2.
Vesting of Restricted Stock Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee continues to have a Service Relationship with the Company or a Subsidiary on such Vesting Dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date.

Incremental Number of Restricted Stock Units Vested	Vesting Date
( %)
( %)
( %)
( %)
The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.
3.
Termination of Service Relationship. If the Grantee’s Service Relationship with the Company or a Subsidiary terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

4.
Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.

5.
Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6.
Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by (i) withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due; or (ii) causing its transfer agent to sell from the number of shares of Stock to be issued to the Grantee, the number of shares of Stock necessary to satisfy the Federal, state and local taxes required by law to be withheld from the Grantee on account of such transfer.

7.
Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

8.
No Obligation to Continue Service Relationship. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s Service Relationship with the Company or a Subsidiary and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Grantee’s Service Relationship with the Company or a Subsidiary at any time.

9.
Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

10.
Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

11.
Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

Better Therapeutics, Inc.
By: Title:
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:	Grantee’s Signature
Grantee’s name and address:

RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR NON-EMPLOYEE DIRECTORS
UNDER THE BETTER THERAPEUTICS, INC.
2021 STOCK OPTION AND INCENTIVE PLAN
Name of Grantee:
No. of Restricted Stock Units:
Grant Date:
Pursuant to the Better Therapeutics, Inc. 2021 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), Better Therapeutics, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.0001 per share (the “Stock”), of the Company.
1.
Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

2.
Vesting of Restricted Stock Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains in a continued Service Relationship on such Vesting Dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date.

Incremental Number of Restricted Stock Units Vested	Vesting Date
( %)
( %)
( %)
( %)
Notwithstanding the foregoing, in the event of a Sale Event, 100% of the then-outstanding and unvested Restricted Stock Units shall immediately be deemed vested on the date of such Sale Event; provided, that the Grantee remains in a continued Service Relationship until the date of such Sale Event. The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.
3.
Termination of Service as a Non-Employee Director. If the Grantee’s service with the Company and its Subsidiaries as a member of the Board terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

4.
Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.

5.
Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6.
Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

7.
No Obligation to Continue Service Relationship. Neither the Plan nor this Award confers upon the Grantee any rights with respect to continuance of the Grantee’s Service Relationship.

8.
Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

9.
Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

10.
Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

Better Therapeutics, Inc.
By: Title:
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:	Grantee’s Signature
Grantee’s name and address:

Annex E
BETTER THERAPEUTICS, INC.
2021 EMPLOYEE STOCK PURCHASE PLAN
The purpose of the Better Therapeutics, Inc. 2021 Employee Stock Purchase Plan (the “Plan”) is to provide eligible employees of Better Therapeutics, Inc. (the “Company”) and each Designated Company (as defined in Section 11) with opportunities to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). 280,000 shares of Common Stock in the aggregate have been approved and reserved for this purpose, plus on January 1, 2022 and each January 1 thereafter until the Plan terminates pursuant to Section 20, the number of shares of Common Stock reserved and available for issuance under the Plan shall be cumulatively increased by the lesser of (i) 560,000 shares of Common Stock, (ii) one percent (1%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31, or (iii) such lesser number of shares of Common Stock as determined by the Administrator (as defined in Section 1).
The Plan includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). It is intended for the 423 Component to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and the 423 Component shall be interpreted in accordance with that intent. Under the Non-423 Component, which does not qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, options will be granted pursuant to rules, procedures or sub-plans adopted by the Administrator designed to comply with applicable laws or achieve tax and other objectives. Except as otherwise provided herein or by the Administrator, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
Unless otherwise defined herein, capitalized terms in this Plan shall have the meaning ascribed to them in Section 11.
1.
Administration. The Plan will be administered by the person or persons (the “Administrator”) appointed by the Company’s Board of Directors (the “Board”) for such purpose. The Administrator has authority at any time to: (i) adopt, alter and repeal such rules, guidelines and practices for the administration of the Plan and for its own acts and proceedings as it shall deem advisable; (ii) interpret the terms and provisions of the Plan; (iii) make all determinations it deems advisable for the administration of the Plan, including to accommodate the specific requirements of applicable laws, regulations and procedures in jurisdictions outside the United States; (iv) decide all disputes arising in connection with the Plan; and (v) otherwise supervise the administration of the Plan. All interpretations and decisions of the Administrator shall be binding on all persons, including the Company and the Participants. No member of the Board or individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

2.
Offerings. The Company may make one or more offerings to eligible employees to purchase Common Stock under the Plan (“Offerings”) consisting of one or more Purchase Periods. Unless otherwise determined by the Administrator, an Offering will be 24 months long and a separate Offering will (a) begin on the first trading day occurring on or after each December 1st and will end on the last trading day occurring on or before November 30th that is two years later and (b) begin on the first trading day occurring on or after each June 1st and will end on the last trading day occurring on or before May 31st that is two years later. The Administrator may, in its discretion, designate a different period for any Offering (which may be longer or shorter than 24 months), provided that no Offering shall exceed 27 months in duration. Unless the Administrator otherwise determines, each Offering will be divided into four equal six-month Purchase Periods. Further more, unless as otherwise determined by the Administrator, Participants will only be permitted to participate in one Offering at a time. Unless the Administrator, in its sole discretion, chooses otherwise prior to an Offering Date (as defined below), and to the extent an Offering has more than one Purchase Period and to the extent permitted by applicable law, if the Fair Market Value of the Common Stock on any Exercise Date in an Offering is lower than the Fair Market Value of the Common Stock on the Offering Date, then all participants in such Offering automatically will be withdrawn from such Offering immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering as of the first day thereof and the preceding Offering will terminate.
3.
Eligibility. Except as otherwise determined by the Administrator in advance of an Offering, all individuals classified as employees on the payroll records of the Company and each Designated Company are eligible to participate in any one or more of the Offerings under the Plan (provided, that the Participant is not permitted to participate in multiple Offerings at the same time, unless otherwise determined by the Administrator), provided that as of the first day of the applicable Offering (the “Offering Date”), they are customarily employed by the Company or a Designated Company for more than 20 hours a week. Notwithstanding any other provision herein, individuals who are not contemporaneously classified as employees of the Company or a Designated Company for purposes of the Company’s or applicable Designated Company’s payroll system are not considered to be eligible employees of the Company or any Designated Company and shall not be eligible to participate in the Plan. In the event any such individuals are reclassified as employees of the Company or a Designated Company for any purpose, including, without limitation, common law or statutory employees, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individuals shall, notwithstanding such reclassification, remain ineligible for participation. Notwithstanding the foregoing, the exclusive means for individuals who are not contemporaneously classified as employees of the Company or a Designated Company on the Company’s or Designated Company’s payroll system to become eligible to participate in this Plan is through an amendment or subplan to this Plan, duly executed by the Company, which specifically renders such individuals eligible to participate herein.

4.
Participation.

(a)
Participants in the Offering. An eligible employee who is not a Participant on any Offering Date may participate in such Offering by submitting an enrollment form to the Company or an agent designated by the Company (in the manner described in Section 4(b)) at least 15 business days before the Offering Date (or by such other deadline as shall be established by the Administrator for the Offering).

(b)
Enrollment. The enrollment form (which may be in an electronic format or such other method as determined by the Company in accordance with the Company’s practices) will (a) state a whole percentage to be deducted from an eligible employee’s Compensation (as defined in Section 11) per pay period, (b) authorize the purchase of Common Stock in each Offering in accordance with the terms of the Plan and (c) specify the exact name or names in which shares of Common Stock purchased for such individual are to be issued pursuant to Section 10. An employee who does not enroll in accordance with these procedures will be deemed to have waived the right to participate. Unless a Participant files a new enrollment form or withdraws from the Plan, such Participant’s deductions or contributions and purchases will continue at the same percentage of Compensation for future Offerings, provided he or she remains eligible.

(c)
Notwithstanding the foregoing, participation in the Plan will neither be permitted nor be denied contrary to the requirements of the Code.

5.
Employee Contributions. Each eligible employee may authorize payroll deductions or contributions at a minimum of 1 percent (1%) up to a maximum of 15 percent (15%) of such employee’s Compensation for each pay period or such other maximum as may be specified by the Administrator in advance of an Offering. The Company will maintain book accounts showing the amount of payroll deductions or contributions made by each Participant for each Offering. No interest will accrue or be paid on payroll deductions or contributions, except as may be required by applicable law. If payroll deductions or contributions for purposes of the Plan are prohibited or otherwise problematic under applicable law (as determined by the Administrator in its discretion), the Administrator may require Participants to contribute to the Plan by such other means as determined by the Administrator. Any reference to “payroll deductions or contributions” in this Section 5 (or in any other section of the Plan) will similarly cover contributions by other means made pursuant to this Section 5.
6.
Deduction Changes. Except as may be determined by the Administrator in advance of an Offering, a Participant may not increase or decrease his or her payroll deduction during any Purchase Period, but may increase or decrease his or her payroll deductions with respect to the next Purchase Period (subject to the limitations of Section 5) by filing a new enrollment form at least 15 business days before the next Purchase Period (or by such other deadline as shall be established by the Administrator for the Offering). A Participant may also increase or decrease his or her payroll deduction or contributions with respect to the next Offering (subject to the limitations of Section 5) by filing a new enrollment form at least 15 business days before the next Offering Date (or by such other deadline as shall be established by the Administrator for the Offering). The Administrator may, in advance of any Offering, establish rules permitting a Participant to increase, decrease or terminate his or her payroll deduction or contributions during an Offering.

7.
Withdrawal. A Participant may withdraw from participation in the Plan by delivering a written notice of withdrawal to the Company or an agent designated by the Company (in accordance with such procedures as may be established by the Administrator). The Participant’s withdrawal will be effective as of the next business day. Following a Participant’s withdrawal, the Company will promptly refund such individual’s entire account balance under the Plan to him or her (after payment for any Common Stock purchased before the effective date of withdrawal). Partial withdrawals are not permitted. Such an employee may not begin participation again during the remainder of the Offering, but may enroll in a subsequent Offering in accordance with Section 4.

8.
Grant of Options. On each Offering Date, the Company will grant to each eligible employee who is then a Participant in the Plan an option (“Option”) to purchase, on the last day of a Purchase Period (an “Exercise Date”), at the Option Price (as defined herein) for, the lowest of (a) a number of shares of Common Stock determined by dividing such Participant’s accumulated payroll deductions or contributions on such Exercise Date by the Option Price, (b) the number of shares of Common Stock determined by dividing $25,000 by the Fair Market Value of the Common Stock on the Offering Date for such Offering; or (c) such other lesser maximum number of shares as shall have been established by the Administrator in advance of the Offering; provided, however, that such Option shall be subject to the limitations set forth below. Each Participant’s Option shall be exercisable only to the extent of such Participant’s accumulated payroll deductions or contributions on the Exercise Date. The purchase price for each share purchased under each Option (the “Option Price”) will be 85 percent (85%) of the Fair Market Value (as defined in Section 11) of the Common Stock on the Offering Date or the Exercise Date, whichever is less.

Notwithstanding the foregoing, no Participant may be granted an Option hereunder if such Participant, immediately after the Option was granted, would be treated as owning stock possessing 5 percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary (as defined in Section 11). For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of a Participant, and all stock which the Participant has a contractual right to purchase shall be treated as stock owned by the Participant. In addition, no Participant may be granted an Option which permits his or her rights to purchase stock under the Plan, and any other employee stock purchase plan of the Company and its Parents and Subsidiaries, to accrue at a rate which exceeds $25,000 of the Fair Market Value of the Common Stock (determined on the option grant date or dates) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code and shall be applied taking Options into account in the order in which they were granted.
9.
Exercise of Option and Purchase of Shares. Each employee who continues to be a Participant in the Plan on an Exercise Date shall be deemed to have exercised his or her Option on such date and shall acquire from the Company such number of whole shares of Common Stock reserved for the purpose of the Plan as his or her accumulated payroll deductions or contributions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan. Unless otherwise determined by the Administrator in advance of an Offering, any amount remaining in a Participant’s account after the purchase of shares on an Exercise Date of an Offering solely by reason of the inability to purchase a fractional share will be carried forward to the next Purchase Period and, if such Exercise Date is the final Exercise Date of an Offering, will be carried forward to the next Offering; and any other balance remaining in a Participant’s account at the end of an Offering will be refunded to the Participant promptly.
If a Participant has more than one Option outstanding under the Plan, unless he or she otherwise indicates in agreements or notices delivered hereunder: (i) each agreement or notice delivered by that Participant shall be deemed to apply to all of his or her Options under the Plan, and (ii) an Option with a lower Option Price (or an earlier granted Option, if different Options have identical Option Prices) shall be exercised to the fullest possible extent before an Option with a higher Option Price (or a later granted Option if different Options have identical Option Prices) shall be exercised.
10.
Issuance of Certificates. Certificates or book-entries at the Company’s transfer agent representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker authorized by the employee to be his, her or their, nominee for such purpose.

11.
Definitions.

The term “Affiliate” means any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under the common control with the Company.
The term “Closing Date” means the date of the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of April 6, 2021, by and among Better Therapeutics OpCo, Inc. (f/k/a Better Therapeutics, Inc.), Better Therapeutics, Inc. (f/k/a Mountain Crest Acquisition Corp. II), and MCAD Merger Sub Inc.
The term “Compensation” means the amount of base pay, prior to salary reduction such as pursuant to Sections 125, 132(f) or 401(k) of the Code, but excluding overtime, commissions, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains related to Company stock options or other share-based awards, and similar items. The Administrator shall have the discretion to determine the application of this definition to Participants outside the United States.
The term “Designated Company” means any present or future Affiliate or Subsidiary that has been designated by the Administrator to participate in the Plan. The Administrator may so designate any Subsidiary or Affiliate, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the stockholders, and may further designate such companies or Participants as participating in the 423 Component or the Non-423 Component. The Administrator may also determine which affiliates or eligible employees may be excluded from participation in the Plan, to the extent consistent with Section 423 of the Code or as implemented under the Non-423 Component, and determine which Designated Company or Companies will participate in separate Offerings (to the extent that the Company makes separate Offerings). For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies; provided, however, that at any given time, a Subsidiary that is a Designated Company under the 423 Component will not be a Designated Company under the Non-423 Component. The current list of Designated Companies is attached hereto as Appendix A.
The term “Effective Date” means the date on which the Plan becomes effective as set forth in Section 26.
The term “Fair Market Value of the Common Stock” on any given date means the fair market value of the Common Stock determined in good faith by the Administrator; provided, however, that if the Common Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock

Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to the closing price on such date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.
The term “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering then in progress.
The term “Parent” means a “parent corporation” with respect to the Company, as defined in Section 424(e) of the Code.
The term “Participant” means an individual who is eligible as determined in Section 3 and who has complied with the provisions of Section 4.
The term “Purchase Period” means a period of time within an Offering, as may be specified by the Administrator in accordance with Section 2, generally beginning on the Offering Date or the next day following an Exercise Date within an Offering, and ending on an Exercise Date. An Offering may consist of one or more Purchase Periods.
The term “Sale Event” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Common Stock to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.
The term “Subsidiary” means a “subsidiary corporation” with respect to the Company, as defined in Section 424(f) of the Code.
12.
Rights on Termination or Transfer of Employment. If a Participant’s employment terminates for any reason before the Exercise Date for any Offering, no payroll deduction or contributions will be taken from any pay due and owing to the Participant and the balance in the Participant’s account will be paid to such Participant or, in the case of such Participant’s death, if permitted by the Administrator and valid under applicable law, to his or her designated beneficiary or to the legal representative of his or her estate as if such Participant had withdrawn from the Plan under Section 7. An employee will be deemed to have terminated employment, for this purpose, if the corporation that employs him or her, having been a Designated Company, ceases to be a Subsidiary or Affiliate, or if the employee is transferred to any corporation other than the Company or a Designated Company. Unless otherwise determined by the Administrator, a Participant whose employment transfers between, or whose employment terminates with an immediate rehire (with no break in service) by, Designated Companies or a Designated Company and the Company will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; provided, however, that if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Option will be qualified under the 423 Component only to the extent that such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Participant’s Option will remain non-qualified under the Non-423 Component. Further, an employee will not be deemed to have terminated employment for purposes of this Section 12, if the employee is on an approved leave of absence where the employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise provides in writing.

13.
Special Rules and Sub-Plans. Notwithstanding anything herein to the contrary, the Administrator may adopt special rules or sub-plans applicable to the employees of a particular Designated Company, whenever the Administrator determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where such Designated Company has employees, regarding, without limitation, eligibility to participate in the Plan, handling and making of payroll deductions or contributions by other means, establishment of bank or trust accounts to hold payroll deductions or contributions, payment of interest, conversion of local currency, obligation to pay payroll tax, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements; provided that if such special rules or sub-plans are inconsistent with the requirements of Section 423(b) of the Code the employees subject to such special rules or sub-plans will participate in the Non-423 Component.

14.
Optionees Not Stockholders. Neither the granting of an Option to a Participant nor the deductions or contributions from his or her pay shall result in such Participant becoming a holder of the shares of Common Stock covered by an Option under the Plan until such shares have been purchased by and issued to him or her.

15.
Rights Not Transferable. Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant.

16.
Application of Funds. All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose, unless otherwise required under applicable law.

17.
Adjustment in Case of Changes Affecting Common Stock. In the event of a subdivision of outstanding shares of Common Stock, the payment of a dividend in Common Stock or any other change affecting the Common Stock, the number of shares approved for the Plan and the share limitation set forth in Section 8 shall be equitably or proportionately adjusted to give proper effect to such event. In the case of and subject to the consummation of a Sale Event, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan or to facilitate such transactions or events:

(a)
to provide for either (i) termination of any outstanding Option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such Option had such Option been currently exercisable or (ii) the replacement of such outstanding Option with other options or property selected by the Administrator in its sole discretion;

(b)
to provide that the outstanding Options under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(c)
to make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Options under the Plan and/or in the terms and conditions of outstanding Options and Options that may be granted in the future;

(d)
to provide that the Offering and any applicable Purchase Period with respect to which an Option relates will be shortened by setting a New Exercise Date on which such Offering and applicable Purchase Period will end. The New Exercise Date will occur before the date of the Sale Event. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 7 hereof; and

(e)
to provide that all outstanding Options shall terminate without being exercised and all amounts in the accounts of Participants shall be promptly refunded.

18.
Amendment of the Plan. The Board may at any time and from time to time amend the Plan in any respect, except that without the approval within 12 months of such Board action by the stockholders, no amendment shall be made increasing the number of shares approved for the 423 Component of the Plan or making any other change that would require stockholder approval in order for the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code.

19.
Insufficient Shares. If the total number of shares of Common Stock that would otherwise be purchased on any Exercise Date plus the number of shares purchased under previous Offerings under the Plan exceeds the maximum number of shares issuable under the Plan, the shares then available shall be apportioned among Participants in proportion to the amount of payroll deductions or contributions accumulated on behalf of each Participant that would otherwise be used to purchase Common Stock on such Exercise Date.

20.
Termination of the Plan. The Plan may be terminated at any time by the Board. Upon termination of the Plan, all amounts in the accounts of Participants shall be promptly refunded. Unless terminated earlier, the Plan shall automatically terminate on the ten year anniversary of the Effective Date.

21.
Compliance with Law. The Company’s obligation to sell and deliver Common Stock under the Plan is subject to applicable laws and the completion of any registration or qualification of the Common Stock under any U.S. or non-U.S. local, state or federal securities or exchange control law, or under rulings or regulations of the SEC or of any other governmental regulatory body, and to obtaining any approval or other clearance from any U.S. and non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Company is under no obligation to register or qualify the Common Stock with the SEC or any other U.S. or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of such stock.

22.
Governing Law. This Plan and all Options and actions taken thereunder shall be governed by, and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware applied without regard to conflict of law principles.

23.
Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

24.
Tax Withholding. Participation in the Plan is subject to any applicable U.S. and non-U.S. federal, state or local tax withholding requirements on income the Participant realizes in connection with the Plan. Each Participant agrees, by entering the Plan, that the Company or any Subsidiary or Affiliate may withhold from a Participant’s wages, salary or other compensation at any time the amount necessary for the Company or any Subsidiary or Affiliate to meet applicable withholding obligations, including any withholding required to make available to the Company or any Subsidiary or Affiliate any tax deductions or benefits attributable to the sale or disposition of Common Stock by such Participant. In addition, the Company or any Subsidiary or Affiliate may withhold from the proceeds of the sale of Common Stock or use any other method of withholding that the Company or any Subsidiary or Affiliate deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f) with respect to the 423 Component. The Company will not be required to issue any Common Stock under the Plan until such obligations are satisfied.

25.
Notification Upon Sale of Shares under the 423 Component. Each Participant agrees, by entering the 423 Component of the Plan, to give the Company prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased or within one year after the date such shares were purchased.

26.
Effective Date and Approval of Shareholders. The Plan shall take effect on the date immediately preceding the Closing Date, subject to approval by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present or by written consent of the stockholders within 12 months before or after the date the Plan is adopted by the Board.

DATE APPROVED BY BOARD OF DIRECTORS:            , 2021
DATE APPROVED BY STOCKHOLDERS:            , 2021

APPENDIX A
Designated Companies
Better Therapeutics OpCo, Inc.